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INDEX TO FINANCIAL STATEMENTS
TALMER BANCORP, INC. TABLE OF CONTENTS
FIRST PLACE BANK TABLE OF CONTENTS

As filed with the Securities and Exchange Commission on January 31, 2014

Registration No. 333-193300

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 3 to

Form S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

TALMER BANCORP, INC.
(Exact name of registrant as specified in its charter)

Michigan (State or other jurisdiction of incorporation or organization)	6021 (Primary Standard Industrial Classification Code Number)	61-1511150 (I.R.S. Employer Identification Number)

2301 West Big Beaver Rd., Suite 525
Troy, Michigan 48084
Telephone: (248) 498-2802
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

David T. Provost, Chief Executive Officer and President
Talmer Bancorp, Inc.
2301 West Big Beaver Rd., Suite 525
Troy, Michigan 48084
Telephone: (248) 498-2802
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
J. Brennan Ryan Allie L. Nagy Nelson Mullins Riley & Scarborough LLP Atlantic Station 201 17th Street NW, Suite 1700 Atlanta, Georgia 30363 Telephone: (404) 322-6218 Facsimile: (404) 322-6050	Daniel C. McKay, II Jennifer Durham King Vedder Price P.C. 222 North LaSalle Street Chicago, Illinois 60601 Telephone: (312) 609-7500 Facsimile: (312) 609-5005

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this registration statement.

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box.    ☐

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

         If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

         Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller Reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Proposed maximum aggregate offering price(1)(2)	Amount of registration fee(3)

Class A Common Stock, par value $1.00 per share	$241,500,000	$31,106

(1)
Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(o) under the Securities Act of 1933. This amount represents the proposed maximum aggregate offering price of the securities registered hereunder to be sold by the Registrant and the selling shareholders specified herein.

(2)
Includes the aggregate offering price of additional shares of Class A Common Stock which may be sold pursuant to the underwriters' option to purchase additional shares.

(3)
Of this amount, $29,624 has been previously paid.

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may change. This preliminary prospectus is included in a registration statement that we filed with the Securities and Exchange Commission. These securities may not be sold until that registration statement becomes effective. This preliminary prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, dated January 31, 2014

PROSPECTUS

15,555,555 Shares of Class A Common Stock

        This is the initial public offering of our Class A Common Stock. We are offering 3,703,703 shares of our Class A Common Stock. The selling shareholders identified in this prospectus are offering an additional 11,851,852 shares of Class A Common Stock. We will not receive any proceeds from the sale of the shares by the selling shareholders.

        Prior to this offering, there has been no established public market for our Class A Common Stock. It is currently estimated that the public offering price per share of our Class A Common Stock will be between $12.50 and $14.50 per share. We have applied to list our Class A Common Stock on The NASDAQ Capital Market under the symbol "TLMR."

        We are an "emerging growth company" as defined in the Jumpstart Our Business Startups Act of 2012 and, as a result, have elected to take advantage of certain reduced public company reporting and disclosure requirements in this prospectus and we may take advantage of these reduced reporting and disclosure requirements in future filings.

        See "Risk Factors" beginning on page 21 to read about factors you should consider before buying our Class A Common Stock.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

        Shares of our Class A Common Stock are not savings accounts or deposits and are not insured by the Federal Deposit Insurance Corporation or any other government agency.

	Per Share	Total

Initial public offering price	$	$

Underwriting discounts(1)	$	$

Proceeds to us, before expenses	$	$

Proceeds to the selling shareholders, before expenses	$	$

(1)
We have agreed to reimburse the underwriters for certain expenses in connection with the offering. See "Underwriting."

        To the extent that the underwriters sell more than 15,555,555 shares of Class A Common Stock, for a period of 30 days from the date of this prospectus, the underwriters have the option to purchase up to an additional 2,333,333 shares from the selling shareholders at the initial public offering price less the underwriting discount. We will not receive any proceeds from the exercise of the underwriters' over-allotment option.

        The underwriters expect to deliver the shares against payment in New York, New York on or about                         , 2014, subject to customary closing conditions.

Keefe, Bruyette & Woods	J.P.Morgan
A Stifel Company

Raymond James	RBC Capital Markets	Sterne Agee
Sandler O'Neill + Partners, L.P.

The date of this prospectus is                    , 2014

## Talmer Branch Map

Talmer Branches (94)
WI
MI
SD
IA
NY
Madison
Milwaukee
Grand Rapids
Flint
Lansing
Rockford
Ann Arbor
Detroit
Erie
Chicago
Toledo
South Bend
Cleveland
Fort Wayne
Akron
PA
Peoria
NE
Pittsburgh
Champaign
Columbus
IL
IN
MD
MO
WV

NV
Las Vegas
AZ
CA

OK
NM
AZ
Albuquerque
TX

ABOUT THIS PROSPECTUS

        You should rely only on the information contained in this prospectus. We, the selling shareholders and the underwriters have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We and the selling shareholders are offering to sell, and seeking offers to buy, shares of Class A Common Stock only in jurisdictions where such offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of our Class A Common Stock. Our business, financial condition, results of operations and prospects may have changed since that date.

        No action is being taken in any jurisdiction outside the United States to permit a public offering of our Class A Common Stock or possession or distribution of this prospectus in that jurisdiction. Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about, and to observe, any restrictions as to the offering and the distribution of this prospectus applicable to those jurisdictions.

        Unless otherwise expressly stated or the context otherwise requires, all information in this prospectus assumes that the underwriters will not exercise their option to purchase additional shares of Class A Common Stock to cover over-allotments, if any.

INDUSTRY AND MARKET DATA

        The market data and other statistical information used throughout this prospectus are based on independent industry sources and publications. Some data is also based on our good faith estimates, which are derived from our review of internal surveys, as well as independent industry publications, government publications, reports by market research firms or other published independent sources. None of the independent industry publications referred to in this prospectus were prepared on our or our affiliates' behalf or at our expense, and we have not independently verified the data or information obtained from these sources. Forward-looking information obtained from these sources is subject to the same qualifications and the additional uncertainties regarding other forward-looking statements in this prospectus.

PROSPECTUS SUMMARY

        This summary provides an overview of selected information contained elsewhere in this prospectus. This is only a summary and does not contain all of the information that you should consider before investing in our Class A Common Stock. You should read this entire prospectus, including the "Risk Factors" section beginning on page 21 and our financial statements and related notes appearing elsewhere in this prospectus, before deciding to invest in our Class A Common Stock.

        In this prospectus, unless the context suggests otherwise, references to "Talmer Bancorp, Inc.," "the Company," "we," "us," and "our" mean the combined business of Talmer Bancorp, Inc. and its subsidiary banks, Talmer Bank and Trust ("Talmer Bank"), First Place Bank and Talmer West Bank. However, if the discussion relates to a period before our acquisition of First Place Bank on January 1, 2013, the terms refer to Talmer Bancorp, Inc. and Talmer Bank, and if the discussion relates to a period before our acquisition of Talmer West Bank on January 1, 2014, the terms refer to Talmer Bancorp, Inc., Talmer Bank and First Place Bank.

        References to our "Class A Common Stock" and "common stock" refer to our Class A voting common stock, par value $1.00 per share. References to our "Class B Common Stock" refer to our Class B non-voting common stock.

 Company Overview

        We are a bank holding company headquartered in Troy, Michigan with the goal of creating a leading regional banking franchise in the Midwestern United States through organic growth and acquisitions of other banks. Between April 30, 2010 and December 31, 2013, we successfully completed five bank acquisitions totaling $5.0 billion in assets and $4.9 billion in liabilities. In addition, on January 1, 2014, we acquired Michigan Commerce Bank, which consists of four former bank subsidiaries of Financial Commerce Corporation that had, in the aggregate, total assets of $947.4 million and total liabilities of $897.1 million at September 30, 2013. In connection with the acquisition, Michigan Commerce Bank changed its name to Talmer West Bank. We now own three subsidiary banks, Talmer Bank and Trust, a Michigan state-chartered bank, First Place Bank, a federal savings association, and Talmer West Bank, a Michigan state-chartered bank. These banks principally operate through 94 branches in Michigan, Ohio, Indiana, Wisconsin, Illinois, Nevada and New Mexico and 13 lending offices located primarily in the Midwest.

        As of September 30, 2013, our total assets were approximately $4.7 billion, our total loans were approximately $2.9 billion, our total deposits were approximately $3.7 billion and our total shareholders' equity was approximately $606.8 million. We had net income of $21.7 million for the year ended December 31, 2012 and $86.0 million for the nine months ended September 30, 2013. Net income for the nine months ended September 30, 2013 included a one-time bargain purchase gain of $71.7 million resulting from our acquisition of First Place Bank. There were no bargain purchase gains included in net income for the year ended December 31, 2012.

        We have a management team of seasoned bankers with extensive experience operating, acquiring and integrating financial institutions in our current and target markets. Our senior leadership team includes:

  •
  David Provost, our President and Chief Executive Officer, brings 37 years of banking experience and is the former Chairman and Chief Executive Officer of The PrivateBank—Michigan, which at that time was a subsidiary of Chicago-based PrivateBancorp, Inc.

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  Dennis Klaeser, our Chief Financial Officer, has over 25 years of financial management and investment banking experience and has managed more than 40 merger and acquisition and capital transactions for financial institutions primarily located in the Midwest.

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  Gary Torgow, our Chairman, has over 25 years of banking and real estate experience and is the founder and former Chairman of Sterling Group, a Michigan-based real estate development, investment and management company that has acquired, developed and operated a number of landmark properties and businesses in Southeast Michigan.

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  Gary Collins, our Vice Chairman and the Chief Executive Officer of Talmer West Bank, has over 30 years of banking experience in the Chicago and Midwest markets where he most recently served as Chairman and Co-Chief Executive Officer of Lake Shore Wisconsin Corporation.

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  Thomas Shafer, our Vice Chairman and the Chief Executive Officer and President of First Place Bank, has 31 years of banking experience, most recently with Citizens Republic Bancorp, where he held a number of executive positions, including Executive Vice President of Specialty Banking, which included all large credit exposures.

        We have grown significantly since April 2010. On April 30, 2010, we closed on a private placement of our common stock that raised $200.0 million from new investors at an offering price of $6.00 per share. Also on April 30, 2010, Talmer Bank assumed approximately $1.2 billion of deposits and acquired approximately $941.3 million of the assets of the failed CF Bancorp, Port Huron, Michigan, from the FDIC, as receiver. Since then, Talmer Bank has acquired three additional failed depository institutions from the FDIC, as receiver, assuming approximately $1.2 billion in aggregate deposits and acquiring approximately $1.5 billion in aggregate assets.

        In February and December 2012, we raised an additional $174.0 million from our investors in private placements of our common stock at an offering price of $8.00 per share. On January 1, 2013, we acquired all of the outstanding common stock of First Place Bank, Warren, Ohio, a federal savings association, from First Place Financial Corp., through a sale implemented under Section 363 of Chapter 11 of the U.S. Bankruptcy Code. We acquired approximately $2.1 billion in deposits and $2.6 billion in assets in our acquisition of First Place Bank after acquisition discounts. At the time of our acquisition of First Place Bank on January 1, 2013, First Place Bank was subject to a Cease and Desist Order with its regulators, which remains in effect. For a further discussion of the Cease and Desist Order, see "First Place Bank Cease and Desist Order with the OCC" in "Supervision and Regulation."

        As a result of our capital raising efforts and our acquisitions, we have transformed from a small community bank in Troy, Michigan to a much larger commercial bank. As of September 30, 2013, we had $2.9 billion in total loans. Of this amount, $1.9 billion, or 65.5%, consist of loans we acquired (all of which were adjusted to their estimated fair values at the time of acquisition), and $992.8 million, or 34.5%, consist of loans we originated. As of September 30, 2013, of our $2.9 billion of total loans, $558.5 million, or 19.4%, are covered by loss share agreements with the FDIC. Under the loss share agreements, the FDIC will generally reimburse us for up to 80% of our losses on covered assets, provided we comply with specific terms and conditions regarding the management of assets covered under the agreements. In addition, the loss share agreements have limited terms (ten years for losses on single family residential real estate loans, five years for losses on non-residential real estate loans and eight years with respect to recoveries on non-residential real estate loans).

        As discussed below under "Recent Developments," on January 1, 2014, we acquired Michigan Commerce Bank, now Talmer West Bank, and certain other subsidiary banks owned by Financial Commerce Corporation that had, in the aggregate, total assets of $947.4 million and total deposits of $887.4 million at September 30, 2013. For the nine months ended September 30, 2013, the consolidated net income of the acquired subsidiaries was approximately $12.4 million, although approximately $12.2 million of revenue in this period resulted from a one-time release of the allowance for loan losses by Michigan Commerce Bank in the second quarter of 2013. At the time of our acquisition of Michigan Commerce Bank, Michigan Commerce Bank was subject to a Consent Order with its regulators, which remains in effect. In connection with the acquisition, Michigan Commerce Bank changed its name to

Talmer West Bank. For a further discussion of the Consent Order, see "Talmer West Bank Consent Order with the FDIC and Michigan Department of Insurance and Financial Services" in "Supervision and Regulation." The acquisition expanded our geographic footprint into additional targeted Midwest markets, including Ann Arbor, Michigan, Western Michigan and Northern Indiana. Until the business combination accounting is substantially complete with respect to our acquisition of Talmer West Bank, which we anticipate will be in the first quarter of 2014, we will not know whether we will record a bargain purchase gain related to the acquisition. The acquisition of Talmer West Bank, exclusive of any potential bargain purchase gain resulting from the determination of the fair value of the assets and liabilities acquired, is not expected to significantly impact our financial results in 2014. Exclusive of any potential bargain purchase gain, during 2014, we expect Talmer West Bank's net income to be modest or slightly negative as its expected revenue, if any, will be offset by ongoing operating and integration-related expenses.

        We are now a full service community bank offering a full suite of commercial and retail banking, mortgage banking, wealth management and trust services to small and medium-sized businesses and individuals primarily within our Midwest markets in Southeastern Michigan, Western Michigan and in smaller communities in Northeastern Michigan, as well as Northeastern and Eastern Ohio, Northern Indiana, South Central and Southeastern Wisconsin and Chicago, Illinois. Our product line includes loans to small and medium-sized businesses, commercial real estate loans, farmland and agricultural production loans, residential mortgage loans, home equity loans, residential and commercial construction and development loans, capital markets loan products, consumer loans and a variety of commercial and consumer demand, savings and time deposit products. We also offer online banking and bill payment services, online cash management, safe deposit box rentals, debit card and ATM card services and the availability of a network of ATMs for our customers.

Investments by WL Ross Funds

        WLR Recovery Fund IV L.P. and WLR IV Parallel ESC L.P. (the "WL Ross Funds") currently own approximately 24.1% of our outstanding common stock, assuming the exercise of all immediately exercisable warrants held by them, and were the largest investors in our 2010 and 2012 private placements, purchasing in the aggregate, 14,039,087 shares of our common stock and warrants to purchase 2,529,416 shares of our common stock for cash consideration of $95.4 million. The WL Ross Funds contributed approximately 25.5%, 21.4% and 26.1% of the total capital raised by investors in our April 2010, February 2012 and December 2012 private placements, respectively.

        Under the Stock Subscription Agreement entered into between the Company and the WL Ross Funds in connection with our 2010 private placement, the WL Ross Funds currently have the right to nominate one representative for election to the Company's and Talmer Bank's Boards of Directors and to have such director serve on up to two committees of the Company's and Talmer Bank's Boards of Directors, subject to the WL Ross Funds maintaining certain minimum stock ownership thresholds. See "Certain Relationships and Related Party Transactions." Mr. Wilbur L. Ross, Jr. currently serves as the WL Ross Funds' representative on the Company's and Talmer Bank's Boards of Directors. See "Management—Board of Directors—Wilbur Ross, Jr." for Mr. Ross' biography. In addition, the WL Ross Funds have the right to appoint one non-voting observer to attend all meetings of the Company's and Talmer Bank's Boards of Directors, subject to the WL Ross Funds maintaining certain minimum stock ownership thresholds. The WL Ross Funds were also granted "venture capital operating company" rights, including consultation rights, inspection and access rights, and rights to receive materials for all meetings of our Board of Directors, and the right to audited and unaudited financial statements, annual budget and other financial and operations information, including advance notification of and consultation with respect to significant corporate actions, for so long as the WL Ross Funds maintain an investment in our common stock, subject to their agreement to maintain the confidentiality of any non-public information provided to them and to comply with applicable securities laws.

        The WL Ross Funds will be selling shareholders in this offering, and immediately following the completion of this offering, are expected to own, in the aggregate, approximately 17.9% of our outstanding common stock, or 16.8% if the underwriters' over-allotment option is exercised in full, assuming the exercise of all immediately exercisable warrants held by them.

Private Placements and Acquisitions

        CF Bancorp.    In the fall of 2009, we determined to embark on a capital raising process that would enable us to implement a new business plan to build a bank that aggregated multiple failed bank asset and liability pools to pursue significant income potential from the FDIC loss sharing and bid dynamics. On April 30, 2010, we closed on a private placement of our common stock that raised $200.0 million from new investors at an offering price of $6.00 per share, plus, with respect to certain investors, the issuance of warrants to purchase our common stock. Also on April 30, 2010, we assumed approximately $1.2 billion of deposits and acquired approximately $941.3 million of the assets of the failed CF Bancorp, Port Huron, Michigan, including $825.4 million in loans and $10.3 million of other real estate, before acquisition discounts of $340.4 million and $5.0 million, respectively, from the FDIC, as receiver. We submitted a negative bid to the FDIC to purchase the assets and assume the liabilities of CF Bancorp at a discount of $137.0 million. The amount of the negative bid, combined with necessary adjustments to balance the assets acquired and liabilities assumed, was paid to Talmer Bank by the FDIC in exchange for Talmer Bank assuming CF Bancorp's deposits and other liabilities. As consideration for our acquisition of the assets of CF Bancorp, we also issued warrants to purchase 390,000 shares of our Class B Common Stock to the FDIC. The warrants are exercisable for ten years following the date of issuance and have an exercise price of $6.00 per share.

        In connection with the acquisition, we entered into two loss share agreements (one related to commercial assets and one related to single family residential mortgage loans) with the FDIC on approximately $835.7 million of CF Bancorp's assets, including 100% of the acquired loans and other real estate owned. The loss share agreements contain specific terms and conditions regarding the management of covered assets that we must follow in order to receive reimbursements from the FDIC. For instance, in general, we must manage and administer covered assets and collect and effect charge-offs and recoveries in a manner consistent with our usual and prudent business and banking practices and seek to maximize recoveries and collections. In addition, the loss share agreements have limited terms (ten years for losses on single family residential real estate loans, five years for losses on non-residential real estate loans and eight years with respect to recoveries on non-residential real estate loans) and generally provide for reimbursement to us of 80% of losses we incur on the covered assets. For a further discussion of the loss share agreements, see "Loss Share Resolution" in "Business." With the acquisition of CF Bancorp, we acquired 22 branch locations located in Eastern Michigan. The acquisition of CF Bancorp resulted in a bargain purchase gain of $52.7 million in the year ended December 31, 2010.

        First Banking Center.    On November 19, 2010, we assumed approximately $474.6 million of deposits and acquired approximately $684.3 million of the assets of the failed First Banking Center, Burlington, Wisconsin, including $475.7 million in loans and $18.3 million of other real estate, before acquisition discounts of $108.7 million and $5.5 million, respectively, from the FDIC, as receiver. We submitted a negative bid to the FDIC to purchase the assets and assume the liabilities of First Banking Center at a discount of $46.3 million. The amount of the negative bid, combined with necessary adjustments to balance the assets acquired and liabilities assumed, was paid to Talmer Bank by the FDIC in exchange for Talmer Bank assuming First Banking Center's deposits and other liabilities. In connection with the acquisition, we entered into two loss share agreements with the FDIC on approximately $486.8 million of First Banking Center's assets, including 100% of the acquired loans (other than consumer loans) and other real estate owned, similar to the loss share agreements described above for CF Bancorp. With the acquisition of First Banking Center, we acquired 17 branch locations located in the southern portion of Wisconsin. The acquisition of First Banking Center resulted in a bargain purchase gain of $1.1 million recorded in the year ended December 31, 2010.

        Peoples State Bank.    On February 11, 2011, we assumed approximately $385.5 million of deposits and acquired approximately $390.4 million of the assets of the failed Peoples State Bank, Hamtramck, Michigan, including $321.2 million in loans and $8.8 million of other real estate, before acquisition discounts of $113.0 million and $3.1 million, respectively, from the FDIC, as receiver. We submitted a negative bid to the FDIC to purchase the assets and assume the liabilities of Peoples State Bank at a discount of $45.5 million. The amount of the negative bid, combined with necessary adjustments to balance the assets acquired and liabilities assumed, was paid to Talmer Bank by the FDIC in exchange for Talmer Bank assuming Peoples State Bank's deposits and other liabilities. In connection with the acquisition, we entered into two loss share agreements with the FDIC on approximately $325.2 million of Peoples State Bank's assets, including 100% of the acquired loans (other than consumer loans) and other real estate owned, similar to the loss share agreements described above for CF Bancorp. With the acquisition of Peoples State Bank, we acquired 10 branch locations located in Southeast Michigan. The acquisition of Peoples State Bank resulted in a bargain purchase gain of $12.7 million recorded in the year ended December 31, 2011.

        Community Central Bank.    On April 29, 2011, we assumed approximately $302.3 million of deposits and acquired approximately $402.1 million of the assets of the failed Community Central Bank, Mount Clemens, Michigan, including $329.8 million in loans and $18.8 million of other real estate, before acquisition discounts of $133.4 million and $7.6 million, respectively, from the FDIC, as receiver. We submitted a negative bid to the FDIC to purchase the assets and assume the liabilities of Community Central Bank at a discount of $62.8 million. The amount of the negative bid, combined with necessary adjustments to balance the assets acquired and liabilities assumed, was paid to Talmer Bank by the FDIC in exchange for Talmer Bank assuming Community Central Bank's deposits and other liabilities. In connection with the acquisition, we entered into two loss share agreements with the FDIC on approximately $341.7 million of Community Central Bank's assets, including 100% of the acquired loans (other than consumer loans) and other real estate owned, similar to the loss share agreements described above for CF Bancorp. With the acquisition of Community Central Bank, we acquired four branch locations located in Southeast Michigan. The acquisition of Community Central Bank resulted in a bargain purchase gain of $24.9 million recorded in the year ended December 31, 2011.

        Lake Shore Wisconsin Corporation.    On December 15, 2011, we closed on the acquisition of Lake Shore Wisconsin Corporation, which divested its subsidiary, Hiawatha National Bank, to its shareholders prior to closing. Lake Shore Wisconsin Corporation's remaining assets consisted of approximately $32.4 million in cash and cash equivalents, which we acquired in the transaction. We issued 4.2 million shares of our common stock at $6.24 per share in the transaction.

        First Place Bank.    On February 21, 2012, we closed on a private placement of our common stock consisting of an initial drawdown by us of approximately $21.0 million and commitments from investors for up to approximately $153.0 million of event driven capital at $8.00 per share, plus, with respect to certain investors, the issuance of warrants to purchase our common stock, to support our growth strategies. On December 27, 2012, we closed on the remaining $153.0 million of capital commitments from our investors, which was used to fund the acquisition of First Place Bank. On January 1, 2013, we purchased substantially all of the assets of First Place Financial Corp., including all of the issued and outstanding shares of common stock of First Place Bank, in a transaction facilitated under Section 363 of the U.S. Bankruptcy Code, for cash consideration of $45.0 million. Under the asset purchase agreement, we assumed $60.0 million in subordinated notes issued to First Place Capital Trust, First Place Capital Trust II and First Place Capital Trust III, of which $45.0 million was immediately retired. Following the acquisition, we contributed $179.0 million of additional capital to First Place Bank in order to recapitalize the bank, with commitments from us to contribute additional capital if needed. We acquired approximately $2.1 billion in deposits and $2.6 billion in assets, which included $1.5 billion in loans and $18.4 million of other real estate, after acquisition discounts of $124.7 million and $3.7 million, respectively. With the acquisition of First Place Bank, we acquired 43 branch locations and 18 lending offices located primarily in the Midwest, and one wholesale residential mortgage lending office located in Florida. The acquisition of First Place Bank resulted in a bargain purchase gain of $71.7 million recorded in the quarter ended March 31, 2013.

        Prior to our acquisition of First Place Bank and in the years preceding First Place Financial Corp.'s voluntary bankruptcy petition under Chapter 11 of the U.S. Bankruptcy Code filed on October 29, 2012, First Place Financial Corp. experienced a number of problems, particularly with respect to its internal controls and financial reporting. In December 2010, First Place Financial Corp. determined that its previously issued audited financial statements for the fiscal year ended 2010, and its report on internal controls as of the year ended 2010, could not be relied upon. In 2011, First Place Financial Corp. further determined that its audited financial statements for the fiscal years ended 2008 and 2009, and its reports on internal controls as of the years ended 2008 and 2009, also could not be relied upon. In addition, First Place Financial Corp. failed to file any annual or quarterly financial reports as required with the SEC since failing to file its Quarterly Report on Form 10-Q for the period ended September 30, 2010.

        On July 13, 2011, First Place Bank consented to a Cease and Desist Order (the "Cease and Desist Order"), which replaced the separate supervisory agreement entered into with the Office of Thrift Supervision on March 1, 2011. The Cease and Desist Order remains in effect following our acquisition of First Place Bank on January 1, 2013. Under the terms of the Cease and Desist Order, First Place Bank is required to take certain actions, including, among other things: implementing a capital and business plan; achieving and maintaining specified capital ratios; strengthening weaknesses in management; reducing problem assets; strengthening the bank's credit administration policies, practices and procedures; revising the allowance for loan and lease losses policy; implementing a loan modification policy; revising the bank's internal asset review and classification program; revising the bank's policies governing interest rate risk management, liquidity and funds management; and adopting a contingency funding plan.

        The Cease and Desist Order also prohibits First Place Bank, without prior regulatory approval, from:

  •
  paying dividends or making other capital contributions;

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  increasing total assets during any quarter in excess of an amount equal to net interest credited on deposit liabilities during the prior quarter;

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  accepting, renewing or rolling over any brokered deposits;

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  retaining new directors or senior executive officers;

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  making certain termination payments to departing employees;

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  entering into, extending or amending any contractual arrangements relating to compensation or benefits of any senior executive officer or director; and

  •
  entering into any significant contract or arrangement with a third party service provider.

In addition, as a result of the Cease and Desist Order, First Place Bank and the Company are currently prohibited from making golden parachute payments, unless such payments comply with FDIC regulations.

        Effective July 21, 2011, the regulatory functions and rulemaking authority of the Office of Thrift Supervision with regard to federally chartered savings associations, including First Place Bank, were transferred to the Office of the Comptroller of the Currency (the "OCC"). Accordingly, the OCC became the primary regulator of First Place Bank and is vested with the authority to enforce the Cease and Desist Order. The Cease and Desist Order will remain in effect until terminated, modified or suspended in writing by the OCC. For a further discussion of the Cease and Desist Order, see "First Place Bank Cease and Desist Order with the OCC" in "Supervision and Regulation." First Place Bank has implemented a comprehensive corrective action strategy to resolve the matters addressed in the Cease and Desist Order. First Place Bank is currently in compliance with the Cease and Desist Order, and on January 28, 2014, the FDIC approved the consolidation of First Place Bank with and into Talmer Bank. We expect the consolidation to occur on or about February 10, 2014. At the effective time of the consolidation, First Place Bank will be merged with Talmer Bank and the Cease and Desist Order will have no further force or effect.

Recent Developments

        Acquisition of Talmer West Bank (formerly Michigan Commerce Bank).    On January 1, 2014, we purchased Financial Commerce Corporation's wholly-owned subsidiary banks and certain other bank-related assets from Financial Commerce Corporation and its parent holding company, Capitol Bancorp Ltd. in a transaction facilitated under Section 363 of the U.S. Bankruptcy Code. The purchase price consisted of cash consideration of $4.0 million and a separate $2.5 million payment to fund an escrow account to pay the post-petition administrative fees and expenses of the professionals in the bankruptcy cases of Financial Commerce Corporation and Capitol Bancorp Ltd., each of which filed voluntary bankruptcy petitions under Chapter 11 of the U.S. Bankruptcy Code on August 9, 2012, with any unused escrowed funds to be refunded to us.

        The banks we acquired from Financial Commerce Corporation were:

  •
  Michigan Commerce Bank, a Michigan state-chartered bank with ten branches located throughout Michigan;

  •
  Indiana Community Bank, an Indiana state-chartered bank with two branches located in northern Indiana;

  •
  Bank of Las Vegas, a Nevada state-chartered bank with four branches located in the metropolitan Las Vegas area; and

  •
  Sunrise Bank of Albuquerque, a New Mexico state-chartered bank with one location in Albuquerque.

        Immediately prior to our consummation of the acquisition, Capitol Bancorp Ltd. merged Indiana Community Bank, Bank of Las Vegas and Sunrise Bank of Albuquerque with and into Michigan Commerce Bank, with Michigan Commerce Bank as the surviving bank in the merger. Simultaneously with the merger, Michigan Commerce Bank changed its name to Talmer West Bank. In connection with the acquisition, we contributed approximately $79.5 million of additional capital to Talmer West Bank in order to recapitalize the bank. In order to support the acquisition and recapitalization of Talmer West Bank, Talmer Bancorp, Inc. borrowed $35.0 million under a senior unsecured line of credit and received $33.0 million in dividend capital from Talmer Bank. References in this prospectus to Talmer West Bank refer to Talmer West Bank as the surviving bank in the merger of Indiana Community Bank, Bank of Las Vegas and Sunrise Bank of Albuquerque with and into Michigan Commerce Bank.

        As of September 30, 2013, on a combined basis, Michigan Commerce Bank, Indiana Community Bank, Bank of Las Vegas and Sunrise Bank of Albuquerque had total assets of $947.4 million and total deposits of $887.4 million. Although we acquired five branches in Nevada and New Mexico that are outside of our target markets, 12 of the branches we acquired, or 70% of the total number of branches acquired in the acquisition, fit squarely within our target market areas. We will evaluate our long-term strategy with respect to the branches acquired in Nevada and New Mexico in light of our Midwest regional bank focus.

        On April 5, 2010, Michigan Commerce Bank consented to the issuance of a Consent Order by the FDIC and the Michigan Department of Insurance and Financial Services (the "Consent Order"), which remains in effect following our acquisition. Under the terms of the Consent Order, Talmer West Bank, as the surviving bank in the merger, is required to take certain actions, including, among other things: assessing and retaining qualified management; achieving and maintaining specified capital ratios; reducing certain classified assets, including the charge-off of loans classified "loss;" reviewing the allowance for loan and lease losses policy; implementing a comprehensive profit plan and budget; implementing a plan to manage concentrations of credit; and revising the bank's policies governing interest rate risk.

        The Consent Order also prohibits Talmer West Bank, without prior regulatory approval, from:

  •
  paying dividends;

  •
  retaining new directors or senior executive officers; and

  •
  entering into any material transaction, including, but not limited to, any investment, expansion, sale of assets or acquisition.

        In this prospectus, we refer to our six completed acquisitions collectively as the "acquisitions" and refer to CF Bancorp, First Banking Center, Peoples State Bank, Community Central Bank, First Place Bank and Talmer West Bank collectively as the "Acquired Banks." In addition, we refer to loans subject to loss share agreements with the FDIC as "covered loans" and loans that are not subject to loss share agreements with the FDIC as "uncovered loans." All of the loans and other real estate covered under the loss share agreements with the FDIC are referred to as "covered assets." We refer to our loans acquired in our acquisitions as "acquired loans," regardless of whether they are covered under loss share agreements with the FDIC.

        Fourth Quarter and Full Year 2013 (Unaudited) Results.    Our net income for the three months ended December 31, 2013 was $12.6 million, or $0.18 per average diluted share, compared to $7.4 million, or $0.15 per average diluted share, for the three months ended December 31, 2012. Our net income for the year ended December 31, 2013 was $98.6 million, or $1.41 per average diluted share, compared to $21.7 million, or $0.44 per average diluted share, for the year ended December 31, 2012. Our net income for the year ended December 31, 2013 included a one-time bargain purchase gain of $71.7 million resulting from our acquisition of First Place Bank on January 1, 2013. There were no bargain purchase gains included in net income for the year ended December 31, 2012.

        For additional information regarding our fourth quarter and full year 2013 unaudited results, see "Recent Financial Developments" on page 53.

FDIC Indemnification Asset

        As a result of our four FDIC-assisted acquisitions, as of September 30, 2013, 19.4% of our loans were covered under loss share agreements with the FDIC. Because the FDIC will generally reimburse us for 80% of losses we incur on our assets covered by loss share agreements, we recorded an indemnification asset at fair value at the acquisition date. The FDIC indemnification asset totaled $148.3 million at September 30, 2013, which consisted of $101.3 million of reimbursements we expect to receive from the FDIC from losses incurred as we dispose of covered assets and $47.0 million that we will negatively accrete off the balance sheet over the earlier of the life of the related covered loan or the applicable loss share agreement. For a further discussion of the FDIC indemnification asset, see "Critical Accounting Policies" in "Management's Discussion and Analysis of Financial Condition and Results of Operations."

 Market Areas

        We are a regional banking franchise concentrated in Michigan and Ohio, and we operate in multiple additional markets located primarily in the Midwest. At December 31, 2013, our Michigan market included our headquarters in north suburban Troy, Michigan with 36 additional branches in Oakland, St. Clair, Wayne, Genesee, Macomb, Lapeer, Sanilac, and Huron counties. At December 31, 2013, our Ohio market included 28 branches in Mahoning, Trumbull, Lorain, Cuyahoga, Portage and Franklin counties. At December 31, 2013, our Wisconsin market included 11 branches in Walworth, Racine, Green, Kenosha and Lafayette counties. At December 31, 2013, our Illinois market included one branch in Chicago.

        On January 1, 2014, we acquired Talmer West Bank, which expanded our presence into new metropolitan statistical areas in Michigan, Indiana, Nevada and New Mexico, resulting in the addition of ten branches in Michigan in Kalamazoo, Livingston, Washtenaw, Muskegon and Kent counties, two branches in Elkhart County, Indiana, four branches in Clark County, Nevada and one branch in Albuquerque, New Mexico.

        The following table shows key deposit and demographic information about our Midwest market areas and our presence in these markets as of September 30, 2013, and has not been adjusted to reflect our acquisition of Talmer West Bank on January 1, 2014.

(Dollars in thousands, except for Household Income, which is in actual dollars)

Talmer Bancorp, Inc.				Total Market Area
Metropolitan Statistical Area	9/30/2013 Number of Branches	9/30/2013 Deposits	Deposit Market Share(1)	Total Deposits in Market Area(2)	2012 Population(3)	2012 - 2017 Projected Population Growth(3)	2012 Median Household Income(3)	2012 - 2017 Projected Growth in Household Income(3)	Unemployment Rate(4)
Michigan
Detroit-Warren- Livonia	31	$1,702,563	1.73%	$99,481,537	4,272,744	(1.43)%	$49,579	12.79%	9.8%
Flint, MI	5	174,026	4.95	3,596,721	421,517	(3.06)	40,899	19.25	9.7
Ohio
Youngstown-Warren-Boardman	18	922,313	11.18	9,071,979	566,269	(1.79)	39,004	18.61	7.9
Cleveland-Elyria-Mentor	8	243,384	0.54	52,153,410	2,083,928	(0.60)	45,618	16.71	7.0
Akron, OH	3	113,015	0.62	12,181,890	704,827	(0.29)	45,442	16.61	6.7
Columbus, OH	1	12,630	0.03	46,244,391	1,862,673	4.28	50,573	12.16	6.0
Wisconsin
Racine, WI	3	152,351	5.82	2,905,396	195,826	0.75	50,805	17.74	7.9
Whitewater, WI	4	106,367	6.75	1,596,624	102,884	1.93	51,243	10.99	N/A
Chicago-Joliet-Naperville, IL-IN-WI	3	65,484	0.02	327,666,515	9,543,629	1.47	56,994	19.71	9.1
Monroe, WI	2	28,337	3.35	842,082	37,232	2.19	51,163	10.97	N/A
MSA Totals				555,740,545	19,791,529
Weighted Average: MSA						(1.22)	46,080	15.39
Branches not in any MSA totals*	6	142,205			19,885,043
Weighted Average: Branches not in any MSA						(1.26)	45,775	15.25

(1)
The total market share % data displayed is as of June 30, 2013. Source: SNL Financial

(2)
Deposit data is for banks and thrifts only as of June 30, 2013 and does not include credit unions. Source: SNL Financial

(3)
Source: ESRI, as provided by SNL Financial. Demographic data is provided by ESRI based primarily on U.S. Census data. For non-census year data, ESRI uses samples and projections to estimate the demographic data.

(4)
Source: U.S. Department of Labor. Unemployment rate is as of August 2013.

N/A—not available

*
Sanilac (MI), Huron (MI), and Lafayette (WI) counties

        At September 30, 2013, approximately 48.1% of our loans were to borrowers located in Michigan, 31.0% were to borrowers located in Ohio, 8.1% were to borrowers located in Wisconsin, 5.8% were to borrowers located in Illinois and 4.4% were to borrowers located in Indiana. Our largest geographic concentration of loans is in the Detroit-Warren-Livonia metropolitan statistical area (MSA), which includes borrowers located in Wayne, Oakland, Macomb, Livingston, St. Clair and Lapeer counties in the state of Michigan. Loans to borrowers in the Detroit-Warren-Livonia MSA totaled $1.2 billion, or

40.9% of total loans, at September 30, 2013, of which $371.5 million, or 31.5%, were covered by loss share agreements with the FDIC. Of the loans to borrowers in the Detroit-Warren-Livonia MSA that were not covered by loss share agreements with the FDIC, $284.3 million were commercial real estate loans, $273.5 million were residential real estate loans and $213.4 million were commercial and industrial loans.

        On January 1, 2014, we acquired Talmer West Bank, which consists of four former bank subsidiaries of Financial Commerce Corporation that had, in the aggregate, total deposits of approximately $887.0 million at September 30, 2013, before acquisition accounting adjustments. Adding these $887.0 million in deposits to our deposits as of September 30, 2013, expands our presence into new metropolitan statistical areas in Michigan, Indiana, Nevada and New Mexico, including:

  •
  Ann, Arbor, Michigan (resulting in a deposit market share of 2.99% at June 30, 2013);

  •
  Holland-Grand Haven, Michigan (resulting in a deposit market share of 3.04% at June 30, 2013);

  •
  Elkhart-Goshen, Indiana (resulting in a deposit market share of 3.79% at June 30, 2013); and

  •
  Kalamazoo-Portage, Michigan (resulting in a deposit market share of 2.42% at June 30, 2013).

Our Business Strategy

        We seek to become a leading Midwest regional bank holding company by integrating and growing our existing operations. We plan to achieve this through organic growth and the acquisition of additional banking franchises, including underperforming and undercapitalized banks and other complementary assets. We believe that dislocations in the U.S. banking industry have created an opportunity for us to create a leading Midwest regional bank that will be able to realize greater economies of scale compared to smaller community banks while still providing more personalized, local service than large-sized banks. We focus on building strong banking relationships with small- and mid-sized businesses and consumers, while attempting to maintain a low risk profile with a goal of generating reliable income streams and attractive risk-adjusted returns. The key components of our strategic plan are:

  •
  Disciplined acquisitions.  We seek to carefully select banking acquisition opportunities that we believe have strong core deposit bases and significant local market share, while structuring the transactions to mitigate risk and maximize operating efficiencies. Further, we seek acquisitions in markets that we believe have the potential to offer substantial benefits through reliable income streams (after acquired loans are adjusted to their estimated fair value at acquisition), potential add-on transactions and long-term organic growth opportunities. Our future acquisitions may also include distressed bank acquisitions where our operations, underwriting and servicing capabilities and/or management experience give us an advantage in evaluating and resolving the assets. We are currently targeting the Midwest markets primarily in our concentrated markets of Michigan and Ohio, as well as other markets in Wisconsin, Illinois and Indiana. We believe that we utilize a comprehensive, conservative due diligence process that is strongly focused on loan credit quality, stable deposits and earnings potential. In accordance with this approach, we recently acquired 100% of the capital stock of Talmer West Bank and certain other bank related assets in a transaction facilitated under Section 363 of the U.S. Bankruptcy Code. See "Recent Developments" in "Prospectus Summary."

  •
  Focus on client-centered, relationship-driven banking strategy.  In addition to our focus on acquisitions, we remain focused on originating high-quality loans and low-cost customer deposits. We continue to add commercial and consumer bankers to execute on a client-centered, relationship-driven banking model. Our consumer bankers focus on knowing their clients in order to best meet their financial needs, offering a full complement of loan, deposit and on-line banking solutions. Our commercial bankers focus on small- and mid-sized businesses with an advisory approach that emphasizes understanding the client's business and offering a complete array of loan, deposit and treasury management products and services.

  •
  Expansion through organic growth and enhanced product offerings.  We seek to grow our loan portfolio by focusing on mid-sized commercial businesses and offering an enhanced full suite of products targeted to our commercial clients. We have hired experienced loan officers with local market knowledge and existing client relationships who are focused on providing personalized customer service and building our mid-sized commercial loan portfolio. We believe our focus will reposition the mix of our loan portfolio and expand our revenue base. We will also continue to seek prudent opportunities for growth in the retail and mortgage banking markets, which may come from expanded and competitively priced product offerings and increased retail market presence.

  •
  Focus on Operating Efficiencies.  We seek to realize operating efficiencies from our recently completed acquisitions by utilizing technology to streamline our operations. We continue to centralize the back-office functions of our acquired banks, as well as realize cost savings through the use of third party vendors and technology, in order to take advantage of economies of scale as we continue to grow. We intend to focus on initiatives that we believe will provide opportunities to enhance earnings, including the continued rationalization of our retail banking footprint through the evaluation of possible branch consolidations or opportunities to sell branches.

        We believe our strategy—growth through selective acquisitions in our target markets and organic growth through the retention, expansion and development of client-centered relationships—provides flexibility regardless of economic conditions. We believe that our established platform for assessing, executing and integrating target institutions allows us to capitalize on acquisition opportunities created in a prolonged economic downturn environment, while the combination of franchise scale in our targeted markets and our relationship-centered banking focus creates opportunities in an improving economic environment.

Our Competitive Strengths

  •
  Growth in tangible book value per share.  We have created value through core retained earnings evidenced through growth in tangible book value per share. Since mid-2010, our tangible book value per share has had a 16.8% compound annual growth rate. Excluding bargain purchase gains, our tangible book value per share has had an 8.5% compound annual growth rate. The growth rate excluding bargain purchase gains does not include any adjustments for the substantial expenses we have incurred to complete each acquisition including conversion fees, due diligence fees, professional service fees and salary expense for personnel dedicated to corporate development, loss share management and integration.

(1)
"Tangible book value per share" is a non-GAAP financial measure. See "GAAP Reconciliation and Management Explanation of Non-GAAP Financial Measures" in "Summary Historical Consolidated Financial Data."

(2)
The calculation of tangible book value per share (actual) includes pre-tax bargain purchase gains of $53.8 million for the year ended December 31, 2010, $39.4 million for the year ended December 31, 2011 and $71.7 million for the three months ended March 31, 2013.
  •
  Experienced and Respected Management Team.  Our management team is led by Mr. Provost, who has 37 years of banking experience and is the former Chairman and Chief Executive Officer of The PrivateBank—Michigan. Mr. Provost leads a respected executive team of bankers with extensive experience overseeing commercial and retail banking, mergers and acquisitions, systems integrations, technology, operations, credit and regulatory compliance matters. Dennis Klaeser, our Chief Financial Officer, has managed more than 40 merger and acquisition and capital transactions for financial institutions primarily located in the Midwest. Our Chairman, Gary Torgow, as the founder and former Chairman of Sterling Group, a Michigan-based real estate development, investment and management company has acquired, developed and operated a number of landmark properties and businesses in Southeast Michigan. Gary Collins, a Vice Chairman of the Company and Talmer Bank and Chief Executive Officer of Talmer West Bank, brings over 30 years of banking experience in the Chicago and Midwest markets and Thomas C. Shafer, also a Vice Chairman and an Executive Managing Director of the Company and Chief Executive Officer of First Place Bank, has 31 years of banking experience, most recently with Citizens Republic Bancorp, where he was materially involved in the due diligence, purchase and integration of ten Midwest financial institutions. Over the past three years, we believe our management team has demonstrated their ability to effectively identify, analyze, acquire and integrate acquired financial institutions. Since April 2010, we have acquired six such institutions, four of which have been successfully integrated into our franchise. We completed the core technology integration of First Place Bank in the third quarter of 2013. Many members of our executive management team are from our Midwest market areas and have an extensive network of contacts with banking executives, existing and potential customers, and business and civic leaders throughout the region. We believe our executive management team's reputation and track record give us an advantage in negotiating acquisitions and hiring and retaining experienced bankers.

  •
  Skilled and Disciplined Acquirer.  We believe our discipline and selectivity in identifying target franchises, along with our successful history of working with acquired financial institutions, provide us a substantial advantage in pursuing and consummating future acquisitions. We executed four FDIC-assisted acquisitions and integrated those investments into a common core processing platform in under two years. In January 2013, we acquired First Place Bank in a transaction implemented under Section 363 of the U.S. Bankruptcy Code, and we expect to complete the integration of First Place Bank into our franchise on or about February 10, 2014. In January 2014, we acquired Talmer West Bank in a transaction implemented under Section 363 of the U.S. Bankruptcy Code, and we expect to complete the integration of Talmer West Bank into our franchise in the first half of 2015. We believe our track record of completing and successfully integrating transactions quickly has helped us negotiate transactions on more economically favorable terms. Additionally, we believe our strengths in structuring transactions to attempt to limit our risk, our experience in the financial reporting and regulatory process related to bank acquisitions, and our ongoing risk management process and experience, particularly in problem loan workouts, collectively enable us to capitalize on the potential of the franchises we acquire.

Emerging Growth Company Status

        We are an "emerging growth company," as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. As such, we are eligible to take advantage of certain exemptions from various reporting and other requirements that are generally unavailable to other public companies. As an emerging growth company,

  •
  we may present only two years of audited financial statements and only two years of related Management's Discussion and Analysis of Financial Condition and Results of Operations and provide less than five years of selected financial data;

  •
  we are exempt from the requirements to obtain an attestation and report from our auditors on management's assessment of our internal control over financial reporting under the Sarbanes-Oxley Act of 2002;

  •
  we are permitted to have less extensive disclosure regarding executive compensation in our periodic reports and proxy statements; and

  •
  we are not required to seek from our shareholders a nonbinding advisory vote on executive compensation or golden parachute payments.

        We have elected in this prospectus to take advantage of the scaled disclosure related to financial statement presentation, including less than five years of selected financial data. However, we have elected to include the audited consolidated statements of income, comprehensive income, changes in shareholders' equity and cash flows for the year ended December 31, 2010, with respect to Talmer Bancorp, Inc., including a related discussion in Management's Discussion and Analysis of Financial Condition and Results of Operations. We believe the 2010 financial information related to Talmer Bancorp, Inc. provides relevant information regarding our two FDIC-assisted acquisitions that closed in 2010. We have also elected in this prospectus to take advantage of scaled disclosure related to executive compensation.

        Following our public offering, we may continue to take advantage of some or all of the reduced regulatory and reporting requirements that will be available to us as long as we continue to qualify as an emerging growth company. It is possible that some investors could find our common stock less attractive because we may take advantage of these exemptions. If some investors find our common stock less attractive, there may be a less active trading market for our common stock and our stock price may be more volatile.

        In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards affecting public companies. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected not to take advantage of this extended transition period, which means the financial statements included in this prospectus, as well as financial statements we file in the future, will be subject to all new or revised accounting standards generally applicable to public companies. Our election not to take advantage of the extended transition period is irrevocable.

        We could remain an emerging growth company for up to five years, or until the earliest of (a) the last day of the first fiscal year in which our annual gross revenues exceed $1 billion, (b) the date that the market value of our common stock that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter or (c) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three-year period.

Risk Factors

        You should read the "Risk Factors" beginning on page 21, as well as other cautionary statements throughout this prospectus, before investing in shares of our common stock.

Company Information

        Our principal executive offices are located at 2301 West Big Beaver Rd., Suite 525, Troy, Michigan 48084, and our telephone number is (248) 498-2802. Our website address is www.talmerbank.com. The information and other content contained on our website are not part of this prospectus.

THE OFFERING

Common stock offered by us	3,703,703 shares of common stock.
Common stock offered by selling shareholders	11,851,852 shares of common stock.
Over-allotment option	2,333,333 shares of common stock from the selling shareholders.
Common stock to be outstanding after this offering	69,943,105 shares of common stock.(1)
Use of proceeds

Assuming an initial public offering price of $13.50 per share, which is the midpoint of the offering price range set forth on the cover page of this prospectus, we estimate that the net proceeds to us from the sale of our common stock in this offering will be approximately $44.2 million, after deducting estimated underwriting discounts and offering expenses. Talmer Bancorp, Inc. borrowed $35.0 million under a senior unsecured line of credit to support the acquisition and recapitalization of Talmer West Bank. We will use a portion of our net proceeds from this offering to repay in full the amount we drew on the line of credit, plus accrued and unpaid interest. We intend to use the remainder of our net proceeds from this offering for general corporate purposes, including to support organic growth, as well as possible acquisitions of depository institutions through traditional open-bank and FDIC failed-bank acquisitions, and through selective acquisitions of financial services companies or of assets, deposits and branches that we believe present attractive risk-adjusted returns and provide a strategic benefit to our growth strategy. We do not currently anticipate that any of the net proceeds from this offering will be downstreamed as capital to our subsidiary banks. We will not receive any proceeds from the sale of shares of our common stock by the selling shareholders in this offering. For additional information, see "Use of Proceeds."

Regulatory ownership restrictions

We are a bank holding company. A holder of shares of common stock (or group of holders acting in concert) that (i) directly or indirectly owns, controls or has the power to vote more than 5% of the total voting power of the Company, (ii) directly or indirectly owns, controls or has the power to vote 10% or more of any class of voting securities of the Company, if certain presumptions are not rebutted, (iii) directly or indirectly owns, controls or has the power to vote 25% or more of any class of voting securities, (iv) owns a combination of voting and nonvoting securities representing one-third or more of the total equity of the Company or (v) is otherwise deemed to "control" the Company under applicable regulatory standards, may be subject to important restrictions, such as prior regulatory notice or approval requirements and applicable provisions of the FDIC Statement of Policy on Qualifications for Failed Bank Acquisitions, or the FDIC Policy Statement. For a further discussion of regulatory ownership restrictions, see "Supervision and Regulation." We intend to limit sales in this offering such that no investor (or group of investors acting in concert) will beneficially own more than 4.9% of our outstanding common stock following the offering (other than existing investors who currently own more than 4.9% of our outstanding common stock).

Dividend policy

We have never paid cash dividends to holders of our common stock. Although we may pay cash dividends in the future, we intend to retain a large majority of any earnings to fund our growth for the foreseeable future. For additional information, see "Dividend Policy."

Listing	We have applied to list our common stock on The NASDAQ Capital Market under the symbol "TLMR."
Risk Factors	You should read the "Risk Factors" beginning on page 21, as well as other cautionary statements throughout this prospectus, before investing in shares of our common stock.

(1)
Based on 66,239,402 shares of common stock issued and outstanding as of January 31, 2014. As of December 31, 2013, there were 430 holders of our common stock. Unless otherwise indicated, information contained in this prospectus regarding the number of shares of our common stock outstanding after this offering does not include:

•
8,431,174 shares of common stock issuable upon exercise of outstanding stock options with a weighted average exercise price of $6.88 per share, of which 8,083,424 shares were vested as of January 31, 2014;

•
1,341,013 shares of common stock reserved for future issuance under the Talmer Bancorp, Inc. Equity Incentive Plan, as amended (excluding the 8,431,174 shares issuable upon exercise of outstanding stock options as noted above), subject to automatic adjustment such that shares representing 14% of our then outstanding common stock are available for grant at any time;

•
38,855 shares of common stock issuable upon exercise of outstanding warrants with an exercise price of $10.00 per share;

  •
  1,623,162 shares of common stock issuable upon exercise of outstanding warrants with an exercise price of $6.00 per share;

  •
  906,254 shares of common stock issuable upon exercise of outstanding warrants with an exercise price of $8.00 per share; and

  •
  390,000 shares of Class B Common Stock issuable upon exercise of outstanding warrants with an exercise price of $6.00 per share, with each share of Class B Common Stock convertible into one share of Class A Common Stock at the option of the holder (other than the initial holder).

 SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA

        The following table sets forth our summary historical consolidated financial data for the periods and as of the dates indicated. You should read this information together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and the related notes thereto, which are included elsewhere in this prospectus. The summary historical consolidated financial data for the years ended December 31, 2012, 2011 and 2010 are derived from our audited consolidated financial statements, which are included elsewhere in this prospectus. The summary historical consolidated financial data as of and for the nine months ended September 30, 2013 and 2012 and the three months ended September 30, 2013 and 2012 are derived from our unaudited interim consolidated financial statements, which are included elsewhere in this prospectus. On January 1, 2013, we acquired all of the issued and outstanding shares of First Place Bank. The summary historical consolidated financial information in the following tables as of and for the nine months ended September 30, 2013, includes the results of First Place Bank, but does not include the results of Talmer West Bank, which we acquired on January 1, 2014. We have prepared our unaudited consolidated financial statements on the same basis as our audited financial statements and have included all adjustments, consisting of normal and recurring adjustments, that we consider necessary for a fair presentation of our financial position and operating results for the unaudited periods. Our historical results shown below and elsewhere in this prospectus are not necessarily indicative of our future performance.

	As of and for the three months ended September 30,		For the nine months ended September 30,		As of and for the years ended December 31,
(Dollars in thousands, except per share data)	2013	2012	2013	2012	2012	2011	2010
Earnings Summary
Interest income	$46,869	$26,362	$137,790	$76,668	$102,564	$119,478	$50,249
Interest expense	2,868	1,426	9,077	4,420	5,695	7,076	5,968
Net interest income	44,001	24,936	128,713	72,248	96,869	112,402	44,281
Provision (benefit) for loan losses—uncovered	2,852	(700)	8,951	1,931	3,614	3,571	4,484
Provision (benefit) for loan losses—covered	(727)	8,603	(7,103)	29,748	32,258	64,748	17,850
Bargain purchase gains	—	—	71,702	—	—	39,385	53,842
Noninterest income	18,038	16,755	157,699	56,428	74,684	113,774	86,583
Noninterest expense	53,427	25,043	197,923	75,979	103,779	106,591	41,765
Income before income taxes	6,487	8,745	86,641	21,018	31,902	51,266	66,765
Provision (benefit) for income taxes	(4,057)	2,751	636	6,782	10,232	17,817	22,089
Net income	10,544	5,994	86,005	14,236	21,670	33,449	44,676
Per Share Data
Basic earnings per common share	$0.16	$0.13	$1.30	$0.31	$0.46	$0.85	$1.60
Diluted earnings per common share	0.15	0.12	1.23	0.29	0.44	0.82	1.56
Book value per common share	9.16	7.69			7.86	7.23	6.44
Tangible book value per share(1)	8.95	7.55			7.77	7.06	6.29
Shares outstanding (in thousands)	66,229	47,090			66,229	44,469	38,956
Average diluted shares (in thousands)	69,853	48,898	69,972	48,410	48,806	40,639	28,589
Selected Period End Balances
Total assets	$4,741,945	$2,213,776			$2,347,508	$2,123,560	$1,689,645
Securities available-for-sale	652,739	486,881			345,405	223,938	298,094
Total Loans	2,880,727	1,237,150			1,322,151	1,254,879	890,345
Uncovered loans	2,322,193	472,350			604,446	324,486	139,784
Covered loans	558,534	764,800			717,705	930,393	750,561
FDIC indemnification asset	148,325	249,595			226,356	358,839	270,332
Total deposits	3,662,675	1,762,888			1,732,501	1,695,599	1,388,424
Total shareholders' equity	606,831	362,046			520,743	321,326	250,935
Tangible shareholders' equity(1)	592,963	355,677			514,672	314,017	245,108

	As of and for the three months ended September 30,		For the nine months ended September 30,		As of and for the years ended December 31,
(Dollars in thousands, except per share data)	2013	2012	2013	2012	2012	2011	2010
Performance and Capital Ratios
Return on average assets(2)	0.89%	1.06%	2.41%	0.86%	0.98%	1.60%	4.55%
Return on average equity(2)	7.09	6.71	19.24	5.47	6.14	11.95	25.69
Net interest margin (fully taxable equivalent)(2)(3)	4.11	4.74	3.96	4.66	4.69	5.81	4.75
Tangible average equity to tangible average assets(1)	12.34	15.50	12.25	15.42	15.66	13.04	17.45
Tier 1 leverage ratio	11.43	15.78			22.71	14.58	18.41
Tier 1 risk-based capital	17.19	32.11			44.36	35.65	30.27
Total risk-based capital	17.99	33.42			45.66	36.91	31.53
Asset Quality Ratios:
Net charge-offs (recoveries) to average loans, excluding covered loans(2)	0.19%	(0.05)%	0.23%	0.05%	0.13%	0.05%	1.03%
Nonperforming assets as a percentage of total assets	1.53	2.61			1.75	1.20	1.18
Nonperforming loans as a percent of total loans	1.43	2.67			1.30	0.41	0.14
Nonperforming loans as a percent of total loans, excluding covered loans	1.02	0.17			0.12	0.65	0.63
Allowance for loan loses as a percentage of period-end loans	2.02	5.03			4.72	5.04	1.93
Allowance for loan losses-uncovered as a percentage of period-end uncovered loans	0.67	2.05			1.81	2.43	3.16
Allowance for loan losses as a percentage of nonperforming loans, excluding loans accounted for under ASC 310-30	41.55	84.73			94.75	344.68	350.79

(1)
See section entitled "GAAP Reconciliation and Management Explanation of Non-GAAP Financial Measures."

(2)
Calculation is annualized for each interim period and includes bargain purchase gains.

(3)
Presented on a tax equivalent basis using a 35% tax rate for all periods presented.

 GAAP Reconciliation and Management Explanation of Non-GAAP Financial Measures

        Some of the financial data included in our summary consolidated financial data are not measures of financial performance recognized by generally accepted accounting principles in the United States, or GAAP. These non-GAAP financial measures are "tangible shareholders' equity," "tangible book value per share" and "tangible average equity to tangible average assets." Our management uses these non-GAAP financial measures in its analysis of our performance.

  •
  "Tangible shareholders' equity" is shareholders' equity less goodwill and other intangible assets. As with other financial assets, we consider the FDIC indemnification asset to be a tangible asset. We have not considered loan servicing rights as an intangible asset for purposes of this calculation.

  •
  "Tangible book value per share" is defined as total equity reduced by goodwill and other intangible assets divided by total common shares outstanding. This measure is important to investors interested in changes from period-to-period in book value per share exclusive of changes in intangible assets. We had no goodwill as of September 30, 2013. As with other financial assets, we consider the FDIC indemnification asset to be a tangible asset. We have not considered loan servicing rights as an intangible asset for purposes of this calculation.

  •
  "Tangible average equity to tangible average assets" is defined as the ratio of average shareholders' equity less average goodwill and average other intangible assets, divided by average total assets. This measure is important to investors interested in relative changes from period to period in equity and total assets, each exclusive of changes in intangible assets. As with other financial assets, we consider the FDIC indemnification asset to be a tangible asset. We have not considered average loan servicing rights as an intangible asset for purposes of this calculation.

        We believe these non-GAAP financial measures provide useful information to management and investors that is supplementary to our financial condition, results of operations and cash flows computed in accordance with GAAP; however, we acknowledge that our non-GAAP financial measures have a number of limitations. As such, you should not view these disclosures as a substitute for results determined in accordance with GAAP, and they are not necessarily comparable to non-GAAP financial measures that other companies use. The following reconciliation table provides a more detailed analysis of these non-GAAP financial measures:

	For the three months ended September 30,		For the nine months ended September 30,		For the years ended December 31,
(Dollars in thousands, except per share data)	2013	2012	2013	2012	2012	2011	2010
Total Shareholders' equity	$606,831	$362,046	$606,831	$362,046	$520,743	$321,326	$250,935
Less:
Core deposit intangibles	13,868	6,369	13,868	6,369	6,071	7,309	5,827

Tangible shareholders' equity	$592,963	$355,677	$592,963	$355,677	$514,672	$314,017	$245,108

Shares outstanding	66,229	47,090	66,229	47,090	66,229	44,469	38,956
Tangible book value per share	$8.95	$7.55	$8.95	$7.55	$7.77	$7.06	$6.29

Average Assets	$4,715,095	$2,268,620	$4,758,681	$2,212,051	$2,216,244	$2,096,325	$982,233
Average Equity	594,508	357,097	595,886	346,795	352,764	279,817	173,916
Average Core Deposit intangibles	14,193	6,515	14,859	6,825	6,672	7,488	3,075
Tangible average equity to tangible average assets	12.34%	15.50%	12.25%	15.42%	15.66%	13.04%	17.45%

RISK FACTORS

        Investing in our common stock involves a high degree of risk. You should carefully consider the following risk factors, which describe all known material risks, as well as the other information in this prospectus, including our consolidated financial statements and the related notes thereto, before deciding whether to invest in our common stock. If any of the following risks actually occurs, our business, prospects, financial condition, results of operations and cash flow could be materially adversely affected. In such an event, the value of our common stock could decline and you could lose all or part of your investment.

        You should not place undue reliance on any forward-looking statements. Each forward-looking statement speaks only as of the date of the particular statement, and we undertake no duty to update any forward-looking statement. See information included under the caption entitled "Cautionary Note Regarding Forward-Looking Statements."

Risks Related to Our Business

Negative developments in the financial industry, the domestic and international credit markets, and the economy in general pose significant challenges for our industry and us and could adversely affect our business, financial condition and results of operations.

        Negative developments that began in the latter half of 2007 and that have continued since then in the global credit and securitization markets have resulted in unprecedented volatility and disruption in the financial markets, a general economic downturn and a tepid economic recovery, both nationally and in our primary markets in Michigan and Ohio, and our other markets in Wisconsin, Indiana and Illinois. As a result of this "credit crunch," commercial as well as consumer loan portfolio performances deteriorated at many institutions and have not fully recovered, and the competition for deposits and quality loans has increased significantly. In addition, the values of real estate collateral supporting many commercial loans and home mortgages have declined and may continue to decline. As a result, we may face the following risks:

  •
  economic conditions that negatively affect housing prices and the job market may cause the credit quality of our loan portfolios to deteriorate;

  •
  market developments that affect consumer confidence may cause adverse changes in payment patterns by our customers, causing increases in delinquencies and default rates on loans and other credit facilities;

  •
  the processes that we use to estimate our allowance for loan and lease losses and reserves may no longer be reliable because they rely on judgments, such as forecasts of economic conditions, that may no longer be capable of accurate estimation;

  •
  the value of our securities portfolio may decline; and

  •
  we face increased regulation of our industry, and the costs of compliance with such regulation may increase.

        These conditions or similar ones may continue to persist or worsen, causing us to experience continuing or increased adverse effects on our business, financial condition, results of operations and the price of our common stock.

Our strategic growth plan contemplates additional acquisitions, which could expose us to additional risks.

        Since April 2010, we have completed six acquisitions and continue to periodically evaluate opportunities to acquire additional financial institutions, including purchases of failed banks from the FDIC. As a result, we may engage in acquisitions and other transactions that could have a material effect on our operating results and financial condition, including short and long-term liquidity.

        Our acquisition activities could require us to use a substantial amount of cash, other liquid assets, and/or incur debt. For instance, in connection with our acquisition of Talmer West Bank, Talmer Bancorp, Inc. borrowed $35.0 million under a senior unsecured line of credit and received $33.0 million in dividend capital from Talmer Bank to help finance the acquisition and subsequent recapitalization of Talmer West Bank. In addition, if goodwill recorded in connection with our potential future acquisitions were determined to be impaired, then we would be required to recognize a charge against our earnings, which could materially and adversely affect our results of operations during the period in which the impairment was recognized.

        Our acquisition activities could involve a number of additional risks, including the risks of:

  •
  incurring time and expense associated with identifying and evaluating potential acquisitions and negotiating potential transactions, resulting in management's attention being diverted from the operation of our existing business;

  •
  using inaccurate estimates and judgments to evaluate credit, operations, management and market risks with respect to the target institution or assets;

  •
  incurring time and expense required to integrate the operations and personnel of the combined businesses, creating an adverse short-term effect on results of operations; and

  •
  losing key employees and customers as a result of an acquisition that is poorly received.

We may be exposed to difficulties in combining the operations of acquired institutions into our own operations, which may prevent us from achieving the expected benefits from our acquisition activities.

        We may not be able to fully achieve the strategic objectives and operating efficiencies that we anticipate in our acquisition activities. Inherent uncertainties exist in integrating the operations of an acquired institution. In addition, the markets in which we and our potential acquisition targets operate are highly competitive. We may lose customers or the customers of an acquired institution as a result of an acquisition. We also may lose key personnel from the acquired institution as a result of an acquisition. We may not discover all known and unknown factors when examining an institution for acquisition during the due diligence period. These factors could produce unintended and unexpected consequences. Undiscovered factors as a result of an acquisition could bring civil, criminal and financial liabilities against us, our management and the management of the institutions we acquire. These factors could contribute to our not achieving the expected benefits from our acquisitions within desired time frames, if at all.

First Place Bank is subject to a Cease and Desist Order issued by its regulator on July 13, 2011, that requires it to take specified actions, and the Cease and Desist Order remains in effect following the consummation of our acquisition of First Place Bank on January 1, 2013.

        On July 13, 2011, First Place Bank consented to a Cease and Desist Order, which replaced the separate supervisory agreement entered into with the Office of Thrift Supervision on March 1, 2011. The Cease and Desist Order remains in effect following the consummation of our acquisition of First Place Bank on January 1, 2013. Our failure to comply with the terms of the Cease and Desist Order could result in significant enforcement actions against us, up to and including a regulatory takeover of First Place Bank, which comprises a significant portion of our business. Under the terms of the Cease and Desist Order, First Place Bank is required to take certain actions, including, among other things: implementing a capital and business plan; achieving and maintaining specified capital ratios; strengthening weaknesses in management; reducing problem assets; strengthening the bank's credit administration policies, practices and procedures; revising the allowance for loan and lease losses policy; implementing a loan modification policy; revising the bank's internal asset review and classification program; revising the bank's policies governing interest rate risk management, liquidity and funds management; and adopting a contingency funding plan. The Cease and Desist Order will not be lifted until the OCC determines that we are in complete compliance with its terms. While we believe that we are in compliance with the Cease and Desist Order, the OCC has significant discretion in determining such compliance.

        The Cease and Desist Order also prohibits First Place Bank, without prior regulatory approval, from:

  •
  paying dividends or other capital contributions;

  •
  increasing total assets during any quarter in excess of an amount equal to net interest credited on deposit liabilities during the prior quarter;

  •
  accepting, renewing or rolling over any brokered deposits;

  •
  retaining new directors or senior executive officers;

  •
  making certain termination payments to departing employees;

  •
  entering into, extending or amending any contractual arrangements relating to compensation or benefits of any senior executive officer or director; and

  •
  entering into any significant contract or arrangement with a third party service provider.

First Place Bank's regulator has considerable discretion in whether to grant required approvals, and we may not be able to obtain those approvals if requested. In addition, as a result of the Cease and Desist Order, First Place Bank and the Company are currently prohibited from making golden parachute payments, unless such payments comply with FDIC regulations.

        Our compliance with the Cease and Desist Order increases our operating expenses and, until the Cease and Desist Order is lifted, we will not fully recognize anticipated cost savings and synergies related to our acquisition of First Place Bank, all of which adversely affects our financial performance.

Michigan Commerce Bank was subject to a Consent Order issued by its regulators on April 5, 2010 that requires it to take specified actions, and the Consent Order remains in effect following the consummation of our acquisition of Michigan Commerce Bank, now Talmer West Bank, on January 1, 2014.

        On April 5, 2010, Michigan Commerce Bank consented to the issuance of a Consent Order by the FDIC and the Michigan Department of Insurance and Financial Services, which remains in effect following our acquisition of Michigan Commerce Bank, now Talmer West Bank, on January 1, 2014. Our failure to comply with the terms of the Consent Order could result in significant enforcement actions against us, up to and including a regulatory takeover of Talmer West Bank, which comprises a significant portion of our business. Under the terms of the Consent Order, Talmer West Bank is required to take certain actions, including, among other things: assessing and retaining qualified management; achieving and maintaining specified capital ratios; reducing certain classified assets, including the charge-off of loans classified "loss;" reviewing the allowance for loan and lease losses policy; implementing a comprehensive profit plan and budget; implementing a plan to manage concentrations of credit; and revising the bank's policies governing interest rate risk.

        The Consent Order also prohibits Talmer West Bank, without prior regulatory approval, from:

  •
  paying dividends;

  •
  retaining new directors or senior executive officers; and

  •
  entering into any material transaction, including, but not limited to, any investment, expansion, sale of assets or acquisition.

        Talmer West Bank's regulators have considerable discretion in whether to grant required approvals, and we may not be able to obtain those approvals if requested. Until we achieve compliance with the Consent Order and the Consent Order is lifted, we will have higher operating expenses and we will not fully recognize anticipated cost savings and synergies related to our acquisition of Talmer West Bank, all of which will adversely affect our financial performance.

Decreased residential mortgage origination, volume and pricing decisions of competitors may adversely affect our profitability.

        We currently operate a residential mortgage business. Changes in interest rates and pricing decisions by our loan competitors may adversely affect demand for our residential mortgage loan products, the revenue realized on the sale of loans and revenues received from servicing such loans for others, and ultimately reduce our net income. New regulations, increased regulatory reviews, and/or changes in the structure of the secondary mortgage markets which we would utilize to sell mortgage loans may be introduced and may increase costs and make it more difficult to operate a residential mortgage origination business.

We have recognized significant income from bargain purchase gains in connection with our acquisitions that may be non-recurring in future periods.

        In connection with our four FDIC-assisted acquisitions and our acquisition of First Place Bank, we recorded pre-tax bargain purchase gains totaling an aggregate of $164.9 million. These gains were included as a component of noninterest income in our statements of income for the years ended December 31, 2010 and 2011 and the nine months ended September 30, 2013. Until the business combination accounting is substantially complete with respect to our acquisition of Talmer West Bank, which we anticipate will be in the first quarter of 2014, we will not know whether we will record a bargain purchase gain related to our acquisition of Talmer West Bank. The amount of each bargain purchase gain recorded for the years ended December 31, 2010 and 2011 and the nine months ended September 30, 2013 was equal to the amount by which the fair value of the assets purchased in the applicable acquisition exceeded the fair value of the liabilities assumed and any consideration paid. The bargain purchase gain recorded in connection with each acquisition is a one-time extraordinary gain and would only be repeated in the event that we consummated future acquisitions where the fair value of the assets purchased exceeded the fair value of the liabilities assumed and any consideration paid. If market conditions improve, the bidding process for banks could become more competitive, and the increased competition may make it more difficult for us to acquire banks in transactions that generate bargain purchase gains, or at all. If we are unable to generate bargain purchase gains in future acquisitions or if we are unable to offset such income with other sources of income, our financial condition and earnings may be adversely affected.

Our business is subject to interest rate risk, and fluctuations in interest rates may adversely affect our earnings and capital levels and overall results.

        The majority of our assets and liabilities are monetary in nature and, as a result, we are subject to significant risk from changes in interest rates. Changes in interest rates may affect our net interest income as well as the valuation of our assets and liabilities. Our earnings depend significantly on our net interest income, which is the difference between interest income on interest-earning assets, such as loans and securities, and interest expense on interest-bearing liabilities, such as deposits and borrowings. We expect to periodically experience "gaps" in the interest rate sensitivities of our assets and liabilities, meaning that either our interest-bearing liabilities will be more sensitive to changes in market interest rates than our interest-earning assets, or vice versa. In either event, if market interest rates move contrary to our position, this "gap" may work against us, and our earnings may be adversely affected.

        An increase in the general level of interest rates may also, among other things, adversely affect the demand for loans and our ability to originate loans. Conversely, a decrease in the general level of interest rates, among other things, may lead to prepayments on our loan and mortgage-backed securities portfolios and increased competition for deposits. Accordingly, changes in the general level of market interest rates may adversely affect our net yield on interest-earning assets, loan origination volume and our overall results.

        Although our asset-liability management strategy is designed to control and mitigate exposure to the risks related to changes in the general level of market interest rates, those rates are affected by many factors outside of our control, including inflation, recession, unemployment, money supply, international disorder, instability in domestic and foreign financial markets and policies of various governmental and regulatory agencies, particularly the Board of Governors of the Federal Reserve (the "Federal Reserve"). Adverse changes in the Federal Reserve's interest rate policies or other changes in monetary policies and economic conditions could materially and adversely affect us. We may not be able to accurately predict the likelihood, nature and magnitude of those changes or how and to what extent they may affect our business. We also may not be able to adequately prepare for or compensate for the consequences of such changes. Any failure to predict and prepare for changes in interest rates or adjust for the consequences of these changes may adversely affect our earnings and capital levels and overall results.

Our mortgage banking profitability could significantly decline if we are not able to originate and resell a high volume of mortgage loans.

        Mortgage production, especially refinancing activity, declines in rising interest rate environments. While we have been experiencing historically low interest rates, the low interest rate environment likely will not continue indefinitely, and in fact, interest rates have risen significantly since their low point in May 2013. As rates have increased, our mortgage origination volume has dropped by approximately 40% in the third quarter of 2013, compared to the prior quarter, and we expect these low volume levels to continue for the immediate future, particularly as we exit the wholesale lending market. Moreover, when interest rates increase further, there can be no assurance that our mortgage production will continue at current levels. Because we sell a substantial portion of the mortgage loans we originate, the profitability of our mortgage banking business also depends in large part on our ability to aggregate a high volume of loans and sell them in the secondary market at a gain, and in fact, due to increasing industry-wide competitive pressures related to changing market conditions, our marketing gain percentage for mortgage loans sold has decreased in recent months, a trend which we expect to continue in 2014. Thus, in addition to our dependence on the interest rate environment, we are dependent upon (i) the existence of an active secondary market and (ii) our ability to profitably sell loans or securities into that market. If our level of mortgage production declines, the profitability will depend upon our ability to reduce our costs commensurate with the reduction of revenue from our mortgage operations.

        Our ability to originate and sell mortgage loans readily is dependent upon the availability of an active secondary market for single-family mortgage loans, which in turn depends in part upon the continuation of programs currently offered by government-sponsored entities ("GSEs") and other institutional and non-institutional investors. These entities account for a substantial portion of the secondary market in residential mortgage loans. Because the largest participants in the secondary market are Fannie Mae and Freddie Mac, GSEs whose activities are governed by federal law, any future changes in laws that significantly affect the activity of these GSEs could, in turn, adversely affect our operations. In September 2008, Fannie Mae and Freddie Mac were placed into conservatorship by the U.S. government. The federal government has for many years considered proposals to reform Fannie Mae and Freddie Mac, but the results of any such reform, and their impact on us, are difficult to predict. To date, no reform proposal has been enacted.

        In addition, our ability to sell mortgage loans readily is dependent upon our ability to remain eligible for the programs offered by the GSEs and other institutional and non-institutional investors. Any significant impairment of our eligibility with any of the GSEs could materially and adversely affect our operations. Further, the criteria for loans to be accepted under such programs may be changed from time to time by the sponsoring entity, which could result in a lower volume of corresponding loan originations. The profitability of participating in specific programs may vary depending on a number of factors, including our administrative costs of originating and purchasing qualifying loans and our costs of meeting such criteria.

The geographic concentration of our core markets in Michigan and Ohio makes our business highly susceptible to downturns in these local economies and depressed banking markets, which could materially and adversely affect us.

        Unlike larger financial institutions that are more geographically diversified, we are a regional banking franchise concentrated in Michigan and Ohio. We operate banking centers located in Michigan, Ohio, Indiana, Wisconsin, Illinois, Nevada and New Mexico. At September 30, 2013, approximately 48.1% of our loans were to borrowers located in Michigan, 31.0% were to borrowers located in Ohio, 8.1% were to borrowers located in Wisconsin, 5.8% were to borrowers located in Illinois and 4.4% were to borrowers located in Indiana. A deterioration in economic conditions in the loan or residential or commercial real estate markets in these areas could have a material adverse effect on the quality of our portfolio, the demand for our products and services, the ability of borrowers to timely repay loans and the value of the collateral securing loans. In addition, if the population, employment or income growth in one of our core markets is negative or slower than projected, income levels, deposits and real estate development could be adversely impacted and we could be materially and adversely affected.

To the extent that we are unable to identify and consummate attractive acquisitions, or increase loans through organic loan growth, we may be unable to successfully implement our growth strategy, which could materially and adversely affect us.

        We intend to continue to grow our business through strategic acquisitions of banking franchises coupled with organic loan growth. Previous availability of attractive acquisition targets may not be indicative of future acquisition opportunities, and we may be unable to identify any acquisition targets that meet our investment objectives. As our acquired loan portfolio, which produces higher yields than our originated loans due to loan discount accretion on our purchased credit impaired loan portfolio (a component of the accretable yield), is paid down, we expect downward pressure on our income to the extent that the run-off is not replaced with other high-yielding loans. The accretable yield represents the excess of the net present value of expected future cash flows over the acquisition date fair value and includes both the expected coupon of the loan and the discount accretion. For example, the total loan yield for the three and nine months ended September 30, 2013 was 6.30% and 6.43%, respectively, while the yield generated using only the expected coupon would have been 4.66% and 4.90% during the same respective periods. As a result of the foregoing, if we are unable to replace loans in our existing portfolio with comparable high-yielding loans or a larger volume of loans, we could be adversely affected. We could also be materially and adversely affected if we choose to pursue riskier higher-yielding loans that fail to perform.

Because we intend to make acquisitions that involve distressed assets, we may not be able to realize the value we predict from these assets or make sufficient provision for future losses in the value of, or accurately estimate the future writedowns to be taken in respect of, these assets.

        Delinquencies and losses in the loan portfolios and other assets we acquire may exceed our initial forecasts developed during our due diligence investigation prior to their acquisition and, thus, produce lower risk-adjusted returns than we believed our purchase price supported. Furthermore, our due diligence investigation may not reveal all material issues. The diligence process in FDIC-assisted transactions is also expedited due to the short acquisition timeline that is typical for these transactions. If, during the diligence process, we fail to identify all relevant issues related to an acquisition, we may be forced to later write down or write off assets, restructure our operations, or incur impairment or other charges that could result in significant losses. Any of these events could materially and adversely affect us. Current economic conditions have created an uncertain environment with respect to asset valuations and there is no certainty that we will be able to sell assets or institutions after we acquire them if we determine it would be in our best interests to do so. In addition, currently there is limited or no liquidity for certain asset classes we hold, including commercial real estate and construction and development loans.

We depend on our executive officers and other key individuals to continue the implementation of our long-term business strategy and could be harmed by the loss of their services.

        We believe that our continued growth and future success will depend in large part on the skills of our management team and our ability to motivate and retain these individuals and other key individuals. In particular, we rely on the leadership and experience in the banking industry of our Chief Executive Officer, David Provost. The loss of service of Mr. Provost or one or more of our other executive officers or key personnel could reduce our ability to successfully implement our long-term business strategy, our business could suffer and the value of our common stock could be materially adversely affected. Leadership changes will occur from time to time and we cannot predict whether significant resignations will occur or whether we will be able to recruit additional qualified personnel. We believe our management team possesses valuable knowledge about the banking industry and that their knowledge and relationships would be very difficult to replicate. Although Mr. Provost has entered into an employment agreement with us, it is possible that we or Mr. Provost may not renew the agreement prior to its expiration in January 2015. Our success also depends on the experience of our branch managers and lending officers and on their relationships with the customers and communities they serve. The loss of key personnel, or the inability to recruit and retain qualified personnel in the future, could have an adverse effect on our business, financial condition or operating results. In addition, Wilbur L. Ross, Jr. is an acknowledged leader in bankruptcy, restructuring and privatization services and distressed investing. We value Mr. Ross' experience and to the extent we lose the service of Mr. Ross, our business could suffer and the value of our common stock could be materially adversely affected if investors view the loss of his service as detrimental to our ability to execute our business strategy.

Our success is dependent upon our management team, which may be unable to successfully implement their proposed business strategy.

        Our success is largely dependent upon the ability of our management team to execute our business strategy. Our management team will need to, among other things:

  •
  attract sufficient retail and commercial deposits;

  •
  attract and maintain business banking relationships with businesses in our market areas;

  •
  attract and retain experienced commercial and community bankers;

  •
  maintain adequate regulatory capital and comply with applicable federal and state regulations;

  •
  attract sufficient loans, including correspondent and purchased loans that meet prudent credit standards; and

  •
  maintain expenses in line with their current projections.

Failure to achieve these strategic goals could adversely affect our ability to successfully implement our business strategies and could negatively impact our business, financial condition and results of operations.

Competitive and regulatory dynamics may make FDIC-assisted acquisition opportunities unacceptable to us.

        Our business strategy includes the consideration of potential acquisitions of failing banks that the FDIC plans to place in receivership. The FDIC may not place banks that meet our strategic objectives into receivership. Failed bank transactions are attractive opportunities in part because of loss-sharing arrangements with the FDIC that limit the acquirer's downside risk on the purchased loan portfolio and, apart from our assumption of deposit liabilities, we have significant discretion as to the non-deposit liabilities that we assume. In addition, assets purchased from the FDIC are marked to their fair value and in many cases there is little or no addition to goodwill arising from an FDIC-assisted transaction.

        The bidding process for failing banks in our desired markets has become very competitive, and the increased competition may make it more difficult for us to bid on terms we consider to be acceptable. Our prior acquisitions should be viewed in the context of the recent opportunities available to us as a result of the confluence of our access to capital at a time when market dislocations of historical proportions resulted in attractive asset acquisition opportunities.

        Additionally, pursuant to the FDIC Policy Statement on Qualifications for Failed Bank Acquisitions, we are subject to significant regulatory burdens as a result of having previously acquired failed banks, including heightened capital requirements. For specific details of these requirements and restrictions see "Supervision and Regulation—Bank Regulation—FDIC Statement of Policy on Qualifications for Failed Bank Acquisitions" below. The FDIC has informed us that these requirements and restrictions of the FDIC Policy Statement could be extended or reinstated if we complete additional failed bank acquisitions. As a result, prior to pursing any failed bank acquisition, we would consult closely with the FDIC prior to making a bid for a failed bank. It is possible that these regulatory burdens would make the failed bank acquisition undesirable and we would not place a bid. As economic and regulatory conditions change, we may be unable to execute this aspect of our growth strategy, which could impact our future earnings, reputation and results of operations.

If Talmer Bank, the Company and certain of our shareholders are not in compliance with the applicable provisions of the FDIC Policy Statement on Qualifications for Failed Bank Acquisitions, we may be unable to bid on failed institutions in the future.

        As the agency responsible for resolving the failure of banks, the FDIC has discretion to determine whether a party is qualified to bid on a failed institution. The FDIC's Policy Statement on Qualifications for Failed Bank Acquisitions imposes restrictions and requirements on certain institutions—including us and our bank subsidiary—and their investors. Unless we, together with all of our investors who have agreed to become subject to the FDIC Policy Statement are then in compliance with the FDIC Policy Statement, the FDIC may not permit us to bid on failed institutions.

        The FDIC Policy Statement imposes the following restrictions and requirements, among others. First, Talmer Bank is required to maintain a ratio of Tier 1 common equity to total assets of at least 10% for a period of three years, and thereafter must maintain a capital level sufficient to be well capitalized under regulatory standards during the remaining period of ownership of the investors covered by the FDIC Policy Statement ("covered investors"). Our most recent failed bank acquisition closed on April 29, 2011 and, therefore, we will remain subject to the heightened capital requirement until April 29, 2014. This amount of capital exceeds that required under otherwise applicable regulatory requirements. Second, covered investors that collectively own 80% or more of two or more depository institutions are required to pledge to the FDIC their proportionate interests in each institution to indemnify the FDIC against any losses it incurs in connection with the failure of one of the institutions. Third, Talmer Bank is prohibited from extending credit to our covered investors and to affiliates of our covered investors. Fourth, covered investors may not employ ownership structures that use entities domiciled in bank secrecy jurisdictions (which the FDIC has interpreted to apply to a wide range of non-U.S. jurisdictions). Fifth, covered investors generally were prohibited from selling or otherwise transferring shares of our common stock that they own for a three-year period, which expired on April 30, 2013. Sixth, covered investors may not employ complex and functionally opaque ownership structures to own a beneficial interest in our bank subsidiary. Seventh, covered investors may be required to provide information to the FDIC, such as with respect to the size of the capital fund or funds, their diversification, their return profiles, their marketing documents, their management teams, and their business models. We believe that we are in compliance with each of the requirements of the FDIC Policy Statement applicable to us. The FDIC has informed us that if we acquire additional failed banks, it would review the matter closely to determine whether certain of the restrictions and requirements of the FDIC Policy Statement would be extended or reinstated. Given the capital and shareholder burdens associated with such restrictions and requirements, it is possible that we would choose not to bid on the failed bank.

        The FDIC Policy Statement applies to our shareholders who hold more than 5% of our total voting power, which presently includes WLR Recovery Fund IV L.P., WLR IV Parallel ESC L.P., Universities Superannuation Scheme Limited, Greenlight Capital Qualified, L.P., Greenlight Capital, L.P., Howard Hughes Medical Institute and investment funds affiliated with Manulife Asset Management (US) LLC, as well as certain other investors, including LF First Michigan LLC and David T. Provost (our Chief Executive Officer and President).

We may be terminated as a servicer of mortgage loans, be required to repurchase a mortgage loan or reimburse investors for credit losses on a mortgage loan, or incur costs, liabilities, fines and other sanctions if we fail to satisfy our servicing obligations, including our obligations with respect to mortgage loan foreclosure actions.

        We act as servicer for approximately $7.0 billion of mortgage loans owned by third parties as of September 30, 2013. As a servicer for those loans we have certain contractual obligations, including foreclosing on defaulted mortgage loans or, to the extent applicable, considering alternatives to foreclosure such as loan modifications or short sales. If we commit a material breach of our obligations as servicer, we may be subject to termination if the breach is not cured within a specified period of time following notice, causing us to lose servicing income.

        For certain investors and/or certain transactions, we may be contractually obligated to repurchase a mortgage loan or reimburse the investor for credit losses incurred on the loan as a remedy for servicing errors with respect to the loan. If we have increased repurchase obligations because of claims that we did not satisfy our obligations as a servicer, or increased loss severity on such repurchases, we may have a significant reduction to net servicing income within our mortgage banking noninterest income. We may incur costs if we are required to, or if we elect to, re-execute or re-file documents or take other action in our capacity as a servicer in connection with pending or completed foreclosures. We may incur litigation costs if the validity of a foreclosure action is challenged by a borrower. If a court were to overturn a foreclosure because of errors or deficiencies in the foreclosure process, we may have liability to the borrower and/or to any title insurer of the property sold in foreclosure if the required process was not followed. These costs and liabilities may not be legally or otherwise reimbursable to us. In addition, if certain documents required for a foreclosure action are missing or defective, we could be obligated to cure the defect or repurchase the loan. We may incur liability to securitization investors relating to delays or deficiencies in our processing of mortgage assignments or other documents necessary to comply with state law governing foreclosures. The fair value of our mortgage servicing rights may be negatively affected to the extent our servicing costs increase because of higher foreclosure costs. We may be subject to fines and other sanctions imposed by federal or state regulators as a result of actual or perceived deficiencies in our foreclosure practices or in the foreclosure practices of other mortgage loan servicers. Any of these actions may harm our reputation or negatively affect our home lending or servicing business.

We may be required to repurchase mortgage loans or indemnify buyers against losses in some circumstances, which could harm liquidity, results of operations and financial condition.

        When mortgage loans are sold, whether as whole loans or pursuant to a securitization, we are required to make customary representations and warranties to purchasers, guarantors and insurers, including the GSEs, about the mortgage loans and the manner in which they were originated. Whole loan sale agreements require repurchase or substitute mortgage loans, or indemnify buyers against losses, in the event we breach these representations or warranties. In addition, we may be required to repurchase mortgage loans as a result of early payment default of the borrower on a mortgage loan. With respect to loans that are originated through our broker or correspondent channels, the remedies available against the originating broker or correspondent, if any, may not be as broad as the remedies available to purchasers, guarantors and insurers of mortgage loans against us. We face further risk that the originating broker or correspondent, if any, may not have financial capacity to perform remedies that otherwise may be available. Therefore, if a purchaser, guarantor or insurer enforces its remedies against us, we may not be able to recover losses from the originating broker or correspondent. If repurchase and indemnity demands increase and such demands are valid claims and are in excess of our provision for potential losses, our liquidity, results of operations and financial condition may be adversely affected.

If we fail to effectively manage credit risk and interest rate risk, our business and financial condition will suffer.

        We must effectively manage credit risk. There are risks inherent in making any loan, including risks with respect to the period of time over which the loan may be repaid, risks relating to proper loan underwriting and guidelines, risks resulting from changes in economic and industry conditions, risks inherent in dealing with individual borrowers and risks resulting from uncertainties as to the future value of collateral. In addition, a primary component of our strategy is to grow our middle market and small business lending activity and to increase retail lending activity. There is no assurance that our credit risk monitoring and loan approval procedures are or will be adequate or will reduce the inherent risks associated with lending. Our credit administration personnel, policies and procedures may not adequately adapt to changes in economic or any other conditions affecting customers and the quality of our loan portfolio. Any failure to manage such credit risks may materially adversely affect our business and our consolidated results of operations and financial condition.

        We must also effectively manage interest rate risk. Because mortgage loans typically have much longer maturities than deposits or other types of funding, rising interest rates can raise the cost of funding relative to the value of the mortgage. We manage this risk in part by holding adjustable rate mortgages in portfolios and through other means. Conversely, the value of our mortgage servicing assets may fall when interest rates fall, as borrowers refinance into lower-yield loans. Given current rates, material reductions in rates may not be probable, but as rates rise, then the risk increases. There can be no assurance that we will successfully manage the lending and servicing businesses through all future interest-rate environments.

If our allowance for loan losses and fair value adjustments with respect to acquired loans is not sufficient to cover actual loan losses, our earnings will be adversely affected.

        We are exposed to the risk that our customers may not repay their loans according to their terms, and the collateral securing the payment of these loans may be insufficient to fully compensate us for the outstanding balance of the loan plus the costs to dispose of the collateral. As a result, we may experience significant loan losses that may have a material adverse effect on our operating results and financial condition.

        We maintain an allowance for loan losses in an attempt to cover loan losses inherent in our loan portfolio. In addition, as we increase our loan origination, the percentage of our loan portfolio not covered by FDIC loss share agreements will increase. As such, the long-term success of our business will be largely attributable to the quality of our assets, particularly newly-originated loans. In determining the size of the allowance, we rely on an analysis of our loan portfolio, our experience and our evaluation of general economic conditions. We also make various assumptions and judgments about the collectability of our loan portfolio, including the diversification in our loan portfolio, the effect of changes in the economy on real estate and other collateral values, the results of recent regulatory examinations, the effects on the loan portfolio of current economic indicators and their probable impact on borrowers, the amount of charge-offs for the period and the amount of non-performing loans and related collateral security.

        The application of the acquisition method of accounting in our acquisitions has impacted our allowance for loan losses. Under the acquisition method of accounting, all acquired loans were recorded in our consolidated financial statements at their fair value at the time of acquisition and the related allowance for loan loss was eliminated because credit quality, among other factors, was considered in the determination of fair value. To the extent that our estimates of fair value are too high, we will incur losses (some of which may be covered by our loss sharing arrangements with the FDIC) associated with the acquired loans. The allowance associated with our purchased credit impaired loans reflects deterioration in cash flows since acquisition resulting from our quarterly re-estimation of cash flows which involves complex cash flow projections and significant judgment on timing of loan resolution.

        If our assumptions prove to be incorrect, our current allowance may not be sufficient, and adjustments may be necessary to allow for different economic conditions or adverse developments in our loan portfolio. Material additions to the allowance for loan losses would materially decrease our net income and adversely affect our financial condition generally. In addition, federal regulators periodically review our allowance for loan losses and may require us to increase our allowance for loan losses or recognize further loan charge-offs, based on judgments different than our management. Any increase in our allowance for loan losses or loan charge-offs required by these regulatory agencies could have a material adverse effect on our operating results and financial condition.

We are exposed to higher credit risk by commercial real estate, commercial and industrial and real estate construction lending.

        Commercial real estate, commercial and industrial, and real estate construction lending usually involve higher credit risks than single-family residential lending. As of September 30, 2013, the following loan types accounted for the stated percentages of our total loan portfolio: commercial real estate—36.4%, commercial and industrial—16.4%, and real estate construction—7.2%. As of September 30, 2013, of these loans, 24.1% are covered by loss share agreements with the FDIC. These types of loans involve larger loan balances to a single borrower or groups of related borrowers.

        Commercial real estate loans may be affected to a greater extent than residential loans by adverse conditions in real estate markets or the economy because commercial real estate borrowers' ability to repay their loans depends on successful development of their properties, in addition to the factors affecting residential real estate borrowers. These loans also involve greater risk because they generally are not fully amortizing over the loan period, but have a balloon payment due at maturity. A borrower's ability to make a balloon payment typically will depend on being able to either refinance the loan or sell the underlying property in a timely manner.

        As of September 30, 2013, $739.4 million, or 70.4% of outstanding commercial real estate loans, were uncovered. Following the completion of our acquisition of Talmer West Bank on January 1, 2014, the percentage of our total loans that are comprised of commercial real estate loans increased from 36.4% as of September 30, 2013 to approximately 42.0% on a pro forma basis as of September 30, 2013. In addition, because all of the loans we acquired from Talmer West Bank were uncovered loans, our uncovered commercial real estate loans as of September 30, 2013 on a pro forma basis increased to 79.2% of outstanding commercial real estate loans. The banking regulators are giving commercial real estate lending greater scrutiny, and may require banks with higher levels of commercial real estate loans to implement improved underwriting, internal controls, risk management policies and portfolio stress testing, as well as possibly higher levels of allowances for losses and capital levels as a result of commercial real estate lending growth and exposures.

        Commercial and industrial loans are typically based on the borrowers' ability to repay the loans from the cash flow of their businesses. These loans may involve greater risk because the availability of funds to repay each loan depends substantially on the success of the business itself. In addition, the assets securing the loans have the following characteristics: (a) they depreciate over time, (b) they are difficult to appraise and liquidate, and (c) they fluctuate in value based on the success of the business.

        Risk of loss on a real estate construction loan depends largely upon whether our initial estimate of the property's value at completion of construction equals or exceeds the cost of the property construction (including interest), the availability of permanent take-out financing and the builder's ability to ultimately sell the property. During the construction phase, a number of factors can result in delays and cost overruns. If estimates of value are inaccurate or if actual construction costs exceed estimates, the value of the property securing the loan may be insufficient to ensure full repayment when completed through a permanent loan or by seizure of collateral.

        Commercial real estate loans, commercial and industrial loans, and real estate construction loans are more susceptible to a risk of loss during a downturn in the business cycle. Our underwriting, review and monitoring cannot eliminate all of the risks related to these loans.

We may not be able to retain or develop a strong core deposit base or other low-cost funding sources.

        We depend on checking, savings and money market deposit account balances and other forms of customer deposits as our primary source of funding for our lending activities. Our future growth will largely depend on our ability to retain and grow a strong deposit base. If we are unable to continue to attract and retain core deposits, to obtain third party financing on favorable terms, or to have access to interbank or other liquidity sources, our cost of funds will increase, adversely affecting the ability to generate the funds necessary for lending operations, reducing net interest margin and negatively affecting results of operations. We derive liquidity through core deposit growth, maturity of money market investments, and maturity and sale of investment securities and loans. Additionally, we have access to financial market borrowing sources on an unsecured and a collateralized basis for both short-term and long-term purposes including, but not limited to, the Federal Reserve and Federal Home Loan Banks, of which we are a member. If these funding sources are not sufficient or available, we may have to acquire funds through higher-cost sources.

Changes in local economic conditions where we operate could have a negative effect.

        Our success depends significantly on growth, or lack thereof, in population, income levels, deposits and housing starts in the geographic markets in which we operate. The local economic conditions in these areas have a significant impact on our commercial, real estate and construction loans, the ability of borrowers to repay these loans, and the value of the collateral securing these loans. Unlike larger financial institutions that are more geographically diversified, we are a regional banking franchise. Adverse changes in, and further deterioration of, the economic conditions of the Midwest United States in general or in our primary markets in Michigan and Ohio, our other markets in Wisconsin, Indiana and Illinois or any one or more of our local markets could negatively affect our financial condition, results of operations and profitability. A continuing deterioration in economic conditions could result in the following consequences, any of which could have a material adverse effect on our business:

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  loan delinquencies may increase;

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  problem assets and foreclosures may increase;

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  demand for our products and services may decline; and

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  collateral for loans that we make, especially real estate, may decline in value, in turn reducing a customer's borrowing power, and reducing the value of assets and collateral associated with the our loans.

We face strong competition for customers, which could prevent us from obtaining customers or may cause us to pay higher interest rates to attract customer deposits.

        The banking business is highly competitive, and we experience competition in our markets from many other financial institutions. Customer loyalty can be easily influenced by a competitor's new products, especially offerings that could provide cost savings or a higher return to the customer. Moreover, this competitive industry could become even more competitive as a result of legislative, regulatory and technological changes and continued consolidation. We compete with commercial banks, credit unions, savings and loan associations, mortgage banking firms, consumer finance companies, securities brokerage firms, insurance companies, money market funds and other mutual funds, as well as super-regional, national and international financial institutions that operate offices in our primary market areas and elsewhere.

        We compete with these institutions both in attracting deposits and in making loans. In addition, we have to attract our customer base from other existing financial institutions and from new residents. Many of our competitors are well-established, larger financial institutions that may have higher lending limits. Because we will have a lower lending limit than some of our competitors it may discourage borrowers with lending needs that exceed those limits from doing business with us. While we may try to serve these borrowers by selling loan participations to other financial institutions, this strategy may not succeed in this current market because the number of institutions that are willing to act as loan participants is decreasing. We also compete with local community banks in our market. We may not be able to compete successfully with other financial institutions in our market, and we may have to pay higher interest rates to attract deposits, accept lower yields on loans to attract loans and pay higher wages for new employees, resulting in reduced profitability. In addition, competitors that are not depository institutions are generally not subject to the extensive regulations that apply to us.

        We may also face a competitive disadvantage as a result of our relatively smaller size, lack of significant geographic diversification beyond the Midwest United States and the States of Michigan, Ohio, Wisconsin, Indiana and Illinois and inability to spread our operating costs across a broader market.

Our deposit insurance premiums could be substantially higher in the future, which could have a material adverse effect on our future earnings.

        The FDIC insures deposits at FDIC-insured depository institutions, such as our subsidiary banks, up to $250,000 per account. The amount of a particular institution's deposit insurance assessment is based on that institution's risk classification under an FDIC risk-based assessment system. An institution's risk classification is assigned based on its capital levels and the level of supervisory concern the institution poses to its regulators. Recent market developments and bank failures significantly depleted the FDIC's Deposit Insurance Fund, and reduced the ratio of reserves to insured deposits. As a result of recent economic conditions and the enactment of the Dodd-Frank Wall Street Reform and Consumer Protection Act (which we refer to as the "Dodd-Frank Act"), banks are now assessed deposit insurance premiums based on the bank's average consolidated total assets, and the FDIC has modified certain risk-based adjustments which increase or decrease a bank's overall assessment rate. This has resulted in increases to the deposit insurance assessment rates and thus raised deposit premiums for many insured depository institutions. If these increases are insufficient for the Deposit Insurance Fund to meet its funding requirements, further special assessments or increases in deposit insurance premiums may be required. We are generally unable to control the amount of premiums that we are required to pay for FDIC insurance. If there are additional bank or financial institution failures, we may be required to pay even higher FDIC premiums than the recently increased levels. If our financial condition deteriorates or if the bank regulators otherwise have supervisory concerns about us, then our assessments could rise. Any future additional assessments, increases or required prepayments in FDIC insurance premiums could reduce our profitability, may limit our ability to pursue certain business opportunities, or otherwise negatively impact our operations.

Any deficiencies in our financial reporting or internal controls could materially and adversely affect us, including resulting in material misstatements in our financial statements, and could materially and adversely affect the market price of our common stock.

        During 2012, we corrected an error in our accounting for troubled debt restructurings on modified loans individually accounted for under ASC 310-30. The correction of this error resulted in reclassifications of certain balance sheet and income statement line items (mainly loans, allowance for loan losses, FDIC indemnification asset, interest income, provision for loan losses and noninterest income), which did not have a material impact on overall net income for the year ended December 31, 2012, or prior years; however, the changes did require that we restate previously completed quarterly financial statements in 2012. Although the corrections did not result in a material weakness in our internal controls over financial reporting as of December 31, 2012, if we fail to maintain effective internal controls over financial reporting, our operating results could be harmed and it could result in a material misstatement in our financial statements in the future. Inferior controls and procedures or the identification of additional accounting errors could cause our investors to lose confidence in our internal controls and question our reported financial information, which, among other things, could have a negative impact on the trading price of our common stock. Additionally, we could become subject to increased regulatory scrutiny and a higher risk of shareholder litigation, which could result in significant additional expenses and require additional financial and management resources.

The accuracy of our financial statements and related disclosures could be affected if the judgments, assumptions or estimates used in our critical accounting policies are inaccurate.

        The preparation of financial statements and related disclosure in conformity with accounting principles generally accepted in the United States requires us to make judgments, assumptions and estimates that affect the amounts reported in our consolidated financial statements and accompanying notes. Our critical accounting policies, which are included in the section captioned "Management's Discussion and Analysis of Financial Condition and Results of Operations" in this prospectus, describe those significant accounting policies and methods used in the preparation of our consolidated financial statements that we consider "critical" because they require judgments, assumptions and estimates that materially affect our consolidated financial statements and related disclosures. As a result, if future events differ significantly from the judgments, assumptions and estimates in our critical accounting policies, those events or assumptions could have a material impact on our consolidated financial statements and related disclosures.

Any requested or required changes in how we determine the impact of loss share accounting on our financial information could have a material adverse effect on our reported results.

        Our financial results are significantly affected by loss share accounting, which is driven by accounting rule interpretations, assumptions and judgments made by us, and subject to ongoing review by our accountants and the regulatory agencies to whom we report such information. Loss share accounting is a complex accounting methodology. Many of the decisions management makes regarding the application of this accounting methodology are subject to question or revision by our accountants and the various regulatory agencies to whom we report. As such, any financial information generated through the use of loss share accounting is subject to modification or change. Any significant modification or change in such information could have a material adverse effect on our results of operations and our previously reported results. In some cases, we could be required to apply a new or revised standard retroactively, resulting in us restating prior period financial statements.

Our financial information reflects the application of purchase accounting. Any change in the assumptions used in such methodology could have a material adverse effect on our results of operations.

        We have acquired a significant majority of our assets and assumed a significant majority of our liabilities in our six acquisitions and our financial results are heavily influenced by the application of purchase accounting. Purchase accounting requires management to make assumptions regarding the assets purchased and liabilities assumed to determine their fair value at acquisition. If these assumptions are incorrect or our accountants or the regulatory agencies to whom we report do not concur with our judgments and require that we change or modify our assumptions, such change or modification could have a material adverse effect on our financial condition or results of operations or our previously reported results.

The banking industry is heavily regulated and that regulation or future regulation could limit or restrict our activities and adversely affect our financial results.

        We operate in a highly regulated industry and we are subject to examination, supervision, and comprehensive regulation by various federal and state agencies, including the Federal Reserve, the FDIC, the OCC and the Michigan Department of Insurance and Financial Services. Our compliance with these regulations are costly and restricts some of our activities, including payment of dividends, mergers and acquisitions, investments, loans and interest rates and locations of offices. We are also subject to capitalization guidelines established by our regulators, which require us to maintain adequate capital to support our business, and First Place Bank, under the Cease and Desist Order, and Talmer West Bank, under the Consent Order, are each subject to heightened capitalization requirements.

        The burden of regulatory compliance has increased under current legislation and banking regulations and is likely to continue to have or may have a significant impact on the financial services industry. Recent legislative and regulatory changes, as well as changes in regulatory enforcement policies and capital adequacy guidelines, are increasing our costs of doing business and, as a result, may create an advantage for our competitors who may not be subject to similar legislative and regulatory requirements. In addition, future regulatory changes, including changes to regulatory capital requirements, could have an adverse impact on our future results. Furthermore, the federal and state bank regulatory authorities who supervise us have broad discretionary powers to take enforcement actions against banks for failure to comply with applicable regulations and laws. If we fail to comply with applicable laws or regulations, we could become subject to enforcement actions that have a material adverse effect on our future results.

We are periodically subject to examination and scrutiny by a number of banking agencies and, depending upon the findings and determinations of these agencies, we may be required to make adjustments to our business that could adversely affect us.

        Federal and state banking agencies periodically conduct examinations of our business, including compliance with applicable laws and regulations. If, as a result of an examination, a banking agency were to determine that the financial condition, capital resources, asset quality, asset concentration, earnings prospects, management, liquidity sensitivity to market risk or other aspects of any of our operations has become unsatisfactory, or that we or our management is in violation of any law or regulation, or, in the case of First Place Bank, the Cease and Desist Order, or in the case of Talmer West Bank, the Consent Order, it could take a number of different remedial actions as it deems appropriate. These actions include the power to enjoin "unsafe or unsound" practices, to require affirmative actions to correct any conditions resulting from any violation or practice, to issue an administrative order that can be judicially enforced, to direct an increase in our capital, to restrict our growth, to change the asset composition of our portfolio or balance sheet, to assess civil monetary penalties against our officers or directors, to remove officers and directors and, if it is concluded that such conditions cannot be corrected or there is an imminent risk of loss to depositors, to terminate our deposit insurance. If we become subject to such regulatory actions, our business, results of operations and reputation may be negatively impacted.

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 may have a material adverse effect on our operations.

        On July 21, 2010, President Obama signed into law the Dodd-Frank Act, which imposes significant regulatory and compliance changes. The key effects of the Dodd-Frank Act on our business are:

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  changes to regulatory capital requirements;

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  exclusion of hybrid securities, including trust preferred securities, issued on or after May 19, 2010 from Tier 1 capital;

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  creation of new government regulatory agencies (such as the Financial Stability Oversight Council, which oversees systemic risk, and the Consumer Financial Protection Bureau, which develops and enforces rules for bank and non-bank providers of consumer financial products);

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  potential limitations on federal preemption;

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  changes to deposit insurance assessments;

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  regulation of debit interchange fees we earn;

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  changes in retail banking regulations, including potential limitations on certain fees we may charge; and

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  changes in regulation of consumer mortgage loan origination and risk retention.

        In addition, the Dodd-Frank Act restricts the ability of banks to engage in certain proprietary trading or to sponsor or invest in private equity or hedge funds. The Dodd-Frank Act also contains provisions designed to limit the ability of insured depository institutions, their holding companies and their affiliates to conduct certain swaps and derivatives activities and to take certain principal positions in financial instruments.

        Some provisions of the Dodd-Frank Act became effective immediately upon its enactment. Many provisions, however, will require regulations to be promulgated by various federal agencies in order to be implemented, some but not all of which have been proposed or finalized by the applicable federal agencies. The provisions of the Dodd-Frank Act may have unintended effects, which will not be clear until after implementation. Certain changes resulting from the Dodd-Frank Act may impact the profitability of our business activities, require changes to certain of our business practices, impose upon us more stringent capital, liquidity and leverage requirements or otherwise adversely affect our business. These changes may also require us to invest significant management attention and resources to evaluate and make any changes necessary to comply with new statutory and regulatory requirements. Failure to comply with the new requirements may negatively impact our results of operations and financial condition. While we cannot predict what effect any presently contemplated or future changes in the laws or regulations or their interpretations would have on us, these changes could be materially adverse to investors in our common stock.

New capital rules that were recently issued generally require insured depository institutions and their holding companies to hold more capital. The impact of the new rules on our financial condition and operations is uncertain but could be materially adverse.

        On July 2, 2013, the Federal Reserve adopted a final rule for the Basel III capital framework and, on July 9, 2013, the OCC also adopted a final rule and the FDIC adopted the same provisions in the form of an "interim final rule." These rules substantially amend the regulatory risk-based capital rules applicable to us. The rules phase in over time beginning in 2015 and will become fully effective in 2019. The rules apply to the Company as well as to Talmer Bank, First Place Bank and Talmer West Bank.

        The final rules increase capital requirements and generally include two new capital measurements that will affect us, a risk-based common equity Tier 1 ratio and a capital conservation buffer. Common Equity Tier 1 (CET1) capital is a subset of Tier 1 capital and is limited to common equity (plus related surplus), retained earnings, accumulated other comprehensive income and certain other items. Other instruments that have historically qualified for Tier 1 treatment, including non-cumulative perpetual preferred stock, are consigned to a category known as Additional Tier 1 capital and must be phased out over a period of nine years beginning in 2014. The rules permit bank holding companies with less than $15 billion in assets (such as us) to continue to include trust preferred securities and non-cumulative perpetual preferred stock issued before May 19, 2010 in Tier 1 capital, but not CET1. Tier 2 capital consists of instruments that have historically been placed in Tier 2, as well as cumulative perpetual preferred stock.

        The final rules adjust all three categories of capital by requiring new deductions from and adjustments to capital that will result in more stringent capital requirements and may require changes in the ways we do business. Among other things, the current rule on the deduction of mortgage servicing assets from Tier 1 capital has been revised in ways that are likely to require a greater deduction than we currently make and that will require the deduction to be made from CET1. This deduction phases in over a three-year period from 2015 through 2017. We closely monitor our mortgage servicing assets, and we expect to maintain our mortgage servicing asset at levels below the deduction thresholds by a combination of sales of portions of these assets from time to time either on a flowing basis as we originate mortgages or through bulk sale transactions. Additionally, any gains on sale from mortgage loans sold into securitizations must be deducted in full from CET1. This requirement phases in over three years from 2015 through 2017. Under the earlier rule and through 2014, no deduction is required.

        Beginning in 2015, our minimum capital requirements will be (i) a CET1 ratio of 4.5%, (ii) a Tier 1 capital (CET1 plus Additional Tier 1 capital) of 6% (up from 4%) and (iii) a total capital ratio of 8% (the current requirement). Our leverage ratio requirement will remain at the 4% level now required. Beginning in 2016, a capital conservation buffer will phase in over three years, ultimately resulting in a requirement of 2.5% on top of the CET1, Tier 1 and total capital requirements, resulting in a require CET1 ratio of 7%, a Tier 1 ratio of 8.5%, and a total capital ratio of 10.5%. Failure to satisfy any of these three capital requirements will result in limits on paying dividends, engaging in share repurchases and paying discretionary bonuses. These limitations will establish a maximum percentage of eligible retained income that could be utilized for such actions. While the final rules will result in higher regulatory capital standards, it is difficult at this time to predict when or how any new standards will ultimately be applied to us.

        In addition to the higher required capital ratios and the new deductions and adjustments, the final rules increase the risk weights for certain assets, meaning that we will have to hold more capital against these assets. For example, commercial real estate loans that do not meet certain new underwriting requirements must be risk-weighted at 150%, rather than the current 100%. There are also new risk weights for unsettled transactions and derivatives. We also will be required to hold capital against short-term commitments that are not unconditionally cancelable; currently, there are no capital requirements for these off-balance sheet assets. All changes to the risk weights take effect in full in 2015.

        In addition, in the current economic and regulatory environment, bank regulators may impose capital requirements that are more stringent than those required by applicable existing regulations. First Place Bank is currently subject to heightened capitalization requirements under its Cease and Desist Order. Talmer West Bank is also subject to heightened capital requirements under the Consent Order. The application of more stringent capital requirements for us could, among other things, result in lower returns on equity, require the raising of additional capital, and result in regulatory actions if we were to be unable to comply with such requirements. Implementation of changes to asset risk weightings for risk-based capital calculations, items included or deducted in calculating regulatory capital or additional capital conservation buffers, could result in management modifying our business strategy and could limit our ability to make distributions, including paying dividends or buying back our shares.

The federal banking agencies have proposed new liquidity standards that could result in our having to lengthen the term of our funding, restructure our business lines by forcing us to seek new sources of liquidity for them, and/or increase our holdings of liquid assets.

        As part of the Basel III capital process, the Basel Committee on Banking Supervision has finalized a new liquidity standard, a liquidity coverage ratio, which requires a banking organization to hold sufficient "high quality liquid assets" to meet liquidity needs for a 30 calendar day liquidity stress scenario. A net stable funding ratio, which imposes a similar requirement over a one-year period, is under consideration. The U.S. banking regulators have proposed a liquidity coverage ratio for systemically important banks. Although the proposal would not apply directly to us, the substance of the proposal may inform the regulators' assessment of our liquidity. We could be required to reduce our holdings of illiquid assets and adversely affect our results and financial condition.

We face a risk of noncompliance and enforcement action with the Bank Secrecy Act and other anti-money laundering statutes and regulations.

        The federal Bank Secrecy Act, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (which we refer to as the "PATRIOT Act") and other laws and regulations require financial institutions, among other duties, to institute and maintain effective anti-money laundering programs and file suspicious activity and currency transaction reports as appropriate. The federal Financial Crimes Enforcement Network, established by the U.S. Treasury Department to administer the Bank Secrecy Act, is authorized to impose significant civil money penalties for violations of those requirements and has recently engaged in coordinated enforcement efforts with the individual federal banking regulators, as well as the U.S. Department of Justice, Drug Enforcement Administration and Internal Revenue Service. There is also increased scrutiny of compliance with the rules enforced by the Office of Foreign Assets Control (which we refer to as "OFAC"). Federal and state bank regulators also have begun to focus on compliance with Bank Secrecy Act and anti-money laundering regulations. If our policies, procedures and systems are deemed deficient or the policies, procedures and systems of the financial institutions that we have already acquired or may acquire in the future are deficient, we would be subject to liability, including fines and regulatory actions such as restrictions on our ability to pay dividends and the necessity to obtain regulatory approvals to proceed with certain aspects of our business plan, including our acquisition plans, which would negatively impact our business, financial condition and results of operations. Failure to maintain and implement adequate programs to combat money laundering and terrorist financing could also have serious reputational consequences for us.

Federal, state and local consumer lending laws may restrict our ability to originate certain mortgage loans or increase our risk of liability with respect to such loans and could increase our cost of doing business.

        Federal, state and local laws have been adopted that are intended to eliminate certain lending practices considered "predatory." These laws prohibit practices such as steering borrowers away from more affordable products, selling unnecessary insurance to borrowers, repeatedly refinancing loans and making loans without a reasonable expectation that the borrowers will be able to repay the loans irrespective of the value of the underlying property. Over the course of 2013, the Consumer Financial Protection Bureau ("CFPB") has issued several rules on mortgage lending, notably a rule requiring all home mortgage lenders to determine a borrower's ability to repay the loan. The origination of loans with certain terms and conditions and that otherwise meet the definition of a "qualified mortgage" may protect us from liability to a borrower for failing to make the necessary determinations. In either case, we may find it necessary to tighten our mortgage loan underwriting standards in response to the CFPB rules, which may constrain our ability to make loans consistent with our business strategies. It is our policy not to make predatory loans and to determine borrowers' ability to repay, but the law and related rules create the potential for increased liability with respect to our lending and loan investment activities. They increase our cost of doing business and, ultimately, may prevent us from making certain loans and cause us to reduce the average percentage rate or the points and fees on loans that we do make.

We are subject to federal and state fair lending laws, and failure to comply with these laws could lead to material penalties.

        Federal and state fair lending laws and regulations, such as the Equal Credit Opportunity Act and the Fair Housing Act, impose nondiscriminatory lending requirements on financial institutions. The Department of Justice, CFPB and other federal and state agencies are responsible for enforcing these laws and regulations. Private parties may also have the ability to challenge an institution's performance under fair lending laws in private class action litigation. A successful challenge to our performance under the fair lending laws and regulations could adversely impact our rating under the Community Reinvestment Act and result in a wide variety of sanctions, including the required payment of damages and civil money penalties, injunctive relief, imposition of restrictions on merger and acquisition activity and restrictions on expansion activity, which could negatively impact our reputation, business, financial condition and results of operations.

The Federal Reserve may require us to commit capital resources to support our subsidiary banks.

        The Federal Reserve requires a bank holding company to act as a source of financial and managerial strength to a subsidiary bank and to commit resources to support such subsidiary bank. Under the "source of strength" doctrine, the Federal Reserve may require a bank holding company to make capital injections into a troubled subsidiary bank and may charge the bank holding company with engaging in unsafe and unsound practices for failure to commit resources to such a subsidiary bank. In addition, the Dodd-Frank Act directs the federal bank regulators to require that all companies that directly or indirectly control an insured depository institution serve as a source of strength for the institution. Under these requirements, in the future, we could be required to provide financial assistance to our subsidiary banks if they experience financial distress.

        A capital injection may be required at times when we do not have the resources to provide it, and therefore we may be required to borrow the funds. In the event of a bank holding company's bankruptcy, the bankruptcy trustee will assume any commitment by the holding company to a federal bank regulatory agency to maintain the capital of a subsidiary bank. Moreover, bankruptcy law provides that claims based on any such commitment will be entitled to a priority of payment over the claims of the holding company's general unsecured creditors, including the holders of its note obligations. Thus, any borrowing that must be done by the holding company in order to make the required capital injection becomes more difficult and expensive and will adversely impact the holding company's cash flows, financial condition, results of operations and prospects.

The downgrade of the U.S. credit rating could negatively impact our business, results of operations and financial condition.

        Recent U.S. debt ceiling and budget deficit concerns together with signs of deteriorating sovereign debt conditions in Europe, have increased the possibility of additional credit-rating downgrades and economic slowdowns in the U.S. Although U.S. lawmakers passed legislation to raise the federal debt ceiling in 2011, Standard & Poor's Ratings Services lowered its long-term sovereign credit rating on the U.S. from "AAA" to "AA+" in August 2011. The impact of any further downgrades to the U.S. government's sovereign credit rating or its perceived creditworthiness could adversely affect the U.S. and global financial markets and economic conditions. In January 2013, the U.S. government adopted legislation to suspend the debt limit until May 19, 2013. In October 2013, the debt ceiling was suspended until February 7, 2014. Moody's and Fitch have each warned that they may downgrade the U.S. government's rating if the federal debt is not stabilized. A downgrade of the U.S. government's credit rating or a default by the U.S. government to satisfy its debt obligations likely would create broader financial turmoil and uncertainty, which would weigh heavily on the global banking system. It is possible that any such impact could have a material adverse effect on our business, results of operations and financial condition.

The requirements of being a public company may strain our resources, divert management's attention and affect our ability to attract and retain executive management and qualified board members.

        As a public company, we will be subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, the Sarbanes-Oxley Act of 2002, the Dodd-Frank Act, the listing requirements of The NASDAQ Stock Market and other applicable securities rules and regulations. Compliance with these rules and regulations will increase our legal and financial compliance costs, make some activities more difficult, time-consuming or costly and increase demand on our systems and resources, particularly after we are no longer an "emerging growth company." The Exchange Act requires, among other things, that we file annual, quarterly and current reports with respect to our business and operating results. The Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures and internal control over financial reporting. In order to maintain and, if required, improve our disclosure controls and procedures and internal control over financial reporting to meet this standard, significant resources and management oversight may be required. As a result, management's attention may be diverted from other business concerns, including the integration of our acquired banks, which could adversely affect our business and operating results. Although we have already hired additional employees to comply with these requirements, we may need to hire more employees in the future or engage outside consultants, which will increase our costs and expenses.

        In addition, changing laws, regulations and standards relating to corporate governance and public disclosure are creating uncertainty for public companies, increasing legal and financial compliance costs and making some activities more time consuming. These laws, regulations and standards are subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. We intend to invest resources to comply with evolving laws, regulations and standards, and this investment may result in increased general and administrative expenses and a diversion of management's time and attention from revenue-generating activities to compliance activities. If our efforts to comply with new laws, regulations and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to their application and practice, regulatory authorities may initiate legal proceedings against us and our business may be adversely affected.

        We also expect that being a public company and these new rules and regulations will increase the costs of our director and officer liability insurance, and we may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. These factors could also make it more difficult for us to attract and retain qualified members of our board of directors, particularly to serve on our audit committee and compensation committee, and qualified executive officers.

        As a result of disclosure of information in this prospectus and in filings required of a public company, our business and financial condition will become more visible, which we believe may result in threatened or actual litigation, including by competitors and other third parties. If such claims are successful, our business and operating results could be adversely affected, and even if the claims do not result in litigation or are resolved in our favor, these claims, and the time and resources necessary to resolve them, could divert the resources of our management and adversely affect our business and operating results.

We are dependent on our information technology and telecommunications systems and third-party servicers, and systems failures, interruptions or breaches of security could have an adverse effect on our financial condition and results of operations.

        Our business is highly dependent on the successful and uninterrupted functioning of our information technology and telecommunications systems and third-party servicers. We outsource many of our major systems, such as data processing, loan servicing and deposit processing systems. The failure of these systems, or the termination of a third-party software license or service agreement on which any of these systems is based, could interrupt our operations. Because our information technology and telecommunications systems interface with and depend on third-party systems, we could experience service denials if demand for such services exceeds capacity or such third-party systems fail or experience interruptions. If sustained or repeated, a system failure or service denial could result in a deterioration of our ability to process new and renewal loans, gather deposits and provide customer service, compromise our ability to operate effectively, damage our reputation, result in a loss of customer business and/or subject us to additional regulatory scrutiny and possible financial liability, any of which could have a material adverse effect on our financial condition and results of operations.

        In addition, we provide our customers the ability to bank remotely, including online over the Internet. The secure transmission of confidential information is a critical element of remote banking. Our network could be vulnerable to unauthorized access, computer viruses, phishing schemes, spam attacks, human error, natural disasters, power loss and other security breaches. We may be required to spend significant capital and other resources to protect against the threat of security breaches and computer viruses, or to alleviate problems caused by security breaches or viruses. Further, we outsource some of the data processing functions used for remote banking, and accordingly we are dependent on the expertise and performance of our third-party providers. To the extent that our activities, the activities of our customers, or the activities of our third-party service providers involve the storage and transmission of confidential information, security breaches and viruses could expose us to claims, litigation and other possible liabilities. Any inability to prevent security breaches or computer viruses could also cause existing customers to lose confidence in our systems and could adversely affect our reputation, results of operations and ability to attract and maintain customers and businesses. In addition, a security breach could also subject us to additional regulatory scrutiny, expose us to civil litigation and possible financial liability and cause reputational damage.

We must respond to rapid technological changes, and these changes may be more difficult or expensive than anticipated.

        We will have to respond to future technological changes. Specifically, if our competitors introduce new banking products and services embodying new technologies, or if new banking industry standards and practices emerge, then our existing product and service offerings, technology and systems may be impaired or become obsolete. Further, if we fail to adopt or develop new technologies or to adapt our products and services to emerging industry standards, then we may lose current and future customers, which could have a material adverse effect on our business, financial condition and results of operations. The financial services industry is changing rapidly, and to remain competitive, we must continue to enhance and improve the functionality and features of our products, services and technologies. These changes may be more difficult or expensive than we anticipate.

We are subject to losses due to the errors or fraudulent behavior of employees or third parties.

        We are exposed to many types of operational risk, including the risk of fraud by employees and outsiders, clerical recordkeeping errors and transactional errors. Our business is dependent on our employees as well as third-party service providers to process a large number of increasingly complex transactions. We could be materially adversely affected if one of our employees causes a significant operational breakdown or failure, either as a result of human error or where an individual purposefully sabotages or fraudulently manipulates our operations or systems or if one of our third-party service providers experiences an operational breakdown or failure. When we originate loans, we rely upon information supplied by loan applicants and third parties, including the information contained in the loan application, property appraisal and title information, if applicable, and employment and income documentation provided by third parties. If any of this information is misrepresented and such misrepresentation is not detected prior to loan funding, we generally bear the risk of loss associated with the misrepresentation. Any of these occurrences could result in a diminished ability of us to operate our business, potential liability to customers, reputational damage and regulatory intervention, which could negatively impact our business, financial condition and results of operations.

Future growth or operating results may require us to raise additional capital, but that capital may not be available or may be dilutive.

        We are required by federal regulatory authorities to maintain adequate levels of capital to support our operations. We may at some point need to raise additional capital to support our operations and any future growth.

        Our ability to raise capital will depend on conditions in the capital markets, which are outside of our control and largely do not depend on our financial performance. Accordingly, we may be unable to raise capital when needed or on favorable terms. If we cannot raise additional capital when needed, we will be subject to increased regulatory supervision and the imposition of restrictions on our growth and business. These restrictions could negatively affect our ability to operate or further expand our operations through loan growth, acquisitions or the establishment of additional branches. These restrictions may also result in increases in operating expenses and reductions in revenues that could have a material adverse effect on our financial condition, results of operations and the price of our common stock.

We may not be able to efficiently deploy all of our capital, which would decrease our return on equity.

        Following this initial public offering, we will have equity capital that is in excess of our required regulatory amounts. It is unlikely that we will be able to leverage our excess capital solely through organic growth in the near term, if ever. As a result, unless we are able to grow through acquisitions or other strategic transactions, it is unlikely that we will be able to generate significant returns on equity in the near future.

Shareholders affiliated with one of our directors own a significant percentage of our common stock and may vote their shares in a manner that you may consider not to be consistent with your best interest or the best interest of our shareholders as a whole.

        The WL Ross Funds, which are affiliated with Wilbur L. Ross, Jr., one of our directors, currently beneficially own, in the aggregate, approximately 24.1% of our outstanding common stock, assuming the exercise of all immediately exercisable warrants held by them, and are expected to beneficially own, following the completion of the offering, approximately 17.9% of our outstanding common stock, or 16.8% if the underwriters' over-allotment option is exercised in full. As a result, the WL Ross Funds, in their capacity as shareholders, will continue to have the ability following the completion of this offering to vote a significant percentage of our outstanding common stock on all matters put to a vote of our shareholders, including the election of our board of directors and certain other significant corporate transactions, such as a merger or acquisition transaction. On any such matter, the interests of the WL Ross Funds may not coincide with the interests of the other holders of our common stock and any such difference in interests may result in the WL Ross Funds voting their shares in a manner inconsistent with the interest of other shareholders of the Company. In addition, following the termination of the lock-up period discussed under "Underwriting—Lock-up Agreements," it is possible that the WL Ross Funds may sell or otherwise dispose of all or a significant portion of the remaining shares they hold following the offering which could adversely affect the market price of our common stock and, accordingly the value of your investment in us may decrease.

Certain of our directors may have conflicts of interest in determining whether to present business opportunities to us or another entity with which they are, or may become, affiliated.

        Certain of our directors are or may become subject to fiduciary obligations in connection with their service on the boards of directors of other corporations, including financial institutions. A director's association with other financial institutions, which give rise to fiduciary or contractual obligations to such institutions, may create conflicts of interest. To the extent that any of our directors become aware of acquisition opportunities that may be suitable for entities other than us to which they have fiduciary or contractual obligations, or they are presented with such opportunities in their capacities as fiduciaries to such entities, they may honor such obligations to such other entities. You should assume that to the extent any of our directors become aware of an opportunity that may be suitable both for us and another entity to which such person has a fiduciary obligation or contractual obligation to present such opportunity as set forth above, he or she may first give the opportunity to such other entity or entities and may give such opportunity to us only to the extent such other entity or entities reject or are unable to pursue such opportunity. In addition, you should assume that to the extent any of our directors become aware of an acquisition opportunity that does not fall within the above parameters, but that may otherwise be suitable for us, he or she may not present such opportunity to us.

Our financial condition may be affected negatively by the costs of litigation.

        We may be involved from time to time in a variety of litigation, investigations or similar matters arising out of our business. In many cases, we may seek reimbursement from our insurance carriers, or with respect to covered assets, from the FDIC to cover such costs and expenses. Our insurance may not cover all claims that may be asserted against us, and any claims asserted against us, regardless of merit or eventual outcome, may harm our reputation. In addition, there may be limitations on reimbursements from the FDIC with respect to litigation expenses related to covered assets under Talmer Bank's loss share agreements. Should the ultimate judgments or settlements in any litigation or investigation significantly exceed our insurance coverage or anticipated reimbursements from the FDIC, they could have a material adverse effect on our business, financial condition and results of operations. In addition, we may not be able to obtain appropriate types or levels of insurance in the future, nor may we be able to obtain adequate replacement policies with acceptable terms, if at all.

We may be adversely affected by the lack of soundness of other financial institutions.

        Our ability to engage in routine funding and other transactions could be adversely affected by the actions and commercial soundness of other financial institutions. Financial services institutions are interrelated as a result of trading, clearing, counterparty or other relationships. Defaults by, or even rumors or questions about, one or more financial institutions, or the financial services industry generally, may lead to market-wide liquidity problems and losses of depositor, creditor and counterparty confidence and could lead to losses or defaults by us or by other institutions.

Risks Related to the Acquisition of the Acquired Banks

We are subject to risks related to our acquisition transactions.

        The ultimate success of our past acquisitions, including our acquisition of Talmer West Bank, and any acquisitions (whether FDIC-assisted or unassisted transactions) in which we may participate in the future will depend on a number of factors, including our ability:

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  to fully integrate, and to integrate successfully, the branches acquired into our operations;

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  to limit the outflow of deposits held by our new customers in the acquired branches and to successfully retain and manage interest-earning assets (loans) acquired;

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  to retain existing deposits and to generate new interest-earning assets in the geographic areas previously served by the acquired banks;

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  to effectively compete in new markets in which we did not previously have a presence;

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  to comply with the regulatory burdens associated with FDIC-assisted acquisitions;

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  to control the incremental non-interest expense from the acquired branches in a manner that enables us to maintain a favorable overall efficiency ratio;

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  to retain and attract the appropriate personnel to staff the acquired branches;

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  to earn acceptable levels of interest and non-interest income, including fee income, from the acquired branches; and

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  to reasonably estimate cash flows for acquired loans to mitigate exposure greater than estimated losses at the time of acquisition.

        As with any acquisition involving a financial institution, there may be higher than average levels of service disruptions that would cause inconveniences to our new customers or potentially increase the effectiveness of competing financial institutions in attracting our customers. We anticipate challenges and opportunities because of the unique nature of each acquisition. Integration efforts will also likely divert our management's attention and resources. We may be unable to integrate acquired branches successfully, and the integration process could result in the loss of key employees, the disruption of ongoing business or inconsistencies in standards, controls, procedures and policies that adversely affect our ability to maintain relationships with clients, customers, depositors and employees or to achieve the anticipated benefits of our acquisition transactions. We may also encounter unexpected difficulties or costs during the integration that could adversely affect our earnings and financial condition, perhaps materially. Additionally, we may be unable to achieve results in the future similar to those achieved by our existing banking business, to compete effectively in the market areas previously served by the acquired branches or to manage effectively any growth resulting from our acquisition transactions.

        In addition, on January 3, 2013, the Inspector General of the FDIC issued a study on the impact of bank failures, including the FDIC's handling of loss share arrangements. The results of this study includes seven recommendations intended to strengthen certain supervisory activities, including, among other things, the development of additional controls for monitoring an acquiring institution's commercial loan modification efforts under loss share agreements, that may affect how the FDIC administers and interprets our loss share agreements or may impact whether the FDIC places banks that meet our strategic objectives into receivership. Should this study or other legislative initiatives have such effects, our business, financial condition, results of operations and prospects could be materially and adversely affected.

Our ability to continue to receive the benefits of our loss share arrangements with the FDIC is conditioned upon our compliance with certain requirements under the agreements.

        We are the beneficiary of loss share agreements with the FDIC that call for the FDIC to fund a portion of our losses on a majority of the assets we acquired in connection with our FDIC-assisted transactions. To recover a portion of our losses and retain the loss share protection, we must comply with certain requirements imposed by the agreements. The requirements of the agreements relate primarily to our administration of the assets covered by the agreements. Any failure to comply with the requirements of the loss share agreements, or to properly service the loans and other real estate owned covered by the agreements may cause such covered loans and other real estate to lose their eligibility for loss share reimbursement payments from the FDIC, resulting in material losses that are currently not anticipated. In addition, under the loss share agreements, we are subject to audits by the FDIC through its designated agent to monitor our compliance with the agreements. As the loan servicing standards evolve, we may experience difficulties in complying with the requirements of the loss share agreements.

        In addition, under the loss share agreements, we must obtain the consent of the FDIC to engage in certain corporate transactions that may be deemed under the agreements to constitute a transfer of the loss share benefits. For example, any merger or consolidation of the Company or Talmer Bank with or into another company, if the shareholders of the Company or Talmer Bank will own less than 66.66% of the consolidated entity, requires the consent of the FDIC. When the consent of the FDIC is required under the loss share agreements, the FDIC may withhold its consent or may condition its consent on terms that we do not find acceptable. If the FDIC does not grant its consent to a transaction we would like to pursue, or conditions its consent on terms that we do not find acceptable, we may be unable to engage in a corporate transaction that might otherwise benefit our shareholders or we may elect to pursue such a transaction without obtaining the FDIC's consent, which could result in termination of our loss share agreements with the FDIC which could have a material adverse effect on our financial condition, results of operations and cash flows.

The accounting for loans acquired in connection with our acquisitions is based on numerous subjective determinations that may prove to be inaccurate and have a negative impact on our results of operations.

        The loans we acquired in connection with our acquisitions have been recorded at their estimated fair value on the respective acquisition date without a carryover of the related allowance for loan losses. In general, the determination of estimated fair value of acquired loans requires management to make subjective determinations regarding discount rate, estimates of losses on defaults, market conditions and other factors that are highly subjective in nature. Although we have recorded fair value adjustments, based on our estimates at the date of acquisition, the loans we acquired may become impaired or may further deteriorate in value, resulting in additional losses and charge-offs to the loan portfolio. The fluctuations in national, regional and local economic conditions, including those related to local residential, commercial real estate and construction markets, may increase the level of charge-offs that we make to our loan portfolio and consequently reduce our capital. These fluctuations are not predictable, cannot be controlled and may have a material adverse impact on our operations and financial condition even if other favorable events occur.

        Loans acquired in connection with acquisitions that have evidence of credit deterioration since origination and for which it is probable at the date of acquisition that we will not collect all contractually required principal and interest payments are accounted for under ASC Topic 310-30,

Loans and Debt Securities Acquired with Deteriorated Credit Quality, or ASC 310-30. These credit-impaired loans, like non-credit-impaired loans acquired in connection with our acquisitions, have been recorded at their estimated fair value on the respective acquisition date, based on subjective determinations regarding risk ratings, expected future cash flows and fair value of the underlying collateral, without a carryover of the related allowance for loan losses. We evaluate these loans quarterly to assess expected cash flows. Subsequent decreases to the expected cash flows will generally result in a provision for loan losses. Subsequent increases in cash flows result in a reversal of the provision for loan losses to the extent of prior charges or a reclassification of the difference from non-accretable to accretable with a positive impact on interest income. Because the accounting for these loans is based on subjective measures that can change frequently, we may experience fluctuations in our net interest income and provisions for loan losses attributable to these loans. These fluctuations could negatively impact our results of operations.

Our loss sharing arrangements with the FDIC will not cover all of our losses on loans we acquired in our four FDIC-assisted transactions.

        Although we have entered into loss share agreements with the FDIC that provide that the FDIC will bear a significant portion of losses related to specified loan portfolios that we acquired in our four FDIC-assisted transactions, we are not protected for all losses resulting from charge-offs with respect to those specified loan portfolios. Additionally, the loss sharing agreements have limited terms (ten years for losses on single-family residential real estate loans, five years for losses on non-residential real estate loans and eight years with respect to recoveries on non-residential real estate loans). Therefore, the FDIC will not reimburse us for any charge-off or related losses that we experience after the term of the loss share agreements, and any such charge-offs would negatively impact our net income. Moreover, the loss share provisions in the loss share agreement may be administered improperly, or the FDIC may interpret those provisions in a way different than we do. In any of those events, our losses could increase.

The FDIC requires that we make a "true-up" payment to the FDIC in connection with certain of our FDIC-assisted transactions if our realized losses are less than expected.

        The loss share agreements between Talmer Bank and the FDIC with respect to the acquisition of CF Bancorp, First Banking Center and Peoples State Bank contain a provision that obligates us to make a "true-up" payment to the FDIC if the realized losses of each of these acquired banks are less than expected. The "true-up" calculation is scheduled to be made as of the 45th day following the last day of the calendar month of the tenth anniversary of the closing of the acquisition of CF Bancorp, the tenth anniversary of the closing of the acquisition of First Banking Center, and the tenth anniversary of the closing of the acquisition of Peoples State Bank. We estimate the present value of any such "true-up" payment and record the current estimate as "FDIC clawback liability" on our consolidated balance sheets. Any "true-up" payment that is materially higher than our recorded estimate could have an adverse effect on our financial condition and results of operations.

Risks Related to our Common Stock

Shares of our common stock are subject to dilution.

        As of September 30, 2013, we had 66,229,397 shares of common stock issued and outstanding, warrants outstanding to purchase 2,568,271 shares of our Class A common stock with a weighted average exercise price of $6.77 per share, options to purchase 8,446,174 shares of common stock with a weighted average exercise price of $6.88 per share and 816,099 unallocated shares under our Equity Incentive Plan that remain available for future grants. The warrants outstanding have expiration dates between the years 2017 and 2022, see "Description of Capital Stock—Warrants." The vesting and terms of options granted are determined by our Compensation Committee of the Board of Directors. The majority of our options time-vest over a three year period from the date of grant and expire ten years after the date of the grant. Unless earlier exercised or terminated pursuant to the terms of the grant, 612,924 expire in 2019, 3,175,000 expire in 2020, 1,043,250 expire in 2021, and 3,615,000 expire in 2023. In addition, under the terms of our Equity Incentive Plan, as amended, the number of shares of common stock available for grant under the plan is subject to automatic adjustment such that shares representing 14% of our then outstanding common stock are available for grant at any time. As a result, the number of shares available for grant under the plan will increase as a result of this offering and will increase in the future when we issue common stock. The issuance of shares subject to options under the plan will further dilute your ownership of our common stock. If you purchase our common stock in this offering, you will pay more for your shares than the amounts paid by our existing shareholders for their shares. As a result, you will incur immediate dilution of $4.39 per share assuming an initial offering price of $13.50 per share, the midpoint of the range set forth on the cover page of this prospectus, after deducting estimated underwriting discounts and commissions and estimated offering expenses, representing the difference between such assumed offering price and our estimated pro forma net tangible book value per pro forma share as of September 30, 2013, of $9.11. Accordingly, if we are liquidated at our book value, you would not receive the full amount of your investment. See "Dilution."

There is currently no market for our common stock and a market for our common stock may not develop, which could adversely affect the liquidity and price of our common stock.

        Before this offering, there has been no established public market for our common stock. An active, liquid trading market for our common stock may not develop or be sustained following this offering. If an active trading market does not develop, you may have difficulty selling your shares of common stock at an attractive price, or at all. An inactive market may also impair our ability to raise capital by selling our common stock and may impair our ability to acquire other companies, products or technologies by using our common stock as consideration. We have applied to list our common stock on The NASDAQ Capital Market, but our application may not be approved. In addition, the liquidity of any market that may develop or the price that our shareholders may obtain for their shares of common stock cannot be predicted. The initial public offering price for our common stock will be determined by negotiations between us, the selling shareholders and the representative of the underwriters and may not be indicative of prices that will prevail in the open market following this offering. See "Underwriting." Consequently, you may not be able to sell your common stock at or above the initial public offering price or at any other price or at the time that you would like to sell.

The market price of our common stock could decline due to the large number of outstanding shares of our common stock eligible for future sale, including shares that will be available for sale following the expiration of the lock-up period.

        Sales of substantial amounts of our common stock in the public market following this offering or in future offerings, or the perception that these sales could occur, could cause the market price of our common stock to decline. These sales could also make it more difficult for us to sell equity or equity-related securities in the future, at a time and place that we deem appropriate.

        Upon completion of this offering, we will have 69,943,105 shares of common stock issued and outstanding. Of the outstanding shares of common stock, all of the 15,555,555 shares sold in this offering (or 17,888,888 shares if the underwriters exercise in full their over-allotment option) will be freely tradable, except that any shares purchased by "affiliates" (as that term is defined in Rule 144 under the Securities Act of 1933, as amended (which we refer to as the "Securities Act"), only may be sold in compliance with the limitations described in the section entitled "Shares Eligible For Future Sale." Subject in certain cases to lock-up restrictions with respect to our directors, officers and certain significant shareholders that restrict their ability, with certain exceptions, to transfer shares of our common stock held by them for a period of 180 days after the date of the underwriting agreement, as described under "Underwriting—Lock-up Agreements," the remaining anticipated 54,387,550 shares of our common stock outstanding following this offering (or 52,054,217 shares if the underwriters exercise in full their over-allotment option) may be sold into the market over time in transactions made in accordance with Rule 144 under the Securities Act or otherwise in future public offerings. Subject to certain exceptions, approximately 42,624,898 shares of our common stock (assuming the sale of 11,851,852 shares of common stock by the selling shareholders) will become eligible for sale upon expiration of the 180-day lock-up period. In addition, shareholders owning an anticipated aggregate 43,231,566 shares of our common stock following the completion of this offering (or 40,898,233 shares if the underwriters exercise in full their over-allotment option) will remain entitled, under existing registration rights agreements, to require us to register those shares for public sale. Accordingly, the market price of our common stock could be adversely affected by actual or anticipated sales of a significant number of shares of our common stock in the future.

        In addition, we intend to file a registration statement on Form S-8 under the Securities Act to register an aggregate of approximately 9,772,187 shares of common stock for issuance under our Equity Incentive Plan. Any shares issued in connection with acquisitions, the exercise of stock options or otherwise would dilute the percentage ownership held by investors who purchase our shares in this offering.

Our board of directors may issue shares of preferred stock that would adversely affect the rights of our common shareholders.

        Our authorized capital stock includes 20,000,000 shares of preferred stock of which no preferred shares are issued and outstanding. Our board of directors, in its sole discretion, may designate and issue one or more series of preferred stock from the authorized and unissued shares of preferred stock. Subject to limitations imposed by law or our articles of incorporation, our board of directors is empowered to determine:

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  the designation of, and the number of, shares constituting each series of preferred stock;

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  the dividend rate for each series;

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  the terms and conditions of any voting, conversion and exchange rights for each series;

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  the amounts payable on each series on redemption or our liquidation, dissolution or winding-up;

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  the provisions of any sinking fund for the redemption or purchase of shares of any series; and

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  the preferences and the relative rights among the series of preferred stock.

        We could issue preferred stock with voting and conversion rights that could adversely affect the voting power of the shares of our common stock and with preferences over the common stock with respect to dividends and in liquidation.

The market price of our common stock may be volatile, which could cause the value of an investment in our common stock to decline.

        The market price of our common stock may fluctuate substantially due to a variety of factors, many of which are beyond our control, including:

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  general market conditions;

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  domestic and international economic factors unrelated to our performance;

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  actual or anticipated fluctuations in our quarterly operating results;

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  changes in or failure to meet publicly disclosed expectations as to our future financial performance;

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  downgrades in securities analysts' estimates of our financial performance or lack of research and reports by industry analysts;

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  changes in market valuations or earnings of similar companies;

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  the expiration of contractual lock-up agreements;

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  any future sales of our common stock or other securities; and

  •
  additions or departures of key personnel.

The stock markets in general have experienced substantial volatility that has often been unrelated to the operating performance of particular companies. These types of broad market fluctuations may adversely affect the trading price of our common stock. In the past, shareholders have sometimes instituted securities class action litigation against companies following periods of volatility in the market price of their securities. Any similar litigation against us could result in substantial costs, divert management's attention and resources and harm our business or results of operations. For example, we are currently operating in, and have benefited from, a protracted period of historically low interest rates that will not be sustained indefinitely, and future fluctuations in interest rates could cause an increase in volatility of the market price of our common stock.

We are an "emerging growth company" and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our common stock less attractive to investors.

        We are an "emerging growth company," as defined in the JOBS Act. As such, we are eligible to take advantage of certain exemptions from various reporting requirements that are generally unavailable to other public companies. As an emerging growth company,

  •
  we may present only two years of audited financial statements and only two years of related Management's Discussion and Analysis of Financial Condition and Results of Operations and provide less than five years of selected financial data;

  •
  we are exempt from the requirements to obtain an attestation and report from our auditors on management's assessment of our internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act of 2002;

  •
  we are permitted to have less extensive disclosure regarding executive compensation in our periodic reports and proxy statements; and

  •
  we are not required to seek from our shareholders a nonbinding advisory vote on executive compensation or golden parachute payments.

        We have elected in this prospectus to take advantage of the scaled disclosure related to financial statement presentation, including less than five years of selected financial data. However, we have elected to include the audited consolidated statements of income, comprehensive income, changes in shareholders' equity, and cash flows for the year ended December 31, 2010, with respect to Talmer Bancorp, Inc., including a related discussion in Management's Discussion and Analysis of Financial Condition and Results of Operations. We believe the 2010 financial information related to Talmer Bancorp, Inc. provides relevant information regarding our two FDIC-assisted acquisitions that closed in 2010. We have also elected in this prospectus to take advantage of scaled disclosure related to executive compensation.

        Following our public offering, we may continue to take advantage of some or all of the reduced regulatory and reporting requirements that will be available to us as long as we continue to qualify as an emerging growth company. It is possible that some investors could find our common stock less attractive because we may take advantage of these exemptions. If some investors find our common stock less attractive, there may be a less active trading market for our common stock and our stock price may be more volatile.

        In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards affecting public companies. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected not to take advantage of this extended transition period, which means the financial statements included in this prospectus, as well as financial statements we file in the future, will be subject to all new or revised accounting standards generally applicable to public companies. Our election not to take advantage of the extended transition period is irrevocable.

        We could remain an emerging growth company for up to five years, or until the earliest of (a) the last day of the first fiscal year in which our annual gross revenues exceed $1 billion, (b) the date that the market value of our common stock that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter or (c) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three-year period.

Certain provisions of our loss sharing agreements may have anti-takeover effects and could limit our ability and the ability of our shareholders to engage in certain transactions.

        The loss share agreements we entered into with the FDIC in connection with our four FDIC-assisted acquisitions require that we receive prior FDIC consent, which may be withheld by the FDIC in its sole discretion, prior to us or our shareholders engaging in certain transactions, including those that may otherwise be in their best interests. If any such transaction is completed without prior FDIC consent, the FDIC would have the right to discontinue the loss sharing arrangement with us.

        Among other things, prior FDIC consent is required for (1) a merger or consolidation of us with or into another company if our shareholders will own less than 66.66% of the combined company, or of our bank subsidiary with or into another company, if we will own less than 66.66% of the combined company, (2) the sale of all or substantially all of the assets of our bank subsidiary and (3) a sale of shares by a shareholder, or a group of related shareholders, that will effect a change in control of our bank subsidiary, as determined by the FDIC with reference to the standards set forth in the Change in Bank Control Act of 1978, as amended (generally, the acquisition of between 10% and 25% of our voting securities where the presumption of control is not rebutted, or the acquisition by any person, acting directly or indirectly or through or in concert with one or more persons, of more than 25% of our voting securities). If we or any shareholder desired to enter into any such transaction, the FDIC may not grant its consent in a timely manner, without conditions, or at all. If one of these transactions were to occur without prior FDIC consent and the FDIC withdrew its loss share arrangement with us, we could be materially and adversely affected.

Anti-takeover provisions in the corporate statutes and charter documents governing our organization could discourage, delay or prevent a change of control of the Company and diminish the value of our common stock.

        Some of the provisions of the Michigan Business Corporation Act ("MBCA") and our articles of incorporation and bylaws could make it difficult for our shareholders to change the composition of our board of directors, preventing them from changing the composition of management. In addition, the same provisions may discourage, delay or prevent a merger or acquisition that our shareholders may consider favorable.

        These provisions include the following:

  •
  Chapter 7A of the MBCA, which imposes restrictions and requirements on investors in our voting shares above specified ownership percentages or who propose to enter into a business combination (as defined in the MBCA) with us; in some instances, the board of directors is vested with discretion to determine selectively which shareholders are, or are not, subject to these restrictions and requirements;

  •
  the board of directors is authorized to issue up to 20,000,000 shares of preferred stock and to establish the preferences and rights (including the right to vote and the right to convert into shares of common stock) of any shares issued without shareholder approval;

  •
  limitations on the rights of shareholders to remove directors and the ability of incumbent directors to increase the size of the board and fill vacancies on the board; and

  •
  limitations on the rights of shareholders to call special meetings of the shareholders and propose business or nominate candidates for election to our board of directors at annual and special meetings of the shareholders.

See "Description of Capital Stock—Certain Anti-Takeover Provisions of Michigan Law and our Articles of Incorporation and Bylaws." These anti-takeover provisions could impede the ability of our common shareholders to benefit from a change of control and, as a result, could have a material adverse effect on the value of our common stock and your ability to realize any potential change-in-control premium.

Shareholders may be deemed to be acting in concert or otherwise in control of us and our bank subsidiaries, which could impose prior approval requirements and result in adverse regulatory consequences for such holders.

        We are a bank holding company regulated by the Federal Reserve. Any entity (including a "group" composed of natural persons) owning 25% or more of a class of our outstanding shares of voting stock, or a lesser percentage if such holder or group otherwise exercises a "controlling influence" over us, may be subject to regulation as a "bank holding company" in accordance with the Bank Holding Company Act of 1956, as amended. In addition, (1) any bank holding company or foreign bank with a U.S. presence is required to obtain the approval of the Federal Reserve under the Bank Holding Company Act to acquire or retain 5% or more of a class of our outstanding shares of voting stock, and (2) any person other than a bank holding company may be required to obtain prior regulatory approval under the Change in Bank Control Act to acquire or retain 10% or more of our outstanding shares of voting stock. Any shareholder that is deemed to "control" the Company for bank regulatory purposes would become subject to prior approval requirements and ongoing regulation and supervision. Such a holder may be required to divest amounts equal to or exceeding 5% of the voting shares of investments that may be deemed incompatible with bank holding company status, such as an investment in a company engaged in non-financial activities. Regulatory determination of "control" of a depository institution or holding company is based on all of the relevant facts and circumstances. Potential investors are advised to consult with their legal counsel regarding the applicable regulations and requirements.

        Our common stock owned by holders determined by a bank regulatory agency to be acting in concert would be aggregated for purposes of determining whether those holders have control of a bank or bank holding company. Each shareholder obtaining control that is a "company" would be required to register as a bank holding company. "Acting in concert" generally means knowing participation in a joint activity or parallel action towards the common goal of acquiring control of a bank or a parent company, whether or not pursuant to an express agreement. The manner in which this definition is applied in individual circumstances can vary and cannot always be predicted with certainty. Many factors can lead to a finding of acting in concert, including where: (i) the shareholders are commonly controlled or managed; (ii) the shareholders are parties to an oral or written agreement or understanding regarding the acquisition, voting or transfer of control of voting securities of a bank or bank holding company; (iii) the shareholders are immediate family members; or (iv) both a shareholder and a controlling shareholder, partner, trustee or management official of such shareholder own equity in the bank or bank holding company.

Our ability to pay dividends is subject to regulatory limitations and each of our subsidiary bank's ability to pay dividends to us is also subject to regulatory limitations.

        Prior to this offering, we have never paid cash dividends to holders of our common stock. Although we may pay cash dividends in the future, we intend to retain a large majority of any earnings to help fund our growth. Our ability to pay dividends will be subject to restrictions under applicable banking laws and regulations, and depends upon the results of operations of our subsidiary banks. The Company is a bank holding company that conducts substantially all of its operations through Talmer Bank, First Place Bank and Talmer West Bank. As a result, our ability to make dividend payments on our common stock depends primarily on certain federal regulatory considerations and the receipt of dividends and other distributions from our subsidiary banks.

        Banks and bank holding companies are subject to certain regulatory restrictions on the payment of cash dividends. In addition, the Federal bank regulatory agencies have the authority to prohibit bank holding companies from engaging in unsafe or unsound practices in conducting their business. The payment of dividends could be deemed an unsafe or unsound practice if such dividends are not supported by recent earnings or we or our subsidiary banks do not, in the view of the regulators, have sufficient capital. Our ability to pay dividends will directly depend on the ability of our subsidiary banks to pay dividends. Under the Cease and Desist Order, First Place Bank is prohibited from paying any dividends without obtaining the prior regulatory approval of the OCC. Under the Consent Order, Talmer West Bank is prohibited from paying any dividends without obtaining prior regulatory approval of the FDIC and the Michigan Department of Insurance and Financial Services.

        Finally, holders of our common stock are only entitled to receive such dividends as our board of directors may, in its unilateral discretion, declare out of funds legally available for such purpose based on a variety of considerations, including, without limitation, our historical and projected financial condition, liquidity and results of operations, capital levels, tax considerations, statutory and regulatory prohibitions and other limitations, general economic conditions and other factors deemed relevant by our board of directors.

Our management team may allocate the proceeds of this offering in ways in which you may not agree.

        We have broad discretion in applying the net proceeds we will receive in this offering. As part of your investment decision, you will not be able to assess or direct how we apply these net proceeds. If we do not apply these funds effectively, we may lose significant business opportunities. Furthermore, our stock price could decline if the market does not view our use of the net proceeds from this offering favorably. For additional information, see "Use of Proceeds."

If equity research analysts do not publish research or reports about our business, or if they publish reports with unfavorable commentary or downgrade our common stock, the price and trading volume of our common stock could decline.

        Following the completion of this offering, the trading price of our common stock is expected to be impacted in part by research and reports that equity research analysts publish about us and our business. We do not control these analysts. Equity research analysts may elect not to provide research coverage of our common stock, which may adversely affect the market price of our common stock. If equity research analysts do provide research coverage of our common stock, the price of our common stock could decline if one or more of these analysts downgrade our common stock or if they issue other unfavorable commentary about us or our business. If one or more of these analysts ceases coverage of the Company, we could lose visibility in the market, which in turn could cause our common stock price or trading volume to decline.

Our securities are not FDIC insured.

        Our securities, including our common stock, are not savings or deposit accounts or other obligations of our subsidiary banks, are not insured by the Deposit Insurance Fund, the FDIC or any other governmental agency and are subject to investment risk, including the possible loss of principal.

RECENT FINANCIAL DEVELOPMENTS

        The following tables contain certain selected historical consolidated financial data for the periods and as of the dates indicated. The selected consolidated financial data for the year ended December 31, 2012 is derived from our audited consolidated financial statements, which are included elsewhere in this prospectus. Certain items in prior periods were reclassified to conform to the current presentation. The selected consolidated financial data as of and for the three months ended September 30, 2013 is derived from our unaudited interim consolidated financial statements, which are included elsewhere in this prospectus. Our audited consolidated financial statements for the year ended December 31, 2013 are not yet available. The financial information included below for the year ended December 31, 2013 (and for the three months ended December 31, 2013 and 2012) has not been audited and our independent public accounting firm has not performed any procedures with respect to such financial data and does not express an opinion or give any other form of assurance with respect to such data. Under GAAP, we are required to assess certain information that may come to our attention that may constitute one or more subsequent events, which may either need to be considered in the presentation of our audited consolidated financial statements for the year ended December 31, 2013 or disclosed in the notes thereto (or both). As a result, this information may cause a change in certain accounting estimates and other financial information, including estimates and financial information related to our allowance for loan losses, fair values, purchased loans, the FDIC indemnification asset and our income taxes.

        We have prepared our unaudited consolidated financial statements as of and for the three months ended September 30, 2013 and the financial data for the year ended December 31, 2013 and the three months ended December 31, 2013 and 2012 on the same basis as our audited financial statements and have included all adjustments, consisting of normal and recurring adjustments, that we consider necessary for a fair presentation of our financial position and operating results for the unaudited periods.

	For the three months ended December 31,		For the year ended December 31,
(Dollars in thousands except per share data)	2013	2012	2013	2012
Per Share Data
Diluted earnings per common share	$0.18	$0.15	$1.41	$0.44
Average diluted shares (in thousands)	70,561	49,988	69,644	48,806
Performance Ratios
Return on average assets(1)	1.08%	1.33%	2.09%	0.98%
Return on average equity(1)	8.24	8.03	16.33	6.14
Net interest margin (fully taxable equivalent)(1)(2)	3.72	4.73	3.90	4.69
Capital Ratios
Average tangible common equity(3)	12.89%	16.39%	12.50%	15.66%

(1)
Calculation is annualized for each interim period.

(2)
Tax equivalent basis using a 35% tax rate for all periods presented.

(3)
See section entitled "GAAP Reconciliation and Management Explanation of Non-GAAP Financial Measures."

(Dollars in thousands, except per share data)	December 31, 2013	September 30, 2013	December 31, 2012
Per Share Data
Book value per common share	$9.32	$9.16	$7.86
Tangible book value per share(1)	9.12	8.95	7.77
Capital Ratios:
Tier 1 leverage ratio(2)	11.9%	11.4%	22.7%
Tier 1 risk-based capital(2)	18.3	17.2	44.4
Total risk-based capital(2)	19.2	18.0	45.7
Asset Quality Ratios:
Nonperforming assets as a percentage of total assets	1.55%	1.53%	1.75%
Nonperforming loans as a percent of total loans	1.40	1.43	1.30
Nonperforming loans as a percent of total loans, excluding covered loans	0.98	1.02	0.12
Allowance for loan losses as a percentage of period-end loans	1.93	2.02	4.72
Allowance for loan losses-uncovered as a percentage of period-end uncovered loans	0.72	0.67	1.81
Allowance for loan losses as a percentage of nonperforming loans, excluding loans accounted for under ASC 310-30	43.56	41.55	94.75

(1)
See section entitled "GAAP Reconciliation and Management Explanation of Non-GAAP Financial Measures."

(2)
Capital ratios as of December 31, 2013 are estimated.

(Dollars in thousands, except per share data)	December 31, 2013	September 30, 2013	December 31, 2012
Assets
Cash and cash equivalents	$375,370	$493,023	$362,771
Securities available-for-sale	620,083	652,739	345,405
Federal Home Loan Bank stock	16,303	16,303	2,820
Loans held for sale	85,252	226,958	28,491
Loans:
Loans, excluding covered loans	2,473,916	2,322,193	604,446
Less: Allowance for loan losses—uncovered	(17,746)	(15,620)	(10,945)

Net loans—excluding covered loans	2,456,170	2,306,573	593,501
Covered loans	530,068	558,534	717,705
Less: Allowance for loan losses—covered	(40,381)	(42,573)	(51,473)

Net loans—covered	489,687	515,961	666,232
Net total loans	2,945,857	2,822,534	1,259,733
Premises and equipment	51,001	54,065	39,716
FDIC indemnification asset	131,861	148,325	226,356
Other real estate owned	28,617	31,589	23,834
Loan servicing rights	78,603	71,751	5,626
Core deposit intangible	13,205	13,868	6,071
FDIC receivable	7,783	13,530	17,999
Company-owned life insurance	39,500	39,163	—
Income tax benefit	126,200	118,808	16,537
Other assets	27,726	39,289	12,149

Total assets	$4,547,361	$4,741,945	$2,347,508

Liabilities
Deposits	$3,600,571	$3,662,675	$1,732,501
FDIC clawback liability	24,887	24,299	22,176
Short-term borrowings	71,876	139,965	18,338
Long-term debt	199,037	266,799	38,482
Other liabilities	33,975	41,376	15,268

Total liabilities	$3,930,346	$4,135,114	$1,826,765

Shareholders' equity
Common stock	66,234	66,229	66,229
Additional paid-in-capital	366,428	366,171	356,836
Retained earnings	192,349	179,796	93,760
Accumulated other comprehensive income (loss), net of tax	(7,996)	(5,365)	3,918

(Dollars in thousands, except per share data)	December 31, 2013	September 30, 2013	December 31, 2012

Total shareholders' equity	617,015	606,831	520,743

Total liabilities and shareholders' equity	$4,547,361	$4,741,945	$2,347,508

	Three months ended December 31,		Year ended December 31,
(Dollars in thousands, except per share data)	2013	2012	2013	2012
Interest income
Interest and fees on loans	$45,354	$31,257	$194,857	$112,530
Interest on securities	2,978	2,168	10,327	8,455
Interest on interest earning cash balances	188	37	776	133
Interest on federal funds and other short term investments	204	113	930	507
Dividends on FHLB stock	160	28	872	95
FDIC indemnification asset	(6,952)	(7,707)	(28,040)	(19,156)

Total interest income	41,932	25,896	179,722	102,564

Interest Expense
Interest-bearing demand deposits	173	135	673	571
Money market and savings deposits	430	233	1,889	1,105
Time deposits	1,250	716	5,864	3,210
Other brokered funds	32	2	142	16
Interest on short-term borrowings	24	6	105	42
Interest on long-term debt	739	183	3,052	751

Total interest expense	2,648	1,275	11,725	5,695

Net interest income	39,284	24,621	167,997	96,869
Provision for loan losses—uncovered	6,569	1,683	15,520	3,614
Provision (benefit) for loan losses—covered	(3,319)	2,510	(10,422)	32,258

Net interest income after provision for loan losses	36,034	20,428	162,899	60,997

Noninterest income
Deposit fee income	3,179	1,481	15,886	5,353
Mortgage banking and other loan fees	7,729	776	30,906	3,570
Net gain on sales of loans	3,423	3,242	41,212	13,449
Bargain purchase gain	—	—	71,702	—
FDIC loss sharing income	(3,167)	1,486	(10,226)	21,498
Accelerated discount on acquired loans	6,596	5,711	17,154	18,914
Net gain on sales of securities	292	4,021	392	6,057
Other income	5,604	1,539	14,329	5,843

Total noninterest income	23,656	18,256	181,355	74,684

Noninterest expenses
Salary and employee benefits	$29,613	$15,156	$146,385	$59,133
Occupancy and equipment expense	6,346	3,615	26,755	14,044
Data processing fees	2,049	994	9,148	4,111
Professional service fees	4,073	1,708	16,857	5,301
FDIC loss sharing expense	483	820	2,007	3,026
Bank acquisition and due diligence fees	819	540	8,693	1,382
Marketing expense	659	513	3,484	1,934
Other employee expense	793	393	3,682	1,493
Insurance expense	1,851	533	9,974	2,436
Other expense	6,422	3,528	24,046	10,919

Total noninterest expenses	53,108	27,800	251,031	103,779

Income before income taxes	6,582	10,884	93,223	31,902
Income tax provision (benefit)	(5,971)	3,450	(5,335)	10,232

Net income	$12,553	$7,434	$98,558	$21,670

 Non-GAAP Financial Measures

        Some of the financial data included above are not measures of financial performance recognized by GAAP. These non-GAAP financial measures are "tangible shareholders' equity," "tangible book value per share" and "tangible average equity to tangible average assets." Our management uses these non-GAAP financial measures in its analysis of our performance. We have defined these terms, and the way that we use them, on page 20. Although we believe these non-GAAP financial measures provide a greater understanding of our business, these measures are not necessarily comparable to similar measures that may be presented by other companies. The following tables provide a reconciliation of the measures to the closest GAAP financial measures.

(Dollars in thousands, except per share data)	December 31, 2013	September 30, 2013	December 31, 2012
Total Shareholders' equity	$617,015	$606,831	$520,743
Less:
Core deposit intangibles	13,205	13,868	6,071

Tangible shareholders' equity	$603,810	$592,963	$514,672

Shares outstanding	66,234	66,229	66,229
Tangible book value per share	$9.12	$8.95	$7.77

	For the three months ended December 31,		For the year ended December 31,
(Dollars in thousands, except per share data)	2013	2012	2013	2012
Average Assets	$4,635,307	$2,229,156	$4,725,767	$2,216,358
Average Equity	609,345	370,538	603,657	352,764
Average Core Deposit intangibles	13,527	6,216	14,523	6,672
Average tangible common equity	12.89%	16.39%	12.50%	15.66%

Financial Results

        Our net income for the three months ended December 31, 2013 was $12.6 million, or $0.18 per average diluted share, compared to $7.4 million, or $0.15 per average diluted share, for the three months ended December 31, 2012. Our net income for the year ended December 31, 2013 was $98.6 million, or $1.41 per average diluted share, compared to $21.7 million, or $0.44 per average diluted share, for the year ended December 31, 2012.

        The increases in net income and diluted earnings per common share for the three months and year ended December 31, 2013 were due to the combined impact of increases in interest income and noninterest income related to the acquisition of First Place Bank on January 1, 2013 and the benefit from the reversal of a portion of the valuation allowance on deferred tax assets that were established upon our acquisition of First Place Bank discussed below. The First Place Bank acquisition more than doubled our loan portfolio, meaningfully added to our mortgage banking operations, and resulted in $71.7 million of bargain purchase gain recorded in the first quarter of 2013. These revenue increases were substantially offset by heightened noninterest expenses related to the addition of First Place Bank which more than doubled our employee headcount, expanded our branch operations, and significantly increased third party professional fees, acquisition and due diligence fees, deposit insurance costs, data processing fees and other expenses. In addition, during 2013, we operated First Place Bank as a separately chartered subsidiary bank as we worked to resolve the Cease and Desist Order, which limited the operating efficiencies we could gain from the acquisition during 2013. First Place Bank is currently in compliance with the Cease and Desist Order, and on January 28, 2014, the FDIC approved the consolidation of First Place Bank with and into Talmer Bank. We expect the consolidation to occur on or about February 10, 2014. At the effective time of the consolidation, First Place Bank will be merged with Talmer Bank and the Cease and Desist Order will have no further force or effect.

Net Interest Income

        We had net interest income of $39.3 million for the three months ended December 31, 2013, compared to $24.6 million for the same period in 2012. The increase in net interest income in the fourth quarter of 2013, compared to the same period in 2012, primarily resulted from the addition of $20.0 million of net interest income related to our acquisition of First Place Bank, partially offset by a decline in interest income on covered loans of $11.3 million due significantly to covered loan run-off. Our net interest margin (FTE) for the three months ended December 31, 2013 decreased to 3.72%, from 4.73%, for the comparable period in 2012. The decrease in net interest margin was due to a combination of several factors, the largest being the acquisition of First Place Bank, which had a significantly higher proportion of its loan portfolio in residential mortgage loans that have, on average, a lower yield than Talmer Bank's predominantly commercial loan portfolio and the run-off of higher yielding covered loans.

        We had net interest income of $168.0 million for the year ended December 31, 2013, compared to $96.9 million for the same period in 2012. The increase in net interest income resulted primarily from the addition of $80.3 million of net interest income related to our acquisition of First Place Bank, partially offset by an increase of $8.9 million in the negative yield on the FDIC indemnification asset reflecting lower expected future payments from the FDIC related to expected improvements in cash flows on covered assets. Our net interest margin (FTE) for the year ended December 31, 2013 decreased 79 basis points to 3.90%, from 4.69%, for the comparable period in 2012. The decrease in net interest margin was due to a combination of several factors, the largest being the acquisition of First Place Bank, which had a significantly higher proportion of its loan portfolio in residential mortgage loans that, on average, have a lower yield than Talmer Bank's predominantly commercial loan portfolio, the run-off of higher yielding covered loans, and the decline in the combined net interest margin benefit from the excess accretable yield on purchased credit impaired loan and the negative yield on the FDIC indemnification asset as discussed below.

        Our net interest margin benefits from discount accretion, a component of the accretable yield, on our purchased credit impaired loan portfolio. The accretable yield represents the excess of the net present value of expected future cash flows over the acquisition date fair value and includes both the expected coupon of the loan and the discount accretion. The accretable yield is recognized as interest income over the expected remaining life of the purchased credit impaired loan. For the three months ended December 31, 2013 and 2012, the yield on total loans was 5.91% and 9.66%, respectively, while the yield generated using only the expected coupon would have been 4.49% and 6.12% respectively. For years ended December 31, 2013 and 2012, the yield on total loans was 6.30% and 9.04%, respectively, while the yield generated using only the expected coupon would have been 4.78% and 6.44%, respectively. The difference between the actual yield earned on total loans and the yield generated based on the expected coupon represents the excess accretable yield. The expected coupon of the loan considers the actual coupon rate of the loan and does not include any interest income for loans in nonaccrual status. In addition, our net interest margin is adversely impacted by the negative yield on the FDIC indemnification asset. Because our quarterly cash flow re-estimations have continuously resulted in improvements in the overall expected cash flows on our covered loans, our expected payments from the FDIC on the FDIC indemnification asset have declined resulting in a negative yield on the FDIC indemnification asset which partially offsets the benefits provided by the excess accretable yield discussed above. The negative yield on the FDIC indemnification asset was 19.03% and 12.48% for the three months ended December 31, 2013 and 2012, respectively, and a negative yield of 15.43% and 6.36% for the years ended December 31, 2013 and 2012, respectively. The excess accretable yield, as partially offset by the negative yield on the FDIC indemnification asset, benefited net interest margin by 36 basis points and 72 basis points for the three months ended December 31, 2013 and 2012, respectively, and 44 basis points and 62 basis points for the years ended December 31, 2013 and 2012, respectively.

Provision for Loan Losses

  Uncovered loans

        The provision for loan losses on uncovered loans was $6.6 million for the three months ended December 31, 2013, compared to $1.7 million for the three months ended December 31, 2012. The provision for loan losses on uncovered loans was $15.5 million for the year ended December 31, 2013, compared to $3.6 million for the year ended December 31, 2012. Our allowance for loan losses on uncovered loans was $17.7 million, or 0.72% of uncovered loans, at December 31, 2013, compared to $10.9 million, or 1.81% of uncovered loans, at December 31, 2012. The decline in the allowance for loan losses as a percentage of uncovered loans at December 31, 2013, compared to December 31, 2012, was primarily due to the addition of loans we acquired in our acquisition of First Place Bank which were recorded at their estimated fair value, including an acquisition date credit mark representing approximately 6.4% of the balance of the acquired loans at the acquisition date, and which did not include a separate allowance for loan losses, partially offset by additions to the allowance built throughout the year ended December 31, 2013 for newly originated loans during 2013 and impairment recorded due to the quarterly results of cash flow re-estimations of uncovered purchased credit impaired loans.

  Covered loans

        The three months ended December 31, 2013 and the year ended December 31, 2013 included a provision benefit for covered loan losses, which is primarily the result of covered loan run-off, including payments that were higher than expected, as well as recoveries on previously charged off loans, partially offset by impairment recorded as a result of the re-estimation of cash flows for covered purchased credit impaired loans. The three months ended December 31, 2013 included a provision benefit for covered loan losses of $3.3 million, compared to a provision expense for covered loan losses of $2.5 million for the three months ended December 31, 2012. The year ended December 31, 2013 included a provision benefit for covered loan losses of $10.4 million, compared to a provision expense for covered loan losses of $32.3 million for the year ended December 31, 2012. Overall, the credit outcomes on our covered loans improved substantially in 2013 as a result of the improving economy and our Special Assets Group's diligent effort to maximize recoveries on these loans.

        A substantial portion of the provision expense or benefit for loan losses on covered loans is offset by FDIC loss sharing income (expense).

Noninterest Income

        Noninterest income increased $5.4 million to $23.7 million for the three months ended December 31, 2013, from $18.3 million for the same period in 2012. The increase in noninterest income in the fourth quarter of 2013, compared to the same period in 2012, was primarily due to a $7.0 million increase in mortgage banking and other loan fees primarily as a result of our acquisition of First Place Bank and a $4.1 million increase in other income, partially offset by a $4.7 million decrease in FDIC loss sharing income, as our covered loans continue to perform better than originally anticipated, and a $3.7 million decrease in net gain on sales of securities.

        Noninterest income increased $106.7 million to $181.4 million for the year ended December 31, 2013, from $74.7 million for the same period in 2012. The increase in noninterest income for the year ended December 31, 2013, compared to the same period in 2012, was primarily due to the recognition of $71.7 million of bargain purchase gains due to our acquisition of First Place Bank, a $27.8 million increase in net gain on sales of loans and a $27.3 million increase in mortgage banking and other loan fees primarily as a result of our acquisition of First Place Bank, partially offset by a $31.7 million decline in FDIC loss sharing income.

Noninterest Expenses

        Noninterest expenses increased $25.3 million to $53.1 million for the three months ended December 31, 2013, from $27.8 million for the three months ended December 31, 2012, primarily due to the addition of First Place Bank's operating costs, which totaled $28.7 million.

        Noninterest expenses increased $147.2 million to $251.0 million for the year ended December 31, 2013, from $103.8 million for the year ended December 31, 2012, primarily due to the addition of First Place Bank's operating costs which totaled $128.2 million for the year ended December 31, 2013. We also had a $9.0 million increase in salary and employee benefits expense outside of our acquisition of First Place Bank, and a $7.3 million increase in bank acquisition and due diligence fees. The increase in salary and employee benefits outside of our acquisition of First Place Bank was primarily due to acquisition related bonuses, stock options issued, and severance payments for reductions in the work force. Included within bank acquisition and due diligence fees are expenses related to both the integration of First Place Bank and due diligence expenses incurred in 2013 related to our acquisition of Talmer West Bank on January 1, 2014.

Income Taxes and Tax-Related Items

        During the three months ended December 31, 2013, we recognized an income tax benefit of $6.0 million on $6.6 million of pre-tax income, resulting in an effective tax rate of a negative 90.7%, compared to the three months ended December 31, 2012, in which we recognized an income tax expense of $3.4 million on $10.9 million of pre-tax income, resulting in an effective tax rate of 31.7%. The income tax benefit resulted primarily from a reduction in the valuation allowance established against the deferred tax assets associated with First Place Bank pre-tax losses. The reduction in the valuation allowance in the quarter ended December 31, 2013 was a result of the reasons outlined in our discussion included in "Management's Discussion and Analysis of Financial Condition and Results of Operations—Income Taxes and Tax-Related Items" for the period ended September 30, 2013. As noted in that discussion, the valuation allowance on built-in losses more likely than not to be realized within the Section 382 recognition period embedded in First Place Bank's loan portfolio was based on estimates of projected realized built-in losses on loans (i.e. bad debt deductions) occurring in the one year period following the acquisition date. Our reduction in the valuation allowance as of December 31, 2013 reflects actual performance of the loans in our portfolio through the year ended 2013, as well as improvements in economic conditions.

        For the year ended December 31, 2013, we recognized an income tax benefit of $5.3 million on $93.2 million of pre-tax income resulting in an effective tax rate of a negative 5.7%. This benefit primarily resulted from the $71.7 million bargain purchase gain being non-taxable and the decrease in valuation allowance on the deferred tax assets associated with First Place Bank pre-tax losses discussed above. It is our policy not to record deferred taxes on outside basis differences in our subsidiaries if we expect we would liquidate a subsidiary in a tax-free manner, which is the case with our ownership of First Place Bank. For the year ended December 31, 2012, we recognized an income tax expense of $10.2 million on $31.9 million of pre-tax income, resulting in an effective tax rate of 32.1%.

Balance Sheet

        Total assets were $4.5 billion at December 31, 2013, compared to $2.3 billion at December 31, 2012. The acquisition date fair value of assets acquired in our acquisition of First Place Bank increased assets by $2.6 billion. The primary drivers of the change in assets year over year were a $1.7 billion increase in net total loans, a $274.7 million increase in securities available-for-sale, a $109.7 million increase in income tax benefit, and a $73.0 million increase in loan servicing rights, partially offset by a $94.5 million decrease in the FDIC indemnification asset.

        Total assets were $4.5 billion at December 31, 2013, compared to $4.7 billion at September 30, 2013. The decrease was primarily due to a $141.7 million decrease in loans held for sale and a $117.7 million decrease in cash and cash equivalents, partially offset by a $123.3 million increase in net total loans. The decline in loans held for sale is significantly due to the fourth quarter 2013 exit of the wholesale mortgage lending market and rising mortgage interest rates during the month of December resulting in lower origination volume. The decrease in cash and cash equivalents in the fourth quarter of 2013 significantly reflects our payoff of $60 million in FHLB Cincinnati advances acquired in acquisition of First Place Bank.

        Total liabilities were $3.9 billion at December 31, 2013, compared to $1.8 billion at December 31, 2012. The acquisition date fair value of liabilities assumed in our acquisition of First Place Bank increased liabilities by $2.5 billion. The primary drivers of the year over year change in liabilities were a $1.9 billion increase in total deposits and a $160.6 million increase in long-term debt.

        Total liabilities were $3.9 billion at December 31, 2013, compared to $4.1 billion at September 30, 2013. The decrease in total liabilities in the three months ended December 31, 2013 was primary due to a $68.1 million reduction in short-term borrowings, a $67.8 million reduction in long-term debt discussed above and a $62.1 million reduction in total deposits.

        Total shareholders' equity at December 31, 2013 was $617.0 million, an increase of $96.3 million from $520.7 million at December 31, 2012. The increase was due to net income of $98.6 million and a $9.6 million increase in additional paid-in-capital, partially offset by an $11.9 million reduction to accumulated other comprehensive income reflective of shifts in fair value of investment securities available-for-sale. The increase to additional paid-in-capital was largely due to stock options expense incurred during the year on stock options granted and fully vested during 2013.

        Total shareholders' equity increased $10.2 million to $617.0 million at December 31, 2013, from $606.8 million at September 30, 2013, primarily due to $12.6 million of net income for the three months ended December 31, 2013.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

        Statements included in this prospectus that are not historical in nature are intended to be, and are hereby identified as, forward-looking statements for purposes of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended. The words "may," "will," "anticipate," "should," "would," "believe," "contemplate," "expect," "estimate," "continue," "may" and "intend," as well as other similar words and expressions of the future, are intended to identify forward-looking statements. These forward-looking statements include statements related to our projected growth, anticipated future financial performance, and management's long-term performance goals, as well as statements relating to the anticipated effects on results of operations and financial condition from expected developments or events, or business and growth strategies, including anticipated internal growth and plans to establish or acquire banks or the assets of failed banks.

        These forward-looking statements involve significant risks and uncertainties that could cause our actual results to differ materially from those anticipated in such statements. Potential risks and uncertainties include those described under "Risk Factors" and the following:

  •
  general economic conditions (both generally and in our markets) may be less favorable than expected, which could result in, among other things, a continued deterioration in credit quality, a further reduction in demand for credit and a further decline in real estate values;

  •
  the general decline in the real estate and lending markets, particularly in our market areas, may continue to negatively affect our financial results;

  •
  our ability to raise additional capital may be impaired if current levels of market disruption and volatility continue or worsen;

  •
  we may be unable to collect reimbursements on losses that we incur on our assets covered under loss share agreements with the FDIC as we anticipate;

  •
  costs or difficulties related to the integration of the banks we acquired or may acquire, including Talmer West Bank, may be greater than expected;

  •
  restrictions or conditions imposed by our regulators on our operations or the operations of banks we acquire, including the terms of the First Place Bank Cease and Desist Order with the OCC and the Talmer West Bank Consent Order with the FDIC and the Michigan Department of Insurance and Financial Services, may make it more difficult for us to achieve our goals;

  •
  legislative or regulatory changes, including changes in accounting standards and compliance requirements, may adversely affect us;

  •
  competitive pressures among depository and other financial institutions may increase significantly;

  •
  changes in the interest rate environment may reduce margins or the volumes or values of the loans we make or have acquired;

  •
  other financial institutions have greater financial resources and may be able to develop or acquire products that enable them to compete more successfully than we can;

  •
  our ability to attract and retain key personnel can be affected by the increased competition for experienced employees in the banking industry;

  •
  adverse changes may occur in the bond and equity markets;

  •
  war or terrorist activities may cause further deterioration in the economy or cause instability in credit markets; and

  •
  economic, governmental or other factors may prevent the projected population, residential and commercial growth in the markets in which we operate.

        You are therefore cautioned not to place undue reliance on any forward-looking statements, which should be read in conjunction with the other cautionary statements that are included elsewhere in this prospectus. In particular, you should consider the numerous risks described in the "Risk Factors" section of this prospectus. Further, any forward-looking statement speaks only as of the date on which it is made and we undertake no obligation to update or revise any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events, unless required to do so under the federal securities laws. You should, however, review the risk factors we describe in the reports we will file from time to time with the SEC after the date of this prospectus. See "Where You Can Find More Information."

 USE OF PROCEEDS

        We estimate that the net proceeds to us from the sale of our common stock in this offering will be approximately $44.2 million, assuming an initial public offering price of $13.50 per share, which is the midpoint of the offering price range set forth on the cover page of this prospectus, and after deducting estimated underwriting discounts and offering expenses. Each $1.00 increase (decrease) in the assumed initial public offering price of $13.50 per share of common stock would increase (decrease) the net proceeds to us of this offering by approximately $3.4 million, after deducting estimated underwriting discounts and offering expenses.

        Talmer Bancorp, Inc. borrowed $35.0 million under a senior unsecured line of credit to support the acquisition and recapitalization of Talmer West Bank. The line of credit matures on December 19, 2014 and accrues interest at an annual rate of 3.0% plus the one-month LIBOR rate. We will use a portion of our net proceeds from this offering to repay in full the amount we drew on the line of credit, plus accrued and unpaid interest. We intend to use the remainder of our net proceeds for general corporate purposes, including to support organic growth, as well as possible acquisitions of depository institutions through traditional open-bank and FDIC failed-bank acquisitions, and through selective acquisitions of financial services companies or of assets, deposits and branches that we believe present attractive risk-adjusted returns and provide a strategic benefit to our growth strategy. We do not currently anticipate that any of the net proceeds from this offering will be downstreamed as capital to our subsidiary banks. We are involved in dialogue concerning the potential acquisition of a number of financial institutions; however, no agreements have been entered into regarding any possible transaction and there can be no assurance that any such transaction will occur. We will temporarily invest any proceeds we do not use immediately upon receipt in short-term investment grade instruments, interest-bearing bank accounts, certificates of deposit, money market securities or U.S. government securities.

        We will not receive any proceeds from the sale of shares of our common stock in this offering by the selling shareholders.

DIVIDEND POLICY

        We have never paid cash dividends to holders of our common stock. Although we may pay cash dividends in the future, we intend to retain a large majority of any earnings to fund our growth for the foreseeable future.

        We are a bank holding company and accordingly, any dividends paid by us are subject to various federal and state regulatory limitations and also may be subject to the ability of our subsidiary depository institutions to make distributions or pay dividends to us. Our ability to pay dividends is limited by minimum capital and other requirements prescribed by law and regulation. Banking regulators have authority to impose additional limits on dividends and distributions by us and our subsidiaries. Under the Cease and Desist Order, First Place Bank is prohibited from paying dividends to us without obtaining the prior regulatory approval of the OCC. Similarly, under the Consent Order, Talmer West Bank is prohibited from paying dividends to us without the prior regulatory approval of the FDIC and the Michigan Department of Insurance and Financial Services. Certain restrictive covenants in future debt instruments, if any, may also limit our ability to pay dividends or the ability of our subsidiary depository institutions to make distributions or pay dividends to us. Any determination to pay cash dividends in the future will be at the unilateral discretion of our board of directors and will depend on a variety of considerations, including, without limitation, our historical and projected financial condition, liquidity and results of operations, capital levels, tax considerations, statutory and regulatory prohibitions and other limitations, general economic conditions and other factors deemed relevant by our board of directors. See "Supervision and Regulation."

 CAPITALIZATION

        The following table sets forth our capitalization as of September 30, 2013 on an actual basis and on an as adjusted basis to give effect to the sale of 3,703,703 shares of common stock by us and 11,851,852 shares of common stock by the selling shareholders in this offering at an assumed initial public offering price of $13.50 per share, which is the midpoint of the offering price range set forth on the cover page of this prospectus, after deducting estimated underwriting discounts and commissions and offering expenses.

        This table should be read in conjunction with "Selected Historical Consolidated Financial Information," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and the related notes thereto appearing elsewhere in this prospectus.

	September 30, 2013
(dollars in thousands, except share data)	Actual	As Adjusted(1)
	(unaudited)
Long-term borrowings(2)	$10,557	$10,557
Shareholders' equity:
Preferred stock, par value $1.00 per share; 20,000,000 authorized, 0 shares issued and outstanding	—	—
Common stock, par value $1.00 per share; 198,000,000 shares of Class A Common Stock authorized, 66,229,397 shares of Class A Common Stock issued and outstanding, actual, 69,933,100 shares of Class A Common Stock issued and outstanding, as adjusted; and 2,000,000 shares of Class B Common Stock authorized, and 0 shares of Class B Common Stock issued and outstanding	66,229	69,933
Additional paid-in capital	366,171	406,661
Retained earnings	179,796	179,796
Accumulated other comprehensive income/(loss), net of tax	(5,365)	(5,365)

Total shareholders' equity	606,831	651,025

Total capitalization	$617,388	$661,582

(1)
Each $1.00 increase (decrease) in the assumed initial public offering price of $13.50 per share of Class A Common Stock, the midpoint of the range set forth on the cover page of this prospectus, would increase (decrease) total shareholders' equity and total capitalization by $3.4 million, after deducting estimated underwriting discounts and commissions and estimated offering expenses.

(2)
Represents subordinated notes related to trust preferred securities of $15.0 million acquired in our acquisition of First Place Bank and purchase accounting discounts of $4.4 million.

 DILUTION

        If you invest in our common stock, your ownership interest will be diluted to the extent of the difference between the initial public offering price per share and the as adjusted net tangible book value per share immediately following the offering. Our historical net tangible book value at September 30, 2013 was $593.0 million, or $8.95 per share of common stock based on the 66,229,397 shares issued and outstanding as of such date. Net tangible book value per share represents the book value of our total tangible assets less the book value of our total liabilities divided by the number of shares of common stock then issued and outstanding.

        After giving effect to our sale of 3,703,703 shares of common stock at an assumed initial public offering price of $13.50 per share, the midpoint of the price range on the cover of this prospectus, and after deducting estimated underwriting discounts and commissions and offering expenses, our as adjusted net tangible book value at September 30, 2013 would have been $637.2 million or $9.11 per share. This amount represents an immediate increase in net tangible book value to our existing shareholders of $0.16 per share and an immediate dilution to new investors of $4.39 per share.

        The following table illustrates this per share dilution:

Assumed initial public offering price per share	$13.50
Net tangible book value per share at September 30, 2013	8.95
Increase in net tangible book value per share attributable to this offering	0.16
As adjusted net tangible book value per share after this offering	9.11
Dilution per share to new investors in this offering	4.39

        A $1.00 increase (decrease) in the assumed initial public offering price of $13.50 per share of common stock would increase (decrease) our net tangible book value as of September 30, 2013 by approximately $3.4 million, or approximately $0.05 per share, and the pro forma dilution per share to new investors in this offering to approximately $5.34 per share, assuming that the number of shares offered by us, as set forth on the cover of this prospectus, remains the same and after deducting estimated underwriting discounts and offering expenses payable by us. The number of shares offered by us in this offering may be increased or decreased from the number of shares on the cover page of this prospectus. An increase of 1.0 million shares in the number of shares offered by us, together with a $1.00 increase in the assumed offering price of $13.50 per share, would increase our net tangible book value as of September 30, 2013 by approximately $16.9 million, or approximately $0.24 per share, and the pro forma dilution per share to new investors in this offering to approximately $5.28 per share, assuming the assumed initial public offering price per share of $13.50 per share, the midpoint of the offering price range set forth on the cover of this prospectus, remains the same and after deducting estimated underwriting discounts and offering expenses. Similarly, a decrease of 1.0 million shares in the number of shares of common stock offered by us, together with a $1.00 decrease in the assumed public offering price of $13.50 per share, would result in our net tangible book value, as of September 30, 2013, of approximately $15.1 million, or approximately $0.22 per share, and the pro forma dilution per share to investors in this offering would be approximately $3.48 per share. The as adjusted information discussed above is illustrative only and will adjust based on the actual initial public offering price and other terms of this offering determined at pricing.

        The following table summarizes at September 30, 2013 the average price per share paid by our existing shareholders and the average price per share to be paid by investors participating in this offering, assuming an initial public offering price of $13.50 per share, the midpoint of the price range on the cover of this prospectus, and after deducting estimated underwriting discounts and offering expenses.

	Shares Purchased		Total Consideration
						Average Price per Share
	Number	Percent	Amount		Percent
Existing shareholders before offering	66,229,397	95%	$432,400,397		91%	$6.53
New investors	3,703,703	5%	44,193,277	(1)	9%	11.93

Total	69,933,100	100%	$476,593,674		100%	$6.81

(1)
Assumes expenses are allocated to newly issued primary shares.

        To the extent any outstanding stock options or warrants to purchase common stock are exercised, there will be further dilution to new investors. To the extent all 8,446,174 outstanding stock options and all 2,958,271 warrants to purchase common stock had been exercised as of September 30, 2013, the net tangible book value per share after this offering would be $8.79 and total dilution per share to new investors would be $4.71.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

        The following table sets forth our selected historical consolidated financial data for the periods and as of the dates indicated. You should read this information together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and the related notes thereto, which are included elsewhere in this prospectus. The selected historical consolidated financial data for the years ended December 31, 2012, 2011 and 2010 are derived from our audited consolidated financial statements, which are included elsewhere in this prospectus. The selected historical consolidated financial data as of and for the nine months ended September 30, 2013 and 2012 and the three months ended September 30, 2013 and 2012 are derived from our unaudited interim consolidated financial statements, which are included elsewhere in this prospectus. On January 1, 2013, we acquired all of the issued and outstanding shares of First Place Bank. The selected historical consolidated financial information in the following tables as of and for the nine months ended September 30, 2013, includes the results of First Place Bank, but does not include the results of Talmer West Bank, which we acquired on January 1, 2014. We have prepared our unaudited consolidated financial statements on the same basis as our audited financial statements and have included all adjustments, consisting of normal and recurring adjustments, that we consider necessary for a fair presentation of our financial position and operating results for the unaudited periods. Our historical results shown below and elsewhere in this prospectus are not necessarily indicative of our future performance.

	As of and for the three months ended September 30,		For the nine months ended September 30,		As of and for the years ended December 31,
(Dollars in thousands, except per share data)	2013	2012	2013	2012	2012	2011	2010
Earnings Summary
Interest income	$46,869	$26,362	$137,790	$76,668	$102,564	$119,478	$50,249
Interest expense	2,868	1,426	9,077	4,420	5,695	7,076	5,968
Net interest income	44,001	24,936	128,713	72,248	96,869	112,402	44,281
Provision (benefit) for loan losses—uncovered	2,852	(700)	8,951	1,931	3,614	3,571	4,484
Provision (benefit) for loan losses—covered	(727)	8,603	(7,103)	29,748	32,258	64,748	17,850
Bargain purchase gains	—	—	71,702	—	—	39,385	53,842
Noninterest income	18,038	16,755	157,699	56,428	74,684	113,774	86,583
Noninterest expense	53,427	25,043	197,923	75,979	103,779	106,591	41,765
Income before income taxes	6,487	8,745	86,641	21,018	31,902	51,266	66,765
Provision (benefit) for income taxes	(4,057)	2,751	636	6,782	10,232	17,817	22,089
Net income	10,544	5,994	86,005	14,236	21,670	33,449	44,676
Per Share Data
Basic earnings per common share	$0.16	$0.13	$1.30	$0.31	$0.46	$0.85	$1.60
Diluted earnings per common share	0.15	0.12	1.23	0.29	0.44	0.82	1.56
Book value per common share	9.16	7.69			7.86	7.23	6.44
Tangible book value per share(1)	8.95	7.55			7.77	7.06	6.29
Shares outstanding (in thousands)	66,229	47,090			66,229	44,469	38,956
Average diluted shares (in thousands)	69,853	48,898	69,972	48,410	48,806	40,639	28,589
Selected Period End Balances
Total assets	$4,741,945	$2,213,776			$2,347,508	$2,123,560	$1,689,645
Securities available-for-sale	652,739	486,881			345,405	223,938	298,094
Total Loans	2,880,727	1,237,150			1,322,151	1,254,879	890,345
Uncovered loans	2,322,193	472,350			604,446	324,486	139,784
Covered loans	558,534	764,800			717,705	930,393	750,561
FDIC indemnification asset	148,325	249,595			226,356	358,839	270,332
Total deposits	3,662,675	1,762,888			1,732,501	1,695,599	1,388,424
Total shareholders' equity	606,831	362,046			520,743	321,326	250,935
Tangible shareholders' equity(1)	592,963	355,677			514,672	314,017	245,108
Performance and Capital Ratios
Return on average assets(2)	0.89%	1.06%	2.41%	0.86%	0.98%	1.60%	4.55%
Return on average equity(2)	7.09	6.71	19.24	5.47	6.14	11.95	25.69
Net interest margin (fully taxable equivalent)(2)(3)	4.11	4.74	3.96	4.66	4.69	5.81	4.75
Tangible average equity to tangible average assets(1)	12.34	15.50	12.25	15.42	15.66	13.04	17.45
Tier 1 leverage ratio	11.43	15.78			22.71	14.58	18.41
Tier 1 risk-based capital	17.19	32.11			44.36	35.65	30.27
Total risk-based capital	17.99	33.42			45.66	36.91	31.53
Asset Quality Ratios:
Net charge-offs (recoveries) to average loans, excluding covered loans(2)	0.19%	(0.05)%	0.23%	0.05%	0.13%	0.05%	1.03%
Nonperforming assets as a percentage of total assets	1.53	2.61			1.75	1.20	1.18
Nonperforming loans as a percent of total loans	1.43	2.67			1.30	0.41	0.14
Nonperforming loans as a percent of total loans, excluding covered loans	1.02	0.17			0.12	0.65	0.63
Allowance for loan loses as a percentage of period-end loans	2.02	5.03			4.72	5.04	1.93
Allowance for loan losses-uncovered as a percentage of period-end uncovered loans	0.67	2.05			1.81	2.43	3.16
Allowance for loan losses as a percentage of nonperforming loans, excluding loans accounted for under ASC 310-30	41.55	84.73			94.75	344.68	350.79

(1)
See section entitled "GAAP Reconciliation and Management Explanation of Non-GAAP Financial Measures."

(2)
Calculation is annualized for each interim period and includes bargain purchase gains.

(3)
Presented on a tax equivalent basis using a 35% tax rate for all periods presented.

 GAAP Reconciliation and Management Explanation of Non-GAAP Financial Measures

        Some of the financial data included in our selected consolidated financial data are not measures of financial performance recognized by generally accepted accounting principles in the United States, or GAAP. These non-GAAP financial measures are "tangible shareholders' equity," "tangible book value per share" and "tangible average equity to tangible average assets." Our management uses these non-GAAP financial measures in its analysis of our performance.

  •
  "Tangible shareholders' equity" is shareholders' equity less goodwill and other intangible assets. As with other financial assets, we consider the FDIC indemnification asset to be a tangible asset. We have not considered loan servicing rights as an intangible asset for purposes of this calculation.

  •
  "Tangible book value per share" is defined as total equity reduced by goodwill and other intangible assets divided by total common shares outstanding. This measure is important to investors interested in changes from period-to-period in book value per share exclusive of changes in intangible assets. We had no goodwill as of September 30, 2013. As with other financial assets, we consider the FDIC indemnification asset to be a tangible asset. We have not considered loan servicing rights as an intangible asset for purposes of this calculation.

  •
  "Tangible average equity to tangible average assets" is defined as the ratio of average shareholders' equity less average goodwill and average other intangible assets, divided by average total assets. This measure is important to investors interested in relative changes from period to period in equity and total assets, each exclusive of changes in intangible assets. As with other financial assets, we consider the FDIC indemnification asset to be a tangible asset. We have not considered average loan servicing rights as an intangible asset for purposes of this calculation.

        We believe these non-GAAP financial measures provide useful information to management and investors that is supplementary to our financial condition, results of operations and cash flows computed in accordance with GAAP; however, we acknowledge that our non-GAAP financial measures have a number of limitations. As such, you should not view these disclosures as a substitute for results determined in accordance with GAAP, and they are not necessarily comparable to non-GAAP financial measures that other companies use. The following reconciliation table provides a more detailed analysis of these non-GAAP financial measures:

	For the three months ended September 30,		For the nine months ended September 30,		For the years ended December 31,
(Dollars in thousands, except per share data)	2013	2012	2013	2012	2012	2011	2010
Total Shareholders' equity	$606,831	$362,046	$606,831	$362,046	$520,743	$321,326	$250,935
Less:
Core deposit intangibles	13,868	6,369	13,868	6,369	6,071	7,309	5,827

Tangible shareholders' equity	$592,963	$355,677	$592,963	$355,677	$514,672	$314,017	$245,108

Shares outstanding	66,229	47,090	66,229	47,090	66,229	44,469	38,956
Tangible book value per share	$8.95	$7.55	$8.95	$7.55	$7.77	$7.06	$6.29

Average Assets	$4,715,095	$2,268,620	$4,758,681	$2,212,051	$2,216,244	$2,096,325	$982,233
Average Equity	594,508	357,097	595,886	346,795	352,764	279,817	173,916
Average Core Deposit intangibles	14,193	6,515	14,859	6,825	6,672	7,488	3,075
Tangible average equity to tangible average assets	12.34%	15.50%	12.25%	15.42%	15.66%	13.04%	17.45%

 UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

        The following unaudited pro forma condensed combined statements of income for the year ended December 31, 2012 are presented to give effect to and show the pro forma impact on our historical financial statements of (1) the acquisition of First Place Bank on January 1, 2013 and the related transactions with First Place Financial Corp. under the terms of the sale order approved in the bankruptcy, and (2) the February 21, 2012 and December 27, 2012 private placements of our common stock that raised, in the aggregate, $174.0 million of additional capital at $8.00 per share to fund the acquisition of First Place Bank, as if each transaction had occurred as of January 1, 2012.

        The results of operations of First Place Bank have been reflected in our consolidated financial statements from the date of acquisition and, under the acquisition method of accounting, the assets and liabilities of First Place Bank have been reflected in our consolidated financial statements at their respective estimated fair values as of the date of acquisition.

        The unaudited pro forma condensed combined financial information has been derived from and should be read in conjunction with:

  •
  Our historical audited financial statements as of and for the year ended December 31, 2012; and

  •
  First Place Bank's historical audited financial statements as of and for the year ended December 31, 2012.

        The assumptions underlying the pro forma adjustments are described in the accompanying notes, which should be read in conjunction with this unaudited pro forma consolidated financial information. The pro forma adjustments described in the accompanying notes have been made based on available information and upon assumptions that our management believes are reasonable in order to reflect, on a pro forma basis, the impact of these transactions on our historical financial information. The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and does not necessarily indicate the financial results of the combined companies had the companies actually been combined at the beginning of the period presented. The adjustments included in these unaudited pro forma condensed financial statements are preliminary and may be revised. The unaudited pro forma condensed combined financial information also does not consider any potential impact of current market conditions on revenues, potential revenue enhancements, anticipated cost savings and expense efficiencies, or asset dispositions, among other factors.

        On January 1, 2014, we acquired Talmer West Bank, which consists of four former bank subsidiaries of Financial Commerce Corporation that had, in the aggregate, total assets of $947.4 million and total deposits of $887.4 million at September 30, 2013. We have not provided the pro forma impact of our acquisition of Talmer West Bank.

        Certain reclassifications have been made to the historical financial statements of First Place Bank to conform to the presentation of our financial statements.

	Talmer Bancorp, Inc.	First Place Bank			Talmer Bancorp, Inc.
(Dollars in thousands, except per share data)	Year Ended December 31, 2012 (As Reported)	Year Ended December 31, 2012 (As Reported)	Adjustments(1)		Year Ended December 31, 2012 (Pro forma)(2)
Interest income
Interest and fees on loans	$112,530	$99,425	$2,964	(3)	$214,919
Interest on securities and other	9,190	7,314	—		16,504
FDIC indemnification asset	(19,156)	—	—		(19,156)

Total interest income	102,564	106,739	2,964		212,267

Interest expense:
Interest-bearing deposits	4,886	11,081	(2,036	)(4)	13,931
Borrowings and other debt	809	10,804	(7,116	)(5)	4,497

Total interest expense	5,695	21,885	(9,152)		18,428

Net interest income	96,869	84,854	12,116		193,839
Provision for loan losses	35,872	27,740	— (6)		63,612

Net interest income after provision for loan losses	60,997	57,114	12,116		130,227

Noninterest income:
Deposit fee income	8,375	9,411	—		17,786
Mortgage banking and other loan fees	17,471	125,512	—		142,983
FDIC loss sharing income	22,880	—	—		22,880
Accelerated discount on acquired loans	18,914	—	—		18,914
Net gains on sales of securities	6,057	6,541	—		12,598
Other income	2,821	4,498	—		7,319

Total noninterest income	76,518	145,962	—		222,480
Noninterest expenses
Salaries and employee benefits	59,133	89,229	—		148,362
Occupancy and equipment expense	14,044	13,244	—		27,288
Data processing and professional fees	9,412	31,646	—		41,058
FDIC loss sharing expense	4,406	—	—		4,406
Marketing expense	1,934	867	—		2,801
Insurance expense	2,436	4,554	—		6,990
Other expense	14,248	37,721	1,609	(7)	53,578

Total noninterest expenses	105,613	177,261	1,609		284,483

Income before income taxes	31,902	25,815	10,507		68,224
Income tax	10,232	56	12,657	(8)	22,945

Net income	$21,670	$25,759	$(2,150)		$45,279

Earnings per share:
Basic	$0.46				$0.68
Diluted	$0.44				$0.67
Average shares outstanding—basic	46,987				66,221
Average shares outstanding—diluted	48,806				68,040

(1)
Adjustments exclude estimated transaction costs (e.g., legal, accounting, consulting, etc.) of approximately $7.2 million related to the acquisition of First Place Bank and approximately $11 million of salary and benefit expenses due to transaction related incentive compensation and severance expense which would be recorded as non-interest expense as incurred. These expenses were recorded in the unaudited financial statements as of March 31, 2013. The adjustments also exclude the impact of any changes in the valuation allowance associated with the deferred taxes. Footnote 12, "Income Taxes," of the unaudited financial statements as of September 30, 2013 provides disclosure on acquired deferred taxes.

(2)
Adjustments exclude any change in interest income for the year ended December 31, 2012 that would have resulted had the issuance of an aggregate of 21,750,000 shares of common stock in our February 2012 and December 2012 private placements been completed on January 1, 2012, and also excludes the bargain purchase gain for the year ended December 31, 2012 that would have resulted had First Place Bank been acquired as of January 1, 2012. The bargain purchase gain represents the net estimated fair value of the assets and liabilities acquired with the First Place Bank acquisition and is presented in the unaudited financial statements as of September 30, 2013.

(3)
Adjustments reflect the change in loan interest income for the year ended December 31, 2012 that would have resulted had the loans been acquired as of January 1, 2012. The change in loan interest income is due to estimated discount (premium) accretion associated with fair value rate adjustments of $14.8 million to acquired loans. The discount (premium) accretion was calculated on the level yield method over the estimated lives of the acquired loan portfolios of five years.

(4)
Adjustments reflect the change in interest expense for the year ended December 31, 2012 that would have resulted had the time deposits been acquired as of January 1, 2012. The change in deposit interest expense is due to estimated premium amortization associated with fair value adjustments of $4.1 million to acquired time deposits. The premium amortization was calculated on the level yield method over the estimated lives of the acquired time deposits of two years.

(5)
Adjustments reflect the change in interest expense for the year ended December 31, 2012 that would have resulted had the borrowings and other debt been acquired as of January 1, 2012. The change in interest expense is due to estimated premium amortization/discount accretion associated with fair value adjustments of $42.9 million to acquired borrowings and other debt, which include FHLB advances, borrowings and subordinated debt. While the assumed subordinated debt related to the trust preferred securities was not an instrument of First Place Bank, we elected to present the adjustment of approximately $680 thousand related to the net interest expense that would have occurred had the subordinated debt been assumed on January 1, 2012 in the adjustments presented for First Place Bank. The premium amortization/discount accretion was calculated on the level yield method over the estimated lives of the acquired borrowings and other debt instruments of 5.5 years.

(6)
Acquired loans are recorded at estimated fair value at acquisition, which includes adjustments for identified and estimated credit losses expected at acquisition. The recording of acquired loans at their fair value at January 1, 2012 would be expected to significantly impact the determination of the provision for loan losses for 2012. However, we have assumed no reduction to the historic amount of First Place Bank's provision for loan losses in this presentation.

(7)
Adjustments reflect the change in other expense for the year ended December 31, 2012 that would have resulted from the amortization of the core deposit intangible of $9.8 million had the deposits been acquired as of January 1, 2012. The amortization of the core deposit intangible was calculated on an accelerated basis over the estimated useful life of ten years.

(8)
Adjustments reflect recognition of tax expense associated with the adjusted net taxable income before taxes assuming an effective rate of 35%.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

        The following discussion and analysis of our consolidated financial condition and results of operations for the three and nine months ended September 30, 2013 and 2012 and the years ended December 31, 2012 and 2011 should be read in conjunction with the "Summary Consolidated Financial Information" and our consolidated financial statements and related notes thereto included elsewhere in this prospectus. Historical results of operations and the percentage relationships among any amounts included, and any trends that may appear, may not indicate trends in operations or results of operations for any future periods.

        We have made, and will continue to make, various forward-looking statements with respect to financial and business matters. Comments regarding our business that are not historical facts are considered forward-looking statements that involve inherent risks and uncertainties. Actual results may differ materially from those contained in these forward-looking statements. For additional information regarding our cautionary disclosures, see the "Cautionary Note Regarding Forward-Looking Statements" beginning on page 61 of this prospectus.

Business Overview

        Talmer Bancorp, Inc. is a bank holding company headquartered in Troy, Michigan. Between April 30, 2010 and December 31, 2013, we successfully completed five bank acquisitions totaling $5.0 billion in assets and $4.9 billion in liabilities. In addition, on January 1, 2014, we acquired Michigan Commerce Bank, which consists of four former bank subsidiaries of Financial Commerce Corporation that had, in the aggregate, total assets of $947.4 million and total liabilities of $897.1 million at September 30, 2013. In connection with the acquisition, Michigan Commerce Bank changed its name to Talmer West Bank. Through our wholly-owned subsidiary banks, Talmer Bank and Trust ("Talmer Bank"), First Place Bank and Talmer West Bank, we are a full service community bank offering a full suite of commercial and retail banking, mortgage banking, wealth management and trust services to small and medium-sized businesses and individuals primarily within Southeastern Michigan, Western Michigan and in smaller communities in Northeastern Michigan, as well as Northeastern and Eastern Ohio, Northern Indiana, South Central and Southeastern Wisconsin and Chicago, Illinois.

        Given our strong capital position, local market knowledge and experienced leadership team, management believes we have a competitive advantage in the markets that we serve. We have retained a seasoned community bank management team with executive management experience in community banks located in our Midwest markets. With a well-managed, financially sound and well-capitalized bank, management believes it has significant opportunities to expand in the current market environment through organic growth and strategic acquisitions of banking franchises in our concentrated markets of Michigan and Ohio, as well as other markets in Indiana, Wisconsin and in the Chicago Metropolitan area of Illinois.

        Our product line includes loans to small and medium-sized businesses, residential mortgage loans, commercial real estate loans, residential and commercial construction and development loans, farmland and agricultural production loans, home equity loans, consumer loans and a variety of commercial and consumer demand, savings and time deposit products. We also offer online banking and bill payment services, online cash management, safe deposit box rentals, debit card and ATM card services and the availability of a network of ATMs for our customers.

        We have grown substantially since our operations began in August of 2007, with much of the growth occurring through Talmer Bank's four FDIC-assisted acquisitions, all of which have been fully integrated into our operations, our acquisition of First Place Bank that closed on January 1, 2013, and our acquisition of Talmer West Bank, formerly Michigan Commerce Bank, that closed on January 1, 2014. First Place Bank has operated under a Cease and Desist Order with its regulator since July 13,

2011, that requires it to take specified actions. For a further discussion of the Cease and Desist Order, see "First Place Bank Cease and Desist Order with the OCC" in "Supervision and Regulation" of this prospectus. We have devoted significant internal management resources as well as engaged third party professionals to assist us in evaluating and improving internal and risk management controls of First Place Bank, including hiring a nationally recognized third party to evaluate the internal and risk management controls over the bank's mortgage banking operations. Additionally, substantial resources have been deployed to enhance the core operating technology, build and implement a disaster recovery plan and improve consumer compliance processes. First Place Bank is currently in compliance with the Cease and Desist Order, and on January 28, 2014, the FDIC approved the consolidation of First Place Bank with and into Talmer Bank. We expect the consolidation to occur on or about February 10, 2014. At the effective time of the consolidation, First Place Bank will be merged with Talmer Bank and the Cease and Desist Order will have no further force or effect. Until this occurs, we will continue to incur high costs associated with professional services and compliance costs, and we will not fully recognize anticipated cost savings and synergies. Additionally, at the time of our acquisition of Michigan Commerce Bank on January 1, 2014, Michigan Commerce Bank, now Talmer West Bank, was subject to a Consent Order with its regulators, which remains in effect. For a further discussion of the Consent Order, see "Talmer West Bank Consent Order with the FDIC and Michigan Department of Insurance and Financial Services" in "Supervision and Regulation" of this prospectus.

        As of September 30, 2013, we had $2.9 billion in total loans. Of this amount $1.9 billion, or 65.5%, consisted of loans we acquired (all of which were adjusted to their estimated fair values at the time of acquisition), and $992.8 million, or 34.5%, consisted of loans we originated. Due to the timing of the acquisition of First Place Bank in the first quarter of 2013, which contributed approximately $2.1 billion in deposits and $2.6 billion in assets, the comparability of our operating results for the three and nine months ended September 30, 2013 to the three and nine months ended September 30, 2012 is limited. In addition, because our acquisition of Talmer West Bank occurred on January 1, 2014, the following discussion and analysis of our consolidated financial condition and results of operations does not include the results of Talmer West Bank.

        We had net income of $86.0 million for the nine months ended September 30, 2013, compared to $14.2 million for the nine months ended September 30, 2012. We had net income of $21.7 million for the year ended December 31, 2012, compared to $33.4 million for the year ended December 31, 2011. Net income for the nine months ended September 30, 2013, included a one-time bargain purchase gain of $71.7 million resulting from our acquisition of First Place Bank and was the largest contributing factor to the $71.8 million increase in net income in the nine months ended September 30, 2013, compared to the same period in 2012. As a result of our significant growth from our acquisitions, we have substantially increased our employee headcount and number of branches, and we have incurred substantial integration related expenses, all of which has significantly increased our noninterest expenses since we completed our first acquisition on April 30, 2010. For instance, in connection with our acquisition of First Place Bank, we incurred transaction and integration related expenses for the nine months ended September 30, 2013 related to the improvement of the internal control structure at First Place Bank, the completion of separate audits of First Place Bank, the payment and accrual of severance related costs, the expensing of acquisition related bonuses and stock options issued and heightened FDIC insurance expense at First Place Bank. These transaction and integration related expenses are detailed in the table below.

	For the nine months ended September 30, 2013
(in thousands) Noninterest expenses	Actual	First Place Bank transaction and integration related expenses	Excluding transaction and integration related expenses
Salary and benefits	$116,772	$11,553	$105,219
Occupancy and equipment expense	20,409	151	20,258
Data processing fees	7,099	23	7,076
Professional service fees	12,784	4,577	8,207
FDIC loss sharing expense	1,524	—	1,524
Bank acquistion and due diligence fees	7,874	7,874	—
Marketing expense	2,825	34	2,791
Other employee expense	2,889	609	2,280
Insurance expense	8,123	3,823	4,300
Other expense	17,624	62	17,562

Total noninterest expenses	$197,923	$28,706	$169,217

        There were no bargain purchase gains included in net income for the year ended December 31, 2012 and the nine months ended September 30, 2012, and we had bargain purchase gains of $39.4 million for the year ended December 31, 2011. The decrease in bargain purchase gains contributed to our $11.7 million, or 35%, decrease in net income for the year ended December 31, 2012 compared to the year ended December 31, 2011. While we continue to explore additional acquisition opportunities, there is no certainty that bargain purchase gains of any amount will be recognized as a result of any future closed transactions. In addition, until the business combination accounting is substantially complete with respect to our acquisition of Talmer West Bank, which we anticipate will be in the first quarter of 2014, we will not know whether we will record a bargain purchase gain related to our acquisition of Talmer West Bank. As of September 30, 2013, our total assets were $4.7 billion, our net total loans were $2.8 billion, our total deposits were $3.7 billion and our total shareholders' equity was $606.8 million.

Economic Overview

        The U.S. economy grew at a modest pace through the year ended December 31, 2012, accelerating in the second half of 2012 and continuing into 2013. Real gross domestic product ("GDP") for the third quarter of 2013 grew at an annualized rate of 4.1%, compared to a rate of 2.8% for the year ended December 31, 2012, as indicated by the Bureau of Economic Analysis report published by the U.S. Department of Commerce. According to the U.S. Bureau Labor Statistics, the seasonally adjusted unemployment rate for the quarter ended September 30, 2013 was 7.2%, compared to 7.8% for the year ended December 31, 2012. This is still considerably higher than the ten year historical average through the end of 2012 of 6.7%. Total home sales in the United States, as indicated by the National Association of Realtors, showed signs of weakening with existing home sales at a seasonally adjusted 5.3 million for the rolling twelve months ended September 30, 2013, down from the rolling twelve month total of 5.4 million as of August 31, 2013, but up from 4.8 million for the rolling twelve months ended September 30, 2012. Inventory levels are down at a 4.9 months' supply, or 2.2 million units, as of September 30, 2013 from a 5.9 months' supply as of September 30, 2012. New home sales have increased to a seasonally adjusted annual rate of 403 thousand as of September 30, 2013 from 396 thousand for period ended December 31, 2012. Inventory for new homes has increased to a 5.4 months' supply as of September 30, 2013 from a 4.5 months' supply during the same respective periods indicating a pick-up of new construction. Home values, as indicated by the Case-Shiller 20 city index (seasonally adjusted), showed an increase of 12.8% from August 2012 to August 2013. Bankruptcy filings, per the U.S. Court Statistics, also improved with total filings down 12.2% for the 12 months ending September 30, 2013, compared to the same period in 2012, with business filings down 16.9% and personal filings down 12.0%, for the 12 months ending September 30, 2013, compared to the same period in 2012.

        Significant increases in mortgage interest rates brought about by a variety of economic indicators and potential Federal Reserve policy changes have significantly curtailed overall mortgage industry lending volumes. Our mortgage origination lending volume decreased by approximately 40% in the third quarter 2013, compared to the prior quarter, and we expect further volume declines for the immediate future, particularly as we exit the wholesale lending market. Additionally, the marketing gain percentage for mortgage loans sold decreased in recent months due to increasing industry-wide competitive pressures related to changing market conditions, a trend that we expect to continue into 2014. Our mortgage banking related revenue declined by approximately 55% in the third quarter of 2013 compared to the second quarter of 2013, and we expect our mortgage banking revenue to be a lower contributor to total revenue throughout the remainder of 2013 and the year 2014. However, anticipated future expense reductions within the mortgage group, including the closing of the wholesale mortgage division in the fourth quarter of 2013 and other meaningful mortgage staff reductions, combined with planned incremental additions to our retail residential lending unit, anticipated loan growth in our Commercial and Industrial loan portfolio and cost savings from integrating back office functions of our two bank subsidiaries are currently expected to offset this decline in revenue. However, these expense reductions and other revenue enhancements may lag anticipated decreases in mortgage banking revenue. In general, we expect the rising interest rates and/or a steeper yield curve to increase net interest income as modeled through our net interest income simulations. Please refer to the section entitled "Quantitative and Qualitative Disclosures About Market Risk" for a description of our policies used to model movements in interest rates.

        Beginning in the year 2014, significant regulatory changes are expected to impact the overall mortgage industry. We are taking appropriate steps to implement and comply with new regulatory requirements, including those related to mortgage servicing practices (brought about by the Consumer Financial Protection Bureau) and those related to mortgage lending practices (brought about by the Dodd-Frank Act). We expect these requirements to have a profound impact on the overall competitive landscape of the mortgage industry, and we anticipate maintaining our competitive posture in the year 2014 and beyond, as the industry absorbs the impact of these new lending and servicing regulations.

        According to the Beige Book published by the Federal Reserve Board in August 2013, overall economic activity expanded at a moderate pace with the Fourth (Cleveland) Federal Reserve District reporting moderate growth and the Seventh (Chicago) Federal Reserve District also reporting moderate growth. The auto industry remains a source of strength in both the Chicago District and Cleveland District. Energy was also cited in both the Chicago District and Cleveland District as contributing to overall growth, however at a slower pace than the previous quarter. The Cleveland District reported a decline in consumer spending in June and July 2013. Sales in residential real estate, although at a slower pace than noted earlier in the year, continue at a faster pace than this time last year. Both the Cleveland and Chicago Districts were cautious about commercial real estate in the near future, primarily due to competition resulting in tight margins and difficulty in securing financing. However both districts noted an increase in financing requests for multi-family commercial real estate loans. The Cleveland District noted "sluggish" hiring with job placements lower than previous quarters, despite an increase in vacancies, primarily in healthcare and manufacturing.

        The economy in the state of Michigan continued to see improvements as well, according to the Bureau of Economic Analysis. The unemployment rate, as indicated by the U.S. Bureau Labor Statistics, increased slightly to 9.0% as of August 31, 2013, up from 8.7% as of June 30, 2013 and 8.9% as of December 31, 2012, but down from 9.4% as of December 31, 2011. Other improvements included a 14.5% decline in bankruptcies, per the U.S. Court Statistics, during the 12 months ended September 30, 2013.

        As of September 30, 2013, $1.2 billion, or 40.9% of our total loans are to businesses and consumers in the Detroit-Warren-Livonia metropolitan statistical area ("MSA"), which includes Wayne, Oakland, Macomb, Livingston, St. Clair and Lapeer counties in the state of Michigan. This market showed modest improvements in economic conditions. Unemployment in the Detroit-Warren-Livonia MSA, as indicated by the U.S. Bureau Labor Statistics, was 9.8% as of August 31, 2013, 10.2% at December 31, 2012 and 9.7% at December 31, 2011. Overall wage growth for the year to date period ending August 31, 2013 was up 4.4%. The Detroit-Warren-Livonia MSA has been experiencing a recovery in the housing market and showed an increase in home prices as reported in the Case-Shiller index (seasonally adjusted) of 16.4% for the rolling twelve months ending August 31, 2013 and an increase of 8.0% over the rolling twelve months ended August 31, 2012. On July 18, 2013, the city of Detroit filed for Chapter 9 bankruptcy protection in federal court. We do not expect the bankruptcy to have a material impact on our loan portfolio or future business as much of the city's debt consists of underfunded pension liabilities and other post-retirement benefits. We do not have direct exposure to bonds, debt or any other financial instrument issued by the city of Detroit and we do not have a concentration of loans to borrowers located in the city of Detroit. As of September 30, 2013, approximately $45.3 million, or 1.6%, of our loan portfolio were loans to borrowers located in the city of Detroit, and of this amount, $13.2 million, or 29.1% of the total loans to borrowers located in the city of Detroit were covered by loss share agreements with the FDIC.

        The Wisconsin economy continued to recover slowly during the year ended December 31, 2012 and into 2013, with improvements noted in both the business and personal sectors. The unemployment rate decreased to 6.7% as of August 31, 2013, down from 6.8% as of June 30, 2013, unchanged from 6.7% at December 31, 2012. In addition, personal and business bankruptcy filings, per the U.S. Court Statistics, for the 12 months ended September 30, 2013 decreased 9.6%. Real estate values have improved according to statistics from Zillow with prices increasing 3.4% from November 30, 2012 to November 30, 2013.

        The Ohio economy also showed signs of a slow recovery with unemployment rising to 7.3% as of August 31, 2013 from 7.2% as of June 30, 2013 and 6.7% as of December 31, 2012. This is an improvement from a year earlier at 7.8% at December 31, 2011. Bankruptcies in Ohio, per the U.S. Court Statistics, were down 6.6% during the 12 months ended September 30, 2013. The Case-Shiller index for the Cleveland, Ohio market indicates housing prices were up 3.7% for the twelve month period ending August 31, 2013, and were up 6.0% for the nine months ending August 31, 2013.

Our Acquisitions

CF Bancorp

        On April 30, 2010, CF Bancorp was closed by the Michigan Office of Insurance and Financial Regulation, which appointed the FDIC, as receiver. That same day, under the terms of Talmer Bank's purchase and assumption agreement with the FDIC, Talmer Bank assumed $1.2 billion of retail deposits and acquired $941.3 million of the assets of CF Bancorp. Prior to the acquisition, CF Bancorp operated 22 branches located in eastern Michigan. Talmer Bank entered into two loss share agreements with the FDIC for CF Bancorp that cover $835.7 million of the acquired assets, including 100% of the acquired loans and other real estate owned. Under the loss share agreements, the FDIC agreed to assume 80% of losses and share 80% of loss recoveries on such loans and other real estate owned. The loss share agreements include provisions where a clawback payment, calculated using formulas included within the contracts, is to be made to the FDIC 10 years and 45 days following the acquisition in the event actual losses fail to reach stated levels. At the time of acquisition, Talmer Bank recorded a $240.4 million indemnification asset from the FDIC as part of the loss share agreements, which represented the estimated fair value of the FDIC's portion of the losses that are expected to be incurred and reimbursed to Talmer Bank as of the acquisition date.

        We accounted for the transaction under the acquisition method of accounting and recorded the purchased assets and assumed liabilities at their respective acquisition date fair values. A significant majority of the acquired loans were purchased credit impaired loans. Because the fair value of assets acquired and the core deposit intangible asset created exceeded the fair value of liabilities assumed in the acquisition, on April 30, 2010 we recorded a bargain purchase gain of $52.7 million in our consolidated statements of income. Talmer Bank recorded $1.2 billion of liabilities at fair value, including $1.2 billion of retail deposits with a core deposit intangible of $4.5 million and $23.3 million of other liabilities. Talmer Bank acquired $941.3 million of the assets of CF Bancorp, including $825.4 million in loans, net of unearned income, and $10.3 million of other real estate with fair value discounts of $340.4 million and $5.0 million, respectively.

        On the April 30, 2010 acquisition date, the contractual cash flows for the loans acquired in the CF Bancorp acquisition were $981.4 million, the estimated fair value of the loans was $485.1 million and the estimated total cash flows from the loans was $569.6 million. The difference between the total estimated cash flows and the fair market value created an accretable discount in the amount of $84.5 million, which represents the undiscounted cash flows expected to be collected in excess of the estimated fair value of the purchased credit impaired loans. This accretable discount is accreted into interest income on a method that approximates level yield over the estimated life of the related loans.

First Banking Center

        On November 19, 2010, First Banking Center was closed by the Wisconsin Department of Financial Institutions which appointed the FDIC, as receiver. That same day, under the terms of Talmer Bank's purchase and assumption agreement with the FDIC with respect to First Banking Center, Talmer Bank acquired $684.3 million of the assets and assumed $544.4 million of the liabilities of First Banking Center. Prior to the acquisition, First Banking Center operated 17 branches located in southern Wisconsin. Talmer Bank entered into two loss share agreements with the FDIC on $486.8 million of First Banking Center's assets, including 100% of the acquired loans (except consumer loans) and other real estate. Under the loss share agreement for single-family residential mortgage loans, the FDIC agreed to assume 80% of losses and share 80% of loss recoveries on the first $26.8 million of losses, to assume 30% of losses and share 30% of loss recoveries on losses exceeding $26.8 million and up to $34.9 million, and to assume 80% of losses and share 80% of loss recoveries on losses exceeding $34.9 million. Under the loss share agreement for construction, commercial real estate and commercial and industrial loans and other real estate, the FDIC agreed to assume 80% of losses and share 80% of loss recoveries on the first $83.5 million of losses, to assume 0% of losses and share 0% of loss recoveries on losses exceeding $83.5 million and up to $126.7 million, and to assume 80% of losses and share 80% of loss recoveries on losses exceeding $126.7 million. At September 30, 2013, management estimates that all losses under both loss share agreements will be covered at an 80% rate. The loss share agreements include provisions where a clawback payment, calculated using formulas included within the contracts, is to be made to the FDIC 10 years and 45 days following the acquisition in the event actual losses fail to reach stated levels. At the time of acquisition, Talmer Bank recorded a $66.2 million indemnification asset from the FDIC as part of the loss share agreements, which represented the estimated fair value of the FDIC's portion of the losses that are expected to be incurred and reimbursed to Talmer Bank as of the acquisition date.

        We accounted for the transaction under the acquisition method of accounting and recorded the purchased assets and assumed liabilities at their respective acquisition date fair values. A significant majority of the acquired loans were purchased credit impaired loans. Because the fair value of assets acquired and the core deposit intangible asset created exceeded the fair value of liabilities assumed in the acquisition, on November 19, 2010 we recorded a bargain purchase gain of $1.1 million in our consolidated statements of income. Talmer Bank recorded $548.8 million of liabilities at fair value, including $474.6 million of retail deposits with a core deposit intangible of $2.2 million, $65.0 million in advances from the Federal Home Loan Bank of Chicago and $9.2 million in other liabilities. Talmer Bank acquired approximately $475.7 million in loans, net of unearned income, and $18.3 million of other real estate with fair value discounts of $108.7 million and $5.5 million, respectively.

        On the November 19, 2010 acquisition date, the contractual cash flows for the loans acquired in the First Banking Center acquisition were $527.6 million and the estimated fair value of the loans was $366.9 million and the estimated total cash flows from the loans was $412.4 million. The difference between the total estimated cash flows and the fair market value created an accretable discount in the amount of $45.4 million, which represents the undiscounted cash flows expected to be collected in excess of the estimated fair value of the purchased credit impaired loans. This accretable discount is accreted into interest income on a method that approximates level yield over the estimated life of the related loans.

Peoples State Bank

        On February 11, 2011, Peoples State Bank was closed by the Michigan Office of Insurance and Financial Regulation which appointed the FDIC, as receiver. That same day, under the terms of Talmer Bank's purchase and assumption agreement with the FDIC with respect to Peoples State Bank, Talmer Bank acquired $390.4 million of the assets and assumed $385.5 million of deposits of Peoples State Bank. Prior to the acquisition, Peoples State Bank operated 10 branches located in southeast Michigan. Talmer Bank entered into two loss share agreements with the FDIC on $325.2 million of Peoples State Bank's assets, including 100% of the acquired loans (except consumer loans) and other real estate. Under the loss share agreements, the FDIC agreed to assume 80% of losses and share 80% of loss recoveries on such loans and other real estate owned. The loss share agreements include provisions where a clawback payment, calculated using formulas included within the contracts, is to be made to the FDIC 10 years and 45 days following the acquisition in the event actual losses fail to reach stated levels. At the time of acquisition, Talmer Bank recorded an $82.3 million indemnification asset from the FDIC as part of the loss share agreements, which represented the estimated fair value of the FDIC's portion of the losses that are expected to be incurred and reimbursed to Talmer Bank as of the acquisition date.

        We accounted for the transaction under the acquisition method of accounting and recorded the purchased assets and assumed liabilities at their respective acquisition date fair values. A significant majority of the acquired loans were purchased credit impaired loans. Because the fair value of assets acquired and core deposit intangible asset created exceeded the fair value of liabilities assumed in the acquisition, on February 11, 2011 we recorded a bargain purchase gain of $12.7 million in our consolidated statements of income. Talmer Bank recorded $386.2 million of liabilities at fair value, including $385.5 million of retail deposits with a core deposit intangible of $2.4 million and $700 thousand in other liabilities. Talmer Bank acquired approximately $321.2 million in loans, net of unearned income, and $8.8 million of other real estate with fair value discounts of $113.0 million and $3.1 million, respectively.

        On the February 11, 2011 acquisition date, the contractual cash flows for the loans acquired in the Peoples State Bank acquisition were $379.5 million, the estimated fair value of the loans was $208.2 million, and the estimated total cash flows from the loans was $248.1 million. The difference between the total estimated cash flows and the fair market value created an accretable discount in the amount of $39.9 million, which represents the undiscounted cash flows expected to be collected in excess of the estimated fair value of the purchased credit impaired loans. This accretable discount is accreted into interest income on a method that approximates level yield over the estimated life of the related loans.

Community Central Bank

        On April 29, 2011, Community Central Bank was closed by the Michigan Office of Insurance and Financial Regulation which appointed the FDIC, as receiver. That same day, under the terms of Talmer Bank's purchase and assumption agreement with the FDIC with respect to Community Central Bank, Talmer Bank acquired $402.1 million of the assets and assumed $302.3 million of deposits and $53.6 million of advances from the Federal Home Loan Bank of Community Central Bank. Prior to the acquisition, Community Central Bank operated four branches located in southeast Michigan. Talmer Bank entered into two loss share agreements with the FDIC on $341.7 million of Community Central Bank's assets, including 100% of the acquired loans (except consumer loans) and other real estate. Under the loss share agreements, the FDIC agreed to assume 80% of losses and share 80% of loss recoveries on such loans and other real estate owned. At the time of acquisition, Talmer Bank recorded an $100.0 million indemnification asset from the FDIC as part of the loss share agreements, which represented the estimated fair value of the FDIC's portion of the losses that are expected to be incurred and reimbursed to Talmer Bank as of the acquisition date.

        We accounted for the transaction under the acquisition method of accounting and recorded the purchased assets and assumed liabilities to be recorded at their respective acquisition date fair values. A significant majority of the acquired loans were purchased credit impaired loans. Because the fair value of assets acquired and core deposit intangible asset created exceeded the fair value of liabilities assumed in the acquisition, on April 29, 2011 we recorded a bargain purchase gain of $24.9 million in our consolidated statements of income. Talmer Bank recorded $362.2 million of liabilities at fair value, including $302.3 million of retail deposits with a core deposit intangible of $480 thousand, $57.7 million in advances from the Federal Home Loan Bank of Indianapolis and $2.2 million in other liabilities. Talmer Bank acquired approximately $329.8 million in loans, net of unearned income, and $18.8 million of other real estate with fair value discounts of $133.4 million and $7.6 million, respectively.

        On the April 29, 2011 acquisition date, the contractual cash flows for the loans acquired in the Community Central Bank acquisition was $399.2 million, the estimated fair value of the loans was $196.4 million and the estimated total cash flows from the loans was $233.5 million. The difference between the total estimated cash flows and the fair market value created an accretable discount in the amount of $37.1 million, which represents the undiscounted cash flows expected to be collected in excess of the estimated fair value of the purchased credit impaired loans. This accretable discount is accreted into interest income on a method that approximates level yield over the estimated life of the related loans.

SAB Topic 1:K Relief

        We have omitted certain financial information of First Banking Center, Peoples State Bank and Community Central Bank required by Rule 3-05 of Regulation S-X and the related pro forma financial information under Article 11 of Regulation S-X in accordance with the guidance provided in Staff Accounting Bulletin Topic 1:K, Financial Statements of Acquired Troubled Financial Institutions ("SAB 1:K") and a request for relief granted by the SEC. SAB 1:K provides relief from the requirements of Rule 3-05 under certain circumstances, such as the acquisitions of First Banking Center, Peoples State Bank and Community Central Bank, where a registrant acquires a "troubled financial institution" (as defined in SAB 1:K) for which audited financial statements are not reasonably available and in which federal assistance is so pervasive as to substantially reduce the relevance of such information to an assessment of the registrant's future operations.

Lake Shore Wisconsin Corporation

        On December 15, 2011, we finalized the acquisition of Lake Shore Wisconsin Corporation. Prior to this date, Lake Shore Wisconsin Corporation had divested its subsidiary, Hiawatha National Bank,

which operated three branches located in western Wisconsin, to its shareholders. As a result of the transaction, we issued 4.2 million shares of Class A Common Stock at $6.24 per share and increased our cash and equity by $26 million. Due to the significant differences in operations and insignificance of business activity, historical results from Lake Shore Wisconsin Corporation are not meaningful to our results, and thus no 2011 pro forma information is presented.

First Place Bank

        On January 1, 2013, we purchased substantially all of the assets of First Place Financial Corp. including all of the issued and outstanding shares of common stock of First Place Bank headquartered in Warren, Ohio, in a transaction facilitated under Section 363 of the U.S. Bankruptcy Code, for cash consideration of $45 million. Under the asset purchase agreement, we assumed $60 million in subordinated notes issued to First Place Capital Trust, First Place Capital Trust II, and First Place Capital III, of which $45 million was immediately retired. Following the acquisition, we contributed $179 million of additional capital to First Place Bank in order to recapitalize the bank.

        We accounted for the transaction under the acquisition method of accounting and recorded the purchased assets and assumed liabilities at their respective acquisition date fair values. Because the fair value of assets acquired and core deposit intangible asset created exceeded the fair value of liabilities assumed and consideration paid in the acquisition, on January 1, 2013, we recorded a bargain purchase gain of $71.7 million in our consolidated statements of income.

        We acquired $2.6 billion in assets at fair value, including $1.5 billion in loans, net of unearned income, $139.8 million in investment securities, $42.0 million in loan servicing rights, and $18.4 million of other real estate owned. We also acquired $2.5 billion of liabilities at fair value, including $2.1 billion of retail deposits with a core deposit intangible of $9.8 million, and $334.8 million of debt.

        Approximately 30% of the loans acquired in the acquisition were accounted for as purchased credit impaired loans. On the January 1, 2013 acquisition date, the contractual cash flows for the purchased credit impaired loans acquired in the acquisition of First Place Bank were $738.6 million and the estimated fair value of the loans was $430.4 million. The estimated total cash flow from these loans was $588.6 million. The difference between the total estimated cash flows and the fair market value created an accretable discount in the amount of $158.2 million, which represents the undiscounted cash flows expected to be collected in excess of the estimated fair value of the purchased credit impaired loans. This accretable discount is accreted into interest income on a method that approximates level yield over the estimated life of the related loans. Adjustments created when the loans were recorded at fair value at the date of acquisition are amortized or accreted over the remaining term of the loan as an adjustment to the related loan's yield.

        The acquired non-purchase credit impaired loans were recorded at their fair value of $1.1 billion on the acquisition date, which included the recording of a $16.4 million premium due to the above market rate on these loans and a $10.7 million estimated credit mark over the life of the loans.

Talmer West Bank (formerly Michigan Commerce Bank)

        On January 1, 2014, we purchased Financial Commerce Corporation's wholly-owned subsidiary banks, Michigan Commerce Bank, a Michigan state-chartered bank, Indiana Community Bank, an Indiana state-chartered bank, Bank of Las Vegas, a Nevada state-chartered bank and Sunrise Bank of Albuquerque, a New Mexico state-chartered bank, and certain other bank-related assets from Financial Commerce Corporation and its parent holding company, Capitol Bancorp Ltd., in a transaction facilitated under Section 363 of the U.S. Bankruptcy Code. The purchase price consisted of cash consideration of $4.0 million and a separate $2.5 million payment to fund an escrow account to pay the post-petition administrative fees and expenses of the professionals in the bankruptcy cases of Financial Commerce Corporation and Capitol Bancorp Ltd., each of which filed voluntary bankruptcy petitions under Chapter 11 of the U.S. Bankruptcy Code on August 9, 2012, with any unused escrowed funds to be refunded to us.

        Immediately prior to our consummation of the acquisition, Capitol Bancorp Ltd. merged Indiana Community Bank, Bank of Las Vegas and Sunrise Bank of Albuquerque with and into Michigan Commerce Bank, with Michigan Commerce Bank as the surviving bank in the merger. Simultaneously with the merger, Michigan Commerce Bank changed its name to Talmer West Bank. In connection with the acquisition, we contributed approximately $79.5 million of additional capital to Talmer West Bank in order to recapitalize the bank. In order to support the acquisition and recapitalization of Talmer West Bank, Talmer Bancorp, Inc. borrowed $35.0 million under a senior unsecured line of credit and received $33.0 million in dividend capital from Talmer Bank. References to Talmer West Bank refer to Talmer West Bank as the surviving bank in the merger of Indiana Community Bank, Bank of Las Vegas and Sunrise Bank of Albuquerque with and into Michigan Commerce Bank.

        As of September 30, 2013, on a combined basis, Michigan Commerce Bank, Indiana Community Bank, Bank of Las Vegas and Sunrise Bank of Albuquerque had total assets of $947.4 million and total deposits of $887.4 million. Although we acquired five branches in Nevada and New Mexico that are outside of our target markets, 12 of the branches we acquired, or 70% of the total number of branches acquired in the acquisition, fit squarely within our target market areas. We will evaluate our long-term strategy with respect to the branches acquired in Nevada and New Mexico in light of our Midwest regional bank focus. As of September 30, 2013, on a combined basis, the loan portfolios of Michigan Commerce Bank, Indiana Community Bank, Bank of Las Vegas and Sunrise Bank of Albuquerque were comprised of approximately 65% commercial real estate loans. Following the completion of our acquisition of Talmer West Bank on January 1, 2014, the percentage of our total loans that are comprised of commercial real estate loans increased from 36.4% as of September 30, 2013 to approximately 42.0% on a pro forma basis as of September 30, 2013.

Summary of Acquisition and Loss Share Accounting

        We determined the fair value of our acquired assets and liabilities in accordance with accounting requirements for fair value measurement and acquisition transactions as promulgated in FASB Accounting Standards Codification ("ASC") Subtopic 310-30, "Loans and Debt Securities Acquired with Deteriorated Credit Quality" ("ASC 310-30"), ASC Topic 805, "Business Combinations" ("ASC 805"), and ASC Topic 820, "Fair Value Measurements and Disclosures." The determination of the initial fair values on loans and other real estate purchased in an acquisition and the related FDIC indemnification asset require significant judgment and complexity.

        We determine the initial fair value of our acquired loans on a loan by loan basis by dividing the loans into two categories: (1) specifically reviewed loans—loans where the future cash flows are estimated based on a specific review of the loan, and (2) non-specifically reviewed loans—loans where the future cash flows for each loan is estimated using an automated cash flow calculation model. For specifically reviewed loans, a designated group of credit officers, specialized in loan workouts and credit quality assessment, work with personnel from the acquired institution to review borrower cash payment activity, current appraisals, loan write ups, and watch list reports (including the current past due status and risk ratings assigned) to estimate future cash flows on the acquired loans. The estimated future cash flows are then discounted to determine initial fair value. For our acquisition of CF Bancorp, the specifically reviewed loan population included all loans with credit quality indicators of special mention or worse, all loans that had an outstanding balance of $2.0 million or more, and all loans with a matured status as of the April 30, 2010 acquisition date, resulting in approximately 50% of the acquired loan portfolio being specifically reviewed loans. For our acquisitions of First Banking Center and Peoples State Bank, the specifically reviewed loan population included all loans with a principal balance of $350 thousand or more, and for our acquisition of Community Central Bank, the specifically reviewed loan population included all loans with a principal balance of $475 thousand or more, resulting in approximately 60% of the acquired loan portfolios being specifically reviewed loans for each of these acquisitions. For our acquisition of First Place Bank, the specifically reviewed loan population included all commercial loans with an outstanding balance of $750 thousand or more, all residential mortgage loans with an outstanding balance of $1.0 million or more, and all impaired loans with a balance of $250 thousand or more as of the January 1, 2013 acquisition date, resulting in approximately 30% of the acquired loan portfolio being specifically reviewed loans.

        Non-specifically reviewed loans are categorized by risk profile and processed through an automated cash flow calculation model to generate expected cash flows on a loan by loan basis using contractual loan payment information such as coupon, payment type and amounts, and remaining maturity, along with assumptions that are assigned to each individual loan based on risk cohorts. Risk profiles are determined based on loan type, risk rating, delinquency history, current delinquency status, vintage, and collateral type. For our non-specifically reviewed loans, we apply life of loan default and loss assumptions, defined at a cohort level, to estimate future cash-flows. The assumptions are based on credit migration (migration of risk rating and past due status) combined with default, severity and prepayment data indicative of the market based upon market experience and benchmarking analysis of similar loans and/or portfolio sales and valuation. This information is captured through observation of comparable market transactions. Estimated future cash flows are discounted for each loan to determine initial fair value.

        Where a loan exhibits evidence of credit deterioration since origination and it is probable at the acquisition date that we will not collect all principal and interest payments in accordance with the terms of the loan agreement, we account for the loan under ASC 310-30, as a purchased credit impaired loan. The majority of loans acquired in the CF Bancorp, First Banking Center, People State Bank and Community Central Bank acquisitions, as well as approximately 30% of the loans acquired in the First Place Bank acquisition are accounted for under ASC 310-30 as purchased credit impaired loans. We account for all purchased credit impaired loans on a loan by loan basis. We recognize the expected shortfall of expected future cash flows on these loans, as compared to the contractual amount due, as a nonaccretable discount. Any excess of the net present value of expected future cash flows over the acquisition date fair value is recognized as accretable yield. The accretable yield includes both the expected coupon of the loan and the discount accretion. We recognize accretable discount as interest income over the expected remaining life of the purchased credit impaired loan using a method that approximates the level yield method.

        Fair value premiums and discounts established on acquired loans accounted for outside the scope of ASC 310-30 fall under FASB ASC Subtopic 310-20, "Receivables—Nonrefundable Fees and Other Costs" ("ASC 310-20") and are accreted or amortized into interest income over the remaining term of the loan as an adjustment to the related loan's yield.

        Because we record all acquired loans at fair value, we do not record an allowance for loan losses related to acquired loans on the acquisition date. We re-estimate expected cash flows on our purchased credit impaired loans on a quarterly basis. This re-estimation process is performed on a loan by loan basis and replicates the methods used in determining the initial fair value at the acquisition date. We aim to segment the purchased credit impaired loan portfolio between those that are specifically reviewed and those that are non-specifically reviewed loans to maintain similar or greater coverage as at the acquisition date in the specifically reviewed loan population.

        Any decline in expected cash flows identified during the quarterly re-estimation process results in impairment which is measured based on the present value of the new expected cash flows, discounted using the pre-impairment accounting yield of the loan, compared to the recorded investment in the loan. An impairment that is due to a decline in expected cash flows is known as credit impairment, while an impairment that is due to a change in the expected timing of such cash flows is known as timing impairment. If any portion of the impairment is due to credit impairment, we record all of the impairment as provision for loan losses during the period. However, if the impairment is only related to a change in the expected timing of the cash flows, the impairment is recognized prospectively as a decrease in yield on the loan. Declines in cash flow expectations on covered loans which are due to credit impairment also result in an increase to the FDIC indemnification asset which is recorded as noninterest income in "FDIC loss sharing income" in our consolidated statements of income in the period. Any improvements in expected cash flows and the effect of changes in expected timing in the receipt of the expected cash flows, once any previously recorded impairment is recaptured, is recognized prospectively as an adjustment to the accretable yield on the loan. Improvements in cash flows on loans covered by a loss share agreement result in a decline in the expected indemnification cash flows which is reflected as a downward yield adjustment on the FDIC indemnification assets. We modify loans in the normal course of business and assess all loan modifications to determine whether a modification constitutes a troubled debt restructuring ("TDR") in accordance with ASC 310-40, "Receivables—Troubled Debt Restructurings by Creditors" ("ASC 310-40"). For non-purchased credit impaired loans excluded from ASC 310-30 accounting, a modification is considered a TDR when a borrower is experiencing difficulties and we have granted a concession to the borrower that we would not normally consider and we conclude the concession results in an inability to collect all amounts due, including interest accrued at the original contractual terms. The concessions granted may include: principal deferral, interest rate concession, forbearance, principal reduction or A/B note restructure (where the original loan is restructured into two notes where, one reflects the portion of the modified loan which is expected to be collected, and one that is fully charged off). None of the modifications to date were due to partial satisfaction of the loan.

        For purchased credit impaired loans accounted for individually under ASC 310-30 (which is all of our purchased credit impaired loans), a modification is considered a TDR when a borrower is experiencing financial difficulties and the effective yield after the modification is less than the effective yield at the time of the purchase in association with consideration of qualitative factors included within ASC 310-40. When a modification qualifies as a TDR and was initially individually accounted for under ASC 310-30, the loan is required to be moved from ASC 310-30 accounting and accounted for under ASC 310-40. In order to accomplish the transfer of the accounting for the TDR from ASC 310-30 to ASC 310-40, the loan is essentially retained in the ASC 310-30 accounting model and subject to the periodic cash flow re-estimation process. Similar to loans accounted for under ASC 310-30, deterioration in expected cash flows results in the recognition of impairment and an allowance for loan loss. However, unlike loans accounted for under ASC 310-30, improvements in estimated cash flows on these loans result only in recapturing previously recognized allowance for loan loss and the yield remains at the last yield recognized under ASC 310-30.

        Acquired loans that are paid in full or are otherwise settled results in accelerated recognition of any remaining loan discount through "Accelerated discount on acquired loans" in our consolidated statements of income in the period. If such loans are covered loans, any remaining FDIC indemnification asset no longer expected to be received is also written off through "Accelerated discount on acquired loans" in our consolidated statements of income in the corresponding period.

        The loss share agreements from our FDIC-assisted acquisitions and the purchase accounting impact from our acquisitions create volatility in our cash flows and operating results. The effects of the loss share agreements and purchase accounting, primarily on purchased credit impaired loans, on cash flows and operating results following an acquisition can create volatility as we work with borrowers to determine appropriate repayment terms or alternate resolutions. The effects will depend primarily on the ability of borrowers to make required payments over an extended period of time. At acquisition, management believes sufficient inherent discounts representing the expected losses compared to their acquired contractual payment amounts, were established. As a result, our operating results would only be adversely affected by losses to the extent that those losses exceed the expected losses reflected in the fair value at the acquisition date. In addition, as the loss share agreements cover up to a 10-year period (five years for loans other than single family residential mortgage loans), changing economic conditions will likely affect the timing of future charge-offs and the resulting reimbursements from the

FDIC. Management believes that any recapture of interest income and recognition of cash flows from borrowers or amounts received from the FDIC as part of the FDIC indemnification asset may be incurred unevenly over this period, as we exhaust our collection efforts under our normal practices.

Critical Accounting Policies

        Our consolidated financial statements are prepared based on the application of accounting policies generally accepted in the United States, the most significant of which are described in Note 1 to our audited consolidated financial statements. These policies require the reliance on estimates and assumptions, which may prove inaccurate or subject to variations. Changes in underlying factors, assumptions, or estimates could have a material impact on our future financial condition and results of operations. The most critical of these significant accounting policies are the policies related to the allowance for loan losses, fair valuation methodologies, purchased loans, the FDIC indemnification asset and income taxes. These policies are reviewed with the Audit Committee of the Board of Directors and are discussed more fully below.

  Implications of Elections under the JOBS Act

        Section 107 of the JOBS Act provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected not to take advantage of this extended transition period, which means the financial statements included in this prospectus, as well as financial statements we file in the future, will be subject to all new or revised accounting standards generally applicable to public companies. Our election not to take advantage of the extended transition period is irrevocable.

        Although we are still evaluating the JOBS Act, we may take advantage of some or all of the reduced regulatory and reporting requirements that will be available to us as long as we qualify as an emerging growth company, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory shareholder vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

  Allowance for loan losses

        We maintain the allowance for loan losses at a level we believe is sufficient to absorb probable incurred losses in our loan portfolio given the conditions at the time. Management determines the adequacy of the allowance based on periodic evaluations of the loan portfolio and other factors. These evaluations are inherently subjective as they require management to make material estimates, all of which may be susceptible to significant change. The allowance is increased by provisions charged to expense and decreased by actual charge-offs, net of recoveries or previous amounts charged-off.

  Purchased loans

        We maintain an allowance for loan losses on purchased loans based on credit deterioration subsequent to the acquisition date. In accordance with the accounting guidance for business combinations, because we recorded all acquired loans at fair value, we did not establish an allowance for loan losses on any of the loans we purchased as of the acquisition date as any credit deterioration evident in the loans was included in the determination of the acquisition date fair values. For purchased credit impaired loans accounted for under ASC 310-30, management establishes an allowance for loan losses subsequent to the date of acquisition by re-estimating expected cash flows on these loans on a quarterly basis, with any decline in expected cash flows due to credit triggering impairment recorded as provision for loan losses. The allowance established is the excess of the loan's carrying value over the present value of projected future cash flows, discounted at the current accounting yield of the loan. These cash flow evaluations are inherently subjective as they require material estimates, all of which may be susceptible to significant change. While the determination of specific cash flows involves estimates, each estimate is unique to the individual loan, and none is individually significant. For non-purchased credit impaired loans acquired in the First Place Bank transaction and that are accounted for under ASC 310-20, the historical loss estimates are based on the historical losses experienced by First Place Bank for loans with similar characteristics as those acquired other than purchased credit impaired loans. We record an allowance for loan losses only when the calculated amount exceeds the remaining credit mark established at acquisition. For all other purchased loans accounted for under ASC 310-20 or under ASC 310-40, the allowance is calculated in accordance with the methods used to calculate the allowance for loan losses for originated loans.

  Originated loans

        For loans we originate, the allowance consists of specific allowances, based on individual evaluation of certain loans, and allowances for homogeneous pools of loans with similar risk characteristics.

        Our specific allowance relates to impaired loans that we individually evaluate based on a combination of internally assigned risk ratings and a defined dollar threshold. A loan is impaired when, based on current information and events, it is probable that we will be unable to collect all amounts due according to the contractual terms of the loan agreement. Loans for which the terms have been modified resulting in a concession, and for which the borrower is experiencing financial difficulties, are considered troubled debt restructurings and classified as impaired. For individually evaluated impaired loans, a specific allowance is established when the discounted expected cash flows or the fair value of the underlying collateral of the impaired loan is lower than the carrying value of the loan. The valuations are reviewed and updated on a quarterly basis. While the determination of specific allowance may involve estimates, each estimate is unique to the individual loan, and none is individually significant.

        Loans that do not meet the criteria to be evaluated individually are evaluated in homogeneous pools of loans with similar characteristics. The allowance for commercial and industrial, commercial real estate and real estate construction loans that are not individually evaluated for impairment begins with a process of estimating probable incurred losses in the portfolio. These estimates are established based on our internal credit risk ratings and historical loss data. We assign internal credit risk ratings to each business loan at the time the loan is approved and these risk ratings are subjected to subsequent periodic reviews by senior management, at least annually or more frequently upon the occurrence of a circumstance that affects the credit risk of the loan. Since the operating history of Talmer Bank is limited and it has grown rapidly, the historical loss estimates for loans are based on a combination of actual historical loss experienced by all banks in Michigan and Wisconsin and our own historical losses. For loans originated by First Place Bank subsequent to the acquisition date, the historical loss rates are based on actual historical loss experienced by all banks in Ohio and Michigan. Loss estimates are established by loan type including residential real estate, commercial real estate, commercial and industrial and real estate construction, and further segregated by region, including Michigan, Ohio and Wisconsin, where applicable. In addition, management consideration is given to borrower rating migration experience and trends, industry concentrations and conditions, changes in collateral values of properties securing loans and trends with respect to past due and nonaccrual amounts and any adjustments are made accordingly.

        The principal assumption used in deriving the allowance for loan losses is the estimate of probable incurred loss for loans in each risk rating. Since a loss ratio is applied to a large portfolio of loans, any variation between actual and assumed results could be significant. To illustrate, if recent loss experience dictated that the estimated loss ratios would be changed by five percent (of the estimate) across all risk ratings, the allowance for loan losses as of December 31, 2012 would change by approximately $500 thousand.

        Note 6 to our consolidated financial statements includes additional information about the allowance for loan losses.

  Fair value

        The use of fair values is required in determining the carrying values of certain assets and liabilities, as well as for specific disclosures. Fair value is an estimate of the exchange price that would be received to sell an asset or paid to transfer a liability in the principal or most advantageous market for the asset or liability in an orderly transaction (i.e. not a forced transaction, such as a liquidation or distressed sale) between market participants at the measurement date and is based on the assumptions market participants would use when pricing an asset or liability.

        In determining the fair value of financial instruments, market prices of the same or similar instruments are used whenever such prices are available. If observable market prices are unavailable or impracticable to obtain, we are required to make judgments about assumptions market participants would use in estimating the fair value of the financial instrument. Fair value is estimated using modeling techniques and incorporates assumptions about interest rates, duration, prepayment speeds, risks inherent in a particular valuation technique and the risk of nonperformance. These assumptions are inherently subjective as they require material estimates, all of which may be susceptible to significant change. The models used to determine fair value adjustments are periodically evaluated by management for relevance under current facts and circumstances.

        Fair value measurement and disclosure guidance differentiates between those assets and liabilities required to be carried at fair value at every reporting period ("recurring") and those assets and liabilities that are only required to be adjusted to fair value under certain circumstances ("nonrecurring"). Note 3, "Fair Value," to the consolidated financial statements includes information about the extent to which fair value is used to measure assets and liabilities and the valuation methodologies and key inputs used.

  Purchased loans

        We record purchased loans at fair value at the date of acquisition based on a discounted cash flow methodology that considers various factors, including the type of loan and related collateral, classification status, whether the loan has a fixed or variable interest rate, its term and whether or not the loan was amortizing, and our assessment of risk inherent in the cash flow estimates. These cash flow evaluations are inherently subjective as they require material estimates, all of which may be susceptible to significant change.

        We account for and evaluate purchased credit impaired loans for impairment in accordance with the provisions of ASC 310-30. We estimate the cash flows expected to be collected on purchased loans based upon the expected remaining life of the loans, which includes the effects of estimated prepayments. Cash flow evaluations are inherently subjective as they require material estimates, all of which may be susceptible to significant change. We perform re-estimations for each purchased credit impaired loan portfolio on a quarterly basis. Any decline in expected cash flows as a result of these re-estimations, due in any part to a change in credit, is deemed credit impairment, and recorded as provision for loan losses during the period. Any decline in expected cash flows due only to changes in expected timing of cash flows is recognized prospectively as a decrease in yield on the loan and any improvement in expected cash flows, once any previously recorded impairment is recaptured, is recognized prospectively as an adjustment to the yield on the loan. Acquired loans accounted for outside the scope of ASC 310-30 are included in the population assessed for impairment under the methods used to calculate the allowance for loan losses for originated loans.

        The re-estimation process for purchased credit impaired loans is performed on a loan by loan basis and replicates the methods used in determining fair value at each acquisition date as described above in "Summary of Acquisition and Loss Share Accounting." We aim to segment the purchased credit impaired loan portfolio between specifically reviewed loans and non-specifically reviewed loans to maintain similar or greater coverage as at the acquisition date in the specifically reviewed loan population.

        Purchased loans outside the scope of ASC 310-30 are accounted for under ASC 310-20 or ASC 310-40, where applicable. Adjustments created when the loans were recorded at fair value at the date of acquisition are amortized or accreted over the remaining term of the loan as an adjustment to the related loan's yield.

        Note 5 to our audited consolidated financial statements includes additional information about purchased loans.

  FDIC indemnification asset

        In conjunction with our FDIC-assisted acquisitions, Talmer Bank entered into loss share agreements with the FDIC and we recorded an FDIC indemnification asset that reflects the reimbursements we expect to receive from the FDIC for losses incurred on covered assets. The FDIC indemnification asset is measured separately from the related covered assets because it is not contractually embedded in those assets and is not transferable if we sell the assets. Pursuant to the terms of the loss sharing agreements, the FDIC will generally reimburse us for 80% of losses incurred on covered loans, although for certain pools of covered loans, the reimbursement rate for losses may be reduced if losses go above certain thresholds.

        We recorded the FDIC indemnification assets at their estimated fair values at the time of each respective FDIC-assisted acquisition. Fair values are estimated using projected cash flows related to the loss sharing agreements based on the expected reimbursements for losses and the applicable loss sharing percentages. These cash flows are discounted to reflect the uncertainty of the timing of the loss sharing reimbursement from the FDIC. These cash flow evaluations are inherently subjective as they require management to make material estimates, all of which may be susceptible to significant change.

        The accounting for FDIC indemnification assets is closely related to the accounting for the underlying, indemnified assets. We re-estimate our expected cash flows on our indemnification asset in conjunction with our quarterly re-estimation of cash flows on covered assets accounted for under ASC 310-30. Improvements in cash flow expectations on covered assets generally result in a related decline in the expected indemnification cash flows and are reflected as a downward yield adjustment on the indemnification assets. When the expected cash flows on the indemnified assets increase such that a previously recorded covered allowance for loan losses is reversed, we account for the associated decrease in the indemnification asset immediately in earnings. Any remaining decrease in the indemnification asset is amortized over the lesser of the contractual term of the loss share agreement and the remaining life of the indemnified asset. Declines in cash flow expectations on these covered assets which are due to credit impairment are generally reflected as an increase to the FDIC indemnification asset and are recorded as noninterest income in "FDIC loss sharing income" in our consolidated statements of income. When covered assets are disposed of, through collection, charge-off or other settlement, any associated remaining indemnification asset, not recoverable from the FDIC, is written off as an offset to "FDIC loss sharing income" in our consolidated statements of income.

  Income taxes

        The calculation of our income tax provision, tax-related accruals and deferred taxes is complex and requires the use of estimates and judgments. Accrued taxes represent the net estimated amount due to taxing jurisdictions, currently or in the future, and are included net in "income tax benefit" on the consolidated balance sheets. We evaluate and assess the relative risks and appropriate tax treatment of transactions after considering statutes, regulations, judicial precedent and other relevant information and maintain tax accruals consistent with our evaluation of these relative risks. Changes to the estimate of accrued taxes occur periodically due to changes in tax rates, interpretations of tax laws, the status of examinations being conducted by taxing authorities and changes to statutory, judicial, and regulatory guidance that impact the relative risks of tax positions. These changes, when they occur, can affect deferred and accrued taxes as well as the current period's income tax expense and can be material to our operating results.

        Deferred tax assets and liabilities are established for the future tax consequences of events that have been recognized in our financial statements or tax returns. A deferred tax asset or liability is recognized for the estimated future tax effects attributable to temporary differences, deductions and tax credits that can be carried forward and utilized in future years. We assess whether a valuation allowance should be established against our deferred tax assets based on the consideration of all available evidence using a "more likely than not" standard. In making such judgments, significant weight is given to evidence that can be objectively verified. The valuation of current and deferred tax liabilities and assets is considered critical as it requires management to make estimates based on provisions of the enacted tax laws and other future events. The assessment of tax assets and liabilities involves the use of estimates, assumptions, interpretations, and judgments concerning certain accounting pronouncements and federal and state tax codes. There can be no assurance that future events, such as court decisions or positions of federal and state taxing authorities, will not differ from management's current assessment, the impact of which could be significant to the consolidated results of operations and reported earnings.

        We are subject to audit by taxing authorities that could question and/or challenge the tax positions taken by us. Note 12 to our unaudited consolidated financial statements includes additional information about income taxes.

Financial Results

        We had net income for the three months ended September 30, 2013 of $10.5 million, or $0.15 per average diluted share, compared to $6.0 million, or $0.12 per average diluted share, for the three months ended September 30, 2012. The $4.5 million increase in net income for the three months ended September 30, 2013, compared to the same period in 2012, was primarily due to a $9.3 million decrease in the covered provision for loan losses, increased net income related to the acquisition of First Place Bank which is discussed below, and a $3.1 million decrease in salary and employee benefit expense outside of our salary and employee benefit expense related to First Place Bank, partially offset by an $8.6 million reduction in FDIC loss sharing income. The decrease in the covered provision for loan losses is primarily the result of payoffs on loans that carried an associated allowance for loan losses as well as recoveries on covered loans that had previously been charged off, partially offset by impairment resulting from the re-estimation of cash flows on our purchased credit impaired loans. The decline in FDIC loss sharing income to a net negative income item was primarily due to the establishment of a liability for amounts owed to the FDIC related to recoveries on previously claimed charge offs.

        We had net income for the nine months ended September 30, 2013 of $86.0 million, or $1.23 per average diluted share, compared to $14.2 million, or $0.29 per average diluted share, for the nine months ended September 30, 2012. The $71.8 million increase in net income for the nine months ended September 30, 2013, compared to the same period in 2012, was primarily due to increased net income related to the acquisition of First Place Bank which is discussed below, including a $71.7 million bargain purchase gain as a result of the acquisition, and a $36.9 million decrease in the covered provision for loan losses, partially offset by a $27.1 million reduction in FDIC loss sharing income. The reason for the decline in the covered provision for loan losses and FDIC loss sharing income are the same as those discussed in the quarterly comparison above.

        We had net income of $21.7 million for the year ended December 31, 2012, or $0.44 per average diluted share, compared to $33.4 million, or $0.82 per average diluted share, for the year ended December 31, 2011. The $11.7 million, or 35% decrease in net income for 2012, compared to 2011, was primarily due to a $39.4 million decrease in bargain purchase gains, a $29.1 million decrease in FDIC loss sharing income and a $15.5 million decrease in net interest income, partially offset by a $32.5 million decrease in covered provision for loan losses, a $17.0 million increase in accelerated discount on acquired loans, and an $8.5 million increase in net gain on sale of loans. The decrease in the provision for loan losses on covered loans in 2012 was primarily due to an increase in expected cash flows on certain loans following our quarterly re-estimation process on purchased credit impaired loans. The increase in accelerated discount on acquired loans was primarily the result of an increase in loans paid off or otherwise settled resulting in accelerated recognition of any remaining loan discount. The increase in net gain on the sale of loans was primarily due to significantly increased mortgage banking origination activity. We had bargain purchase gains in 2011 of $39.4 million resulting from our acquisition of Peoples State Bank and Community Central Bank, while 2012 did not include any bargain purchase gains.

        We had net income of $33.4 million for the year ended December 31, 2011, or $0.82 per average diluted share, compared to $44.7 million, or $1.56 per average diluted share, for the year ended December 31, 2010. The $11.3 million, or 25% decrease in net income for 2011, compared to 2010, was primarily due to an increase in the provision for loan losses on covered loans of $46.9 million, a $33.6 million increase in salary and employee benefits expense and a $14.5 million decrease in bargain purchase gains, offset by increases in net interest income of $68.1 million and FDIC loss sharing income of $34.9 million. Net interest income in 2011 benefited from a $744.5 million increase in average total loans, which included significant increases in both covered and uncovered loans. The increase in the provision for loan losses on covered loans in 2011 was primarily due to a decrease in expected cash flows on certain loans following our quarterly re-estimation process on purchased credit impaired loans, which was partially offset by an increase in FDIC loss sharing income. The increase in salary and employee benefits expense, our largest expense line item, resulted primarily from the substantial increase in headcount due to our acquisitions completed in both 2010 and 2011. We had bargain purchase gains in 2011 of $39.4 million resulting from our acquisition of Peoples State Bank and Community Central Bank, while 2010 included $53.8 million in bargain purchase gains resulting from our acquisitions of CF Bancorp and First Banking Center.

Net Interest Income

        Net interest income is the difference between interest income and yield-related fees earned on assets and interest expense paid on liabilities. Adjustments are made to the yields on tax-exempt assets in order to present tax-exempt income and fully taxable income on a comparable basis. The "Analysis of Net Interest Income—Fully Taxable Equivalent" tables within this financial review provide an analysis of net interest income for the three month periods ended September 30, 2013 and 2012, the nine month periods ended September 30, 2013 and 2012 and the years ended December 31, 2012, 2011 and 2010. The "Rate/Volume Analysis" tables describe the extent to which changes in interest rates and changes in volume of earning assets and interest-bearing liabilities have affected our net interest income on a fully taxable equivalent ("FTE") basis for the three month periods ended September 30, 2013 and 2012, the nine month periods ended September 30, 2013 and 2012 and the years ended December 31, 2012, 2011 and 2010.

        We had net interest income of $44.0 million for the three months ended September 30, 2013, compared to $24.9 million for the same period in 2012. The increase in net interest income in the third quarter of 2013, compared to the same period in 2012, resulted from the addition of $19.9 million of net interest income related to our acquisition of First Place Bank and its inclusion into our operations beginning January 1, 2013. While net interest income increased, our net interest margin (FTE) for the three months ended September 30, 2013 decreased 63 basis points to 4.11%, from 4.74% for the comparable period in 2012. The decrease in net interest margin was due to a combination of several factors, the largest being the acquisition of First Place Bank, which had a significantly higher proportion of its loan portfolio in residential mortgage loans that, on average, have a lower yield than Talmer Bank's predominantly commercial loan portfolio, offset by the benefit of a substantial amount of accretable yield from prior acquisitions. Our accretion on acquired loans has increased as a result of net improvements in cash flows on our acquired loans and is offset by a negative yield on the FDIC indemnification asset reflecting the lower expected future payments from the FDIC.

        We had net interest income of $128.7 million for the nine months ended September 30, 2013, compared to $72.2 million for the same period in 2012. The increase in net interest income for the nine months ended September 30, 2013, compared to the same period in 2012, resulted primarily from the addition of approximately $60.3 million of net interest income related to our acquisition of First Place Bank and its inclusion into our operations beginning January 1, 2013. Our net interest margin (FTE) for the nine months ended September 30, 2013 decreased 70 basis points to 3.96%, from 4.66% for the comparable period in 2012. The decrease in net interest margin was due to the reasons cited above.

        Our net interest margin benefits from discount accretion, a component of the accretable yield, on our purchased credit impaired loan portfolio. The accretable yield represents the excess of the net present value of expected future cash flows over the acquisition date fair value and includes both the expected coupon of the loan and the discount accretion. The accretable yield is recognized as interest income over the expected remaining life of the purchased credit impaired loan. For the three months ended September 30, 2013, the yield on total loans was 6.30%, while the yield generated using only the expected coupon would have been 4.66%. For the nine months ended September 30, 2013, the yield on total loans was 6.43%, while the yield generated using only the expected coupon would have been 4.90%. The difference between the actual yield earned on total loans and the yield generated based on the expected coupon represents the excess accretable yield. The expected coupon of the loan considers the actual coupon rate of the loan and does not include any interest income for loans in nonaccrual status. In addition, our net interest margin is adversely impacted by the negative yield on the FDIC indemnification asset. Because our quarterly cash flow re-estimations have continuously resulted in improvements in the overall expected cash flows on our covered loans, our expected payments from the FDIC on the FDIC indemnification asset have declined resulting in a negative yield on the FDIC indemnification asset which partially offsets the benefits provided by the excess accretable yield discussed above. The negative yield on the FDIC indemnification asset was 14.32% and 14.52% for the three month and nine month periods ended September 30, 2013, respectively, up from a negative yield of 8.68% and 4.78% for the same periods in 2012. The combination of the excess accretable yield and the negative yield on the FDIC indemnification asset benefited net interest margin by 63 basis points for the three months ended September 30, 2013 and 44 basis points for the nine months ended September 30, 2013.

        Our net interest income was $96.9 million for the full year 2012, a decrease of $15.5 million, from $112.4 million for the full year 2011. The decrease in net interest income in 2012 resulted primarily from a $22.3 million decrease in FDIC indemnification asset interest income, partially offset by a $4.4 million increase in interest and fees on loans. The decrease in interest income earned on the FDIC indemnification asset resulted from improvements in our expected cash flows from purchased credit impaired loans that in turn reduce our expected FDIC indemnification payments. Continued

improvement in our expected cash flows on our purchased credit impaired loans resulted in a yield on the FDIC indemnification asset of a negative 6.36% for the full year of 2012 compared to 0.86% for the full year 2011. The net interest margin (FTE) decreased 112 basis points to 4.69% in 2012, from 5.81% in 2011, resulting primarily from the decrease in the yield earned on the FDIC indemnification asset as discussed previously in addition to a decrease in the yield earned on loans primarily due to run-off of covered loans that yield higher rates being replaced by lower yielding organic loans.

        Our net interest income was $112.4 million for the full year 2011, an increase of $68.1 million, from $44.3 million for the full year 2010. The increase in net interest income in 2011 resulted primarily from a $744.5 million increase in average loans. Net interest income in 2011 also benefited from a $154.1 million increase in average investment securities and an increase in yields on loans. The net interest margin (FTE) increased 106 basis points to 5.81% in 2011, from 4.75% in 2010, resulting primarily from an increase in average covered loans of approximately $600.0 million due to FDIC-assisted acquisitions and a lower overall cost of funding.

        The following tables set forth information related to our average balance sheet, average yields on assets, and average costs of liabilities. We derived these yields by dividing income or expense by the average balance of the corresponding assets or liabilities. We derived average balances from the daily balances throughout the periods indicated.

Analysis of Net Interest Income—Fully Taxable Equivalent

	For the three months ended September 30,
	2013			2012
(Dollars in thousands)	Average Balance(1)	Interest(2)	Average Rate(3)	Average Balance(4)	Interest(2)	Average Rate(3)
Earning assets:
Interest earning balances	$182,539	$97	0.21%	$48,664	$28	0.22%
Federal funds sold & other short-term investments	127,526	279	0.87	72,776	145	0.79
Investment securities(4):
Taxable	478,417	1,751	1.45	348,714	1,436	1.63
Tax-exempt	192,049	1,132	3.16	150,438	976	3.47
FHLB Stock	16,303	167	4.06	2,820	21	2.99
Gross uncovered loans(5)	2,539,698	29,441	4.60	422,721	7,593	7.13
Gross covered loans(5)	578,291	20,034	13.74	798,860	22,132	10.99
FDIC indemnification asset	167,103	(6,032)	(14.32)	272,672	(5,969)	(8.68)

Total earning assets	4,281,926	46,869	4.38	2,117,665	26,362	5.00

Non-earning assets:
Cash and due from banks	118,230			53,639
Premises and equipment	56,555			40,094
Investment security fair value adjustment	(11,111)			8,057
Core deposit intangible	14,193			6,515
Other real estate owned	34,044			25,594
Loan servicing rights	68,795			5,002
FDIC receivable	9,672			40,943
Company-owned life insurance	39,005			—
Other non-earning assets	161,670			29,329
Allowance for loan losses	(57,884)			(58,218)

Total assets	$4,715,095			$2,268,620

Interest bearing liabilities:
Deposits:
Interest-bearing demand deposits	$557,750	$174	0.12%	$309,647	$142	0.18%
Money market and savings deposits	1,239,927	447	0.14	575,883	296	0.20
Time deposits	995,623	1,408	0.56	484,409	777	0.64
Other brokered funds	93,043	38	0.16	15,870	10	0.25
Short-term borrowings	59,361	26	0.17	16,499	6	0.14
Long-term debt	259,197	775	1.19	53,157	195	1.46

Total interest bearing liabilities	3,204,901	2,868	0.35	1,455,465	1,426	0.39

Noninterest bearing liabilities and shareholders' equity:
Non-interest bearing demand deposits	837,393			404,621
FDIC clawback liability	24,167			21,443
Other liabilities	54,126			29,994
Shareholders' equity	594,508			357,097

Total liabilities and shareholders' equity	$4,715,905			$2,268,620

Net interest income		$44,001			$24,936

Interest spread			4.03%			4.61%

Net interest margin as a percentage of interest earning assets			4.07%			4.68%

Tax equivalent effect			0.04%			0.06%

Net interest margin on a fully tax equivalent basis			4.11%			4.74%

(1)
Average balances derived based on daily averages.

(2)
Interest income is shown on an actual basis and does not include taxable equivalent adjustments.

(3)
Average rates are presented on an annual basis and include a taxable equivalent adjustment to interest income of $396 thousand and $341 thousand on tax-exempt securities for the three months ended September 30, 2013 and 2012, respectively, using the statutory tax rate of 35%.

(4)
For presentation in this table, average balances and the corresponding average rates for investment securities are based upon historical cost, adjusted for amortization of premiums and accretion of discounts.

(5)
Includes nonaccrual loans.

	For the nine months ended September 30,
	2013			2012
(Dollars in thousands)	Average Balance(1)	Interest(2)	Average Rate(3)	Average Balance(4)	Interest(2)	Average Rate(3)
Earning assets:
Interest earning balances	$317,077	$588	0.25%	$53,029	$96	0.24%
Federal funds sold & other short-term investments	114,012	726	0.85	72,360	394	0.73
Investment securities(4):
Taxable	451,534	4,217	1.25	290,988	3,801	1.75
Tax-exempt	176,507	3,132	3.20	120,916	2,486	3.71
Federal Home Loan Bank stock	16,115	712	5.91	2,820	67	3.17
Gross uncovered loans(5)	2,469,293	87,502	4.74	378,027	19,852	7.02
Gross covered loans(5)	638,888	62,001	12.98	853,256	61,421	9.62
FDIC indemnification asset	194,175	(21,088)	(14.52)	319,931	(11,449)	(4.78)

Total earning assets	4,377,601	137,790	4.24	2,091,327	76,668	4.96

Non-earning assets:
Cash and due from banks	106,696			46,793
Premises and equipment	58,238			41,665
Investment security fair value adjustment	(378)			6,558
Core deposit intangible	14,859			6,825
Other real estate owned	38,323			24,476
Loan servicing rights	57,860			4,568
FDIC receivable	13,237			36,479
Company-owned life insurance	38,677			—
Other non-earning assets	113,368			11,572
Allowance for loan losses	(59,800)			(58,212)

Total assets	$4,758,681			$2,212,051

Interest bearing liabilities:
Deposits:
Interest-bearing demand deposits	$554,030	$500	0.12%	$300,585	$436	0.19%
Money market and savings deposits	1,233,016	1,459	0.16	553,411	872	0.21
Time deposits	1,131,464	4,614	0.55	500,584	2,494	0.67
Other brokered funds	74,832	110	0.20	7,226	14	0.25
Short-term borrowings	52,618	81	0.21	26,945	36	0.18
Long-term debt	263,324	2,313	1.17	48,564	568	1.56

Total interest bearing liabilities	3,309,284	9,077	0.37	1,437,315	4,420	0.41

Noninterest bearing liabilities and shareholders' equity:
Noninterest-bearing demand deposits	782,158			378,697
FDIC clawback liability	22,987			21,127
Other liabilities	48,366			28,117
Shareholders' equity	595,886			346,795

Total liabilities and shareholders' equity	$4,758,681			$2,212,051

Net interest income		$128,713			$72,248

Interest spread			3.87%			4.55%

Net interest margin as a percentage of interest earning assets			3.93%			4.60%

Tax equivalent effect			0.03%			0.06%

Net interest margin on a fully tax equivalent basis			3.96%			4.66%

(1)
Average balances derived based on daily averages.

(2)
Interest income is shown on an actual basis and does not include taxable equivalent adjustments.

(3)
Average rates are presented on an annual basis and includes a taxable equivalent adjustment to interest income of $1.1 million and $870 thousand on tax-exempt securities for the nine months ended September 30, 2013 and 2012, respectively, using the statutory tax rate of 35%.

(4)
For presentation in this table, average balances and the corresponding average rates for investment securities are based upon historical cost, adjusted for amortization of premiums and accretion of discounts.

(5)
Includes nonaccrual loans.

	For the years ended December 31,
	2012			2011			2010
(Dollars in thousands)	Average Balance(1)	Interest(2)	Average Rate(3)	Average Balance(1)	Interest(2)	Average Rate(3)	Average Balance(1)	Interest(2)	Average Rate(3)
Earning assets:
Interest earning balances	$58,946	$133	0.23%	$64,442	$152	0.24%	$133,865	$503	0.38%
Federal funds sold & other short-term investments	67,764	507	0.75	38,081	243	0.64	69,436	38	0.05
Investment securities(4):
Taxable	287,134	4,977	1.73	224,701	5,246	2.33	112,987	2,726	2.41
Tax-exempt	129,808	3,478	3.61	78,286	2,499	4.86	35,883	672	2.79
FHLB stock	2,820	95	3.38	8,237	87	1.06	1,295	16	1.24
Gross loans including FDIC covered loans(5)	1,244,179	112,530	9.04	1,175,230	108,103	9.20	430,752	38,817	9.01
FDIC indemnification asset	301,109	(19,156)	(6.36)	366,948	3,148	0.86	154,675	7,477	4.83

Total earning assets	2,091,760	102,564	4.96	1,955,925	119,478	6.18	938,893	50,249	5.39

Non-earning assets:
Cash and due from banks	48,029			40,865			13,536
Premises and equipment	41,187			31,350			5,890
Investment security fair value adjustment	7,324			2,336			(614)
Core deposit intangible	6,672			7,488			3,075
Other real estate owned (covered)	24,192			23,240			6,926
FDIC receivable	32,585			41,657			9,178
Other non-earning assets	23,509			27,372			10,235
Allowance for loan losses	(58,900)			(33,908)			(4,886)

Total assets	$2,216,358			$2,096,325			$982,233

Interest bearing liabilities:
Deposits:
Interest-bearing demand deposits	$305,039	$571	0.19%	$255,000	$734	0.29%	$59,824	$392	0.66%
Money market and savings deposits	555,348	1,105	0.20	574,783	1,131	0.20	309,667	519	0.17
Time deposits	489,206	3,210	0.66	577,170	4,632	0.80	330,156	4,294	1.30
Other brokered funds	6,317	16	0.25	—	—	—	—	763	—
Short-term borrowings	24,143	42	0.17	15,202	34	0.22	—	—	—
Long-term debt	46,060	751	1.63	37,253	545	1.46	—	—	—

Total interest bearing liabilities	1,426,113	5,695	0.40	1,459,408	7,076	0.48	699,647	5,968	0.85

Non interest bearing liabilities and shareholders' equity:
Noninterest-bearing demand deposits	391,757			304,439			76,111
FDIC clawback liability	21,196			20,547			11,846
FDIC warrants payable	3,314			3,050			2,023
Other liabilities	21,214			29,064			18,690
Shareholders' equity	352,764			279,817			173,916

Total liabilities and shareholders' equity	$2,216,358			$2,096,325			$982,233

Net interest income		$96,869			$112,402			$44,281

Interest spread			4.56%			5.70%			4.54%

Net interest margin as a percentage of interest earning assets			4.63%			5.74%			4.71%

Tax equivalent effect			0.06%			0.07%			0.04%

Net interest margin on a fully tax equivalent basis			4.69%			5.81%			4.75%

(1)
Average balances derived based on daily averages.

(2)
Interest income is shown on an actual basis and does not include taxable equivalent adjustments.

(3)
Average rates include a taxable equivalent adjustment to interest income on tax exempt securities of $1.2 million, $1.3 million and $330 thousand on tax-exempt securities for the years ended December 31, 2012, 2011 and 2010, respectively, using the statutory tax rate of 35%.

(4)
For presentation in this table, average balances and the corresponding average rates for investment securities are based upon historical cost, adjusted for amortization of premiums and accretion discounts.

(5)
Includes nonaccrual loans.

Rate-Volume Analysis

	For the three months ended September 30, 2013 vs. 2012
	Increase (Decrease) Due to:
			Net Increase (Decrease)
(Dollars in thousands)	Rate	Volume
Interest earning assets
Interest earning balances	$(2)	$71	$69
Federal funds sold and other short-term investments	15	119	134
Investment securities:
Taxable	(173)	488	315
Tax-exempt	(95)	251	156
FHLB stock	11	135	146
Gross uncovered loans	(3,584)	25,432	21,848
Gross covered loans	4,815	(6,913)	(2,098)
FDIC indemnification asset	(2,934)	2,871	(63)

Total interest income	(1,947)	22,454	20,507

Interest-bearing liabilities
Interest-bearing demand deposits	(56)	88	32
Money market and savings deposits	(109)	260	151
Time deposits	(102)	733	631
Other brokered funds	(5)	33	28
Short-term borrowings	1	19	20
Long-term debt	(42)	622	580

Total interest expense	(313)	1,755	1,442

Change in net interest income	$(1,634)	$20,699	$19,065

	For the nine months ended September 30, 2013 vs. 2012
	Increase (Decrease) Due to:
			Net Increase (Decrease)
(Dollars in thousands)	Rate	Volume
Interest earning assets
Interest earning balances	$2	$490	$492
Federal funds sold and other short-term investments	76	256	332
Investment securities:
Taxable	(1,287)	1,703	416
Tax-exempt	(376)	1,022	646
FHLB stock	99	546	645
Gross uncovered loans	(8,439)	76,089	67,650
Gross covered loans	18,263	(17,683)	580
FDIC indemnification asset	(15,622)	5,983	(9,639)

Total interest income	(7,284)	68,406	61,122

Interest-bearing liabilities
Interest-bearing demand deposits	(208)	272	64
Money market and savings deposits	(262)	849	587
Time deposits	(524)	2,644	2,120
Other brokered funds	(4)	100	96
Short-term borrowings	6	39	45
Long-term debt	(175)	1,920	1,745

Total interest expense	(1,167)	5,824	4,657

Change in net interest income	$(6,117)	$62,582	$56,465

	For the years ended December 31, 2012 vs. 2011
	Increase (Decrease) Due to:
			Net Increase (Decrease)
(Dollars in thousands)	Rate	Volume
Interest earning assets
Interest earning balances	$(6)	$(13)	$(19)
Federal funds sold and other short-term investments	48	216	264
Investment securities:
Taxable	(1,531)	1,262	(269)
Tax-exempt	(1,065)	2,044	979
FHLB stock	94	(86)	8
Gross loans	(1,833)	6,260	4,427
FDIC indemnification asset	(21,838)	(466)	(22,304)

Total interest income	(26,132)	9,218	(16,914)

Interest-bearing liabilities
Interest-bearing demand deposits	(289)	126	(163)
Money market and savings deposits	13	(39)	(26)
Time deposits	(775)	(647)	(1,422)
Other brokered funds	—	16	16
Short-term borrowings	(9)	17	8
Long-term debt	67	139	206

Total interest expense	(993)	(388)	(1,381)

Change in net interest income	$(25,139)	$9,606	$(15,533)

Provision for Loan Losses

        We established an allowance for loan losses on both covered and uncovered loans through a provision for loan losses charged as an expense in our consolidated statements of income. Management reviews our loan portfolio, consisting of originated loans and purchased loans that are not covered by loss sharing agreements with the FDIC, on a quarterly basis to evaluate our outstanding loans and to measure both the performance of the portfolio and the adequacy of the allowance for loan losses.

        We did not record an allowance for loan losses at acquisition for purchased uncovered or covered loans as these loans were recorded at fair value, based on a discounted cash flow methodology, at the date of each respective acquisition. We re-estimate expected cash flows on a quarterly basis for all loans purchased with credit impairment. We record a provision for loan losses during the period for any decline in expected cash flows. Conversely, any improvement in expected cash flows is recognized prospectively as an adjustment to the yield on the loan once any previously recorded impairment is recaptured.

        The provision for credit losses on off balance sheet items, a component of "other expense" in our consolidated statements of income, reflects management's assessment of the adequacy of the allowance for credit losses on lending-related commitments.

        For a further discussion of the allowance for loan losses, refer to the "Critical Accounting Policies" and the "Allowance for Loan Losses" sections of this financial review.

  Uncovered loans

        The provision for loan losses on uncovered loans was $2.9 million for the three months ended September 30, 2013, compared to a benefit of $700 thousand for the three months ended

September 30, 2012. The provision for loan losses on uncovered loans was $9.0 million for the nine months ended September 30, 2013, compared to $1.9 million for the nine months ended September 30, 2012. Our allowance for loan losses on uncovered loans was $15.6 million, or 0.67% of uncovered loans, at September 30, 2013, compared to $10.9 million, or 1.81% of uncovered loans, at December 31, 2012. The decrease in the allowance for loan losses as a percentage of uncovered loans at September 30, 2013, compared to December 31, 2012, was primarily due to the addition of loans we acquired in our acquisition of First Place Bank which were recorded at their estimated fair value, including a credit mark representing approximately 6.4% of the balance of the acquired loans at the acquisition date, and which did not include a separate allowance for loan losses. During the three and nine months ended September 30, 2013 we recorded $4.2 million and $5.9 million, respectively, of impairment resulting from the re-estimation of cash flows on the purchased credit impaired loans acquired in our acquisition of First Place Bank. The re-estimations completed in the three and nine months ended September 30, 2013 also resulted in $17.7 million and $26.5 million, respectively, of improvements in gross expected cash flows on uncovered purchased credit impaired loans acquired in our acquisition of First Place Bank which will be recognized prospectively as an increase in the accretable yield and accreted into interest income over the expected remaining life of the related purchased credit impaired loan. We also recorded an allowance for loans losses on uncovered loans originated by First Place Bank subsequent to the acquisition of $2.6 million, or 1.40% of uncovered originated loans, at September 30, 2013. Apart from the loans acquired in our acquisition of First Place Bank, we recorded an allowance for loan losses on Talmer Bank uncovered loans of $8.7 million, or 1.04% of uncovered loans, at September 30, 2013, compared to $10.9 million, or 1.81% of uncovered loans, at December 31, 2012. The decline in the Talmer Bank uncovered allowance for loan losses as a percentage of uncovered loans was due primarily to improvements in the historical loss factors used by management to estimate probable incurred losses. The historical loss factors used to estimate losses for loans not accounted for under ASC 310-30 and those that do not meet the criteria to be individually evaluated are based primarily on the actual historical losses experienced by all banks in Michigan and Wisconsin. The bank data used is published quarterly by the FDIC and our estimate reflects the average of the previous two years of actual loss history. The losses included in the calculation as of September 30, 2013, compared to the losses included in the calculation as of December 31, 2012 showed improvement, thus resulting in a decline in uncovered allowance for loan losses as a percentage of uncovered loans. For a further discussion of the methodology used for determining the historical loss estimates for loans not accounted for under ASC 310-30 and not individually evaluated, refer to Note 1, "Summary of Significant Accounting Policies", in our consolidated financial statements for the year ended December 31, 2012.

        The provision for loan losses on uncovered loans was $3.6 million for both the years ended December 31, 2012 and 2011. The allowance for loan losses on uncovered loans was $10.9 million, or 1.81% of uncovered loans, at December 31, 2012, compared to $7.9 million, or 2.44% of uncovered loans, at December 31, 2011. The decrease in the uncovered allowance for loan losses as a percentage of uncovered loans was due primarily to improvements in the historical loss factors that are used by management to estimate probable incurred losses.

        The provision for loan losses on uncovered loans was $3.6 million for the year ended December 31, 2011, compared to $4.5 million for the prior year. The allowance for loan losses on uncovered loans was $7.9 million, or 2.44% of uncovered loans, at December 31, 2011, compared to $4.4 million, or 3.16% of uncovered loans, at December 31, 2010. The decrease in the uncovered allowance for loan losses as a percentage of uncovered loans was due primarily to improvements in the historical loss factors that are used by management to estimate probable incurred losses.

  Covered loans

        The provision for loan losses on covered loans for all periods primarily reflects the impairment recorded as a result of the re-estimation of cash flows for covered purchased credit impaired loans net of the impact of loan run-off of covered loans. The three months ended September 30, 2013 included a provision benefit for covered loan losses of $727 thousand, compared to a provision expense for covered loan losses of $8.6 million for the three months ended September 30, 2012. The provision benefit on covered loans during the third quarter of 2013 was primarily due to $3.8 million of recoveries on covered loans that had been previously charged off net of $1.6 million of impairment due to the re-estimation of cash flows for covered purchased credit impaired loans and $1.6 million of charge offs greater than expected. The provision benefit received on the recoveries is also offset by the establishment of a $3.2 million liability for amounts owed to the FDIC related to recoveries on previously claimed charge-offs. The expense associated with the establishment of this liability is included within "FDIC loss sharing income" in our consolidated statements of income. Impairment due to the re-estimation of cash flows for covered purchased credit impaired loans totaled $8.2 million for the three months ended September 30, 2012, and was partially offset by increases in the FDIC indemnification asset recorded in FDIC loss sharing income in our consolidated statements of income of $4.4 million for the three months ended September 30, 2012. The re-estimations completed in the third quarter of 2013 and 2012 also resulted in $6.8 million and $70.7 million, respectively, of improvements in gross expected cash flows on covered loans which will be recognized prospectively as an increase in the accretable yield and accreted into interest income over the expected remaining life of the related purchased credit impaired loan.

        The nine months ended September 30, 2013 included a provision benefit for covered loan losses of $7.1 million, compared to a provision expense for covered loan losses of $29.7 million for the nine months ended September 30, 2012. The provision benefit on covered loans for the nine months ended September 30, 2013 was due to $12.3 million of allowance reversal due to unanticipated loan pay-offs or payments received as well as $11.0 million of recoveries received on covered loans that had previously been charged off. The provision benefit on covered loans for the nine months ended September 30, 2013 is net of $10.0 million of impairment due to the re-estimation of cash flows for covered purchased credit impaired loans and $6.3 million of charges greater than expected. The provision benefit received on the recoveries is also offset by the establishment of a $8.8 million liability for amounts owed to the FDIC related to recoveries on previously claimed charge-offs. The expense associated with this liability is included within "FDIC loss sharing income" in our consolidated statements of income. Impairment due to the re-estimation of cash flows for covered purchased credit impaired loans totaled $22.1 million for the nine months ended September 30, 2012, and was partially offset by increases in the FDIC indemnification asset recorded in "FDIC loss sharing income" in our consolidated statements of income of $13.6 million for the nine months ended September 30, 2012. The re-estimations for the nine months ended September 30, 2013 and 2012 also resulted in $38.5 million and $103.8 million, respectively, of improvements in gross expected cash flows on covered loans which will be recognized prospectively as an increase in the accretable yield and accreted into interest income over the expected remaining life of the related purchased credit impaired loan.

        The provision for loan losses on covered loans was $32.3 million for the year ended December 31, 2012, compared to $64.7 million for year ended December 31, 2011. The decrease in the provision for loan losses for the year ended December 31, 2012 was primarily due to a $24.6 million decrease in the impairment recorded due to the re-estimations of cash flows for purchased credit impaired loans and loan run-off of covered acquired loans.

        The provision for loan losses on covered loans was $64.7 million for the year ended December 31, 2011, compared to $17.9 million for year ended December 31, 2010. The increase in the provision for loan losses for the year ended December 31, 2011 was primarily due to an increase in the impairment recorded due to the re-estimations of cash flows for purchased credit impaired loans as the population of purchased credit impaired loans increased substantially in 2010 and 2011.

        Many of our covered acquired loans were originated prior to or during the recession and these loans typically have weak credit metrics such as high loan to value ratios and low debt service coverage ratios. Therefore, the ultimate credit outcome for the covered acquired loans can be volatile. As the economy has begun to stabilize, we have started to see many of the acquired loans perform better than expected, while some are performing worse than expected.

        A substantial portion of the provision for loan loss on covered loans is offset by FDIC loss sharing income. An analysis of the changes in the allowance for loan losses, including charge-offs and recoveries by loan category, is provided in the "Analysis of the Allowance for Loan Losses—Uncovered" and the "Analysis of the Allowance for Loan Losses—Covered" tables in this financial review.

        The following tables detail the components of the provision for loan losses on covered loans and impact to net income.

	For the three months ended September 30,		For the nine months ended September 30,
(Dollars in thousands)	2013	2012	2013	2012
Provision for loan losses—covered:
Impairment recorded as a result of re-estimation of cash flows on loans accounted for under ASC 310-30(1)	$1,615	$8,202	$9,989	$22,056
Additional provision (benefit) recorded, net of recoveries, for covered loans including those accounted for under ASC 310-20 and ASC 310-40	(2,342)	401	(17,092)	7,692

Total provision (benefit) for loan losses—covered	(727)	8,603	(7,103)	29,748

Less: FDIC loss sharing income:
Income recorded as a result of re-estimation of cash flows on loans accounted for under ASC 310-30(1)	875	4,354	4,481	13,592
Income (expense) recorded, to offset provision (benefit), for covered loans including those accounted for under ASC 310-20 and ASC 310-40	(1,874)	321	(13,674)	6,154

Total loss sharing income (expense) due to provision (benefit) for loan losses—covered	(999)	4,675	(9,193)	19,746

Net (decrease) increase to income before taxes:
Net expense recorded as a result of re-estimation of cash flows on loans accounted for under ASC 310-30(1)	(740)	(3,848)	(5,508)	(8,464)
Net income (expense) recorded, for covered loans including those accounted for under ASC 310-20 and ASC 310-40	468	(80)	3,418	(1,538)

Net decrease to income before taxes	$(272)	$(3,928)	$(2,090)	$(10,002)

(1)
The results of re-estimation also included cash flow improvements of $6.8 million and $70.7 million for the three months ended September 30, 2013 and 2012, respectively, and $38.5 million and $103.8 million for the nine month periods ended September 30, 2013 and 2012, respectively. Improvements in cash flows from the re-estimation process are recognized prospectively as an adjustment to the accretable yield on the loan.

	For the years ended December 31,
(Dollars in thousands)	2012	2011	2010
Provision for loan losses—covered:
Impairment recorded as a result of re-estimation of cash flows on loans accounted for under ASC 310-30(1)	$26,219	$50,770	$12,218
Additional provision recorded, net of recoveries, for covered loans including those accounted for under ASC 310-20 and ASC 310-40	6,039	13,978	5,632

Total provision for loan losses—covered	$32,258	$64,748	$17,850

Less: FDIC loss share income:
Income recorded as a result of re-estimation of cash flows on loans accounted for under ASC 310-30(1)	$16,883	$35,585	$11,053
Income recorded, to offset provision, for covered loans including those accounted for under ASC 310-30(1)	4,831	11,182	4,506

Total loss share income due to provision for loan losses—covered	$21,714	$46,767	$15,559

Net decrease to income before taxes:
Net expense recorded as a result of re-estimation of cash flows on loans accounted for under ASC 310-30(1)	$(9,336)	$(15,185)	$(1,165)
Net expense recorded, for covered loans including those accounted for under ASC 310-20 and ASC 310-40	(1,208)	(2,796)	(1,126)

Net decrease to income before taxes	$(10,544)	$(17,981)	$(2,291)

(1)
The results of re-estimation also included $145.4 million, $81.8 million and $59.7 million of cash flow improvements for the years ended December 31, 2012, 2011 and 2010, respectively. Improvements in cash flows from the re-estimation process are recognized prospectively as an adjustment to the accretable yield on the loan.

Noninterest Income

        The following table presents noninterest income for the three and nine month periods ended September 30, 2013 and 2012 and the years ended December 31, 2012, 2011 and 2010.

	For the three months ended September 30,		For the nine months ended September 30,		For the years ended December 31,
(Dollars in thousands)	2013	2012	2013	2012	2012	2011	2010
Noninterest income
Deposit fee income	$3,547	$1,375	$12,707	$3,872	$5,353	$6,491	$1,927
Mortgage banking and other loan fees	7,222	776	23,177	2,794	3,570	1,579	1,212
Net gain on sale of loans	4,835	4,096	37,789	10,207	13,449	4,985	3,814
Bargain purchase gains	—	—	71,702	—	—	39,385	53,842
FDIC loss sharing income	(4,846)	3,760	(7,059)	20,012	21,498	50,551	15,646
Accelerated discount on acquired loans	4,345	4,236	10,558	13,203	18,914	1,896	8,615
Net gain on sales of securities	—	1,114	100	2,036	6,057	2,658	93
Other income	2,935	1,398	8,725	4,304	5,843	6,229	1,434

Total noninterest income	$18,038	$16,755	$157,699	$56,428	$74,684	$113,774	$86,583

        Noninterest income increased $1.2 million to $18.0 million for the three months ended September 30, 2013, from $16.8 million for the same period in 2012. The increase in noninterest income in the third quarter of 2013, compared to the same period in 2012, was primarily due to the inclusion of $14.7 million of noninterest income related directly to First Place Bank, which was substantially offset by a $13.4 million decline in noninterest income from existing operations. First Place Bank contributed $6.0 million of mortgage banking and other loan fees and $2.7 million of net gain on sales of loans. With our acquisition of First Place Bank, we gained a mortgage lending operation that has provided us with further geographic and product line diversity. We experienced reductions in our mortgage origination volume of approximately 40% and a decline in our mortgage banking related revenue of approximately 55% in the third quarter of 2013, compared to the prior quarter, and we anticipate these lower levels of both mortgage origination volume and mortgage banking revenue to continue into 2014, due to fluctuations in mortgage interest rates that have stifled consumer demand, especially for refinances. In addition, in the fourth quarter of 2013, we completed the closing of our wholesale mortgage lending division. However, we anticipate this decline in mortgage banking revenue to be largely offset by future expense reductions within our mortgage group, both from the closing of our wholesale mortgage division and other meaningful mortgage staff reductions, as well as planned additions to our retail residential lending unit targeting additional residential mortgage products and expansion of our retail market presence, anticipated growth in our Commercial and Industrial loan portfolio and cost savings from integrating back office functions of our acquired banks. These expense reductions and other revenue enhancements, however, may lag our anticipated decreases in mortgage banking revenue. In general, we expect the rising interest rates and/or a steeper yield curve to increase net interest income as modeled through our net interest income simulations. Please refer to the section entitled "Quantitative and Qualitative Disclosures About Market Risk" for a description of our policies used to model movements in interest rates. The decrease in noninterest income outside of the results from First Place Bank in the third quarter of 2013, compared to the same period in 2012 is primarily due to declines in FDIC loss sharing income of $8.6 million. The decline in the FDIC loss sharing income to an expense primarily reflects the shift of the provision for loan losses on covered loans from an expense to a benefit, which resulted from large recoveries and loan run-off.

        Noninterest income increased $101.3 million to $157.7 million for the nine months ended September 30, 2013, from $56.4 million for the same period in 2012. The increase in noninterest income for the nine months ended September 30, 2013, compared to the same period in 2012, was primarily due to the recognition of $71.7 million of bargain purchase gains as a result of the January 1, 2013 acquisition of First Place Bank in addition to the inclusion of $71.5 million of noninterest income related directly to First Place Bank. First Place Bank contributed $30.7 million of net gain on sales of loans and $18.7 million of mortgage banking and other loan fees. The decrease in noninterest income outside of the bargain purchase gains and the results of First Place Bank in the nine months ended September 30, 2013, compared to the same period in 2012, is primarily due to declines in FDIC loss sharing income of $27.1 million for the reasons noted above.

        Noninterest income decreased $39.1 million to $74.7 million for the full year 2012, from $113.8 million for the full year 2011. The decrease in noninterest income in 2012, compared to 2011, was primarily due to decreases in bargain purchase gains of $39.4 million and FDIC loss sharing income of $29.1 million, partially offset by increases in accelerated discount on acquired loans of $17.0 million, net gain on sale of loans of $8.5 million and mortgage banking and other loan fees of $2.0 million. Noninterest income in 2012 included $21.5 million of FDIC loss sharing income related to the FDIC's proportionate share of credit losses for those covered loans which had realized or re-estimated losses that were greater than originally expected. This compares to $50.6 million of FDIC loss sharing income in 2011. There were no bargain purchase gains in 2012, compared to 2011, which included $12.7 million and $24.9 million in bargain purchase gain from the acquisitions of Peoples State Bank and Community Central Bank, respectively.

        Noninterest income increased $27.2 million to $113.8 million for the full year 2011, from $86.6 million for the full year 2010. The increase in noninterest income in 2011, compared to 2010, was primarily due to increases in FDIC loss sharing income of $34.9 million and deposit fee income of

$4.6 million, partially offset by decreases in bargain purchase gains of $14.5 million and accelerated discount on acquired loans of $6.7 million. Noninterest income in 2011 included $50.6 million of FDIC loss sharing income related to the FDIC's proportionate share of credit losses for those covered loans which had realized or re-estimated losses that were greater than originally expected. This compares to $15.7 million of FDIC loss sharing income in 2010. The increase in deposit fee income is primarily attributable to a $707.3 million increase in average deposits. We had bargain purchase gains in 2011 totaling $39.4 million from the acquisitions of Peoples State Bank and Community Central Bank, compared to bargain purchase gains in 2010 totaling $53.8 million from the acquisitions of CF Bancorp and First Banking Center.

Noninterest Expenses

        The following table presents noninterest expenses for the three and nine month periods ended September 30, 2013 and 2012 and the years ended December 31, 2012, 2011 and 2010.

	For the three months ended September 30,		For the nine months ended September 30,		For the years ended December 31,
(Dollars in thousands)	2013	2012	2013	2012	2012	2011	2010
Noninterest expenses
Salary and employee benefits	$29,766	$14,515	$116,772	$43,977	$59,133	$57,953	$24,322
Occupancy and equipment expense	6,582	3,390	20,409	10,429	14,044	13,029	4,611
Data processing fees	3,539	1,012	7,099	3,117	4,111	5,030	1,242
Professional service fees	4,472	1,213	12,784	3,593	5,301	6,821	3,370
FDIC loss sharing expense	106	640	1,524	2,206	3,026	2,186	826
Bank acquisition and due diligence fees	171	100	7,874	842	1,382	2,145	1,225
Marketing expense	634	443	2,825	1,421	1,934	5,170	1,664
Other employee expense	1,018	258	2,889	1,100	1,493	2,151	410
Insurance expense	1,911	666	8,123	1,903	2,436	2,723	1,841
Other expense	5,228	2,806	17,624	7,391	10,919	9,383	2,254

Total noninterest expenses	$53,427	$25,043	$197,923	$75,979	$103,779	$106,591	$41,765

        Noninterest expenses increased $28.4 million to $53.4 million for the three months ended September 30, 2013, from $25.0 million for the three months ended September 30, 2012, primarily due to the addition of First Place Bank's operating costs which totaled $32.3 million in the third quarter of 2013, partially offset by a $3.1 million decrease in salary and employee benefit expense outside of our salary and employee benefit expense related to First Place Bank.

        Noninterest expenses increased $121.9 million to $197.9 million for the nine months ended September 30, 2013, from $76.0 million for the nine months ended September 30, 2012, primarily due to the addition of First Place Bank's operating costs which totaled $99.5 million for the nine months ended September 30, 2013. We also had an increase in salary and employee benefits of $11.3 million in addition to the expenses added as a result of our acquisition of First Place Bank, and an increase of $7.0 million in bank acquisition and due diligence fees. The increase in salary and employee benefits in addition to the expense added as a result of the First Place Bank acquisition in the first quarter of 2013 was primarily due to acquisition related bonuses, stock options issued and severance payments and accruals for reductions in the work force. Our acquisition of First Place Bank substantially increased our operations by adding 752 employees, increasing our full-time equivalent employees to 1,485 as of September 30, 2013, compared to 748 as of September 30, 2012. The acquisition also expanded our branch network by 41 to a total of 84 branches as of September 30, 2013.

        Noninterest expenses decreased $2.8 million to $103.8 million for the full year 2012, from $106.6 million for the full year 2011, primarily due to decreases of $3.2 million in marketing expense and $1.5 million in professional service fees, partially offset by increases of $1.2 million in salaries and employee benefits and $1.0 million in occupancy and equipment expense. The full year 2011 included increased marketing expenses due to our 2011 acquisitions and our name change from First Michigan Bank to Talmer Bank and Trust.

        Noninterest expenses increased $64.8 million to $106.6 million for the full year 2011, from $41.8 million for the full year 2010, primarily due to general growth and expansion. Salaries and employee benefits, our largest expense, increased $33.6 million in 2011 primarily due to our acquisitions and the addition of new staff to support our growth. During the year ended December 31, 2010, we added 748 full-time equivalent employees, with the majority of the employees being added in the acquisition of CF Bancorp completed in the second quarter of 2010. During the year ended December 31, 2011, we added an additional 73 full-time equivalent employees. Occupancy and equipment expense increased $8.4 million for the full year 2011, compared to 2010, primarily due to our expansion including the addition of 31 branches during 2011.

Income Taxes and Tax-Related Items

        During the three months ended September 30, 2013, we recognized an income tax benefit of $4.1 million on $6.5 million of pre-tax income, resulting in an effective tax rate of a negative 62.5%, compared to the three months ended September 30, 2012, in which we recognized an income tax expense of $2.8 million on $8.7 million of pre-tax income, resulting in an effective tax rate of 31.5%. This income tax benefit resulted primarily from a $6.0 million reduction in the valuation allowance established against the deferred tax assets associated with First Place Bank pre-tax losses. In determining its estimate of built-in losses more likely than not to be realized within the Section 382 recognition period, management focused primarily on tax losses embedded in First Place Bank's loan portfolio and, to a lesser extent, on tax losses embedded in fixed assets, other real estate owned, tax-deductible goodwill, and certain accrued expenses and contingent reserves, and anticipated when these losses might create actual tax deductions, either through bad debt deductions, depreciation, amortization, payment, or disposition of the assets in question.

        The $6.0 million decrease in the deferred tax asset valuation allowance during the quarter ended September 30, 2013 was largely due to a post-acquisition date reduction in our original estimates of projected realized built-in losses on loans (i.e. bad debt deductions) occurring in the one year period following the acquisition date. The valuation allowance estimated at acquisition date based on facts, circumstances and information, including economic conditions, available at the time we completed our initial day one acquisition accounting, and our expectations of the impact of those conditions on trends in the bankruptcy status of borrowers and realization of built-in losses on loans in the process of foreclosure. At September 30, 2013, we reduced the valuation allowance related to loans by $4.4 million to $8.0 million. This reduction was driven primarily by the actual performance of the loans in our portfolio and our estimates of future performance through the year ended 2013, as well as improvements in economic conditions. .Improvement in economic conditions through September 30, 2013 positively affected bankruptcy and foreclosure trends, resulting in reduced expectations about the realization of built-in losses in First Place Bank's loan portfolio. For instance, bankruptcy filings in the United States, per the U.S. Court Statistics, were down 12.2% for the 12 months ending September 30, 2013, compared to the same period in 2012, with business filings down 16.9% and personal filings down 12.0%, for the 12 months ending September 30, 2013, compared to the same period in 2012. Bankruptcies in Ohio, per the U.S. Court Statistics, where the majority of borrowers for First Place Bank are located, were down 6.6% during the 12 months ended September 30, 2013.

        To a lesser extent, the decrease in the deferred tax asset valuation allowance during the quarter ended September 30, 2013 was also due a post-acquisition date reduction in our original estimates of projected realized built-in losses on other real estate owned. At September 30, 2013, we reduced the valuation allowance related to other real estate owned by $300 thousand to $1.7 million because other real estate owned properties resolved through September 30, 2013 were at higher prices than estimated at the acquisition date. Improvement in economic conditions since January 1 positively affected the sales prices of these properties, resulting in reduced expectations about the realization of built-in losses in First Place Bank's other real estate owned portfolio. Home values, as indicated by the Case-Shiller 20 city index (seasonally adjusted), showed an increase of 12.8% from August 2012 to August 2013. Additionally, the Case-Shiller index for the Cleveland, Ohio market indicated housing prices were up 6.0% for the nine months ending August 31, 2013.

        During the nine months ended September 30, 2013, we recognized an income tax expense of $636 thousand on $86.6 million of pre-tax income, an effective tax rate of 0.73%. This benefit primarily resulted from the $71.7 million bargain purchase gain being non-taxable and the decrease in valuation allowance on the deferred tax assets associated with First Place Bank pre-tax losses discussed above. It is our policy not to record deferred taxes on outside basis differences in our subsidiaries if we expect we would liquidate a subsidiary in a tax-free manner, which is the case with our ownership of First Place Bank. During the nine months ended September 30, 2012, we recognized an income tax expense of $6.8 million on $21.0 million of pre-tax income, resulting in an effective tax rate of 32.3%.

        During the years ended December 31, 2012, 2011 and 2010 we recognized income tax expense of $10.2 million on pre-tax income of $31.9 million, $17.8 million on pre-tax income of $51.3 million, and $22.1 million on pre-tax income of $66.8 million, respectively. The effective tax rates for the years ended December 31, 2012, 2011 and 2010 were 32.1%, 34.8% and 33.1%, respectively. Further information on income taxes is presented in Note 12 of our consolidated financial statements.

Financial Condition

Balance Sheet

        Total assets were $4.7 billion at September 30, 2013, an increase of $2.4 billion from December 31, 2012. Of the $2.4 billion increase, $2.6 billion reflects the acquisition date fair value of assets acquired in the First Place Bank acquisition. The decrease in total assets of $191.1 million, setting aside the fair value of assets acquired in our acquisition of First Place Bank, was primarily due to decreases in cash and cash equivalents of $300.8 million, net covered loans of $150.3 million and the FDIC indemnification asset of $78.0 million, partially offset by increases in securities available-for-sale of $167.6 million and net uncovered loans of $182.7 million. The decrease in net covered loans reflects the run-off of $159.2 million in covered loans partially offset by a reduction in the allowance for covered loan losses of $8.9 million. The decrease in the FDIC indemnification asset is primarily the result of adjustments due to recoveries received on loans previously claimed, new claims filed for losses on covered loans and the negative accretion on the indemnification asset resulting from improvements in expected cash flows on covered loans. The increase in securities available-for-sale reflected management's plan to more fully deploy excess liquidity with a diverse mix of investments including mortgage-backed securities issued or guaranteed by U.S. government agencies, corporate debt securities, Small Business Administration Pools and tax-exempt obligations of state and political subdivisions.

        Total assets were $2.3 billion at December 31, 2012, an increase of $223.9 million from $2.1 billion at December 31, 2011. The $223.9 million increase for December 31, 2012, compared to December 31, 2011 was primarily due to increases in cash and cash equivalents of $167.6 million, securities available-for-sale of $121.5 million and net total loans of $68.0 million, partially offset by decreases in the FDIC indemnification asset of $132.5 million and FDIC receivable of $39.4 million. The increase in securities available-for-sale reflected management's plan to more fully deploy excess liquidity with a diverse mix of investments. The increase in net total loans reflects $280.3 million of uncovered loan growth and a $3.9 million reduction in the allowance for loan losses for covered loans, partially offset by $212.7 million in covered loan run-off and additional allowance for loan losses of $3.0 million for uncovered loans. The decrease in the FDIC indemnification asset is primarily the result of claims filed for losses on covered loans and the negative accretion on the indemnification asset resulting from improvements in expected cash flows of covered loans, while the decrease in the FDIC receivable primarily reflects payments received from the FDIC on claims previously filed.

Loans

        Our loan portfolio represents a broad range of borrowers primarily in the Michigan, Ohio, Wisconsin Illinois and Indiana markets comprised of residential real estate, commercial real estate, commercial and industrial, real estate construction and consumer financing loans. All loans acquired in the CF Bancorp acquisition and all loans (except consumer loans) acquired in the First Banking Center, Peoples State Bank and Community Central Bank acquisitions were acquired under loss share agreements with the FDIC that call for the FDIC to reimburse us for a portion of our losses incurred on such loans, and we present covered loans separately from uncovered loans due to these loss share agreements.

        Residential real estate loans represent loans to consumers for the purchase or refinance of a residence. These loans are generally financed over a 15 to 30 year term, and in most cases, are extended to borrowers to finance their primary residence with both fixed-rate and adjustable-rate terms. Residential real estate loans also include home equity loans and lines of credit that are secured by a first- or second-lien on the borrower's residence. Home equity lines of credit consist mainly of revolving lines of credit secured by residential real estate.

        Commercial real estate loans consist of term loans secured by a mortgage lien on the real estate properties, such as apartment buildings, office and industrial buildings, retail shopping centers and farmland.

        Commercial and industrial loans include financing for commercial purposes in various lines of businesses, including the manufacturing industry, agricultural, service industry and professional service areas. Commercial and industrial loans are generally secured with the assets of the company and/or the personal guarantee of the business owners.

        Real estate construction loans are term loans to individuals, companies or developers used for the construction of a commercial or residential property for which repayment will be generated by the sale or permanent financing of the property. Generally, these loans are for construction projects that have been either presold, preleased, or have secured permanent financing, as well as loans to real estate companies with significant equity invested in the project.

        Consumer loans include loans made to individuals not secured by real estate, including loans secured by automobiles or watercraft, and personal unsecured loans.

        Concentrations of credit risk can exist in relation to individual borrowers or groups of borrowers, certain types of collateral, certain types of industries or certain geographic regions. Credit risk associated with these concentrations could arise when a significant amount of loans or other financial instruments, related by similar characteristics, are simultaneously impacted by changes in economic or other conditions that cause their probability of repayment or other type of settlement to be adversely affected. Our uncovered loan portfolio is managed to a risk-appropriate level as to not create a collateral, industry or geographic concentration. As of September 30, 2013, we do not have any significant concentrations to any one industry or borrower. Our largest geographic concentration of loans is in the Detroit-Warren-Livonia metropolitan statistical area ("MSA"), which includes borrowers located in Wayne, Oakland, Macomb, Livingston, St. Clair and Lapeer counties in the state of Michigan. Loans to borrowers in the Detroit-Warren-Livonia MSA totaled $1.2 billion, or approximately 40.9% of total loans, at September 30, 2013, of which approximately $371.5 million, or 31.5% of the total Detroit-Warren-Livonia MSA loans, were covered by loss share agreements with the FDIC.

        The following table details our loan portfolio by loan type and geographic location as of September 30, 2013. Geographic location is primarily determined by the domicile of the borrower and in some instances, the location of the collateral.

(Dollars in thousands)	Michigan	Ohio	Wisconsin	Illinois	Indiana	Other	Total
Uncovered loans
Residential real estate(1)(2)	$366,413	$495,317	$11,359	$37,084	$44,032	$44,059	$998,264
Commercial real estate(3)(4)	321,563	253,073	57,495	38,223	42,858	26,213	739,425
Commercial and industrial(5)	244,593	53,015	15,464	69,715	144	1,334	384,265
Real estate construction	48,226	88,802	968	12,841	38,692	783	190,312
Consumer	6,160	2,885	693	99	12	78	9,927

Total uncovered loans	986,955	893,092	85,979	157,962	125,738	72,467	2,322,193
Covered loans
Residential real estate(1)	100,690	345	24,858	1,299	1,606	—	128,798
Commercial real estate(3)	230,236	—	75,313	4,773	72	—	310,394
Commercial and industrial(5)	47,363	112	38,097	3,177	—	—	88,749
Real estate construction	9,151	—	8,230	806	125	—	18,312
Consumer	12,184	58	21	6	12	—	12,281

Total covered loans	399,624	515	146,519	10,061	1,815	—	558,534

Total loans	$1,386,579	$893,607	$232,498	$168,023	$127,553	$72,467	$2,880,727

(1)
Residential real estate loans to borrowers in the Detroit-Warren-Livonia MSA totaled $273.5 million of uncovered loans and $92.8 million of covered loans. The Detroit-Warren-Livonia MSA includes borrowers located in Wayne, Oakland, Macomb, Livingston, St. Clair and Lapeer counties in the State of Michigan.

(2)
Residential real estate loans to borrowers in the Cleveland-Elyria-Mentor metropolitan statistical area (Cleveland MSA) totaled $148.1 million of uncovered loans. The Cleveland MSA includes borrowers located in Cuyahoga, Geauga, Lake, Lorain and Medina counties in the State of Ohio.

(3)
Commercial real estate loans to borrowers in the Detroit-Warren-Livonia MSA totaled $284.3 million of uncovered loans and $216.3 million of covered loans.

(4)
Commercial real estate loans to borrowers in the Cleveland MSA total $167.0 million of uncovered loans.

(5)
Commercial and industrial loans to borrowers in the Detroit-Warren-Livonia MSA totaled $213.4 million of uncovered loans and $44.5 million of covered loans.

        The following table details our loan portfolio by loan type for the periods presented.

(Dollars in thousands)	September 30, 2013	December 31, 2012	December 31, 2011
Uncovered loans
Residential real estate	$998,264	$159,523	$95,705
Commercial real estate
Non-owner occupied	579,751	91,231	63,036
Owner-occupied	135,743	83,820	36,416
Farmland	23,931	17,155	17,111

Total commercial real estate	739,425	192,206	116,563
Commercial and industrial	384,265	238,423	101,651
Real estate construction	190,312	5,866	1,518
Consumer	9,927	8,428	9,049

Total uncovered loans	2,322,193	604,446	324,486
Covered loans
Residential real estate	128,798	148,144	177,861
Commercial real estate
Non-owner occupied	161,671	183,987	249,880
Owner-occupied	119,470	163,863	206,948
Farmland	29,253	47,825	61,988

Total commercial real estate	310,394	395,675	518,816
Commercial and industrial	88,749	129,535	170,480
Real estate construction	18,312	29,540	43,581
Consumer	12,281	14,811	19,655

Total covered loans	558,534	717,705	930,393

Total loans	$2,880,727	$1,322,151	$1,254,879

        Total loans were $2.9 billion at September 30, 2013, an increase of $1.6 billion from December 31, 2012, reflecting the impact of $1.5 billion of loans acquired at fair value in our acquisition of First Place Bank on January 1, 2013 and $187.4 million of net uncovered loan growth outside of the acquisition, partially offset by $159.2 million in covered loan run-off. The total increase in uncovered loans in the first nine months of 2013, including loans acquired in the First Place Bank acquisition, represented increases in the residential real estate portfolio of $838.7 million, the commercial real estate portfolio of $547.2 million, the real estate construction portfolio of $184.4 million, the commercial and industrial portfolio of $145.8 million, and consumer loan portfolio of $1.5 million. The covered loan run-off in the first nine months of 2013 resulted in decreases in our commercial real estate loans of $85.3 million, or 22%, our commercial and industrial loans of $40.8 million, or 31%, our residential real estate loans of $19.3 million, or 13%, our real estate construction loans of $11.2 million, or 38%, and our consumer loans of $2.5 million, or 17%. We intend to decrease the size of our commercial real estate portfolio over time, as we run-off acquired loans, with a goal of our overall loan portfolio to be one-third commercial and industrial loans, less than one-third commercial real estate loans, and the remaining to be a mix of residential real estate and consumer loans.

        Total loans were $1.3 billion at December 31, 2012, an increase of $67.3 million from December 31, 2011, reflecting $280.0 million of uncovered loan growth, partially offset by $212.7 million in covered loan run-off. The increase in uncovered loans during 2012, included increases in our commercial and industrial loans of $136.8 million, or 135%, our commercial real estate loans of $75.6 million, or 65%, our residential real estate loans of $63.8 million, or 67%, and our real estate construction loans of $4.3 million, or 286%, partially offset by a decrease in our consumer loan portfolio of $621 thousand, or 7%. The covered loan run-off resulted in decreases in our commercial real estate loans of $123.2 million, or 24%, our commercial and industrial loans of $41.0 million, or 24%, our residential real estate loans of $29.7 million, or 17%, our real estate construction loans of $14.0 million, or 32% and consumer loans of $4.8 million, or 25%.

        We originate both fixed and adjustable rate residential real estate loans conforming to the underwriting guidelines of the Federal National Mortgage Association or the Federal Home Loan Mortgage Corporation, home equity loans and lines of credit that are secured by first or junior liens, and a limited amount of other secured high credit quality jumbo loans. We have not originated or purchased a material amount of high risk products such as subprime or option adjustable rate loans as of September 30, 2013, however, we have purchased a limited amount of Alternative A-paper mortgage loans which represent less than 1% of our total residential real estate loans.

        Residential real estate loans totaled $1.1 billion at September 30, 2013, of which $998.3 million were uncovered and $128.8 million were covered. Of the $1.1 billion of residential real estate loans outstanding at September 30, 2013, $14.1 million (consisting of $13.1 million of uncovered loans and $1.0 million of covered loans) were on nonaccrual status. Included in residential real estate loans are $208.2 million of home equity loans and lines of credit (consisting of $26.7 million of uncovered loans and $181.4 million of covered loans) of which $874 thousand have interest only payment terms. These loans are generally secured by junior liens and represented the only interest only residential real estate loans that we held as of September 30, 2013. Also included in residential real estate loans are $49.7 million of uncovered jumbo adjustable rate mortgages and $14.6 million of residential real estate loans with balloon payment terms (consisting of $9.3 million of covered loans and $5.3 million of uncovered loans) of which only $163 thousand were on nonaccrual status as of September 30, 2013.

        Real estate construction loans totaled $208.6 million at September 30, 2013, of which $190.3 million were uncovered loans and $18.3 million were covered loans. Of the $208.6 million of real estate construction loans outstanding at September 30, 2013, $3.7 million (consisting of $2.4 million of uncovered loans and $1.3 million of covered loans) were on nonaccrual status. Included in real estate construction loans are $2.4 million of covered loans with balloon payment terms, all of which were current on payments as of September 30, 2013.

 Loan Maturity/Rate Sensitivity

        The following tables show the contractual maturities of our uncovered and covered loans for the periods presented.

	Loans Maturing
(Dollars in thousands)	One year or less	After one but within five years	After five years	Total
September 30, 2013
Uncovered loans:
Residential real estate	$29,517	$44,471	$924,276	$998,264
Commercial real estate	107,337	458,606	173,482	739,425
Commercial and industrial	110,356	177,354	96,555	384,265
Real estate construction	18,610	12,762	158,940	190,312
Consumer	2,244	5,035	2,648	9,927

Total uncovered loans	$268,064	$698,228	$1,355,901	$2,322,193

Sensitivity of loans to changes in interest rates:
Predetermined (fixed) interest rates		503,131	723,472
Floating interest rates		195,097	632,429

Total		$698,228	$1,355,901

Covered loans:
Residential real estate	$13,815	$44,346	$70,637	$128,798
Commmercial real estate	146,413	146,563	17,418	310,394
Commercial and industrial	51,498	32,190	5,061	88,749
Real estate construction	12,683	4,976	653	18,312
Consumer	332	982	10,967	12,281

Total covered loans	$224,741	$229,057	$104,736	$558,534

Sensitivity of loans to changes in interest rates:
Predetermined (fixed) interest rates		210,882	49,523
Floating interest rates		18,175	55,213

Total		$229,057	$104,736

	Loans Maturing
(Dollars in thousands)	One year or less	After one but within five years	After five years	Total
December 31, 2012
Uncovered loans:
Residential real estate	$350	$16,478	$142,695	$159,523
Commercial real estate	24,208	139,962	28,036	192,206
Commercial and industrial	90,475	132,169	15,779	238,423
Real estate construction	2,453	2,598	815	5,866
Consumer	1,795	4,262	2,371	8,428

Total uncovered loans	$119,281	$295,469	$189,696	$604,446

Sensitivity of loans to changes in interest rates:
Predetermined (fixed) interest rates		253,704	42,108
Floating interest rates		41,765	147,588

Total		$295,469	$189,696

Covered loans:
Commercial and industrial	$65,900	$58,191	$5,444	$129,535
Commercial real estate	182,360	196,873	16,442	395,675
Residential real estate	13,065	52,171	82,908	148,144
Real estate construction	19,784	8,451	1,305	29,540
Consumer	706	1,379	12,726	14,811

Total covered loans	$281,815	$317,065	$118,825	$717,705

Sensitivity of loans to changes in interest rates:
Predetermined (fixed) interest rates		280,029	53,135
Floating interest rates		37,036	65,690

Total		$317,065	$118,825

Allowance for Loan Losses

        We maintain the allowance for loan losses at a level we believe is sufficient to absorb probable incurred losses in our loan portfolio given the conditions at the time. Management determines the adequacy of the allowance based on periodic evaluations of the loan portfolio and other factors. These evaluations are inherently subjective as they require management to make material estimates, all of which may be susceptible to significant change. The allowance is increased by provisions charged to expense and decreased by actual charge-offs, net of recoveries or previous amounts charged-off.

  Purchased Loans

        We maintain an allowance for loan losses on purchased loans based on credit deterioration subsequent to the acquisition date. In accordance with the accounting guidance for business combinations, there was no allowance brought forward on any of the acquired loans as any credit deterioration evident in the loans was included in the determination of the fair value of the loans at the acquisition date. For purchased credit impaired loans, accounted for under FASB Topic ASC 310-30 "Receivables—Loans and Debt Securities Acquired with Deteriorated Credit Quality" ("ASC 310-30"), management establishes an allowance for credit deterioration subsequent to the date of acquisition by re-estimating expected cash flows on a quarterly basis with any decline in expected cash flows recorded as provision for loan losses. Impairment is measured as the excess of the recorded investment in a loan over the present value of expected future cash flows discounted at the pre-impairment accounting yield of the loan. These cash flow evaluations are inherently subjective as they require material estimates, all of which may be susceptible to significant change. For purchased loans accounted for under FASB Topic ASC 310-20 "Receivables—Nonrefundable Fees and Other Costs"("ASC 310-20") or FASB ASC Topic 310-40, "Receivables—Troubled Debt Restructuring by Creditors" ("ASC 310-40"), the allowance is calculated in accordance with the methods used to calculate the allowance for loan losses for originated loans.

  Originated loans

        The allowance for loan losses represents management's assessment of probable, incurred credit losses inherent in the loan portfolio. The allowance for loan losses consists of specific allowances, based on individual evaluation of certain loans, and allowances for homogeneous pools of loans with similar risk characteristics.

        Impaired loans include loans placed on nonaccrual status and troubled debt restructurings. Loans are considered impaired when based on current information and events it is probable that we will be unable to collect all amounts due in accordance with the original contractual terms of the loan agreements. When determining if we will be unable to collect all principal and interest payments due in accordance with the original contractual terms of the loan agreement, we consider the borrower's overall financial condition, resources and payment record, support from guarantors, and the realized value of any collateral. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower's prior payment record, and the amount of the shortfall in relation to the principal and interest owed.

        Impaired loans are identified to be individually evaluated for impairment based on a combination of internally assigned risk ratings and a defined dollar threshold. If a loan is impaired, a portion of the allowance is allocated so that the loan is reported, net, at the discounted expected future cash flows or at the fair value of collateral if repayment is collateral dependent. Impaired loans which do not meet the criteria to be evaluated individually are evaluated in homogeneous pools of loans with similar risk characteristics.

        The allowance for our business loans, which includes commercial and industrial, commercial real estate and real estate construction loans, that are not individually evaluated for impairment begins with a process of estimating the probable incurred losses in the portfolio. These estimates are established based on our internal credit risk ratings and historical loss data. Internal credit risk ratings are assigned to each business loan at the time of approval and are subjected to subsequent periodic reviews by senior management, at least annually or more frequently upon the occurrence of a circumstance that affects the credit risk of the loan. As our operating history is limited and we are growing rapidly, the historical loss estimates for loans are based primarily on the actual historical loss experienced by all banks in Michigan, Ohio and Wisconsin combined with a small factor representing our own loss history from the same time period. These estimates are established by loan type including commercial and industrial, commercial real estate and real estate construction, and further segregated by region, including Michigan, Ohio and Wisconsin, where applicable. In addition, consideration is given to borrower rating migration experience and trends, industry concentrations and conditions, changes in collateral values of properties securing loans and trends with respect to past due and nonaccrual amounts. Given our limited operating history, the estimate of losses for single family residential and consumer loans which are not individually evaluated is also based primarily on historical loss rates experienced in the respective loan classes by all banks in Michigan, Ohio and Wisconsin. This estimate is also adjusted to give consideration to borrower rating migration experience and trends, changes in collateral values of properties securing loans and trends with respect to past due and nonaccrual amounts.

        The following tables present, by loan type, the changes in the allowance for loan losses on both uncovered and covered loans for the periods presented.

Analysis of the Allowance for Loan Losses—Uncovered

	For the three months ended September 30,		For the nine months ended September 30,		For the years ended December 31,
(Dollars in thousands)	2013	2012	2013	2012	2012	2011	2010
Balance at beginning of period	$13,974	$10,334	$10,945	$7,887	$7,887	$4,420	$913
Loan charge-offs:
Residential real estate	(2,314)	(12)	(5,085)	(159)	(491)	(35)	(225)
Commercial real estate	(772)	—	(1,561)	(37)	(37)	—	(805)
Commercial and industrial	(623)	—	(926)	—	—	—	—
Real estate construction	(28)	—	(96)	—	—	—	—
Consumer	(266)	(22)	(505)	(51)	(142)	(168)	—

Total loan charge-offs	(4,003)	(34)	(8,173)	(247)	(670)	(203)	(1,030)
Recoveries of loans previously charged-off:
Residential real estate	1,906	—	2,400	5	5	1	6
Commercial real estate	185	29	570	31	31	35	—
Commercial and industrial	129	32	184	32	32	—	1
Real estate construction	170	—	195	2	2	—	—
Consumer	407	22	548	42	44	63	46

Total loan recoveries	2,797	83	3,897	112	114	99	53

Net recoveries (charge-offs)	(1,206)	49	(4,276)	(135)	(556)	(104)	(977)
Provision (benefit) for loan losses	2,852	(700)	8,951	1,931	3,614	3,571	4,484

Balance at end of period	$15,620	$9,683	$15,620	$9,683	$10,945	$7,887	$4,420

Allowance for loan losses as a percentage of total uncovered loans at period end	0.67%	2.05%	0.67%	2.05%	1.81%	2.43%	3.16%

 Analysis of the Allowance for Loan Losses—Covered

	For the three months ended September 30,		For the nine months ended September 30,		For the years ended December 31,
(Dollars in thousands)	2013	2012	2013	2012	2012	2011	2010
Balance at beginning of period	$46,312	$53,017	$51,473	$55,352	$55,352	$12,798	$—
Loan charge-offs:
Residential real estate	(963)	(1,240)	(2,183)	(3,386)	(4,381)	(8,183)	(4,113)
Commercial real estate	(2,451)	(5,661)	(8,291)	(18,591)	(23,042)	(10,205)	(118)
Commercial and industrial	(2,112)	(5,518)	(3,818)	(14,269)	(15,462)	(4,352)	(310)
Real estate construction	(803)	(2,510)	(1,613)	(5,109)	(5,375)	(4,176)	(2,416)
Consumer	(85)	(58)	(179)	(259)	(390)	(1,687)	(653)

Total loan charge-offs	(6,414)	(14,987)	(16,084)	(41,614)	(48,650)	(28,603)	(7,610)
Recoveries of loans previously charged-off:
Residential real estate	373	444	1,102	996	1,233	1,878	388
Commercial real estate	1,804	1,837	8,882	3,165	4,939	1,230	439
Commercial and industrial	569	2,816	2,782	3,640	4,906	594	847
Real estate construction	543	739	1,227	1,005	1,105	1,885	678
Consumer	113	73	294	250	330	822	206

Total loan recoveries	3,402	5,909	14,287	9,056	12,513	6,409	2,558

Net charge-offs	(3,012)	(9,078)	(1,797)	(32,558)	(36,137)	(22,194)	(5,052)
Provision (benefit) for loan loss	(727)	8,603	(7,103)	29,748	32,258	64,748	17,850

Balance at end of period	$42,573	$52,542	$42,573	$52,542	$51,473	$55,352	$12,798

Allowance for loan losses as a percentage of total covered loans at year end	7.62%	6.87%	7.62%	6.87%	7.17%	5.95%	1.71%

        Our uncovered allowance for loan losses was $15.6 million, or 0.67% of uncovered loans, at September 30, 2013, compared to $10.9 million, or 1.81% of uncovered loans, at December 31, 2012. The decline in the allowance for loan losses as a percentage of uncovered loans at September 30, 2013, compared to December 31, 2012, was due to the addition of loans we acquired in our acquisition of First Place Bank which were recorded at their estimated fair value, including a credit mark representing approximately 6.4% of the balance of the acquired loans at the acquisition date, and which did not include a separate allowance for loan losses. The allowance for loan losses on uncovered loans at September 30, 2013 reflects $4.2 million of impairment resulting from our re re-estimation of cash flows on the purchased credit impaired loans acquired in our acquisition of First Place Bank and $2.7 million of allowance for loans losses on uncovered loans originated by First Place Bank subsequent to the acquisition. Apart from the loans acquired in our acquisition of First Place Bank, we recorded an allowance for loan losses on uncovered loans originated by Talmer Bank or acquired by Talmer Bank, which subsequently showed evidence of credit impairment, of $8.7 million, or 1.04% of uncovered loans, at September 30, 2013, compared to $10.9 million, or 1.81% of uncovered loans, at December 31, 2012. The decline in the Talmer Bank uncovered allowance for loan losses as a percentage of uncovered loans was due primarily to improvements in the historical loss factors that are used by management to estimate probable losses.

        The covered allowance for loan losses was $42.6 million, or 7.62% of total covered loans, at September 30, 2013, compared to $51.5 million, or 7.17% of total covered loans, at December 31, 2012. The decrease from December 31, 2012 to September 30, 2013 was primarily driven by the reduction to the allowance for losses due to recoveries and loan run-off of covered loans, offset by the impairment recorded as a result of the re-estimation of cash flows for certain covered purchased credit impaired loans. For the period ended September 30, 2013, we recorded an additional covered allowance for loan losses of $10.0 million for covered loans where our cash flow expectations decreased due to a change in the timing of cash flows or credit deterioration. These cash flow re-estimations also resulted in $38.5 million of improvement in gross expected cash flows on covered loans which will be recognized prospectively as an increase in the accretable yield.

        The uncovered allowance for loan losses was $10.9 million, or 1.81% of total uncovered loans, at December 31, 2012, compared to $7.9 million, or 2.44% of total uncovered loans, at December 31, 2011. The $3.0 million increase from December 31, 2011 to December 31, 2012 was primarily driven by $280.0 million in uncovered loan growth.

        The covered allowance for loan losses was $51.5 million at December 31, 2012, or 7.17% of total covered loans, compared to $55.4 million, or 5.95% of total covered loans, at December 31, 2011. The $3.9 million decrease was primarily driven by the reduction to the allowance for losses due to the loan run-off of covered loans, offset in part by the impairment recorded as a result of the re-estimation of cash flows for certain covered purchased credit impaired loans.

        The following tables present, by loan type, the allocation of the allowance for loan losses on both uncovered and covered loans for the periods presented.

Allocation of the Allowance for Loan Losses—Uncovered

	September 30, 2013			December 31, 2012			December 31, 2011
(Dollars in thousands)	Allocated Allowance	Allowance Ratio(1)	Percent of loans in each category to total loans	Allocated Allowance	Allowance Ratio(1)	Percent of loans in each category to total loans	Allocated Allowance	Allowance Ratio(1)	Percent of loans in each category to total loans
Balance at end of period applicable to:
Residential real estate	$5,754	0.58%	43.1%	$2,059	1.29%	26.4%	$1,504	1.58%	29.3%
Commercial real estate	4,046	0.55	31.8	4,265	2.22	31.8	2,681	2.30	36.0
Commercial and industrial	3,187	0.83	16.5	4,162	1.75	39.4	3,307	3.25	31.4
Real estate construction	2,156	1.13	8.2	268	4.57	1.0	132	8.70	0.5
Consumer	477	4.81	0.4	191	2.27	1.4	263	2.91	2.8

Total uncovered loans	$15,620	0.67%	100.0%	$10,945	1.81%	100.0%	$7,887	2.44%	100.0%

(1)
Allocated allowance as a percentage of related loans outstanding.

Allocation of the Allowance for Loan Losses—Covered

	September 30, 2013			December 31, 2012			December 31, 2011
(Dollars in thousands)	Allocated Allowance	Allowance Ratio(1)	Percent of loans in each category to total loans	Allocated Allowance	Allowance Ratio(1)	Percent of loans in each category to total loans	Allocated Allowance	Allowance Ratio(1)	Percent of loans in each category to total loans
Balance at end of period applicable to:
Residential real estate	$4,635	3.60%	23.1%	$5,716	3.86%	20.6%	$7,125	4.01%	19.1%
Commercial real estate	26,536	8.55	55.5	30,150	7.62	55.1	28,331	5.46	55.8
Commercial and industrial	8,701	9.80	15.9	10,915	8.43	18.1	13,827	8.11	18.3
Real estate construction	2,607	14.24	3.3	4,509	15.26	4.1	5,750	13.19	4.7
Consumer	94	0.77	2.2	183	1.24	2.1	319	1.62	2.1

Total covered loans	$42,573	7.62%	100.0%	$51,473	7.17%	100.0%	$55,352	5.95%	100.0%

(1)
Allocated allowance as a percentage of related loans outstanding.

Summary of Impaired Assets and Past Due Loans

		December 31,
	September 30, 2013
(Dollars in thousands)		2012	2011
Uncovered
Nonperforming troubled debt restructurings
Residential real estate	$1,170	$—	$—
Commercial real estate	1,946	—	—
Commercial and industrial	434	7	581
Consumer	3	—	—

Total nonperforming troubled debt restructurings	3,553	7	581
Nonaccrual loans other than nonperforming troubled debt restructurings
Residential real estate	$11,939	$87	$1,320
Commercial real estate	4,841	21	—
Commercial and industrial	854	584	214
Real estate construction	2,357	—	—
Consumer	103	—	—

Total nonaccrual loans other than nonperforming troubled debt restructurings	20,094	692	1,534
Total nonaccrual loans	23,647	699	2,115
Other real estate	14,728	—	—

Total nonperforming assets	38,375	699	2,115
Performing troubled debt restructurings
Residential real estate	4	—	—
Commercial real estate	2,899	50	55
Commercial and industrial	554	1,179	—
Consumer	30	—	—

Total performing troubled debt restructurings	3,487	1,229	55

Total uncovered impaired assets	$41,862	$1,928	$2,170

Loans 90 days or more past due and still accruing, excluding loans accounted for under ASC 310-30	$—	$—	$—
Covered
Nonperforming troubled debt restructurings
Residential real estate	$914	$176	$—
Commercial real estate	5,340	11,328	—
Commercial and industrial	3,019	1,844	—
Real estate construction	884	208	—
Consumer	26	—	—

Total nonperforming troubled debt restructurings	10,183	13,556	—
Nonaccrual loans other than nonperforming troubled debt restructurings
Residential real estate	$88	$—	$126
Commercial real estate	1,575	404	782
Commercial and industrial	5,154	2,142	2,094
Real estate construction	457	453	4
Consumer	6	—	—

Total nonaccrual loans other than nonperforming troubled debt restructurings	7,280	2,999	3,006
Total nonaccrual loans	17,463	16,555	3,006
Other real estate	16,861	23,834	20,303

Total nonperforming assets	34,324	40,389	23,309

Performing troubled debt restructurings
Residential real estate	2,544	1,882	1,156
Commercial real estate	16,733	9,196	4,870
Commercial and industrial	4,304	5,176	2,429
Real estate construction	166	238	47

Total performing troubled debt restructurings	23,747	16,492	8,502

Total covered impaired assets	$58,071	$56,881	$31,811

Loans 90 days or more past due and still accruing, excluding loans accounted for under ASC 310-30	$—	$1,071	$4,913

        Nonperforming assets consist of nonaccrual loans and other real estate owned. We do not consider performing TDRs to be nonperforming assets. The level of nonaccrual loans is an important element in assessing asset quality. Loans are classified as nonaccrual when, in the opinion of management, collection of principal or interest is doubtful. Generally, loans are placed on nonaccrual status due to the continued failure by the borrower to adhere to contractual payment terms coupled with other pertinent factors, such as insufficient collateral value.

        Purchased credit impaired loans accounted for under ASC 310-30 are classified as performing, even though they may be contractually past due, as any nonpayment of contractual principal or interest is considered in the quarterly re-estimation of expected cash flows and is included in the resulting recognition of current period covered loan loss provision or future period yield adjustments.

        Total nonperforming assets were $72.7 million as of September 30, 2013, compared to $41.1 million at December 31, 2012. The $31.6 million increase was primarily a result of $23.6 million ($21.7 million of which related to First Place Bank) of uncovered loans moved to nonaccrual status due to bankruptcy or delinquent payment status and $14.7 million of uncovered other real estate related to the acquisition of First Place Bank on January 1, 2013. The increase in uncovered nonperforming assets was offset by a $7.0 million decrease in covered other real estate.

        Total nonperforming assets were $41.1 million as of December 31, 2012, compared to $25.4 million at December 31, 2011. The $15.7 million increase was primarily a result of the addition of $13.5 million of covered nonaccrual loans and $3.5 million of covered other real estate, offset by a decrease of $1.4 million in uncovered nonaccrual loans. The increase in covered nonaccrual loans included $4.2 million of covered nonaccrual loans resulting from the modification of loans qualifying as nonperforming TDRs that were previously accounted for under ASC 310-30. The increase in covered other real estate primarily related to the transfer of loans to other real estate through the foreclosure process.

FDIC Indemnification Asset and Receivable

        In connection with our FDIC-assisted acquisitions, we entered into loss share agreements with the FDIC. At each acquisition date, we account for amounts receivable from the FDIC under the loss share agreements as an indemnification asset. Subsequent to initial recognition, the FDIC indemnification asset is reviewed quarterly and adjusted for any changes in expected cash flows. These adjustments are measured on the same basis as the related covered assets. A decline in expected cash flows on covered loans is referred to as impairment and recorded as provision for loan losses, resulting in an increase to the allowance for loan losses on covered loans. Estimated reimbursements due from the FDIC under loss share agreements related to any declines in expected cash flows are recorded as noninterest income in "FDIC loss sharing income" in our consolidated statements of income and result in an increase to the FDIC indemnification asset in the same period. An improvement in expected cash flows on covered loans, once any previously recorded impairment is recaptured, is recognized prospectively as an upward adjustment to the yield on the related loan and a downward adjustment to the yield on the FDIC indemnification asset. As such, overall improvements in expected cash flows on covered loans can result in a negative yield on the FDIC indemnification asset, which is recorded in "interest income" in our consolidated statements of income, while increases to the FDIC indemnification asset are recorded as adjustments to noninterest income in "FDIC loss sharing income" in our consolidated statements of income. When covered loans payoff sooner than expected, any remaining FDIC indemnification asset is reviewed and may result in a direct write off as an adjustment to noninterest income in "Accelerated discount on acquired loans" in our consolidated statements of income. The FDIC indemnification asset is also reduced for claims submitted to the FDIC for reimbursement. We have established a FDIC receivable which represents claims submitted to the FDIC for reimbursement for which we expect to receive payment within 90 days.

        Our loss share agreements for CF Bancorp, First Banking Center and Peoples State Bank include provisions where a clawback payment, calculated using formulas included within the agreements, is to be made to the FDIC ten years and 45 days following the acquisition in the event actual losses fail to reach stated levels. As of September 30, 2013, the estimated FDIC clawback liability totaled $24.3 million, including $20.5 million and $3.8 million related to the CF Bancorp and First Banking Center acquisitions, respectively.

        The following tables summarize the activity related to the FDIC indemnification asset and the FDIC receivable for the periods indicated.

	For the three months ended September 30, 2013		For the nine months ended September 30, 2013
(Dollars in thousands)	FDIC Indemnification Asset	FDIC Receivable	FDIC Indemnification Asset	FDIC Receivable
Balance at beginning of period	$171,956	$17,573	$226,356	$17,999
Accretion (amortization)	(6,032)		(21,088)
Sales and write-downs of other real estate owned (covered)	(1,070)	861	(3,388)	2,288
Net effect of change in expected cash flows on covered assets(1)	(8,179)		(29,052)
Reimbursements requested from FDIC (reclassification to FDIC receivable)	(8,350)	8,350	(24,503)	24,503
Recoveries net of additional claimable expenses incurred(2)		(2,713)		(2,326)
Claim payments received from the FDIC		(10,541)		(28,934)

Balance at end of period	$148,325	$13,530	$148,325	$13,530

(1)
Primarily includes adjustments for fully claimed and exited loans and the results of the quarterly re-estimation process.

(2)
Primarily includes expenses associated with maintaining the underlying properties and legal fees.

	For the three months ended September 30, 2012		For the nine months ended September 30, 2012
(Dollars in thousands)	FDIC Indemnification Asset	FDIC Receivable	FDIC Indemnification Asset	FDIC Receivable
Balance at beginning of period	$275,866	$53,142	$358,839	$57,407
Accretion (amortization)	(5,969)	—	(11,449)	—
Sales and write-downs of other real estate owned (covered)	(107)	1,653	(850)	5,000
Net effect of change in expected cash flows on covered assets(1)	(374)	—	(1,215)	—
Reimbursements requested from FDIC (reclassification to FDIC receivable)	(19,821)	19,821	(95,730)	95,730
Additional claimable expenses incurred net of recoveries(2)	—	2,336	—	7,900
Claim payments received from the FDIC	—	(47,324)	—	(136,409)

Balance at end of period	$249,595	$29,628	$249,595	$29,628

(1)
Primarily includes adjustments for fully claimed and exited loans and the results of the quarterly re-estimation process.

(2)
Primarily includes expenses associated with maintaining the underlying properties and legal fees.

	For the years ended December 31,
	2012		2011
(Dollars in thousands)	FDIC Indemnification Asset	FDIC Receivable	FDIC Indemnification Asset	FDIC Receivable
Balance at beginning of period	$358,839	$57,407	$270,332	$15,022
Additions due to acquisitions	—	—	182,264	—
Accretion (amortization)	(19,156)	—	3,148	—
Sales and write-downs of other real estate owned (covered)	(1,672)	7,381	(5,129)	10,261
Net effect of change in expected cash flows on covered assets(1)	(4,113)	—	5,433	—
Reimbursement requested from FDIC (reclassification to FDIC receivable)	(107,542)	107,542	(97,209)	97,209
Additional claimable expenses incurred net of recoveries(2)	—	7,488	—	8,681
Claim payments received from the FDIC	—	(161,819)	—	(73,766)

Balance at end of period	$226,356	$17,999	$358,839	$57,407

(1)
Primarily includes adjustments for fully claimed and exited loans and due to results of the quarterly re-estimation process.

(2)
Primarily includes expenses associated with maintaining the underlying properties and legal fees.

Securities Available-for-Sale

		December 31,
	September 30, 2013
(Dollars in thousands)		2012	2011
Available-for-sale securities:
U.S. government sponsored agency obligations	$89,909	$43,581	$33,865
Obligations of state and political subdivisions:
Taxable	396	396	1,063
Tax exempt	189,356	154,058	87,549
Small Business Administration (SBA) Pools	42,899	10,974	6,656
Residential mortgage-backed securities:
Issued and/or guaranteed by U.S. government agencies or U.S. government-sponsored enterprises	242,593	96,480	46,345
Privately issued	3,850	13,773	36,982
Privately issued commercial mortgage backed securities	5,152	5,267	—
Other asset-backed securities	—	—	10,938
Corporate debt securities:
Senior debt	39,138	5,107	—
Subordinated debt	38,950	15,250
Equity securities	496	519	540

Total available-for-sale securities	$652,739	$345,405	$223,938

        The composition of our investment securities portfolio reflects our investment strategy of maintaining an appropriate level of liquidity for both normal operations and potential acquisitions while providing an additional source of revenue. The investment portfolio also provides a balance to interest rate risk and credit risk in other categories of the balance sheet, while providing a vehicle for the investment of available funds, furnishing liquidity, and supplying securities to pledge as collateral. At

September 30, 2013, total securities available-for-sale were $652.7 million, or 14% of total assets, compared to $345.4 million, or 15% of total assets, at December 31, 2012. Of the $307.3 million increase from December 31, 2012 to September 30, 2013, $139.8 million was related to the January 1, 2013 fair value of the investment securities portfolio acquired in the First Place Bank acquisition. The remaining increase primarily reflected increases in a diverse mix of investments including U.S. agency mortgage-backed securities, corporate debt securities, SBA Pools and tax exempt obligations of state and political subdivisions, partially offset by a decline in U.S government sponsored agency obligations. The investment in corporate debt securities, which is composed of senior and subordinated debt investments primarily in regional and super-regional banks and other financial institutions, reflects management's decision to add investment grade securities that have minimal duration risk in a rising rate environment. Securities with amortized cost of $179.7 million and $41.5 million were pledged at September 30, 2013 and December 31, 2012, respectively, to secure borrowings and deposits.

        The following tables show contractual maturities and yields for the securities available-for-sale portfolio at September 30, 2013 and December 31, 2012.

	Maturity as of September 30, 2013
	One Year or Less		One to Five Years			Five to Ten Years		After Ten Years
(Dollars in thousands)	Amortized Cost	Average Yield(1)	Amortized Cost	Average Yield(1)		Amortized Cost	Average Yield(1)	Amortized Cost	Average Yield(1)
Securities available-for-sale(2):
U.S. government sponsored agency obligations(1)	$—	—%	$—		%	$52,850	1.23%	$39,990	1.09%
Obligations of state and political subdivisions:
Taxable(1)	—	—	—	—		396	6.18	—	—
Tax exempt(1)(3)	6,219	3.19	19,003	3.62		114,691	3.54	51,092	3.75
SBA Pools(4)(5)	—	—	—	—		43,548	1.09	—	—
Residential mortgage-backed securities(4):
Issued and/or guaranteed by U.S. government agencies or sponsored enterprises	1,799	3.13	105,316	2.30		137,951	2.16	—	—
Privately issued(1)	3,496	3.10	365	4.35		—	—	—	—
Commercial mortgage-backed securities(4)	—	—	5,195	2.19		—	—	—	—
Corporate debt securities(6)	—	—	40,145	1.58		14,260	2.29	24,177	3.76
Other asset backed securities(3)	—	—	—	—		—	—	—	—

Total available-for-sale securities	$11,514	3.16%	$170,024	2.27%		$363,696	2.34%	$115,259	2.83%

(1)
Average yields assume a yield to worst call approach where embedded call options exist, such as in certain callable U.S. government sponsored agency obligations, obligations of state and political subdivisions and non-agency CMO's. $77.8 million of U.S. government sponsored agency obligations maturing beyond 5 years contain step-up coupon structures which, if were not to be called prior to stated maturities, would positively impact average yields for balances maturing in the five-to-ten years bucket and after ten years bucket by 149 basis point and 201 basis points, respectively, or resulting in average yields of 2.72% and 3.10%, respectively.

(2)
This table excludes a mutual fund holding in the CRA Fund.

(3)
Average yields on tax-exempt obligations have been computed on a tax equivalent basis, based on a 35% federal taxrate.

(4)
Maturity distributions for SBA pools, residential mortgage-backed securities and commercial mortgage-backed securities are based on estimated average lives.

(5)
$35.5 million of the balances in the five-to-ten years bucket encompass floating rate holdings indexed to Prime, which are contractually adjustable on a quarterly basis, in which the current September 30, 2013 indexed coupon rates are assumed to remain constant until maturity.

(6)
Average yields on corporate debt securities in the one-to-five year maturity bucket and after ten year maturity bucket includes yields on $18.0 million and $11.6 million, respectively, of floating rate holdings indexed to 3-month LIBOR, in which the current September 30, 2013 indexed coupon rates are assumed to remain constant until maturity.

	Maturity as of December 31, 2012
	One Year or Less		One to Five Years		Five to Ten Years		After Ten Years
(Dollars in thousands)	Amortized Cost	Average Yield(1)	Amortized Cost	Average Yield(1)	Amortized Cost	Average Yield(1)	Amortized Cost	Average Yield(1)
Securities available-for-sale(2):
U.S. government sponsored agency obligations(1)	$—	—%	$—	—%	$15,022	1.26%	$28,495	1.47%
Obligations of state and political subdivisions:
Taxable(1)	—	—	—	—	396	6.19	—	—
Tax-exempt(1)(3)	3,423	3.02	12,402	3.53	92,686	3.87	40,448	3.96
SBA Pools(4)(5)	—	—	—	—	10,797	0.91	—	—
Residential mortgage-backed securities(5):
Issued and/or guaranteed by U.S. government agencies or sponsored enterprises	10,142	2.95	84,337	1.72	1,323	3.41	—	—
Privately issued(1)	8,039	3.32	5,759	3.61	—	—	—	—
Commercial mortgage-backed securities(4)	—	—	5,235	2.19	—	—	—	—
Corporate debt securities(1)	5,100	1.04	—	—	—	—	15,275	5.17

Total available-for-sale securities	$26,704	2.71%	$107,733	2.05%	$120,224	3.28%	$84,218	3.34%

(1)
Yields are based on amortized cost. Average yields assume a yield to worst call approach where embedded call options exist, such as in certain callable U.S. government sponsored agency obligations, obligations of state and political subdivisions, non-agency CMO's and corporate debt securities. $38.5 million of U.S. government sponsored agency obligations maturing beyond 5 years contain either step-up coupon structures or are fixed coupon structures with amortized costs above or below par which, if were not to be called prior to stated maturities, would positively impact average yields for balances maturing in the five to ten years bucket and after ten years bucket by 66 basis point and 197 basis points, respectively, or resulting in average yields of 1.92% and 3.44%, respectively. Similarly, the $15.3 million of corporate securities maturing beyond 10 years contain step-up coupon structures which, if were not to be called prior to stated maturities would positively impact average yields for these balances by 361 basis points, resulting in an average yield of 8.78%.

(2)
This table excludes a mutual fund holding in the CRA Fund.

(3)
Average yields on tax-exempt obligations have been computed on a tax equivalent basis, based on a 35% federal tax rate.

(4)
Maturity distributions for SBA pools, residential mortgage-backed securities and commercial mortgage-backed securities are based on estimated average lives.

(5)
The SBA security balance is a floating rate holding indexed to Prime, which is contractually adjustable on a quarterly basis, in which the current December 31, 2012 indexed coupon rate is assumed to remain constant until maturity.

Loan servicing rights

        Loan servicing rights are created as a result of our mortgage banking origination activities, the origination and purchase of agricultural servicing rights and the purchase of commercial real estate servicing rights. Loans serviced for others are not reported as assets in our consolidated balance sheets.

        As of January 1, 2013, we elected to account for all loan servicing rights under the fair value method. The guidance in FASB ASC Subtopic 860-50, "Transfers and Servicing—Servicing Assets and Liabilities" provides that an entity may make an irrevocable decision to subsequently measure a class of servicing assets and servicing liabilities at fair value at the beginning of any fiscal year. The guidance allows for us to apply this election prospectively to all new and existing servicing assets and servicing liabilities. Management believes this election will provide more comparable results to peers as many institutions within our industry account for loan servicing rights under the fair value method. This change in accounting policy in the first quarter of 2013 resulted in a cumulative adjustment to retained earnings in the amount of $31 thousand.

        Total loan servicing rights were $71.8 million as of September 30, 2013, compared to $5.6 million at December 31, 2012. Of the $66.2 million increase from December 31, 2012 to September 30, 2013, $42.0 million was related to the fair value of loan servicing rights acquired in the First Place Bank acquisition with the remainder of the increase primarily driven by $21.6 million of residential mortgage loan servicing rights added to the portfolio during the nine months ended September 30, 2013.

Deposits

		December 31,
	September 30, 2013
(Dollars in thousands)		2012	2011
Noninterest-bearing demand deposits	$822,945	$418,157	$357,709
Interest-bearing demand deposits	581,941	325,427	293,573
Money market and savings deposits	1,215,290	552,973	528,832
Time deposits	962,499	434,944	515,485
Other brokered funds	80,000	1,000	—

Total deposits	$3,662,675	$1,732,501	$1,695,599

        Total deposits were $3.7 billion at September 30, 2013 and $1.7 billion at December 31, 2012, representing 89% and 95% of total liabilities at each period end, respectively. The fair value of deposits acquired in the First Place Bank acquisition totaled $2.1 billion consisting of time deposits of $849.0 million, money market and savings deposits of $645.7 million, noninterest-bearing deposits of $390.3 million, interest-bearing deposits of $235.7 million and other brokered funds of $496 thousand. Since the acquisition of First Place Bank, there has been $191.1 million of net run-off in total deposits. The net decrease in deposits is primarily due to $321.4 million of net time deposit run-off reflecting management's efforts to reduce the level of higher cost certificates of deposit acquired in the First Place Bank acquisition. Our interest-bearing deposit costs were 28 basis points and 36 basis points for the three months ended September 30, 2013 and the year ended December 31, 2012, respectively.

        Total deposits were $1.7 billion at December 31, 2012 and $1.7 billion at December 31, 2011, representing 95% and 94% of total liabilities at each period end, respectively. The increase of $36.9 million from December 31, 2011 to December 31, 2012 was primarily due to increases in noninterest-bearing demand deposits of $60.4 million, interest-bearing demand deposits of $31.9 million, money market and savings accounts of $24.1 million and other brokered funds of $1.0 million, partially offset by a decrease in time deposits of $80.5 million. The changes were primarily due to management's focus on maintaining core, transaction account deposits to ensure strong earnings potential in higher interest rate environments. Our interest-bearing deposit costs were 36 basis points and 46 basis points for the years ended December 31, 2012 and December 31, 2011, respectively.

        The following table shows the contractual maturity of time deposits, including CDARs and IRA deposits and other brokered funds, of $100,000 and over that were outstanding at September 30, 2013, December 31, 2012 and December 31, 2011.

		December 31,
	September 30, 2013
(Dollars in thousands)		2012	2011
Maturing in
3 months or less	$102,600	$72,594	$69,932
3 months to 6 months	69,750	33,918	39,545
6 months to 1 year	105,261	35,581	48,698
1 year or greater	122,143	51,504	67,182

Total	$399,754	$193,597	$225,357

Borrowings

        In the second quarter of 2011, as part of the Community Central Bank acquisition, we assumed $53.6 million of Federal Home Loan Bank ("FHLB") advances from the FDIC and recorded $4.1 million in premiums representing the purchase accounting fair value adjustments. The fair values of FHLB advances were based on pricing of new, acquisition date advances, as determined by the FHLB.

        In the first quarter of 2013, as part of the First Place Bank acquisition, we assumed $215.5 million of FHLB advances and $50.0 million of securities sold under agreements to repurchase and recorded $27.7 million and $9.7 million, respectively, in premiums representing the purchase accounting fair value. In addition, we assumed $60.0 million in subordinated notes issued to First Place Capital Trust, First Place Capital Trust II, and First Place Capital III, of which $45.0 million was immediately retired, and recorded $4.5 million in discounts, representing the purchase accounting fair value.

        Total FHLB advances outstanding at September 30, 2013 were $297.8 million, an increase of $259.3 million from $38.5 million at December 31, 2012. The outstanding balance included $281.3 million and $36.2 million of advances payable at September 30, 2013 and December 31, 2012, respectively, and $16.5 million and $2.3 million of purchase accounting premiums at September 30, 2013 and December 31, 2012, respectively. Our total available borrowing capacity from the FHLB was $195.8 million ($133.8 million from the FHLB of Indianapolis and $62.0 million from the FHLB of Cincinnati) at September 30, 2013 and $163.8 million from the FHLB of Indianapolis at December 31, 2012. Under an agreement with the FHLB approved by Board resolution, we are capped at a total of $200.0 million in borrowings from the FHLB of Indianapolis. There is no such cap in place relating to total borrowings from the FHLB of Cincinnati. Securities sold under agreements to repurchase outstanding at September 30, 2013 were $98.5 million, of which $8.5 million represents purchase accounting premiums. In addition, subordinated notes related to trust preferred securities at September 30, 2013 were $10.6 million, net of $4.4 million of purchase accounting discounts.

        Total debt was collateralized by $659.5 million and $192.4 million of commercial and mortgage loans, mortgage-backed securities, consumer loans and cash under a specific lien arrangement at September 30, 2013 and December 31, 2012, respectively. See the "Contractual Obligations" section of this financial review for maturity information.

Capital Resources

        The following table summarizes the changes in our shareholders' equity for the periods indicated:

	For the three months ended September 30,		For the nine months ended September 30,		For the years ended December 31,
(Dollars in thousands)	2013	2012	2013	2012	2012	2011
Balance at beginning of period	$595,849	$352,647	$520,743	$321,326	$321,326	$250,935
Cumulative effect adjustment of change in accounting policy to beginning retained earnings	—	—	31	—	—	—
Net income	10,544	5,994	86,005	14,236	21,670	33,449
Other comprehensive income (loss)	193	2,627	(9,283)	3,255	779	3,530
Stock based compensation expense	245	778	9,335	2,281	3,034	2,807
Issuance of common shares	—	—	—	20,948	173,934	30,605

Balance at end of period	$606,831	$362,046	$606,831	$362,046	$520,743	$321,326

        We issued 1.3 million shares of common stock as a result of the exercise of warrants in the third quarter of 2011 and 4.2 million shares of common stock as a result of the acquisition of Lake Shore Wisconsin Corporation completed in the fourth quarter of 2011. The exercise of warrants in the third quarter and the acquisition of Lake Shore Wisconsin Corporation resulted in $4.6 million and $26.0 million of additional capital, respectively.

        In February 2012, we closed on a private placement of our common stock consisting of an initial drawdown by us of approximately $21.0 million and commitments from investors for up to approximately $153.0 million of event driven capital at $8.00 per share to support growth strategies. In December 2012, we closed on the remaining $153.0 million of capital commitments from our investors, which was used to fund the acquisition and recapitalization of First Place Bank.

        We strive to maintain an adequate capital base to support our activities in a safe and sound manner while at the same time attempting to maximize shareholder value. We assess capital adequacy against the risk inherent in our balance sheet, recognizing that unexpected loss is the common denominator of risk and that common equity has the greatest capacity to absorb unexpected loss.

        At September 30, 2013, the most recent regulatory notifications categorized Talmer Bank as well capitalized under the regulatory framework for prompt corrective action. Talmer Bank is required to maintain a ratio of Tier 1 common equity to total assets of at least 10% under the FDIC's Statement of Policy on Qualifications for Failed Bank Acquisitions for a period of three years after our most recent FDIC-assisted acquisition. Our last failed bank acquisition closed on April 29, 2011 and, therefore, we will remain subject to the heightened capital requirement until April 29, 2014. This amount of capital exceeds that required under otherwise applicable regulatory requirements.

        The capital ratios of First Place Bank at September 30, 2013, exceed the total capital (to risk-weighted assets) ratio of at least 12.00% and the Tier 1 capital (to adjusted total assets) ratio of at least 8.50% as prescribed in the July 13, 2011 Cease and Desist Order issued by its regulator. Notwithstanding First Place Bank's current capital levels, First Place Bank cannot be categorized as well capitalized while it is subject to the Cease and Desist Order.

        Our capital ratios exceeded the well capitalized regulatory requirements as follows:

			December 31,
	Well Capitalized Regulatory Requirement	September 30, 2013
			2012	2011
Total risk-based capital
Consolidated	N/A	18.0%	45.7%	39.0%
Talmer Bank and Trust	10.0%	20.7	27.8	34.6
First Place Bank(1)	N/A	13.9
Tier 1 risk-based capital
Consolidated	N/A	17.2	44.4	37.7
Talmer Bank and Trust	6.0	19.5	26.5	33.3
First Place Bank(1)	N/A	13.5
Tier 1 leverage ratio
Consolidated	N/A	11.4	22.7	14.6
Talmer Bank and Trust	5.0	11.9	13.5	12.9
First Place Bank(1)	N/A	10.1

(1)
Notwithstanding its capital levels, First Place Bank will not be categorized as well capitalized while it is subject to the Cease and Desist Order.

        On January 1, 2014, we purchased Financial Commerce Corporation's wholly-owned subsidiary banks, Michigan Commerce Bank, a Michigan state-chartered bank, Indiana Community Bank, an Indiana state-chartered bank, Bank of Las Vegas, a Nevada state-chartered bank and Sunrise Bank of Albuquerque, a New Mexico state-chartered bank, and certain other bank-related assets from Financial Commerce Corporation and its parent holding company, Capitol Bancorp Ltd., in a transaction facilitated under Section 363 of the U.S. Bankruptcy Code. The purchase price consisted of cash consideration of $4.0 million and a separate $2.5 million payment to fund an escrow account to pay the post-petition administrative fees and expenses of the professionals in the bankruptcy cases of Financial Commerce Corporation and Capitol Bancorp Ltd., each of which filed voluntary bankruptcy petitions under Chapter 11 of the U.S. Bankruptcy Code on August 9, 2012, with any unused escrowed funds to be refunded to us.

        Immediately prior to our consummation of the acquisition, Capitol Bancorp Ltd. merged Indiana Community Bank, Bank of Las Vegas and Sunrise Bank of Albuquerque with and into Michigan Commerce Bank, with Michigan Commerce Bank as the surviving bank in the merger. Simultaneously with the merger, Michigan Commerce Bank changed its name to Talmer West Bank. In connection with the acquisition, we contributed approximately $79.5 million of additional capital to Talmer West Bank in order to recapitalize the bank. In order to support the acquisition and recapitalization of Talmer West Bank, Talmer Bancorp, Inc. borrowed $35.0 million under a senior unsecured line of credit and received $33.0 million in dividend capital from Talmer Bank.

Off-Balance Sheet Arrangements

        In the normal course of business, we offer a variety of financial instruments with off-balance sheet risk to meet the financing needs of our customers. These financial instruments include outstanding commitments to extend credit, credit lines, commercial letters of credit and standby letters of credit.

        Our exposure to credit loss, in the event of nonperformance by the counterparty to the financial instrument, is represented by the contractual amounts of those instruments. The same credit policies are used in making commitments and conditional obligations as are used for on-balance sheet instruments.

        Commitments to extend credit are agreements to lend to a customer provided there is no violation of any condition established in the commitment. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many commitments expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. We evaluate each customer's creditworthiness on an individual basis. The amount of collateral obtained, if deemed necessary by us upon extension of credit, is based on management's credit evaluation of the counterparty. The collateral held varies, but may include securities, real estate, inventory, plant, or equipment. Unfunded commitments under commercial lines of credit, revolving credit lines and overdraft protection agreements are included in commitments to extend credit. These lines of credit are generally uncollateralized, usually do not contain a specified maturity date and may be drawn upon only to the total extent to which we are committed.

        Letters of credit are conditional commitments issued by us to guarantee the performance of a customer to a third party. Our portfolio of standby letters of credit consists primarily of performance assurances made on behalf of customers who have a contractual commitment to produce or deliver goods or services. The risk to us arises from our obligation to make payment in the event of the customers' contractual default to produce the contracted good or service to a third party. Management conducts regular reviews of these instruments on an individual customer basis and does not anticipate any material losses as a result of these letters of credit.

        We maintain an allowance to cover probable losses inherent in our financial instruments with off-balance sheet risk. At September 30, 2013 and December 31, 2012, the allowance for off-balance sheet risk was $1.2 million and $143 thousand, respectively, included in "Other liabilities" on the consolidated balance sheets.

        A summary of the contractual amounts of our exposure to off-balance sheet risk is as follows.

(Dollars in thousands)	September 30, 2013	December 31, 2012
Commitments to extend credit	$754,718	$350,021
Standby letters of credit	71,461	26,365

Total commitments	$826,179	$376,386

        We enter into forward commitments for the future delivery of mortgage loans when interest rate lock commitments are entered into in order to economically hedge the effect of changes in interest rates resulting from our commitments to fund the loans. These commitments to fund mortgage loans (interest rate lock commitments) to be sold into the secondary market and forward commitments for the future delivery of mortgage loans to third party investors are considered derivatives.

        The following table reflects the amount and fair value of mortgage banking derivatives.

			December 31,
	September 30, 2013
			2012		2011
(Dollars in thousands)	Notional Amount	Fair Value	Notional Amount	Fair Value	Notional Amount	Fair Value
Forward contracts related to mortgage loans to be delivered for sale	$286,533	$(5,503)	$63,871	$(2)	$41,797	$(199)
Interest rate lock commitments	138,159	4,408	65,132	1,574	31,094	434

Total included in other assets	$424,692	$(1,095)	$129,003	$1,572	$72,891	$235

        Note 9, "Derivative Instruments", to our unaudited consolidated financial statements for the three and nine months ended September 30, 2013 and 2012 includes additional information about these derivative contracts.

        In connection with our mortgage banking loan sales, we make certain representations and warranties that the loans meet certain criteria, such as collateral type and underwriting standards. We may be required to repurchase individual loans and/or indemnify the purchaser against losses if the loan fails to meet established criteria. Our estimated liability recorded in connection with these representations and warranties was $6.3 million at September 30, 2013 and included $3.9 million for specific claims and $2.4 million for general allowances. The liability for specific claims includes liability for the estimated likelihood of payment of the claims while the general allowance is developed using a model to estimate the unknown liability including inputs such as the loans sold by year, the number and dollar amount of claims to date by year, the rate of claims being rescinded and the estimate of the amount of the loss as a percent of the loan balance. During the nine months ended September 30, 2013, we have paid $3.5 million in claims and have expensed $868 thousand to provide for a sufficient reserve in connection with these mortgage banking loan sales representations and warranties.

Contractual Obligations

        In the normal course of business, we have various outstanding contractual obligations that will require future cash outflows. The following table represents the largest contractual obligations as of September 30, 2013.

(Dollars in thousands)	Total	Less than 1 year	1 to 3 years	3 to 5 years	More than 5 years
Future minimum lease payments	$27,271	$4,317	$7,136	$6,082	$9,736
FHLB borrowings	281,219	120,897	66,472	62,850	31,000
Securities sold under agreements to repurchase	89,965	39,965	10,000	30,000	10,000
Subordinated notes related to trust preferred securities	15,000	—	—	—	15,000

Total	$413,455	$165,179	$83,608	$98,932	$65,736

Liquidity

        Liquidity management is the process by which we manage the flow of funds necessary to meet our financial commitments on a timely basis and at a reasonable cost and to take advantage of earnings enhancement opportunities. These financial commitments include withdrawals by depositors, credit commitments to borrowers, expenses of our operations, and capital expenditures. Liquidity is monitored and closely managed by our Asset and Liability Committee ("ALCO"), a group of senior officers from the finance, risk management, treasury, and lending areas. It is ALCO's responsibility to ensure we have the necessary level of funds available for normal operations as well as maintain a contingency funding policy to ensure that potential liquidity stress events are planned for, quickly identified, and management has plans in place to respond. ALCO has created policies which establish limits and require measurements to monitor liquidity trends, including modeling and management reporting that identifies the amounts and costs of all available funding sources. In addition, we have implemented modeling software that projects cash flows from the balance sheet under a broad range of potential scenarios, including severe changes in the interest rate environment.

        At September 30, 2013, we had liquidity on hand of $968.3 million, compared to $666.2 million at December 31, 2012. Liquid assets include cash and due from banks, federal funds sold, interest-bearing deposits with banks and unencumbered securities available-for-sale.

        We are a member of the FHLB of Indianapolis, Indiana, and the FHLB of Cincinnati, Ohio, which provide short- and long-term funding to its members through advances collateralized by real estate-related assets and other select collateral, most typically in the form of U.S. government issued debt securities. The actual borrowing capacity is contingent on the amount of collateral available to be pledged to the FHLB. As of September 30, 2013, we had $297.8 million of outstanding borrowings from the FHLB with remaining maturities ranging from the years 2013 to 2027. We also maintain relationships with correspondent banks which could provide funds on short notice, if needed. In addition, because Talmer Bank is "well capitalized," it can accept wholesale deposits up to approximately $677.2 million based on current policy limits. Management believes that we had adequate resources to fund all of our commitments as of September 30, 2013.

Quantitative and Qualitative Disclosures About Market Risk

        Market risk is the risk of loss arising from adverse changes in the fair value of financial instruments due to changes in interest rates. Interest-rate risk is the risk to earnings and equity value arising from changes in market interest rates and arises in the normal course of business to the extent that there is a divergence between the amount of our interest-earning assets and the amount of interest-bearing liabilities that are prepaid/withdrawn, re-price, or mature in specified periods. We seek to achieve consistent growth in net interest income and equity while managing volatility arising from shifts in market interest rates. ALCO oversees market risk management, monitoring risk measures, limits, and policy guidelines for managing the amount of interest-rate risk and its effect on net interest income and capital. Our Board of Directors approves policy limits with respect to interest rate risk.

Interest Rate Risk

        Interest rate risk management is an active process that encompasses monitoring loan and deposit flows complemented by investment and funding activities. Effective interest rate risk management begins with understanding the dynamic characteristics of assets and liabilities and determining the appropriate interest rate risk position given business activities, management objectives, market expectations and ALCO policy limits and guidelines.

        Interest rate risk can come in a variety of forms, including repricing risk, basis risk, yield curve risk and option risk. Repricing risk is the risk of adverse consequences from a change in interest rates that arises because of differences in the timing of when those interest rate changes impact our assets and liabilities. Basis risk is the risk of adverse consequence resulting from unequal change in the spread between two or more rates for different instruments with the same maturity. Yield curve risk is the risk of adverse consequence resulting from unequal changes in the spread between two or more rates for different maturities for the same or different instruments. Option risk in financial instruments arises from embedded options such as options provided to borrowers to make unscheduled loan prepayments, options provided to debt issuers to exercise call options prior to maturity, and depositor options to make withdrawals and early redemptions.

        We regularly review our exposure to changes in interest rates. Among the factors we consider are changes in the mix of interest-earning assets and interest-bearing liabilities, interest rate spreads and repricing periods. ALCO reviews, on at least a quarterly basis, our interest rate risk position.

        The interest-rate risk position is measured and monitored at each bank subsidiary using net interest income simulation models and economic value of equity sensitivity analysis that capture both short-term and long-term interest-rate risk exposure. In addition, periodic Earnings at Risk analyses incorporate the expected change in the value of loan servicing rights, the net interest income simulation results, and the gain on sale from mortgage originations over various interest rate scenarios.

        Net interest income simulation involves forecasting net interest income under a variety of interest rate scenarios including instantaneous shocks. Simulation results for September 30, 2013 reflect the addition of First Place Bank.

        The estimated impact on our net interest income as of September 30, 2013 and December 31, 2012, assuming immediate parallel moves in interest rates is presented in the table below.

Interest Income Shocks

	September 30, 2013		December 31, 2012
	Following 12 months	Following 24 months	Following 12 months	Following 24 months
+400 basis points	5.1%	9.5%	13.4%	20.3%
+300 basis points	3.6	7.1	10.0	15.3
+200 basis points	2.2	4.7	6.7	10.3
+100 basis points	1.0	2.4	3.5	5.3
-100 basis points	(3.9)	(4.8)	(3.4)	(4.6)
-200 basis points	(7.4)	(9.1)	(5.1)	(6.9)
-300 basis points	(9.3)	(11.3)	(6.6)	(9.0)
-400 basis points	(9.9)	(11.9)	(7.0)	(9.5)

        Modeling the sensitivity of net interest income and the economic value of equity to changes in market interest rates is highly dependent on numerous assumptions incorporated into the modeling process. The models used for these measurements rely on estimates of the potential impact that changes in interest rates may have on the value and prepayment speeds on all components of our loan portfolio, investment portfolio, loan servicing rights, any hedge or derivative instruments, as well as embedded options and cash flows of other assets and liabilities. Balance sheet growth assumptions are also included in the simulation modeling process. The model includes the effects of off-balance sheet instruments such as interest rate swap derivatives. Due to the current low interest rate environment, we assumed that market interest rates would not fall below 0% for the scenarios that used the down 100, 200, 300 and 400 basis point parallel shifts in market interest rates. The analysis provides a framework as to what our overall sensitivity position is as of our most recent reported position and the impact that potential changes in interest rates may have on net interest income and the economic value of our equity.

        Management strategies may impact future reporting periods, as our actual results may differ from simulated results due to the timing, magnitude, and frequency of interest rate changes, the difference between actual experience, and the characteristics assumed, as well as changes in market conditions. Market based prepayment speeds are factored into the analysis for loan and securities portfolios. Rate sensitivity for transactional deposit accounts is modeled based on both historical experience and external industry studies.

        We use economic value of equity sensitivity analysis to understand the impact of interest rate changes on long-term cash flows, income, and capital. Economic value of equity is based on discounting the cash flows for all balance sheet instruments under different interest rate scenarios. Deposit premiums are based on external industry studies and utilizing historical experience.

        The table below presents the change in our economic value of equity as of September 30, 2013 and December 31, 2012 assuming immediate parallel shifts in interest rates.

Economic Value of Equity Shocks

	September 30, 2013	December 31, 2012
+400 basis points	(26.3)%	(15.3)%
+300 basis points	(18.0)	(10.0)
+200 basis points	(11.0)	(6.2)
+100 basis points	(5.0)	(2.8)
-100 basis points	1.8	0.5
-200 basis points	4.0	2.5
-300 basis points	6.1	4.7
-400 basis points	6.4	5.4

Operational Risk

        Operational risk is the risk of loss due to human behavior, inadequate or failed internal systems and controls, and external influences such as market conditions, fraudulent activities, disasters, and security risks. We continuously strive to strengthen our system of internal controls, operating processes and employee awareness to assess the impact on earnings and capital and to improve the oversight of our operational risk.

Compliance Risk

        Compliance risk represents the risk of regulatory sanctions, reputational impact or financial loss resulting from our failure to comply with rules and regulations issued by the various banking agencies and standards of good banking practice. Activities which may expose us to compliance risk include, but are not limited to, those dealing with the prevention of money laundering, privacy and data protection, community reinvestment initiatives, fair lending challenges resulting from the expansion of our banking center network and employment and tax matters.

Strategic and/or Reputation Risk

        Strategic and/or reputation risk represents the risk of loss due to impairment of reputation, failure to fully develop and execute business plans, failure to assess current and new opportunities in business, markets and products, and any other event not identified in the defined risk types mentioned previously. Mitigation of the various risk elements that represent strategic and/or reputation risk is achieved through initiatives to help us better understand and report on various risks, including those related to the development of new products and business initiatives.

BUSINESS

Overview

        Talmer Bancorp, Inc. was incorporated under the laws of the State of Michigan in February 2003 and it became the bank holding company for Talmer Bank in 2007. Talmer Bank is a Michigan state-chartered bank that opened in August 2007 in Troy, Michigan. As more fully described below, between April 30, 2010 and December 31, 2013, we successfully completed five bank acquisitions totaling $5.0 billion in assets and $4.9 billion in liabilities. In addition, on January 1, 2014, we acquired Talmer West Bank, which consists of four former bank subsidiaries of Financial Commerce Corporation that had, in the aggregate, total assets of $947.4 million and total liabilities of $897.1 million at September 30, 2013. We now own three subsidiary banks, Talmer Bank, First Place Bank and Talmer West Bank and these banks principally operate through 94 full service branches in Michigan, Ohio, Wisconsin, Indiana, Illinois, Nevada and New Mexico and 13 lending offices located primarily in the Midwest.

        On April 30, 2010, we closed on a private placement of our common stock that raised $200.0 million from new investors. Also on April 30, 2010, Talmer Bank acquired certain of the assets and certain of the deposits of CF Bancorp, a Michigan chartered savings bank, from the FDIC, as receiver. Since then, Talmer Bank has completed three additional FDIC-assisted acquisitions of First Banking Center on November 19, 2010, People State Bank on February 11, 2011 and Community Central Bank on April 29, 2011.

        On February 21, 2012, we closed on a private placement of our common stock consisting of an initial drawdown by us of approximately $21.0 million and commitments from investors for up to approximately $153.0 million of event driven capital at $8.00 per share. On December 27, 2012, we closed on the remaining $153.0 million of capital commitments from our investors, which was used to fund the acquisition of all of the outstanding common stock of First Place Bank, which closed on January 1, 2013.

        As a result of our private placements and our acquisitions, we have transformed from a small community bank in Troy, Michigan to a much larger commercial bank. As of September 30, 2013, we had $2.9 billion in total loans. Of this amount, $1.9 billion, or 65.5%, consist of loans we acquired (all of which were adjusted to their estimated fair values at the time of acquisition), and $992.8 million, or 34.5%, consist of loans we originated. In each of our FDIC-assisted acquisitions, we entered into loss share agreements with the FDIC that cover certain of the acquired assets, including 100% of the acquired loans (other than consumer loans with respect to our acquisition of First Banking Center, Peoples State Bank and Community Central Bank) and other real estate. As of September 30, 2013, of our $2.9 billion of total loans, $558.5 million, or 19.4%, are covered by loss share agreements with the FDIC.

        As discussed below under "Recent Developments," on January 1, 2014, we acquired Michigan Commerce Bank, now Talmer West Bank, and certain other subsidiary banks owned by Financial Commerce Corporation that had, in the aggregate, total assets of $947.4 million and total deposits of $887.4 million at September 30, 2013. For the nine months ended September 30, 2013, the consolidated net income of the acquired subsidiaries was approximately $12.4 million, although approximately $12.2 million of revenue in this period resulted from a one-time release of the allowance for loan losses by Michigan Commerce Bank in the second quarter of 2013. At the time of our acquisition of Michigan Commerce Bank, Michigan Commerce Bank was subject to a Consent Order with its regulators, which remains in effect. In connection with the acquisition, Michigan Commerce Bank changed its name to Talmer West Bank. For a further discussion of the Consent Order, see "Talmer West Bank Consent Order with the FDIC and Michigan Department of Insurance and Financial Services" in "Supervision and Regulation." The acquisition expanded our geographic footprint into additional targeted Midwest markets, including Ann Arbor, Michigan, Western Michigan and Northern Indiana. Until the business combination accounting is substantially complete with respect to our acquisition of Talmer West Bank, which we anticipate will be in the first quarter of 2014, we will not know whether we will record a bargain purchase gain related to the acquisition. The acquisition of Talmer West Bank, exclusive of any potential bargain purchase gain resulting from the determination of the fair value of the assets and liabilities acquired, is not expected to significantly impact our financial results in 2014. Exclusive of any potential bargain purchase gain, during 2014, we expect Talmer West Bank's net income to be modest or slightly negative as its expected revenue, if any, will be offset by ongoing operating and integration-related expenses.

        We are now a full service community bank offering a full suite of commercial and retail banking, mortgage banking, wealth management and trust services to small and medium-sized businesses and individuals primarily within our Midwest markets in Southeastern Michigan, Western Michigan and in smaller communities in Northeastern Michigan, as well as Northeastern and Eastern Ohio, Northern Indiana, South Central and Southeastern Wisconsin and Chicago, Illinois. Our product line includes loans to small and medium-sized businesses, commercial real estate loans, farmland and agricultural production loans, residential mortgage loans, home equity loans, residential and commercial construction and development loans, capital markets loan products, consumer loans and a variety of commercial and consumer demand, savings and time deposit products. We also offer online banking and bill payment services, online cash management, safe deposit box rentals, debit card and ATM card services and the availability of a network of ATMs for our customers.

        As of September 30, 2013, our total assets were approximately $4.7 billion, our total loans were approximately $2.9 billion, our total deposits were approximately $3.7 billion and our total shareholders' equity was approximately $606.8 million. We are headquartered at 2301 West Big Beaver Rd., Suite 525, Troy, Michigan 48084.

Our History and Growth

  April 2010 Offering and Acquisition of CF Bancorp

        In the fall of 2009, we determined to embark on a capital raise process that would enable us to implement a new business plan to build a bank that aggregated multiple failed bank asset and liability pools to pursue significant income potential from the FDIC loss sharing and bid dynamics. On April 30, 2010, we closed on a private placement of our common stock that raised $200.0 million from new investors. Also on April 30, 2010, Talmer Bank acquired certain of the assets and assumed certain of the deposits of CF Bancorp, a Michigan chartered savings bank, from the FDIC, as receiver, under the terms of a purchase and assumption agreement between Talmer Bank and the FDIC dated April 30, 2010 (the "CF Bancorp Agreement"). With the acquisition of CF Bancorp, we acquired 22 branch locations in Eastern Michigan.

        Terms of the CF Bancorp Agreement.    Under the terms of the CF Bancorp Agreement, we assumed $1.2 billion of liabilities, including $1.2 billion of retail deposits with a 0.75% deposit premium paid. The liabilities assumed also included $6.8 million of other liabilities. We acquired approximately $941.3 million of the assets of CF Bancorp, including $825.4 million in loans and $10.3 million of other real estate before acquisition discounts of $340.4 million and $5.0 million, respectively. The assets acquired also included $105.6 million of cash and cash equivalents, securities and other assets, plus $408.0 million in cash received from the FDIC to balance the assets acquired and liabilities assumed.

        In connection with the acquisition, we conducted due diligence on CF Bancorp's loan portfolio to determine default frequency and loss severity factors for various asset classes and created financial models of the portfolio to determine expected losses. We then forecast volume, duration and pace of resolution of non-performing assets to determine estimated carrying costs and expenses to be reflected in the bid we submitted to the FDIC. We also estimated the cost of administering the portfolio and performed an analysis of the loan portfolio using pro forma financial information. Based on this due diligence, we submitted a negative bid to the FDIC to purchase the assets of CF Bancorp at a discount of $137.0 million. We expect the combination of the negative bid and the reimbursements under the loss share agreements (described below) to be adequate to absorb the probable losses and expenses relating to CF Bancorp's loan and other real estate portfolios, expected carrying costs for the non-performing assets and the costs to manage the portfolios. Our judgment as to the adequacy of our negative bid is based on a number of assumptions about future events that we believe to be reasonable but which may not prove to be accurate. The terms of the CF Bancorp Agreement provide for the FDIC to indemnify us against claims with respect to liabilities and assets of CF Bancorp that we did not assume and with respect to certain other claims made after the acquisition based on, among other things:

  •
  rights of shareholders of CF Bancorp or shareholders of any subsidiary or affiliate of CF Bancorp;

  •
  rights of creditors of CF Bancorp;

  •
  rights of any present or former director, officer, employee or agent of CF Bancorp or of any subsidiary or affiliate of CF Bancorp; and

  •
  any action or inaction of CF Bancorp, its directors, employees or agents, or any subsidiary or affiliate of CF Bancorp before the acquisition.

        Loss Share Arrangements.    In connection with the acquisition of CF Bancorp, we entered into two loss share agreements with the FDIC that collectively cover approximately $835.7 million of the acquired assets, including 100% of the acquired loans and other real estate. The first type of loss share agreement covers single-family residential mortgage loans (the "Single Family Loss Agreement") and the second type of loss share agreement covers construction, commercial real estate and commercial and industrial loans, other real estate owned and other commercial assets (the "Commercial Loss Agreement"). These loss share agreements with the FDIC afford Talmer Bank significant protection against future losses on the acquired loans and other real estate owned. For additional information on the specific terms and conditions regarding our management of covered assets under the loss share agreements, see "Loss Share Resolution" in "Business" below.

        Under the terms of the loss share agreements for CF Bancorp, the FDIC's obligation to reimburse us for losses with respect to covered assets begins with the first dollar of loss incurred. The FDIC agreed to assume 80% of losses and share 80% of loss recoveries on the acquired loans and other real estate owned. The loss share agreements cover losses on single-family residential mortgage loans for ten years and all other losses for five years (eight years for recoveries on non-residential loans). In addition to the $345.4 million of fair value discounts on loans and other real estate owned, we recorded a $240.4 million indemnification asset from the FDIC representing the estimated fair value of the loss share agreements.

  First Banking Center

        On November 19, 2010, we assumed the deposits and acquired certain assets and assumed certain liabilities of First Banking Center, Burlington, Wisconsin from the FDIC, as receiver, under the terms of a purchase and assumption agreement between Talmer Bank and the FDIC dated November 19, 2010, similar to the CF Bancorp Agreement. With the acquisition of First Banking Center, we acquired 17 branch locations located in the southern portion of Wisconsin.

        Under the purchase and assumption agreement for First Banking Center, we assumed approximately $474.6 million of deposits and acquired approximately $684.3 million of the assets of First Banking Center, including $475.7 million in loans and $18.3 million of other real estate before acquisition discounts of $108.7 million and $5.5 million, respectively. The assets acquired also included $190.4 million of cash and cash equivalents, securities and other assets. The acquisition also included a cash payment to the FDIC in the amount of $84.9 million.

        In connection with the acquisition, we conducted due diligence on First Banking Center's loan portfolio similar to the due diligence conducted in connection with the acquisition of CF Bancorp. Based on this due diligence, we submitted a negative bid of $46.3 million to the FDIC for the acquired assets of First Banking Center. We expect the combination of the negative bid and the reimbursements under the loss sharing agreements to be adequate to absorb the probable losses and expenses relating to First Banking Center's loan and other real estate portfolios, expected carrying costs for the non-performing assets and the costs to manage the portfolios. Our judgment as to the adequacy of our negative bid is based on a number of assumptions about future events that we believe to be reasonable but which may not prove to be accurate.

        Loss Share Arrangements.    In connection with the acquisition, we entered into two loss share agreements with the FDIC on approximately $486.8 million of First Banking Center's assets, including 100% of the acquired loans (other than consumer loans) and other real estate, similar to the loss share agreements described above for CF Bancorp. Under the terms of the First Banking Center loss share agreement for single-family residential mortgage loans, the FDIC agreed to assume 80% of losses and share 80% of loss recoveries on the first $26.8 million of losses, to assume 30% of losses and share 30% of loss recoveries on losses exceeding $26.8 million and up to $34.9 million, and to assume 80% of losses and share 80% of loss recoveries on losses exceeding $34.9 million. Under the terms of the First Banking Center loss share agreement for construction, commercial real estate and commercial and industrial loans and other real estate, the FDIC agreed to assume 80% of losses and share 80% of loss recoveries on the first $83.5 million of losses, to assume 0% of losses and share 0% of loss recoveries on losses exceeding $83.5 million and up to $126.7 million, and to assume 80% of losses and share 80% of loss recoveries on losses exceeding $126.7 million. At September 30, 2013, management estimates that substantially all losses under both loss share agreements will be covered at an 80% rate. In addition to the $114.2 million of fair value discounts on loans and other real estate owned, we recorded a $66.2 million indemnification asset from the FDIC representing the estimated fair value of the loss share agreements.

  Peoples State Bank

        On February 11, 2011, we assumed the deposits and acquired certain assets and assumed certain liabilities of Peoples State Bank, Hamtramck, Michigan, from the FDIC, as receiver, under the terms of a purchase and assumption agreement between Talmer Bank and the FDIC dated February 11, 2011, similar to the CF Bancorp Agreement. With the acquisition of Peoples State Bank, we acquired 10 branch locations located in Southeast Michigan.

        Under the purchase and assumption agreement for Peoples State Bank, we assumed approximately $385.5 million of deposits and acquired approximately $390.4 million of the assets of Peoples State Bank, including $321.2 million in loans and $8.8 million of other real estate, before acquisition discounts of $113.0 million and $3.1 million, respectively. The assets acquired also included $60.4 million of cash and cash equivalents, securities and other assets, plus $41.3 million in cash received from the FDIC to balance the assets acquired and liabilities assumed.

        In connection with the acquisition, we conducted due diligence on Peoples State Bank's loan portfolio similar to the due diligence conducted in connection with the acquisition of CF Bancorp. Based on this due diligence, we submitted a negative bid of $45.5 million to the FDIC for the acquired assets of Peoples State Bank. We expect the combination of the negative bid and the reimbursements under the loss sharing agreements to be adequate to absorb the probable losses and expenses relating to Peoples State Bank's loan and other real estate portfolios, expected carrying costs for the non-performing assets and the costs to manage the portfolios. Our judgment as to the adequacy of our negative bid is based on a number of assumptions about future events that we believe to be reasonable but which may not prove to be accurate.

        Loss Share Arrangements.    In connection with the acquisition, we entered into two loss share agreements with the FDIC on approximately $325.2 million of Peoples State Bank's assets, including 100% of the acquired loans (other than consumer loans) and other real estate, similar to the loss share agreements described above for CF Bancorp. Under the terms of the loss share agreements for Peoples State Bank, the FDIC agreed to assume 80% of losses and share 80% of loss recoveries on the acquired loans and other real estate owned. In addition to the $116.1 million of fair value discounts on loans and other real estate owned, we recorded an $82.3 million indemnification asset from the FDIC representing the estimated fair value of the loss share agreements.

  Community Central Bank

        On April 29, 2011, we assumed the deposits and acquired certain assets and assumed certain liabilities of Community Central Bank, Mount Clemens, Michigan, from the FDIC, as receiver, under the terms of a purchase and assumption agreement between Talmer Bank and the FDIC dated April 29, 2011, similar to the CF Bancorp Agreement. With the acquisition of Community Central Bank, we acquired four branch locations located in Southeast Michigan.

        Under the purchase and assumption agreement for Community Central Bank, we assumed approximately $302.3 million of deposits and acquired approximately $402.1 million of the assets of Community Central Bank, including $329.8 million in loans and $18.8 million of other real estate, before acquisition discounts of $133.4 million and $7.6 million, respectively. The assets acquired also included $53.5 million of cash and cash equivalents, federal funds sold, securities and other assets, plus $26.9 million in cash received from the FDIC to balance the assets acquired and liabilities assumed.

        In connection with the acquisition, we conducted due diligence on Community Central Bank's loan portfolio similar to the due diligence conducted in connection with the acquisition of CF Bancorp. Based on this due diligence, we submitted a negative bid of $62.8 million to the FDIC for the acquired assets of Community Central Bank. We expect the combination of the negative bid and the reimbursements under the loss sharing agreements to be adequate to absorb the probable losses and expenses relating to Community Central Bank's loan and other real estate portfolios, expected carrying costs for the non-performing assets and the costs to manage the portfolios. Our judgment as to the adequacy of our negative bid is based on a number of assumptions about future events that we believe to be reasonable but which may not prove to be accurate.

        Loss Share Arrangements.    In connection with the acquisition, we entered into two loss share agreements with the FDIC on approximately $341.7 million of Community Central Bank's assets, including 100% of the acquired loans (other than consumer loans) and other real estate, similar to the loss share agreements described above for CF Bancorp. Under the terms of the loss share agreements for Community Central Bank, the FDIC agreed to assume 80% of losses and share 80% of loss recoveries on the acquired loans and other real estate owned. In addition to the $141.0 million of fair value discounts on loans and other real estate owned, we recorded a $100.0 million indemnification asset from the FDIC representing the estimated fair value of the loss share agreements.

  Lake Shore Wisconsin Corporation

        On December 15, 2011, we closed on the acquisition of Lake Shore Wisconsin Corporation, which divested its subsidiary, Hiawatha National Bank, to its shareholders prior to closing. Lake Shore Wisconsin Corporation's remaining assets consisted of approximately $32.4 million in cash and cash equivalents, which we acquired in the transaction. We issued 4.2 million shares of our common stock at $6.24 per share in the transaction.

  2012 Private Placement and Acquisition of First Place Bank

        On February 21, 2012, we closed on a private placement of our common stock consisting of an initial drawdown by us of approximately $21.0 million and commitments from investors for up to approximately $153.0 million of event driven capital at $8.00 per share to support growth strategies. On December 27, 2012, we closed on the remaining $153.0 million of capital commitments from our investors, which was used to fund the acquisition of First Place Bank.

        On January 1, 2013, we purchased substantially all of the assets of First Place Financial Corp., including all of the issued and outstanding shares of common stock of First Place Bank, in a transaction facilitated under Section 363 of the U.S. Bankruptcy Code, for cash consideration of $45 million. With the acquisition of First Place Bank, we acquired 43 branch locations and 18 lending offices located primarily in the Midwest, and one wholesale residential mortgage lending office located in Florida.

        Under the asset purchase agreement, we assumed $60.0 million in subordinated notes issued to First Place Capital Trust, First Place Capital Trust II and First Place Capital Trust III, of which $45.0 million was immediately retired. Following the acquisition, we contributed $179.0 million of additional capital to First Place Bank in order to recapitalize the bank, with commitments from us to contribute additional capital if needed. We acquired approximately $2.1 billion in deposits and $2.6 billion in assets in our acquisition of First Place Bank, which included $1.5 billion in loans and $18.4 million of other real estate, after acquisition discounts of $124.7million and $3.7 million, respectively. The acquisition of First Place Bank resulted in a bargain purchase gain of $71.7 million recorded in the quarter ended March 31, 2013.

        In connection with the acquisition, we conducted due diligence on First Place Bank's loan portfolio and other asset-related files, including a review of approximately 70% of the principal balance of the commercial loan portfolio and approximately 30% of the principal balance of the largely homogenous residential loan portfolio. On an overall basis, we conducted due diligence on approximately 50% of the total loan by dollar amount, inclusive of approximately 70% of the criticized loan balances. Based on this review and the extrapolation of trends across the remainder of the portfolio, we developed credit marks on First Place Bank's loan assets. In addition, given First Place Bank's historical activities selling to GSEs in the mortgage markets, we engaged a third party consultant to assist in the review and risk assessment of First Place Bank's GSE mortgage activities.

        Prior to our acquisition of First Place Bank and in the years preceding First Place Financial Corp.'s voluntary bankruptcy petition under Chapter 11 of the U.S. Bankruptcy Code filed on October 29, 2012, First Place Financial Corp. experienced a number of problems, particularly with respect to its internal controls and financial reporting. In December 2010, First Place Financial Corp. determined that its previously issued audited financial statements for the fiscal year ended 2010, and its report on internal controls as of the year ended 2010, could not be relied upon. In 2011, First Place Financial Corp. further determined that its audited financial statements for the fiscal years ended 2008 and 2009, and its reports on internal controls as of the years ended 2008 and 2009, also could not be relied upon. In addition, First Place Financial Corp. failed to file any annual or quarterly financial reports as required with the SEC since failing to file its Quarterly Report on Form 10-Q for the period ended September 30, 2010.

        On July 13, 2011, First Place Bank consented to the Cease and Desist Order, which replaced the separate supervisory agreement entered into with the Office of Thrift Supervision on March 1, 2011. The Cease and Desist Order remains in effect following our acquisition of First Place Bank on January 1, 2013. Under the terms of the Cease and Desist Order, First Place Bank is required to take certain actions, including, among other things: implementing a capital and business plan; achieving and maintaining specified capital ratios; strengthening weaknesses in management; reducing problem assets; strengthening the bank's credit administration policies, practices and procedures; revising the allowance for loan and lease losses policy; implementing a loan modification policy; revising the bank's internal asset review and classification program; revising the bank's policies governing interest rate risk management, liquidity and funds management; and adopting a contingency funding plan.

        The Cease and Desist Order also prohibits First Place Bank, without prior regulatory approval, from:

  •
  paying dividends or making other capital contributions;

  •
  increasing total assets during any quarter in excess of an amount equal to net interest credited on deposit liabilities during the prior quarter;

  •
  accepting, renewing or rolling over any brokered deposits;

  •
  retaining new directors or senior executive officers;

  •
  making certain termination payments to departing employees;

  •
  entering into, extending or amending any contractual arrangements relating to compensation or benefits of any senior executive officer or director; and

  •
  entering into any significant contract or arrangement with a third party service provider.

In addition, as a result of the Cease and Desist Order, First Place Bank and the Company are currently prohibited from making golden parachute payments, unless such payments comply with FDIC regulations.

        Effective July 21, 2011, the regulatory functions and rulemaking authority of the Office of Thrift Supervision with regard to federally chartered savings associations, including First Place Bank, were transferred to the OCC. Accordingly, the OCC became the primary regulator of First Place Bank and is vested with the authority to enforce the Cease and Desist Order. The Cease and Desist Order will remain in effect until terminated, modified or suspended in writing by the OCC. For a further discussion of the Cease and Desist Order, see "First Place Bank Cease and Desist Order with the OCC" in "Supervision and Regulation," and "Risk Factors—First Place Bank is subject to a Cease and Desist Order issued by its regulator on July 13, 2011, that requires it to take specified actions, and the Cease and Desist Order remains in effect following the consummation of our acquisition of First Place Bank on January 1, 2013." First Place Bank has implemented a comprehensive corrective action strategy to resolve the matters addressed in the Cease and Desist Order. First Place Bank is currently in compliance with the Cease and Desist Order, and on January 28, 2014, the FDIC approved the consolidation of First Place Bank with and into Talmer Bank. We expect the consolidation to occur on or about February 10, 2014. At the effective time of the consolidation, First Place Bank will be merged with Talmer Bank and the Cease and Desist Order will have no further force or effect.

Recent Developments

        Acquisition of Talmer West Bank (formerly Michigan Commerce Bank).    On January 1, 2014, we purchased Financial Commerce Corporation's wholly-owned subsidiary banks and certain other bank-related assets from Financial Commerce Corporation and its parent holding company, Capitol Bancorp Ltd. in a transaction facilitated under Section 363 of the U.S. Bankruptcy Code. The purchase price consisted of cash consideration of $4.0 million and a separate $2.5 million payment to fund an escrow account to pay the post-petition administrative fees and expenses of the professionals in the bankruptcy cases of Financial Commerce Corporation and Capitol Bancorp Ltd., each of which filed voluntary bankruptcy petitions under Chapter 11 of the U.S. Bankruptcy Code on August 9, 2012, with any unused escrowed funds to be refunded to us.

        The banks we acquired from Financial Commerce Corporation were:

  •
  Michigan Commerce Bank, a Michigan state-chartered bank with ten branches located throughout Michigan;

  •
  Indiana Community Bank, an Indiana state-chartered bank with two branches located in northern Indiana;

  •
  Bank of Las Vegas, a Nevada state-chartered bank with four branches located in the metropolitan Las Vegas area; and

  •
  Sunrise Bank of Albuquerque, a New Mexico state-chartered bank with one location in Albuquerque.

        Immediately prior to our consummation of the acquisition, Capitol Bancorp Ltd. merged Indiana Community Bank, Bank of Las Vegas and Sunrise Bank of Albuquerque with and into Michigan Commerce Bank, with Michigan Commerce Bank as the surviving bank in the merger. Simultaneously with the merger, Michigan Commerce Bank changed its name to Talmer West Bank. In connection with the acquisition, we contributed approximately $79.5 million of additional capital to Talmer West Bank in order to recapitalize the bank. In order to support the acquisition and recapitalization of Talmer West Bank, Talmer Bancorp, Inc. borrowed $35.0 million under a senior unsecured line of credit and received $33.0 million in dividend capital from Talmer Bank. References in this prospectus to Talmer West Bank refer to Talmer West Bank as the surviving bank in the merger of Indiana Community Bank, Bank of Las Vegas and Sunrise Bank of Albuquerque with and into Michigan Commerce Bank.

        As of September 30, 2013, on a combined basis, Michigan Commerce Bank, Indiana Community Bank, Bank of Las Vegas and Sunrise Bank of Albuquerque had total assets of $947.4 million and total deposits of $887.4 million. Although we acquired five branches in Nevada and New Mexico that are outside of our target markets, 12 of the branches we acquired, or 70% of the total number of branches acquired in the acquisition, fit squarely within our target market areas. We will evaluate our long-term strategy with respect to the branches acquired in Nevada and New Mexico in light of our Midwest regional bank focus.

        On April 5, 2010, Michigan Commerce Bank consented to the issuance of the Consent Order by the FDIC and the Michigan Department of Insurance and Financial Services, which remains in effect following our acquisition. Under the terms of the Consent Order, Talmer West Bank, as the surviving bank in the merger, is required to take certain actions, including, among other things: assessing and retaining qualified management; achieving and maintaining specified capital ratios; reducing certain classified assets, including the charge-off of loans classified "loss;" reviewing the allowance for loan and lease losses policy; implementing a comprehensive profit plan and budget; implementing a plan to manage concentrations of credit; and revising the bank's policies governing interest rate risk.

        The Consent Order also prohibits Talmer West Bank, without prior regulatory approval, from:

  •
  paying dividends;

  •
  retaining new directors or senior executive officers; and

  •
  entering into any material transaction, including, but not limited to, any investment, expansion, sale of assets or acquisition.

For a further discussion of the Consent Order, see "Risk Factors—Michigan Commerce Bank was subject to a Consent Order issued by its regulators on April 5, 2010 that requires it to take specified actions, and the Consent Order remains in effect following the consummation of our acquisition of Michigan Commerce Bank, now Talmer West Bank, on January 1, 2014." We plan to maintain Talmer West Bank as a separate subsidiary of Talmer Bancorp, Inc. for at least one year. Once the Consent Order is lifted, we plan to consolidate Talmer West Bank with Talmer Bank.

        In this prospectus, we refer to our six completed acquisitions collectively as the "acquisitions" and refer to CF Bancorp, First Banking Center, Peoples State Bank, Community Central Bank, First Place Bank and Talmer West Bank collectively as the "Acquired Banks." In addition, we refer to loans subject to loss share agreements with the FDIC as "covered loans" and loans that are not subject to loss share agreements with the FDIC as "uncovered loans." All of the loans and other real estate covered under the loss share agreements with the FDIC are referred to as "covered assets." We refer to our loans acquired in our acquisitions as "acquired loans," regardless of whether they are covered under loss share agreements with the FDIC.

Our Market Area

        We are a regional banking franchise concentrated in Michigan and Ohio, and we operate in multiple additional markets located primarily in the Midwest. At December 31, 2013, our Michigan market included our headquarters in north suburban Troy, Michigan with 36 additional branches in Oakland, St. Clair, Wayne, Genesee, Macomb, Lapeer, Sanilac, and Huron counties. At December 31, 2013, our Ohio market included 28 branches in Mahoning, Trumbull, Lorain, Cuyahoga, Portage and Franklin counties. At December 31, 2013, our Wisconsin market included 11 branches in Walworth, Racine, Green, Kenosha and Lafayette counties. At December 31, 2013, our Illinois market included one branch in Chicago.

        On January 1, 2014, we acquired Talmer West Bank, which expanded our presence into new metropolitan statistical areas in Michigan, Indiana, Nevada and New Mexico, resulting in the addition of ten branches in Michigan in Kalamazoo, Livingston, Washtenaw, Muskegon and Kent counties, two branches in Elkhart County, Indiana, four branches in Clark County, Nevada and one branch in Albuquerque, New Mexico.

        The following table shows key deposit and demographic information about our Midwest market areas and our presence in these markets as of September 30, 2013, and has not been adjusted to reflect our acquisition of Talmer West Bank on January 1, 2014.

(Dollars in thousands, except for Household Income, which is in actual dollars)
Talmer Bancorp, Inc.				Total Market Area
Metropolitan Statistical Area	9/30/2013 Number of Branches	9/30/2013 Deposits	Deposit Market Share(1)	Total Deposits in Market Area(2)	2012 Population(3)	2012 - 2017 Projected Population Growth(3)	2012 Median Household Income(3)	2012 - 2017 Projected Growth in Household Income(3)	Unemployment Rate(4)
Michigan
Detroit-Warren-Livonia	31	$1,702,563	1.73%	$99,481,537	4,272,744	(1.43)%	$49,579	12.79%	9.8%
Flint, MI	5	174,026	4.95	3,596,721	421,517	(3.06)	40,899	19.25	9.7
Ohio
Youngstown-Warren-Boardman	18	922,313	11.18	9,071,979	566,269	(1.79)	39,004	18.61	7.9
Cleveland-Elyria-Mentor	8	243,384	0.54	52,153,410	2,083,928	(0.60)	45,618	16.71	7.0
Akron, OH	3	113,015	0.62	12,181,890	704,827	(0.29)	45,442	16.61	6.7
Columbus, OH	1	12,630	0.03	46,244,391	1,862,673	4.28	50,573	12.16	6.0
Wisconsin
Racine, WI	3	152,351	5.82	2,905,396	195,826	0.75	50,805	17.74	7.9
Whitewater, WI	4	106,367	6.75	1,596,624	102,884	1.93	51,243	10.99	N/A
Chicago-Joliet-Naperville, IL-IN-WI	3	65,484	0.02	327,666,515	9,543,629	1.47	56,994	19.71	9.1
Monroe, WI	2	28,337	3.35	842,082	37,232	2.19	51,163	10.97	N/A
MSA Totals				555,740,545	19,791,529
Weighted Average: MSA						(1.22)	46,080	15.39
Branches not in any MSA totals*	6	142,205			19,885,043
Weighted Average: Branches not in any MSA						(1.26)	45,775	15.25

(1)
The total market share % data displayed is as of June 30, 2013. Source: SNL Financial

(2)
Deposit data is for banks and thrifts only as of June 30, 2013 and does not include credit unions. Source: SNL Financial

(3)
Source: ESRI, as provided by SNL Financial. Demographic data is provided by ESRI based primarily on U.S. Census data. For non-census year data, ESRI uses samples and projections to estimate the demographic data.

(4)
Source: U.S. Department of Labor. Unemployment rate is as of August 2013.

N/A—not available

*
Sanilac (MI), Huron (MI), and Lafayette (WI) counties

        At September 30, 2013, approximately 48.1% of our loans were to borrowers located in Michigan, 31.0% were to borrowers located in Ohio, 8.1% were to borrowers located in Wisconsin, 5.8% were to borrowers located in Illinois and 4.4% were to borrowers located in Indiana. Our largest geographic concentration of loans is in the Detroit-Warren-Livonia metropolitan statistical area (MSA), which includes borrowers located in Wayne, Oakland, Macomb, Livingston, St. Clair and Lapeer counties in the state of Michigan. Loans to borrowers in the Detroit-Warren-Livonia MSA totaled $1.2 billion, or 40.9% of total loans, at September 30, 2013, of which $371.5 million, or 31.5%, were covered by loss share agreements with the FDIC. Of the loans to borrowers in the Detroit-Warren-Livonia MSA that were not covered by loss share agreements with the FDIC, $284.3 million were commercial real estate loans, $273.5 million were residential real estate loans and $213.4 million were commercial and industrial loans.

        On January 1, 2014, we acquired Talmer West Bank, which consists of four former bank subsidiaries of Financial Commerce Corporation that had, in the aggregate, total deposits of approximately $887.0 million at September 30, 2013, before acquisition accounting adjustments. Adding these $887.0 million in deposits to our deposits as of September 30, 2013, expands our presence into new metropolitan statistical areas in Michigan, Indiana, Nevada and New Mexico, including:

  •
  Ann, Arbor, Michigan (resulting in a deposit market share of 2.99% at June 30, 2013);

  •
  Holland-Grand Haven, Michigan (resulting in a deposit market share of 3.04% at June 30, 2013);

  •
  Elkhart-Goshen, Indiana (resulting in a deposit market share of 3.79% at June 30, 2013); and

  •
  Kalamazoo-Portage, Michigan (resulting in a deposit market share of 2.42% at June 30, 2013).

Our Business Strategy

        We seek to become a leading Midwest regional bank holding company by integrating and growing our existing operations. We plan to achieve this through organic growth and the acquisition of additional banking franchises, including underperforming and undercapitalized banks and other complementary assets. We believe that dislocations in the U.S. banking industry have created an opportunity for us to create a leading Midwest regional bank that will be able to realize greater economies of scale compared to smaller community banks while still providing more personalized, local service than large-sized banks. We focus on building strong banking relationships with small- and mid-sized businesses and consumers, while attempting to maintain a low risk profile with a goal of generating reliable income streams and attractive risk-adjusted returns. The key components of our strategic plan are:

  •
  Disciplined acquisitions.  We seek to carefully select banking acquisition opportunities that we believe have strong core deposit bases and significant local market share, while structuring the transactions to mitigate risk and maximize operating efficiencies. Further, we seek acquisitions in markets that we believe have the potential to offer substantial benefits through reliable income streams (after acquired loans are adjusted to their estimated fair value at acquisition), potential add-on transactions and long-term organic growth opportunities. Our future acquisitions may also include distressed bank acquisitions where our operations, underwriting and servicing capabilities and/or management experience give us an advantage in evaluating and resolving the assets. We are currently targeting the Midwest markets primarily in our concentrated markets of Michigan and Ohio, as well as other markets in Wisconsin, Illinois and Indiana. We believe that we utilize a comprehensive, conservative due diligence process that is strongly focused on loan credit quality, stable deposits and earnings potential. In accordance with this approach, we recently acquired 100% of the capital stock of Talmer West Bank and certain other bank related assets in a transaction facilitated under Section 363 of the U.S. Bankruptcy Code. See "Recent Developments" in "Business."

  •
  Focus on client-centered, relationship-driven banking strategy.  In addition to our focus on acquisitions, we remain focused on originating high-quality loans and low-cost customer deposits. We continue to add commercial and consumer bankers to execute on a client-centered, relationship-driven banking model. Our consumer bankers focus on knowing their clients in order to best meet their financial needs, offering a full complement of loan, deposit and on-line banking solutions. Our commercial bankers focus on small-and mid-sized businesses with an advisory approach that emphasizes understanding the client's business and offering a complete array of loan, deposit and treasury management products and services.

  •
  Expansion through organic growth and enhanced product offerings.  We seek to grow our loan portfolio by focusing on mid-sized commercial businesses and offering an enhanced full suite of products targeted to our commercial clients. We have hired experienced loan officers with local market knowledge and existing client relationships who are focused on providing personalized customer service and building our mid-sized commercial loan portfolio. We believe our focus will reposition the mix of our loan portfolio and expand our revenue base. We will also continue to seek prudent opportunities for growth in the retail and mortgage banking markets, which may come from expanded and competitively priced product offerings and increased retail market presence.

  •
  Focus on Operating Efficiencies.  We seek to realize operating efficiencies from our recently completed acquisitions by utilizing technology to streamline our operations. We continue to centralize the back-office functions of our acquired banks, as well as realize cost savings through the use of third party vendors and technology, in order to take advantage of economies of scale as we continue to grow. We intend to focus on initiatives that we believe will provide opportunities to enhance earnings, including the continued rationalization of our retail banking footprint through the evaluation of possible branch consolidations or opportunities to sell branches.

        We believe our strategy—growth through selective acquisitions in our target markets and organic growth through the retention, expansion and development of client-centered relationships—provides flexibility regardless of economic conditions. We believe that our established platform for assessing, executing and integrating target institutions allows us to capitalize on acquisition opportunities created in a prolonged economic downturn environment, while the combination of franchise scale in our targeted markets and our relationship-centered banking focus creates opportunities in an improving economic environment.

Our Competitive Strengths

  •
  Growth in tangible book value per share.  We have created value through core retained earnings evidenced through growth in tangible book value per share. Since mid-2010, our tangible book value per share has had a 16.8% compound annual growth rate. Excluding bargain purchase gains, our tangible book value per share has had an 8.5% compound annual growth rate. The growth rate excluding bargain purchase gains does not include any adjustments for the substantial expenses we have incurred to complete each acquisition including conversion fees, due diligence fees, professional service fees and salary expense for personnel dedicated to corporate development, loss share management and integration.

(1)
"Tangible book value per share" is a non-GAAP financial measure. See "GAAP Reconciliation and Management Explanation of Non-GAAP Financial Measures" in "Summary Historical Consolidated Financial Data."

(2)
The calculation of tangible book value per share (actual) includes pre-tax bargain purchase gains of $53.8 million for the year ended December 31, 2010, $39.4 million for the year ended December 31, 2011 and $71.7 million for the three months ended March 31, 2013.
  •
  Experienced and Respected Management Team.  Our management team is led by Mr. Provost, who has 37 years of banking experience and is the former Chairman and Chief Executive Officer of The PrivateBank—Michigan. Mr. Provost leads a respected executive team of bankers with extensive experience overseeing commercial and retail banking, mergers and acquisitions, systems integrations, technology, operations, credit and regulatory compliance matters. Dennis Klaeser, our Chief Financial Officer, has managed more than 40 merger and acquisition and capital transactions for financial institutions primarily located in the Midwest. Our Chairman, Gary Torgow, as the founder and former Chairman of Sterling Group, a Michigan-based real estate development, investment and management company has acquired, developed and operated a number of landmark properties and businesses in Southeast Michigan. Gary Collins, a Vice Chairman of the Company and Talmer Bank and Chief Executive Officer of Talmer West Bank, brings over 30 years of banking experience in the Chicago and Midwest markets and Thomas C. Shafer, also a Vice Chairman and an Executive Managing Director of the Company and Chief Executive Officer of First Place Bank, has 31 years of banking experience, most recently with Citizens Republic Bancorp, where he was materially involved in the due diligence, purchase and integration of ten Midwest financial institutions. Over the past three years, we believe our management team has demonstrated their ability to effectively identify, analyze, acquire and integrate acquired financial institutions. Since April 2010, we have acquired six such institutions, four of which have been successfully integrated into our franchise. We completed the core technology integration of First Place Bank in the third quarter of 2013. Many members of our executive management team are from our Midwest market areas and have an extensive network of contacts with banking executives, existing and potential customers, and business and civic leaders throughout the region. We believe our executive management team's reputation and track record give us an advantage in negotiating acquisitions and hiring and retaining experienced bankers.

  •
  Skilled and Disciplined Acquirer.  We believe our discipline and selectivity in identifying target franchises, along with our successful history of working with acquired financial institutions, provide us a substantial advantage in pursuing and consummating future acquisitions. We executed four FDIC-assisted acquisitions and integrated those investments into a common core processing platform in under two years. In January 2013, we acquired First Place Bank in a transaction implemented under Section 363 of the U.S. Bankruptcy Code, and we expect to complete the integration of First Place Bank into our franchise on or about February 10, 2014. In January 2014, we acquired Talmer West Bank in a transaction implemented under Section 363 of the U.S. Bankruptcy Code, and we expect to complete the integration of Talmer West Bank into our franchise in the first half of 2015. We believe our track record of completing and successfully integrating transactions quickly has helped us negotiate transactions on more economically favorable terms. Additionally, we believe our strengths in structuring transactions to attempt to limit our risk, our experience in the financial reporting and regulatory process related to bank acquisitions, and our ongoing risk management process and experience, particularly in problem loan workouts, collectively enable us to capitalize on the potential of the franchises we acquire.

Competition

        The banking business is highly competitive, and we experience competition in our market areas from many other financial institutions. Competition among financial institutions is based on interest rates offered on deposit accounts, interest rates charged on loans, other credit and service charges relating to loans, the quality and scope of the services rendered, the convenience of banking facilities, and, in the case of loans to commercial borrowers, relative lending limits. We compete with commercial banks, credit unions, savings institutions, mortgage banking firms, consumer finance companies, securities brokerage firms, insurance companies, money market funds and other mutual funds, as well as super-regional, national and international financial institutions that operate offices in our market areas and elsewhere.

        We compete with these institutions both in attracting deposits and in making loans. In addition, we have to attract our customer base from other existing financial institutions and from new residents. Many of our competitors are well-established, larger financial institutions, which have greater financial resources, access to more capital and higher lending capacity than we do. In addition, many of our non-bank competitors are not subject to the same extensive federal regulations that govern bank holding companies and federally insured banks. Without adjusting for our acquisition of Talmer West Bank, our largest deposit market areas included the Detroit-Warren-Livonia Metropolitan Statistical Area (MSA), Youngstown-Warren-Boardman MSA, Cleveland-Elyria-Mentor MSA, Flint, MI MSA and Racine, WI MSA, of which we held 1.73%, 11.18%, 0.54%, 4.95% and 5.82%, respectively, of the deposit market share as of June 30, 2013. The acquisition of Talmer West Bank, which had $887 million in deposits at September 30, 2013, before acquisition accounting adjustments, expanded our presence into new metropolitan statistical areas in Michigan, Indiana, Nevada and New Mexico, including:

  •
  Ann, Arbor, Michigan (resulting in a deposit market share of 2.99% at June 30, 2013);

  •
  Holland-Grand Haven, Michigan (resulting in a deposit market share of 3.04% at June 30, 2013);

  •
  Elkhart-Goshen, Indiana (resulting in a deposit market share of 3.79% at June 30, 2013); and

  •
  Kalamazoo-Portage, Michigan (resulting in a deposit market share of 2.42% at June 30, 2013).

See "Market Areas" in "Business."

 Loss Share Resolution

        As described above, we have completed four FDIC-assisted acquisitions that significantly grew our asset and liability base. As of September 30, 2013, 19.4% of our loans were covered by loss share agreements with the FDIC. Because of the loss protection provided by the FDIC, the risks associated with the loans and foreclosed real estate we acquired in our FDIC-assisted acquisitions are significantly different from the risks associated with our loans and foreclosed real estate that are not covered under FDIC loss share agreements. As of September 30, 2013, our covered loans totaled $558.5 million and our uncovered loans totaled $2.3 billion.

        Both the Commercial Loss Agreement and the Single Family Loss Agreement for each of our acquisitions contain specific terms and conditions regarding the management of the covered assets that we must follow to receive reimbursement on losses from the FDIC. In general, under the loss share agreements, we must:

  •
  manage and administer covered loans and other assets and collect and effect charge-offs and recoveries in a manner consistent with our usual and prudent business and banking practices and, with respect to single family shared-loss loans, customary servicing procedures;

  •
  exercise our best judgment in managing, administering and collecting amounts on covered loans and other assets and effecting charge-offs with respect to covered loans and other assets;

  •
  use commercially reasonable efforts to maximize recoveries with respect to losses on single family shared-loss loans and use our best efforts to maximize collections with respect to shared-loss assets under the Commercial Loss Agreement;

  •
  retain sufficient staff to perform the duties under the loss share agreements;

  •
  adopt and implement accounting, reporting, record-keeping and similar systems with respect to the Commercial Loss Agreement;

  •
  comply with the terms of the modification guidelines approved by the FDIC or another federal agency for any single-family shared-loss loan; and

  •
  file quarterly certificates with the FDIC specifying the amount of losses, charge-offs and recoveries.

        In addition, under the Commercial Loss Agreement, coverage will be lost on a covered loan if we make certain advances, amendments, modifications, renewals or extensions that are not permitted under the agreement. For instance, coverage will be lost if we make any additional advance or commitment on a covered loan unless:

  •
  the advance or commitment is made within one year of the acquisition date;

  •
  total advances are less than 10% of the loan's book value; and

  •
  such advances are made in good faith and supported by documentation in the credit files and in accordance with our credit policy guidelines.

        Covered loans also cannot be amended, modified, renewed or extended, or any term, right or remedy thereunder waived, unless made in good faith and otherwise in accordance with our credit policy guidelines, provided that no such amendment, modification, renewal, extension or waiver can:

  •
  extend the term of the loan beyond the end of the final quarter in which the agreement terminates (or beyond the term of the loan as currently in effect);

  •
  increase the amount of principal under a term loan (unless such increase is a permitted advance described above); or

  •
  increase the maximum amount of principal authorized under a revolving line of credit.

        Under both the Single Family Loss Agreement and Commercial Loss Agreement, the FDIC is not required to make any payments with respect to any charge-off or loss event that it determines we should not have effected. For instance, under the Single Family Loss Agreement, the FDIC can deny coverage if it finds we failed to undertake reasonable and customary loss mitigation efforts in accordance with the applicable modification guidelines or failed to follow customary servicing procedures. Under both loss share agreements, the FDIC must provide Talmer Bank with notice and an opportunity to cure any such deficiency. Any unresolved disputes with the FDIC regarding losses or payments will be subject to binding arbitration.

        To ensure compliance with the terms and conditions of the loss share agreements, we use several departments to monitor, manage and administer the different aspects of the loss share agreements. We have two Special Assets Groups, each with a Special Asset Manager located in Troy, Michigan and Lake Geneva, Wisconsin. These groups are part of our commercial collection and consumer collection functions and report to our Chief Legal Counsel. All of the members of our collections teams are experienced loan workout officers and have 20 or more years of experience in commercial lending and commercial collections. The immediate objective of our Special Assets Groups is to remediate the covered problem assets to a satisfactory level of performance or, when that cannot be achieved, liquidate the collateral securing a loan in a manner to minimize the loss to us and the FDIC.

        In addition, we also have a separate Loss Share Group with a Loss Share Manager and two dedicated support staff. The Loss Share Group assists in the administration of acquired assets to insure that we are in compliance with the requirements of the various loss share agreements with the FDIC, acts as the liaison between the FDIC and the Special Assets and Collection Officers, and keeps accurate accounting records of loss share activity to insure the integrity of our financial reporting and to insure compliance with the loss share agreements.

Lending Activities

        We offer a range of lending services, including commercial and industrial loans, commercial and residential real estate loans, real estate construction loans, and consumer loans. Our customers are generally commercial businesses, agricultural, professional services and retail consumers within our market areas. At September 30, 2013, we had net total loans of $2.8 billion, representing 59.5% of our total assets. Net total loans is the remaining balance after subtracting the accretable discount, non-accretable discount, allowance for loan losses and unamortized loan origination fees.

        We recorded the loans we acquired in each of our acquisitions at their estimated fair values on the date of each acquisition. We calculated the fair value of loans by discounting projected future cash flows from the loan using estimated market discount rates that reflect the credit risk inherent in the loan at the date of acquisition. We refer to the excess cash flows expected at acquisition over the estimated fair value as the "accretable discount." The accretable discount is accreted into interest income over the expected remaining life of the loan. The "non-accretable discount" is the difference, calculated at acquisition, between contractually required payments and the cash flows expected to be collected. Cash flow expectations are re-estimated periodically for purchased credit impaired loans which involves complex cash flow projections and significant judgment on timing of loan resolution. If our assumptions prove to be incorrect, our current allowance may not be sufficient, and adjustments may be necessary to allow for different economic conditions or adverse developments in our loan portfolio.

  Commercial and Industrial Loans

        At September 30, 2013, commercial and industrial loans amounted to $473.0 million, or 16.4% of our total loan portfolio. Of these loans, 18.8% are covered by loss share agreements with the FDIC.

We make loans for commercial purposes in various lines of businesses, including the manufacturing industry, agricultural, service industry and professional service areas. In our credit underwriting process, we carefully evaluate the borrower's industry, management skills, operating performance, liquidity and financial condition. We underwrite commercial and industrial credits based on a multiple of repayment sources, including operating cash flow, liquidation of collateral and guarantor support, if any. We closely monitor the operating performance, liquidity and financial condition of the borrowers through analysis of required periodic financial statements and meetings with the borrower's management.

  Commercial and Residential Real Estate Loans

        Loans secured by real estate are the principal component of our loan portfolio. Real estate loans are subject to the same general risks as other loans and are particularly sensitive to fluctuations in the value of real estate. Fluctuations in the value of real estate, as well as other factors arising after a loan has been made, could negatively affect a borrower's cash flow, creditworthiness and ability to repay the loan. When we make new real estate loans, we obtain a security interest in real estate whenever possible, in addition to any other available collateral, to increase the likelihood of the ultimate repayment of the loan. To control concentration risk, we monitor collateral type and industry concentrations within this portfolio.

        As of September 30, 2013, loans secured by first or second mortgages on real estate comprised $2.2 billion, or 75.6% of our loan portfolio. Of these loans, 20.2% are covered by loss share agreements with the FDIC. These loans generally fall into one of two categories: commercial real estate loans or residential real estate loans.

  •
  Commercial Real Estate Loans.  At September 30, 2013, commercial real estate loans amounted to $1.1 billion, or 36.4% of our loan portfolio. These loans generally have terms of five years while payments may be structured on a longer amortization basis. We evaluate each borrower on an individual basis to determine the business risks and credit profile of each borrower. We attempt to reduce credit risk in our commercial real estate portfolio by emphasizing loans secured by owner-occupied buildings where the loan-to-value ratio, established by independent appraisals, generally does not exceed 80%. We also generally require that a borrower maintain specific debt service covenants. To ensure secondary sources of payment and liquidity to support a loan, we review the financial statements of the operating company and the personal financial statements of the principal owners and may require their personal guarantees.

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  Residential Real Estate Loans.  We generally originate and hold short-term first mortgages and traditional second mortgage residential real estate loans and home equity lines of credit. With respect to fixed and adjustable rate long-term residential real estate loans with terms of up to 30 years, we typically originate these loans for third-party investors, although we do retain some of these loans from time to time taking into account asset-liability and liquidity considerations. At September 30, 2013, residential real estate loans amounted to $1.1 billion, or 39.1% of our loan portfolio of which home equity loans and lines of credit comprised $173.2 million, or 15.4%. We generally originate one- to four-family residential mortgage loans in amounts up to 95% of the lower of the appraised value or the purchase price of the property securing the loan. Private mortgage insurance or Federal Housing Administration and Veteran Affairs guarantees are required for such loans with a loan-to-value ratio of greater than 85%.

            The mortgage loans that we originate to be held by us in our portfolio have generally been priced competitively with current market rates for such loans. We currently offer a number of ARM loans with terms of up to 30 years and interest rates that adjust at scheduled intervals based on the product selected. These interest rates can adjust annually, or remain fixed for an initial period of three, five or seven years and thereafter adjust annually. The interest rates for ARM loans are generally indexed to the one-year U.S. Treasury Index or the one year LIBOR rate. The ARM loans generally provide for periodic (not more than 2%) and overall (not more than 6%) caps on the increase or decrease in the interest rate at any adjustment date and over the life of the loan.

    Because the majority of loans originated and retained in the residential portfolio are adjustable-rate one- to four-family mortgage loans, we limit our exposure to fluctuations in interest income due to rising interest rates. However, adjustable-rate loans generally pose credit risks not inherent in fixed-rate loans, primarily because as interest rates rise, the underlying payments of the borrower rise, thereby increasing the potential for default. Periodic and lifetime caps on interest rate increases help to reduce the credit risks associated with adjustable-rate loans but also limit the interest rate sensitivity of such loans. We require that adjustable-rate loans held in the loan portfolio have payments sufficient to amortize the loan over its term and the loans do not have negative principal amortization.

    Our underwriting criteria for, and the risks associated with, home equity loans and lines of credit are generally the same as those for first mortgage loans. Home equity lines of credit typically have terms of 60 months or less, and we generally limit the extension of credit to less than 85% of the available equity of each property.

    We also purchase mortgage loans from correspondent banks in Ohio and Illinois and private mortgage brokers in states along the eastern seaboard. The purchased loans are typically underwritten to Fannie Mae, Freddie Mac and Ginnie Mae standards.

  Real Estate Construction Loans

        At September 30, 2013, real estate construction loans amounted to $208.6 million, or 7.2% of our loan portfolio. Of these loans, 8.8% are covered by loss share agreements with the FDIC. We offer fixed and adjustable rate residential and commercial real estate construction loans to builders and developers and to consumers who wish to build their own homes. Construction loans to consumers to build their own homes are often structured to be converted to permanent loans at the end of the construction phase, which is typically twelve months. These construction loans have rates and terms that are similar to other one- to four-family loans we offer, except that during the construction phase, the borrower pays interest only and the maximum loan-to-value ratio is 95% on an as-completed basis. On construction loans exceeding an 80% loan-to-value ratio, private mortgage insurance is required to reduce credit exposure. Residential construction loans are generally underwritten based on the same credit guidelines used for originating permanent residential loans. In addition, we perform a review of the construction plans to verify that the borrower will be able to complete the residence with the funds available.

        We make commercial land loans to commercial entities for the purpose of financing land on which to build a commercial project. These loans are for projects that typically involve small-and medium-sized single and multi-use commercial buildings.

        We make commercial construction loans to the borrower for the purpose of financing the construction of a commercial development. These loans are further categorized depending on whether the borrower intends (a) to occupy the finished development (owner-occupied) or (b) to lease or sell the finished development (non owner-occupied).

        We make residential land loans to both commercial entities and consumer borrowers for the purpose of financing land upon which to build a residential home. Residential land loans are reclassified as residential construction loans once construction of the residential home commences. These loans are further categorized as:

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  pre-sold commercial, which is a loan to a commercial entity with a pre-identified buyer for the finished home;

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  owner-occupied consumer, which is a loan to an individual who intends to occupy the finished home; and

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  non owner-occupied commercial (speculative), which is a loan to a commercial entity intending to lease or sell the finished home.

        The term of our real estate construction loans to builders are generally limited to 18 months. In some instances a real estate construction loan may have a longer amortization period, with a balloon maturity of not more than five years. Real estate construction loans generally carry a higher degree of risk than long-term financing of existing properties because repayment depends on the ultimate completion of the project and usually on the subsequent lease-up and/or sale of the property. Specific risks include:

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  cost overruns;

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  mismanaged construction;

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  inferior or improper construction techniques;

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  economic changes or downturns during construction;

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  a downturn in the real estate market;

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  rising interest rates which may prevent sale of the property; and

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  failure to lease-up or sell completed projects in a timely manner.

        We attempt to reduce the risks associated with real estate construction loans by obtaining personal guarantees and by keeping the loan-to-value ratio of the completed project at or below 80%. Generally, we do not build interest reserves into loan commitments but require periodic cash payments for interest from the borrower's cash flow.

  Consumer Loans

        At September 30, 2013, consumer and other loans amounted to $22.2 million, or 0.8% of our loan portfolio. Of these loans, 55.3% are covered by loss share agreements with the FDIC. We make a variety of loans to individuals for personal and household purposes, including secured and unsecured installment loans and revolving lines of credit. We underwrite consumer loans based on the borrower's income, current debt level, balance sheet composition, past credit history and the availability and value of collateral. Consumer rates are both fixed and variable, with negotiable terms. Our installment loans typically amortize over periods up to 60 months. Although we typically require monthly payments of interest and a portion of the principal on our loan products, we may offer consumer loans with a single maturity date when a specific source of repayment is available. Consumer loans not secured by real estate are generally considered to have greater risk than first or second mortgages on real estate because they may be unsecured, or, if they are secured, the value of the collateral may be difficult to assess and more likely to decrease in value, and is more difficult to control, than real estate.

Mortgage Banking Activity

  Sale of Residential Real Estate Loans

        We engage in mortgage banking as part of an overall strategy to deliver loan products to customers. As a result, we sell a significant majority of the residential loans we originate to Fannie Mae, Freddie Mac or, to a lesser extent, private investors, while typically retaining the rights to provide loan servicing to our customers. As part of our overall asset/liability management strategic objectives, we may also originate and retain certain adjustable-rate residential loans. To reduce the interest rate risk associated with commitments made to borrowers for mortgage loans that have not yet been closed and that we intend to sell in the secondary markets, we routinely enter into commitments to sell loans or mortgage-backed securities, considered to be derivatives, to limit our exposure to potential movements in market interest rates. We monitor our interest rate risk position daily to maintain appropriate coverage of our loan commitments made to borrowers.

        We use derivative instruments to mitigate the interest rate risk associated with commitments to make mortgage loans that we intend to sell. We also enter into contracts for the future delivery of residential mortgage loans in order to economically hedge potential adverse effects of changes in interest rates. These contracts are also derivative instruments. Derivative instruments are recognized at fair value in our consolidated balance sheets as either assets or liabilities.

  Loan Servicing

        We service residential, commercial, and agricultural mortgage loans for investors under contracts where we receive a fee for performing mortgage servicing activities on mortgage loans that are not owned by us and are not included on our balance sheet. This process involves collecting monthly mortgage payments on behalf of investors, reporting information to those investors on a timely basis and maintaining custodial escrow accounts for the payment of principal and interest to investors, and property taxes and insurance premiums on behalf of borrowers. At September 30, 2013, we had approximately 40 thousand loans serviced for others totaling $7.4 billion. In the second quarter of 2013, we transferred approximately $6.0 billion of our first mortgage loans serviced for investors to a third-party sub-servicer. While we choose to utilize a servicing vendor to assist us in the conduct of our mortgage servicing activities, we continue to own the mortgage servicing assets for which we are compensated as described below.

        As compensation for our mortgage servicing activities, we receive servicing fees of approximately 0.25% per year of the loan balances serviced, plus any late charges collected from the delinquent borrowers and other fees incidental to the services provided, offset by applicable subservicing fees. In the event of a default by the borrower, we receive no servicing fees until the default is cured. In times when interest rates are rising or at high levels, servicing mortgage loans can represent a steady source of noninterest income and can, at times, offset decreases in mortgage banking gains. Conversely, in times when interest rates are falling or at very low levels, servicing mortgage loans can become comparatively less profitable due to the rapid payoff of loans and the negative impact due to the change in fair value of the asset. We account for our mortgage servicing rights at fair value. The amount of mortgage servicing rights initially recorded is based on the fair value of the mortgage servicing rights determined on the date when the underlying loan is sold. Our determination of fair value and the amount we record is based on a valuation model using discounted cash-flow analysis and available market pricing. Third party valuations of the mortgage servicing rights portfolio are obtained on a regular basis and are used to determine the fair value of the servicing rights at the end of the reporting period. Estimates of fair value reflect the following variables:

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  anticipated prepayment speeds;

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  product type (i.e., conventional, government, balloon);

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  fixed or adjustable rate of interest;

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  interest rate;

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  servicing costs per loan;

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  discounted yield rate;

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  estimate of ancillary income; and

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  geographic location of the loan.

        We monitor the level of our investment in mortgage servicing rights in relation to our other mortgage banking activities in order to limit our exposure to significant fluctuations in loan servicing income. Over the past several years, the volume and dollar amount of our mortgage servicing rights has grown, due not only to a strong mortgage origination environment but also because of our acquisitions. As a result, our exposure to volatility in total mortgage banking revenues has also increased. In the future, we may sell mortgage servicing rights depending on a variety of factors, including capital sufficiency, the size of the mortgage servicing rights portfolio relative to total assets and current market conditions.

Credit Administration and Loan Review

        Certain credit risks are inherent in making loans. These include repayment risks, risks resulting from uncertainties in the future value of collateral, risks resulting from changes in economic and industry conditions and risks inherent in dealing with individual borrowers. We attempt to mitigate repayment risks by adhering to internal credit policies and procedures. We employ consistent analysis and underwriting to examine credit information and prepare underwriting documentation. We monitor and approve exceptions to policy as required, and we also track and address technical exceptions.

        Our loan approval policy contains modest officer lending limits, with approval concurrence between the market manager and credit officer for all loans. As such, no lending officer can approve credit acting alone, regardless of the size of the loan. The Loan and Credit Risk Committee of the Board reviews and approves loan policy changes, monitors loan portfolio trends and credit trends, and reviews and approves loan transactions that exceed management thresholds as set forth in our loan policies. Loan pricing is established in conjunction with the loan approval process based on pricing guidelines for non-consumer and non-residential mortgage loans that are set by our Asset-Liability Committee.

        Each loan officer has the primary and initial responsibility for appropriately risk rating each loan that is made. Once a loan is made, our credit administration department is responsible for the ongoing monitoring of loan portfolio performance through the review of ongoing financial reports, loan officer reports, audit reviews and exception reporting and concentration analysis. This monitoring process also includes an ongoing review of loan risk ratings and management of our allowance for loan losses. Our chief credit officer is responsible for maintaining a loan risk rating system which both facilitates the continuous monitoring of the quality of our loan portfolio and helps identify existing and potential problem loans so that our management team can employ and develop plans for corrective action.

        Our Board of Directors supports a strong loan review program and is committed to its effectiveness as part of the independent process of assessing our lending activities. We have communicated to our credit and lending staff that the identification of emerging problem loans begins with the lending personnel knowing their customer and, supported by credit personnel, actively monitoring their customer relationships. The loan review process is meant to augment this active management of customer relationships and to provide an independent and broad-based look into our lending activities. The end goal of a thorough and consistently applied loan review program is multi-faceted.

        We maintain a robust loan review function by utilizing a internal loan review team as well as third-party loan review firms that report to Internal Audit, the Audit Committee of the Board of Directors to ensure independence and objectivity. The Audit Committee shares loan review reports with the Loan and Credit Risk Committee of the Board of Directors to assist that committee with its obligations, and it provides a quarterly summary to the Board that describes trends and identifies significant changes in the overall quality of the portfolio identified by the loan review department. The examinations performed by the loan review department are based on risk assessments of individual loan commitments within our loan portfolio over a period of time. At the conclusion of each unit review, the loan review department provides senior management with a report that summarizes the findings of the review. At a minimum, the report addresses risk rating accuracy, compliance with regulations and policies, loan documentation accuracy, the timely receipt of financial statements, and any additional material issues

Lending Limits

        Our lending activities are subject to a variety of lending limits imposed by federal law. In general, each of our bank subsidiaries are subject to a legal limit on loans to a single borrower equal to 15% of the bank's capital and unimpaired surplus, or 25% if the loan is fully secured. This limit increases or decreases as the bank's capital increases or decreases. Based upon the capitalization of Talmer Bank at September 30, 2013, Talmer Bank's legal lending limits were approximately $40.5 million (15%) and $67.5 million (25%), and Talmer Bank maintains an internal lending limit of $20.0 million. Based upon the capitalization of First Place Bank at September 30, 2013, First Place Bank's legal lending limits were approximately $46.9 million (15%) and $78.1 million (25%), and First Place Bank maintains an internal lending limit of $20.0 million. We may seek to sell participations in our larger loans to other financial institutions, which will allow us to manage the risk involved in these loans and to meet the lending needs of our customers requiring extensions of credit in excess of these limits.

Deposit Products

        We offer a full range of deposit services that are typically available from most banks and savings institutions, including checking accounts, commercial accounts, savings accounts and other time deposits of various types, ranging from daily money market accounts to longer-term certificates of deposit. Transaction accounts and time deposits are tailored to and offered at rates competitive with those offered in our primary market areas. In addition, we offer certain retirement account services. We solicit accounts from individuals, businesses, associations, organizations and governmental authorities. We believe that our significant branch network will assist us in continuing to attract deposits from local customers in our market areas.

Employees

        As of September 30, 2013, we had 1,412 full-time employees and 138 part-time employees.

Properties

        Our principal executive offices and Talmer Bank's main office is located at 2301 West Big Beaver Rd., Suite 525, Troy, Michigan 48084. First Place Bank's main office is located at 185 East Market Street, Warren, Ohio 44481. Talmer West Bank's main office is located at 2950 State Street South, Ann Arbor, Michigan 48104. In addition, we currently operate 45 additional branches located in Michigan, 27 additional branches located in Ohio, 11 branches located in Wisconsin, four branches located in Nevada, two branches located in Indiana, one branch located in Illinois and one branch located in New Mexico. We lease our principal executive office, 14 of our branches in Michigan, 11 of our branches in Ohio, four of our branches in Nevada, our New Mexico branch and our Illinois branch. Management believes the terms of the various leases are consistent with market standards and were arrived at through arm's-length bargaining.

Legal Proceedings

        From time to time we are a party to various litigation matters incidental to the conduct of our business. We are not presently party to any legal proceedings the resolution of which we believe would have a material adverse effect on our business, prospects, financial condition, liquidity, results of operation, cash flows or capital levels.

 SUPERVISION AND REGULATION

        Talmer Bancorp, Inc., and it subsidiary banks, Talmer Bank, First Place Bank and Talmer West Bank, are subject to extensive banking regulations that impose restrictions on and provide for general regulatory oversight of their operations. These laws generally are intended to protect consumers and depositors and not shareholders. The following summary is qualified by reference to the statutory and regulatory provisions discussed. Changes in applicable laws or regulations may have a material effect on our business and prospects. Our operations may be affected by legislative changes and the policies of various regulatory authorities. We cannot predict the effect that fiscal or monetary policies, economic conditions or new federal or state legislation may have on our business and earnings in the future.

        The following discussion is not intended to be a complete list of all the activities regulated by the banking laws or of the impact of those laws and regulations on our operations. It is intended only to briefly summarize some material provisions.

Recent Legislative and Regulatory Initiatives to Address the Financial and Economic Crises

        Markets in the United States and elsewhere experienced extreme volatility and disruption beginning in the latter half of 2007 that has continued since then. These circumstances have exerted significant downward pressure on prices of equity securities and virtually all other asset classes, and have resulted in substantially increased market volatility, severely constrained credit and capital markets, particularly for financial institutions, and has caused an overall loss of investor confidence. Loan portfolio performances have deteriorated at many institutions resulting from, among other factors, a weak economy and a decline in the value of the collateral supporting their loans. Dramatic slowdowns in the housing industry, due in part to falling home prices and increasing foreclosures and unemployment, have created strains on financial institutions. Many borrowers are now unable to repay their loans, and the collateral securing these loans has, in some cases, declined below the loan balance. In response to the challenges facing the financial services sector, the following regulatory and governmental actions have recently been enacted.

  The Dodd-Frank Wall Street Reform and Consumer Protection Act

        On July 21, 2010, President Obama signed into law The Dodd-Frank Wall Street Reform and Consumer Protection Act which, among other things, changes the oversight and supervision of financial institutions, includes new minimum capital requirements, creates a new federal agency to regulate consumer financial products and services and implements changes to corporate governance and compensation practices. The act is focused in large part on the financial services industry, particularly bank holding companies with consolidated assets of $50 billion or more, and contains a number of provisions that will affect us, including:

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  Minimum Leverage and Risk-Based Capital Requirements.  Under the act, the appropriate Federal banking agencies are required to establish minimum leverage and risk-based capital requirements on a consolidated basis for all insured depository institutions and bank holding companies, which can be no less than the currently applicable leverage and risk-based capital requirements for depository institutions. As a result, Talmer Bancorp, Inc. and its subsidiary banks will be subject to at least the same capital requirements and must include the same components in regulatory capital.

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  Deposit Insurance Modifications.  The act modifies the FDIC's assessment base upon which deposit insurance premiums are calculated. The new assessment base will equal our average total consolidated assets minus the sum of our average tangible equity during the assessment period. The act also permanently raises the standard maximum insurance amount to $250,000.

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  Creation of New Governmental Authorities.  The act creates various new governmental authorities such as the Financial Stability Oversight Council and the Consumer Financial Protection Bureau (the "CFPB"), an independent regulatory authority housed within the Federal Reserve. The CFPB has broad authority to regulate the offering and provision of consumer financial products. The CFPB officially came into being on July 21, 2011, and rulemaking authority for a range of consumer financial protection laws (such as the Truth in Lending Act, the Electronic Funds Transfer Act and the Real Estate Settlement Procedures Act, among others) transferred from the Federal Reserve and other federal regulators to the CFPB on that date. The act gives the CFPB authority to supervise and examine depository institutions with more than $10 billion in assets for compliance with these federal consumer laws. The authority to supervise and examine depository institutions with $10 billion or less in assets for compliance with federal consumer laws will remain largely with those institutions' primary regulators. However, the CFPB may participate in examinations of these smaller institutions on a "sampling basis" and may refer potential enforcement actions against such institutions to their primary regulators. The CFPB also has supervisory and examination authority over certain nonbank institutions that offer consumer financial products. The act identifies a number of covered nonbank institutions, and also authorizes the CFPB to identify additional institutions that will be subject to its jurisdiction. Accordingly, the CFPB may participate in examinations of our subsidiary banks, which currently have assets of less than $10 billion, and could supervise and examine our other direct or indirect subsidiaries that offer consumer financial products or services. In addition, the act permits states to adopt consumer protection laws and regulations that are stricter than those regulations promulgated by the CFPB, and state attorneys general are permitted to enforce consumer protection rules adopted by the CFPB against certain institutions.

    The act also authorized the CFPB to establish certain minimum standards for the origination of residential mortgages, including a determination of the borrower's ability to repay. Under the act, financial institutions may not make a residential mortgage loan unless they make a "reasonable and good faith determination" that the consumer has a "reasonable ability" to repay the loan. The act allows borrowers to raise certain defenses to foreclosure but provides a full or partial safe harbor from such defenses for loans that are "qualified mortgages." On January 10, 2013, the CFPB published final rules to, among other things, specify the types of income and assets that may be considered in the ability-to-repay determination, the permissible sources for verification, and the required methods of calculating the loan's monthly payments. Since then the CFPB made certain modifications to these rules. The rules extend the requirement that creditors verify and document a borrower's income and assets to include all information that creditors rely on in determining repayment ability. The rules also provide further examples of third-party documents that may be relied on for such verification, such as government records and check-cashing or funds-transfer service receipts. The new rules took effect on January 10, 2014. The rules also define "qualified mortgages," imposing both underwriting standards—for example, a borrower's debt-to-income ratio may not exceed 43%—and limits on the terms of their loans. Points and fees are subject to a relatively stringent cap, and the terms include a wide array of payments that may be made in the course of closing a loan. Certain loans, including interest-only loans and negative amortization loans, cannot be qualified mortgages.

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  Executive Compensation and Corporate Governance Requirements.  The act requires public companies to include, at least once every three years, a separate non-binding "say on pay" vote in their proxy statement by which shareholders may vote on the compensation of the company's named executive officers. In addition, if such companies are involved in a merger, acquisition, or consolidation, or if they propose to sell or dispose of all or substantially all of their assets, shareholders have a right to an advisory vote on any golden parachute arrangements in connection with such transaction (frequently referred to as "say-on-golden parachute" vote). As an emerging growth company, we are not required to seek a non-binding "say-on-pay" vote or a

    "say-on-golden parachute" vote. See "Prospectus Summary—Emerging Growth Company Status." Other provisions of the act may impact our corporate governance. For instance, the act requires the SEC to adopt rules:

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    prohibiting the listing of any equity security of a company that does not have an independent compensation committee; and

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    requiring all exchange-traded companies to adopt clawback policies for incentive compensation paid to executive officers in the event of accounting restatements based on material non-compliance with financial reporting requirements.

        The act also authorizes the SEC to issue rules allowing shareholders to include their own nominations for directors in a company's proxy solicitation materials. Many provisions of the act require the adoption of additional rules to implement the changes. In addition, the act mandates multiple studies that could result in additional legislative action. Governmental intervention and new regulations under these programs could materially and adversely affect our business, financial condition and results of operations.

  Basel Capital Standards

        In December 2010, the Basel Committee on Banking Supervision (BCBS), an international forum for cooperation on banking supervisory matters, announced the "Basel III" capital standards, which substantially revised the existing capital requirements for banking organizations. Modest revisions were made in June 2011. The Basel III standards operate in conjunction with portions of standards previously released by the BCBS and commonly known as "Basel II" and "Basel 2.5." On June 7, 2012, the Federal Reserve, the OCC, and the FDIC requested comment on these proposed rules that, taken together, would implement the Basel regulatory capital reforms through what we refer to herein as the "Basel III capital framework."

        On July 2, 2013, the Federal Reserve adopted a final rule for the Basel III capital framework and, on July 9, 2013, the OCC also adopted a final rule and the FDIC adopted the same provisions in the form of an "interim" final rule. The rule will apply to all national and state banks and savings associations and most bank holding companies and savings and loan holding companies, which we collectively refer to herein as "covered" banking organizations. Bank holding companies with less than $500 million in total consolidated assets are not subject to the final rule, nor are savings and loan holding companies substantially engaged in commercial activities or insurance underwriting. In certain respects, the rule imposes more stringent requirements on "advanced approaches" banking organizations—those organizations with $250 billion or more in total consolidated assets, $10 billion or more in total foreign exposures, or that have opted in to the Basel II capital regime. The requirements in the rule began to phase in on January 1, 2014, for advanced approaches banking organizations, and will begin to phase in on January 1, 2015, for other covered banking organizations. The requirements in the rule will be fully phased in by January 1, 2019.

        The rule imposes higher risk-based capital and leverage requirements than those currently in place. Specifically, the rule imposes the following minimum capital requirements:

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  a new common equity Tier 1 risk-based capital ratio of 4.5%;

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  a Tier 1 risk-based capital ratio of 6% (increased from the current 4% requirement);

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  a total risk-based capital ratio of 8% (unchanged from current requirements);

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  a leverage ratio of 4%; and

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  a new supplementary leverage ratio of 3% applicable to advanced approaches banking organizations, resulting in a leverage ratio requirement of 7% for such institutions.

Under the rule, Tier 1 capital is redefined to include two components: Common Equity Tier 1 capital and additional Tier 1 capital. The new and highest form of capital, Common Equity Tier 1 capital, consists solely of common stock (plus related surplus), retained earnings, accumulated other comprehensive income, and limited amounts of minority interests that are in the form of common stock. Additional Tier 1 capital includes other perpetual instruments historically included in Tier 1 capital, such as non-cumulative perpetual preferred stock. The rule permits bank holding companies with less than $15 billion in total consolidated assets to continue to include trust preferred securities and cumulative perpetual preferred stock issued before May 19, 2010 in Tier 1 capital, but not in Common Equity Tier 1 capital, subject to certain restrictions. Tier 2 capital consists of instruments that currently qualify in Tier 2 capital plus instruments that the rule has disqualified from Tier 1 capital treatment.

        In addition, in order to avoid restrictions on capital distributions or discretionary bonus payments to executives, a covered banking organization must maintain a "capital conservation buffer" on top of its minimum risk-based capital requirements. This buffer must consist solely of Tier 1 Common Equity, but the buffer applies to all three measurements (Common Equity Tier 1, Tier 1 capital and total capital). The capital conservation buffer will be phased in incrementally over time, becoming fully effective on January 1, 2019, and will consist of an additional amount of common equity equal to 2.5% of risk-weighted assets.

        The current capital rules require certain deductions from or adjustments to capital. The final rule retains many of these deductions and adjustments and also provides for new ones. As a result, deductions from Common Equity Tier 1 capital will be required for goodwill (net of associated deferred tax liabilities); intangible assets such as non-mortgage servicing assets and purchased credit card relationships (net of associated deferred tax liabilities); deferred tax assets that arise from net operating loss and tax credit carryforwards (net of any related valuations allowances and net of deferred tax liabilities); any gain on sale in connection with a securitization exposure; any defined benefit pension fund net asset (net of any associated deferred tax liabilities) held by a bank holding company (this provision does not apply to a bank or savings association); the aggregate amount of outstanding equity investments (including retained earnings) in financial subsidiaries; and identified losses. Savings associations also must deduct investments in certain subsidiaries. Other deductions will be necessary from different levels of capital.

        Additionally, the final rule provides for the deduction of three categories of assets: (i) deferred tax assets arising from temporary differences that cannot be realized through net operating loss carrybacks (net of related valuation allowances and of deferred tax liabilities), (ii) mortgage servicing assets (net of associated deferred tax liabilities) and (iii) investments in more than 10% of the issued and outstanding common stock of unconsolidated financial institutions (net of associated deferred tax liabilities). The amount in each category that exceeds 10% of Common Equity Tier 1 capital must be deducted from Common Equity Tier 1 capital. The remaining, non-deducted amounts are then aggregated, and the amount by which this total amount exceeds 15% of Common Equity Tier 1 capital must be deducted from Common Equity Tier 1 capital. Amounts of minority investments in consolidated subsidiaries that exceed certain limits and investments in unconsolidated financial institutions may also have to be deducted from the category of capital to which such instruments belong.

        Accumulated other comprehensive income (AOCI) is presumptively included in Common Equity Tier 1 capital and often would operate to reduce this category of capital. The final rule provides a one-time opportunity at the end of the first quarter of 2015 for covered banking organizations to opt out of much of this treatment of AOCI. The final rule also has the effect of increasing capital requirements by increasing the risk weights on certain assets, including high volatility commercial real estate, mortgage servicing rights not includable in Common Equity Tier 1 capital, equity exposures, and claims on securities firms, that are used in the denominator of the three risk-based capital ratios.

        The ultimate impact of the rule on the Company and our subsidiary banks is currently being reviewed and is dependent upon when certain requirements of the rule will be fully phased in. While the rule contains several provisions that would affect the mortgage lending business, at this point we cannot determine the ultimate effect that the rule will have upon our earnings or financial position.

Talmer Bancorp, Inc.

        We own 100% of the outstanding capital stock of Talmer Bank, First Place Bank and Talmer West Bank and, therefore, we are required to be registered as a bank holding company under the federal Bank Holding Company Act of 1956, as amended (the "Bank Holding Company Act"). As a result, we are primarily subject to the supervision, examination and reporting requirements of the Federal Reserve under the Bank Holding Company Act and the regulations promulgated under it. As a bank holding company located in Michigan, the Michigan Department of Insurance and Financial Services also regulates and monitors our operations.

        Permitted Activities.    Under the Bank Holding Company Act, a bank holding company is generally permitted to engage in, or acquire direct or indirect control of more than 5% of the voting shares of any company engaged in, the following activities:

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  banking or managing or controlling banks;

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  furnishing services to or performing services for its subsidiaries; and

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  any activity that the Federal Reserve determines to be so closely related to banking as to be a proper incident to the business of banking.

        Activities that the Federal Reserve has found to be so closely related to banking as to be a proper incident to the business of banking include:

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  factoring accounts receivable;

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  making, acquiring, brokering or servicing loans and usual related activities;

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  leasing personal or real property;

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  operating a non-bank depository institution, such as a savings association;

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  trust company functions;

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  financial and investment advisory activities;

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  conducting discount securities brokerage activities;

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  underwriting and dealing in government obligations and money market instruments;

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  providing specified management consulting and counseling activities;

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  performing selected data processing services and support services;

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  acting as agent or broker in selling credit life insurance and other types of insurance in connection with credit transactions; and

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  performing selected insurance underwriting activities.

        As a bank holding company, we also can elect to be treated as a "financial holding company," which would allow us to engage in a broader array of activities. In sum, a financial holding company can engage in activities that are financial in nature or incidental or complementary to financial activities, including insurance underwriting, sales and brokerage activities, providing financial and investment advisory services, underwriting services and limited merchant banking activities. We have not sought financial holding company status, but we may elect that status in the future as our business matures. If we were to elect in writing for financial holding company status, we would be required to be well capitalized and well managed, and each insured depository institution we control would also have to be well capitalized, well managed and have at least a satisfactory rating under the CRA (discussed below).

        The Federal Reserve has the authority to order a bank holding company or its subsidiaries to terminate any of these activities or to terminate its ownership or control of any subsidiary when it has reasonable cause to believe that the bank holding company's continued ownership, activity or control constitutes a serious risk to the financial safety, soundness or stability of it or any of its bank subsidiaries.

        Change in Control.    In addition, and subject to certain exceptions, the Bank Holding Company Act and the Change in Bank Control Act, together with regulations promulgated under them, require Federal Reserve approval before any person or company acquires "control" of a bank holding company. Control is deemed to exist if an individual or company acquires 25% or more of any class of voting securities of a bank holding company or controls the election of a majority of the members of the board of directors. Pursuant to its previously issued guidance, the Federal Reserve has stated that it would not expect control to exist if a person acquires, in aggregate, less than 33% of the total equity of a bank or bank holding company (voting and nonvoting equity), provided such person's ownership does not include 15% or more of any class of voting securities.

        Source of Strength.    There are a number of obligations and restrictions imposed by law and regulatory policy on bank holding companies with regard to their depository institution subsidiaries that are designed to minimize potential loss to depositors and to the FDIC insurance funds in the event that the depository institution becomes in danger of defaulting under its obligations to repay deposits. Under a policy of the Federal Reserve, which was confirmed in the Dodd-Frank Act, a bank holding company is required to serve as a source of financial strength to its subsidiary depository institutions and to commit resources to support such institutions in circumstances where it might not do so absent such policy. Under the FDIC Improvement Act, to avoid receivership of its insured depository institution subsidiary, a bank holding company is required to guarantee the compliance of any insured depository institution subsidiary that may become "undercapitalized" within the terms of any capital restoration plan filed by such subsidiary with its appropriate federal banking agency up to the lesser of (i) an amount equal to 5% of the institution's total assets at the time the institution became undercapitalized, or (ii) the amount which is necessary (or would have been necessary) to bring the institution into compliance with all applicable capital standards as of the time the institution fails to comply with such capital restoration plan.

        The Federal Reserve also has the authority under the Bank Holding Company Act to require a bank holding company to terminate any activity or relinquish control of a nonbank subsidiary (other than a nonbank subsidiary of a bank) upon the Federal Reserve's determination that such activity or control constitutes a serious risk to the financial soundness or stability of any subsidiary depository institution of the bank holding company. Further, federal law grants federal bank regulatory authorities additional discretion to require a bank holding company to divest itself of any bank or nonbank subsidiary if the agency determines that divestiture may aid the depository institution's financial condition.

        In addition, the "cross guarantee" provisions of the Federal Deposit Insurance Act require insured depository institutions under common control to reimburse the FDIC for any loss suffered or reasonably anticipated by the FDIC as a result of the default of a commonly controlled insured depository institution or for any assistance provided by the FDIC to a commonly controlled insured depository institution in danger of default. The FDIC's claim for damages is superior to claims of shareholders of the insured depository institution or its holding company, but is subordinate to claims of depositors, secured creditors and holders of subordinated debt (other than affiliates) of the commonly controlled insured depository institutions.

        The Federal Deposit Insurance Act also provides that amounts received from the liquidation or other resolution of any insured depository institution by any receiver must be distributed (after payment of secured claims) to pay the deposit liabilities of the institution prior to payment of any other general or unsecured senior liability, subordinated liability, general creditor or shareholder. This provision would give depositors a preference over general and subordinated creditors and shareholders in the event a receiver is appointed to distribute the assets of our bank.

        Any capital loans by a bank holding company to any of its subsidiary banks are subordinate in right of payment to deposits and to certain other indebtedness of such subsidiary bank. In the event of a bank holding company's bankruptcy, any commitment by the bank holding company to a federal bank regulatory agency to maintain the capital of a subsidiary bank will be assumed by the bankruptcy trustee and entitled to a priority of payment.

        Capital Requirements.    The Federal Reserve imposes certain capital requirements on Talmer Bancorp, Inc. under the Bank Holding Company Act, including a minimum leverage ratio and a minimum ratio of "qualifying" capital to risk-weighted assets. These requirements are essentially the same as those that apply to our subsidiary banks and are described below under "Bank Regulation—Prompt Corrective Action." Subject to our capital requirements and certain other restrictions, including the consent of the Federal Reserve, we are able to borrow money to make a capital contribution to our subsidiary banks, and these loans may be repaid from dividends paid from our subsidiary banks to the Company. Our ability to pay dividends depends on the ability of our bank subsidiaries to pay dividends to us, which is subject to regulatory restrictions as described below in "Bank Regulation—Dividends." We are also able to raise capital for contribution to our bank subsidiaries by issuing securities without having to receive regulatory approval, subject to compliance with federal and state securities laws.

Bank Regulation

        Talmer Bank operates as a state bank incorporated under the laws of the State of Michigan and is subject to examination by the Michigan Department of Insurance and Financial Services and the FDIC. Talmer Bank's deposits are insured by the FDIC up to the standard deposit insurance amount of $250,000.

        First Place Bank is a federal savings association incorporated under the laws of the United States and is subject to examination by the OCC and, to a lesser extent, the FDIC, as its deposit insurer. First Place Bank's deposits are insured by the FDIC up to the standard deposit insurance amount of $250,000.

        Talmer West Bank operates as a state bank incorporated under the laws of the State of Michigan and is subject to examination by the Michigan Department of Insurance and Financial Services and the FDIC. Talmer West Bank's deposits are insured by the FDIC up to the standard deposit insurance amount of $250,000.

        The Michigan Department of Insurance and Financial Services and the FDIC, with respect to Talmer Bank and Talmer West Bank, and the OCC, with respect to First Place Bank, regulate or monitor virtually all areas of Talmer Bank's, Talmer West Bank's and First Place Bank's operations, respectively, including:

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  security devices and procedures;

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  adequacy of capitalization and loss reserves;

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  loans;

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  investments;

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  borrowings;

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  deposits;

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  mergers;

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  issuances of securities;

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  payment of dividends;

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  interest rates payable on deposits;

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  interest rates or fees chargeable on loans;

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  establishment of branches;

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  corporate reorganizations;

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  maintenance of books and records; and

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  adequacy of staff training to carry on safe lending and deposit gathering practices.

        These agencies, and the federal and state laws applicable to Talmer Bank's, First Place Bank's and Talmer West Bank's operations, respectively, extensively regulate various aspects of our banking business, including, among other things, permissible types and amounts of loans, investments and other activities, capital adequacy, branching, interest rates on loans and on deposits, the maintenance of non-interest bearing reserves on deposit accounts, and the safety and soundness of our banking practices.

        All insured depositary institutions must undergo regular on site examinations by their appropriate banking agency. The cost of examinations of insured depository institutions and any affiliates may be assessed by the appropriate agency against each institution or affiliate as it deems necessary or appropriate. Insured institutions file quarterly call reports with their federal regulatory agency and their state supervisor when applicable. The FDIC has developed a method for insured depository institutions to provide supplemental disclosure of the estimated fair market value of assets and liabilities, to the extent feasible and practicable, in any balance sheet, financial statement, report of condition or any other report of any insured depository institution. The FDIC Improvement Act also requires the federal banking regulatory agencies to prescribe, by regulation, standards for all insured depository institutions and depository institution holding companies relating, among other things, to the following:

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  internal controls;

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  information systems and audit systems;

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  loan documentation;

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  credit underwriting;

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  interest rate risk exposure; and

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  asset quality.

  First Place Bank Cease and Desist Order with the OCC

        On July 13, 2011, First Place Bank consented to the Cease and Desist Order with the Office of Thrift Supervision, which replaced the separate supervisory agreement entered into with the Office of Thrift Supervision on March 1, 2011. The Cease and Desist Order remains in effect following the consummation of our acquisition of First Place Bank on January 1, 2013. Effective July 21, 2011, pursuant to Section 312 of the Dodd-Frank Act the regulatory functions and rulemaking authority of the Office of Thrift Supervision with regard to federally chartered savings associations, including First Place Bank, were transferred to the OCC and, therefore, the OCC became the primary regulator of First Place Bank and is vested with the authority to enforce the Cease and Desist Order.

        A summary of the principal requirements placed on First Place Bank by the Cease and Desist Order is set forth below.

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  Achieve and maintain a Tier 1 (core) capital ratio of at least 8.5% and a total risk-based capital ratio of at least 12.0%.

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  Submit a written capital and business plan to the OCC that, among other things, addresses the requirements of the Cease and Desist Order and capital enhancement strategies to achieve and maintain the capital ratios required by the Cease and Desist Order.

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  First Place Bank's board, within 45 days after the end of each quarter, must review the bank's compliance with its capital and business plan and provide a copy of variance reports to the OCC.

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  If any capital measure falls below those required by the Cease and Desist Order or First Place Bank's capital and business plan, or upon written request of the OCC, First Place Bank shall submit a written contingency plan which details actions to be taken to achieve either a merger or acquisition of First Place Bank by another depository institution or a voluntary liquidation of First Place Bank.

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  First Place Bank shall have and retain qualified management.

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  Retain an independent third-party to conduct a management review for submission to the OCC, along with a plan to address any identified weaknesses.

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  Comply with prior notification requirements for changes to First Place Bank's board of directors or senior executive officers.

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  Submit a detailed written plan to reduce the level of First Place Bank's problem assets and develop a specific workout plan for each adversely classified loan greater than $2 million and for real estate owned where the original loan amount collateralized by the real estate owned exceeded $2 million.

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  Develop a loan modification policy.

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  Revise credit administration policies, procedures, practices and controls that, among other things include: (i) restrictions on loan renewals granted without modifications, (ii) restrictions on additional advances to borrowers who have an existing adversely classified loan, (iii) guidelines requiring that collateral properties be reappraised prior to loans being modified, extended or refinanced, (iv) guidelines requiring that current financial statements be reviewed to determine the borrower's ability to repay at the modified loan terms, and (v) funding controls over costs on construction projects to prevent disbursements of loan funds in excess of completed construction costs.

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  Revise policies, procedures and methodology relating to the timely establishment and maintenance of an adequate allowance for loan and lease losses level and retain a qualified third party to assess the adequacy and effectiveness of First Place Bank's allowance methodology.

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  Revise First Place Bank's internal asset review and classification program.

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  Revise First Place Bank's liquidity and funds management policy, which shall include a contingency funding plan and revise the bank's policies and procedures governing interest rate risk management.

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  Ensure that First Place Bank's financial reports and statements are timely and accurately prepared and filed.

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  During the life of the Cease and Desist Order, not accept, renew, or rollover any brokered deposits without approval from the FDIC.

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  First Place Bank shall not declare or pay dividends or make any other capital distributions without prior regulatory approval.

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  First Place Bank shall not increase its total assets during any quarter in excess of an amount equal to net interest credited on deposit liabilities during the prior quarter without prior regulatory approval.

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  First Place Bank shall not enter into any new contractual arrangements or renew, extend or revise any existing contractual arrangements related to compensation or benefits with any director or senior executive officer of First Place Bank without prior written notice to the OCC.

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  First Place Bank shall not enter into any contract or arrangement with a third party service provider that is significant to the overall operation or financial condition of First Place Bank or outside First Place Bank's normal course of business unless the bank provides the OCC 30 days' prior written notice and receives regulatory non-objection.

        The Cease and Desist Order will remain in effect until terminated, modified or suspended in writing by the OCC.

        In addition to the above, as a result of First Place Bank's Cease and Desist Order, the Company and First Place Bank are currently prohibited from making golden parachute payments, unless such payment complies with applicable FDIC regulations.

        First Place Bank is currently in compliance with the Cease and Desist Order, and on January 28, 2014, the FDIC approved the consolidation of First Place Bank with and into Talmer Bank. We expect the consolidation to occur on or about February 10, 2014. At the effective time of the consolidation, First Place Bank will be merged with Talmer Bank and the Cease and Desist Order will have no further force or effect.

  Talmer West Bank Consent Order with the FDIC and Michigan Department of Insurance and Financial Services

        On April 5, 2010, Michigan Commerce Bank consented to the issuance of the Consent Order by the FDIC and the Michigan Department of Insurance and Financial Services, which remains in effect following our acquisition of Talmer West Bank, as the surviving bank in the merger, on January 1, 2014.

        A summary of the principal requirements placed on Talmer West Bank by the Consent Order is set forth below.

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  Retain a bank consultant to develop a written analysis and assessment of the bank's executive management and special asset group needs.

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  Talmer West Bank shall have and retain qualified management.

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  Comply with prior notification requirements for changes to Talmer West Bank's board of directors or senior executive officers.

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  Talmer West Bank's board must increase its participation in the affairs of the bank and assume full responsibility for sound policies and objectives for the supervision of the bank's activities.

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  Achieve and maintain a Tier 1 capital ratio of at least 9.0% and a total risk-based capital ratio of at least 12.0%.

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  Talmer West Bank must charge off from its books and records any loan classified "Loss" in any Report of Examination or Visitation Report of any financial institution which is merged into Talmer West Bank, immediately after the consummation of the merger.

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  Talmer West Bank shall not extend any additional credit to any borrower who is already obligated in any manner to the bank on any extension of credit that has been charged off or classified "Loss", or whose loans or other credit has been classified "Substandard", "Doubtful", or is listed for Special Mention in the Report of Examination dated September 21, 2009 or any subsequent Report of Examination, and these requirements shall extend to any such loans or other extensions of credit of any financial institution merged into Talmer West Bank.

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  Adopt, implement and adhere to a written plan to reduce Talmer West Bank's risk position in each asset in excess of $300,000 which is more than 90 days delinquent or classified "Substandard" or "Doubtful" in the Report of Examination dated September 21, 2009, which plan shall be revised to include assets which become more than 90 days delinquent after the date of the Consent Order or which are classified as "Substandard" or "Doubtful" in any Report of Examination of any financial institution that is merged into Talmer West Bank during the life of the Consent Order.

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  Eliminate or correct all violations of law, rule or regulation listed in the Report of Examination dated September 21, 2009.

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  Adopt a written contingency funding plan which identifies sources of liquid assets to meet Talmer West Bank's contingency funding needs over certain time horizons.

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  Talmer West Bank shall not declare or pay any dividend without the prior written consent of the FDIC or the Michigan Department of Insurance and Financial Services.

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  The board of directors of Talmer West Bank shall review the adequacy of the bank's allowance for loan and lease losses and provide an adequate allowance for loan and lease losses.

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  Adopt, implement and adhere to a written profit plan and comprehensive budget for all categories of income and expense for each year the Consent Order is in effect.

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  Adopt and implement a written plan to manage concentrations of credit.

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  Talmer West Bank shall have procedures for managing the bank's sensitivity and interest rate risk.

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  Talmer West Bank shall not enter into any material transaction without the prior written consent of the FDIC or the Michigan Department of Insurance and Financial Services.

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  At the end of each quarter, Talmer West Bank must furnish to the FDIC or the Michigan Department of Insurance and Financial Services written progress reports detailing the actions taken to comply with the terms of the Consent Order.

  FDIC Statement of Policy on Qualifications for Failed Bank Acquisitions

        Talmer Bank, the Company, the Company's Chief Executive Officer and certain of our investors must comply with the applicable provisions of the FDIC Statement of Policy on Qualifications for Failed Bank Acquisitions (the "FDIC Policy Statement"). The FDIC Policy Statement imposes restrictions and requirements on certain institutions and their investors, to the extent that those institutions seek to acquire a failed bank from the FDIC. Certain provisions of the FDIC Policy Statement are summarized below. As the agency responsible for resolving failed banks, the FDIC has discretion to determine whether a party is qualified to bid on a failed institution. The FDIC adopted the FDIC Policy Statement on August 26, 2009. The FDIC issued guidance under the FDIC Policy Statement on January 6, 2010 and April 23, 2010.

        In general, the FDIC Policy Statement imposes the following provisions, among others, on those institutions and investors to which it applies. First, the institution is required to maintain a ratio of Tier 1 common equity to total assets of at least 10% for a period of three years, and thereafter maintain a capital level sufficient to be well capitalized under regulatory standards during the remaining period of ownership of the investors covered by the FDIC Policy Statement ("covered investors"). Our most recent failed bank acquisition closed on April 29, 2011 and, therefore, we will remain subject to the heightened capital requirement until April 29, 2014. Following the expiration of the heightened capital requirement, management intends to maintain a ratio of Tier 1 common equity to total assets of 8.5%. This amount of capital exceeds that required under otherwise applicable regulatory requirements. Second, covered investors that collectively own 80% or more of two or more depository institutions are required to pledge to the FDIC their proportionate interests in each institution to indemnify the FDIC against any losses it incurs in connection with the failure of one of the institutions. Third, the institution is prohibited from extending credit to its covered investors and to affiliates of its covered investors. Fourth, covered investors may not employ ownership structures that use entities domiciled in bank secrecy jurisdictions. The FDIC has interpreted this prohibition to apply to a wide range of non-U.S. jurisdictions. In its guidance, the FDIC has required that non-U.S. investors subject to the FDIC Policy Statement invest through a U.S. subsidiary and adhere to certain requirements related to record keeping and information sharing. Fifth, without FDIC approval, covered investors generally are prohibited from selling or otherwise transferring their securities in the institution for a three-year period following the time of certain acquisitions. This three-year period expired on April 30, 2013 with respect to our covered investors. Sixth, covered investors may not employ complex and functionally opaque ownership structures to invest in institutions. Seventh, investors that own 10% or more of the equity of a failed institution are not eligible to bid for that failed institution in an FDIC auction. Eighth, covered investors may be required to provide information to the FDIC, such as with respect to the size of the capital fund or funds, their diversification, their return profiles, their marketing documents, their management teams, and their business models. Ninth, the FDIC Policy Statement does not replace or substitute for otherwise applicable regulations or statutes. We believe that we are in compliance with each of the requirements of the FDIC Policy Statement applicable to us.

  Qualified Thrift Lender Test

        First Place Bank, as a federal savings association, must meet a qualified thrift lender ("QTL") test to avoid certain restrictions, including limits on activities, investments, branching and dividend payments. Under the QTL test, an institution generally must hold qualified thrift investments equal to at least 65% of its portfolio assets. Portfolio assets are total assets minus goodwill and other intangible assets, office property, and specified liquid assets not exceeding 20% of total assets. Qualified thrift investments are primarily residential mortgages and related investments, including certain residential mortgage-backed and related securities. An institution must meet the test at least nine out of the last twelve months to maintain its qualified thrift lender status. As of September 30, 2013, First Place Bank met the qualified thrift lender test.

  Prompt Corrective Action

        As an insured depository institution, each of our subsidiary banks is required to comply with the capital requirements promulgated under the Federal Deposit Insurance Act and the regulations under it, which set forth five capital categories, each with specific regulatory consequences. Under current regulations, the categories are as noted below. Beginning in January 2015, however, the minimum capital levels for each prompt corrective action category will be increased pursuant to the new capital regulations adopted in July 2013, described above under "Recent Legislative and Regulatory Initiatives to Address the Financial and Economic Crises—Basel Capital Standards." The following is a list of the current criteria for each prompt corrective action category:

  •
  Well Capitalized—The institution exceeds the required minimum level for each relevant capital measure. A well capitalized institution:

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  has total risk-based capital ratio of 10% or greater; and

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  has a Tier 1 risk-based capital ratio of 6% or greater; and

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  has a leverage capital ratio of 5% or greater; and

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  is not subject to any order or written directive to meet and maintain a specific capital level for any capital measure.

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  Adequately Capitalized—The institution meets the required minimum level for each relevant capital measure. The institution may not make a capital distribution if it would result in the institution becoming undercapitalized. An adequately capitalized institution:

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  has a total risk-based capital ratio of 8% or greater; and

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  has a Tier 1 risk-based capital ratio of 4% or greater; and

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  has a leverage capital ratio of 4% or greater or a leverage capital ratio of 3% or greater if the institution is rated composite 1 under the CAMELS (Capital, Assets, Management, Earnings, Liquidity and Sensitivity to market risk) rating system.

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  Undercapitalized—The institution fails to meet the required minimum level for any relevant capital measure. An undercapitalized institution:

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  has a total risk-based capital ratio of less than 8%; or

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  has a Tier 1 risk-based capital ratio of less than 4%; or

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  has a leverage capital ratio of less than 4%, or if the institution is rated a composite 1 under the CAMELS rating system, a leverage capital ratio of less than 3%.

  •
  Significantly Undercapitalized—The institution is significantly below the required minimum level for any relevant capital measure. A significantly undercapitalized institution:

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  has a total risk-based capital ratio of less than 6%; or

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  has a Tier 1 risk-based capital ratio of less than 3%; or

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  has a leverage capital ratio of less than 3%.

  •
  Critically Undercapitalized—The institution fails to meet a critical capital level set by the appropriate federal banking agency. A critically undercapitalized institution has a ratio of tangible equity to total assets that is equal to or less than 2%.

        First Place Bank is subject to heightened capital requirements under the Cease and Desist Order, which requires First Place Bank to have and maintain a Tier 1 (core) capital ratio of at least 8.5% and a total risk-based capital ratio of at least 12.0%. First Place Bank cannot be considered well capitalized while it remains under the Cease and Desist Order, even if the bank's capital ratios exceed the requirements set forth in the Cease and Desist Order.

        Talmer West Bank is subject to heightened capital requirements under the Consent Order, which requires Talmer West Bank to have and maintain a Tier 1 capital ratio of at least 9.0% and a total risk-based capital ratio of at least 12.0%. Talmer West Bank cannot be considered well capitalized while it remains under the Consent Order, even if the bank's capital ratios exceed the requirements set forth in the Consent Order.

        If the applicable federal regulator determines, after notice and an opportunity for hearing, that the institution is in an unsafe or unsound condition, the regulator is authorized to reclassify the institution to the next lower capital category (other than critically undercapitalized) and require the submission of a plan to correct the unsafe or unsound condition.

        If the institution is not well capitalized, it cannot accept brokered deposits without prior FDIC approval. Even if approved, rate restrictions will govern the rate the institution may pay on the brokered deposits. In addition, a bank that is undercapitalized cannot offer an effective yield in excess of 75 basis points over the "national rate" paid on deposits (including brokered deposits, if approval is granted for the bank to accept them) of comparable size and maturity. The "national rate" is defined as a simple average of rates paid by insured depository institutions and branches for which data are available and is published weekly by the FDIC. Institutions subject to the restrictions that believe they are operating in an area where the rates paid on deposits are higher than the "national rate" can use the local market to determine the prevailing rate if they seek and receive a determination from the FDIC that it is operating in a high-rate area. Regardless of the determination, institutions must use the national rate to determine conformance for all deposits outside their market area.

        Moreover, if the institution becomes less than adequately capitalized, it must adopt a capital restoration plan acceptable to the FDIC. The institution also would become subject to increased regulatory oversight, and is increasingly restricted in the scope of its permissible activities. Each company having control over an undercapitalized institution also must provide a limited guarantee that the institution will comply with its capital restoration plan. Except under limited circumstances consistent with an accepted capital restoration plan, an undercapitalized institution may not grow. An undercapitalized institution may not acquire another institution, establish additional branch offices or engage in any new line of business unless it is determined by the appropriate federal banking agency to be consistent with an accepted capital restoration plan, or unless the FDIC determines that the proposed action will further the purpose of prompt corrective action. The appropriate federal banking agency may take any action authorized for a significantly undercapitalized institution if an undercapitalized institution fails to submit an acceptable capital restoration plan or fails in any material respect to implement a plan accepted by the agency. A critically undercapitalized institution is subject to having a receiver or conservator appointed to manage its affairs and for loss of its charter to conduct banking activities.

        An insured depository institution may not pay a management fee to a bank holding company controlling that institution or any other person having control of the institution if, after making the payment, the institution would be undercapitalized. In addition, an institution cannot make a capital distribution, such as a dividend or other distribution that is in substance a distribution of capital, to the owners of the institution if following such a distribution the institution would be undercapitalized.

        As of September 30, 2013, Talmer Bank's regulatory capital surpassed the levels required to be considered "well capitalized." As of September 30, 2013, First Place Bank's regulatory capital surpassed levels required to be in compliance with the Cease and Desist Order. We did not complete the acquisition of Talmer West Bank until January 1, 2014. As of January 1, 2014, we believe Talmer West Bank had the regulatory capital levels necessary to be in compliance with the Consent Order, subject to the finalization of the business combination accounting.

        As further described under "Recent Legislative and Regulatory Initiatives to Address the Financial and Economic Crises—Basel Capital Standards," the Basel Committee released in June 2011 a revised framework for the regulation of capital and liquidity of internationally active banking organizations. The new framework is generally referred to as "Basel III". As discussed above, Basel III when fully phased-in, will require certain bank holding companies and their bank subsidiaries to maintain substantially more capital, with a greater emphasis on common equity. On July 7, 2013, the Federal Reserve adopted a final rule implementing the Basel III standards and complementary parts of Basel II and Basel 2.5. On July 9, 2013, the OCC also adopted a final rule and the FDIC adopted the same provisions in the form of an "interim" final rule.

  Transactions with Affiliates and Insiders

        The Company is a legal entity separate and distinct from its subsidiary banks. Various legal limitations restrict our bank subsidiaries from lending or otherwise supplying funds to the Company or its non-bank subsidiaries. The Company and our subsidiary banks are subject to Sections 23A and 23B of the Federal Reserve Act and Federal Reserve Regulation W.

        Section 23A of the Federal Reserve Act places limits on the amount of loans or extensions of credit to, or investments in, or certain other transactions with, affiliates and on the amount of advances to third parties collateralized by the securities or obligations of affiliates. Section 23A also applies to derivative transactions, repurchase agreements and securities lending and borrowing transactions that cause a bank to have credit exposure to an affiliate. The aggregate of all covered transactions is limited in amount, as to any one affiliate, to 10% of each subsidiary bank's capital and surplus and, as to all affiliates combined, to 20% of each subsidiary bank's capital and surplus. Furthermore, within the foregoing limitations as to amount, each extension of credit or certain other credit exposures must meet specified collateral requirements. These limits apply to any transaction with a third party if the proceeds of the transaction benefit an affiliate. Our subsidiary banks are forbidden to purchase low quality assets from an affiliate.

        Section 23B of the Federal Reserve Act, among other things, prohibits a bank from engaging in certain transactions with certain affiliates unless the transactions are on terms and under circumstances, including credit standards, that are substantially the same, or at least as favorable to such bank or its subsidiaries, as those prevailing at the time for comparable transactions with or involving other nonaffiliated companies. If there are no comparable transactions, a bank's (or one of its subsidiaries') affiliate transaction must be on terms and under circumstances, including credit standards, that in good faith would be offered to, or would apply to, nonaffiliated companies.

        The affiliates of a bank include any holding company of the bank, any other company under common control with the bank (including any company controlled by the same shareholders who control the bank), any subsidiary of the bank that is itself a bank, any company in which the majority of the directors or trustees also constitute a majority of the directors or trustees of the bank or holding company of the bank, any company sponsored and advised on a contractual basis by the bank or an affiliate, and any mutual fund advised by a bank or any of the bank's affiliates. Regulation W generally excludes all non-bank and non-savings association subsidiaries of banks from treatment as affiliates, except for subsidiaries engaged in certain nonbank financial activities or to the extent that the Federal Reserve decides to treat these subsidiaries as affiliates.

        Each of our subsidiary banks is also subject to certain restrictions on extensions of credit to executive officers, directors, certain principal shareholders, and their related interests. Extensions of credit include derivative transactions, repurchase and reverse repurchase agreements, and securities borrowing and lending transactions to the extent that such transactions cause a bank to have credit exposure to an insider. Any extension of credit to an insider:

  •
  must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with third parties; and

  •
  must not involve more than the normal risk of repayment or present other unfavorable features.

        In addition, none of our subsidiary banks may purchase an asset from or sell an asset to an insider unless the transaction is on market terms and, if representing more than 10% of capital, is approved in advance by the disinterested directors.

  Branching

        Talmer Bank and Talmer West Bank, as Michigan state-chartered banks, have authority under Michigan law to establish branches throughout Michigan and in any state, the District of Columbia, any U.S. territory or protectorate, and foreign countries, subject to the receipt of all required regulatory approvals. Furthermore, the Dodd-Frank Act authorizes a state or national bank to branch into any state as if they were chartered in that state.

        First Place Bank, as a federally-chartered savings association, is permitted to branch nationwide subject to certain limitations.

  Anti-Tying Restrictions

        Under amendments to the Bank Holding Company Act and Federal Reserve regulations, a bank is prohibited from engaging in certain tying or reciprocity arrangements with its customers. In general, a bank may not extend credit, lease, sell property, or furnish any services or fix or vary the consideration for these on the condition that:

  •
  the customer obtain or provide some additional credit, property, or services from or to the bank, the bank holding company or its subsidiaries; or

  •
  the customer not obtain some other credit, property, or services from a competitor, except to the extent reasonable conditions are imposed to assure the soundness of the credit extended.

Certain arrangements are permissible: a bank may offer combined-balance products and may otherwise offer more favorable terms if a customer obtains two or more traditional bank products; and certain foreign transactions are exempt from the general rule. A bank holding company or any bank affiliate also is subject to anti-tying requirements in connection with electronic benefit transfer services.

  Community Reinvestment Act

        The Community Reinvestment Act requires a financial institution's primary regulator, which is the FDIC for Talmer Bank and Talmer West Bank, and, the OCC, for First Place Bank, to evaluate the record of each financial institution in meeting the credit needs of its local community, including low and moderate income neighborhoods. These factors are also considered in evaluating mergers, acquisitions and applications to open a branch or facility. Failure to adequately meet these criteria could result in the imposition of additional requirements and limitations on the institution. Additionally, the institution must publicly disclose the terms of various Community Reinvestment Act-related agreements. In their most recent CRA examinations, each of Talmer Bank, Talmer West Bank and First Place Bank received "satisfactory" ratings.

  Consumer Protection Regulations

        Activities of our bank subsidiaries are subject to a variety of statutes and regulations designed to protect consumers. Interest and other charges collected or contracted for by our bank subsidiaries are subject to state usury laws and federal laws concerning interest rates. The loan operations of our bank subsidiaries are also subject to federal laws and regulations applicable to credit transactions, such as:

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  the Dodd-Frank Act that created the Bureau of Consumer Financial Protection within the Federal Reserve, which has broad rule-making authority over a wide range of consumer laws that apply to all insured depository institutions;

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  the federal Truth-In-Lending Act and Regulation Z, governing disclosures of credit terms to consumer borrowers and including substantial new requirements for mortgage lending, as mandated by the Dodd-Frank Act;

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  the Home Mortgage Disclosure Act of 1975 and Regulation C, requiring financial institutions to provide information to enable the public and public officials to determine whether a financial institution is fulfilling its obligation to help meet the housing needs of the community it serves;

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  the Equal Credit Opportunity Act and Regulation B, prohibiting discrimination on the basis of race, color, religion, or other prohibited factors in extending credit;

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  the Fair Credit Reporting Act of 1978, as amended by the Fair and Accurate Credit Transactions Act and Regulation V, as well as the rules and regulations of the FDIC with respect to Talmer Bank and Talmer West Bank, and the OCC with respect to First Place Bank, governing the use and provision of information to credit reporting agencies, certain identity theft protections and certain credit and other disclosures;

  •
  the Fair Debt Collection Practices Act and Regulation F, governing the manner in which consumer debts may be collected by collection agencies; and

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  the Real Estate Settlement Procedures Act and Regulation X, which governs aspects of the settlement process for residential mortgage loans.

        The deposit operations of our bank subsidiaries are also subject to federal laws, such as:

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  the Right to Financial Privacy Act, which imposes a duty to maintain confidentiality of consumer financial records and prescribes procedures for complying with administrative subpoenas of financial records;

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  the Electronic Funds Transfer Act and Regulation E, which governs automatic deposits to and withdrawals from deposit accounts and customers' rights and liabilities arising from the use of automated teller machines and other electronic banking services; and

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  the Truth in Savings Act and Regulation DD, which requires depository institutions to provide disclosures so that consumers can make meaningful comparisons about depository institutions.

  Enforcement Powers

        Talmer Bank, Talmer West Bank and First Place Bank and each of their respective "institution-affiliated parties," including their respective management, employees, agents, independent contractors, and consultants such as attorneys and accountants and others who participate in the conduct of the financial institution's affairs, are subject to potential civil and criminal penalties for violations of law, regulations or written orders of a government agency. These practices can include the failure of an institution to timely file required reports or the filing of false or misleading information or the submission of inaccurate reports. Civil penalties may be as high as $1,375,000 a day for certain violations. Criminal penalties for some financial institution crimes have been increased to 20 years.

        In addition, regulators are provided with considerable flexibility to commence enforcement actions against institutions and institution-affiliated parties. Possible enforcement actions include the termination of deposit insurance. Furthermore, banking agencies' have expansive power to issue cease-and-desist orders. These orders may, among other things, require affirmative action to correct any harm resulting from a violation or practice, including restitution, reimbursement, indemnifications or guarantees against loss. A financial institution may also be ordered to restrict its growth, dispose of certain assets, rescind agreements or contracts or take other actions as determined by the ordering agency to be appropriate.

        The number of government entities authorized to take action against our bank subsidiaries has expanded under the Dodd-Frank Act. The FDIC, with respect to Talmer Bank and Talmer West Bank, and the OCC, with respect to First Place Bank, continue to have primary enforcement authority. In addition, the CFPB also has back-up enforcement authority with respect to the consumer protection statutes above. Specifically, the CFPB may request reports from and conduct limited examinations of our bank subsidiaries in conducting investigations involving the consumer protection statutes. Further, state attorneys general may bring civil actions or other proceedings under the Dodd-Frank Act or regulations against state-chartered banks, including Talmer Bank and Talmer West Bank. Prior notice to the CFPB and the FDIC would be necessary for an action against Talmer Bank and Talmer West Bank. State attorneys general also may bring actions against federally chartered depository institutions, including First Place Bank, to enforce the CFPB's consumer protection regulations. The CFPB may intervene in any of these actions.

  Anti-Money Laundering

        Financial institutions must maintain anti-money laundering programs that include established internal policies, procedures and controls; a designated compliance officer; an ongoing employee training program; and testing of the program by an independent audit function. Financial institutions are also prohibited from entering into specified financial transactions and account relationships and must meet enhanced standards for due diligence and "knowing your customer" in their dealings with foreign financial institutions, foreign customers and other high risk customers. Financial institutions must take reasonable steps to conduct enhanced scrutiny of account relationships to guard against money laundering and to report any suspicious transactions, and recent laws provide law enforcement authorities with increased access to financial information maintained by banks. Anti-money laundering obligations have been substantially strengthened as a result of the USA PATRIOT Act, enacted in 2001 and renewed through 2015, as described below. Bank regulators routinely examine institutions for compliance with these obligations, and this area has become a particular focus of the regulators in recent years. In addition, the regulators are required to consider compliance in connection with the regulatory review of applications. The regulatory authorities have been active in imposing "cease and desist" orders and money penalty sanctions against institutions found to be violating these obligations.

  USA PATRIOT Act

        The USA PATRIOT Act became effective on October 26, 2001 and amended the Bank Secrecy Act. The USA PATRIOT Act provides, in part, for the facilitation of information sharing among governmental entities and financial institutions for the purpose of combating terrorism and money laundering by enhancing anti-money laundering and financial transparency laws, as well as enhanced information collection tools and enforcement mechanics for the U.S. government, including:

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  requiring standards for verifying customer identification at account opening;

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  rules to promote cooperation among financial institutions, regulators and law enforcement entities in identifying parties that may be involved in terrorism or money laundering;

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  reports by nonfinancial trades and businesses filed with the Treasury Department's Financial Crimes Enforcement Network for transactions exceeding $10,000; and

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  filing suspicious activities reports by brokers and dealers if they believe a customer may be violating U.S. laws and regulations.

        The USA PATRIOT Act requires financial institutions to undertake enhanced due diligence of private bank accounts or correspondent accounts for non-U.S. persons that they administer, maintain, or manage. Bank regulators routinely examine institutions for compliance with these obligations and are required to consider compliance in connection with the regulatory review of applications.

        Under the USA PATRIOT Act, the Financial Crimes Enforcement Network ("FinCEN") can send our subsidiary banks lists of the names of persons suspected of involvement in terrorist activities or money laundering. Each of our subsidiary banks may be requested to search their respective records for any relationships or transactions with persons on those lists. If the subsidiary bank finds any relationships or transactions, it must report those relationships or transactions to FinCEN.

  The Office of Foreign Assets Control

        The Office of Foreign Assets Control ("OFAC"), which is an office in the U.S. Department of the Treasury, is responsible for helping to ensure that U.S. entities do not engage in transactions with "enemies" of the United States, as defined by various Executive Orders and Acts of Congress. OFAC publishes lists of names of persons and organizations suspected of aiding, harboring or engaging in terrorist acts; owned or controlled by, or acting on behalf of target countries, and narcotics traffickers. If a bank finds a name on any transaction, account or wire transfer that is on an OFAC list, it must freeze or block the transactions on the account. Each of our subsidiary banks has appointed a compliance officer to oversee the inspection of its accounts and the filing of any notifications. Each of our subsidiary banks actively checks high-risk OFAC areas such as new accounts, wire transfers and customer files. These checks are performed using software that is updated each time a modification is made to the lists provided by OFAC and other agencies of Specially Designated Nationals and Blocked Persons.

  Privacy and Credit Reporting

        Financial institutions are required to disclose their policies for collecting and protecting confidential information. Customers generally may prevent financial institutions from sharing nonpublic personal financial information with nonaffiliated third parties except under narrow circumstances, such as the processing of transactions requested by the consumer or when the financial institution is jointly sponsoring a product or service with a nonaffiliated third party. Additionally, financial institutions generally may not disclose consumer account numbers to any nonaffiliated third party for use in telemarketing, direct mail marketing or other marketing to consumers. Each of our subsidiary bank's policy is not to disclose any personal information unless permitted by law.

        Like other lending institutions, our subsidiary banks use credit bureau data in their respective underwriting activities. Use of that data is regulated under the Federal Credit Reporting Act on a uniform, nationwide basis, including credit reporting, prescreening, sharing of information between affiliates, and the use of credit data. The Fair and Accurate Credit Transactions Act of 2003 allows states to enact identity theft laws that are not inconsistent with the conduct required by the provisions of the act.

  Payment of Dividends

        The Company is a legal entity separate and distinct from its subsidiaries. While there are various legal and regulatory limitations under federal and state law on the extent to which our subsidiary banks can pay dividends or otherwise supply funds to the Company, the principal source of the Company's cash revenues is dividends from our subsidiary banks. The relevant federal and state regulatory agencies also have authority to prohibit a bank or bank holding company, which would include the Company and our subsidiary banks, from engaging in what, in the opinion of the regulatory body, constitutes an unsafe or unsound practice in conducting its business. The payment of dividends could, depending upon the financial condition of the subsidiary, be deemed to constitute an unsafe or unsound practice in conducting its business.

        Under Michigan law, a Michigan state-chartered bank, including Talmer Bank and Talmer West Bank, cannot declare or pay a cash dividend or dividend in kind unless such bank will have a surplus amounting to not less than 20% of its capital after payment of the dividend. In addition, Michigan state-chartered banks may pay dividends only out of net income then on hand, after deducting its bad debts. Further, Michigan state-chartered banks may not declare or pay a dividend until cumulative dividends on preferred stock, if any, are paid in full. These limitations can affect Talmer Bank's and Talmer West Bank's ability to pay dividends. Under the terms of the Consent Order, Talmer West Bank is prohibited from paying dividends without the prior written approval of the FDIC and the Michigan Department of Insurance and Financial Services.

        In addition, federal regulations impose limitations upon all capital distributions by First Place Bank as a federal savings association, including cash dividends. In general, under OCC capital distribution regulations, an application to and the prior approval of the OCC is required before an institution makes a capital distribution if: (i) the institution does not meet certain criteria for "expedited treatment" for applications under the regulations; (ii) the total capital distributions by the institution for the calendar year exceed net income for that year plus the amount of retained net income for the preceding two years; (iii) the institution would be undercapitalized following the distribution; or (iv) the distribution would otherwise be contrary to a statute, regulation or agreement with the OCC. If an application is not required, the institution may still need to give advance notice to the OCC of the capital distribution. In addition, the OCC could prohibit a proposed capital distribution by any institution, which would otherwise be permitted by the regulation, if the OCC determines that such distribution would constitute an unsafe or unsound practice. Under the terms of the Cease and Desist Order, First Place Bank is prohibited from paying dividends without the prior written approval of the OCC.

  Check 21

        The Check Clearing for the 21st Century Act gives "substitute checks," such as a digital image of a check and copies made from that image, the same legal standing as the original paper check. Some of the major provisions include:

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  allowing check truncation without making it mandatory;

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  requiring every financial institution to communicate to accountholders in writing a description of its substitute check processing program and their rights under the law;

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  legalizing substitutions for and replacements of paper checks without agreement from consumers;

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  retaining in place the previously mandated electronic collection and return of checks between financial institutions only when individual agreements are in place;

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  requiring that when accountholders request verification, financial institutions produce the original check (or a copy that accurately represents the original) and demonstrate that the account debit was accurate and valid; and

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  generally requiring the re-crediting of funds to an individual's account on the next business day after a consumer proves that the financial institution has erred.

  Effect of Governmental Monetary Policies

        Our earnings are affected by domestic economic conditions and the monetary and fiscal policies of the United States government and its agencies. The Federal Reserve's monetary policies have had, and are likely to continue to have, an important effect on the operating results of commercial banks. These policies have major effects on the levels of bank loans, investments and deposits through the Federal Reserve's open market operations in United States government securities and through its regulation of the discount rate on borrowings of member banks and the reserve requirements against member bank deposits. We cannot predict the nature or effect of future changes in monetary and fiscal policies.

  Insurance of Accounts and Regulation by the FDIC

        The deposits of our subsidiary banks are insured up to applicable limits by the Deposit Insurance Fund of the FDIC. The Dodd Frank Act permanently increased the maximum amount of deposit insurance for banks, savings associations and credit unions to $250,000 per account. As insurer, the FDIC imposes deposit insurance premiums and is authorized to conduct examinations of and to require reporting by FDIC insured institutions. It also may prohibit any FDIC insured institution from engaging in any activity the FDIC determines by regulation or order to pose a serious risk to the insurance fund.

        FDIC insured institutions are required to pay a Financing Corporation assessment to fund the interest on bonds issued to resolve thrift failures in the 1980s. These assessments, which may be revised based upon the level of deposits, will continue until the bonds mature in the years 2017 through 2019.

        The FDIC may terminate the deposit insurance of any insured depository institution if it determines after a notice and hearing that the institution has engaged in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations or has violated any applicable law, regulation, rule, order or condition imposed by the FDIC. It also may suspend deposit insurance temporarily during the hearing process for the permanent termination of insurance if the institution has no tangible capital. If insurance of accounts is terminated, the accounts at the institution at the time of the termination, less subsequent withdrawals, remain insured for a period of six months to two years, as determined by the FDIC.

  Proposed Legislation and Regulatory Action

        New regulations and statutes are regularly proposed that contain wide-ranging provisions for altering the structures, regulations and competitive relationships of the nation's financial institutions. We cannot predict whether or in what form any proposed regulation or statute will be adopted or the extent to which our business may be affected by any new regulation or statute.

MANAGEMENT

Executive Officers and Directors

        Our executive officers and directors and their ages and positions with us as of January 31, 2014 are as follows:

Name	Age	Position
Executive Officers:
David Provost	60	Chief Executive Officer, President and Director of the Company and Talmer Bank
Gary Torgow	57	Chairman of the Company and the Board of Directors
Dennis Klaeser	56	Chief Financial Officer and Executive Managing Director of the Company and Talmer Bank and Chief Financial Officer of First Place Bank
Gary Collins	55	Vice Chairman and Director of the Company and Talmer Bank and Chief Executive Officer and President of Talmer West Bank
Thomas Shafer	55	Vice Chairman of the Company and Chief Executive Officer and President of First Place Bank
Bradley Adams	39	Executive Managing Director—Corporate Development of the Company and Talmer Bank
Gregory Bixby	48	Executive Managing Director and Chief Information Officer of the Company and Talmer Bank
Clarissa Chartier	54	Executive Managing Director and Chief Credit Officer of Talmer Bank and Talmer West Bank
James Dunn	54	Executive Managing Director and Chief Legal Counsel of Talmer Bank and Secretary of the Company
Kathleen Wendt	40	Executive Managing Director and Chief Accounting Officer of the Company and Talmer Bank
Non-Executive Directors:
Max Berlin	43	Director
Donald Coleman	62	Director
Jennifer Granholm	54	Director
Paul Hodges, III	59	Director
Ronald Klein	55	Director
David Leitch	53	Director
Barbara Mahone	67	Director
Robert Naftaly	75	Director
Albert Papa	62	Director
Wilbur Ross, Jr.	76	Director
Thomas Schellenberg	67	Director
Arthur Weiss	65	Director

        The business experience and background of each of our directors and executive officers is provided below. Our directors are elected at each annual shareholders meeting to serve a one-year term expiring at the next annual shareholders meeting and until their successors are elected and qualified.

 Executive Officers

David Provost, Chief Executive Office, President and Director of the Company and Talmer Bank

        David Provost was appointed Chief Executive Officer of Talmer Bank in early 2008. He has served as Chief Executive Officer, President and a director of the Company, and as President and Chairman of Talmer Bank since December 2009. Upon our acquisition of First Place Bank, Mr. Provost was appointed to serve as Chairman of First Place Bank's board of directors. Before joining us, Mr. Provost served as Chairman and Chief Executive Officer of The PrivateBank—Michigan, which at that time was a subsidiary of Chicago based PrivateBancorp, Inc. Mr. Provost also served as President and Chief Executive Officer of Bloomfield Hills Bancorp, and Chairman and Chief Executive Officer of The Private Bank. Before his leadership role at The PrivateBank, Mr. Provost served 13 years in various capacities at Manufacturers National Bank of Detroit and Manufacturers National Bank of Novi, now known as Comerica Bank. Mr. Provost serves as a member of the Board of Directors and Chairman of the Audit Committee for Plastipak Holdings, Inc. and its subsidiaries. From 2010 until 2011, he served on the Board of Directors of Empire American Realty Trust, Inc., now Independence Realty Trust, Inc. Mr. Provost has extensive banking experience and has been an integral part of the daily operations since 2008. His breadth of experience, institutional knowledge of the company, and leadership skills are critical assets to the board.

Gary Torgow, Chairman of the Company and the Board of Directors

        Gary Torgow has been Chairman of the Company and the Board of Directors of the Company since December 2009. Mr. Torgow has also served Talmer Bank in an executive capacity since January 2010. Upon our acquisition of First Place Bank, Mr. Torgow was appointed to serve on First Place Bank's board of directors. Before joining our company, he served as the founder and Chairman of the Sterling Group, a Michigan-based real estate, development, investment and management company that has acquired, developed and operated a number of landmark properties and businesses in Southeast Michigan. Mr. Torgow was also a former Board member of the Bank of Bloomfield Hills and the Michigan Board of The PrivateBank. Mr. Torgow serves on the board and audit committees of Jackson National Life Insurance of New York, on the board and finance committee of Blue Cross Blue Shield of Michigan, and on the boards of Henry Ford Health Systems Foundation, Wayne State University Foundation and the Community Foundation of Southeastern Michigan. From 2010 until 2011, he served on the Board of Directors of Empire American Realty Trust, Inc., now Independence Realty Trust, Inc. He is also a member of the Michigan Bar Association and earned his Juris Doctor Degree at Wayne State University. Mr. Torgow's extensive experience in banking, business and real estate related endeavors is a valuable asset to the board and provides a unique knowledge of the markets in which we operate.

Dennis Klaeser, Chief Financial Officer and Executive Managing Director of the Company and Talmer Bank and Chief Financial Officer of First Place Bank

        Dennis Klaeser has served as our Chief Financial Officer and an Executive Managing Director since May 2010. Upon our acquisition of First Place Bank, Mr. Klaeser was appointed to serve as Chief Financial Officer and as a director of First Place Bank. Before joining us, Mr. Klaeser was a senior Midwest bank analyst with Raymond James from April 2009 to May 2010. From 2003 until 2009, he was Chief Financial Officer of PrivateBancorp, Inc., where he was responsible for financial and accounting functions as well as strategic planning, capital markets, SEC, regulatory and board reporting, Sarbanes-Oxley, and investor relations. From 2000 through 2002, Mr. Klaeser was Managing Director and Head of the Financial Institutions Group for Anderson Corporate Finance, a division of Arthur Andersen, where he was responsible for advising financial institutions on complex M&A transactions, restructuring, and divestures. Mr. Klaeser also spent seven years as an investment banker and was head of the Financial Institutions Group at EVEREN Securities, which was acquired by First Union

Securities. During his career, Mr. Klaeser has managed more than 30 M&A and capital transactions for financial institutions.

Gary Collins, Vice Chairman and Director of the Company and Talmer Bank and Chief Executive Officer and President of Talmer West Bank

        Gary Collins has been a director of the Company and Talmer Bank since April 2010 and a Vice Chairman of the Company and Talmer Bank since March 2011. Upon our acquisition of Talmer West Bank, Mr. Collins was appointed to serve as Chief Executive Officer and President and as a director of Talmer West Bank. Mr. Collins has over 30 years of banking experience in the Chicago and Midwest markets where he most recently served as Chairman and Co-Chief Executive Officer of Lake Shore Wisconsin Corporation from 2010 until 2011, before joining the Company. Before joining Lakeshore Wisconsin Corporation, Mr. Collins was a founding Managing Director and also served as Vice Chairman of the Private Bank—Chicago from 1991 until 2009. During his 18 year tenure, The Private Bank and Trust Company—Chicago grew to $4.5 billion in assets. Mr. Collins brings to our board valuable and extensive banking experience gained from managing and overseeing a broad range of operations, including mortgage and retail banking during his tenure at Lake Shore Wisconsin Corporation and The PrivateBank and Trust Company. His experience in leadership roles and activities at both organizations qualifies him to serve on our board.

Thomas Shafer, Vice Chairman of the Company and Talmer Bank and Chief Executive Officer and President of First Place Bank

        Thomas Shafer joined Talmer Bank in May 2010 and has served as a Vice Chairman of the Company since 2011. Upon our acquisition of First Place Bank, Mr. Shafer was appointed to serve as Chief Executive Officer and President and as a director of First Place Bank. Before joining Talmer Bank, Mr. Shafer held various executive level positions with the Citizens Republic Bancorp over a 16 year period, most recently as Executive Vice President, Specialty Banking, which included all large credit exposure clients, healthcare banking, treasury services and trade finances. Previous roles with the Citizens Republic Bancorp included Executive Vice President, Regional Banking, where he managed all of the bank's regions in their four-state footprint in 2009, and the East Michigan region in 2008, Executive Vice President of Commercial Banking, Chief Credit Officer and Regional President, Southeast Michigan, where he led the bank's initiative to enter Michigan's largest market. During his tenure with Citizens Republic Bancorp, he was materially involved in the due diligence, purchase and integration of ten Midwest financial institutions. Before joining Citizens Republic Bancorp, he held numerous positions with Michigan National Bank primarily in Southeast Michigan.

Bradley Adams, Executive Managing Director—Corporate Development of the Company and Talmer Bank

        Bradley Adams joined Talmer Bank in December 2010 and has served as an Executive Managing Director of the Company since 2011. Mr. Adams has over 15 years of banking and management experience including merger and acquisition analysis, financial reporting and credit underwriting. He is responsible for our corporate development activities including merger and valuation analysis and management of internal financial reporting. Mr. Adams served as a consultant on acquisition related matters for Talmer Bank in the year prior to joining Talmer Bank. From 2008 to 2010, Mr. Adams served as Manager of Mergers and Acquisitions for Atlantic Bank & Trust, a community bank pursuing private capital for an acquisition driven growth strategy. From 2006 to 2008, Mr. Adams served as a Managing Director for W2 Freedom, LLC, a private investment fund manager focused on investing in community banks, where he was responsible for conducting financial analysis of potential investment opportunities. Mr. Adams is the former Director of Investor Relations for Fifth Third Bancorp, a $100 billion plus Midwest-based financial institution.

Gregory Bixby, Executive Managing Director and Chief Information Officer of the Company and Talmer Bank and Chief Operating Officer of First Place Bank

        Gregory Bixby joined Talmer Bank in May 2011 as Chief Information Officer and Executive Managing Director. He was also appointed as Chief Operating Officer of First Place Bank in May 2013. Mr. Bixby has over 25 years of experience in technology and operations. He previously served as Chief Information Officer for Capitol Bancorp Ltd. from 2007 through 2011, where he provided strategic oversight of the operations and technology group and was responsible for redesigning and improving the company's technology operations to provide applications appropriate for the size, scale and complexity of the organization. Before that, Mr. Bixby served as Senior Vice President and Chief Information Officer for Republic Bancorp Inc. from 1997 through 2007, and Vice President of Information Technology for Republic Bancorp Mortgage Inc. from 1993 through 1996. In addition to banking, Mr. Bixby has held information technology related positions in a variety of other industries including legal, steel manufacturing and training.

Clarissa Chartier, Executive Managing Director of Talmer Bank and Chief Credit Officer of Talmer Bank and Talmer West Bank

        Clarissa Chartier joined Talmer Bank in April 2011 and currently serves as Chief Credit Officer and Executive Managing Director. Upon our acquisition of Talmer West Bank, Ms. Chartier was appointed to serve as Chief Credit Officer of Talmer West Bank. Before joining Talmer Bank, Ms. Chartier held various executive level positions at Citizens Republic Bancorp over an eight year period, most recently as Regional President of Southeastern Michigan and Ohio, where she was responsible for commercial, retail and specialty lending, including trade finance. Before joining Citizens Republic Bancorp, Ms. Chartier worked for 19 years at First Chicago/NBD Bank (now Chase Bank) in various commercial management positions with particular experience in large corporate and middle market commercial lending.

James Dunn, Chief Legal Counsel and Executive Managing Director of Talmer Bank and Secretary of the Company

        James Dunn joined Talmer Bank in May 2008 and currently serves as Chief Legal Counsel and Executive Managing Director. He also serves as Secretary of the Company. Mr. Dunn previously served as our Chief Credit Officer. From 2005 to 2008, Mr. Dunn served as a Managing Director of The PrivateBank—Michigan, a subsidiary of PrivateBancorp, Inc., and was responsible for commercial and consumer loan documentation, lending compliance, collection and litigation, and general legal counsel consultation. Before his employment at The PrivateBank—Michigan, he was a shareholder and partner at the law firm of Strobl & Sharp, P.C. and began his legal career at the law firm of Plunkett & Cooney, P.C., where his practice concentrated on general civil litigation, real estate and bank regulatory matters. Mr. Dunn began his banking career at the Bank of the Commonwealth in 1981, joined First Federal Saving Bank and Trust as its Commercial Credit Manager in 1984 and joined Michigan National Bank as an Assistant Vice President and Commercial Loan Officer in 1986.

Kathleen Wendt, Executive Managing Director and Chief Accounting Officer of the Company and Talmer Bank

        Kathleen Wendt joined Talmer Bank in June 2011 and serves as Chief Accounting Officer and Executive Managing Director. Ms. Wendt is a certified public accountant with experience in financial reporting, accounting policy and the management of controls over financial reporting. She has over ten years of banking experience and over 15 years of experience in accounting and auditing. Before joining Talmer Bank, Ms. Wendt served in a number of positions with Comerica Incorporated, a financial institution with $60 billion plus in total assets, from May 2003 until June 2011, including Senior Vice President, Director of External Reporting and Senior Vice President, Director of

Accounting Policy and Financial Procedures and Controls. Before that, Ms. Wendt served as an Assurance Manager at PricewaterhouseCoopers located in Chicago, Illinois and Zurich, Switzerland.

Board of Directors

        The board currently consists of 15 members. All of the directors other than Messrs. Provost, Collins and Torgow qualify as independent directors under the corporate governance standards of The NASDAQ Capital Market, the exchange that we selected in order to determine whether our directors and committee members meet the independence criteria of a national securities exchange, as required by Item 407(a) of Regulation S-K.

Max Berlin

        Max Berlin has been a director of the Company and Talmer Bank since April 2010. Mr. Berlin was the President and Chief Executive Officer of MeasureComp LLC, a leading floor covering computerized measuring system, until the business was sold to the Home Depot, Inc., in May 2012. Mr. Berlin serves on the board of directors of Orthodox Union, New York. He is a former director of The PrivateBank—Michigan, now a part of The PrivateBank, a subsidiary of PrivateBancorp, Inc. and Providence Hospital, Southfield. Mr. Berlin's experience as the president and chief executive officer of a successful business offers the board management experience, leadership capabilities, financial knowledge and business acumen.

Donald Coleman

        Donald Coleman has been a director of the Company and Talmer Bank since April 2010. Mr. Coleman has been the Chairman and Chief Executive Officer of GlobalHue, the nation's largest minority-owned, full-service marketing communications agency, since 1988. He has also served as Chief Executive Officer of MultiConnect Marketing, a public relations, community relations and cause marketing firm, since 2005. Mr. Coleman is a former director of The PrivateBank—Michigan, a subsidiary of PrivateBancorp, Inc. Mr. Coleman's managerial and business experience provides us with a unique insight into our sales and marketing activities.

Jennifer Granholm

        Jennifer Granholm has been a director of the Company and Talmer Bank since August 2013. Ms. Granholm has more than 25 years of experience in leadership positions and public service, including serving as the Attorney General of the State of Michigan from 1999 until 2003, and as Governor of the State of Michigan from 2003 until 2011. Ms. Granholm is currently a Distinguished Practitioner of Law and Public Policy at the University of California Berkley, a position she has held since 2011. She is also a national speaker on governing, women, energy, education and health care for Keppler Speakers Bureau. She is a contributor on NBC's Meet the Press and a Columnist for Politico, and from November 2011 until February 2013, she was a political talk show host on Current TV, a nightly prime time talk show. She serves on the Board of Directors for Fincantieri/Marinette Marine shipbuilding. Ms. Granholm served on the Board of Directors for Dow Chemical Company and a Senior Advisor on Energy for the Pew Charitable Trusts in 2011. Ms. Granholm's substantial executive leadership experience and public service, particularly in the State of Michigan, is a valuable asset to the board.

Paul Hodges, III

        Paul Hodges, III has been a director of the Company and Talmer Bank since April 2010. Mr. Hodges is the Chief Executive Officer of Yottabyte, LLC, a cloud technology platform provider. Mr. Hodges is the former President and Chief Executive Officer of Codespear LLC, an interoperable communications company, which he sold in January 2007. Mr. Hodges has more than 25 years of high-tech experience, specializing in the areas of enterprise computing, networks and integration services. He was previously the President and Chief Executive Officer of Bloomfield Computer Systems, Hewlett Packard's largest Channel Partner in North America. Mr. Hodges has extensive experience as a successful business owner and also provides the board with expertise in matters relating to technology.

Ronald Klein

        Ronald Klein has been a director of the Company and Talmer Bank since April 2010. Upon our acquisitions of First Place Bank and Talmer West Bank, Mr. Klein was appointed to serve as a director of First Place Bank and Talmer West Bank. Mr. Klein has served as a director and Chief Executive Officer of Origen Financial, Inc. and its predecessor since February 1999. Origen Financial, Inc. is a REIT that originated and serviced manufactured home loans until 2008, after which it has managed its securitized loan portfolio. Mr. Klein is also actively involved with several closely-held companies in the real estate industry and the technology industry. He is a graduate of the University of Michigan Law School. Mr. Klein's financial acumen and his professional experience in the real estate industry are valuable assets to the board.

David Leitch

        David Leitch has been a director of the Company and Talmer Bank since January 2011. Mr. Leitch has served as General Counsel and Group Vice President of Ford Motor Company since April 2005, where he leads the company's litigation, tax, corporate and intellectual property efforts and is also responsible for the company's General Auditor's Office. Before joining Ford, Mr. Leitch served in the White House as Deputy Counsel to President George W. Bush. From June 2001 through December 2002, Mr. Leitch served as Chief Counsel for the Federal Aviation Administration. He is also a past deputy assistant attorney general in the U.S. Department of Justice, Office of Legal Counsel. From 2006 through 2012, he was Chair of the Supreme Court Fellows Commission. Mr. Leitch also serves as Chair of the National Chamber Litigation Center board of directors. Mr. Leitch's professional experience as an attorney provides the board with legal insight, and his strong analytical skills are helpful to the board's ability to manage the affairs of a highly regulated company.

Barbara Mahone

        Barbara Mahone has been a director of the Company and Talmer Bank since March 2013. Ms. Mahone has more than 30 years of experience in executive leadership positions providing human resources skills with emphasis on domestic and global human resource strategies. Ms. Mahone retired from General Motors in 2008 as Executive Director, Human Resources, after 38 years of service. Ms. Mahone currently serves on the Board of Directors for William Beaumont Health System where she is the Chair of the Organization and Compensation Committee. She also serves on the Walsh College Board of Trustees, the Shiloh Community Restoration Foundation Board and the Bizdom Board. Ms. Mahone also served on the Board of Directors of Charter One Bank from 2002 until 2004. She has leadership experience with the U.S. Government as an appointee of President Ronald Reagan as Chair of the Federal Labor Relations Authority from 1983 until 1984, a position that requires confirmation from the U.S. Senate. Ms. Mahone's executive level experience in human resources, together with her experience serving as a director with several companies, are valuable assets to the board.

Robert Naftaly

        Robert Naftaly has been a director of the Company and Talmer Bank since April 2010. Upon our acquisitions of First Place Bank and Talmer West Bank, Mr. Naftaly was appointed to serve as a director of First Place Bank and Talmer West Bank. Mr. Naftaly is retired as President and Chief

Executive Officer of PPOM, an independent operating subsidiary of Blue Cross Blue Shield of Michigan, and as Executive Vice President and Chief Operating Officer of BCBS of Michigan. Before that, Mr. Naftaly served as Vice President and General Auditor of the Detroit Edison Company, and was also the Director of Management and Budget for the State of Michigan. He was a managing partner and founder of Geller & Naftaly, Herbach and Shapiro, a certified public accounting firm. Mr. Naftaly also serves on the board of directors for Sun Communities Inc., and Meadowbrook Insurance Group, Inc. He is also a member of the State of Michigan Tax Commission, and he chairs the UAW Retiree Medical Trust VEBA. He is a former director of The PrivateBank—Michigan, now a part of The PrivateBank, a subsidiary of PrivateBancorp, Inc. Mr. Naftaly's expertise in financial and accounting matters for complex organizations provides a valuable resource to the board.

Albert Papa

        Albert Papa has been a director of the Company and Talmer Bank since April 2010. Mr. Papa has been the Chairman and Chief Executive Officer of Cambridge Consulting Group, one of Michigan's largest privately-held insurance, benefits, and financial services firms with offices in Michigan and New York, since 1985. Mr. Papa focuses much of his time in working with affluent families in developing estate tax reduction and estate tax payment strategies. He also serves as a consultant for a Fortune Global 50 insurance company as well as providing consulting services to financial services and insurance agencies throughout the United States. Mr. Papa is a long-time and active member of the Advanced Association of Life Underwriters and the Oakland County Estate Planning Council. He also sits on the Board of Directors of EARC, a reinsurance company. He is a former director of The PrivateBank—Michigan, now a part of The PrivateBank, a subsidiary of PrivateBancorp, Inc. Mr. Papa's expertise in financial and accounting matters as well as his extensive business experience provides the board insight and a unique knowledge of our target customers.

Wilbur Ross, Jr.

        Wilbur Ross, Jr. has been a director of the Company and Talmer Bank since April 2010. Mr. Ross is an acknowledged industry leader in bankruptcy, restructuring and privatization services, and is one of the leading investors in bankruptcies and out-of-court restructurings. Mr. Ross has been the Chairman and Chief Executive Officer of WL Ross & Co. LLC, a private equity firm, since 2007. Mr. Ross has assisted in restructuring more than $400 billion of corporate liabilities. Mr. Ross is currently a member of the board of directors of a number of companies including: ArcelorMittal, a steel company; Air Lease Corporation, an aircraft leasing company; Assured Guaranty Ltd., a company that provides credit protection products; BankUnited, Inc., a bank holding company headquartered in Florida; The Governor and Company of the Bank of Ireland, a commercial bank operation in Ireland; EXCO Resources Inc., an oil and natural gas company; International Textile Group, Inc., a global, diversified textile provider; Navigator Holdings Ltd., a provider of international seaborne transportation services; Ocwen Financial Corporation, a mortgage servicing company; Plascar Participacoes SA, a manufacturer of automotive interiors; and Sun Bancorp, a bank holding company headquartered in New Jersey. Mr. Ross's experience as both an investor in and as a member of boards of directors of several businesses qualifies him to serve on our board. His experience helps us to manage both growth and risk in our existing business. Mr. Ross serves as the representative of WLR Recovery Fund IV, L.P. and WLR IV Parallel ESC, L.P. (which we refer to as the "WL Ross Funds") on our Board of Directors pursuant to the WL Ross Funds' contractual director nomination right. See "Certain Relationships and Related Party Transactions—Arrangements with the WL Ross Funds."

Thomas Schellenberg

        Thomas Schellenberg has been a director of the Company and Talmer Bank since April 2010. Upon our acquisitions of First Place Bank and Talmer West Bank, Mr. Schellenberg was appointed to serve as a director of First Place Bank and Talmer West Bank. Mr. Schellenberg has been a licensed certified public accountant for over 37 years and licensed attorney for 39 years. He was employed by Touche Ross & Co. (now Deloitte) for almost nine years and served as bank tax expert and tax manager for the Detroit office prior to forming his own CPA firm in 1981. Since 1989, he has been President of the tax and business consulting firm of Schellenberg & Associates, P.C., which sold its name, operating assets and client base to Metzler Locricchio Serra & Co. P.C., a certified public accounting firm, in 2012. Mr. Schellenberg is now a principal with Metzler Locricchio Serra & Co. P.C. and is President of Schell-Young Investments, Inc. Mr. Schellenberg serves on the board of directors of Plastipak Holdings, Inc. and its subsidiaries. He is a former director of The PrivateBank—Michigan, now a part of The PrivateBank, a subsidiary of PrivateBancorp, Inc. Mr. Schellenberg's experience as a licensed certified public accountant offers the board financial acumen and analytical skills to help us manage our growth and risk in the existing business.

Arthur Weiss

        Arthur Weiss has been a director of the Company and Talmer Bank since May 2007. Mr. Weiss is a shareholder and Chairman of the Board of Directors of the law firm of Jaffe, Raitt, Heuer & Weiss, Professional Corporation, where he has practiced law since 1976. He represents business owners, professionals, corporate executives and corporations with stock and asset sales, debt restructurings, financings, mergers and acquisitions and all aspects of taxation. Mr. Weiss has served on the board of directors of Sun Communities, Inc., a publicly traded REIT that owns and operates manufactured housing communities, since 1996. He was recently appointed to the board of USMM, LLC, a majority owned subsidiary of Centene Corporation, a publicly traded company. Mr. Weiss also serves as a board member on a number of non-profit private foundations and public charities, and he is an executive officer of the Detroit Symphony Orchestra, Inc. Mr. Weiss's over 35 years of legal experience provides our board not only with legal insight but also a unique perspective of the markets in which we operate.

Compensation Committee Interlocks and Insider Participation

        For the year ended December 31, 2013, our compensation committee consisted of Messrs. Schellenberg, Klein, Ross and Berlin and Ms. Mahone. None of them has at any time been an officer or employee of the Company, and none has had any relationship with the Company of the type that is required to be disclosed under Item 404 of Regulation S-K. During 2013, none of our executive officers served as a member of the board of directors, compensation committee or other board committee performing equivalent functions of another entity that had one or more executive officers serving as a member of the board of directors or compensation committee of the Company.

EXECUTIVE COMPENSATION

Summary Compensation Table

        The following table sets forth information concerning all compensation awarded to, earned by or paid to our principal executive officer and our two other most highly compensated executive officers, collectively referred to as "named executive officers" in this prospectus, for all services rendered in all capacities to us and our subsidiaries for the fiscal years ended December 31, 2013 and 2012.

	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)	Option Awards ($)(2)	Non- Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(3)	Total ($)
David Provost	2013	500,000	2,000,000	—	1,696,580	—	—	21,976	4,218,556
Chief Executive	2012	500,000	500,000	—	—	—	—	19,646	1,019,646
Officer and
President
Gary Torgow	2013	500,000	2,000,000	—	1,696,580	—	—	14,010	4,210,590
Chairman	2012	500,000	500,000	—	—	—	—	11,212	1,011,212
Dennis Klaeser	2013	361,539	875,000	—	339,316	—	—	9,350	1,585,205
Chief Financial	2012	325,000	192,500	—	—	—	—	8,750	526,250
Officer

(1)
These amounts reflect annual incentive payments determined by the board of directors based on achievement of certain performance criteria, performance of the individual, and other such criteria determined by the board of directors and its compensation committee.

(2)
On January 2, 2013, Messrs. Provost and Torgow were each granted an option to purchase 750,000 shares of common stock for $8.25 per share and Mr. Klaeser was granted an option to purchase 150,000 shares of common stock for $8.25 per share. All of these options were fully exercisable on the date of grant. The amounts included in this column reflect the aggregate grant date fair value of the stock option awards determined in accordance with FASB ASC Topic 718. The grant date fair value of the stock options was estimated using the Black Scholes option pricing model. Assumptions made in the valuation of awards can be found in Note 15 of our unaudited consolidated financial statements for the period ended September 30, 2013.

(3)
All of the amounts shown in the All Other Compensation column are for country club dues and 401(k) contributions by the Company, except for the 2012 amount for Mr. Torgow which also includes the payment of health insurance premiums.

Employment Agreements with Named Executive Officers

        We currently have employment agreements with each of our named executive officers. We have included below descriptions of the current employment agreements for each of these officers.

David Provost—President and Chief Executive Officer of the Company and Talmer Bank

        On April 30, 2010, but effective as of January 1, 2010, we entered into an employment agreement with Mr. Provost to serve as President and Chief Executive Officer of the Company and Talmer Bank and Chairman of the Talmer Bank. Mr. Provost's employment agreement is for an initial five-year term, and will be automatically renewed for successive one-year terms, unless either party provides 160 days' written notice of termination prior to the expiration of the then-current term. Under the employment agreement, Mr. Provost will receive an annual base salary of $500,000. Mr. Provost's base salary may be increased at the sole discretion of the board of directors upon a recommendation by our Compensation Committee.

        In addition to his base salary, Mr. Provost is eligible to receive an annual incentive bonus, as determined by our board of directors and based on our performance, Mr. Provost's performance, and such other criteria as the board of directors and our Compensation Committee may, from time to time, determine. In 2011, Mr. Provost received a bonus of $1.5 million based on our achievement of certain financial performance metrics sets forth in his employment agreement. Further, under the terms of his employment agreement, Mr. Provost was awarded 850,000 options under our equity incentive plan following the closing of the April 2010 private placement at an exercise price of $6.00 per share, with one-third of the shares vesting upon the first, second and third anniversaries of the June 22, 2010 grant date. Mr. Provost is also eligible to receive future option or restricted stock grants as recommended by our Compensation Committee and approved by the board of directors.

        Mr. Provost's employment agreement provides for medical, disability, dental and life insurance for himself and his dependents as is provided to other executive employees and, he may, at his election, participate in all retirement plans, 401(k) and other benefits plans of the Company generally available to our executives. His employment agreement also entitles him to participate in any equity incentive plan, option plan or other employee benefit plan that is generally available to other senior executives.

        We may terminate Mr. Provost's employment with or without cause, and Mr. Provost may terminate his employment with or without good reason. Mr. Provost is also eligible for certain severance benefits upon a change in control. Further detail on our severance obligations to Mr. Provost, including the definitions of "cause", "good reason" and "change in control," are set forth below under the heading "Potential Payments Upon Termination or Change in Control."

        Mr. Provost's employment agreement also contains provisions related to non-competition and non-solicitation that generally preclude Mr. Provost, for a period of 18 months following the termination of the agreement, from engaging, directly or indirectly, in the operation of a bank in Michigan or any other state in which we or one of our subsidiaries operated a bank during the term of his employment agreement, or from diverting from us any trade or business with any customer or supplier with whom Mr. Provost had contact during his employment, subject to certain conditions and exceptions.

Gary Torgow—Chairman of the Company

        On April 30, 2010, but effective as of January 1, 2010, we entered into an employment agreement with Mr. Torgow to serve as our Chairman and an executive officer of the Company. Mr. Torgow's employment agreement is for an initial five-year term, and will be automatically renewed for successive one-year terms, unless either party provides 160 days' written notice of termination prior to the expiration of the then-current term. Under the employment agreement, Mr. Torgow will receive an annual base salary of $500,000. Mr. Torgow's base salary may be increased at the sole discretion of the board of directors upon a recommendation by its Compensation Committee.

        In addition to his base salary, Mr. Torgow is eligible to receive an annual incentive bonus, as determined by our board of directors and based on our performance, Mr. Torgow's performance, and such other criteria as the board of directors and our Compensation Committee may, from time to time, determine. In addition, under the terms of his employment agreement, Mr. Torgow was awarded 850,000 options under our equity incentive plan following the closing of the April 2010 private placement at an exercise price of $6.00 per share, with one-third of the shares vesting upon the first, second and third anniversaries of the June 22, 2010 grant date. Mr. Torgow is also eligible to receive future option or restricted stock grants as recommended by our Compensation Committee and approved by the board of directors.

        Mr. Torgow's employment agreement provides for medical, disability, dental and life insurance for himself and his dependents as is provided to other executive employees and, he may, at his election, participate in all retirement plans, 401(k) and other benefits plans of the Company generally available to our executives. His employment agreement also entitles him to participate in any equity incentive plan, option plan or other employee benefit plan that is generally available to other senior executives.

        We may terminate Mr. Torgow's employment with or without cause, and Mr. Torgow may terminate his employment with or without good reason. Mr. Torgow is also eligible for certain severance benefits upon a change in control. Further detail on our severance obligations to Mr. Torgow, including the definitions of "cause", "good reason" and "change in control," are set forth below under the heading "Potential Payments Upon Termination or Change in Control." The non-competition and non-solicitation provisions contained in Mr. Torgow's employment agreement are substantially similar to those contained in Mr. Provost's employment agreement, described above.

Dennis Klaeser—Chief Financial Officer and Executive Managing Director of the Company and Talmer Bank and Chief Financial Officer of First Place Bank

        On May 4, 2010, but effective as of May 10, 2010, we entered into an employment agreement with Mr. Klaeser to serve as Chief Financial Officer and Executive Managing Director of the Company and Talmer Bank. Mr. Klaeser's employment agreement was for an initial one-year term, and will be automatically renewed for successive one-year terms, unless either party provides 60 days' written notice of termination prior to the expiration of the then-current term. Under the employment agreement, Mr. Klaeser will receive an annual base salary of $325,000. Mr. Klaeser's base salary may be increased, but not decreased, at the sole discretion of the board of directors upon a recommendation by our Compensation Committee.

        In addition to his base salary, Mr. Klaeser is eligible to receive an annual incentive bonus, with his target bonus opportunity to be determined by our board of directors and based on our performance, Mr. Klaeser's performance, and such other criteria as the board of directors and our Compensation Committee may, from time to time, determine. Mr. Klaeser will also be eligible to receive such other bonus compensation as may be determined by the board of directors or our Compensation Committee from time to time.

        Mr. Klaeser's employment agreement provides for medical, disability, dental and life insurance for himself and his dependents as is provided to other executive employees and, he may, at his election, participate in all retirement plans, 401(k) and other benefits plans of the Company generally available to our executives. His employment agreement also entitles him to participate in any equity incentive plan, option plan or other employee benefit plan that is generally available to other senior executives.

        We may terminate Mr. Klaeser's employment with or without cause, and Mr. Klaeser may terminate his employment with or without good reason. Mr. Klaeser is also eligible for certain severance benefits upon a change in control. Further detail on our severance obligations to Mr. Klaeser, including the definitions of "cause", "good reason" and "change in control," are set forth below under the heading "Potential Payments Upon Termination or Change in Control." Mr. Klaeser's employment agreement also contains provisions related to non-competition and non-solicitation that generally preclude Mr. Klaeser, for a period of 12 months following the termination his employment with us for any reason, from engaging, directly or indirectly, in the operation of a bank in Michigan within 50 miles of a Company or subsidiary location, if located outside of Michigan, or from diverting from us any trade or business with any customer or supplier with whom Mr. Klaeser had contact with during his employment, subject to certain conditions and exceptions.

 Outstanding Equity Awards at 2013 Fiscal Year-End

        The following table provides a summary of equity awards outstanding as of December 31, 2013 for the named executive officers.

	Option Awards							Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)		Number of Securities Underlying Unexercised Options (#) Unexercisable (c)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (g)	Market Value of Shares or Units of Stock That Have Not Vested ($) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (j)
David Provost	307,924	(1)	—	(1)	—	3.50	11/09/2019	—	—	—	—
	850,000	(2)	—	(2)	—	6.00	6/22/2020	—	—	—	—
	750,000	(3)	—	(3)	—	8.25	1/02/2023	—	—	—	—
Gary Torgow	45,000	(1)	—	(1)	—	3.50	11/09/2019	—	—	—	—
	850,000	(2)	—	(2)	—	6.00	6/22/2020	—	—	—	—
	750,000	(3)	—	(3)	—	8.25	1/02/2023	—	—	—	—
Dennis Klaeser	300,000	(2)	—	(2)	—	6.00	6/22/2020	—	—	—	—
	150,000	(3)	—	(3)	—	8.25	1/02/2023	—	—	—	—

(1)
One-third of the shares vested upon the first, second and third anniversaries of the grant date of November 9, 2009.

(2)
One-third of the shares vested upon the first, second and third anniversaries of the grant date of June 22, 2010.

(3)
Shares were fully vested on the grant date of January 2, 2013.

Potential Payments Upon Termination or Change in Control

        Each of the employment agreements for Messrs. Provost, Torgow and Klaeser include certain severance payments upon termination of employment or a change in control of the Company, subject to the executive's execution of a general release and waiver of claims against us or our affiliates. The following discussion addresses such potential payments. The following description of the severance payments apply generally with respect to Messrs. Provost, Torgow and Klaeser, except as specifically noted.

Termination Without Cause by the Company or for Good Reason by the Executive

        Each named executive officer's employment agreement provides that executive's employment may be terminated:

  •
  by either executive or us at any time or for any reason or for no reason upon not less than 60 days prior written notice;

  •
  by us for cause (as defined below) without prior notice;

  •
  by the executive for good reason (as defined below) with prior written notice; and

  •
  upon executive's death or if executive is totally disabled (as defined below).

        For purposes of the employment agreements, "cause" is generally defined to mean the occurrence of any one or more of the following events:

  •
  a material breach of any provision of the employment agreement by executive (after opportunity to cure for 20 days upon receipt of written notice of breach),

  •
  executive's failure or refusal, in any material manner, to perform all lawful services required of him pursuant to his agreement (after opportunity to cure for 20 days upon receipt of written notice of breach),

  •
  executive's commission of fraud, embezzlement or theft, or a crime constituting moral turpitude that renders his continued employment harmful to us,

  •
  executive's misappropriation of Company assets or property, including, without limitation, obtaining reimbursement through fraudulent vouchers or expense reports, or

  •
  executive's conviction or the entry of a plea of guilty or no contest by him with respect to any felony or other crime that adversely affects our reputation or business.

        For purposes of the employment agreements, "good reason" is generally defined to mean the occurrence of any of any one or more of the following events:

  •
  a substantial adverse change, not consented to by the executive, in the nature and scope of executive's responsibilities, duties or authority,

  •
  a substantial involuntary reduction in executive's base salary (except for an across-the-board salary reduction similarly affecting all or substantially all employees), or

  •
  the relocation of executive's principal place of employment, without the executive's consent, further than 60 miles from his current principal place of employment.

        With respect to termination by executive for "good reason," executive must give us written notice of the conditions for such termination within 90 days of the executive's knowledge of such conditions and the Company will have 30 days following receipt of such written notice to remedy such conditions.

        Under the employment agreements, if Messrs. Provost's or Torgow's employment is terminated without cause or for good reason, each is entitled to receive (i) any unpaid and accrued base salary, (ii) a lump sum severance payment equal to two times the sum of his then current base salary, and (iii) all of his outstanding stock options would accelerate and become fully vested and exercisable for a period of 90 days following the termination date.

        Under his employment agreement, if Mr. Klaeser's employment is terminated without cause or for good reason, he is entitled to receive (i) any unpaid and accrued base salary, (ii) a severance payment equal to one times his then current annual base salary plus an amount equal to the average of his bonus paid in the prior two calendar years, if any, to be paid in equal installments over a one year period, and (iii) all of his outstanding stock options would accelerate and become fully vested and exercisable for a period of one year following the termination date.

Termination of Employment Due to Death or if Executive is Totally Disabled

        The employment agreements provide for automatic termination of the agreement upon death or if the executive becomes totally disabled. Under the employment agreements, upon a termination of employment due to death or disability, the officer will receive any earned but unpaid base salary and the executive's vested stock options shall continue to be exercisable for a period of 90 days following the date executive's employment is terminated. Total Disability is defined as any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, where executive is unable to engage in substantial gainful activity or he is receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company.

Change in Control

        For purposes of the employment agreements, a "change in control" means (i) a sale of all or substantially all of our assets (whether by merger, consolidation or otherwise), or (ii) any other transaction in which all of our shareholders sell or dispose of their shares in the Company, other than a transaction described in clause (i) or (ii) in which our shareholders immediately prior to such transaction possess, directly or indirectly, 50% or more of our total voting power or the voting power of the other surviving, acquiring or controlling entity immediately following such transaction. A termination of the executive's employment shall be conclusively deemed to be in connection with a change in control event if it occurs within six months before or after the closing date of a change in control.

        Upon a change in control, each of Mr. Provost and Mr. Torgow would be entitled to a change in control payment equal to two times the sum of his then current base salary, and all of his outstanding stock options would accelerate and become fully vested and exercisable.

        Upon a change in control, Mr. Klaeser would be entitled to a change in control payment equal one times his then current base salary plus an amount equal to his average bonus paid in the prior two calendar years, if any, and all of his outstanding stock options would accelerate and become fully vested and exercisable; provided, however, that if our assets are in excess of $2 billion as of the date of the change in control, then the change in control payment shall be equal to two times his then current base salary plus an amount equal to his average bonus paid in the prior two calendar years, if any.

Compensation of Directors for Fiscal Year 2013

        Each director receives an annual cash retainer of $35,000 as compensation for his or her services as a member of the Board of Directors. We do not pay our "inside" employee-directors any additional compensation for their services as directors. The chair of the Audit Committee of the Board of Directors receives an additional cash retainer of $10,000. We pay each director one-fourth of the annual applicable fee on a quarterly basis. The following table provides the compensation paid to our non-employee directors for the year ended December 31, 2013.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Max Berlin	35,000	—	56,553	—	—	—	91,553
Donald Coleman	35,000	—	56,553	—	—	—	91,553
Jennifer Granholm(2)	8,750	—	—	—	—	—	8,750
Paul Hodges, III	35,000	—	56,553	—	—	—	91,553
Ronald Klein(4)	70,000	—	56,553	—	—	—	126,553
David Leitch	35,000	—	56,553	—	—	—	91,553
Barbara Mahone(3)	26,250	—	50,500	—	—	—	76,750
Robert Naftaly(4)	80,000	—	56,553	—	—	—	136,553
Albert Papa	35,000	—	56,553	—	—	—	91,553
Wilbur Ross, Jr.	35,000	—	—	—	—	—	35,000
Thomas Schellenberg(4)	70,000	—	56,553	—	—	—	126,553
Arthur Weiss	35,000	—	56,553	—	—	—	91,553

(1)
The amounts included in this column reflect the aggregate grant date fair value of the stock option awards determined in accordance with FASB ASC Topic 718. The grant date fair value of the stock options was estimated using the Black Scholes option pricing model. Assumptions made in the valuation of awards can be found in Note 15 of our unaudited consolidated financial statements for the period ended September 30, 2013.

(2)
Jennifer Granholm was appointed as a director in August 2013.

(3)
Barbara Mahone was appointed as a director in March 2013.

(4)
Includes fees earned for service on the board of directors of First Place Bank.

        The table below shows the aggregate number of stock options held by non-employee directors as of December 31, 2013.

Name	Stock Options (in Shares)
Max Berlin	50,000	(1)
Donald Coleman	50,000	(1)
Jennifer Granholm	—
Paul Hodges, III	50,000	(1)
Ronald Klein	50,000	(1)
David Leitch	50,000	(2)
Barbara Mahone	25,000	(3)
Robert Naftaly	50,000	(1)
Albert Papa	50,000	(1)
Wilbur Ross, Jr.	—
Thomas Schellenberg	50,000	(1)
Arthur Weiss	95,000	(4)

(1)
Stock options granted include 25,000 shares granted on June 22, 2010 with an exercise price of $6.00 per share and 25,000 granted on January 1, 2013 with an exercise price of $8.25 per share. For each of the stock options granted on June 22, 2010, one-third of the shares vested upon the first, second and third anniversaries of the grant date. The stock options granted on January 2, 2013 were fully vested on the grant date.

(2)
Stock options granted include 25,000 shares granted on March 25, 2011 with an exercise price of $6.50 per share and 25,000 granted on January 1, 2013 with an exercise price of $8.25 per share. For each of the stock options granted on March 25, 2011, one-third of the shares vested upon the first, second and third anniversaries of the grant date. The stock options granted on January 2, 2013 were fully vested on the grant date.

(3)
Stock options granted include 25,000 shares granted on June 18, 2013 with an exercise price of $10.00 per share and were fully vested on the grant date.

(4)
Stock options granted include 45,000 shares granted on November 9, 2009 with an exercise price of $3.50 per share, 25,000 shares granted on June 22, 2010 with an exercise price of $6.00 per share, and 25,000 granted on January 2, 2013 with an exercise price of $8.25 per share. For each of the stock options granted on November 9, 2009 and June 22, 2010, one-third of the shares vested upon the first, second and third anniversaries of the grant date. The stock options granted on January 2, 2013 were fully vested on the grant date.

        In addition to the compensation described above, non-employee directors are reimbursed for reasonable business expenses relating to their attendance at meetings of our Board of Directors, including expenses relating to lodging, meals and transportation to and from the meetings.

PRINCIPAL AND SELLING SHAREHOLDERS

        The following table sets forth information about the beneficial ownership of our common stock as of January 31, 2014, and as adjusted to reflect the completion of the offering, for:

  •
  each person known to us to be the beneficial owner of more than 5% of our common stock;

  •
  each named executive officer;

  •
  each of our directors;

  •
  all of our executive officers and directors as a group; and

  •
  each selling shareholder.

        Unless otherwise noted below, the address of each beneficial owner listed in the table is c/o Talmer Bancorp, Inc., 2301 West Big Beaver Rd., Suite 525, Troy, Michigan 48084. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the tables below have sole voting and investment power with respect to all shares of our common stock that they beneficially own, subject to applicable community property laws. Unless otherwise indicated in the footnotes below, based on the information supplied to us by or on behalf of the selling shareholders, no selling shareholder is a broker-dealer or an affiliate of a broker-dealer. We have based our calculation of the percentage of beneficial ownership on 66,239,402 shares of common stock outstanding as of January 31, 2014 and 69,943,105 shares of common stock outstanding after the completion of this offering.

        In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding shares of our common stock subject to options or warrants held by that person that are currently exercisable or exercisable within 60 days of

January 31, 2014. We, however, did not deem these shares outstanding for the purpose of computing the percentage ownership of any other person.

				Shares of Class A Common Stock Beneficially Owned After the Offering(1)(2)
	Shares of Class A Common Stock Beneficially Owned as of January 31, 2014
			Shares of Class A Common Stock Being Offered
Name and Address of Beneficial Owner	Number	Percentage		Number	Percentage
Named Executive Officers and Directors
David Provost(3)	2,538,246	3.7%	—	2,538,246	3.5%
Gary Torgow(4)	2,264,090	3.3%	—	2,264,090	3.2%
Dennis Klaeser(5)	481,250	*	—	481,250	*
Gary Collins(6)	641,284	*	—	641,284	*
Max Berlin(7)	187,444	*	—	187,444	*
Donald Coleman(8)	95,489	*	—	95,489	*
Jennifer Granholm	—	—	—	—	*
Paul Hodges, III(9)	236,657	*	—	236,657	*
Ronald Klein(10)	139,286	*	—	139,286	*
David Leitch(11)	55,000	*	—	55,000	*
Barbara Mahone(12)	25,000	*	—	25,000	*
Robert Naftaly(13)	99,397	*	—	99,397	*
Albert Papa(14)	173,458	*	—	173,458	*
Wilbur Ross, Jr.(15)	16,568,503	24.1%	3,615,064	12,953,439	17.9%
Thomas Schellenberg(16)	621,567	*	—	621,567	*
Arthur Weiss(17)	167,897	*	—	167,897	*
All executive officers and directors as a group (21 persons)(18)	25,604,632	34.1%	3,615,064	21,989,567	27.9%
Greater than 5% Shareholders
Investment funds affiliated with Greenlight Capital, Inc.(19)	3,350,000	5.1%	862,625	2,487,375	3.6%
Howard Hughes Medical Institute(20)	4,406,843	6.7%	1,134,762	3,272,081	4.7%
Investment funds affiliated with Manulife Asset Management (US) LLC(21)	6,229,082	9.4%	1,603,988	4,625,094	6.6%
Universities Superannuation Scheme Limited(22)	6,229,082	9.4%	1,603,988	4,625,094	6.6%
Investment funds affiliated with WL Ross & Co. LLC(15)	16,568,503	24.1%	3,615,064	12,953,439	17.9%
Other Selling Shareholders
BlueMountain Financial Holdings, LLC(23)	2,743,887	4.1%	706,551	2,037,336	2.9%
Investment funds affiliated with Goldman Sachs Asset Management, L.P.(24)	3,068,055	4.6%	790,024	2,278,031	3.3%
Certain investment funds affiliated with Taconic Capital Advisors L.P.(25)	83,500	*	83,500	—	*
Investment funds affiliated with Senvest International LLC(26)	2,645,304	4.0%	661,325	1,983,979	2.8%
Investment funds affiliated with Waterstone Capital Management LP(27)	3,068,055	4.6%	790,024	2,278,031	3.3%

*
Represents less than 1% of total outstanding shares, including exercisable options and warrants.

(1)
Amount excludes any shares that might be purchased in the directed share program, if any.

(2)
Assumes the sale of all shares included in this prospectus. Does not include shares of common stock which may be sold pursuant to the underwriters' over-allotment option to purchase additional shares of common stock.

(3)
Includes 118,379 shares owned by Mr. Provost's spouse, 600 shares owned by his children and currently exercisable options to purchase 1,907,924 shares of common stock.

(4)
Includes 105,500 shares owned by Mr. Torgow's spouse, 1,300 shares owned by his son and currently exercisable options to purchase 1,645,000 shares of common stock.

(5)
Includes currently exercisable options to purchase 450,000 shares of common stock.

(6)
Includes 43,068 shares held in trust for the benefit of Mr. Collins, 22,912 shares held in trust for the benefit of his spouse, and 14,592 shares held in trust for the benefit of his children. Mr. Collins is not the trustee for the trusts in which his spouse and children are beneficiaries. Includes currently exercisable options to purchase 475,000 shares of common stock.

(7)
Includes currently exercisable options to purchase 50,000 shares of common stock.

(8)
Includes currently exercisable options to purchase 50,000 shares of common stock.

(9)
Includes currently exercisable options to purchase 50,000 shares of common stock.

(10)
Includes currently exercisable options to purchase 50,000 shares of common stock.

(11)
Includes currently exercisable options to purchase 50,000 shares of common stock.

(12)
Includes currently exercisable options to purchase 25,000 shares of common stock.

(13)
Includes 49,397 shares owned jointly with Mr. Naftaly's spouse and currently exercisable options to purchase 50,000 shares of common stock.

(14)
Includes 123,458 shares owned by Papa Family Investments LLC and currently exercisable options to purchase 50,000 shares of common stock. Mr. Papa has indicated that he may be deemed to be an affiliate of a registered broker-dealer, but he has represented that he acquired the shares in the ordinary course of business and, at the time of the acquisition of the shares, had no agreement or understanding, directly or indirectly, with any party to distribute the shares.

(15)
Includes 13,982,931 shares of common stock and currently exercisable warrants to purchase 2,519,298 shares of common stock held by WLR Recovery Fund IV, L.P. ("Fund IV"), of which 3,600,604 shares are being offered for sale in this offering, and 56,156 shares of common stock and currently exercisable warrants to purchase 10,118 shares of common stock held by WLR IV Parallel ESC, L.P. (the "Parallel Fund" and, together with Fund IV, the "WL Ross Funds"), of which 14,460 shares are being offered for sale in this offering. WLR Recovery Associates IV LLC is the general partner of Fund IV. Invesco WLR IV Associates LLC is the general partner of the Parallel Fund. Invesco WLR IV Associates LLC and WLR Recovery Associates IV LLC have entered into a parallel investment agreement pursuant to which WLR Recovery Associates IV LLC has been appointed as representative and attorney of the Parallel Fund to, among other things, exercise all rights, powers and privileges with respect to the common stock held by the Parallel Fund and to take whatever action, including voting such common stock, as WLR Recovery Associates IV LLC in its discretion deems fit. Mr. Ross is a member of the investment committee of WLR Recovery Associates IV LLC, which has voting and investment power over the shares held by each of the WL Ross Funds. Mr. Ross disclaims beneficial ownership of such shares except for his pecuniary interest therein. Mr. Ross is a member of our board and Mr. Ross is the Chairman and Chief Executive Officer of WL Ross & Co. LLC, the investment advisor to each of the WL Ross Funds. Mr. Ross and the WL Ross Funds have indicated that they may be deemed to be an affiliate of a registered broker-dealer, but they have represented that they acquired the shares in the ordinary course of business and, at the time of the acquisition of the shares, had no agreement or understanding, directly or indirectly, with any party to distribute the shares. The address of each of the entities and persons identified in this note is c/o WL Ross & Co. LLC, 1166 Avenue of the Americas, New York, NY 10036.

(16)
Includes 8,100 shares owned jointly with Mr. Schellenberg's spouse and currently exercisable options to purchase 50,000 shares of common stock.

(17)
Includes currently exercisable options to purchase 95,000 shares of common stock.

(18)
Includes currently exercisable options to purchase 5,992,924 shares of common stock and currently exercisable warrants to purchase 2,529,416 shares of common stock held by the WL Ross Funds.

(19)
Includes 340,626 shares of common stock held by Greenlight Capital, L.P., of which 87,711 shares are being offered for sale in this offering, 2,008,201 shares of common stock held by Greenlight Capital Qualified, L.P., of which 517,112 shares are being offered for sale in this offering, and 1,001,173 shares of common stock held by Greenlight Capital (Gold), LP, of which 257,802 shares are being offered for sale in this offering. Greenlight Capital, Inc. ("Greenlight Inc.") is the investment manager for Greenlight Capital, L.P. and Greenlight Capital Qualified, L.P., and as such has shared voting and investment power over the shares held by Greenlight Capital, L.P. and Greenlight Capital Qualified, L.P. DME Capital Management, LP ("DME Management") is the investment manager for Greenlight Capital (Gold), LP, and as such has shared voting and investment power over the shares held by Greenlight Capital (Gold), LP. DME Advisors GP, LLC

  ("DME GP") is the general partner of DME Management, and as such has shared voting and investment power over the shares held by Greenlight Capital (Gold), LP. David Einhorn is the principal of Greenlight Inc., DME Management and DME GP, and as such has voting and investment power over the shares held by Greenlight Capital, L.P., Greenlight Capital Qualified, L.P. and Greenlight Capital (Gold), LP. Mr. Einhorn disclaims beneficial ownership of these shares of common stock, except to the extent of any pecuniary interest therein. The address of each of the entities and persons identified in this note is 140 East 45th Street, 24th Floor, New York, NY 10017.

(20)
1,134,762 shares of common stock held by Howard Hughes Medical Institute are being offered for sale in this offering. Howard Hughes Medical Institute is a 501(c)(3) non-profit Delaware corporation that has voting and investment power over the common shares it holds. The address of this entity is 4000 Jones Bridge Road, Chevy Chase, MD 20815.

(21)
Includes 1,983,302 shares of common stock held by John Hancock Income Fund, of which 1,457,056 shares are being offered for sale in this offering, 1,609,719 shares of common stock held by John Hancock Regional Bank Fund, of which 146,932 shares are being offered for sale in this offering, 896,300 shares of common stock held by John Hancock Financial Opportunities Fund, 739,378 shares of common stock held by John Hancock Financial Industries Fund, 721,216 shares of common stock held by John Hancock Strategic Income Opportunities Fund, and 279,167 shares of common stock held by John Hancock High Yield Fund (collectively, the "John Hancock Funds"). Manulife Asset Management (US) LLC is the investment sub-adviser and agent for each of the John Hancock Funds. The portfolio managers listed in the most recently amended registration statements for each of the John Hancock Funds have investment and voting control over the shares beneficially owned by the John Hancock Funds. The John Hancock Funds have indicated that they may be deemed to be an affiliate of a registered broker-dealer, but they have represented that they acquired the shares in the ordinary course of business and, at the time of the acquisition of the shares, had no agreement or understanding, directly or indirectly, with any party to distribute the shares. The address of each of the entities identified in this note is c/o Manulife Asset Management (US) LLC, 197 Clarendon Street, Boston, MA 02116.

(22)
1,603,988 shares of common stock held by Universities Superannuation Scheme Limited ("USS") are being offered for sale in this offering. USS is the corporate trustee of the Universities Superannuation Scheme (the "Scheme"), an occupational pension scheme registered in the United Kingdom, and has full voting and investment power over these shares, which are held in trust by USS for the benefit of satisfying the benefits of the members of the Scheme as set out under the Scheme rules. USS Investment Management Limited is the appointed investment manager and advisor to USS (in its capacity as sole corporate trustee of the Scheme) and as such may exercise the voting and investment power over the shares held by USS as USS's agent and attorney. The registered office address of these entities is Royal Liver Building, Liverpool L3 1PY, UK. USS Investment Management Limited's trading address is 60 Threadneedle Street, London EC2R 8HP.

(23)
706,551 shares of common stock held by BlueMountain Financial Holdings, LLC ("BlueFin") are being offered for sale in this offering. BlueMountain Capital Management, LLC ("BMCM") has shared voting and investment power over the shares held by BlueFin. The members of the investment committee of BMCM have shared voting and investment power over the shares held by BMCM. The members of such investment committee are Andrew Feldstein, Stephen Siderow, Alan Gerstein, Michael Liberman, Bryce Markus, Derek Smith, David Rubenstein, Peter Greatrex, and Jes Staley. The address of each of the entities and persons identified in this note is c/o BlueMountain Capital Management, LLC, 280 Park Avenue, 5th Floor East, New York, NY 10017.

(24)
Includes 1,179,514 shares of common stock held by Liberty Harbor Distressed Credit Aggregator I, L.P. ("Liberty Harbor Distressed Credit"), of which 303,725 shares are being offered for sale in this offering, 1,534,027 shares of common stock held by Goldman Sachs Palmetto State Credit Fund, L.P. ("Palmetto"), of which 395,012 shares are being offered for sale in this offering, and 354,514 shares of common stock held by Goldman Sachs TC Master Partnership, L.P. ("Goldman Sachs TC" and collectively with Liberty Harbor Distressed Credit and Palmetto, the "Goldman Funds"), of which 91,287 shares are being offered for sale in this offering. Goldman Sachs Asset Management, L.P. ("GSAM"), a wholly owned subsidiary of The Goldman Sales Group, Inc. ("Goldman Sachs Group"), is the investment manager of the Goldman Funds. Liberty Harbor Distressed Credit Opportunities Advisors, LLC is the general partner of Liberty Harbor Distressed Credit. Goldman Sachs Multi-Strategy Fund Palmetto State Advisors L.L.C. is the general partner of Palmetto. GS TC Advisors, L.L.C. is the general partner of Goldman Sachs TC. GSAM exercises voting and investment power with respect to the shares held by each of the Goldman Funds. Goldman Sachs Group is a publicly registered company. Goldman Sachs Group disclaims beneficial ownership of the securities beneficially owned by the Goldman Funds, except to the extent of its pecuniary interest therein, if any. The Goldman Funds have indicated that they may be deemed to be an affiliate of a registered broker-dealer, but they have represented that they acquired the shares in the ordinary course of business and, at the time of the acquisition of the shares, had no agreement or understanding, directly or indirectly, with any party to distribute the shares. Senvest International is and may be an affiliate of a registered broker-dealer. GSAM and Goldman Sachs Group each have their principal place of business at 200 West Street, New York, NY 10282. The address of each of the Goldman Funds is c/o Goldman Sachs Asset Management, L.P., 200 West Street, New York, NY 10282.

(25)
Includes 67,744 shares of common stock held by Taconic Market Dislocation Fund II L.P. ("Fund II"), of which 67,744 shares are being offered for sale in this offering, and 15,756 shares of common stock held by Taconic Market Dislocation Master Fund II L.P ("Master Fund II" and collectively with Fund II, the "Taconic Funds"), of which 15,756 shares are being offered for sale in this offering. Taconic Capital Advisors L.P. is the manager of the Taconic Funds. Certain other investment funds affiliated with Taconic Capital Advisors L.P. hold an additional 3,021,744 shares of common stock, which are not being offered for sale in this offering. Taconic Capital Performance Partners LLC is the general partner of Taconic Capital Advisors L.P. Frank P. Brosens is the manager of Taconic Capital Performance Partners LLC and has voting and investment power with respect to the shares held by each of the Taconic Funds. Taconic Capital Advisors L.P. disclaims beneficial ownership of the securities beneficially owned by the Taconic Funds, except to the extent of its pecuniary interest therein, if any. Mr. Brosens disclaims beneficial ownership of the securities beneficially owned by the Taconic Funds, except to the extent of his pecuniary interest therein, if any. The address of each of the entities and persons identified in this note is 450 Park Avenue, 9th Floor, New York, NY 10022.

(26)
Includes 465,887 shares of common stock held by Senvest Master Fund LP ("Senvest Master"), of which 116,471 shares are being offered for sale in this offering, and 2,179,417 shares of common stock held by Senvest International LLC ("Senvest International" collectively with Senvest Master, the "Senvest Funds"), of which 544,854 shares are being offered for sale in this offering. Rima Management LLC ("Rima") is the general partner of Senvest Master and as such has shared voting and investment power over the shares. Because Richard Mashaal controls Rima, he may be deemed to have shared voting and investment power over the Senvest Master shares. Senvest Master has indicated that it may be deemed to be an affiliate of a registered broker-dealer, but it has represented that it acquired the shares in the ordinary course of business and, at the time of the acquisition of the shares, had no agreement or understanding, directly or indirectly, with any party to distribute the shares. Senvest International is and may be an affiliate of a registered broker-dealer. Senvest International is a wholly-owned subsidiary of Senvest Capital Inc. ("Senvest Capital"), a Canadian public company. Senvest Capital has shared voting and investment power over the Senvest International shares. The address of each of the entities and persons identified in this note is 110 East 55th Street #1600, New York, NY 10022.

(27)
Includes 2,714,107 shares of common stock held by Waterstone Market Neutral Master Fund, Ltd. ("Waterstone Neutral"), of which 436,076 shares are being offered for sale in this offering, 78,548 shares of common stock held by Prime Capital Master SPC, GOT WAT MAC Segregated Portfolio ("Prime Capital"), of which 78,548 shares are being offered for sale in this offering, and 275,400 shares of common stock held by Waterstone Offshore AD Fund, Ltd. ("Waterstone Offshore AD" and collectively with Waterstone Neutral and Prime Capital, the "Waterstone Funds"), of which 275,400 shares are being offered for sale in this offering. Waterstone Capital Offshore Advisors, L.P. ("Waterstone Offshore") is the Investment Manager of each the Waterstone Funds, and Waterstone Asset Management, LLC ("Waterstone Asset Management") is Waterstone Offshore's General Partner, and as such each may have voting and investment power over the shares held by each of the Waterstone Funds. Shawn Bergerson is the Managing Member of Waterstone Asset Management and as such may be deemed to have voting and investment power over the shares held by each of the Waterstone Funds. Mr. Bergerson disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest therein. The address for each of the entities and persons identified in this footnote is 2 Carlson Parkway, Suite 260, Plymouth, MN 55447.

 CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

        In addition to the director and executive officer compensation arrangements discussed above, the following is a summary of material provisions of various transactions we have entered into with our executive officers, directors, 5% or greater shareholders and any of their immediate family members or entities affiliated with them since January 1, 2010. We believe the terms and conditions set forth in such agreements are reasonable and customary for transactions of this type.

Arrangements with the WL Ross Funds

        WLR Recovery Fund IV, L.P. and WLR IV Parallel ESC, L.P. (the "WL Ross Funds") have purchased for aggregate cash consideration of $95.4 million in our private placements 14,039,087 shares of our common stock and warrants to purchase 2,529,416 shares of our common stock and, as a result, currently beneficially own 24.1% of our outstanding common stock as of November 30, 2013, assuming the exercise of all immediately exercisable warrants held by them. Under the Stock Subscription Agreement entered into between the Company and the WL Ross Funds dated March 29, 2010, as amended, the WL Ross Funds purchased, in the aggregate, 8,481,021 shares of our common stock and have the right to designate one representative to the Company's and Talmer Bank's Boards of Directors and to have such director serve on up to two committees of the Company's and Talmer Bank's Boards of Directors. The WL Ross Funds' nominating right will terminate at such time as the WL Ross Funds and their affiliates collectively own less than 2,120,255 shares of our common stock, or 25% of the original number of shares of common stock purchased by the WL Ross Funds in our April 30, 2010 private placement. Mr. Wilbur L. Ross, Jr. currently serves as the WL Ross Funds' representative on the Company's and the Bank's Boards of Directors. See "Management—Board of Directors—Wilbur L. Ross, Jr." for Mr. Ross' biography. In addition, the WL Ross Funds have the right to appoint one non-voting observer to attend all meetings of the Company's and the Bank's Boards of Directors until such time as the WL Ross Funds have sold 4,240,511 shares of our common stock, or 50% of the original number of shares purchased in the April 30, 2010 private placement.

        In consideration of a portion of the purchase price in our April 30, 2010 private placement, we issued warrants to purchase an aggregate of 1,623,162 shares of our common stock to the WL Ross Funds. The aggregate proceeds from the WL Ross Funds of $50.9 million in our April 30, 2010 private placement were allocated between the 8,481,021 common shares purchased and the 1,623,162 warrants purchased based on the relative fair value of the warrants, resulting in a purchase price allocation of $48.5 million for the shares of common stock and $2.4 million for the warrants. The warrants are exercisable for ten years from the date of issuance and have an exercise price of $6.00 per share. In addition, we paid approximately $172,000 to the WL Ross Funds, as reimbursement for due diligence and related expenses in connection with its investment in our April 30, 2010 private placement. The Stock Subscription Agreement for the 2010 private placement included representations, warranties and covenants customary for a transaction of this type and was materially similar to the stock subscription agreements entered into between the Company and the other investors in the offering, except that the other investors (i) were not entitled to designate a board representative and board observer, (ii) purchased common stock in the private placement at $6.00 per share (the same price as the WL Ross Funds) but were not entitled to receive warrants, and (iii) were not reimbursed for due diligence and related expenses in connection with the private placement, each as described above. In addition, the WL Ross Funds were granted "venture capital operating company" rights that were not provided to the other investors, including consultation rights, inspection and access rights, and rights to receive materials for all meetings of our Board of Directors, and the right to audited and unaudited financial statements, annual budget and other financial and operations information, including advance notification of and consultation with respect to significant corporate actions, for so long as the WL Ross Funds maintain an investment in our common stock, subject to their agreement to maintain the confidentiality of any non-public information provided to them and to comply with applicable securities laws.

        Under the Stock Subscription Agreement entered into between the Company and the WL Ross Funds dated February 21, 2012, the WL Ross Funds purchased, in the aggregate, 5,558,066 shares of our common stock in our initial drawdown on February 21, 2012 and the subsequent drawdown of event driven capital that closed on December 27, 2012. In consideration of a portion of the purchase price of the initial drawdown in our February 21, 2012 private placement, we issued warrants to purchase an aggregate of 109,122 shares of our common stock to the WL Ross Funds. The aggregate proceeds from the WL Ross Funds of $4.5 million in our February 21, 2012 private placement were allocated between the 555,806 common shares purchased and the 109,122 warrants purchased based on the relative fair value of the warrants, resulting in a purchase price allocation of $4.2 million for the shares of common stock and $300 thousand for the warrants. The warrants are exercisable for ten years from the date of issuance and have an exercise price of $8.00 per share. In consideration of a portion of the purchase price in our subsequent drawdown of event driven capital that closed on December 27, 2012, we issued additional warrants to purchase an aggregate of 797,132 shares of our common stock to the WL Ross Funds. The aggregate proceeds from the WL Ross Funds of $40.0 million in our subsequent drawdown that closed on December 27, 2012 were allocated between the 5,002,260 common shares purchased and the 797,132 warrants purchased based on the relative fair value of the warrants, resulting in a purchase price allocation of $38.0 million for the shares of common stock and $2.0 million for the warrants. The warrants are exercisable for ten years from the date of issuance and have an exercise price of $8.00 per share. In addition, we paid $80,000 to the WL Ross Funds, as reimbursement for due diligence and related expenses in connection with its investment in our February 21, 2012 private placement and the subsequent drawdown of additional capital on December 27, 2012. The Stock Subscription Agreement for the 2012 private placements included representations, warranties and covenants customary for a transaction of this type and was materially similar to the stock subscription agreements entered into between the Company and the other investors in the offering, provided that the other investors (i) purchased common stock in the private placement at $8.00 per share (the same price as the WL Ross Funds) but were not entitled to receive warrants, and (ii) were not reimbursed for due diligence and related expenses in connection with the private placement, each as described above.

        In aggregate, the WL Ross Funds own 1,623,162 warrants to purchase shares of our common stock at an exercise price of $6.00 per share, and 906,254 warrants to purchase shares of our common stock at an exercise price of $8.00 per share.

Registration Rights Agreements

        Registration Rights Agreement with the WL Ross Funds.    In connection with our 2010 private placement, we entered into a registration rights agreement, as amended in connection with our 2012 private placement, for the benefit of the WL Ross Funds with respect to our common stock sold to the WL Ross Funds in the private placements. Under the terms of the registration rights agreement, as amended, we agreed to file a shelf registration statement on Form S-1 or such other form under the Securities Act as would allow the WL Ross Funds to resell shares of common stock acquired in the private placements (including those received upon exercise of the WL Ross Funds' warrants) no later than March 31, 2013, the 30th day prior to the expiration of any resale restrictions pursuant to any bank regulatory obligation or agreement to which the WL Ross Funds are subject (the "resale restrictions"). We agreed to use commercially reasonable efforts to cause the registration statement to be declared effective by the SEC as soon practicable, but in no event later than 90 days after the filing date. Because of our acquisition of First Place Bank on January 1, 2013, we had to delay the filing of the shelf registration statement on Form S-1. In addition, following the later of (i) any registered public offering of our securities, or (ii) the 30th day prior to the expiration of any resale restrictions, each of the WL Ross Funds has the right to cause us to file a registration statement on Form S-1 or such other form available to us under the Securities Act with respect to all or a portion of our common stock held by the WL Ross Funds or their affiliates (the "Demand Registration Statement"); however, we will not be required to file more than three such Demand Registration Statements.

        Under the registration rights agreement, we are required to provide written notice to the WL Ross Funds of our intent to file a registration statement that provides for the initial public offering of our common stock (an "IPO Registration Statement"). The WL Ross Funds have "piggy-back" registration rights that permit them to have shares of common stock owned by them included in the IPO Registration Statement upon written notice to us within the prescribed time limit. The ability of the WL Ross Funds to register shares under the IPO Registration Statement is subject to the terms of the registration rights agreement. The managing underwriter may under certain circumstances limit the number of shares owned by such holders that are included in the offering.

        We will pay all expenses incident to our performance under the registration rights agreement with the WL Ross Funds, including, without limitation, all SEC and Financial Industry Regulatory Authority, Inc. ("FINRA") registration, filing and review fees, all fees and expenses of complying with securities or state "blue sky" laws, all fees of counsel and independent public accountants retained by us and one counsel retain by the WL Ross Funds. We are not required, however, to pay any agency fees, commissions, underwriting discounts or transfer taxes, if any, attributable to the sale of securities by the WL Ross Funds or their affiliates. We have also agreed to indemnify the WL Ross Funds and their affiliates who have securities included in a registration statement against specified liabilities, including certain potential liabilities arising under the Securities Act.

        Registration Rights Agreement with Other Shareholders.    In addition, concurrently with the closing of our 2012 private placement, we entered into a registration rights agreement for the benefit of our shareholders with respect to our common stock sold in our 2010 and 2012 private placements, other than the WL Ross Funds. Parties to this agreement include each of the 5% or greater shareholders identified under "Principal and Selling Shareholders." Under the terms of the registration rights agreement, we agreed to file with the SEC a shelf registration statement on Form S-1 or such other form under the Securities Act as would allow our shareholders to resell shares of common stock acquired in our private placements no later than (i) June 15, 2012, in the event we have not filed an IPO Registration Statement or (ii) November 7, 2012, in the event we filed an IPO Registration Statement by June 15, 2012, but such IPO Registration Statement had not been declared effective by the SEC by October 31, 2012 (the "Filing Deadline"). Because of our acquisition of First Place Bank on January 1, 2013, we had to delay the effective date of our IPO Registration Statement on Form S-1. We agreed to use commercially reasonable efforts to cause the shelf registration statement to be declared effective by the SEC as soon practicable, but in no event later than 120 days after the filing date. The applicable Filing Deadline may be waived or extended in writing by the holders of at least 75% of the shares subject to the registration rights agreement and the shares of common stock held by the WL Ross Funds.

        In addition, we are required to provide written notice to each shareholder holding registrable securities of our intent to file an IPO Registration Statement. Such shareholders have "piggy-back" registration rights that permit them to have shares of common stock owned by them included in the IPO Registration Statement upon written notice to us within the prescribed time limit. Each such shareholder's ability to register shares under the IPO Registration Statement is subject to the terms of the registration rights agreement. The managing underwriter may under certain circumstances limit the number of shares owned by such holders that are included in the offering.

        We will pay all expenses incident to our performance under the registration rights agreement for the benefit of our shareholders with respect to our common stock sold in our 2010 and 2012 private placements, other than the WL Ross Funds, including, without limitation, all SEC and FINRA registration, filing and review fees, all fees and expenses of complying with securities or state "blue sky" laws, all fees of counsel and independent public accountants retained by us and one counsel retain by the holders. We are not required, however, to pay any agency fees, commissions, underwriting discounts or transfer taxes, if any, attributable to the sale of securities by any such selling shareholder. We have also agreed to indemnify selling shareholders who have securities included in a registration statement against specified liabilities, including certain potential liabilities arising under the Securities Act.

 Jaffe, Raitt, Heuer & Weiss, Professional Corporation

        The law firm of Jaffe, Raitt, Heuer & Weiss, Professional Corporation acts as our counsel and represents us in various matters. Jaffe, Raitt, Heuer & Weiss will pass upon the validity of the shares of our common stock offered under this prospectus. Arthur A. Weiss, one of our directors, is the Chairman of the Board of Directors and a shareholder of such firm. During 2013, 2012 and 2011, we paid the law firm approximately $27 thousand, $61 thousand and $273 thousand, respectively.

Strobl & Sharp, P.C.

        The law firm of Strobl & Sharp, P.C. acts as our counsel and represents us in various matters. Kathleen Wendt, our chief accounting officer, is the daughter of the firm's managing partner. Ms. Wendt's sister is also a partner with the firm. During 2013, 2012 and 2011, we paid the law firm approximately $125 thousand, $378 thousand and $147 thousand, respectively.

Cambridge Consulting Group

        Albert Papa, one of our directors, is the Chairman and Chief Executive Officer and a principal shareholder of Cambridge Consulting Group, a benefits consulting company. In 2011 and 2012, Cambridge Consulting Group provided benefits consulting services to Talmer Bank and served as the broker of record for Talmer Bank's employee medical, dental, disability, life and vision plans procured from a variety of third party insurance carriers including Aetna, Delta Dental, and Hartford. During 2013, 2012 and 2011, Talmer Bank paid approximately $1.8 million, $7.0 million and $6.0 million to these third party insurance carriers, respectively. As the broker of record for these insurance plans, Cambridge Consulting Group was paid aggregate commissions by the third party insurance carriers during 2013, 2012 and 2011 of less than one thousand, $130 thousand and $126 thousand, respectively. The substantial decrease in 2013 reflects Talmer Bank's change in insurance carriers in January 2013, at which point, Cambridge Consulting Group no longer served as its broker of record. Talmer Bank did not pay any fees directly to Cambridge Consulting Group during these periods, except for $830 in 2011.

Statement of Policy Regarding Transactions with Related Persons

        Transactions by us with related parties are subject to a formal written policy, as well as regulatory requirements and restrictions. These requirements and restrictions include Sections 23A and 23B of the Federal Reserve Act (which govern certain transactions by us with our affiliates) and the Federal Reserve's Regulation O (which governs certain loans by us to our executive officers, directors and principal shareholders). We have also adopted policies to comply with these regulatory requirements and restrictions, including policies governing the approval of related party transactions. Under our policies, all transactions between us and our directors, officers and 5% shareholders are subject to the approval of a majority of the independent and disinterested outside directors and are conducted on terms no less favorable than could be obtained from unaffiliated third parties on an arm's-length basis. In addition, we conduct an appropriate review of all related person transactions for potential conflicts of interest on an ongoing basis, and all such transactions must be approved by the Audit Committee (or another independent body of the Board).

Other Relationships

        Certain of our executive officers and directors have, from time to time, engaged in banking transactions with Talmer Bank and are expected to continue such relationships in the future. All loans or other extensions of credit made by Talmer Bank to such individuals were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unaffiliated third parties and did not involve more than the normal risk of collectability or present other unfavorable features.

DESCRIPTION OF CAPITAL STOCK

        The following descriptions include summaries of the material terms of our articles of incorporation and bylaws. Because it is a summary, it may not contain all the information that is important to you. Reference is made to the more detailed provisions of, and the descriptions are qualified in their entirety by reference to, our articles of incorporation, as amended, and the second amended and restated bylaws, copies of which are filed with the SEC as exhibits to the registration statement of which this prospectus is a part, and applicable law.

 General

        Our articles incorporation authorize us to issue 198,000,000 shares of Class A Common Stock, $1.00 par value per share, 2,000,000 shares of Class B Common Stock, $1.00 par value per share and 20,000,000 shares of preferred stock, $1.00 par value per share. As of September 30, 2013, 66,229,397 shares of Class A Common Stock were issued and outstanding. No shares of Class B Common Stock or preferred stock are currently outstanding.

Common Stock

Class A Common Stock and Class B Common Stock

        Our articles of incorporation provide that, except with respect to voting rights and conversion rights applicable to the Class B Common Stock, the Class A Common Stock and Class B Common Stock will have identical rights, powers, preferences and privileges.

  Voting Power

        Except as otherwise required by law or as otherwise provided in any certificate of designation for any series of preferred stock, the holders of Class A Common Stock possess all voting power for the election of our directors and all other matters requiring shareholder action. Holders of Class A Common Stock are entitled to one vote per share on matters to be voted on by shareholders. Any holders of Class B Common Stock would have no voting power and have no right to participate in any meeting of shareholders or to have notice thereof, except as required by applicable law and except that any action that would significantly and adversely alter or change the powers, preferences, or rights of the Class B Common Stock would require the approval of the Class B Common Stock voting separately as a class. Except as otherwise provided by law, our articles incorporation or our bylaws or in respect of the election of directors, all matters to be voted on by our shareholders must be approved by a majority of the votes cast by the holders of shares and entitled to vote on the subject matter. In the case of an election of directors, where a quorum is present a plurality of the votes cast shall be sufficient to elect each director.

  Conversion and Transfer of Class B Common Stock

        Subject to provisions of applicable law, Class B Common Stock if issued, would be freely transferable but not convertible in the hands of the initial holder. A transferee that receives Class B Common Stock would be able to elect to convert each share of Class B Common Stock into one share of Class A Common Stock in accordance with the provisions set forth in our articles of incorporation.

  Action by Written Consent

        Our articles of incorporation permit shareholder action without a meeting by written consent by those holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take action at a meeting at which all shares entitled to vote on the action were present and voted.

  Dividends

        Holders of Class A Common Stock and Class B Common Stock are entitled to receive an equal amount of such dividends, if any, as may be declared from time to time by our Board of Directors in its discretion out of funds legally available therefor. In no event will any stock dividends or stock splits or combinations of stock be declared or made on Class A Common Stock or Class B Common Stock unless the shares of Class A Common Stock and Class B Common Stock at the time outstanding are treated equally and identically, provided that, in the event of a dividend of common stock, shares of Class B Common Stock shall only be entitled to receive shares of Class B Common Stock and shares of Class A Common Stock shall only be entitled to receive shares of Class A Common Stock.

  Liquidation Distribution

        In the event of our voluntary or involuntary liquidation, dissolution, distribution of assets or winding-up, the holders of the Class A Common Stock and Class B Common Stock will be entitled to receive an equal amount per share of all of our assets of whatever kind available for distribution to holders of our common stock, after the rights of the holders of the preferred stock have been satisfied.

  Board of Directors

        Each member of our board of directors is elected annually and serves for a one-year term. There is no cumulative voting with respect to the election of directors. Directors are elected by a plurality of the votes cast.

  Preemptive or Other Rights

        In connection with the closing of the April 2010 private placement, we entered into stock subscription agreements that provide each purchaser with a preemptive right to purchase our equity securities in any subsequent offer or sale of our securities, subject to limited exceptions. The preemptive right will allow each purchaser to purchase a portion of any of our newly issued equity securities in an amount that will enable each purchaser to maintain its pro rata ownership interest in us at the time of our delivery of the notice describing the proposed issuance. The preemptive right expires upon the earlier of (i) an initial public offering of our common stock or (ii) the listing of our common stock on a national securities exchange.

        Our shareholders have no other conversion, preemptive or subscription rights (other than the right of holders of shares of Class B Common Stock to convert such shares into shares of Class A Common Stock as described in Conversion and Transfer of Class B Common Stock above) and there are no sinking fund or mandatory redemption provisions applicable to our common stock.

  Ownership Limitation

        The Company is a bank holding company. A holder of common stock (or group of holders acting in concert) that (i) directly or indirectly owns, controls or has the power to vote more than 5% of the total voting power of the Company, (ii) directly or indirectly owns, controls or has the power to vote 10% or more of any class of voting securities of the Company, if certain presumptions are not rebutted, (iii) directly or indirectly owns, controls or has the power to vote 25% or more of any class of voting securities, (iv) owns a combination of voting and non-voting securities representing one-third or more of the total equity of the Company, or (v) is otherwise deemed to "control" the Company under applicable regulatory standards may be subject to important restrictions, such as prior regulatory notice or approval requirements and applicable provisions of the FDIC Policy Statement.

Preferred Stock

        Our articles of incorporation authorize our Board of Directors, without further action of our shareholders, to issue and to designate the terms of one or more new classes or series of preferred stock. These rights with respect to a class or series of preferred stock could include dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences or other rights that may be greater than the rights attached to our common stock. It is not possible to state the actual effect of the issuance of any shares of our preferred stock on the rights of holders of our common stock until our Board of Directors determines the specific rights attached to that class or series of preferred stock.

Warrants

  Warrants to Purchase Class A Common Stock

        On February 10, 2010, we issued warrants to purchase 38,855 shares of our Class A Common Stock to certain private investors. These warrants have an exercise price of $10.00 per share and expire April 28, 2017. These warrants have a feature that dictates that the warrants only become exercisable after an eligible capital transaction, which is either an initial public offering or a sale of the Company in which the stock of the Company is valued above certain threshold levels.

        In consideration of a portion of the purchase price in our private placement that closed on April 30, 2010, we issued warrants to purchase an aggregate of 1,623,162 shares of our Class A Common Stock to the WL Ross Funds. The warrants are exercisable for ten years from the date of issuance and have an exercise price of $6.00 per share.

        In consideration for a portion of the purchase price of the initial drawdown in our February 21, 2012 private placement, we issued warrants to purchase an aggregate of 109,122 shares of our Class A Common Stock to the WL Ross Funds. The warrants are exercisable for ten years from the date of issuance and have an exercise price of $8.00 per share. Under the terms of the Stock Subscription Agreement entered into between us and the WL Ross Funds dated February 21, 2012, the Company conducted a subsequent drawdown of event driven capital that closed on December 27, 2012. In consideration for a portion of the purchase price in the subsequent drawdown, we issued warrants to purchase an aggregate of 797,132 shares of our Class A Common Stock to the WL Ross Funds. The warrants are exercisable for ten years from the date of issuance and have an exercise price of $8.00 per share.

  Warrants to Purchase Class B Common Stock

        On April 30, 2010, we issued warrants to purchase 390,000 shares of our Class B Common Stock to the FDIC, as consideration for our acquisition of the assets of CF Bancorp. The warrants are exercisable for ten years following the date of issuance and have an exercise price of $6.00 per share. We also granted the FDIC certain piggyback registration rights with respect to the warrants.

        Under the warrants, if a sale of the Company or disposition of substantially all of our assets or an initial public offering has not occurred by April 30, 2020, or if an initial public offering has occurred, but the FDIC does not exercise the warrant, then the FDIC can cause us to pay it a cash fee upon the expiration of the warrants or upon the completion of the initial public offering, as applicable, of an amount per share equal to (i) the product of (x) our tangible book value per share of common stock as of the most recent quarter prior to the exercise of this right, and (y) the prevailing average market price to tangible book value multiple of the components underlying the SNL Midwest Bank Index at such date, minus (ii) the exercise price per share of the warrant. Upon the payment of the cash fee, the warrants will terminate.

 Certain Anti-Takeover Provisions of Michigan Law and our Articles of Incorporation and Bylaws

        Various provisions of the MBCA, our articles of incorporation and our bylaws could have the effect of discouraging, delaying or preventing a third party from accumulating a large block of our stock, engaging in a tender offer and making offers to acquire us, and of inhibiting a change in control, all of which could adversely affect our shareholders' ability to receive a premium for their shares in connection with such a transaction. Such provisions noted below are intended to encourage persons seeking to acquire control of us to negotiate first with our board of directors and to discourage certain types of coercive takeover practices and inadequate takeover bids. We believe that the benefits of these provisions outweigh the potential disadvantages of discouraging takeover proposals because, among other things, negotiation of takeover proposals might result in an improvement of their terms. The following paragraphs summarize applicable provisions of the MBCA, our articles of incorporation and our bylaws; for a complete description, we refer you to the MBCA, as well as our articles of incorporation and our bylaws which we have incorporated by reference as exhibits to the registration statement of which this prospectus is a part.

Business Combination Act

        Chapter 7A of the MBCA may affect an attempt to acquire control of us. In general, under Chapter 7A, "business combinations" (defined to include, among other transactions, certain mergers, dispositions of assets or shares and recapitalizations) between covered Michigan business corporations or their subsidiaries and an "interested shareholder" (defined to include the direct or indirect beneficial owner of at least 10% of the voting power of a covered corporation's outstanding shares and an affiliate of a covered corporation who at anytime within the prior two-year period was the direct or indirect beneficial owner of at least 10% of the voting power of the corporation's outstanding shares) can only be consummated if there is an advisory statement by the board of directors and the combination is approved by at least 90% of the votes of each class of the corporation's shares entitled to vote and by at least two-thirds of each such class of voting shares not held by the interested shareholder or affiliates, unless five years have elapsed after the person involved became an "interested shareholder" and unless certain price and other conditions are satisfied.

        The board of directors has the power to exempt from the provisions of Chapter 7A business combinations with specifically identified or unidentified interested shareholders. Our board of directors has by resolution irrevocably exempted from the provisions of Chapter 7A business combinations with WLR Recovery Fund IV, L.P. and WLR IV Parallel ESC, L.P. and their existing or future affiliates (as defined in Chapter 7A). Wilbur L. Ross, Jr., one of our directors, is the Chief Executive Officer and Chairman of WL Ross & Co. LLC, the investment advisor to each of WLR Recovery Fund IV, L.P. and WLR IV Parallel ESC, L.P.

Authorized but Unissued Shares

        Our authorized but unissued shares of common stock and preferred stock are available for future issuances without shareholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Blank Check Preferred Stock

        Our board of directors has the authority under our articles of incorporation to issue up to 20,000,000 shares of preferred stock with rights superior to the rights of the holders of common stock without shareholder approval. Our preferred stock could be deemed to have an anti-takeover effect in that, if a hostile takeover situation should arise, shares of preferred stock could be issued to purchasers sympathetic with our management or others in such a way as to render more difficult or to discourage a merger, tender offer, proxy contest, the assumption of control by a holder of a large block of our securities or the removal of incumbent management.

        The effects of the issuance of the preferred stock on the holders of our common stock could include:

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  reduction of the amount otherwise available for payments of dividends on our common stock if dividends are payable on the series of preferred stock;

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  restrictions on dividends on our common stock if dividends on the series of preferred stock are in arrears;

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  dilution of the voting power of our common stock if the series of preferred stock has voting rights, including a possible "veto" power;

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  dilution of the equity interest of holders of our common stock if the series of preferred stock is convertible, and is converted, into our common stock; and

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  restrictions on the rights of holders of our common stock to share in our assets upon liquidation until satisfaction of any liquidation preference granted to the holders of the series of preferred stock.

Number of Directors; Director Removal and Vacancies

        Our bylaws provide that our board of directors by resolution may fix the size of the board, provided that it consists of not less than three and not more than 20 directors. Currently our board of directors is comprised of 15 directors. Under our bylaws directors may be removed by the vote of shareholders holding at least a majority of the shares issued and outstanding and entitled to vote at a special meeting of the shareholders called for that purpose. In addition, our bylaws provide that a majority of the directors then in office may fill any vacancies in the board of directors, and directors so chosen shall serve for a term expiring at the next annual meeting of shareholders or until such directors' successors are duly elected and qualified.

        These provisions may restrict the ability of third parties to gain control of the board of directors by permitting the incumbent directors to increase the size of the board and fill the newly-created vacancies, and by limiting the ability of third parties to remove incumbent directors and fill the vacancies created by removal with their own nominees.

No Cumulative Voting

        Under the MBCA shareholders may cumulate votes in the election of directors if a corporation's articles of incorporation so provide. Our articles of incorporation do not provide for cumulative voting in the election of directors.

Advance Notice Requirements for Shareholder Proposals and Director Nominations; Special Meetings

        Our bylaws provide that shareholders seeking to bring business before our annual meeting of shareholders, or to nominate candidates for election as directors at our annual meeting of shareholders, must provide timely notice of their intent in writing. To be timely, a shareholder's notice must be received at our principal executive offices not less than 60 days nor more than 90 days prior to the first anniversary of the preceding year's annual meeting; provided, however, that in the event that the date of the annual meeting is advanced by more than 30 days prior to such anniversary date or delayed by more than 30 days after such anniversary date, then to be timely such notice must be received by us no later than the later of 60 days prior to the date of the meeting or the 10th day following the day on which notice of the date of the annual meeting was mailed or public announcement of the date of the annual meeting is first made by us. Our bylaws also specify certain requirements as to the form and content of a shareholder's notice. These provisions may preclude our shareholders from bringing matters before our annual meeting of shareholders or from making nominations for directors at our annual meeting of shareholders.

        Under our bylaws shareholders have the right to cause special meetings of shareholders to be held only if shareholders owning at least a majority of our capital stock entitled to vote request such a special meeting in writing. Shareholders that wish to nominate candidates for election to the board of directors at a special meeting must provide timely notice of their intent in writing. To be timely, a shareholder's notice must be delivered to our principal executive offices not later than the 10th day following the date on which notice of the special meeting was mailed or public announcement of the special meeting is first made by us. These provisions may preclude our shareholders from calling special meetings of shareholders or from making nominations for directors at special meetings.

Bylaw Amendments

        Our bylaws may be repealed, altered, amended or rescinded by shareholders only upon approval of at least a majority of the voting power of all the then outstanding shares of our capital stock entitled to vote generally in the election of directors cast at a meeting called for that purpose. Our board of directors also has the authority to repeal alter, amend or rescind our bylaws.

Limitation on Liability and Indemnification of Directors and Officers

        Our articles of incorporation provide that our directors will not be personally liable to us or our shareholders for money damages as a result of such director's acts or omissions while acting in a capacity as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the MBCA as in effect from time to time. The MBCA currently provides that a director's liability may not be eliminated or limited in connection with any of the following: (i) the amount of a financial benefit received by a director to which he or she is not entitled; (ii) intentional infliction of harm on the corporation or the shareholders; (iii) a violation of Section 551 of the MBCA, which imposes liability on directors in connection with certain dividends and distributions in violation of a corporation's articles of incorporation or the MBCA and certain loans to insiders of the corporation; or (iv) an intentional criminal act. Our articles of incorporation also provide that if the MBCA is amended to authorize the further elimination or limitation of the liability of directors, then the liability of our directors will be eliminated or limited to the fullest extent authorized by the MBCA, as so amended.

        Our bylaws generally provide that we will indemnify our directors and officers against all expenses and liabilities reasonably incurred in connection with their service for or on our behalf if such person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of us and our shareholders, and with respect to any criminal action or proceeding, if the person had no reasonable cause to believe his or her conduct was unlawful. Our bylaws further provide for the advancement of expenses under certain circumstances, provided that the person seeking indemnification undertakes to repay the amount of any such advance if it is ultimately determined that he or she did not meet the standard of conduct, if any, required by the MBCA for the indemnification of him or her under the circumstances.

        We have entered into indemnification agreements with our directors pursuant to which they are indemnified as described above and will be advanced costs and expenses subject to an undertaking to repay any advanced amounts if it is ultimately determined such director is not entitled to indemnification for such costs and expenses.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors and officers, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Transfer Agent

        American Stock Transfer & Trust Company is the transfer agent and registrar for our Class A Common Stock.

UNDERWRITING

        We and the selling shareholders are offering the shares of our common stock described in this prospectus through several underwriters for whom Keefe, Bruyette & Woods, Inc. and J.P. Morgan Securities LLC are acting as representatives. We and the selling shareholders have entered into an underwriting agreement dated            , 2014, with Keefe, Bruyette & Woods, Inc. and J.P. Morgan Securities LLC as representatives of the underwriters. Subject to the terms and conditions of the underwriting agreement, each of the underwriters has severally agreed to purchase the number of shares of common stock listed next to its name in the following table:

Underwriter	Number of Shares
Keefe, Bruyette & Woods, Inc.
J.P. Morgan Securities LLC
Raymond James & Associates, Inc.
RBC Capital Markets, LLC
Sterne, Agee & Leach, Inc.
Sandler O'Neill & Partners, L.P.
Total

        Our common stock is offered subject to a number of conditions, including receipt and acceptance of the common stock by the underwriters.

        In connection with this offering, the underwriters or securities dealers may distribute offering documents to investors electronically.

Commission and Discounts

        Shares of common stock sold by the underwriters to the public will initially be offered at the public offering price set forth on the cover of this prospectus. Any shares of common stock sold by the underwriters to securities dealers may be sold at a discount of up to $            per share from the public offering price. If all of the shares of common stock are not sold at the public offering price, the representatives may change the offering price and the other selling terms. Sales of shares of common stock made outside of the United States may be made by affiliates of the underwriters.

        The following table shows the public offering price, underwriting discount and proceeds before expenses to us and the selling shareholders. The amounts shown assume either no exercise or full exercise by the underwriters of their overallotment option to purchase an additional 2,333,333 shares:

	Per Share	No Exercise	Full Exercise
Public offering price
Underwriting discount
Proceeds to us, before expenses
Proceeds to the selling shareholders, before expenses

        The expenses of the offering, not including the underwriting discount, are estimated to be approximately $2.3 million and are payable by us. In addition, we have agreed to reimburse the underwriters for certain fees and expenses incurred in connection with this offering, including fees of counsel to the underwriters and fees and expenses incurred by the underwriters in connection with road-show presentations and FINRA's review of the terms of the offering, not to exceed $700 thousand in total.

 Option to Purchase Additional Shares

        The selling shareholders have granted the underwriters an option to buy up to 2,333,333 additional shares of our common stock, at the public offering price less underwriting discounts. The underwriters may exercise this option, in whole or from time to time in part, solely for the purpose of covering over-allotments, if any, made in connection with this offering. The underwriters have 30 days from the date of this prospectus to exercise this option. If the underwriters exercise this option, each underwriter will be obligated, subject to the conditions in the underwriting agreement, to purchase a number of additional shares of our common stock from the selling shareholders proportionate to such underwriter's initial amount relative to the total amount reflected in the table above. We will not receive any proceeds from the exercise of the underwriters' overallotment option.

Lock-Up Agreements

        We, the selling shareholders, our executive officers and directors and certain other persons, have entered into lock-up agreements with the underwriters. Under these agreements, we and each of these persons may not, without the prior written approval of the representatives, on behalf on the underwriters, subject to limited exceptions,

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  offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, or otherwise dispose of or transfer any shares of our common stock or any securities convertible into or exchangeable or exercisable for our common stock, whether now owned or hereafter acquired or with respect to which such person has or hereafter acquires the power of disposition, or file any registration statement under the Securities Act, with respect to any of the foregoing; or

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  enter into any swap, hedge or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of the shares of our common stock, whether any such swap, hedge or transaction is to be settled by delivery of shares of our common stock or other securities, in cash or otherwise.

        These restrictions will be in effect for a period of 180 days after the date of the underwriting agreement.

        These restrictions also apply to securities convertible into or exchangeable or exercisable for or repayable with common stock to the same extent as they apply to our common stock. They also apply to common stock owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition.

        The 180-day restricted period described above is subject to extension under limited circumstances. In the event that either (1) during the period that begins on the date that is 15 calendar days plus three business days before the last day of the 180-day restricted period and ends on the last day of the 180-day restricted period, we issue an earnings release or material news or a material event relating to us occurs; or (2) prior to the expiration of the 180-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 180-day restricted period, then the restricted period will continue to apply until the expiration of the date that is 15 calendar days plus three business days after the date on which the earnings release is issued or the material news or material event relating to us occurs.

Pricing of the Offering

        Prior to this offering, there has been no established public trading market for our common stock. The initial public offering price will be negotiated among us, the selling shareholders and the representatives of the underwriters. In addition to prevailing market conditions, among the factors considered in determining the initial public offering price of the common stock will be our historical performance, estimates of our business potential and our earnings prospects, an assessment of our management and the consideration of the above factors in relation to market valuation of companies in related businesses. An active trading market for the shares may not develop. It is also possible that the shares will not trade in the public market at or above the initial public offering price following the completion of the offering.

        We have applied to have our common stock approved for listing on The NASDAQ Capital Market under the symbol "TLMR."

Indemnification and Contribution

        We and the selling shareholders have agreed to indemnify the underwriters and their affiliates, selling agents and controlling persons against certain liabilities, including under the Securities Act. If we are unable to provide this indemnification, we will contribute to the payments the underwriters and their affiliates, selling agents and controlling persons may be required to make in respect of those liabilities.

Price Stabilization, Short Positions and Penalty Bids

        To facilitate the offering of our common stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock, including:

  •
  stabilizing transactions;

  •
  short sales; and

  •
  purchases to cover positions created by short sales.

Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of our common stock while this offering is in progress. These transactions may also include making short sales of our common stock, which involve the sale by the underwriters of a greater number of shares of common stock than they are required to purchase in this offering. Short sales may be "covered short sales," which are short positions in an amount not greater than the underwriters' over-allotment option referred to above, or may be "naked short sales," which are short positions in excess of that amount.

        The underwriters may close out any covered short position either by exercising their over-allotment option, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriters will consider, among other things, the price of shares available for purchase in the open market compared to the price at which they may purchase shares through the over-allotment option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market that could adversely affect investors who purchased in this offering.

        As a result of these activities, the price of our common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time without notice. The underwriters may carry out these transactions on The NASDAQ Capital Market, in the over-the-counter market or otherwise.

Passive Market Making

        In connection with this offering, the underwriters and selling group members may engage in passive market making transactions in our common stock on The NASDAQ Capital Market in accordance with Rule 103 of Regulation M under the Exchange Act during a period before the commencement of offers or sales of common stock and extending through the completion of the distribution of this offering. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker's bid, that bid must then be lowered when specified purchase limits are exceeded. Passive market making may cause the price of our common stock to be higher than the price that otherwise would exist in the open market in the absence of those transactions. The underwriters and dealers are not required to engage in passive market making and may end passive market making activities at any time.

Electronic Distribution

        A prospectus in electronic format may be made available by e-mail or on the websites or through online services maintained by one or more of the underwriters or their affiliates. In those cases, prospective investors may view offering terms online and may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of shares for sale to online brokerage account holders. Any such allocation for online distributions will be made by the underwriters on the same basis as other allocations. Other than the prospectus in electronic format, the information on the underwriters' websites and any information contained on any other website maintained by any of the underwriters is not part of this prospectus, has not been approved and/or endorsed by the underwriters or us and should not be relied upon by investors.

Directed Share Program

        At our request, the underwriters have reserved for sale, at the initial public offering price, up to 777,778 shares of common stock offered by this prospectus for sale to our directors, officers, employees, business associates and related persons. Reserved shares purchased by our directors and officers will be subject to the lock-up provisions described above. The number of shares of our common stock available for sale to the general public will be reduced to the extent these persons purchase the reserved shares. Any reserved shares of our common stock that are not so purchased will be offered by the underwriters to the general public on the same terms as the other shares of our common stock offered by this prospectus.

Affiliations

        The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing, valuation and brokerage activities. From time to time, the underwriters and/or their respective affiliates have directly and indirectly engaged, or may engage, in various financial advisory, investment banking and commercial banking and other services for us and our affiliates in the ordinary course of their business, for which they have received, or may receive, customary compensation, fees, commissions and expense reimbursement. Recently, Keefe, Bruyette & Woods, Inc. served as our financial advisor in connection with our acquisition of Talmer West Bank. In addition, in the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and those investment and securities activities may involve securities and/or instruments of ours. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of those securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in those securities and instruments. An affiliate of Keefe, Bruyette & Woods, Inc. currently owns 196,513 shares of our common stock, which shares were purchased in our private placement offering in 2010 at a price of $6.00 per share. These shares will be subject to the 180-day lock-up period described above under "Lock-up Agreements."

Selling Restrictions

  European Economic Area

        In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a "Relevant Member State"), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the "Relevant Implementation Date") it has not made and will not make an offer of shares to the public in that Relevant Member State prior to the publication of a prospectus in relation to the shares of common stock offered hereby which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of shares to the public in that Relevant Member State at any time:

  •
  to legal entities that are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

  •
  to any legal entity that has two or more of (1) an average of at least 250 employees during the last financial year, (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

  •
  to fewer than 100 natural or legal persons or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150 natural or legal persons (other than qualified investors, as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

  •
  in any other circumstances which do not require the publication by us of a prospectus under Article 3 of the Prospectus Directive.

        For the purposes of this provision, the expression "an offer to the public" in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe for the shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State, and the expression "Prospectus Directive" means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State) and includes any relevant implementing measure in each Relevant Member State; and "2010 PD Amending Directive" means Directive 2010/73/EU.

  United Kingdom

        Each underwriter has represented and agreed that:

  •
  it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000, as amended (the "FSMA")) received by it in connection with the issue or sale of the shares of common stock offered hereby in circumstances in which Section 21(1) of the FSMA does not apply to us; and

  •
  it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares of common stock offered hereby in, from or otherwise involving the United Kingdom.

 SHARES ELIGIBLE FOR FUTURE SALE

        Prior to this offering there has been no established public market for our common stock. A significant public market for our common stock may never develop or be sustained. We cannot predict the effect, if any, that market sales of shares or the availability of shares for sale will have on the market price of our common stock prevailing from time to time. Sales of substantial amounts of common stock (including shares issued on the exercise of options, warrants or convertible securities, if any) or the perception that such sales could occur, could adversely affect the market price of our common stock and our ability to raise additional capital through a future sale of securities.

        Upon completion of this offering, we will have 69,943,105 shares of Class A Common Stock issued and outstanding (assuming an initial public offering price of $13.50 per share, the midpoint of the range set forth on the cover page of this prospectus) and no shares of Class B Common Stock issued outstanding. All of the 15,555,555 shares of Class A Common Stock sold in this offering (or 17,888,888 shares if the underwriters exercise in full their over-allotment option to purchase additional shares of common stock) will be freely tradable without restriction or further registration under the Securities Act, unless such shares are purchased by "affiliates" as that term is defined in Rule144 under the Securities Act or are subject to a lock-up agreement (see "Underwriting"). Upon completion of this offering, approximately 60.9% of our outstanding common stock (or 57.6% if the underwriters' over-allotment option is exercised in full) will be held by "affiliates" as that term is defined in Rule 144 or be subject to a lock-up agreement. These shares held by "affiliates" will be "restricted securities" as that phrase is defined in Rule 144. Subject to certain contractual restrictions, including the lock-up agreements, holders of restricted shares will be entitled to sell those shares in the public market if they qualify for an exemption from registration under Rule 144 or any other applicable exemption under the Securities Act. Subject to the lock-up agreements and the provisions of Rules 144 and 701 under the Securities Act, additional shares will be available for sale as set forth below.

        Form S-8 Registration Statements.    In addition to the issued and outstanding shares of our common stock, we intend to file a registration statement on Form S-8 to register an aggregate of 9,772,187 shares of common stock reserved for issuance under our Equity Incentive Plan (the "Equity Incentive Plan"). That registration statement will become effective upon filing, and shares of common stock covered by such registration statement are eligible for sale in the public market immediately after the effective date of such registration statement.

        Lock-Up Agreements.    See the section entitled "Underwriting" for a description of lock-up agreements in connection with this offering.

        Registration Rights Agreement.    As described under the heading "Certain Relationships and Related Party Transactions—Registration Rights Agreement," in connection with our 2010 and 2012 private placements, we entered into registration rights agreements for the benefit of certain of our shareholders. Under these agreements, we agreed, among other things, to file with the SEC shelf registration statements that would allow those shareholders to resell the shares of common stock acquired in our private placement transactions.

        Talmer Bancorp, Inc. Equity Incentive Plan.    As of September 30, 2013, we have outstanding options to purchase 8,446,174 shares of common stock awarded under our Equity Incentive Plan, subject to vesting requirements, and we may issue options to purchase up to an additional 816,099 shares of our common stock. The number of shares available for issuance under our Equity Incentive Plan automatically increases each time we issue additional shares of common stock so that the total number of shares issuable under the plan at all times is 14% of our then outstanding shares of common stock.

        Warrants.    As of September 30, 2013, we have issued warrants to purchase 2,568,271 shares of Class A Common Stock and 390,000 shares of Class B Common Stock. See the sections entitled

"Description of Capital Stock—Common Stock—Warrants" for a description of our outstanding warrants to purchase Class A Common Stock and Class B Common Stock.

LEGAL MATTERS

        Nelson Mullins Riley & Scarborough LLP, Atlanta, Georgia, will pass upon certain legal matters related to this offering. Jaffe, Raitt, Heuer & Weiss, Professional Corporation, Southfield, Michigan, will pass upon the validity of the shares of our common stock offered under this prospectus. Vedder Price P.C., Chicago, Illinois, will act as counsel to the underwriters. J. Brennan Ryan, a partner of Nelson Mullins Riley & Scarborough LLP, owns stock options to acquire up to 475,000 shares of our common stock with a weighted average exercise price of $6.74 per share. Arthur Weiss, a director of the Company and Talmer Bank since May 2007 and a partner of Jaffe, Raitt, Heuer & Weiss, Professional Corporation, owns 72,897 shares of our common stock and owns stock options to acquire up to an additional 95,000 shares of our common stock with a weighted average exercise price of $5.41 per share.

EXPERTS

        The consolidated financial statements of Talmer Bancorp, Inc. and subsidiaries as of December 31, 2012 and 2011 and for the years ended December 31, 2012, 2011 and 2010 have been included herein in reliance upon the report of Crowe Horwath LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

        The consolidated financial statements of First Place Bank and subsidiaries as of and for the years ended December 31, 2012 and 2011 have been included herein in reliance upon the report of Baker Tilly Virchow Krause, LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the SEC through its Electronic Data Gathering and Retrieval System, or EDGAR, a registration statement on Form S-1 under the Securities Act with respect to the offer and sale of our common stock pursuant to this prospectus. This prospectus, filed as a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules thereto in accordance with the rules and regulations of the SEC and reference is hereby made to such omitted information. Statements made in this prospectus concerning the contents of any contract, agreement, or other document filed as an exhibit to the registration statement are summaries of the terms of such contracts, agreements, or documents. Reference is made to each such exhibit for a more complete description of the matters involved. A copy of the registration statement, including the exhibits and schedules thereto, may be read and copied at the SEC's Public Reference Room at 100 F Street, N.E., Washington, DC 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet website that contains reports, proxy statements and other information about issuers, like us, that file electronically with the SEC. The address of that site is www.sec.gov.

        As a result of this offering, we will become subject to the full informational requirements of the Exchange Act. We will fulfill our obligations with respect to such requirements by filing periodic reports and other information with the SEC. We intend to furnish our shareholders with annual reports containing consolidated financial statements certified by an independent registered public accounting firm

        The internet address of our corporate website is www.talmerbank.com. The information on our website is not a part of this prospectus and will not be part of any of our periodic or current reports to the SEC.

Talmer Bancorp, Inc.

Consolidated Balance Sheets

(Unaudited)

(Dollars in thousands, except per share data)	September 30, 2013	December 31, 2012	September 30, 2012
Assets
Cash and due from banks	$105,469	$104,298	$57,203
Interest-bearing deposits with other banks	264,554	197,733	37,069
Federal funds sold and other short-term investments	123,000	60,740	60,000

Total cash and cash equivalents	493,023	362,771	154,272
Securities available-for-sale	652,739	345,405	486,881
Federal Home Loan Bank stock	16,303	2,820	2,820
Loans held for sale	226,958	28,491	11,731
Loans:
Residential real estate	998,264	159,523	139,645
Commercial real estate	739,425	192,206	154,608
Commercial and industrial	384,265	238,423	166,175
Real estate construction	190,312	5,866	3,167
Consumer	9,927	8,428	8,755

Total loans, excluding covered loans	2,322,193	604,446	472,350
Less: Allowance for loan losses—uncovered	(15,620)	(10,945)	(9,683)

Net loans—excluding covered loans	2,306,573	593,501	462,667
Covered loans	558,534	717,705	764,800
Less: Allowance for loan losses—covered	(42,573)	(51,473)	(52,542)

Net loans—covered	515,961	666,232	712,258
Net total loans	2,822,534	1,259,733	1,174,925
Premises and equipment	54,065	39,716	39,453
FDIC indemnification asset	148,325	226,356	249,595
Other real estate owned	31,589	23,834	24,841
Loan servicing rights	71,751	5,626	4,967
Core deposit intangible	13,868	6,071	6,369
FDIC receivable	13,530	17,999	29,628
Company-owned life insurance	39,163	—	—
Income tax benefit	118,808	16,537	16,454
Other assets	39,289	12,149	11,840

Total assets	$4,741,945	$2,347,508	$2,213,776

Liabilities
Deposits:
Noninterest-bearing demand deposits	$822,945	$418,157	$399,249
Interest-bearing demand deposits	581,941	325,427	323,242
Money market and savings deposits	1,215,290	552,973	573,115
Time deposits	962,499	434,944	466,282
Other brokered funds	80,000	1,000	1,000

Total deposits	3,662,675	1,732,501	1,762,888
FDIC clawback liability	24,299	22,176	21,233
Short-term borrowings	139,965	18,338	15,923
Long-term debt	266,799	38,482	38,675
Other liabilities	41,376	15,268	13,011

Total liabilities	$4,135,114	$1,826,765	$1,851,730

Shareholders' equity
Preferred stock—$1.00 par value
Authorized—20,000,000 shares at 9/30/2013, 12/31/2012 and 9/30/2012
Issued and outstanding—0 shares at 9/30/2013, 12/31/2012 and 9/30/2012	$—	$—	$—
Common stock:
Class A Voting Common Stock—$1.00 par value
Authorized—198,000,000 shares at 9/30/2013, 12/31/2012 and 9/30/2012
Issued and outstanding—66,229,397 shares at 9/30/2013 and 12/31/2012, and 47,089,812 shares at 9/30/2012	66,229	66,229	47,090
Class B Non-Voting Common Stock—$1.00 par value
Authorized—2,000,000 shares at 9/30/2013, 12/31/2012 and 9/30/2012
Issued and outstanding—0 shares at 9/30/2013, 12/31/2012 and 9/30/2012	—	—	—
Additional paid-in-capital	366,171	356,836	222,236
Retained earnings	179,796	93,760	86,326
Accumulated other comprehensive income (loss), net of tax	(5,365)	3,918	6,394

Total shareholders' equity	606,831	520,743	362,046

Total liabilities and shareholders' equity	$4,741,945	$2,347,508	$2,213,776

See notes to Consolidated Financial Statements.

Talmer Bancorp, Inc.

Consolidated Statements of Income

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(Dollars in thousands, except per share data)	2013	2012	2013	2012
Interest income
Interest and fees on loans	$49,475	$29,725	$149,503	$81,273
Interest on investments
Taxable	1,751	1,436	4,217	3,801
Tax-exempt	1,132	976	3,132	2,486

Total interest on securities	2,883	2,412	7,349	6,287
Interest on interest earning cash balances	97	28	588	96
Interest on federal funds and other short term investments	279	145	726	394
Dividends on FHLB stock	167	21	712	67
FDIC indemnification asset	(6,032)	(5,969)	(21,088)	(11,449)

Total interest income	46,869	26,362	137,790	76,668

Interest Expense
Interest-bearing demand deposits	174	142	500	436
Money market and savings deposits	447	296	1,459	872
Time deposits	1,408	777	4,614	2,494
Other brokered funds	38	10	110	14
Interest on short-term borrowings	26	6	81	36
Interest on long-term debt	775	195	2,313	568

Total interest expense	2,868	1,426	9,077	4,420

Net interest income	44,001	24,936	128,713	72,248
Provision (benefit) for loan losses—uncovered	2,852	(700)	8,951	1,931
Provision (benefit) for loan losses—covered	(727)	8,603	(7,103)	29,748

Net interest income after provision for loan losses	41,876	17,033	126,865	40,569

Noninterest income
Deposit fee income	3,547	1,375	12,707	3,872
Mortgage banking and other loan fees	7,222	776	23,177	2,794
Net gain on sales of loans	4,835	4,096	37,789	10,207
Bargain purchase gain	—	—	71,702	—
FDIC loss sharing income	(4,846)	3,760	(7,059)	20,012
Accelerated discount on acquired loans	4,345	4,236	10,558	13,203
Net gain on sales of securities	—	1,114	100	2,036
Other income	2,935	1,398	8,725	4,304

Total noninterest income	18,038	16,755	157,699	56,428
Noninterest expenses
Salary and employee benefits	29,766	14,515	116,772	43,977
Occupancy and equipment expense	6,582	3,390	20,409	10,429
Data processing fees	3,539	1,012	7,099	3,117
Professional service fees	4,472	1,213	12,784	3,593
FDIC loss sharing expense	106	640	1,524	2,206
Bank acquisition and due diligence fees	171	100	7,874	842
Marketing expense	634	443	2,825	1,421
Other employee expense	1,018	258	2,889	1,100
Insurance expense	1,911	666	8,123	1,903
Other expense	5,228	2,806	17,624	7,391

Total noninterest expenses	53,427	25,043	197,923	75,979

Income before income taxes	6,487	8,745	86,641	21,018
Income tax provision (benefit)	(4,057)	2,751	636	6,782

Net income	$10,544	$5,994	$86,005	$14,236

Earnings per share:
Basic	$0.16	$0.13	$1.30	$0.31
Diluted	$0.15	$0.12	$1.23	$0.29
Average shares outstanding—basic	66,229	47,090	66,229	46,602
Average shares outstanding—diluted	69,853	48,898	69,972	48,410

See notes to Consolidated Financial Statements.

Talmer Bancorp, Inc.

Consolidated Statements of Comprehensive Income

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(Dollars in thousands)	2013	2012	2013	2012
Net income	$10,544	$5,994	$86,005	$14,236
Other comprehensive income (loss):
Unrealized holding gains (losses) on securities available-for-sale arising during the period	297	5,155	(14,181)	7,044
Reclassification adjustment for gains on realized income(1)	—	(1,114)	(100)	(2,036)

Net unrealized gains (losses) on securities available-for-sale	297	4,041	(14,281)	5,008
Tax effect	(104)	(1,414)	4,998	(1,753)

Other comprehensive income (loss), net of tax	193	2,627	(9,283)	3,255

Total comprehensive income, net of tax	$10,737	$8,621	$76,722	$17,491

(1)
Amounts are included in "Net gain on sales of securities" in the Consolidated Statements of Income in total noninterest income. Income tax expense associated with the reclassification adjusment for the three and nine months ended September 30, 2013 was $0 and $35 thousand, respectively. Income tax expense associated with the reclassification adjusment for the three and nine months ended September 30, 2012 was $390 thousand and $713 thousand, respectively.

See notes to Consolidated Financial Statements.

Talmer Bancorp, Inc.

Consolidated Statements of Changes in Shareholders' Equity

(Unaudited)

	Common Stock
			Additional Paid in Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total Shareholders' Equity
(Dollars in thousands)	Shares	Amount
Balance at December 31, 2011	44,469	$44,469	$201,628	$72,090	$3,139	$321,326
Net income				14,236		14,236
Other comprehensive income					3,255	3,255
Stock based compensation expense			2,281			2,281
Issuance of common shares	2,621	2,621	18,327			20,948

Balance at September 30, 2012	47,090	$47,090	$222,236	$86,326	$6,394	$362,046

Balance at December 31, 2012	66,229	$66,229	$356,836	$93,760	$3,918	$520,743
Cumulative effect adjustment of change in accounting policy to beginning retained earnings				31		31
Net income				86,005		86,005
Other comprehensive loss					(9,283)	(9,283)
Stock based compensation expense			9,335			9,335

Balance at September 30, 2013	66,229	$66,229	$366,171	$179,796	$(5,365)	$606,831

See notes to Consolidated Financial Statements.

Talmer Bancorp, Inc.

Consolidated Statements of Cash Flows

(Unaudited)

	Nine Months Ended September 30,
(Dollars in thousands)	2013	2012
Cash flows from operating activities
Net income	$86,005	$14,236
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	6,365	3,862
Amortization of core deposit intangibles and loan servicing rights	2,019	1,755
Stock-based compensation expense	9,335	2,281
Provisions for loan losses	1,848	31,679
Originations of loans held for sale	(2,093,887)	(277,011)
Proceeds from sales of loans	2,150,734	295,228
Net gain from sales of loans	(37,982)	(10,207)
Net gain on sales of securities	(100)	(2,036)
Gain on acquisition	(71,702)	—
Valuation writedowns on other real estate	2,570	4,130
Valuation change in Company owned life insurance	(991)	—
Valuation change in loan servicing rights	(2,485)	633
Net additions to loan servicing rights	(21,642)	(2,612)
Net decrease in FDIC indemnification asset and receivable	82,500	137,023
Net gain on sales of other real estate owned	(3,050)	(782)
Net (increase)/decrease in accrued interest receivable and other assets	3,864	(18,866)
Net increase/(decrease) in accrued expenses and other liabilities	5,306	(10,609)
Net amortization of securities	5,905	2,572
Other, net	(188)	33

Net cash from operating activities	124,424	169,895

Cash flows from investing activities
Net increase in uncovered loans	(210,823)	(156,637)
Net decrease in covered loans	146,173	113,346
Net purchases of FHLB stock	(490)	—
Purchases of available-for-sale securities	(416,256)	(439,441)
Purchases of premises and equipment	(2,192)	(1,820)
Proceeds from:
Maturities and redemptions of available-for-sale securities	221,101	79,537
Sale of available-for-sale securities	7,500	101,433
Sale of other real estate owned	41,946	12,058
Sale of premises and equipment	52	49
Net cash provided from acquisition	394,805	—

Net cash from (used in) investing activities	181,816	(291,475)

Cash flows from financing activities
Net increase/(decrease) in deposits	(191,084)	67,289
FHLB advances	120,000	—
Repayments of FHLB advances	(104,904)	(7,812)
Increase in short-term borrowings	—	289
Proceeds from issuance of common stock	—	20,948

Net cash from (used in) financing activities	(175,988)	80,714

Net change in cash and cash equivalents	130,252	(40,866)
Beginning cash and cash equivalents	362,771	195,138

Ending cash and cash equivalents	$493,023	$154,272

Supplemental disclosure of cash flow information:
Interest paid	$8,637	$4,474
Income taxes paid	15,795	42,400
Transfer from loans to other real estate owned	16,632	19,689
Transfer from loans to securities	10,359	—
Transfer from premises and equipment to other assets	3,782	1,722
Non-cash transactions:
Increase in assets and liabilities in acquisitions:
Securities	139,764	—
FHLB stock	12,993	—
Loans held for sale	213,946	—
Uncovered loans	1,530,376	—
Premises and equipment	22,168	—
Loan servicing rights	41,967	—
Company-owned life insurance	38,172	—
Other real estate owned	18,448	—
Core deposit intangible	9,816	—
Other assets	128,278	—
Deposits	2,121,258	—
Short-term borrowings	21,892	—
Long-term debt	312,956	—
Other liabilities	22,925	—

See notes to Consolidated Financial Statements.

TALMER BANCORP, INC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2013

(Unaudited)

1. BASIS OF PRESENTATION AND RECENTLY ADOPTED AND ISSUED ACCOUNTING STANDARDS

        The accompanying unaudited consolidated financial statements of Talmer Bancorp, Inc. ("The Company"), and its subsidiaries have been prepared in accordance with U.S. generally accepted accounting principles ("GAAP") for interim financial information and in accordance with instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, the statements do not include all of the information and footnotes required by GAAP for complete financial statements. In the opinion of management, all adjustments considered necessary for a fair presentation of the Consolidated Financial Statements, primarily consisting of normal recurring adjustments, have been included. The results of operations for the interim periods are not necessarily indicative of the results that may be expected for the full year or for any other interim period. Certain items in prior periods were reclassified to conform to the current presentation.

        For further information, refer to the consolidated financial statements and footnotes thereto included in the Company's Consolidated Financial Statements for the year ended December 31, 2012.

FDIC Indemnification Asset

        As disclosed in Note 1, "Summary of Significant Accounting Policies", to the Company's Consolidated Financial Statements for the year ended December 31, 2012, in October 2012, the Financial Accounting Standards Board ("FASB") issued Accounting Standards Update ("ASU") No. 2012-06, "Business Combinations (Topic 805): Subsequent Accounting for an Indemnification Asset Recognized at the Acquisition Date as a Result of a Government-Assisted Acquisition of a Financial Institution—a consensus of the FASB Emerging Issues Task Force" (ASU 2012-06), which clarifies existing guidance on the subsequent measurement of an indemnification asset recognized as a result of a government assisted acquisition of a financial institution. The update specifies that when there is a subsequent change in the amount of cash flows expected to be collected on the indemnification asset, the entity should subsequently measure the indemnification asset on the same basis as the underlying loans taking into account the contractual limitations of the loss sharing agreement with any amortization of changes in value being limited to the lesser of the remaining of the loss sharing agreement or the acquired loan's term. The effective date of ASU 2012-06 was fiscal years beginning on or after December 15, 2012 with early adoption permitted. As the Company's current accounting policy is consistent with the guidance included in ASU 2012-06, the adoption of this guidance was considered effective as of July 1, 2012. The adoption of this standard did not have a material impact on the Company's Consolidated Financial Statements. However, we revised the following paragraph of the accounting policy on the FDIC indemnification asset to clarify the accounting when the expected cash flows on the indemnified asset increase.

        The accounting for FDIC indemnification assets is closely related to the accounting for the underlying, indemnified assets. The Company re-estimates the expected indemnification asset cash flows in conjunction with the periodic re-estimation of cash flows on covered assets accounted for under ASC 310-30. Improvements in cash flow expectations on covered assets generally result in a related decline in the expected indemnification cash flows and are reflected as a downward yield adjustment on the indemnification assets. When the expected cash flows on the indemnified assets increase such that a previously recorded covered allowance for loan losses is reversed, we account for the associated decrease in the indemnification asset immediately in earnings. Any remaining decrease in the

TALMER BANCORP, INC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

September 30, 2013

(Unaudited)

1. BASIS OF PRESENTATION AND RECENTLY ADOPTED AND ISSUED ACCOUNTING STANDARDS (Continued)

indemnification asset is amortized over the lesser of the contractual term of the indemnification agreement and the remaining life of the indemnified asset. Deterioration in cash flow expectations on covered assets generally results in an increase in expected indemnification cash flows and is reflected as both FDIC loss sharing income and an increase to the indemnification asset. If the indemnified asset is paid in full or otherwise settled, the related indemnification asset is adjusted to the current expected claimable amount.

Loan Servicing Rights

        As of January 1, 2013, the Company elected to account for all loan servicing rights under the fair value method. The guidance in FASB Accounting Standards Codification ("ASC") Subtopic 860-50, "Transfers and Servicing—Servicing Assets and Liabilities" provides that an entity may make an irrevocable decision to subsequently measure a class of servicing assets and servicing liabilities at fair value at the beginning of any fiscal year. The guidance allows for a Company to apply this election prospectively to all new and existing servicing assets and servicing liabilities. Management believes this election will provide more comparable results to peers as many of those within our industry group account for loan servicing rights under the fair value method. The change in accounting policy in the first quarter of 2013, resulted in a cumulative adjustment to retained earnings in the amount of $31 thousand.

Troubled Debt Restructurings ("TDRs")

        As of January 1, 2013, the Company changed its policy for identifying TDRs on modified loans accounted for individually under ASC Subtopic 310-30, "Receivables—Loans and Debt Securities Acquired with Deteriorated Credit Quality" ("ASC 310-30"). Under the updated policy a modified loan, individually accounted for under ASC 310-30, is considered a TDR when a borrower is experiencing financial difficulties and the expected cash flows after the modification is less than the expected cash flows at the time the loan was acquired in association with consideration of qualitative factors included within ASC Subtopic 310-40, "Receivables—Troubled Debt Restructurings by Creditors" ("ASC 310-40"). Prior to the change, the Company evaluated whether ASC 310-30 loans were TDRs by reference to the contractual terms of the loan agreement. This change reduced the number of ASC 310-30 loans deemed to be TDRs for disclosure purposes. Management believes this election provides more comparable results to peers as many of those within our industry group identify TDRs on modified loans accounted for individually under ASC 310-30 under this method. The guidance in ASC Subtopic 250-10 "Accounting Changes and Error Corrections" requires retrospective application as the required method for reporting a change in accounting principle in the absence of explicit transition requirements specific to a newly adopted accounting principle. The change in accounting policy only impacted the disclosures on TDRs and thus comparative disclosures were updated for the change. The change did not have an impact on net income as there were no material improvements in expected cash flows on the modified ASC 310-30 loans that were removed from TDR classification due to the change in the policy for identifying TDRs.

        During 2012, the Company corrected an error in its accounting for TDRs on modified loans accounted for individually under ASC Subtopic 310-30, "Receivables—Loans and Debt Securities

TALMER BANCORP, INC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

September 30, 2013

(Unaudited)

1. BASIS OF PRESENTATION AND RECENTLY ADOPTED AND ISSUED ACCOUNTING STANDARDS (Continued)

Acquired with Deteriorated Credit Quality" ("ASC 310-30"). Under the corrected accounting policy a troubled debt restructuring of a loan previously individually accounted for under ASC 310-30 is accounted for in a manner similar to the accounting required by ASC 310-30 except that improvements in expected future cash flows do not result in an increased yield on the loan. Prior to the correction, the Company accounted for such loans by accelerating into earnings any remaining loan discounts and establishing an allowance for loan losses following ASC 310-10 "Receivables—Overall". The correction of this error resulted in reclassifications of balance sheet and income statement line items, mainly loans, allowance for loan losses, FDIC indemnifications asset, interest income, provision for loan losses and noninterest income that netted to in an increase in net income of $0.6 million for the three-month period ended September 30, 2012 and decrease in net income of $1.6 million for the nine month period ended September 30, 2012. The following tables present the balance sheet and income statement line items that were corrected as of September 30, 2012 and for the three and nine months ended September 30, 2012.

	September 30, 2012
(Dollars in thousands)	As Previously Determined	Effect of Adjustments	As Corrected
Loans:
Covered loans	$782,044	$(17,244)	$764,800
Allowance for loan losses—covered	(59,565)	7,023	(52,542)

Net loans—covered	722,479	(10,221)	712,258
Net total loans	1,185,146	(10,221)	1,174,925
FDIC indemnification asset	241,723	7,872	249,595
Other assets	11,087	753	11,840
Total assets	2,215,372	(1,596)	2,213,776
Shareholders' equity
Retained earnings	87,922	(1,596)	86,326
Total shareholders' equity	363,642	(1,596)	362,046
Total liabilities and shareholders' equity	2,215,372	(1,596)	2,213,776

TALMER BANCORP, INC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

September 30, 2013

(Unaudited)

1. BASIS OF PRESENTATION AND RECENTLY ADOPTED AND ISSUED ACCOUNTING STANDARDS (Continued)

	Three months ended September 30, 2012			Nine months ended September 30, 2012
(Dollars in thousands, except per share data)	As Previously Determined	Effect of Adjustments	As Corrected	As Previously Determined	Effect of Adjustments	As Corrected
Interest income
Interest and fees on loans	$27,847	$1,878	$29,725	$77,478	$3,795	$81,273
FDIC indemnification asset	(5,640)	(329)	(5,969)	(10,015)	(1,434)	(11,449)
Total interest income	24,813	1,549	26,362	74,307	2,361	76,668
Net interest income	23,387	1,549	24,936	69,887	2,361	72,248
Provision (benefit) for loan losses—covered	5,838	2,765	8,603	36,770	(7,022)	29,748
Net interest income after provision for loan losses	18,249	(1,216)	17,033	31,186	9,383	40,569
Noninterest income
FDIC loss sharing income	1,964	1,796	3,760	26,667	(6,655)	20,012
Accelerated discount on acquired loans	3,960	276	4,236	18,281	(5,078)	13,203
Total noninterest income	14,683	2,072	16,755	68,161	(11,733)	56,428
Income before income taxes	7,889	856	8,745	23,368	(2,350)	21,018
Income tax provision (benefit)	2,476	275	2,751	7,536	(754)	6,782
Net income	5,413	581	5,994	15,832	(1,596)	14,236
Earnings per share:
Basic	$0.12	$0.01	$0.13	$0.34	$(0.03)	$0.31
Diluted	$0.11	$0.01	$0.12	$0.32	$(0.03)	$0.29

Company-owned life insurance

        As of January 1, 2013, the Company holds life insurance policies on certain officers. Company-owned life insurance is recorded at the amount that can be realized under the insurance contract at the balance sheet date, which is the cash surrender value adjusted for other charges or other amounts due that are probable at settlement.

Recently Adopted and Issued Accounting Standard:

        In February 2013, the FASB issued ASU No. 2013-02, "Comprehensive Income (Topic 220): Reporting of Amounts Reclassified out of Accumulated Other Comprehensive Income" ("ASU 2013-02"), which adds new disclosure requirements for items reclassified out of accumulated other comprehensive income including changes in accumulated other comprehensive income balances by component and significant items reclassified out of accumulated other comprehensive income. The effective date of ASU 2013-02 is fiscal years, and interim periods within those years, beginning after December 15, 2012. The adoption of the provision of ASU 2013-02 as of January 1, 2013 did not have any impact on the Company's financial condition or results of operations and impacted disclosures only.

TALMER BANCORP, INC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

September 30, 2013

(Unaudited)

1. BASIS OF PRESENTATION AND RECENTLY ADOPTED AND ISSUED ACCOUNTING STANDARDS (Continued)

        The Company is an "emerging growth company", as defined in the Jumpstart Our Business Startups Acts of 2012 ("JOBS Act"). Section 107(b) of the JOBS Act provides that an emerging growth company can take advantage of the extended transition period provided in the Securities Act of 1933 and the Securities Exchange Act of 1934 for complying with new or revised accounting standards. In other words, an emerging growth company may delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We are not electing to delay such adoption of new or revised accounting standards until the adoption date applicable to private companies and will adopt new accounting standards when they apply to public companies.

2. BUSINESS COMBINATIONS

        On January 1, 2013, the Company purchased substantially all of the assets of First Place Financial Corp. ("FPFC") including all of the issued and outstanding shares of common stock of First Place Bank, a wholly-owned subsidiary of FPFC, headquartered in Warren, Ohio, in a transaction facilitated under Section 363 of the U.S. Bankruptcy Code, for cash consideration of $45 million. Under the provisions of the asset purchase agreement, the Company assumed $60 million in subordinated notes issued to First Place Capital Trust, First Place Capital Trust II, and First Place Capital III ("Trust Preferred Issuers"), of which $45 million was immediately retired. Following the acquisition, the Company contributed $179 million of additional capital in order to recapitalize First Place Bank with commitments to contribute additional capital if needed. The Company incurred $1.7 million of acquisition related expenses during the year ended December 31, 2012 primarily related to the acquisition of First Place Bank included within "Other expenses" in the Consolidated Statements of Income. For the nine months ended September 30, 2013, the Company incurred $7.9 million of bank acquisition and due diligence fees primarily related costs associated with the First Place Bank transaction. While the Company is expanding its footprint throughout Ohio, Talmer Bank and Trust continues to operate out of its Troy, Michigan headquarters. The Company will maintain locations in the Detroit-Warren-Livonia Michigan metropolitan area, communities in Northeastern Michigan, South Central and Southeastern Wisconsin, as well as its acquired branches in Ohio.

        The Company determined that the acquisition of the net assets of First Place Bank constitutes a business combination as defined by the FASB ASC topic 805, "Business Combinations". Accordingly, the assets acquired and liabilities assumed were recorded at their fair values on the date of acquisition. Fair values were determined in accordance with the guidance provided in FASB ASC Topic 820, "Fair Value Measurements". In many cases the determination of the fair values required management to make estimates about discount rates, future expected cash flows, market conditions and other future events

TALMER BANCORP, INC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

September 30, 2013

(Unaudited)

2. BUSINESS COMBINATIONS (Continued)

that are highly subjective in nature and subject to change. The following table presents a summary of the assets and liabilities purchased in the First Place Bank acquisition recorded at fair value.

(Dollars in thousands)
Consideration paid:
Cash	$45,000
Fair Value of identifiable assets acquired:
Cash and cash equivalents	439,805
Investment securities	139,764
Federal Home Loan Bank stock	12,993
Loans held-for-sale	213,946
Loans	1,530,376
Premises and equipment	22,168
Loan servicing rights	41,967
Company-owned life insurance	38,172
Other real estate owned	18,448
Core deposit intangible	9,816
Other assets	128,278

Total identifiable assets acquired	2,595,733
Fair value of liabilities assumed:
Deposits	2,121,258
Short-term borrowings	21,892
Long-term debt	312,956
Other liabilities	22,925

Total liabilities assumed	2,479,031

Fair Value of net identifiable assets acquired	116,702

Bargain purchase gain resulting from acquisition	$71,702

        The First Place Bank acquisition resulted in a pre-tax bargain purchase gain of $71.7 million as the estimated fair value of assets acquired exceeded the estimated fair value of liabilities assumed and consideration paid. The gain was included within "Bargain purchase gains" in the consolidated statements of income.

        The core deposit intangible is being amortized on an accelerated basis over the estimated life, currently expected to be 10 years.

        Loans acquired in the First Place Bank acquisition were initially recorded at fair value with no separate allowance for loan losses. Fair values for purchased loans are based on a discounted cash flow methodology that considered various factors including the type of loan and related collateral, classification status, fixed or variable interest rate, term of the loan and whether or not the loan was amortizing, and a discount rate reflecting the Company's assessment of risk inherent in the cash flow estimates. Larger purchased loans are individually evaluated while smaller purchased loans are grouped

TALMER BANCORP, INC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

September 30, 2013

(Unaudited)

2. BUSINESS COMBINATIONS (Continued)

together according to similar characteristics and were treated in the aggregate when applying various valuation techniques.

        The Company accounts for purchased credit impaired loans in accordance with the provisions of ASC 310-30. The cash flows expected to be collected on purchased loans are estimated based upon the expected remaining life of the underlying loans, which includes the effects of estimated prepayments. Purchased loans are considered credit impaired if there is evidence of credit deterioration at the date of purchase and if it is probable that not all contractually required payments will be collected. Interest income, through accretion of the difference between the carrying value of the loans and the expected cash flows is recognized on the acquired loans accounted for under ASC 310-30.

        Purchased loans outside the scope of ASC 310-30 including purchased loans with revolving privileges, are accounted for under FASB ASC Topic 310-20, "Receivables—Nonrefundable Fees and Other Costs" ("ASC 310-20"). Discounts created when the loans were recorded at their fair values at acquisition are amortized over the remaining terms of the loans as an adjustment to the related loan's yield.

        Information regarding acquired loans accounted for under ASC 310-30 as well as those excluded from ASC 310-30 accounting at acquisition date is as follows:

(Dollars in thousands)
Accounted for under ASC 310-30:
Contractual cash flows	$738,639
Contractual cash flows not expected to be collected (nonaccretable difference)	150,008

Expected cash flows	588,631
Interest component of expected cash flows (accretable yield)	158,221

Fair value at acquisition	$430,410
Excluded from ASC 310-30 accounting:
Unpaid principal balance	$1,094,223
Fair value premium	5,743

Fair value at acquisition	1,099,966

Total Fair value at acquisition	$1,530,376

        First Place Bank's results of operations have been included in the Company's financial results since the January 1, 2013 acquisition date.

TALMER BANCORP, INC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

September 30, 2013

(Unaudited)

2. BUSINESS COMBINATIONS (Continued)

        The following unaudited pro forma financial information presents the consolidated results of operation of the Company and First Place Bank as if the acquisition had occurred as of January 1, 2012 with pro forma adjustments to give effect of any change in interest income due to the accretion (amortization) of the discount (premium) associated with the fair value adjustments to acquired loans, any change in interest expense due to estimated premium amortization/discount accretion associated with the fair value adjustments to acquired time deposits and borrowings and other debt, any change in provision expense due to the recording of the acquired loans at fair value and the amortization of the core deposit intangible that would have resulted had the deposits been acquired as of January 1, 2012.

	For the three months ended September 30,
(Dollars in thousands)	2013(1)	2012
Net interest and other income	62,039	109,695
Net income	10,544	13,278
Earnings per share:
Basic	0.16	0.20
Diluted	0.15	0.20

(1)
As the business combination was effective January 1, 2013, there were no proforma adjustments for the three months ended September 30, 2013.

	For the nine months ended September 30,
(Dollars in thousands)	2013(1)	2012
Net interest and other income	286,412	313,626
Net income	86,005	34,765
Earnings per share:
Basic	1.30	0.52
Diluted	1.23	0.51

(1)
As the business combination was effective January 1, 2013, there were no proforma adjustments for the nine months ended September 30, 2013.

3. FAIR VALUE

        The fair value framework as detailed by FASB ASC Topic 820, "Fair Value Measurement" requires the categorization of assets and liabilities into a three-level hierarchy based on the markets in which the financial instruments are traded and the reliability of the assumptions used to determine fair value. A brief description of each level follows.

          Level 1—Valuation is based upon quoted prices (unadjusted) for identical instruments in active markets.

          Level 2—Valuation is based upon quoted prices for identical or similar instruments in markets that are not active; quoted prices for similar instruments in active markets; or model-based

TALMER BANCORP, INC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

September 30, 2013

(Unaudited)

3. FAIR VALUE (Continued)

  valuation techniques for which all significant assumptions are observable or can be corroborated by observable market data.

          Level 3—Valuation is measured through utilization of model-based techniques that rely on at least one significant assumption not observable in the market. Any necessary unobservable assumptions used reflect estimates of assumption that market participants would use in pricing the asset or liability. Valuation techniques include use of discounted cash flow models and similar techniques.

        Fair value estimates are based on existing financial instruments and, in accordance with GAAP, do not attempt to estimate the value of anticipated future business or the value of assets and liabilities that are not considered financial instruments. In addition, tax ramifications related to the recognition of unrealized gains and losses, such as those within the investment securities portfolio, can have a significant effect on estimated fair values and, in accordance with GAAP, have not been considered in the estimates. For these reasons, the aggregate fair value should not be considered an indication of the value of the Company.

        Following is a description of the valuation methodologies and key inputs used to measure financial assets and liabilities recorded at fair value, as well as a description of the methods and any significant assumptions used to estimate fair value disclosures for financial assets and liabilities not recorded at fair value in their entirety on a recurring basis. For financial assets and liabilities recorded at fair value, the description includes the level of the fair value hierarchy in which the assets for liabilities are classified. Transfers of asset or liabilities between levels of the fair value hierarchy are recognized at the beginning of the reporting period, when applicable.

        Cash and cash equivalents:    Due to the short-term nature, the carrying amount of these assets approximates the estimated fair value. The Company classifies cash and due from banks as Level 1 and interest-bearing deposits with other banks and federal funds and other short-term investments as Level 2.

        Available-for-Sale Securities:    Investment securities classified as available-for-sale are recorded at fair value on a recurring basis. Fair value measurement is based upon quoted prices, if available. If quoted prices are not available or the market is deemed to be inactive at the measurement date, fair values are measured utilizing independent valuation techniques of identical or similar investment securities. Third-party vendors compile prices from various sources and may apply such techniques as matrix pricing to determine the value of identical or similar investment securities. Management reviews the methodologies and assumptions used by the third-party pricing services and evaluates the values provided, principally by comparison with other available market quotes for similar instruments and/or analysis based on internal models using available third-party market data. Level 1 securities include equity securities traded on an active exchange, such as the New York Stock Exchange. Level 2 securities include obligations issued by U.S. government-sponsored enterprises, state and municipal obligations, mortgage-backed securities issued by both U.S. government-sponsored enterprises and non-agency enterprises securities, corporate debt securities, Small Business Administration Pools and privately issued commercial mortgage-backed securities that have active markets at the measurement date. The fair value of Level 2 securities was determined using quoted prices of securities with similar

TALMER BANCORP, INC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

September 30, 2013

(Unaudited)

3. FAIR VALUE (Continued)

characteristics or pricing models based on observable market data inputs, primarily interest rates, spreads and prepayment information.

        Securities classified as Level 3, including an obligation of a political subdivision and a trust preferred security and Troubled Asset Relief Program preferred securities (included within "Corporate debt securities") as of September 30, 2013, represent securities in less liquid markets requiring significant management assumptions when determining fair value. The fair values of these investment securities represent 2.1% of the total available-for-sale securities. The Troubled Asset Relief Program preferred securities and the trust preferred security fair values are compiled by a third-party vendor through consideration of recent trades and/or auctions of comparable securities, where applicable and are presented without adjustment. Comparable securities consider credit, structure, tenor, trade flows and cash flow characteristics. Due to the limited sales of these types of securities, significant unobservable assumptions are included to determine comparable securities to be included in the analysis. The fair value of the political subdivision obligation is determined using a discounted cash flow model prepared internally which includes a significant unobservable input related to the credit assumption of the security. This security was purchased in the fourth quarter of 2012 and as no credit related concerns have come to the Company's attention, no additional credit loss assumptions were made from original purchase price of the security.

        Federal Home Loan Bank ("FHLB") Stock:    Restricted equity securities are not readily marketable and are recorded at cost and evaluated for impairment based on the ultimate recoverability of initial cost. No significant observable market data is available for these instruments. The Company considers the profitability and asset quality of the issuer, dividend payment history and recent redemption experience, when determining the ultimate recoverability of cost. The Company believes its investments in FHLB stock are ultimately recoverable at cost.

        Loans Held For Sale:    Loans held for sale are carried at fair value based on the Company's election of the fair value option. The fair value is determined based on quoted market rates and other market conditions considered relevant. These loans currently consist of one-to-four family residential real estate loans originated for sale to qualified third parties. The Company classifies loans held for sale as recurring Level 2.

        Loans:    The Company does not record loans at fair value on a recurring basis. However, periodically, the Company records nonrecurring adjustments to the carrying value of loans based on fair value measurements. Loans, outside the scope of ASC 310-30, are considered impaired when, based on current information and events, it is probable the Company will be unable to collect all amounts due in accordance with the original contractual terms of the loan agreements. Impaired loans, which include all nonaccrual loans and troubled debt restructurings, are disclosed as nonrecurring fair value measurements when an allowance is established based on the fair value of the underlying collateral. Appraisals for collateral-dependent impaired loans are prepared by certified general appraisers (for commercial properties) or certified residential appraisers (for residential properties). These appraisals may utilize a single valuation approach or a combination of approaches including comparable sales and the income approach. The comparable sales approach evaluates the sales price of similar properties in the same market area. This approach is inherently subjective due to the wide range of comparable sale dates. The income approach considers net operating income generated by the property and the

TALMER BANCORP, INC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

September 30, 2013

(Unaudited)

3. FAIR VALUE (Continued)

investor's required return. This approach utilizes various inputs including lease rates and cap rates which are subject to judgment. Adjustments are routinely made in the appraisal process by the appraisers to account for differences between the comparable sales and income data available. These adjustments generally range from 0 to 40% depending on the property type, as well as various sales and property characteristics including but not limited to: date of sale, size and condition of facility, quality of construction and proximity to the subject property. Once received, management reviews the assumptions and approaches utilized in the appraisal as well as the overall resulting fair value in comparison with independent data sources such as recent market data or industry-wide statistics to determine if additional downward adjustments should be made, which generally range from 0 to 40%. Property values are typically adjusted when management is aware of circumstances, economic changes or other conditions, since the date of the appraisal that would impact the expected selling price. Such adjustments are usually significant and result in a nonrecurring Level 3 classification.

        Estimated fair values for loans accounted for under ASC 310-30 are based on a discounted cash flow methodology that considers factors including the type of loan and related collateral, classification status, fixed or variable interest rate, term of loan and whether or not the loan was amortizing, and a discount rate reflecting the Company's assessment of risk inherent in the cash flow estimates. Cash flows expected to be collected on these loans are estimated based upon the expected remaining life of the underlying loans, which includes the effects of estimated prepayments. The Company classifies loans accounted for under ASC 310-30 as Level 3.

        For non-collateral dependent loans excluded from ASC 310-30 accounting, fair value is estimated using a discounted cash flow model. The cash flows take into consideration current portfolio interest rates and repricing characteristics as well as assumptions relating to prepayment speeds. The discount rates take into consideration the current market interest rate environment, a credit risk component based on the credit characteristics of each loan portfolio, and a liquidity premium reflecting the liquidity or illiquidity of the market. The Company classifies non-collateral dependent loans excluded from ASC 310-30 accounting as Level 3.

        Accrued Interest Receivable and Payable:    Due to their short term nature, the carrying amount of these instruments approximates the estimated fair value; therefore, the Company classifies accrued interest receivable and payable as Level 2.

        FDIC Indemnification Asset:    The fair value of the FDIC indemnification asset is estimated using projected cash flows related to the loss sharing agreements based on the expected reimbursements for losses and the applicable loss sharing percentages. The Company re-estimates the expected indemnification asset cash flows in conjunction with the periodic re-estimation of cash flows on covered loans accounted for under ASC 310-30. The expected cash flows are discounted to reflect the uncertainty of the timing and receipt of the loss sharing reimbursement from the FDIC. These cash flow evaluations are inherently subjective as they require material estimates, all of which may be subject to significant change. The estimates used in calculating the value of the FDIC indemnification asset are reflective of the estimates utilized to determine the estimated fair value of loans accounted for under ASC 310-30. The Company classifies the estimated fair value of the FDIC indemnification asset as Level 3.

TALMER BANCORP, INC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

September 30, 2013

(Unaudited)

3. FAIR VALUE (Continued)

        Other Real Estate Owned:    Other real estate owned represents real estate acquired by the Company as part of an acquisition or subsequently through the loan foreclosure or repossession process, or any other resolution activity that results in partial or total satisfaction of problem covered loans. Foreclosed properties are initially recorded at fair value, less estimated costs to sell, establishing a new cost basis. Subsequently, the assets are valued at the lower of cost or fair value less estimated costs to sell based on periodic valuations performed. Fair value is based upon independent market prices, appraised value or management's estimate of the value, using a single valuation approach or a combination of approaches including comparable sales and the income approach. The comparable sales approach evaluates the sales price of similar properties in the same market area. This approach is inherently subjective due to the wide range of comparable sale dates. The income approach considers net operating income generated by the property and the investor's required return. This approach utilizes various inputs including lease rates and cap rates which are subject to judgment. Adjustments are routinely made in the appraisal process by the appraisers to account for differences between the comparable sales and income data available. These adjustments generally range from 0% to 40% depending on the property type, as well as various sales and property characteristics including but not limited to: date of sale, size and condition of facility, quality of construction and proximity to the subject property. Adjustments are typically significant and result in a Level 3 classification.

        FDIC Receivable:    The FDIC receivable represents claims submitted to the FDIC for reimbursement for which the Company expects to receive payment within 90 days. Due to their short term nature, the carrying amount of these instruments approximates the estimated fair value. The Company classifies the FDIC receivable as Level 2.

        Loan Servicing Rights:    Loan servicing rights are accounted for under the fair value measurement method as of January 1, 2013 based on a new accounting election. A third party valuation model is used to determine the fair value at the end of each reporting period utilizing a discounted cash flow analysis using interest rates and prepayment speed assumptions currently quoted for comparable instruments and a discount rate determined by management. Changes in fair value of loan servicing rights are recorded in "Mortgage banking and other loan fees". Because of the nature of the valuation inputs, the company classifies loan servicing rights as level 3.

        Prior to January 1, 2013, loan servicing rights were subject to impairment testing. A third party valuation model was used for impairment testing, which utilized a discounted cash flow analysis using interest rates and prepayment speed assumptions currently quoted for comparable instruments and a discount rate determined by management. If the valuation model reflected a value less than the carrying value, loan servicing rights were adjusted to fair value through a valuation allowance as determined by the model.

TALMER BANCORP, INC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

September 30, 2013

(Unaudited)

3. FAIR VALUE (Continued)

        At September 30, 2013 loan servicing rights included the following assumptions:

	Commercial Real Estate	Agricultural	Mortgage
Prepayment speed	8.50 - 50.00%	5.10 - 53.79%	3.25 - 53.65%
Weighted average ("WA") discount rate	20.00%	15.00%	10.18%
WA cost to service/per year	$467	$200	$57
WA Ancillary income/per year	N/A	N/A	45
WA float range	0.56%	0.56%	0.86 - 1.66%

        Derivative Instruments:    The Company enters into interest rate lock commitments with prospective borrowers to be sold into the secondary market and forward commitments for the future delivery of mortgage loans to third party investors, which are carried at fair value on a recurring basis. The fair value of these commitments is based on the fair value of related mortgage loans determined using observable market data. Interest rate lock commitments are adjusted for expectations of exercise and funding. This adjustment is not considered to be a material input. The Company classifies derivatives as recurring Level 2.

        Deposits:    The estimated fair value of demand deposits (e.g., noninterest and interest-bearing demand, savings, and certain types of money market accounts) is, by definition, equal to the amount payable on demand at the reporting date (i.e., their carrying amounts). Fair values for certificates of deposit are based on the discounted value of contractual cash flows at current interest rates. The estimated fair value of deposits does not take into account the value of the Company's long-term relationships with depositors, commonly known as core deposit intangibles, which are not considered financial instruments. The Company classifies the estimated fair value of deposits as Level 2.

        Short-term borrowings:    Short-term borrowings represent federal funds purchased and certain short-term FHLB advances. Due to their short term nature, the carrying amount of these instruments approximates the estimated fair value. The Company classifies the estimated fair value of short-term borrowings as Level 2.

        Long-term debt:    Long-term debt includes securities sold under agreements to repurchase, FHLB advances and subordinated notes related to trust preferred securities. The estimated fair value is based on current rates for similar financing or market quotes to settle those liabilities. The Company classifies the estimated fair value of long-term debt as Level 2.

        FDIC Warrants Payable:    FDIC warrants payable represent stock warrants that were issued to the FDIC in connection with the 2010 FDIC-assisted acquisition of CF Bancorp. These warrants are recorded at net present value based on management estimates used in a discounted pricing model. The inputs into the pricing model include management's assumption of an 8% annualized growth rate. The carrying amount of these instruments approximates the estimated fair value. The Company classifies FDIC warrants payable as Level 3.

        Premises and equipment:    Premises and equipment are reviewed for impairment when events indicate their carrying amount may not be recoverable from future undiscounted cash flows. Impaired premises and equipment at both September 30, 2013 and December 31, 2012 were recorded at fair value based on an existing sale commitment through a valuation allowance. The Company classifies impaired premises and equipment as nonrecurring Level 2.

TALMER BANCORP, INC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

September 30, 2013

(Unaudited)

3. FAIR VALUE (Continued)

        The following tables present the recorded amount of assets and liabilities measured at fair value, including financial assets and liabilities for which the Company has elected the fair value option, on a recurring basis:

(Dollars in thousands)	Total	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
September 30, 2013
Available-for-sale securities:
U.S. government sponsored agency obligations	$89,909	$—	$89,909	$—
Obligations of state and political subdivisions:
Taxable	396	—	—	396
Tax-exempt	189,356	—	189,356	—
Small Business Administration ("SBA") Pools	42,899	—	42,899	—
Residential mortgage-backed securities:
Issued and/or guaranteed by U.S. government agencies or U.S. government-sponsored enterprises	242,593	—	242,593	—
Privately issued	3,850	—	3,850	—
Privately issued commercial mortgage-backed securities	5,152	—	5,152	—
Corporate debt securities	78,088	—	64,914	13,174
Equity securities	496	496	—	—

Total available-for-sale securities	652,739	496	638,673	13,570
Loans held for sale	226,958	—	226,958	—
Loan servicing rights	71,751	—	—	71,751
Derivative assets	4,408	—	4,408	—

Total assets at fair value	$955,856	$496	$870,039	$85,321

Derivative liabilities	$5,503	$—	$5,503	$—

Total liabilties at fair value	$5,503	$—	$5,503	$—

December 31, 2012
Available-for-sale securities:
U.S. government sponsored agency obligations	$43,581	$—	$43,581	$—
Obligations of state and political subdivisions:
Taxable	396	—	—	396
Tax-exempt	154,058	—	154,058	—
SBA Pools	10,974	—	10,974	—
Residential mortgage-backed securities:
Issued and/or guaranteed by U.S. government agencies or U.S. government-sponsored enterprises	96,480	—	96,480	—
Privately issued	13,773	—	13,773	—
Privately issued commercial mortgage-backed securities	5,267	—	5,267	—
Corporate debt securities	20,357	—	5,107	15,250
Equity securities	519	519	—	—

Total available-for-sale securities	345,405	519	329,240	15,646
Loans held for sale	28,491	—	28,491	—
Derivative assets	1,574	—	1,574	—

Total assets at fair value	$375,470	$519	$359,305	$15,646

Derivative liabilities	$2	$—	$2	$—

Total liabilties at fair value	$2	$—	$2	$—

TALMER BANCORP, INC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

September 30, 2013

(Unaudited)

3. FAIR VALUE (Continued)

        There were no transfers between levels within the fair value hierarchy during the nine months ended September 30, 2013 or 2012.

        The following table summarizes the changes in Level 3 assets and liabilities measured at fair value on a recurring basis for the three and nine months ended September 30, 2013. There were no Level 3 assets or liabilities held during the nine months ended September 30, 2012.

			Net Realized/Unrealized Gains (Losses)
(Dollars in thousands)	Balance at Beginning of Period		Recorded in Earnings (Realized)		Unrealized	Recorded in Other Comprehensive Income (Pretax)	Purchases	Sales	Settlements	Balance at End of Period
For the three months ended September 30, 2013
Available-for-sale securities:
Taxable obligations of state and political subdivisions	$396		$—		$—	$—	$—	$—	$—	$396
Corporate debt securities	14,006		47		—	(44)	—	—	(835)	$13,174

Total available-for-sale securities	14,402		47	(2)	—	(44)	—	—	(835)	13,570

Loan Servicing rights	$65,187	(1)	$6,564	(3)	$—	$—	$—	$—	$—	$71,751

For the nine months ended September 30, 2013
Available-for-sale securities:
Taxable obligations of state and political subdivisions	$396		$—		$—	$—	$—	$—	$—	$396
Corporate debt securities	15,250		116		—	189	440	(1,986)	(835)	$13,174

Total available-for-sale securities	15,646		116	(4)	—	189	440	(1,986)	(835)	13,570

Loan Servicing rights	$5,657	(1)	$24,127	(3)	$—	$—	$41,967	$—	$—	$71,751

(1)
The beginning balance of loan servicing rights includes $31 thousand of cumulative adjustment related to the change in accounting policy, referenced in Note 1.

(2)
Realized gain on available-for-sale securities is recorded in "Interest on investments" on the Consolidated Statement of Income as a result of recognizing the remaining discount on a called security.

(3)
Realized gain due to changes in fair value of loan servicing rights is recorded in "Noninterest income" on the Consolidated Statement of Income.

(4)
Of the realized gain on available-for-sale securities, $47 thousand is recorded in "Interest on investments" on the Consolidated Statement of Income as a result of recognizing the remaining discount on a called security and $69 thousand is recorded in "Net gain on sales of securities" on the Consolidated Statement of Income.

        The Company has elected the fair value option for loans held for sale. These loans are intended for sale and the Company believes that the fair value is the best indicator of the resolution of these loans. Interest income is recorded based on the contractual terms of the loans in accordance with the Company policy on loans held for investment. None of these loans are 90 days past due or on nonaccrual status as of September 30, 2013 or December 31, 2012.

TALMER BANCORP, INC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

September 30, 2013

(Unaudited)

3. FAIR VALUE (Continued)

        The aggregate fair value, contractual balance (including accrued interest), and gain or loss for loans held for sale was as follows:

(Dollars in thousands)	September 30, 2013	December 31, 2012
Aggregate fair value	$226,958	$28,491
Contractual balance	221,017	28,347
Unrealized gain	5,941	144

        The total amount of gains/(losses) from changes in fair value included in earnings were as follows:

	For the three months ended September 30,		For the nine months ended September 30,
(Dollars in thousands)	2013	2012	2013	2012
Change in fair value	$12,652	$148	$944	$22

        Certain financial assets and liabilities are measured at fair value on a nonrecurring basis. These include assets that are recorded at the lower of cost or fair value that were recognized at fair value below cost at the end of the period.

TALMER BANCORP, INC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

September 30, 2013

(Unaudited)

3. FAIR VALUE (Continued)

        The following table presents the recorded amount of assets and liabilities measured at fair value on a non-recurring basis:

(Dollars in thousands)	Total	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
September 30, 2013
Impaired loans:(1)
Uncovered
Commercial and industrial	$295	$—	$—	$295
Commercial real estate	1,434	—	—	1,434

Total uncovered impaired loans	1,729	—	—	1,729

Covered
Commercial and industrial	1,068	—	—	1,068
Commercial real estate	1,720	—	—	1,720

Total covered impaired loans	2,788	—	—	2,788

Total impaired loans	4,517	—	—	4,517
Other real estate owned (uncovered)(2)	1,743	—	—	1,743
Other real estate owned (covered)(3)	8,296	—	—	8,296
Premises and equipment(4)	200	—	200	—

Total	$14,756	$—	$200	$14,556

December 31, 2012
Impaired loans:(1)
Uncovered
Commercial and industrial	$329	$—	$—	$329

Total uncovered impaired loans	329	—	—	329

Covered
Commercial and industrial	370	—	—	370
Commercial real estate	2,122	—	—	2,122

Total covered impaired loans	2,492	—	—	2,492

Total impaired loans	2,821	—	—	2,821
Other real estate owned (covered)	11,699	—	—	11,699
Loan servicing rights	5,333	—	—	5,333
Premises and equipment	807	—	807	—

Total	$20,660	$—	$807	$19,853

(1)
Specific reserves of $718 thousand and $1.1 million were provided to reduce the fair value of these loans at September 30, 2013 and December 31, 2012, respectively, based on the estimated fair value of the underlying collateral. In addition, charge-offs of $36 thousand and $441 thousand reduced the fair value of these loans in the three and nine months ended September 30, 2013, respectively.

(2)
The Company charged $44 thousand and $314 thousand through other noninterest expenses during the three and nine months ended September 30, 2013, respectively.

(3)
The Company charged $2.0 million and $1.6 million through other noninterest expenses during the three months ended September 30, 2013 and 2012, respectively, and $43 million and $3.9 million during the nine months ended September 30, 2013 and 2012 respectively, to reduce the fair value of these properties. These expenses were partially offset by FDIC loss sharing income recorded due to the associated loss share coverage.

(4)
The Company charged $109 thousand through other noninterest expenses during the three and nine months ended September 30, 2013 to reduce the value of premises and equipment deemed impaired during the period.

TALMER BANCORP, INC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

September 30, 2013

(Unaudited)

3. FAIR VALUE (Continued)

        The Company typically holds the majority of its financial instruments until maturity and thus does not expect to realize many of the estimated fair value amounts disclosed. The disclosures also do not include estimated fair value amounts for items that are not defined as financial instruments, but which have significant value. These include such items as core deposit intangibles, the future earnings potential of significant customer relationships and the value of fee generating businesses. The Company believes the imprecision of an estimate could be significant.

        The following tables present the carrying amount and estimated fair values of financial instruments not recorded at fair value in their entirety on a recurring basis on the Company's consolidated balance sheets.

		Estimated Fair Value
(Dollars in thousands)	Carrying Value	Total	Level 1	Level 2	Level 3
September 30, 2013
Financial assets:
Cash and cash equivalents	$493,023	$493,023	$105,469	$387,554	$—
Federal Home Loan Bank stock	16,303	N/A
Net loans, excluding covered loans(1)	2,306,573	2,332,638	—	—	2,332,638
Net covered loans(2)	515,961	618,520	—	—	618,520
Accrued interest receivable	10,139	10,139	—	10,139	—
FDIC indemnification asset	148,325	99,504	—	—	99,504
FDIC receivable	13,530	13,530	—	13,530	—
Financial liabilities:
Deposits:
Savings and demand deposits	$2,700,176	$2,700,176	$—	$2,700,176	$—
Time deposits	962,499	963,964	—	963,964	—

Total deposits	3,662,675	3,664,140	—	3,664,140
Short term borrowings	139,965	139,965	—	139,965	—
Long-term debt	266,799	252,463	—	252,463	—
FDIC warrants payable	3,937	3,937	—	—	3,937
Accrued interest payable	722	722	—	722	—

(1)
Included $1.7 million of impaired loans recorded at fair value on a nonrecurring basis.

(2)
Included $2.8 million of impaired loans recorded at fair value on a nonrecurring basis.

TALMER BANCORP, INC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

September 30, 2013

(Unaudited)

3. FAIR VALUE (Continued)

		Estimated Fair Value
(Dollars in thousands)	Carrying Value	Total	Level 1	Level 2	Level 3
December 31, 2012
Financial assets:
Cash and cash equivalents	$362,795	$362,795	$104,322	$258,473	$—
Federal Home Loan Bank stock	2,820	N/A
Net loans, excluding covered loans(1)	593,501	629,337	—	—	629,337
Net covered loans(2)	666,232	807,967	—	—	807,967
Accrued interest receivable	3,652	3,652	—	3,652	—
FDIC indemnification asset	226,356	143,229	—	—	143,229
FDIC receivable	17,999	17,999	—	17,999	—
Loan servicing rights(3)	5,626	5,657	—	—	5,657
Financial liabilities:
Deposits:
Savings and demand deposits	$1,297,557	$1,297,557	$—	$1,297,557	$—
Time deposits	434,944	435,867	—	435,867	—

Total deposits	1,732,501	1,733,424	—	1,733,424	—
Short term borrowings	18,338	18,338	—	18,338	—
Long-term debt	38,482	40,698	—	40,698	—
FDIC warrants payable	3,736	3,736	—	—	3,736
Accrued interest payable	282	282	—	282	—

(1)
Included $329 thousand of impaired loans recorded at fair value on a nonrecurring basis.

(2)
Included $2.5 million of impaired loans recorded at fair value on a nonrecurring basis.

(3)
Included $5.3 million of loan servicing rights recorded at fair value on a nonrecurring basis.

TALMER BANCORP, INC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

September 30, 2013

(Unaudited)

4. SECURITIES

        A summary of the Company's securities available-for-sale is as follows:

(Dollars in thousands)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
September 30, 2013
U.S. government sponsored agency obligations	$92,840	$—	$(2,931)	$89,909
Obligations of state and political subdivisions:
Taxable	396	—	—	396
Tax-exempt	191,005	2,206	(3,855)	189,356
SBA Pools	43,548	133	(782)	42,899
Residential mortgage-backed securities:
Issued and/or guaranteed by U.S. government agencies or U.S. government-sponsored enterprises	245,066	1,220	(3,693)	242,593
Privately issued	3,861	17	(28)	3,850
Privately issued commercial mortgage-backed securities	5,195	—	(43)	5,152
Corporate debt securities	78,582	349	(843)	78,088
Equity securities	500	—	(4)	496

Total available-for-sale securities	$660,993	$3,925	$(12,179)	$652,739

December 31, 2012
U.S. government sponsored agency obligations	$43,517	$64	$—	$43,581
Obligations of state and political subdivisions:
Taxable	396	—	—	396
Tax-exempt	148,959	5,222	(123)	154,058
SBA Pools	10,797	177	—	10,974
Residential mortgage-backed securities:
Issued and/or guaranteed by U.S. government agencies or U.S. government-sponsored enterprises	95,802	763	(85)	96,480
Privately issued	13,797	44	(68)	13,773
Privately issued commercial mortgage-backed securities	5,235	32	—	5,267
Corporate debt securities	20,375	26	(44)	20,357
Equity securities	500	19	—	519

Total available-for-sale securities	$339,378	$6,347	$(320)	$345,405

TALMER BANCORP, INC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

September 30, 2013

(Unaudited)

4. SECURITIES (Continued)

        Proceeds from sales of securities and the associated gains and losses recorded in earnings are listed below:

	For the three months ended September 30,		For the nine months ended September 30,
(Dollars in thousands)	2013	2012	2013	2012
Proceeds	$—	$51,842	$7,500	$101,433
Gross gains	—	1,148	124	2,071
Gross losses	—	(34)	(24)	(35)

        The amortized cost and fair value of debt securities by contractual maturity at September 30, 2013 are shown below. Contractual maturity is utilized for U.S. Government sponsored agency obligations, obligations of state and political subdivisions and corporate debt securities. Securities with multiple maturity dates are classified in the period of final maturity. Expected maturities may differ from contractual maturities if borrowers have the right to call or prepay obligations with or without call or prepayment penalties.

	September 30, 2013
(Dollars in thousands)	Amortized Cost	Fair Value
Securities with contractual maturities:
Within one year	$6,219	$6,242
After one year through five years	59,291	59,704
After five years through ten years	192,709	189,344
After ten years	402,274	396,953
Equity securities	500	496

Total available-for-sale securities	$660,993	$652,739

        Securities with amortized cost of $179.7 million and $41.5 million were pledged at September 30, 2013 and December 31, 2012, respectively, to secure borrowings.

TALMER BANCORP, INC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

September 30, 2013

(Unaudited)

4. SECURITIES (Continued)

        A summary of the Company's investment securities available-for-sale in an unrealized loss position is as follows:

	Less than 12 Months		More than 12 Months		Total
(Dollars in thousands)	Fair Value	Unrealized losses	Fair Value	Unrealized losses	Fair Value	Unrealized losses
September 30, 2013
U.S. government sponsored agency obligations	$89,909	$(2,931)	$—	$—	$89,909	$(2,931)
Obligations of state and political subdivisions:
Tax-exempt	114,290	(3,750)	2,139	(105)	116,429	(3,855)
SBA Pools	26,738	(782)	—	—	26,738	(782)
Residential mortgage-backed securities:
Issued and/or guaranteed by U.S. government agencies or U.S. government-sponsored agencies	130,284	(3,484)	19,723	(209)	150,007	(3,693)
Privately issued	949	—	1,847	(28)	2,796	(28)
Privately issued commercial mortgage-backed securities	5,152	(43)	—	—	5,152	(43)
Corporate debt securities	42,510	(843)	—	—	42,510	(843)
Equity securities	496	(4)	—	—	496	(4)

Total available-for-sale securities	$410,328	$(11,837)	$23,709	$(342)	$434,037	$(12,179)

December 31, 2012
Obligations of state and political subdivisions:
Taxable	396	—	—	—	396	—
Tax-exempt	18,690	(123)	489	—	19,179	(123)
Residential mortgage-backed securities:
Issued and/or guaranteed by U.S. government agencies or U.S. government-sponsored agencies	23,140	(85)	—	—	23,140	(85)
Privately issued	252	—	6,266	(68)	6,518	(68)
Corporate debt securities	11,370	(44)	—	—	11,370	(44)

Total available-for-sale securities	$53,848	$(252)	$6,755	$(68)	$60,603	$(320)

        As of September 30, 2013, the Company's security portfolio consisted of 329 securities, 198 of which were in an unrealized loss position. The unrealized losses for these securities resulted primarily from changes in interest rates and, to a lesser extent, illiquidity and credit quality. The Company expects full collection of the carrying amount of these securities and does not intend to sell the securities in an unrealized loss position nor does it believe it will be required to sell securities in an

TALMER BANCORP, INC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

September 30, 2013

(Unaudited)

4. SECURITIES (Continued)

unrealized loss position before the value is recovered. The Company does not consider these securities to be other-than-temporarily impaired at September 30, 2013.

        The unrealized losses are spread across all asset classes, primarily in those securities carrying fixed interest rates. At September 30, 2013, the combination of these security asset class holdings in an unrealized loss position had an estimated fair value of $434.0 million with gross unrealized losses of $12.2 million. Unrealized losses in these security holdings were mainly impacted by increases in benchmark U.S. Treasury rates and, to a lesser extent, widened liquidity spreads during the quarter ended September 30, 2013.

5. LOANS

        Commercial and industrial loans include financing for commercial purposes in various lines of business, including manufacturing, agricultural, service industry and professional service areas. The Company works with businesses to meet their short-term working capital needs while also providing long-term financing for their business plans. Credit risk is managed through standardized loan policies, established and authorized credit limits, centralized portfolio management and the diversification of market area and industries. The overall strength of the borrower is evaluated through the credit underwriting process and includes a variety of analytical activities including the review of historical and projected cash flows, historical financial performance, financial strength of the principals and guarantors, and collateral values, where applicable. Commercial and industrial loans are generally secured with the assets of the company and/or the personal guarantee of the business owners.

        Commercial real estate loans consist of term loans secured by a mortgage lien on the real property such as apartment buildings, office and industrial buildings, retail shopping centers, and farmland. The credit underwriting for both owner-occupied and non-owner occupied commercial real estate loans includes detailed market analysis, historical and projected cash flow analysis, appropriate equity margins, assessment of lessees and lessors, type of real estate and other analysis. Risk of loss is managed by adherence to standard loan policies that establish certain levels of performance prior to the extension of a loan to the borrower. Geographic diversification, as well as diversification across industries, are other means by which the risk of loss is managed by the Company.

        Residential real estate loans represent loans to consumers for the purchase or refinance of a residence. These loans are generally financed over a 15 to 30 year term, and in most cases, are extended to borrowers to finance their primary residence with both fixed-rate and adjustable-rate terms. The majority of these loans originated by the Company conform to secondary market underwriting standards and are sold within a short timeframe to unaffiliated third parties. As such, the credit underwriting standards adhere to the underwriting standards and documentation requirements established by the respective investor or correspondent bank. Residential real estate loans also include home equity loans and line of credit that are secured by a first- or second-lien on the borrower's residence. Home equity lines of credit consist mainly of revolving lines of credit secured by residential real estate. Home equity lines of credit are generally governed by the same lending policies and subject to the same credit risk as described previously for residential real estate loans.

TALMER BANCORP, INC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

September 30, 2013

(Unaudited)

5. LOANS (Continued)

        Real estate construction loans are term loans to individuals, companies or developers used for the construction of a commercial or residential property for which repayment will be generated by the sale or permanent financing of the property. Generally, these loans are for construction projects that have been either presold, preleased, or have secured permanent financing, as well as loans to real estate companies with significant equity invested in the project.

        Consumer loans include loans made to individuals not secured by real estate, including loans secured by automobiles or watercraft, and personal unsecured loans. Risk elements in the consumer loan portfolio are primarily focused on the borrower's cash flow and credit history, key indicators of the ability to repay and borrower credit scores. A certain level of security is provided through liens on automobile or watercraft titles, where applicable. Economic conditions that affect consumers in the Company's markets have a direct impact on the credit quality of these loans. Higher levels of unemployment, lower levels of income growth and weaker economic growth are factors that may adversely impact consumer loan credit quality.

        Loans at September 30, 2013 and December 31, 2012 were as follows:

	Covered loans			Uncovered loans
(Dollars in thousands)	Accounted for under ASC 310-30	Excluded from ASC 310-30 accounting	Total covered loans	Accounted for under ASC 310-30	Excluded from ASC 310-30 accounting	Total uncovered loans	Total
September 30, 2013
Residential real estate	$105,009	$23,789	$128,798	$266,417	$731,847	$998,264	$1,127,062
Commercial real estate	273,584	36,810	310,394	106,899	632,526	739,425	1,049,819
Commercial and industrial	56,466	32,283	88,749	7,115	377,150	384,265	473,014
Real estate construction	16,397	1,915	18,312	2,846	187,466	190,312	208,624
Consumer	12,105	176	12,281	3,040	6,887	9,927	22,208

Total	$463,561	$94,973	$558,534	$386,317	$1,935,876	$2,322,193	$2,880,727	(1)

December 31, 2012
Residential real estate	$123,771	$24,373	$148,144	$8	$159,515	$159,523	$307,667
Commercial real estate	358,572	37,103	395,675	6,122	186,084	192,206	587,881
Commercial and industrial	81,704	47,831	129,535	1,130	237,293	238,423	367,958
Real estate construction	27,912	1,628	29,540	—	5,866	5,866	35,406
Consumer	14,646	165	14,811	3,498	4,930	8,428	23,239

Total	$606,605	$111,100	$717,705	$10,758	$593,688	$604,446	$1,322,151	(1)

(1)
Reported net of deferred fees and costs totaling $6.1 million and $915 thousand at September 30, 2013 and Decmeber 31, 2012, respectively.

Nonperforming Assets and Past Due Loans

        Nonperforming assets consist of loans for which the accrual of interest has been discontinued, and other real estate which has been acquired through the acquisitions of CF Bancorp, First Banking Center, Peoples State Bank, Community Central Bank or First Place Bank or through foreclosure and is awaiting disposition (other real estate). We do not consider performing TDRs to be nonperforming assets.

TALMER BANCORP, INC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

September 30, 2013

(Unaudited)

5. LOANS (Continued)

        Loans are considered past due or delinquent when the contractual principal or interest due in accordance with the terms of the loan agreement or any portion thereof remains unpaid after the due date of the scheduled payment. Loans outside of those accounted for under ASC 310-30 are classified as nonaccrual when, in the opinion of management, collection of principal or interest is doubtful. The accrual of interest income is discontinued when a loan is placed in nonaccrual status and any payments received reduce the carrying value of the loan. A loan may be placed back on accrual status if all contractual payments have been received and collection of future principal and interest payments are no longer doubtful. Loans accounted for under ASC 310-30 are classified as performing, even though they may be contractually past due, as any nonpayment of contractual principal or interest is considered in the quarterly re-estimation of expected cash flows and is included in the resulting recognition of current period covered provision for loan losses or future yield adjustments.

        Information as to nonperforming assets was as follows:

(Dollars in thousands)	September 30, 2013	December 31, 2012
Uncovered nonperforming assets
Nonaccrual loans
Residential real estate	$13,109	$87
Commercial real estate	6,787	21
Commercial and industrial	1,288	591
Real estate construction	2,357	—
Consumer	106	—

Total nonaccrual loans	23,647	699

Other real estate	14,728	—

Total uncovered nonperforming assets	38,375	699
Covered nonperforming assets
Nonaccrual loans
Residential real estate	1,002	176
Commercial real estate	6,915	11,732
Commercial and industrial	8,173	3,986
Real estate construction	1,341	661
Consumer	32	—

Total nonaccrual loans	17,463	16,555
Other real estate	16,861	23,834

Total covered nonperforming assets	34,324	40,389

Total nonperforming assets	$72,699	$41,088

TALMER BANCORP, INC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

September 30, 2013

(Unaudited)

5. LOANS (Continued)

        Loan delinquency, excluding loans accounted for under ASC 310-30 was as follows:

	September 30, 2013
(Dollars in thousands)	30 - 59 days past due	60 - 89 days past due	90 days or more past due	Total past due	Current	Total loans	90 days or more past due and still accruing
Uncovered loans, excluding loans accounted for under ASC 310-30
Residential real estate	$618	$5,377	$5,097	$11,092	$720,755	$731,847	$—
Commercial real estate	438	1,770	4,353	6,561	625,965	632,526	—
Commercial and industrial	266	511	389	1,166	375,984	377,150	—
Real estate construction	—	3,549	2,026	5,575	181,891	187,466	—
Consumer	212	6	102	320	6,567	6,887	—

Total	$1,534	$11,213	$11,967	$24,714	$1,911,162	$1,935,876	$—

Covered loans, excluding loans accounted for under ASC 310-30
Residential real estate	$305	$136	$254	$695	$23,094	$23,789	$—
Commercial real estate	984	1,055	3,872	5,911	30,899	36,810	—
Commercial and industrial	53	157	6,558	6,768	25,515	32,283	—
Real estate construction	—	—	1,332	1,332	583	1,915	—
Consumer	18	—	7	25	151	176	—

Total	$1,360	$1,348	$12,023	$14,731	$80,242	$94,973	$—

	December 31, 2012
(Dollars in thousands)	30 - 59 days past due	60 - 89 days past due	90 days or more past due	Total past due	Current	Total loans	90 days or more past due and still accruing
Uncovered loans, excluding loans accounted for under ASC 310-30
Residential real estate	$782	$90	$87	$959	$158,556	$159,515	$—
Commercial real estate	115	—	19	134	185,950	186,084	—
Commercial and industrial	13	—	162	175	237,118	237,293	—
Real estate construction	—	—	—	—	5,866	5,866	—
Consumer	2	—	—	2	4,928	4,930	—

Total	$912	$90	$268	$1,270	$592,418	$593,688	$—

Covered loans, excluding loans accounted for under ASC 310-30
Residential real estate	$451	$143	$85	$679	$23,694	$24,373	$91
Commercial real estate	1,116	505	1,347	2,968	34,135	37,103	197
Commercial and industrial	652	247	3,218	4,117	43,714	47,831	726
Real estate construction	6	128	676	810	818	1,628	26
Consumer	2	—	31	33	132	165	31

Total	$2,227	$1,023	$5,357	$8,607	$102,493	$111,100	$1,071

TALMER BANCORP, INC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

September 30, 2013

(Unaudited)

5. LOANS (Continued)

Impaired Loans

        Information as to total impaired loans (both individually and collectively evaluated for impairment) is as follows:

(Dollars in thousands)	September 30, 2013	December 31, 2012
Uncovered
Nonaccrual loans	$23,647	$699
Performing troubled debt restructurings:
Residential real estate	4	—
Commercial real estate	2,899	50
Commercial and industrial	554	1,179
Consumer	30	—

Total uncovered performing troubled debt restructurings	3,487	1,229

Total uncovered impaired loans	$27,134	$1,928

Covered
Nonaccrual loans	$17,463	$16,555
Performing troubled debt restructurings:
Residential real estate	2,544	1,882
Commercial real estate	16,733	9,196
Commercial and industrial	4,304	5,176
Real estate construction	166	238

Total covered performing troubled debt restructurings	23,747	16,492

Total covered impaired loans	$41,210	$33,047

Troubled Debt Restructurings

        The Company assesses all loan modifications to determine whether a modification constitutes a TDR. For loans excluded from ASC 310-30 accounting, a modification is considered a TDR when a borrower is experiencing financial difficulties and the Company grants a concession to the borrower. For loans accounted for individually under ASC 310-30, a modification is considered a TDR when a borrower is experiencing financial difficulties and the effective yield after the modification is less than the effective yield at the time the loan was acquired in association with consideration of qualitative factors included within ASC 310-40. All TDRs are considered impaired loans. The nature and extent of impairment of TDRs, including those which have experienced a subsequent default, is considered in the determination of an appropriate level of allowance for loan losses.

        As of September 30, 2013, there were $13.7 million of nonperforming TDRs and $27.2 million of performing TDRs included in impaired loans. As of December 31, 2012, there were $13.6 million of nonperforming TDRs and $17.7 million of performing TDRs included in impaired loans. All TDRs are

TALMER BANCORP, INC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

September 30, 2013

(Unaudited)

5. LOANS (Continued)

considered impaired loans in the calendar year of their restructuring. In subsequent years, a restructured obligation modified at a market rate and compliant with its modified terms for a minimum period of six months is no longer reported as a TDR. A loan that has been modified at a rate other than market will return to performing status if it satisfies the six month performance requirement; however, it will continue to be reported as a TDR and considered impaired.

        The following tables present the recorded investment of loans modified in TDRs during the three and nine months ended September 30, 2013 and 2012 by type of concession granted. In cases where more than one type of concession was granted, the loans were categorized based on the most significant concession.

	Concession type						Financial effects of modification
(Dollars in thousands)	Principal deferral	Interest rate	Forbearance agreement	Principal Reduction	Total number of loans	Total recorded investment at September 30, 2013	Net charge-offs(1)	Provision for loan losses(2)
For the three months ended September 30, 2013
Uncovered
Residential real estate	$—	$614	$—	$—	3	$614	$11	$44
Commercial real estate	—	—	1,631	—	1	1,631	14	—
Consumer	—	30	—	—	1	30	—	1

Total uncovered	—	644	1,631	—	5	2,275	25	45

Covered
Residential real estate	$131	$169	$—	$28	6	$328	$16	$16
Commercial real estate	160	607	—	—	3	767	—	(5)
Consumer	7	—	—	—	1	7	—	—

Total covered	298	776	—	28	10	1,102	16	11

Total loans	$298	$1,420	$1,631	$28	15	$3,377	$41	$56

For the nine months ended September 30, 2013
Uncovered
Residential real estate	$4	$1,170	$—	$—	10	$1,174	$11	$48
Commercial real estate	1,795	1,355	1,650	—	10	4,800	155	—
Commercial and industrial	—	124	—	—	7	124	—	—
Consumer	—	30	—	—	1	30	—	1

Total uncovered	1,799	2,679	1,650	—	28	6,128	166	49

Covered
Residential real estate	$905	$182	$—	$28	19	$1,115	$16	$16
Commercial real estate	232	2,489	—	—	16	2,721	937	553
Commercial and industrial	608	548	69	—	31	1,225	44	37
Real estate construction	730	7	—	—	3	737	—	—
Consumer	7	—	—	—	2	7	—	—

Total covered	2,482	3,226	69	28	71	5,805	997	606

Total loans	$4,281	$5,905	$1,719	$28	99	$11,933	$1,163	$655

(1)
Included in net chargeoffs above were $25 thousand in the three months and $42 thousand in the nine months ended September 30, 2013 of amounts that were forgiven.

(2)
The provision for loan losses for covered loans is partially offset by the build of an associated FDIC indemnification asset on covered loans.

TALMER BANCORP, INC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

September 30, 2013

(Unaudited)

5. LOANS (Continued)

							Financial effects of modification
	Concession type					Total recorded investment at September 30, 2012
(Dollars in thousands)	Principal deferral	Interest rate	Forbearance agreement	A/B Note Restructure(1)	Total number of loans		Net charge-offs(2)	Provision for loan losses(3)
For the three months ended September 30, 2012
Uncovered
Commercial and industrial	$—	$8	$—	$—	1	$8	$—	$—

Total uncovered	—	8	—	—	1	8	—	—

Covered
Residential real estate	$27	$—	$—	$—	1	$27	$—	$—
Commercial real estate	—	328	—	577	4	905	36	97
Commercial and industrial	54	782	256	—	14	1,092	—	(4)
Real estate construction	—	112	—	—	1	112	—	1

Total covered	81	1,222	256	577	20	2,136	36	94

Total loans	$81	$1,230	$256	$577	21	$2,144	$36	$94

For the nine months ended September 30, 2012
Uncovered
Commercial and industrial	$—	$742	$—	$—	3	$742	$—	$(32)

Total uncovered	—	742	—	—	3	742	—	(32)

Covered
Residential real estate	$731	$118	$18	$—	17	$867	$—	$(12)
Commercial real estate	5	3,011	5,527	8,889	24	17,432	524	441
Commercial and industrial	54	1,847	482	479	37	2,862	—	108
Real estate construction	—	308	—	—	2	308	—	24

Total covered	790	5,284	6,027	9,368	80	21,469	524	561

Total loans	$790	$6,026	$6,027	$9,368	83	$22,211	$524	$529

(1)
Loan restructurings whereby the original loan is restructured into two notes: an "A" note, which generally reflects the portion of the modified loan which is expected to be collected; and a "B" note, which is fully charged off.

(2)
No amounts were forgiven in the three and nine months ended September 30, 2012 as a result of modification.

(3)
The provision for loan losses for covered loans is partially offset by the build of an associated FDIC indemnification asset on covered loans.

        When a modification qualifies as a TDR and was initially individually accounted for under ASC 310-30, the loan is required to be moved from ASC 310-30 accounting and accounted for under ASC 310-40. In order to accomplish the transfer of the accounting for the TDR from ASC 310-30 to ASC 310-40, the loan is essentially retained in the ASC 310-30 accounting model and subject to the periodic cash flow re-estimation process. Similar to loans accounted for under ASC 310-30, deterioration in expected cash flows result in the recognition of allowance for loan losses. However, unlike loans accounted for under ASC 310-30, improvements in estimated cash flows on these loans result only in recapturing previously recognized allowance for loan losses and the yield remains at the last yield recognized under ASC 310-30.

        On an ongoing basis, the Company monitors the performance of TDRs to their modified terms. The following table presents the number of loans modified in TDRs during the previous 12 months for which there was payment default during the three and nine month periods ended September 30, 2013 and 2012, including the recorded investment as of September 30, 2013 and 2012. A payment on a TDR is considered to be in default once it is greater than 30 days past due.

TALMER BANCORP, INC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

September 30, 2013

(Unaudited)

5. LOANS (Continued)

	For the three months ended September 30, 2013			For the nine months ended September 30, 2013
(Dollars in thousands)	Total number of loans	Total recorded investment	Charged off following a subsequent default	Total number of loans	Total recorded investment	Charged off following a subsequent default
Uncovered
Residential real estate	1	$119	$—	6	$398	$25
Commercial real estate	2	121	141	4	1,186	155
Commercial and industrial	—	—	—	2	439	—
Consumer	1	30	—	1	30	3

Total uncovered	4	270	141	13	2,053	183
Covered
Residential real estate	10	345	11	16	488	236
Commercial real estate	13	1,125	170	24	2,627	1,517
Commercial and industrial	21	767	317	27	1,020	678
Real estate construction	1	678	—	1	678	—
Consumer	4	19	20	5	19	21

Total covered	49	2,934	518	73	4,832	2,452

Total loans	53	$3,204	$659	86	$6,885	$2,635

	For the three months ended September 30, 2012			For the nine months ended September 30, 2012
(Dollars in thousands)	Total number of loans	Total recorded investment	Charged off following a subsequent default	Total number of loans	Total recorded investment	Charged off following a subsequent default
Covered
Residential real estate	1	$24	$—	1	$24	$—
Commercial real estate	2	28	488	3	1,175	488
Commercial and industrial	4	409	—	4	409	—
Real estate construction	1	196	—	1	196	—

Total covered	8	657	488	9	1,804	488

Total loans	8	$657	$488	9	$1,804	$488

        At September 30, 2013, commitments to lend additional funds to borrowers whose terms have been modified in TDRs totaled $602 thousand.

        The terms of certain other loans were modified during the three and nine months ending September 30, 2013 and 2012 that did not meet the definition of a TDR. The modification of these loans generally involved a modification of the terms of a loan to borrowers who were not deemed to be experiencing financial difficulties or a loan accounted for under ASC 310-30 that did not result in a lower effective yield than at the date of acquisition after the modification in association with consideration of qualitative factors included within ASC 310-40. The evaluation of whether or not a borrower is deemed to be experiencing financial difficulty is completed during loan committee meetings at the time of the loan approval.

Credit Quality Indicators

        Credit risk monitoring and management is a continuous process to manage the quality of the loan portfolio.

        The Company categorizes commercial and industrial, commercial real estate and real estate construction loans into risk categories based on relevant information about the ability of borrowers to

TALMER BANCORP, INC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

September 30, 2013

(Unaudited)

5. LOANS (Continued)

service their debt including, current financial information, historical payment experience, credit documentation and current economic trends, among other factors. The risk rating system is used as a tool to analyze and monitor loan portfolio quality. Risk ratings meeting an internally specified exposure threshold are updated annually, or more frequently upon the occurrence of a circumstance that affects the credit risk of the loan. The following describes each risk category:

          Pass:     Includes all loans without weaknesses or potential weaknesses identified in the categories of special mention, substandard or doubtful.

          Special Mention:     Loans with potential credit weakness or credit deficiency, which, if not corrected, pose an unwarranted financial risk that could weaken the loan by adversely impacting the future repayment ability of the borrower.

          Substandard:     Loans with a well-defined weakness, or weaknesses, such as loans to borrowers who may be experiencing losses from operations or inadequate liquidity of a degree and duration that jeopardizes the orderly repayment of the loan. Substandard loans also are distinguished by the distinct possibility of loss in the future if these weaknesses are not corrected.

          Doubtful:     Loans with all the characteristics of a loan classified as Substandard, with the added characteristic that credit weaknesses make collection in full highly questionable and improbable.

TALMER BANCORP, INC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

September 30, 2013

(Unaudited)

5. LOANS (Continued)

        Commercial and industrial, commercial real estate and real estate construction loans by credit risk category were as follows:

(Dollars in thousands)	Pass	Special Mention	Substandard	Doubtful	Total
September 30, 2013
Uncovered loans
Commercial real estate	$618,134	$43,624	$70,880	$6,787	$739,425
Commercial and industrial	362,271	9,076	11,630	1,288	384,265
Real estate construction	184,418	50	3,487	2,357	190,312

Total	$1,164,823	$52,750	$85,997	$10,432	$1,314,002

Covered loans
Commercial real estate	$164,113	$18,310	$121,056	$6,915	$310,394
Commercial and industrial	49,293	7,445	23,838	8,173	88,749
Real estate construction	4,916	3,245	8,810	1,341	18,312

Total	$218,322	$29,000	$153,704	$16,429	$417,455

December 31, 2012
Uncovered loans
Commercial real estate	$184,664	$6,568	$953	$21	$192,206
Commercial and industrial	230,847	1,209	5,776	591	238,423
Real estate construction	5,866	—	—	—	5,866

Total	$421,377	$7,777	$6,729	$612	$436,495

Covered loans
Commercial real estate	$210,600	$25,562	$147,781	$11,732	$395,675
Commercial and industrial	75,915	13,162	36,472	3,986	129,535
Real estate construction	8,781	4,244	15,854	661	29,540

Total	$295,296	$42,968	$200,107	$16,379	$554,750

TALMER BANCORP, INC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

September 30, 2013

(Unaudited)

5. LOANS (Continued)

        For residential real estate loans and consumer loans, the Company evaluates credit quality based on the aging status of the loan and by payment activity. Residential real estate loans and consumer loans are considered nonperforming if 90 days or more past due. The following presents residential real estate and consumer loans by credit quality:

(Dollars in thousands)	Performing	Nonperforming	Total
September 30, 2013
Uncovered loans
Residential real estate	$985,155	$13,109	$998,264
Consumer	9,821	106	9,927

Total	$994,976	$13,215	$1,008,191

Covered loans
Residential real estate	$127,796	$1,002	$128,798
Consumer	12,249	32	12,281

Total	$140,045	$1,034	$141,079

December 31, 2012
Uncovered
Residential real estate	$159,436	$87	$159,523
Consumer	8,428	—	8,428

Total	$167,864	$87	$167,951

Covered loans
Residential real estate	$147,968	$176	$148,144
Consumer	14,811	—	14,811

Total	$162,779	$176	$162,955

6. ALLOWANCE FOR LOAN LOSSES

        The allowance for loan losses represents management's assessment of probable, estimable credit losses inherent in the loan portfolio. The allowance for loan losses consists of specific allowances, based on individual evaluation of certain loans, and allowances for homogeneous pools of loans with similar risk characteristics. Management's evaluation in establishing the adequacy of the allowance includes evaluation of actual past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect a specific borrower's ability to repay (including the timing of future payments), the estimated value of any underlying collateral, composition of the loan portfolio, economic conditions, and other pertinent factors, such as periodic internal and external evaluations of delinquent, nonaccrual, and classified loans. The evaluation is inherently subjective as it requires utilizing material estimates. The evaluation of these factors is the responsibility of certain senior officers from the credit administration, finance, and lending areas.

TALMER BANCORP, INC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

September 30, 2013

(Unaudited)

6. ALLOWANCE FOR LOAN LOSSES (Continued)

        The Company established an allowance for loan losses associated with purchased credit impaired loans (accounted for under ASC 310-30) based on credit deterioration subsequent to the acquisition date. The Company re-estimates cash flows expected to be collected for purchased credit impaired loans on a quarterly basis, with any decline in expected cash flows recorded as provision for loan losses on a discounted basis during the period. For any increases in cash flows expected to be collected, the Company adjusts the amount of accretable yield recognized on a prospective basis over the loan's remaining life.

        For loans not accounted for under ASC 310-30, the Company individually assesses for impairment all nonaccrual loans and TDRs greater than $250,000 in addition to certain other nonaccrual and TDR residential real estate and consumer loans collateralized by real estate below $250,000.

        Information as to impaired loans individually evaluated for impairment is as follows:

(Dollars in thousands)	Recorded investment with no related allowance	Recorded investment with related allowance	Total recorded investment	Contractual principal balance	Related allowance
September 30, 2013
Uncovered individually evaluated impaired loans
Residential real estate	$4,953	$—	$4,953	$5,472	$—
Commercial real estate	7,466	—	7,466	7,534	—
Commercial and industrial	683	431	1,114	1,126	189
Real estate construction	1,233	—	1,233	1,234	—

Total uncovered individually evaluated impaired loans	$14,335	$431	$14,766	$15,366	$189

Covered individually evaluated impaired loans
Residential real estate	$50	$836	$886	$1,231	$257
Commercial real estate	15,749	2,622	18,371	28,836	354
Commercial and industrial	4,097	2,132	6,229	6,578	1,214
Real estate construction	1,106	—	1,106	2,646	—
Consumer	17	2	19	30	1

Total covered individually evaluated impaired loans	$21,019	$5,592	$26,611	$39,321	$1,826

December 31, 2012
Uncovered individually evaluated impaired loans
Commercial and industrial	$700	$446	$1,146	$1,146	$177

Total uncovered individually evaluated impaired loans	$700	$446	$1,146	$1,146	$177

Covered individually evaluated impaired loans
Commercial real estate	$15,108	$2,743	$17,851	$21,325	$509
Commercial and industrial	815	2,358	3,173	3,266	2,014
Real estate construction	452	—	452	707	—

Total covered individually evaluated impaired loans	$16,375	$5,101	$21,476	$25,298	$2,523

TALMER BANCORP, INC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

September 30, 2013

(Unaudited)

6. ALLOWANCE FOR LOAN LOSSES (Continued)

	For the three months ended September 30, 2013		For the nine months ended September 30, 2013		Interest income recognized
(Dollars in thousands)	Average recorded investment	Interest income recognized	Average recorded investment	Interest income recognized	For the three months ended September 30, 2012	For the nine months ended September 30, 2012
Uncovered individually evaluated impaired loans
Residential real estate	$4,970	$—	$4,760	$—	$—	$—
Commercial real estate	7,545	147	7,713	148	—	—
Commercial and industrial	1,280	19	1,387	68	12	40
Real estate construction	1,221	—	1,125	—	—	—

Total uncovered individually evaluated impaired loans	$15,016	$166	$14,985	$216	$12	$40

Covered individually evaluated impaired loans
Residential real estate	$891	$15	$893	$40	$—	$—
Commercial real estate	18,814	1,222	19,394	1,810	209	753
Commercial and industrial	6,330	37	6,545	153	24	86
Real estate construction	1,084	16	1,045	48	—	—
Consumer	18	1	19	2	—	—

Total covered individually evaluated impaired loans	$27,137	$1,291	$27,896	$2,053	$233	$839

TALMER BANCORP, INC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

September 30, 2013

(Unaudited)

6. ALLOWANCE FOR LOAN LOSSES (Continued)

Uncovered Loans

        Changes in the allowance for loan losses and the allocation of the allowance for uncovered loans were as follows:

(Dollars in thousands)	Residential real estate	Commercial real estate	Commercial and industrial	Real estate construction	Consumer	Total
For the three months ended September 30, 2013
Allowance for loan losses—uncovered:
Balance at beginning of period	$3,258	$4,771	$3,608	$1,862	$475	$13,974
Provision (benefit) for loan losses	2,904	(138)	73	152	(139)	2,852
Gross charge-offs	(2,314)	(772)	(623)	(28)	(266)	(4,003)
Recoveries	1,906	185	129	170	407	2,797

Net (charge-offs) recoveries	(408)	(587)	(494)	142	141	(1,206)

Ending allowance for loan losses	$5,754	$4,046	$3,187	$2,156	$477	$15,620

For the nine months ended September 30, 2013
Allowance for loan losses—uncovered:
Balance at beginning of period	$2,059	$4,265	$4,162	$268	$191	$10,945
Provision (benefit) for loan losses	6,380	772	(233)	1,789	243	8,951
Gross charge-offs	(5,085)	(1,561)	(926)	(96)	(505)	(8,173)
Recoveries	2,400	570	184	195	548	3,897

Net (charge-offs) recoveries	(2,685)	(991)	(742)	99	43	(4,276)

Ending allowance for loan losses	$5,754	$4,046	3,187	$2,156	$477	$15,620

September 30, 2013
Allowance for loan losses—uncovered:
Individually evaluated for impairment	$—	$—	$189	$—	$—	$189
Collectively evaluated for impairment	2,840	2,669	2,972	2,113	337	10,931
Accounted for under ASC 310-30	2,914	1,377	26	43	140	4,500

Allowance for loan losses	$5,754	$4,046	$3,187	$2,156	$477	$15,620

Ending balance of uncovered loans:
Individually evaluated for impairment	$4,953	$7,466	$1,114	$1,233	$—	$14,766
Collectively evaluated for impairment	726,894	625,060	376,036	186,233	6,887	1,921,110
Accounted for under ASC 310-30	266,417	106,899	7,115	2,846	3,040	386,317

Total uncovered loans	$998,264	$739,425	$384,265	$190,312	$9,927	$2,322,193

For the three months ended September 30, 2012
Allowance for loan losses—uncovered:
Balance at beginning of period	$2,250	$3,555	$4,120	$179	$230	$10,334
Provision (benefit) for loan losses	(222)	321	(770)	(12)	(17)	(700)
Gross charge-offs	(12)	—	—	—	(22)	(34)
Recoveries	—	29	32	—	22	83

Net recoveries	(12)	29	32	—	—	49

Ending allowance for loan losses	$2,016	$3,905	$3,382	$167	$213	$9,683

For the nine months ended September 30, 2012
Allowance for loan losses—uncovered:
Balance at beginning of period	$1,504	$2,681	$3,307	$132	$263	$7,887
Provision (benefit) for loan losses	666	1,230	43	33	(41)	1,931
Gross charge-offs	(159)	(37)	—	—	(51)	(247)
Recoveries	5	31	32	2	42	112

Net recoveries (charge-offs)	(154)	(6)	32	2	(9)	(135)

Ending allowance for loan losses	$2,016	$3,905	$3,382	$167	$213	$9,683

TALMER BANCORP, INC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

September 30, 2013

(Unaudited)

6. ALLOWANCE FOR LOAN LOSSES (Continued)

(Dollars in thousands)	Residential real estate	Commercial real estate	Commercial and industrial	Real estate construction	Consumer	Total
December 31, 2012
Allowance for loan losses—uncovered:
Individually evaluated for impairment	$—	$—	$177	$—	$—	$177
Collectively evaluated for impairment	2,059	4,049	3,936	268	39	10,351
Accounted for under ASC 310-30	—	216	49	—	152	417

Allowance for loan losses	$2,059	$4,265	$4,162	$268	$191	$10,945

Balance of loans—uncovered:
Individually evaluated for impairment	$—	$—	$1,146	$—	$—	$1,146
Collectively evaluated for impairment	159,515	186,084	236,147	5,866	4,930	592,542
Accounted for under ASC 310-30	8	6,122	1,130	—	3,498	10,758

Total uncovered loans	$159,523	$192,206	$238,423	$5,866	$8,428	$604,446

Covered Loans

        Changes in the allowance and the allocation of the allowance for covered loans were as follows:

(Dollars in thousands)	Residential real estate	Commercial real estate	Commercial and industrial	Real estate construction	Consumer	Total
For the three months ended September 30, 2013
Allowance for loan losses—covered:
Balance at beginning of period	$4,951	$27,387	$10,512	$3,359	$103	$46,312
Provision (benefit) for loan losses	274	(204)	(268)	(492)	(37)	(727)
Gross charge-offs	(963)	(2,451)	(2,112)	(803)	(85)	(6,414)
Recoveries	373	1,804	569	543	113	3,402

Net (charge-offs) recoveries	(590)	(647)	(1,543)	(260)	28	(3,012)

Ending allowance for loan losses	$4,635	$26,536	$8,701	$2,607	$94	$42,573

For the nine months ended September 30, 2013
Allowance for loan losses—covered:
Balance at beginning of period	$5,716	$30,150	$10,915	$4,509	$183	$51,473
Benefit for loan losses	—	(4,205)	(1,178)	(1,516)	(204)	(7,103)
Gross charge-offs	(2,183)	(8,291)	(3,818)	(1,613)	(179)	(16,084)
Recoveries	1,102	8,882	2,782	1,227	294	14,287

Net (charge-offs) recoveries	(1,081)	591	(1,036)	(386)	115	(1,797)

Ending allowance for loan losses	$4,635	$26,536	$8,701	$2,607	$94	$42,573

September 30, 2013
Allowance for loan losses—covered:
Individually evaluated for impairment	$257	$354	$1,214	$—	$1	$1,826
Collectively evaluated for impairment	142	3,296	593	104	—	4,135
Accounted for under ASC 310-30	4,236	22,886	6,894	2,503	93	36,612

Allowance for loan losses	$4,635	$26,536	$8,701	$2,607	$94	$42,573

Balance of covered loans:
Individually evaluated for impairment	$886	$18,371	$6,229	$1,106	$19	$26,611
Collectively evaluated for impairment	22,903	19,032	26,054	809	157	68,955
Accounted for under ASC 310-30	105,009	272,991	56,466	16,397	12,105	462,968

Total covered loans	$128,798	$310,394	$88,749	$18,312	$12,281	$558,534

TALMER BANCORP, INC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

September 30, 2013

(Unaudited)

6. ALLOWANCE FOR LOAN LOSSES (Continued)

(Dollars in thousands)	Residential real estate	Commercial real estate	Commercial and industrial	Real estate construction	Consumer	Total
For the three months ended September 30, 2012
Allowance for loan losses—covered:
Balance at beginning of period	$7,479	$27,789	$13,172	$4,312	$265	$53,017
Provision (benefit) for loan losses	(661)	5,194	1,547	2,554	(31)	8,603
Gross charge-offs	(1,240)	(5,661)	(5,518)	(2,510)	(58)	(14,987)
Recoveries	444	1,837	2,816	739	73	5,909

Net (charge-offs) recoveries	(796)	(3,824)	(2,702)	(1,771)	15	(9,078)

Ending allowance for loan losses	$6,022	$29,159	$12,017	$5,095	$249	$52,542

For the nine months ended September 30, 2012
Allowance for loan losses—covered:
Balance at beginning of period	$7,125	$28,331	$13,827	$5,750	$319	$55,352
Provision (benefit) for loan losses	1,287	16,254	8,819	3,449	(61)	29,748
Gross charge-offs	(3,386)	(18,591)	(14,269)	(5,109)	(259)	(41,614)
Recoveries	996	3,165	3,640	1,005	250	9,056

Net charge-offs	(2,390)	(15,426)	(10,629)	(4,104)	(9)	(32,558)

Ending allowance for loan losses	$6,022	$29,159	$12,017	$5,095	$249	$52,542

December 31, 2012
Allowance for loan losses—covered:
Individually evaluated for impairment	$—	$509	$2,014	$—	$—	$2,523
Collectively evaluated for impairment	477	924	1,496	400	1	3,298
Accounted for under ASC 310-30	5,239	28,717	7,405	4,109	182	45,652

Allowance for loan losses	$5,716	$30,150	$10,915	$4,509	$183	$51,473

Balance of covered loans:
Individually evaluated for impairment	$—	$17,851	$3,173	$452	$—	$21,476
Collectively evaluated for impairment	24,373	19,252	44,658	1,176	165	89,624
Accounted for under ASC 310-30	123,771	358,572	81,704	27,912	14,646	606,605

Total covered loans	$148,144	$395,675	$129,535	$29,540	$14,811	$717,705

7. ACQUIRED LOANS AND LOSS SHARE ACCOUNTING

        Substantially all loans acquired in the CF Bancorp and First Banking Center acquisitions during the year 2010 and the Peoples State Bank and Community Central Bank acquisitions during the year 2011 are covered by loss sharing agreements with the FDIC, whereby the FDIC reimburses the Bank for the 80% of losses incurred. The CF Bancorp, First Banking Center and Peoples State Bank loss share agreements also include provisions where a clawback payment, calculated using formulas included within the contracts, is to be made to the FDIC 10 years and 45 days following the acquisition in the event actual losses fail to reach stated levels. The estimated FDIC clawback liability totaled $24.3 million ($20.5 million related to the CF Bancorp acquisition and $3.8 million related to the First Banking Center acquisition) at September 30, 2013 compared to $22.2 million ($18.1 million related to the CF Bancorp acquisition and $4.1 million related to the First Banking Center acquisition) at December 31, 2012. No clawback liability was recorded in relation to Peoples State Bank as of both September 30, 2013 and December 31, 2012.

        Acquired loans were recorded at fair value as of the acquisition date, which includes loans acquired in each FDIC-assisted acquisition and in the First Place Bank acquisition. At the acquisition

TALMER BANCORP, INC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

September 30, 2013

(Unaudited)

7. ACQUIRED LOANS AND LOSS SHARE ACCOUNTING (Continued)

date, where a loan exhibits evidence of credit deterioration since origination and it is probable at the date of acquisition that the Company will not collect all principal and interest payments in accordance with the terms of the loan agreement, the Company accounts for the loan under ASC 310-30 and recognizes the expected shortfall of expected future cash flows, as compared to the contractual amount due, as a nonaccretable discount. Any excess of the net present value of expected future cash flows over the acquisition date fair value is recognized as the accretable discount, or accretable yield. We recognize accretion of the accretable discount as interest income over the expected remaining life of the purchased loan. Fair value discounts created on acquired loans accounted for outside the scope of ASC 310-30 are accounted for under ASC 310-20 and are accreted into interest income over the remaining term of the loan as an adjustment to the related loans yield.

        Changes in the carrying amount of accretable discount for purchased loans accounted for under ASC 310-30 were as follows:

	For the three months ended September 30,		For the nine months ended September 30,
(Dollars in thousands)	2013	2012	2013	2012
Balance at beginning of period	$325,724	$173,321	$216,970	$184,499
Additions due to acquisitions	—	—	158,221	—
Discount accretion	(24,026)	(21,944)	(75,585)	(58,777)
Reclassifications from nonaccretable discount and other additions to accretable discount due to results of cash flow re-estimations	24,566	70,679	65,015	103,761
Other activity, net(1)	(10,276)	(9,262)	(48,633)	(16,689)

Balance at end of period	$315,988	$212,794	$315,988	$212,794

(1)
Primarily includes changes in the accretable discount due to loan payoffs, foreclosures and charge-offs.

        For loans accounted for under ASC 310-30, the Company remeasures expected cash flows on a quarterly basis. For loans where the remeasurement process results in a decline in expected cash flows, impairment is recorded. As a result of this impairment, the indemnification asset is increased to reflect anticipated future cash to be received from the FDIC. Alternatively, when a loan's remeasurement results in an increase in expected cash flows, the effective yield of the related loan is increased through an addition to the accretable discount. As a result of the improved cash flows, the indemnification asset is first reduced by the writing off of any indemnification asset related to impairment previously recorded with any remaining indemnification asset accreting off over the shorter of the expected term of the loan or the remaining life of the related loss-sharing agreement.

        The Company remeasures expected cash flows for loans accounted for under ASC 310-30 acquired in each transaction on a quarterly basis. The Company identified improvement in the cash flow expectations during the three months ended September 30, 2013 and 2012 of $24.6 million and $70.7 million, respectively. During the nine months ended September 30, 2013 and 2012 the total

TALMER BANCORP, INC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

September 30, 2013

(Unaudited)

7. ACQUIRED LOANS AND LOSS SHARE ACCOUNTING (Continued)

identified improvement in the cash flow expectations were $65.0 million and $103.8 million, respectively. These reclassifications resulted in yield adjustments on these loans on a prospective basis. The Company also identified declines in the cash flow expectations of certain loans. A decline in the present value of current expected cash flows compared to the previously estimated expected cash flows, due in any part to change in credit, is referred to as credit impairment and recorded as provision for loan losses during the period. Declines in the present value of expected cash flows only from the expected timing of such cash flows is referred to as timing impairment and recognized prospectively as a decrease in yield on the loan.

        Below is the composition of the recorded investment for loans accounted for under ASC 310-30 at September 30, 2013 and December 30, 2012.

(Dollars in thousands)	September 30, 2013	December 31, 2012
Contractual cash flows	$1,441,635	$1,042,745
Non-accretable difference	(275,769)	(208,412)
Accretable yield	(315,988)	(216,970)

Loans accounted for under ASC 310-30	$849,878	$617,363

TALMER BANCORP, INC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

September 30, 2013

(Unaudited)

7. ACQUIRED LOANS AND LOSS SHARE ACCOUNTING (Continued)

        The following table details the components and impact of the provision for loan losses—covered and the related FDIC loss sharing income.

	For the three months ended September 30,		For the nine months ended September 30,
(Dollars in thousands)	2013	2012	2013	2012
Provision for loan losses—covered:
Impairment recorded as a result of re-estimation of cash flows on loans accounted for under ASC 310-30(1)	$1,615	$8,202	$9,989	$22,056
Additional provision (benefit) recorded, net of recoveries, for covered loans including those accounted for under ASC 310-20 and ASC 310-40	(2,342)	401	(17,092)	7,692

Total provision (benefit) for loan losses—covered	(727)	8,603	(7,103)	29,748

Less: FDIC loss sharing income:
Income recorded as a result of re-estimation of cash flows on loans accounted for under ASC 310-30(1)	875	4,354	4,481	13,592
Income (expense) recorded, to offset provision (benefit), for covered loans including those accounted for under ASC 310-20 and ASC 310-40	(1,874)	321	(13,674)	6,154

Total loss sharing income (expense) due to provision (benefit) for loan losses—covered	(999)	4,675	(9,193)	19,746

Net (decrease) increase to income before taxes:
Net expense recorded as a result of re-estimation of cash flows on loans accounted for under ASC 310-30(1)	(740)	(3,848)	(5,508)	(8,464)
Net income (expense) recorded, for covered loans including those accounted for under ASC 310-20 and ASC 310-40	468	(80)	3,418	(1,538)

Net (decrease) increase to income before taxes	$(272)	$(3,928)	$(2,090)	$(10,002)

(1)
The results of re-estimation also included $6.8 million and $70.7 million, and $38.5 million and $103.8 million of cash fllow improvements for the three month periods ended September 30, 2013 and 2012 and the nine month periods ended September 30, 2013 and 2012, respectively. Improvements in cash flows from the re-estimation process are recognized prospectively as an adjustment to the accretable yield on the loan.

        The following tables summarize the activity related to the FDIC indemnification asset and the FDIC receivable for the three and nine month periods ended September 30, 2013 and 2012. For further

TALMER BANCORP, INC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

September 30, 2013

(Unaudited)

7. ACQUIRED LOANS AND LOSS SHARE ACCOUNTING (Continued)

detail on impairment and provision expense related to loans accounted for under ASC Topic 310-30, refer to Note 6, "Allowance for Loan Losses."

	For the three months ended September 30, 2013		For the nine months ended September 30, 2013
(Dollars in thousands)	FDIC Indemnification Asset	FDIC Receivable	FDIC Indemnification Asset	FDIC Receivable
Balance at beginning of period	$171,956	$17,573	$226,356	$17,999
Accretion (amortization)	(6,032)		(21,088)
Sales and write-downs of other real estate owned (covered)	(1,070)	861	(3,388)	2,288
Net effect of change in expected cash flows on covered assets(1)	(8,179)		(29,052)
Reimbursements requested from FDIC (reclassification to FDIC receivable)	(8,350)	8,350	(24,503)	24,503
Recoveries net of additional claimable expenses incurred(2)		(2,713)		(2,326)
Claim payments received from the FDIC		(10,541)		(28,934)

Balance at end of period	$148,325	$13,530	$148,325	$13,530

(1)
Primarily includes adjustments for fully claimed and exited loans and the results of the quarterly re-estimation process.

(2)
Primarily includes expenses associated with maintaining the underlying properties and legal fees.

TALMER BANCORP, INC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

September 30, 2013

(Unaudited)

7. ACQUIRED LOANS AND LOSS SHARE ACCOUNTING (Continued)

	For the three months ended September 30, 2012		For the nine months ended September 30, 2012
(Dollars in thousands)	FDIC Indemnification Asset	FDIC Receivable	FDIC Indemnification Asset	FDIC Receivable
Balance at beginning of period	$275,866	$53,142	$358,839	$57,407
Accretion (amortization)	(5,969)	—	(11,449)	—
Sales and write-downs of other real estate owned (covered)	(107)	1,653	(850)	5,000
Net effect of change in expected cash flows on covered assets(1)	(374)	—	(1,215)	—
Reimbursements requested from FDIC (reclassification to FDIC receivable)	(19,821)	19,821	(95,730)	95,730
Additional claimable expenses incurred(2)	—	2,336	—	7,900
Claim payments received from the FDIC	—	(47,324)	—	(136,409)

Balance at end of period	$249,595	$29,628	$249,595	$29,628

(1)
Primarily includes adjustments for fully claimed and exited loans and the results of the quarterly re-estimation process.

(2)
Primarily includes expenses associated with maintaining the underlying properties and legal fees.

8. CORE DEPOSIT INTANGIBLES AND LOAN SERVICING RIGHTS

        The Company recorded core deposit intangibles (CDIs) associated with the acquisitions of CF Bancorp, First Banking Center, Peoples State Bank, Community Central Bank and First Place Bank. CDIs are amortized on an accelerated basis over their estimated useful lives and have an estimated remaining average useful life of 8.03 years as of September 30, 2013. The Company had no other intangible assets as of September 30, 2013 or December 31, 2012.

        The table below presents the Company's net carrying amount of CDIs.

(Dollars in thousands)	September 30, 2013	December 31, 2012
Gross carrying amount	$19,331	$9,515
Accumulated amortization	(5,463)	(3,444)

Net carrying amount	$13,868	$6,071

        Amortization expense recognized on CDIs was $663 thousand and $298 thousand for the three months ended September 30, 2013 and 2012, respectively, and $2.0 million and $939 thousand, for the nine months ended September 30, 2013 and 2012, respectively

        Loan servicing rights are created as a result of the Company's mortgage banking origination activities, the origination and purchase of agricultural servicing rights and the origination and purchase

TALMER BANCORP, INC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

September 30, 2013

(Unaudited)

8. CORE DEPOSIT INTANGIBLES AND LOAN SERVICING RIGHTS (Continued)

of commercial real estate servicing rights. Loans serviced for others are not reported as assets in the Consolidated Balance Sheets.

        The Company elected as of January 1, 2013 to account for all loan servicing rights under the fair value method. This change in policy resulted in a cumulative adjustment to retained earnings as of January 1, 2013 in the amount of $31 thousand. The following table represents the activity for loan servicing rights and the related fair value changes.

(Dollars in thousands)	Commercial Real Estate	Agricultural	Mortgage	Total
For the three months ended September 30, 2013
Fair value, beginning of period	$437	$1,099	$63,651	$65,187
Additions of servicing assets	—	5	6,554	6,559
Payoffs	(6)	(74)	(1,502)	(1,582)
Changes due to valuation inputs or assumptions(1)	(19)	15	1,591	1,587

Fair value, end of period	$412	$1,045	$70,294	$71,751

For the nine months ended September 30, 2013
Fair value, beginning of period	$518	$1,456	$3,683	$5,657
Additions due to acquisition	—	—	41,967	41,967
Addition of servicing assets	—	70	21,572	21,642
Payoffs	(10)	(397)	(5,679)	(6,086)
Changes due to valuation inputs or assumptions(1)	(96)	(84)	8,751	8,571

Fair value, end of period	$412	$1,045	$70,294	$71,751

Principal balance of loans serviced	$281,091	$47,824	$7,022,362	$7,351,277

(1)
Represents estimated fair value changes primarily due to prepayment speeds and market-driven changes in interest rates

TALMER BANCORP, INC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

September 30, 2013

(Unaudited)

8. CORE DEPOSIT INTANGIBLES AND LOAN SERVICING RIGHTS (Continued)

        Prior to January 1, 2013, the Company accounted for loan servicing rights using the amortization method. Activity for loan servicing rights and the related valuation allowance for the three and nine months ended September 30, 2012 are as follows:

(Dollars in thousands)	Commercial Real Estate	Agricultural	Mortgage	Total
For the three months ended September 30, 2012
Carrying value, beginning of period	$590	$1,621	$2,461	$4,672
Addition of servicing assets	—	76	921	997
Net impairment	7	(73)	(326)	(392)
Amortization and other	(37)	(81)	(192)	(310)

Carrying value, end of period	560	1,543	2,864	4,967

For the nine months ended September 30, 2012
Carrying value, beginning of period	$643	$1,683	$1,477	$3,803
Addition of servicing assets	—	176	2,436	2,612
Net impairment	32	(63)	(602)	(633)
Amortization and other	(115)	(253)	(447)	(815)

Carrying value, end of period	560	1,543	2,864	4,967

Fair value, end of period	$560	$1,573	$2,867	$5,000

Principal balance of loans serviced	$366,082	$71,795	$406,432	$844,309

(Dollars in thousands)	Commercial Real Estate	Agricultural	Mortgage	Total
For the three months ended September 30, 2012
Balance, beginning of period	$(99)	$—	$(776)	$(875)
Impairment charges	—	(73)	(326)	(399)
Impairment recoveries	7	—	—	7

Balance, end of period	$(92)	$(73)	$(1,102)	$(1,267)

For the nine months ended September 30, 2012
Balance, beginning of period	$(124)	$(10)	$(500)	$(634)
Impairment charges	—	(73)	(673)	(746)
Impairment recoveries	32	10	71	113

Balance, end of period	$(92)	$(73)	$(1,102)	$(1,267)

TALMER BANCORP, INC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

September 30, 2013

(Unaudited)

8. CORE DEPOSIT INTANGIBLES AND LOAN SERVICING RIGHTS (Continued)

        Expected and actual loan prepayment speeds are the most significant factors driving the fair value of loan servicing rights. The following table presents assumptions utilized in determining the fair value of loan servicing rights as of September 30, 2013.

	Commercial Real Estate	Agricultural	Mortgage
Prepayment speed	8.50 - 50.00%	5.10 - 53.79%	3.25 - 53.65%
Weighted average ("WA") discount rate	20.00%	15.00%	10.18%
WA cost to service/per year	$467	$200	$57
WA Ancillary income/per year	N/A	N/A	45
WA float range	0.56%	0.56%	0.86 - 1.66%

        The Company realized total loan servicing fee income of $4.8 million and $554 thousand for the three months ended September 30, 2013 and 2012, respectively, and $13.4 million and $1.5 million for the nine months ended September 30, 2013 and 2012, respectively recorded as a component of "Mortgage banking and other loan fees" in the Consolidated Statements of Income.

9. DERIVATIVE INSTRUMENTS

        Commitments to fund mortgage loans (interest rate locks) to be sold into the secondary market and forward commitments for the future delivery of mortgage loans to third party investors are considered derivatives. It is the Company's practice to enter into forward commitments for the future delivery of mortgage loans when interest rate lock commitments are entered into in order to economically hedge the effect of changes in interest rates resulting from its commitments to fund the loans. The Company has no derivatives designated as qualifying accounting hedging instruments.

        The following table reflects the amount and fair value of mortgage banking derivatives included in "Other assets" and "Other liabilities" in the Consolidated Balance Sheets.

	September 30, 2013		December 31, 2012
(Dollars in thousands)	Notional Amount	Fair Value	Notional Amount	Fair Value
Forward contracts related to mortgage loans to be delivered for sale	$286,533	$(5,503)	$63,871	$(2)
Interest rate lock commitments	138,159	4,408	65,132	1,574

Total included in other assets	$424,692	$(1,095)	$129,003	$1,572

        In the normal course of business, the Company may decide to settle a forward contract rather than fulfill the contract. Cash received or paid in this settlement manner is included in net gain on sale and is considered a cost of executing a forward contract. The following table reflects the net gains (losses) relating to free-standing derivative instruments used for risk management recorded in "Net gains on sales of loans" in the Consolidated Statements of Income.

TALMER BANCORP, INC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

September 30, 2013

(Unaudited)

9. DERIVATIVE INSTRUMENTS (Continued)

	For the three months ended September 30,		For the nine months ended September 30,
(Dollars in thousands)	2013	2012	2013	2012
Forward contracts related to mortgage loans to be delivered for sale	$(3,741)	$(755)	$(22,386)	$(668)
Interest rate lock commitments	5,162	1,006	(3,672)	1,933

        Methods and assumptions used by the Company in estimating the fair value of its forward contracts and interest rate lock commitments are discussed in Note 3, "Fair Value".

10. CREDIT-RELATED FINANCIAL INSTRUMENTS

Commitments

        In the normal course of business, the Company offers a variety of financial instruments with off-balance sheet risk to meet the financing needs of its customers. These financial instruments include outstanding commitments to extend credit, credit lines, commercial letters of credit and standby letters of credit.

        The Company's exposure to credit loss, in the event of nonperformance by the counterparty to the financial instrument, is represented by the contractual amounts of those instruments. The credit policies used in making commitments and conditional obligations are the same as those used for on-balance sheet instruments.

        Commitments to extend credit are agreements to lend to a customer provided there is no violation of any condition established in the commitment. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many commitments expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer's creditworthiness on an individual basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management's credit evaluation of the counterparty. The collateral held varies, but may include securities, real estate, inventory, plant, or equipment. Unfunded commitments under commercial lines of credit, revolving credit lines and overdraft protection agreements are included in commitments to extend credit. These lines of credit are generally uncollateralized, usually do not contain a specified maturity date and may be drawn upon only to the total extent to which the Company is committed.

        Letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. The Company's portfolio of standby letters of credit consists primarily of performance assurances made on behalf of customers who have a contractual commitment to produce or deliver goods or services. The risk to the Company arises from its obligation to make payment in the event of the customers' contractual default to produce the contracted good or service to a third party.

        The allowance for credit losses on lending-related commitments included $1.2 million at September 30, 2013, for probable credit losses inherent in the Company's unused commitments and was recorded in "Other liabilities" in the Consolidated Balance Sheets.

TALMER BANCORP, INC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

September 30, 2013

(Unaudited)

10. CREDIT-RELATED FINANCIAL INSTRUMENTS (Continued)

        A summary of the contractual amounts of the Company's exposure to off-balance sheet risk is as follows:

(Dollars in thousands)	September 30, 2013	December 31, 2012
Commitments to extend credit	$754,718	$350,021
Standby letters of credit	71,461	26,365

Total commitments	$826,179	$376,386

Contingencies and Guarantees

        We have originated and sold certain loans for which the buyer has limited recourse to us in the event the loans do not perform as specified in the agreements. At September 30, 2013, these loans had an outstanding balance of $78.3 million. As of that date, the maximum potential amount of undiscounted future payments that we could be required to make in the event of nonperformance by the borrower totaled $44.7 million. In the event of nonperformance, we have rights to the underlying collateral securing the loans. As of September 30, 2013, we had recorded a liability of $641 thousand in connection with the recourse agreements, recorded in "Other liabilities" in the Consolidated Balance Sheets.

        We issue standby letters of credit for commercial customers to third parties to guarantee the performance of those customers to the third parties. If the customer fails to perform, we perform in their place and record the funds advanced as an interest-bearing loan. These letters of credit are underwritten using the same policies and criteria applied to commercial loans. Therefore, they represent the same risk to us as a loan to that commercial loan customer. At September 30, 2013, our standby letters of credit totaled $71.5 million.

Representations and Warranties

        In connection with our mortgage banking loan sales, we make certain representations and warranties that the loans meet certain criteria, such as collateral type and underwriting standards. We may be required to repurchase individual loans and/or indemnify the purchaser against losses if the loan fails to meet established criteria. Our liability recorded in connection with these representations and warranties was $6.3 million at September 30, 2013.

TALMER BANCORP, INC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

September 30, 2013

(Unaudited)

11. SHORT-TERM BORROWINGS AND LONG-TERM DEBT

        The following table presents the components of our long-term debt and short-term borrowings.

	September 30, 2013		December 31, 2012
(Dollars in thousands)	Amount	Weighted Average Rate(1)	Amount	Weighted Average Rate(1)
Short-term borrowings:
Securities sold under agreements to repurchase	$39,965	0.23%	$18,338	0.10%
FHLB advances	100,000	0.11%	—	—

Total short-term borrowings	139,965	0.15%	18,338	0.10%

Long-term debt:
FHLB advances due 2013 to 2027(2)	197,755	3.30%	38,482	4.07%
Securities sold under agreements to repurchase due 2013 to 2037(3)	58,487	4.19%	—	—
Subordinated notes related to trust preferred securities due 2034 to 2037(4)	10,557	2.51%	—	—

Total long-term debt	266,799	3.46%	38,482	4.07%

Total short-term borrowings and long-term debt:	$406,764	2.32%	$56,820	2.79%

(1)
Weighted average rate presented is the contractual rate which excludes premiums/discounts related to purchase accounting.

(2)
September 30, 2013 balance includes advances payable of $181.3 million and purchase accounting premiums of $16.5 million. The December 31, 2012 balance includes advances payable of $36.2 million and purchase accounting premiums of $2.3 million.

(3)
The September 30, 2013 balance includes securities sold under agreements to repurchase of $50.0 million and purchase accounting premiums of $8.5 million.

(4)
The September 30, 2013 balance includes subordinated notes related to trust preferred securities of $15.0 million and purchase accounting discounts of $4.4 million.

TALMER BANCORP, INC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

September 30, 2013

(Unaudited)

11. SHORT-TERM BORROWINGS AND LONG-TERM DEBT (Continued)

        Selected financial information pertaining to the components of our short-term borrowings is as follows:

(Dollars in thousands)	For the three months ended September 30, 2013	For the nine months ended September 30, 2013
Securities sold under agreement to repurchase:
Average daily balance	$38,029	$38,530
Weighted-average rate	0.22%	0.24%
Maximum month-end balance	$44,569	$49,676
FHLB advances:
Average daily balance	$21,332	$14,088
Weighted-average rate	0.10%	0.09%
Maximum month-end balance	$100,000	$135,000

        Total debt was collateralized by $659.5 million of commercial and mortgage loans, consumer loans and cash under specific lien arrangements at September 30, 2013. Additionally, $431.6 million was under a blanket lien arrangement at September 30, 2013.

        Securities sold under agreements to repurchase are typically held by an independent third party when they are for retail customers (short-term borrowings) and are delivered to the counterparty when they are wholesale borrowings with brokerage firms (long-term borrowings). At maturity, the securities underlying the agreements are returned to the Bank.

12. INCOME TAXES

        The provision for federal income taxes is computed by applying the statutory federal income tax rate to income before income taxes as reported in the consolidated financial statements after deducting non-taxable items. State taxes are then added to the federal tax provision.

        The current and deferred components of the provision for income taxes were as follows:

(Dollars in thousands)	For the three months ended September 30, 2013	For the nine months ended September 30, 2013
Current
Federal	$4,409	$3,168
State	(82)	(736)

Total current	4,327	2,432
Deferred
Federal	(2,390)	3,153
State	12	1,057

Total deferred	(2,378)	4,210
Change in valuation allowance	(6,006)	(6,006)

Total	$(4,057)	$636

TALMER BANCORP, INC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

September 30, 2013

(Unaudited)

12. INCOME TAXES (Continued)

        The change in valuation allowance was due to changes in judgment about the valuation allowance established at the January 1, 2013 acquisition of First Place Bank due to post-acquisition date changes in facts and circumstances as more fully discussed below.

        A reconciliation of expected income tax expense (benefit) at the federal statutory rate to the Company's provision for income taxes and effective tax rate follows:

	For the three months ended September 30, 2013		For the nine months ended September 30, 2013
(Dollars in thousands)	Amount	Rate	Amount	Rate
Tax based on federal statutory rate	$2,270	35.0%	$30,324	35.0%
Effect of:
Tax exempt income	(405)	(6.3)	(1,284)	(1.5)
State taxes, net of federal benefits	(46)	(0.7)	208	0.2
Change in valuation allowance	(6,006)	(92.6)	(6,006)	(6.9)
Bargain purchase gain	—	—	(25,096)	(29.0)
Transaction costs	—	—	2,581	3.0
Other, net	130	2.1	(91)	(0.1)

Income tax expense	$(4,057)	(62.5)%	$636	0.7%

        For the three months ended September 30, 2013, the Company recognized an income tax benefit of $4.1 million on $6.5 million of pre-tax income, an effective tax rate of negative 62.5%, compared to an income tax expense of $2.8 million on $8.7 million of pre-tax income, an effective tax rate of 31.5% in the comparable period for the prior year. This income tax benefit resulted primarily from a $6.0 million reduction in the valuation allowance established against the deferred tax assets associated with First Place Bank pre-tax losses, see discussion below. For the nine months ended September 30, 2013, the Company recognized an income tax expense of $636 thousand on $86.6 million of pre-tax income, an effective tax rate of 0.7%, compared to income tax expense of $6.8 million on $21.0 million of pre-tax income, an effective tax rate of 32.3% in the comparable period for the prior year. The expense in the nine months ended September 30, 2013 was primarily the result of treating the $71.7 million bargain purchase gain resulting from the acquisition of First Place Bank as non-taxable, based on the tax structure of the acquisition combined with the relief, in the third quarter 2013, of $6.0 million of valuation allowance against the deferred tax assets of First Place Bank cited above.

TALMER BANCORP, INC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

September 30, 2013

(Unaudited)

12. INCOME TAXES (Continued)

        The significant components of deferred tax assets and liabilities were as follows:

(Dollars in thousands)	September 30, 2013	December 31, 2012
Deferred tax assets:
Loan losses	$47,868	$24,319
Other real estate losses	5,138	4,411
Deferred loan fees	2,151	—
Organizational costs	320	353
Accrued stock-based compensation	5,855	2,575
Accrued expenses	—	1,522
Loss and tax credit carry forwards	17,352	863
Other reserves	3,742	—
Goodwill and other intangibles	1,520	—
Nonaccrual interest	9,845	900
Business combination adjustments	46,853	—
Net unrealized loss on available for sale securities	2,938	—
Other	247	175

Total deferred tax assets	143,829	35,118
Deferred tax liabilities:
Depreciation	3,975	2,760
FHLB stock dividends	1,523	—
Business combination adjustments	—	11,940
Prepaid expenses	1,291	—
Net unrealized gain on available for sale securities	—	2,181
Mortgage servicing rights	24,601	1,437

Total deferred tax liabilities	31,390	18,318
Net deferred tax asset (liability) before valuation allowance	112,439	16,800
Valuation allowance	(18,547)	—

Net deferred tax asset (liability)	$93,892	$16,800

        It is our policy not to record deferred taxes on outside basis differences in our subsidiaries if we expect we would liquidate a subsidiary in a tax-free manner, which is the case with our ownership of First Place Bank.

        On January 1, 2013, the Company acquired First Place Bank and recorded $70.2 million in deferred tax assets, net of $24.5 million in valuation allowance, at acquisition. Upon acquisition, First Place Bank incurred a Section 382 ownership change. As such, the Company's ability to benefit from the use of First Place Bank's pre-ownership change net operating loss and tax credit carry forwards, as well as the deductibility of certain of its built-in losses if realized during a five-year recognition period (one year with respect to bad debt deductions), will be limited to approximately $1.7 million per year, putting at risk the utilization of associated deferred tax assets before they expire. A valuation allowance of $24.5 million was established against the deferred tax assets associated with First Place Bank's

TALMER BANCORP, INC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

September 30, 2013

(Unaudited)

12. INCOME TAXES (Continued)

pre-change losses based on management's estimates of built-in losses more likely than not to be realized over the Section 382 recognition period, and the impact on our utilization of pre-ownership change operating loss and tax credit carry forwards. In determining its estimate of built-in losses more likely than not to be realized within the Section 382 recognition period, management focused primarily on tax losses embedded in First Place Bank's loan portfolio and, to a lesser extent, on tax losses embedded in fixed assets, other real estate owned, tax-deductible goodwill, and certain accrued expenses and contingent reserves, and anticipated when these losses might create actual tax deductions, either through bad debt deductions, depreciation, amortization, payment, or disposition of the assets in question.

        The valuation allowance against the deferred tax assets associated with First Place Bank's pre-change losses totaled $24.5 million at January 1, 2013 and $18.5 million at September 30, 2013. The $6.0 million decrease in the deferred tax asset valuation allowance during the quarter ended September 30, 2013 was largely due a reduction in our original estimates of projected realized built-in losses on loans (i.e. bad debt deductions) occurring in the one year period following the acquisition date. The valuation allowance estimated at acquisition date based on facts, circumstances and information, including economic conditions, available at that the time we completed our initial day one acquisition accounting, and our expectations of the impact of those conditions on trends in the bankruptcy status of borrowers and realization of built-in losses on loans in the process of foreclosure. At September 30, 2013, we reduced the valuation allowance related to loans by $4.4 million to $8.0 million. This reduction was driven primarily by the actual performance of the loans in our portfolio and our estimates of future performance through the year ended 2013, as well as improvements in economic conditions.

        To a lesser extent, the decrease in the deferred tax asset valuation allowance during the quarter ended September 30, 2013 was also due a post-acquisition date reduction in our original estimates of projected realized built-in losses on other real estate owned. At September 30, 2013, we reduced the valuation allowance related to other real estate owned by $300 thousand to $1.7 million because other real estate owned properties resolved through September 30, 2013 were at higher prices than estimated at the acquisition date. Improvement in economic conditions since January 1, 2013 positively affected the sales prices of these properties, resulting in reduced expectations about the realization of built-in losses in First Place Bank's other real estate owned portfolio.

        The valuation allowance was also reduced by $1.3 million as the reduction in expected realized built-in loss on loans and other real estate owned resulted in increased expected utilization of other realized built-in loss, pre-ownership change net operating loss and tax credit carry forwards than what was previously estimated..

        Actual outcomes could vary from our revised estimates, resulting in future increases or decreases in the valuation allowance and corresponding future tax expense or benefit.

        Management concluded that no valuation allowance was necessary on the remainder of our net deferred tax assets at either January 1, 2013 or September 30, 2013. This determination was based on the Company's history of pre-tax and taxable income over the prior three years and First Place Bank's pre-tax income over the prior two calendar years, as well as management's expectations for sustainable

TALMER BANCORP, INC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

September 30, 2013

(Unaudited)

12. INCOME TAXES (Continued)

profitability in the future. Management monitors deferred tax assets quarterly for changes affecting realizability and the valuation allowance could be adjusted in future periods.

        At January 1, 2013, First Place Bank and its related acquired affiliates had the following estimated loss and tax credit carry forwards: $30.9 million in gross federal loss carry forwards and $799 thousand in tax credits expiring between 2027 and 2032, and $1.7 million in federal alternative minimum tax credits with an indefinite life. The exact amount of pre-ownership change carry forwards cannot be determined until the close of the June 30, 2013 tax year-end for First Place Financial Corp., First Place Bank's former parent, and the finalization of the First Place consolidated tax return for that year end, at which time final allocations will be made from that return to the entities acquired by Talmer. At January 1, 2013, the Company also had $3.8 million of gross federal loss carry forwards which, if unused, will expire in 2027 through 2029, and whose use is limited to $145 thousand annually due to an ownership change within the meaning of Section 382 of the Internal Revenue Code incurred in November 2009.

        In the ordinary course of business, the Company enters into certain transactions that have tax consequences. From time to time, the Internal Revenue Service ("IRS") may review and/or challenge specific interpretive tax positions taken by the Company with respect to those transactions. The Company believes that its tax returns were filed based upon applicable statutes, regulations and case law in effect at the time of the transactions. The IRS, various state and other jurisdictions, if presented with the transactions, could disagree with the Company's interpretation of the tax law.

        The Company's wholly-owned subsidiary, First Place Bank, received notice that the IRS had denied the refunds claimed in amended returns that First Place Bank filed on a consolidated basis with its former parent, First Place Financial Corp., for fiscal years ended June 30, 2009, 2008, 2007, 2006, and 2005. First Place Bank disagrees with the IRS position and is working with its former parent to appeal the examination-level decision. Though not anticipated, an adverse result on appeal could impact the $12.0 million refund receivable recorded by the Company upon our acquisition of First Place Bank. Federal tax returns for this subsidiary for the short period ended January 1, 2013 and for fiscal years ended June 30, 2012, 2011 and 2010 are currently subject to potential examination as well. During the quarter ended September 30, 2013, First Place Bank was notified by the State of Ohio that it will examine the 2010, 2011 and 2012 state tax returns during the fourth quarter of 2013.

        Talmer Bancorp Inc. and subsidiaries are under examination by the IRS for fiscal years ended December 31, 2010 and December 31, 2011. The exams concluded in the fourth quarter of 2013 and resulted in a net tax liability of $14 thousand. The federal return for the year ended December 31, 2012 is also open to potential examination. The Company and/or its subsidiaries are now subject to income tax in the states of Wisconsin, Indiana, Maryland, Illinois and Florida. The Company is not aware of any pending income tax examination by any state jurisdiction, other than Ohio mentioned above.

        The Company had no unrecognized tax benefits at September 30, 2013, or December 31, 2012, and does not expect to record unrecognized tax benefits of any significance during the next twelve months. The Company recognizes interest and/or penalties related to income tax matters in income tax expense, when applicable. The Company did not have any amounts accrued for interest or penalties at September 30, 2013, or December 31, 2012.

TALMER BANCORP, INC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

September 30, 2013

(Unaudited)

13. CONTINGENT LIABILITIES

Legal Proceedings

        The Company and certain of its subsidiaries are subject to various pending or threatened legal proceedings arising out of the normal course of business. Some of these claims are against entities or assets of which the Company has acquired in business acquisitions, and certain of these claims, or future claims, will be covered by loss sharing agreements with the FDIC.

        The Company assesses its liabilities and contingencies in connection with outstanding legal proceedings utilizing the latest information available. Where it is probable that the Company will incur a loss and the amount of the loss can be reasonably estimated, the Company records a liability in its consolidated financial statements. While the ultimate liability with respect to these litigation matters and claims cannot be determined at this time, in the opinion of management, any liabilities arising from pending legal proceedings would not have a material adverse effect on the Company's financial statements.

14. PARENT COMPANY FINANCIAL STATEMENTS

Balance Sheets—Parent Co.

(Dollars in thousands)	September 30, 2013	December 31, 2012	September 30, 2012
Assets
Cash and cash equivalents	$44,521	$211,849	$61,303
Investment in banking subsidiaries	584,492	313,660	306,744
Other assets	626	2,632	389

Total assets	$629,639	$528,141	$368,436

Liabilities
Income tax liability	$7,245	$4,960	$5,356
Long-term debt	10,557	—	—
Accrued expenses and other liabilities	5,006	2,438	1,034

Total liabilities	22,808	7,398	6,390

Shareholders' equity	606,831	520,743	362,046

Total liabilities and shareholders' equity	$629,639	$528,141	$368,436

TALMER BANCORP, INC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

September 30, 2013

(Unaudited)

14. PARENT COMPANY FINANCIAL STATEMENTS (Continued)

Statements of Income—Parent Co.

	For the three months ended September 30,		For the nine months ended September 30,
(Dollars in thousands)	2013	2012	2013	2012
Income
Bargain purchase gain	$—	$—	$71,702	$—
Other noninterest income	3	—	10	—

Total income	3	—	71,712	—

Expenses
Salaries and employee benefits	73	1,348	18,433	3,304
Bank acquisition professional fees	111	—	7,702	—
Professional services	241	127	1,175	661
Marketing expense	3	1	1,027	18
Interest on long-term debt	128	—	424	—
Other	105	98	343	362

Total expenses	661	1,574	29,104	4,345

Income (loss) before income taxes and equity in undistributed net earnings of subsidiaries	(658)	(1,574)	42,608	(4,345)
Income tax benefit	202	550	7,570	1,518
Equity in undistributed earnings of subsidiaries	11,000	7,018	35,827	17,063

Net income	$10,544	$5,994	$86,005	$14,236

TALMER BANCORP, INC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

September 30, 2013

(Unaudited)

14. PARENT COMPANY FINANCIAL STATEMENTS (Continued)

Statements of Cash Flows—Parent Co.

	For the nine months ended September 30,
(Dollars in thousands)	2013	2012
Cash flows from operating activities
Net income	$86,005	$14,236
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in undistributed earnings of subsidiaries	(35,827)	(17,063)
Gain on acquisition	(71,702)	—
Stock-based compensation expense	8,314	1,216
Increase in income tax liability	2,285	15,670
Decrease (increase) in other assets, net	9,934	(264)
Increase in accrued expenses and other liabilities, net	2,663	850

Net cash from operating activities	1,672	14,645
Cash flows from investing activities
Cash (used in) proceeds from acquisitions	(45,000)	—
Capital contributions to subsidiaries	(179,000)	—
Dividends received from subsidiaries	55,000	—

Net cash used in investing activities	(169,000)	—
Cash flows from financing activities
Issuance of common stock	—	20,948

Net cash from financing activities	—	20,948

Net increase (decrease) in cash and cash equivalents	(167,328)	35,593
Beginning cash and cash equivalents	211,849	25,710

Ending cash and cash equivalents	$44,521	$61,303

15. STOCK-BASED COMPENSATION

        The Company's 2009 Equity Incentive Plan (the "Plan"), along with amendments made to the Plan, permit the grant of share options to employees, directors and certain consultants for up to 9.3 million shares of common stock as of September 30, 2013. Options are granted with an exercise price equal to or greater than the estimated fair market price of the Company's common stock at the date of grant. The vesting and terms of option awards are determined by the Company's Compensation Committee of the Board of Directors. During the nine month period ended September 30, 2013, the Company granted 3.6 million stock options that were fully vested upon issuance and will remain outstanding for 10 years after the grant date. As of September 30, 2013, 816 thousand option shares were available to be granted.

TALMER BANCORP, INC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

September 30, 2013

(Unaudited)

15. STOCK-BASED COMPENSATION (Continued)

        The fair value of each option award is estimated on the date of grant using a Black-Scholes option valuation model that uses the assumptions noted in the table below. Given minimal trading in the Company's stock, it is not practicable for the Company to estimate volatility of its share price; therefore, the Company uses the volatility of an appropriate industry index (the ABA NASDAQ Community Bank Index) as an input in the valuation model. Since no historical data is available, the expected term of options granted is estimated to be six years based on expected lives used by a sample of other Midwest banks and taking into consideration the Company's business strategy and the circumstances of its capitalization. The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of the grant corresponding with the expected average life of the options. All shares granted are expected to vest and the Company intends to issue already authorized shares to satisfy options upon exercise.

        The fair value of options granted during the nine months ended September 30, 2013 was determined using the following weighted-average assumptions as of the grant date. There were no options granted during the year ended December 31, 2012.

For the nine months ended September 30, 2013
Fair value of options granted	$2.13
Expected dividend yield	0.00%
Expected volatility	24.37%
Risk-free interest rate	0.97%
Expected life (in years)	6.00

        Activity in the Plan during the nine months ended September 30, 2013 is summarized below:

		Weighted Average
	Number of Shares (in thousands)	Exercise Price per Share	Remaining Contractual Life (in years)	Aggregate Intrinsic Value (in thousands)(1)
Outstanding at January 1, 2013	4,831	$5.82
Granted	3,615	8.29
Exercised	—
Forfeited or expired	—
Outstanding at September 30, 2013	8,446	6.88	7.89	$26,367
Exercisable at September 30, 2013	7,951	6.89	7.83	24,704

(1)
Assumes a $10.00 stock price at September 30, 2013

        Total compensation expense for stock awards, included in "Salary and employee benefits" in the Consolidated Statements of Income, was $9.3 million and $2.3 million for the nine month periods ended September 30, 2013 and September 30, 2012, respectively.

TALMER BANCORP, INC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

September 30, 2013

(Unaudited)

15. STOCK-BASED COMPENSATION (Continued)

        As of September 30, 2013, there was $515 thousand of total unrecognized compensation cost related to stock options granted under the Plan. The cost is expected to be recognized over a weighted-average expected remaining recognition period of 0.7 years.

16. REGULATORY CAPITAL MATTERS

        Banks and bank holding companies are subject to regulatory capital requirements administered by federal banking agencies. Capital adequacy guidelines and, additionally for banks, prompt corrective action regulations, involve quantitative measures of assets, liabilities, and certain off-balance sheet items calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by regulators. Failure to meet capital requirements can initiate regulatory action. Management believes as of September 30, 2013, the Company and Banks met all capital adequacy requirements to which they are subject.

        Prompt corrective action regulations provide five classifications: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized, although these terms are not used to represent overall financial condition. If adequately capitalized, regulatory approval is required to accept brokered deposits. If undercapitalized, capital distributions are limited, as is asset growth and expansion, and capital restoration plans are required.

        Talmer Bank and Trust is required to maintain Tier 1 common equity to total assets ratio of at least 10% under the FDIC's Statement of Policy regarding failed bank acquisitions for a period of three years following a failed bank acquisition, and thereafter must maintain a capital level sufficient to be well capitalized under regulatory standards during the remaining period of ownership of the investors covered by the FDIC's Statement of Policy. Talmer Bank and Trust's last failed bank acquisition closed on April 29, 2011 and, therefore, we will remain subject to the heightened capital requirement until April 29, 2014. At September 30, 2013 and December 31, 2012, the most recent regulatory notifications categorized Talmer Bank and Trust as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the institution's category.

        The capital ratios of First Place Bank at September 30, 2013 exceed the total capital (to risk-weighted assets) ratio of at least 12.00% and a Tier 1 capital (to adjusted total assets) ratio of at least 8.50% as prescribed in the Cease and Desist Order (the "Consent Order") from the Office of the Comptroller of the Currency ("OCC") which replaced the separate supervisory agreement entered into with the Office of Thrift Supervision ("OTS") on March 1, 2011. Notwithstanding its capital levels, First Place Bank will not be categorized as well capitalized while it is subject to the Consent Order.

TALMER BANCORP, INC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

September 30, 2013

(Unaudited)

16. REGULATORY CAPITAL MATTERS (Continued)

        The following is a summary of actual and required capital amounts and ratios:

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
(Dollars in thousands)	Amount	Ratio	Amount	Ratio	Amount	Ratio
September 30, 2013
Total capital to risk-weighted assets
Talmer Bancorp, Inc. (Consolidated)	$570,357	18.0%	$253,728	8.0%	N/A	N/A
Talmer Bank and Trust	282,388	20.7	108,953	8.0	$136,191	10.0%
First Place Bank(1)	253,638	13.9	145,534	8.0	N/A	N/A
Tier 1 capital to risk-weighted assets
Talmer Bancorp, Inc. (Consolidated)	545,134	17.2	126,864	4.0	N/A	N/A
Talmer Bank and Trust	264,940	19.5	54,476	4.0	81,715	6.0
First Place Bank(1)	245,683	13.5	72,767	4.0	N/A	N/A
Tier 1 leverage ratio
Talmer Bancorp, Inc. (Consolidated)	545,134	11.4	190,841	4.0	N/A	N/A
Talmer Bank and Trust	264,940	11.9	89,151	4.0	111,439	5.0
First Place Bank(1)	245,683	10.1	97,097	4.0	N/A	N/A
December 31, 2012
Total capital to risk-weighted assets
Talmer Bancorp, Inc. (Consolidated)	$525,156	45.7%	$92,010	8.0%	N/A	N/A
Talmer Bank and Trust	318,056	27.8	91,379	8.0	$114,224	10.0%
Tier 1 capital to risk-weighted assets
Talmer Bancorp, Inc. (Consolidated)	510,191	44.4	46,005	4.0	N/A	N/A
Talmer Bank and Trust	303,108	26.5	45,689	4.0	68,534	6.0
Tier 1 leverage ratio
Talmer Bancorp, Inc. (Consolidated)	510,191	22.7	89,874	4.0	N/A	N/A
Talmer Bank and Trust	303,108	13.5	89,872	4.0	112,340	5.0

(1)
Notwithstanding its capital levels, First Place Bank will not be categorized as well capitalized while it is subject to the Consent Order.

        The Company's principal source of funds for dividend payments is dividends received from its subsidiary banks. Banking regulations limit the amount of dividends that may be paid without prior approval of regulatory agencies. Talmer Bank and Trust cannot declare or pay a cash dividend or dividend in kind unless Talmer Bank and Trust will have a surplus amounting to not less than 20% of its capital after payment of the dividend. In addition, Talmer Bank and Trust may pay dividends only out of net income then on hand, after deducting its losses and bad debts. Further, Talmer Bank and

TALMER BANCORP, INC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

September 30, 2013

(Unaudited)

16. REGULATORY CAPITAL MATTERS (Continued)

Trust may not declare or pay a dividend until cumulative dividends on preferred stock, if any, are paid in full. These limitations can affect Talmer Bank and Trust's ability to pay dividends.

        Under OCC regulations, limitations are imposed on all of First Place Bank's capital distributions, including cash dividends. The regulations establish a three-tiered system of restrictions, with the greatest flexibility afforded to institutions that are well-capitalized and have received favorable qualitative examination ratings by the OCC. As of September 30, 2013, First Place Bank was not able to pay any dividends without the prior written approval of the OCC. Future dividend payments by First Place Bank will be based on future earnings and the approval of the OCC.

Cease and Desist Order

        On July 13, 2011, First Place Bank consented to a Cease and Desist Order which replaced the separate supervisory agreement entered into with the OTS on March 1, 2011. The Consent Order represents an agreement to take certain actions, including the submission of capital and business plans to, among other things, preserve and enhance the capital of First Place Bank and strengthen and improve its earnings and profitability. The Consent Order will remain in effect until terminated, modified or suspended by the OCC.

        Any material failure by First Place Bank to comply with the provisions of the Consent Order could result in further enforcement actions by the regulators. While First Place Bank intends to take such actions as may be necessary to comply with the requirements of the Consent Order, there can be no assurance that First Place Bank will be able to comply fully with the Consent Order, or that efforts to comply with the Consent Order will not have adverse effects on the operations and financial condition of First Place Bank. As of the date these financial statements were available to be issued, First Place Bank was working towards compliance with the provisions of the Consent Order, including obtaining regulatory approval of the capital and business plans for First Place Bank.

TALMER BANCORP, INC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

September 30, 2013

(Unaudited)

17. EARNINGS PER COMMON SHARE

        The factors used in the basic and diluted earnings per share ("EPS") computation follow:

	For the three months ended September 30,		For the nine months ended September 30,
(In thousands, except per share data)	2013	2012	2013	2012
Numerator for basic and diluted EPS:
Net income	$10,544	$5,994	$86,005	$14,236

Denominator for basic EPS—weighted average shares	66,229	47,090	66,229	46,602
Effect of dilutive securities—Employee and director stock options	2,637	1,305	2,576	1,305
Warrants	987	503	987	503

Denominator for diluted EPS—adjusted weighted average shares	69,853	48,898	69,792	48,410

EPS available to common shareholders
Basic	$0.16	$0.13	$1.30	$0.31

Diluted	$0.15	$0.12	$1.23	$0.29

        For the effect of dilutive securities, it was assumed that the average stock valuation is $10.00 per share for the three and nine months ended September 30, 2013, and $8.00 per share for the three and nine months ended September 30, 2012, respectively, which is reflective of the share activity for each period.

        The following average shares related to outstanding options and warrants to purchase shares of common stock were not included in the computation of diluted net income available to common shareholders because they were antidilutive.

	For the three months ended September 30,		For the nine months ended September 30,
(Shares in thousands)	2013	2012	2013	2012
Average outstanding options	75	218	29	218
Range of exercise prices	$10.00	$7.25	$10.00	$7.25
Average outstanding warrants	39	148	39	127
Range of exercise prices	$10.00	$8.00 - $10.00	$10.00	$8.00 - $10.00

18. SUBSEQUENT EVENT

        On October 11, 2013, the Company entered into a stock purchase agreement with Financial Commerce Corporation and Capitol Bancorp Ltd. to acquire 100% of the capital stock of Financial Commerce Corporation's wholly-owned subsidiary banks, Michigan Commerce Bank, a Michigan state-chartered bank, Indiana Community Bank, an Indiana state-chartered bank, Bank of Las Vegas, a Nevada state-chartered bank and Sunrise Community Bank of Albuquerque, a New Mexico state-chartered bank, and certain other bank-related assets, in a transaction to be facilitated under

TALMER BANCORP, INC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

September 30, 2013

(Unaudited)

18. SUBSEQUENT EVENT (Continued)

Section 363 of Chapter 11, Title 11 of the U.S. Bankruptcy Code, for cash consideration of $4.0 million. In addition to the cash purchase price, the Company has also agreed to pay $2.5 million into an escrow account to be used to pay the post-petition administrative fees and expenses of the professionals in the bankruptcy cases of Financial Commerce Corporation and Capitol Bancorp Ltd., with any unused escrowed funds to be refunded to us. In connection with and prior to our consummation of the acquisition, it is intended that the four banks will be merged together, with Michigan Commerce Bank as the surviving bank in the merger. The four banks had aggregate total assets of $947 million as of September 30, 2013. The bankruptcy court approved the sale of the banks on the above terms to Talmer Bancorp on November 19, 2013, and the sale remains subject to certain closing conditions, including regulatory approval. Following the acquisition, the Company will make a capital contribution to Michigan Commerce Bank, as the surviving bank in the merger, of up to $90.0 million in order to finance the transaction and recapitalize the combined bank. Although we will acquire some branches in Nevada and New Mexico that are outside of our target markets as a result of the acquisition, approximately 70% of the bank branches to be acquired from Michigan Commerce Bank fit squarely within our target market areas. Following the acquisition, we will evaluate our long-term strategy with respect to the branches acquired in Nevada and New Mexico.

TALMER BANCORP, INC.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Talmer Bancorp, Inc.
Troy, Michigan

        We have audited the accompanying consolidated balance sheets of Talmer Bancorp, Inc. (formerly First Michigan Bancorp, Inc.) as of December 31, 2012 and 2011, and the related consolidated statements of income, comprehensive income, changes in shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2012. These consolidated financial statements are the responsibility of Talmer Bancorp, Inc.'s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. Talmer Bancorp, Inc. is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of Talmer Bancorp, Inc.'s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Talmer Bancorp Inc. as of December 31, 2012 and 2011, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2012 in conformity with accounting principles generally accepted in the United States of America.

Crowe Horwath LLP

Grand Rapids, Michigan
April 19, 2013

Talmer Bancorp, Inc.

Consolidated Balance Sheets

(Dollars in thousands, except per share data)	December 31, 2012	December 31, 2011
Assets
Cash & due from banks	$104,322	$32,215
Interest-bearing deposits with other banks	197,733	66,442
Federal funds & other short-term investments	60,740	96,503

Total cash & cash equivalents	362,795	195,160
Securities available-for-sale	345,405	223,938
Federal Home Loan Bank stock	2,820	2,820
Loans held for sale	28,491	11,081
Loans:
Commercial and industrial	238,423	101,651
Commercial real estate	192,206	116,563
Residential real estate	159,206	95,016
Real estate construction	5,866	1,518
Consumer	8,428	9,049

Total loans, excluding covered loans	604,129	323,797
Less: Allowance for loan losses—uncovered	(10,945)	(7,887)

Net loans—excluding covered loans	593,184	315,910
Covered loans	717,705	930,393
Less: Allowance for loan losses—covered	(51,473)	(55,352)

Net loans—covered	666,232	875,041
Net total loans	1,259,416	1,190,951
Premises & equipment	39,716	43,321
FDIC indemnification asset	226,356	358,839
Other real estate owned (covered)	23,834	20,303
Core deposit intangible	6,071	7,309
FDIC receivable	17,999	57,407
Other assets	34,559	12,431

Total assets	$2,347,462	$2,123,560

Liabilities
Deposits:
Noninterest-bearing deposits	$418,157	$357,709
Interest bearing demand deposits	325,427	293,573
Money market & savings deposits	552,973	528,832
Time deposits	434,944	515,485
Other brokered funds	1,000	—

Total deposits	1,732,501	1,695,599
FHLB advances	38,482	46,487
Federal funds purchased & other short-term borrowings	18,338	15,634
FDIC clawback liability	22,176	20,648
FDIC warrants payable	3,736	3,215
Other liabilities	11,486	20,651

Total liabilities	$1,826,719	$1,802,234

Shareholders' equity
Preferred stock—$1.00 par value
Authorized—20,000,000 shares at 12/31/2012 and 12/31/2011
Issued and outstanding—0 shares at 12/31/2012 and 12/31/2011	$—	$—
Common stock:
Class A Voting Common Stock—$1.00 par value
Authorized—198,000,000 shares at 12/31/2012 and 12/31/2011
Issued and outstanding—66,229,397 shares at 12/31/2012 and 44,469,470 at 12/31/2011	66,229	44,469
Class B Non-Voting Common Stock—$1.00 par value
Authorized—2,000,000 shares at 12/31/2012 and 12/31/2011
Issued and outstanding—0 shares at 12/31/2012 and 12/31/2011	—	—
Additional paid-in-capital	356,836	201,628
Retained earnings	93,760	72,090
Accumulated other comprehensive income, net of tax	3,918	3,139

Total shareholders' equity	520,743	321,326

Total liabilities & shareholders' equity	$2,347,462	$2,123,560

See notes to Consolidated Financial Statements.

Talmer Bancorp, Inc.

Consolidated Statements of Income

	Year ended December 31,
(In thousands, except per share data)	2012	2011	2010
Interest income
Interest & fees on loans	$112,530	$108,103	$38,817
Interest on investments
Taxable	4,977	5,246	2,726
Tax-exempt	3,478	2,499	672

Total interest on securities	8,455	7,745	3,398
Interest on interest earning cash balances	133	152	503
Interest on federal funds & other short term investments	507	243	38
Dividends on FHLB stock	95	87	16
FDIC indemnification asset	(19,156)	3,148	7,477

Total interest income	102,564	119,478	50,249
Interest Expense
Interest bearing demand deposits	571	734	392
Money market & savings deposits	1,105	1,131	519
Time deposits	3,210	4,632	4,294
Interest on FHLB advances	751	545	763
Interest on federal funds purchased & other short-term borrowings	42	34	—
Other brokered funds	16	—	—

Total interest expense	5,695	7,076	5,968

Net interest income	96,869	112,402	44,281
Provision for loan losses—uncovered	3,614	3,571	4,484
Provision for loan losses—covered	32,258	64,748	17,850

Net interest income after provision for loan losses	60,997	44,083	21,947

Noninterest income
Deposit fee income	8,375	8,812	1,927
Mortgage banking and other loan fees	17,471	6,563	5,026
Bargain purchase gains	—	39,385	53,842
FDIC loss sharing income	22,880	50,551	15,646
Accelerated discount on acquired loans	18,914	1,896	8,615
Net gains on sales of securities	6,057	2,658	93
Other income	2,821	3,909	1,434

Total noninterest income	76,518	113,774	86,583
Noninterest expenses
Salary and employee benefits	59,133	57,953	24,322
Occupancy and equipment expense	14,044	13,029	4,611
Data processing fees	4,111	5,030	1,242
Professional service fees	5,301	6,821	3,370
FDIC loss sharing expense	4,406	2,186	826
Marketing expense	1,934	5,170	1,664
Other employee expense	1,493	2,151	410
Insurance expense	2,436	2,723	1,841
Other expense	12,755	11,528	3,479

Total noninterest expenses	105,613	106,591	41,765

Income before income taxes	31,902	51,266	66,765
Income tax	10,232	17,817	22,089

Net income	$21,670	$33,449	$44,676

Earnings per share:
Basic	$0.46	$0.85	$1.60
Diluted	$0.44	$0.82	$1.56
Average shares outstanding—basic	46,987	39,505	27,937
Average shares outstanding—diluted	48,806	40,639	28,589

See notes to Consolidated Financial Statements.

Talmer Bancorp, Inc.

Consolidated Statements of Comprehensive Income

	Year ended December 31,
(Dollars in thousands)	2012	2011	2010
Net Income	$21,670	$33,449	$44,676
Other comprehensive income:
Unrealized holding gains (losses) on securities available-for-sale arising during the period	7,255	8,101	(503)
Reclassification adjustment for gains on realized income	(6,057)	(2,658)	(93)

Net unrealized gains (losses) on securities available-for-sale	1,198	5,443	(596)
Tax effect	(419)	(1,913)	206

Other comprehensive income (loss), net of tax	779	3,530	(390)

Total comprehensive income, net of tax	$22,449	$36,979	$44,286

See notes to Consolidated Financial Statements.

Talmer Bancorp, Inc.

Consolidated Statements of Changes in Shareholders' Equity

	Common Stock				Accumulated Other Comprehensive Income (Loss)
			Additional Paid in Capital	Retained Earnings		Total Shareholders' Equity
(In thousands)	Shares	Amount
Balance at December 31, 2009	5,622	$5,622	$19,907	$(6,035)	$(1)	$19,493
Net income	—	—	—	44,676	—	44,676
Other comprehensive income (loss)	—	—	—	—	(390)	(390)
Stock based compensation expense	—	—	1,273	—	—	1,273
Issuance of common shares	33,334	33,334	152,549	—	—	185,883

Balance at December 31, 2010	38,956	$38,956	$173,729	$38,641	$(391)	$250,935
Net income	—	—	—	33,449	—	33,449
Other comprehensive income	—	—	—	—	3,530	3,530
Stock based compensation expense	—	—	2,807	—	—	2,807
Issuance of common shares	5,513	5,513	25,092	—	—	30,605

Balance at December 31, 2011	44,469	$44,469	$201,628	$72,090	$3,139	$321,326
Net income	—	—	—	21,670	—	21,670
Other comprehensive income	—	—	—	—	779	779
Stock based compensation expense	—	—	3,034	—	—	3,034
Issuance of common shares	21,760	21,760	152,174	—	—	173,934

Balance at December 31, 2012	66,229	$66,229	$356,836	$93,760	$3,918	$520,743

See notes to Consolidated Financial Statements.

Talmer Bancorp, Inc.

Consolidated Statements of Cash Flows

	Years ended December 31,
(Dollars in thousands)	2012	2011	2010
Cash flows from operating activities
Net income	$21,670	$33,449	$44,676
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	5,193	3,713	1,047
Amortization of core deposit intangibles and loan servicing rights	2,424	1,906	1,561
Stock-based compensation expense	3,034	2,807	1,273
Provisions for loan losses	35,872	68,318	22,334
Originations of loans held for sale	(384,278)	(227,244)	(151,413)
Proceeds from sales of loans	391,220	246,012	145,037
Net gain from sales of loans	(13,514)	(4,972)	(4,182)
Net gain on sales of available-for-sale securities	(6,057)	(2,658)	(93)
Gain on FDIC assisted acquisitions	—	(37,611)	(53,842)
Valuation writedowns on other real estate	5,561	3,353	—
Net decrease in FDIC indemnification asset and receivable	171,891	51,372	21,279
Net (gain) loss on sales of other real estate owned	(964)	(1,243)	122
Net increase in accrued interest receivable and other assets	(6,243)	(11,439)	(9,435)
Net (increase) decrease in accrued expenses and other liabilities	(4,657)	(1,321)	7,003
Net amortization of securities	3,756	2,031	1,812
Deferred income tax (benefit) expense	(19,678)	(9,398)	9,944
Other, net	1,036	420	—

Net cash from operating activities	206,267	117,495	37,123

Cash flows from investing activities
Net increase in uncovered loans	(291,957)	(186,042)	(64,938)
Net decrease in covered loans	151,008	205,351	91,544
Purchases of FHLB stock	—	—	(1,357)
Purchases of available-for-sale securities	(451,251)	(167,331)	(319,628)
Purchases of premises and equipment	(3,639)	(30,458)	(16,813)
Proceeds from:
Maturities and redemptions of available-for-sale securities	92,147	140,828	85,928
Sale of available-for-sale securities	241,136	135,533	1,418
Sale of other real estate owned	18,269	20,062	4,255
Sale of premises and equipment	120	—	—
Sale of FHLB stock	—	6,229	—
Cash proceeds from FDIC assisted acquisitions	—	173,435	531,822

Net cash from investing activities	(244,167)	297,607	312,231

Cash flows from financing activities
Net increase (decrease) in deposits	36,902	(380,678)	(327,210)
Repayments of FHLB advances	(20,005)	(10,643)	(67,947)
Proceeds from FHLB advances	12,000	—	—
Net increase in other borrowed funds	2,704	15,634	—
Proceeds from issuance of common stock	173,934	4,606	185,883

Net cash from financing activities	205,535	(371,081)	(209,274)

Net change in cash and cash equivalents	167,635	44,021	140,080
Beginning cash and cash equivalents	195,160	151,139	11,059

Ending cash and cash equivalents	$362,795	$195,160	$151,139

Supplemental disclosure of cash flow information:
Interest paid	$5,805	$6,916	$5,142
Income taxes paid	46,830	19,670	10,000
Transfer from loans to other real estate owned (covered)	25,543	6,901	1,034
Transfer from premises and equipment to other bank owned property	1,723	—	—
Non-cash transactions:
Increase in assets and liabilities in acquisitions:
Securities	—	29,458	70,909
FHLB stock	—	1,409	—
Uncovered loans	—	8,459	459
Covered loans	—	396,101	851,537
Premises and equipment	—	72	912
FDIC indemnification asset	—	182,264	306,633
Other real estate owned (covered)	—	16,878	18,038
Core deposit intangible	—	2,835	6,680
Other assets	—	1,260	11,426
Deposits	—	687,854	1,647,184
FHLB advances	—	57,675	64,947
Other liabilities	—	3,031	32,443
Purchase accounting adjustment in connection with acquisitions	—	1,774	—

See notes to Consolidated Financial Statements.

Talmer Bancorp, Inc.

Notes to Consolidated Financial Statements

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        Nature of Operations:    Talmer Bancorp, Inc., previously First Michigan Bancorp, Inc., a registered bank holding company, (the "Company") provides financial services through 43 offices located in the Detroit metropolitan area, in the thumb region of Michigan and in the southern portion of Wisconsin. Its primary deposit products are checking, savings, and term certificate accounts, and its primary lending products are commercial, residential and installment loans. Substantially all loans are secured by specific items of collateral including business assets, consumer assets, and commercial and residential real estate. Commercial loans are expected to be repaid from cash flow from operations of businesses. There are no significant concentrations of loans to any one industry or customer. However, the customers' ability to repay their loans is dependent on the real estate and general economic conditions in the area. Approximately 54% of the Bank's loan portfolio was acquired through Federal Deposit Insurance Corporation ("FDIC")-assisted acquisition of loans from failed banks and is covered under FDIC loss sharing agreements.

        The Bank also engages in mortgage banking activities and, as such, acquires, sells, and services one-to-four family residential mortgage loans. Additionally, the Bank provides wealth management and trust services to its retail customers.

        Principles of Consolidation:    The consolidated financial statements include the Company and the accounts and operations of its wholly owned subsidiary, Talmer Bank and Trust, (the "Bank"). Intercompany transactions and balances are eliminated in consolidation. Certain amounts in the financial statements for prior years have been reclassified to conform to current financial statement presentation.

        Subsequent Events:    The Company has evaluated subsequent events for recognition and disclosure through April 19, 2013, which is the date the financial statements were available to be issued. For information about the Company's subsequent acquisition of First Place Bank effective January 1, 2013, refer to Note 23, Subsequent Events.

        Use of Estimates:    To prepare financial statements in conformity with U.S. generally accepted accounting principles ('GAAP'), management is required to make estimates and assumptions based on available information. These estimates and assumptions affect the amounts reported in the financial statements and the disclosures provided, and actual results could differ. The expected cash flows from purchased credit impaired loans and the FDIC indemnification assets, the allowance for loan losses, the carrying value of deferred tax liabilities and assets, the valuation of other real estate owned, the FDIC clawback liabilities and the fair values of financial instruments are particularly subject to change.

        Cash Flows:    Cash and cash equivalents include cash, deposits with other financial institutions with maturities fewer than 90 days, and federal funds sold. Net cash flows are reported for customer loan and deposit transactions, interest bearing deposits in other financial institutions, and federal funds purchased and repurchase agreements.

        Interest-Bearing Deposits with Other Banks:    Interest-bearing deposits in other financial institutions mature within one year and are carried at cost.

        Investment Securities:    Securities that are not held for trading purposes are accounted for as securities available-for-sale and are recorded at fair value, with the unrealized gains and losses, net of income taxes, reported as a separate component of accumulated other comprehensive income (loss) in shareholders' equity.

Talmer Bancorp, Inc.

Notes to Consolidated Financial Statements (Continued)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        Interest income includes amortization of purchase premium or discount. Premiums and discounts on securities are amortized on the level-yield method without anticipating prepayments, except for mortgage backed securities where prepayments are anticipated. Gains and losses on sales are recorded on the trade date and determined using the specific identification method.

        Management evaluates securities for other-than-temporary impairment ("OTTI") on at least a quarterly basis, and more frequently when economic or market conditions warrant such an evaluation. For debt securities in an unrealized loss position, management assesses whether it intends to sell, or if it is more likely than not that it will be required to sell, a security in an unrealized loss position before recovery of its amortized cost basis. If either of the criteria regarding intent or requirement to sell is met, the entire difference between amortized cost and fair value is recognized as impairment through earnings. For debt securities that do not meet the aforementioned criteria, the amount of impairment is split into two components as follows: 1) OTTI related to credit loss, which must be recognized in the income statement and 2) OTTI related to other factors, which is recognized in other comprehensive income (loss). The credit loss is defined as the difference between the present value of the cash flows expected to be collected and the amortized cost basis.

        Federal Home Loan Bank ("FHLB") Stock:    The Bank is a member of the FHLB of Indianapolis. As a member, the Bank is required to own a certain amount of stock based on the level of borrowings and other factors, and may invest in additional amounts. FHLB of Indianapolis stock is carried at cost, classified as a restricted security, and periodically evaluated for impairment based on ultimate recovery of par value. Both cash and stock dividends are reported as income.

        Loans Held for Sale:    Mortgage loans originated and intended for sale in the secondary market are carried at fair value.

        These loans are sold both with servicing rights retained and with servicing rights released. Under current business practice, the majority of loans sold are sold with servicing rights retained. The carrying value of mortgage loans sold is reduced by the amount allocated to the servicing right. Gains and losses on sales of mortgage loans are based on the difference between the selling price and the carrying values of the related loans sold and are recorded in "Mortgage banking and other loan fees".

  Loans:

        Purchased Loans:    Purchased loans are recorded at fair value at the date of acquisition. Fair values for purchased loans are based on a discounted cash flow methodology that considered various factors including the type of loan and related collateral, classification status, fixed or variable interest rate, term of loan and whether or not the loan was amortizing, and a discount rate reflecting the Company's assessment of risk inherent in the cash flow estimates. Larger purchased loans are individually evaluated while smaller purchased loans are grouped together according to similar characteristics and were treated in the aggregate when applying various valuation techniques.

        The Company accounts for purchased credit impaired loans in accordance with the provisions of Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC") Subtopic 310-30, "Receivables—Loans and Debt Securities Acquired with Deteriorated Credit Quality" ("ASC 310-30"). The cash flows expected to be collected on purchased loans are estimated based upon the expected remaining life of the underlying loans, which includes the effects of estimated prepayments. Purchased loans are considered credit impaired if there is evidence of credit deterioration

Talmer Bancorp, Inc.

Notes to Consolidated Financial Statements (Continued)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

at the date of purchase and if it is probable that not all contractually required payments will be collected. Purchased credit impaired loans are not classified as nonperforming assets at acquisition as the loans are considered performing under ASC 310-30. Interest income, through accretion of the difference between the carrying value of the loans and the expected cash flows is recognized on all purchased loans accounted for under ASC 310-30. Expected cash flows are re-estimated periodically for all loans accounted for under ASC 310-30. A decline in the present value of current expected cash flows compared to the previously estimated expected cash flows, due in any part to change in credit, is referred to as credit impairment and recorded as provision for loan losses during the period. Declines in the present value of expected cash flows only from the expected timing of such cash flows is referred to as timing impairment and recognized prospectively as a decrease in yield on the loan. Improvement in expected cash flows is recognized prospectively as an adjustment to the yield on the loan once any previously recorded impairment is recaptured. Accelerated discounts on covered loans result from the accelerated recognition of a portion of the covered loan discount that would have been recognized over the expected life of the loan and occur when a loan is paid in full or otherwise settled.

        Purchased loans outside the scope of ASC 310-30 including purchased loans with revolving privileges, are accounted for under FASB ASC Topic 310-20, "Receivables—Nonrefundable Fees and Other Costs" ("ASC 310-20") or under FASB ASC Topic 310-40, "Receivables—Troubled Debt Restructurings by Creditors" ("ASC 310-40"), where applicable. Discounts created when the loans were recorded at their estimated fair values at acquisition are amortized over the remaining term of the loan as an adjustment to the related loan's yield.

        Loans are considered past due or delinquent when the contractual principal or interest due in accordance with the terms of the loan agreement or any portion thereof remains unpaid after the due date of the scheduled payment. Purchased loans accounted for under ASC 310-30 are classified as performing, even though they may be contractually past due, as any nonpayment of contractual principal or interest is considered in the periodic re-estimation of expected cash flows and is included in the resulting recognition of current period covered provision for loan losses or future period yield adjustments. Purchased loans outside the scope of ASC 310-30 are classified as nonaccrual when, in the opinion of management, collection of principal or interest is doubtful. Generally, loans outside the scope of ASC 310-30 are placed in nonaccrual status due to the continued failure to adhere to contractual payment terms by the borrower coupled with other pertinent factors, such as insufficient collateral value.

        The accrual of interest income, for loans outside the scope of ASC 310-30 on commercial and industrial, commercial real estate, residential real estate and real estate construction loans is discontinued at the time the loan is 90 days delinquent unless the loan is well-secured and in process of collection, or if full collection of interest or principal becomes uncertain. Consumer loans outside the scope of ASC 310-30 are typically charged off no later than 120 days past due. Past due status is based on the contractual terms of the loan. In all cases, loans outside the scope of ASC 310-30 are placed on nonaccrual or charged-off at an earlier date if collection of principal or interest is considered doubtful.

        All interest accrued but not received for a loan placed on nonaccrual is charged against interest income. Interest received on such loans is accounted for on the cost-recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

Talmer Bancorp, Inc.

Notes to Consolidated Financial Statements (Continued)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        Certain loans acquired in Federal Deposit Insurance Corporation ("FDIC")-assisted transactions are initially covered under loss sharing agreements and are referred to as covered loans. Pursuant to the terms of the loss sharing agreements, the FDIC will reimburse the Company for 80% of losses incurred on covered loans. For certain purchased loans, the reimbursement rate for losses are reduced for losses above a certain threshold. The Company will reimburse the FDIC for its share of recoveries with respect to losses for which the FDIC paid the Company a reimbursement under the loss sharing agreement. For loans that were fully charged off prior to acquisition, the FDIC will reimburse the Company for 50% of expenses incurred to collect on the loan and the Company will reimburse the FDIC for 50% of the recoveries recognized from its collection efforts. The FDIC's obligation to reimburse the Company for losses with respect to covered loan began with the first dollar of loss incurred by the Company.

        Originated Loans:    Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at the principal balance outstanding, net of unearned income, deferred loan fees and costs, and any direct principal charge-offs. Interest income is accrued on the unpaid principal balance. Loan origination fees, net of certain direct origination costs, are deferred and recognized in interest income over the remaining life of the loan without anticipating prepayments.

        Loans are considered past due or delinquent when the contractual principal or interest due in accordance with the terms of the loan agreement or any portion thereof remains unpaid after the due date of the scheduled payment. Loans are classified as nonaccrual when, in the opinion of management, collection of principal or interest is doubtful. Generally, loans are placed in nonaccrual status due to the continued failure to adhere to contractual payment terms by the borrower coupled with other pertinent factors, such as, insufficient collateral value.

        The accrual of interest income on single family residential mortgage, commercial and commercial real estate loans is discontinued at the time the loan is 90 days delinquent unless the loan is well-secured and in process of collection, or if full collection of interest or principal becomes uncertain. Consumer loans are typically charged off no later than 120 days past due. Past due status is based on the contractual terms of the loan. In all cases, loans are placed on nonaccrual or charged-off at an earlier date if collection of principal or interest is considered doubtful.

        All interest accrued but not received for a loan placed on nonaccrual is charged against interest income. Interest received on such loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

        For further information about the loan portfolio, refer to Note 5.

  Allowance for Loan Losses:

        Purchased Loans:    The Company maintains an allowance for loan losses on purchased loans based on credit deterioration subsequent to the acquisition date. In accordance with the accounting guidance for business combinations, there was no allowance brought forward on any of the acquired loans as any credit deterioration evident in the loans was included in the determination of the fair value of the loans at the acquisition date. For purchased credit impaired loans, accounted for under ASC 310-30, management establishes an allowance for credit deterioration subsequent to the date of acquisition by

Talmer Bancorp, Inc.

Notes to Consolidated Financial Statements (Continued)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

periodically re-estimating expected cash flows with any decline in expected cash flows recorded as provision for loan losses. Impairment is measured as the excess of the recorded investment in a loan over the present value of expected future cash flows discounted at the pre-impairment accounting yield of the loan. For purchased loans accounted for under ASC 310-20 or ASC 310-40, the allowance is calculated in accordance with the methods used to calculate the allowance for loan losses for originated loans.

        For covered loans, the required allowance is recorded gross and the related estimated reimbursement for losses due from the FDIC under loss sharing agreements is recorded as both FDIC loss sharing income and an increase to the FDIC indemnification asset.

        Originated loans:    The allowance for loan losses represents management's assessment of probable, incurred credit losses inherent in the loan portfolio. The allowance for loan losses consists of specific allowances, based on individual evaluation of certain loans, and allowances for homogeneous pools of loans with similar risk characteristics.

        Impaired loans include loans placed on nonaccrual status and troubled debt restructurings. Loans are considered impaired when based on current information and events it is probable the Company will be unable to collect all amounts due in accordance with the original contractual terms of the loan agreements. When determining if the Company will be unable to collect all principal and interest payments due in accordance with the original contractual terms of the loan agreement, the Company considers the borrower's overall financial condition, resources and payment record, support from guarantors, and the realizable value of any collateral. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower's prior payment record, and the amount of the shortfall in relation to the principal and interest owed.

        Impaired loans are identified to be individually evaluated for impairment based on a combination of internally assigned risk ratings and a defined dollar threshold. Impairment is assessed by comparing the loan's principal balance to the discounted expected future cash flows or to the fair value of collateral if repayment is collateral dependent. Impairment results in an allowance for loan loss. Impaired loans which do not meet the criteria to be evaluated individually are evaluated in homogeneous pools of loans with similar risk characteristics.

        The allowance for commercial and industrial, commercial real estate and real estate construction loans that are not individually evaluated for impairment begins with a process of estimating the probable losses inherent in the portfolio. These estimates are established based on the Company's internal credit risk ratings and historical loss data. As the Company's operating history is limited and the Bank is growing rapidly, the historical loss estimates for loans are based on actual historical loss experienced by all banks in Michigan and Wisconsin. These estimates are established by loan class including commercial and industrial, commercial real estate and real estate construction, and further segregated by region, including Michigan and Wisconsin, where applicable. The estimate of losses is then adjusted for management's estimate of trends in delinquent and nonaccrual loans.

        Given the limited operating history of the bank, the estimate of losses for single family residential and consumer loans is based primarily on historical loss rates experienced in the respective loan classes

Talmer Bancorp, Inc.

Notes to Consolidated Financial Statements (Continued)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

by all banks in Michigan and Wisconsin. This estimate is also adjusted for management's estimate of trends in delinquent and nonaccrual loans.

        In the third quarter 2012, the Company implemented enhancements to the methodology used for determining the historical loss estimates for loans not accounted for under ASC 310-30 and not individually evaluated. The methodology was enhanced to include (a) a loss factor representing the Company's charge off history, which was weighted at a small percentage with the peer bank data published quarterly by the FDIC, and (b) the consolidation of the time horizon of historical default experience used to develop the historical loss factors. This change did not have a material impact to the calculation of the allowance for loan losses.

        The allowance is increased by the provision for loan losses charged to expense and decreased by actual charge-offs, net of recoveries or previous amounts charged-off. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Allocations of the allowance may be made for specific loans, but the entire allowance is available for any loan that, in management's judgment, should be charged off.

        For further information about the allowance for loan and lease losses, refer to Note 6.

        FDIC Indemnification Asset and Clawback Liability:    The FDIC indemnification asset results from the loss sharing agreements in FDIC-assisted transactions. The asset is measured separately from the related covered assets as they are not contractually embedded in those assets and are not transferable with the assets should the Company choose to dispose of them. Pursuant to the terms of the loss sharing agreements, the FDIC will reimburse the Company for 80% of losses incurred on covered assets. For certain purchased loans, the reimbursement rate for losses are reduced for losses above a certain threshold. Expected reimbursements from the FDIC do not include reimbursable amounts related to future covered expenditures.

        FDIC indemnification assets were recorded at fair value at the time of the FDIC-assisted transaction. Fair values were determined using projected cash flows related to the loss sharing agreements based on the expected reimbursements for losses and the applicable loss sharing percentages. These cash flows are discounted to the present value and the discount rate includes a risk premium to reflect the uncertainty of the timing and collection of the loss sharing reimbursement from the FDIC.

        The accounting for FDIC indemnification assets is closely related to the accounting for the underlying, indemnified assets. The Company re-estimates the expected indemnification asset cash flows in conjunction with the periodic re-estimation of cash flows on covered assets accounted for under ASC 310-30. Improvements in cash flow expectations on covered assets generally result in a related decline in the expected indemnification cash flows and are reflected as a downward yield adjustment on the indemnification assets. Deterioration in cash flow expectations on covered assets generally results in an increase in expected indemnification cash flows and is reflected as both FDIC loss sharing income and an increase to the indemnification asset.

        Reimbursement requests are submitted to the FDIC at a minimum of a quarterly basis for all covered assets. As of December 31, 2012, the reimbursement claims submitted by the Company to the FDIC were being reimbursed on a timely basis.

Talmer Bancorp, Inc.

Notes to Consolidated Financial Statements (Continued)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        The CF Bancorp, First Banking Center and Peoples State Bank loss sharing agreements contain a provision where if losses do not exceed a calculated threshold, the Company is obligated to compensate the FDIC. This obligation is referred to as the FDIC clawback liability and, if applicable, is due to the FDIC at the end of the loss share period (ten years). The formula for the FDIC clawback liability varies from agreement to agreement and is calculated using the formula provided in the individual loss share agreements and is not consolidated into one calculation. The estimated fair value of the FDIC clawback liability is recorded in the Consolidated Balance Sheets. Any valuation adjustments for the FDIC clawback liability are recorded as "Other income" or "Other expense" in the Consolidated Statements of Income.

        Premises and Equipment:    Land is carried at cost. Premises and equipment are stated at cost less accumulated depreciation and amortization. Depreciation is computed using the straight-line method with useful lives ranging from 10 to 40 years for buildings and related components, 1 to 10 years for furniture, fixtures and equipment, and 1 to 3 years for software and hardware. Leasehold improvements are amortized over the lesser of their useful lives or the base term of the respective lease. Maintenance and repairs are charged to operations as incurred.

        Other Real Estate Owned:    Other real estate owned represents property acquired by the Company as part of an acquisition, through the loan foreclosure or, repossession process, or any other resolution activity that results in partial or total satisfaction of problem loans. The acquired properties are recorded at fair value at the date of acquisition. Losses arising at the time of acquisition of properties not acquired as part of an acquisition are charged against the allowance for loan and lease losses. Subsequently, all other real estate owned is valued at the lower of cost or fair value, less estimated costs to sell, based on periodic valuations performed by management. Subsequent write-downs in the carrying value of other real estate owned properties that may be required are expensed as incurred. Improvements to the properties may be capitalized if the improvements contribute to the overall value of the property. Improvement amounts may not be capitalized in excess of the net realizable value of the property. Any gains or losses realized at the time of disposal are reflected in the Consolidated Statements of Income. For other real estate owned acquired by the Company covered under a loss sharing agreement with the FDIC, pursuant to the terms of the loss sharing agreements, 80% of losses and expenses incurred while holding such covered assets are reimbursed by the FDIC. In addition, any losses recognized at foreclosure, during the holding period or realized at the time of disposal are partially offset by the FDIC loss share income reflected in the Consolidated Statements of Income. Gains realized are shared with the FDIC in accordance with the loss sharing agreements. All other real estate owned was covered under FDIC loss sharing agreements at December 31, 2012 and 2011.

        Core Deposit Intangibles ("CDIs"):    CDIs represent the estimated value of acquired relationships with deposit customers. The estimated fair value of CDIs are based on a discounted cash flow methodology that gives appropriate consideration to expected customer attrition rates, cost of the deposit base, reserve requirements and the net maintenance cost attributable to customer deposits. CDIs are amortized on an accelerated basis over their useful lives. CDIs are evaluated on an accrual basis for impairment in accordance with ASC Topic 350, "Intangibles—Goodwill and Other".

        Loan Servicing Rights:    Loan servicing rights are recognized as separate assets when such rights are purchased or when loans are sold into the secondary market, with servicing retained. Purchased

Talmer Bancorp, Inc.

Notes to Consolidated Financial Statements (Continued)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

servicing rights are recorded at purchase cost. Upon the sale of an originated loan, the loan servicing right is established and recorded at the estimated fair value by calculating the present value of estimated future net servicing cash flows, taking into consideration actual and expected mortgage loan prepayment rates, discount rates, servicing costs, and other economic factors, which are determined based on current market conditions. The expected and actual rates of loan prepayments are the most significant factors driving the fair value of loan servicing rights. Increases in loan prepayments reduce estimated future net servicing cash flows as the life of the underlying loan is shorter. Loan servicing rights are recorded in "Other assets" in the Consolidated Balance Sheets.

        Loan servicing rights are subsequently measured using the amortization method which requires servicing rights to be amortized in proportion to, and over the period of, the estimated future net servicing income of the underlying loans. Loan servicing rights are evaluated for impairment based upon the fair value of the rights as compared to the carrying amount. Impairment is determined by stratifying rights into groupings based on predominant risk characteristics, such as interest rate, loan type, and investor type. Impairment is recognized through a valuation allowance for an individual grouping, to the extent that fair value is less than the carrying amount. If the Company later determines that all or a portion of the impairment no longer exists for a particular grouping, a reduction of the allowance may be recorded as an increase to income. Fair values of loan servicing rights are subject to significant fluctuations as a result of changes in estimated and actual prepayment speeds and default rates and losses. The amortization and any valuation adjustments for loan servicing rights are recorded as a component of "Mortgage banking and other loan fees" in the Consolidated Statements of Income.

        Servicing fee income is recorded for fees earned for servicing loans. The fees are based on a contractual percentage of outstanding principal and are recorded as income when earned. Late fees related to loan servicing are not material. Servicing fees are recorded as a component of "Mortgage banking and other loan fees" in the Consolidated Statements of Income.

        Loan Commitments and Related Financial Instruments:    Financial instruments include off-balance sheet credit instruments, such as commitments to make loans and standby letters of credit, issued to meet customer financing needs. The face amount for these items represents the exposure to loss, before considering customer collateral or ability to repay. Pricing of these financial instruments is based on the credit quality and relationship, fees, interest rates, probability of funding and compensating balance and other covenants or requirements. Loan commitments generally have fixed expiration dates, are variable rate and contain termination and other clauses which provide for relief from funding in the event there is a significant deterioration in the credit quality of the customers. Since many commitments expire without being drawn upon, the total contractual amount of commitments does not necessarily represent future cash requirements. Such financial instruments are recorded when they are funded. The carrying amounts are reasonable estimates of the fair value of these financial instruments. Carrying amounts, which are comprised of the unamortized fee income and, where necessary, reserves for any expected credit losses from these financial instruments, are insignificant.

        Allowance for Lending-Related Commitments:    The allowance for lending-related commitments provides for probable credit losses inherent in unused commitments to extend credit and letters of credit. The reserve is calculated for homogeneous pools of lending-related commitments within each internal risk rating, using the same inputs discussed above for the general component of the allowance for loan losses. An estimated draw factor is then applied to adjust for the probability of draw. The

Talmer Bancorp, Inc.

Notes to Consolidated Financial Statements (Continued)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

allowance for lending-related commitments is included in "Other liabilities" on the consolidated balance sheets, with the corresponding charge reflected as a component of "Other noninterest expense" on the consolidated statements of income.

        Derivative Instruments:    Derivative instruments are recorded in "Other assets" and "Other liabilities" in the Consolidated Balance Sheets and are comprised of commitments to fund mortgage loans (interest rate locks) to be sold into the secondary market and forward commitments for the future delivery of mortgage loans to third party investors. These commitments are accounted for as free standing derivatives under FASB ASC Topic 815, "Derivatives and Hedging". Fair values of these derivatives are estimated based on the fair value of the related mortgage loans determined using observable market data. The Company adjusts the outstanding interest rate lock commitments with prospective borrowers based on exercise and funding expectations. Changes in the fair values of these derivatives are included in "Mortgage banking and other loan fees" in the Consolidated Statements of Income.

        Stock-Based Compensation:    Compensation cost is recognized for stock option awards issued based on the fair value of these awards at the date of grant. A Black-Scholes model is utilized to estimate the fair value of stock options. Compensation cost is recognized on a straight-line basis over the required service period, generally defined as the vesting period.

        Income Taxes:    The provision for income taxes is based on amounts reported in the Consolidated Statements of Income (after deducting tax credits related to investments in low income housing partnerships) and includes deferred income taxes on temporary differences between the income tax basis and financial accounting basis of assets and liabilities. Deferred tax assets are evaluated for realization based on available evidence of future reversals of existing temporary differences and assumptions made regarding future events. A valuation allowance is provided when it is more-likely-than-not that some portion of the deferred tax asset will not be realized.

        The Company classifies interest and penalties on income tax liabilities in the provision for income taxes in the consolidated statements of income, if applicable.

        Earnings per Common Share:    Basic earnings per common share is net income divided by the weighted average number of common shares outstanding during the period. Diluted earnings per common share include the dilutive effect of additional potential common shares issuable under stock options and warrants.

        Comprehensive Income:    Comprehensive income consists of net income and other comprehensive income. Other comprehensive income includes unrealized gains and losses on securities available for sale, which is recognized as a separate component of equity.

        Restrictions on Cash:    Cash on hand or on deposit with the Federal Reserve Bank was required to meet regulatory reserve and clearing requirements.

        Dividend Restriction:    Banking regulations require maintaining certain capital levels and may limit the dividends paid by the Bank to the Company or by the Company to shareholders. Additionally, the Company's strategic plan that was accepted by the FDIC does not contemplate that the Company would pay dividends prior to April 30, 2013, unless the strategic plan is revised and/or the Company receives prior regulatory approval.

Talmer Bancorp, Inc.

Notes to Consolidated Financial Statements (Continued)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        Fair Value Measurements:    Fair value measurement applies whenever accounting guidance requires or permits assets or liabilities to be measured at fair value. Fair value is an estimate of the exchange price that would be received to sell an asset or paid to transfer a liability in the principal or most advantageous market for the asset or liability in an orderly transaction (i.e., not a forced transaction, such as a liquidation or distressed sale) between market participants at the measurement date. Fair value is based on the assumptions market participants would use when pricing an asset or liability. Fair value measurements and disclosures guidance establishes a three-level fair value hierarchy based on the markets in which the assets and liabilities are traded and the reliability of the assumptions used to determine fair value. Fair value measurements are separately disclosed by level within the fair value hierarchy. For assets and liabilities recorded at fair value, it is the Company's policy to maximize the use of observable inputs and minimize the use of unobservable inputs when developing fair value measurements for those items for which there is an active market.

        Fair value measurements for assets and liabilities where limited or no observable market data exists are estimated based on discounted cash flows or other valuation methods. Inputs to these valuation methods are subjective in nature, involve uncertainties, and require significant judgment. Therefore, the results cannot be determined with precision and may not be realized in an actual sale or immediate settlement of the asset or liability. Additionally, there may be inherent weaknesses in any calculation technique, and changes in the underlying assumptions used, including discount rates and estimates of future cash flows, could significantly affect the results of current or future values.

        For further information about fair value measurements, refer to Note 3.

        Operating Segments:    In 2012, management continued to review operating performance and make decisions as one banking segment across all geographies served. While the chief decision maker monitors the revenue streams of the various products and services, operations are managed and financial performance is evaluated on a Company-wide basis.

        Recently Adopted and Issued Accounting Standards:    In May 2011, the FASB issued ASU No. 2011-04, "Fair Value Measurement (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs" ("ASU 2011-04"), which generally aligns the principles of fair value measurements with International Financial Reporting Standards. ASU 2011-04 requires expanded disclosure for fair value instruments categorized within Level 3 of the fair value hierarchy to include (1) the valuation processes used; and (2) a narrative description of the sensitivity of the fair value measurement to changes in unobservable inputs for fair value measurements and the interrelationships between those unobservable inputs, if any. ASU 2011-04 additionally requires disclosure of the categorization by level of the fair value hierarchy for items that are not measured at fair value in the Consolidated Balance Sheets, but for which the estimated fair value is required to be disclosed. The Company adopted the provisions of ASU 2011-04 as of January 1, 2012. As a result, the Company expanded the fair value disclosures categorized within level 3 of fair value hierarchy. The adoption of this guidance did not have a material impact on the Company's Consolidated Financial Statements. For further information about fair value disclosures, refer to Note 3.

        In June 2011, the FASB issued ASU No. 2011-05, "Comprehensive Income (Topic 220): Presentation of Comprehensive Income" ("ASU 2011-05") which revises the manner in which entities present comprehensive income in their financial statements. This update eliminates the option to present components of other comprehensive income as part of the statement of changes in stockholders' equity

Talmer Bancorp, Inc.

Notes to Consolidated Financial Statements (Continued)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

and requires that comprehensive income be presented in a single continuous statement of comprehensive income or in two separate but consecutive statements. In December 2011, the FASB issued ASU No. 2011-12, "Comprehensive Income (Topic 220); Deferral of the Effective Date for Amendments to the Presentation of Reclassifications of Items Out of Accumulated Other Comprehensive Income in Accounting Standards Update No. 2011-05" ("ASU 2011-12") which defers the effective date for certain amendments related to the presentation of reclassification of items out of accumulated other comprehensive income. The Company adopted all provisions of ASU 2011-05 as of January 1, 2012 and has elected to present the components of net income and other comprehensive income in two separate, but consecutive statements. The adoption of this standard did not have a material impact on the Company's Consolidated Financial Statements.

        In October 2012, the FASB issued ASU No. 2012-06, "Business Combinations (Topic 805): Subsequent Accounting for an Indemnification Asset Recognized at the Acquisition Date as a Result of a Government-Assisted Acquisition of a Financial Institution—a consensus of the FASB Emerging Issues Task Force" (ASU 2012-06), which clarifies existing guidance on the subsequent measurement of an indemnification asset recognized as a result of a government assisted acquisition of a financial institution. The update specifies that when there is a subsequent change in the amount of cash flows expected to be collected on the indemnification asset, the entity should subsequently measure the indemnification asset on the same basis as the underlying loans taking into account the contractual limitations of the loss sharing agreement with any amortization of changes in value being limited to the lesser of the remaining of the loss sharing agreement or the acquired loan's term. The effective date of ASU 2012-06 is fiscal years beginning on or after December 15, 2012 with early adoption permitted. As the Company's current accounting policy is consistent with the guidance included in ASU 2012-06, the adoption of this guidance is considered effective as of July 1, 2012. The adoption of this standard did not have a material impact on the Company's Consolidated Financial Statements.

        In February 2013, the FASB issued ASU No. 2013-02, "Comprehensive Income (Topic 220): Reporting of Amounts Reclassified out of Accumulated Other Comprehensive Income" (ASU 2013-02), which adds new disclosure requirements for items reclassified out of accumulated other comprehensive income including changes in accumulated other comprehensive income balances by component and significant items reclassified out of accumulated other comprehensive income. The effective date of ASU 2013-02 is fiscal years, and interim periods within those years, beginning after December 15, 2012. The adoption of ASU 2013-02 is not expected to have a material impact on the Company's Consolidated Financial Statements and will impact disclosures only.

        The Company is an "emerging growth company", as defined in the Jumpstart Our Business Startups Acts of 2012 (JOBS Act). Section 107(b) of the JOBS Act provides that an emerging growth company can take advantage of the extended transition period provided in the Securities Act of 1933 and the Securities Exchange Act of 1934 for complying with new or revised accounting standards. In other words, an emerging growth company may delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We are not electing to delay such adoption of new or revised accounting standards until the adoption date applicable to private companies and will adopt new accounting standards when they apply to public companies.

Talmer Bancorp, Inc.

Notes to Consolidated Financial Statements (Continued)

2. BUSINESS COMBINATIONS

        On February 11, 2011 the Bank entered into a purchase and assumption agreement ("PSB Agreement") with the Federal Deposit Insurance Corporation ("FDIC"), as receiver, pursuant to which the Bank acquired certain assets and assumed certain deposits and other liabilities of Peoples State Bank. Prior to the acquisition, Peoples State Bank operated 10 branches located in Southeast Michigan. Excluding the effects of purchase accounting adjustments, the Bank acquired $321.2 million of loans and $385.5 million of deposits.

        On April 29, 2011 the Bank entered into a purchase and assumption agreement ("CCB Agreement") with the FDIC as receiver, pursuant to which the Bank acquired certain assets and assumed certain deposits and other liabilities of Community Central Bank. Prior to the acquisition, Community Central Bank operated four branches located in Southeast Michigan. Excluding the effects of purchase accounting adjustments, the Bank acquired $329.8 million of loans, $302.3 million of deposits and $53.6 million of FHLB borrowings.

        On December 15, 2011 the Company finalized the acquisition of Lake Shore Wisconsin Corporation. Prior to this date, Lake Shore Wisconsin Corporation had divested its subsidiary, Hiawatha National Bank, which operated three branches located in Western Wisconsin, to its shareholders. As a result of the transaction, the Company issued 4.2 million common shares and increased its cash and equity by $26 million. The fair value of the common shares issued was determined based on the estimated fair market value as of June 30, 2011, which reflects the date the Company obtained effective control over Lake Shore Wisconsin Corporation and coincides with the date the Company received regulatory approval for the transaction.

        On April 30, 2010, the Bank entered into a purchase and assumption agreement ("CF Agreement") with the FDIC as receiver, pursuant to which the Bank acquired certain assets and assumed certain deposits and liabilities of CF Bancorp. Prior to the acquisition, CF Bancorp operated 22 branches located throughout the thumb region of Michigan. Excluding the effects of purchase accounting adjustments, the Bank acquired $825.4 million of loans and $1.2 billion of deposits.

        On November 19, 2010 the Bank entered into a purchase and assumption agreement ("FBC Agreement") with the FDIC as receiver, pursuant to which the Bank acquired certain assets and assumed substantially all of the deposits and certain liabilities of First Banking Center. Prior to the acquisition, First Banking Center operated 17 branches located in the southern portion of Wisconsin. Excluding the effects of purchase accounting adjustments, the Bank acquired $475.7 million of loans, $474.6 million of deposits, and $63.5 million of FHLB borrowings.

        In connection with the 2011 Peoples State Bank and Community Central Bank acquisitions and the 2010 CF Bancorp and First Banking Center acquisitions, the Bank entered into loss sharing agreements with the FDIC that cover $325.2 million, $341.7 million, $835.7 million and $486.8 million, respectively, of assets, based upon the seller's records, including single family residential mortgage loans, commercial real estate and commercial and industrial loans, and other real estate owned ("OREO") (collectively, covered assets). In each acquisition, the Bank acquired certain other assets not covered by the loss sharing agreement with the FDIC, including cash, securities and loans purchased at fair value. Pursuant to the terms of the loss sharing agreement, the covered assets are subject to loss reimbursement whereby the FDIC will reimburse the Bank for 80% of losses. For the First Banking Center acquisition, losses above a certain level are reimbursed at 30%; however, at December 31, 2012 management estimates that substantially all losses will be covered at an 80% rate. The Bank will reimburse the FDIC for its share of recoveries with respect to losses for which the FDIC paid the Bank a

Talmer Bancorp, Inc.

Notes to Consolidated Financial Statements (Continued)

2. BUSINESS COMBINATIONS (Continued)

reimbursement under the loss sharing agreement. The FDIC's obligation to reimburse the Bank for losses with respect to covered assets begins with the first dollar of loss incurred.

        The amounts covered by the loss sharing agreements are the pre-acquisition book values of the underlying covered assets, the contractual balance of unfunded commitments that were acquired, and include certain future net direct costs. The loss sharing agreements applicable to single family residential mortgage loans provide for FDIC loss sharing and Company reimbursement to the FDIC, in each case as described above, for ten years. The loss sharing agreements applicable to all other covered assets provide for FDIC loss sharing for five years and Bank reimbursement of recoveries to the FDIC for eight years, in each case as described above.

        The loss sharing agreements are subject to certain servicing procedures as specified in agreements with the FDIC. The expected reimbursements under the loss sharing agreements were recorded as indemnification assets at an estimated fair value of $82.3 million and $100.0 million, respectively, on the acquisition dates in 2011 for the Peoples State Bank and Community Central Bank acquisitions, and $240.4 million and $66.2 million, respectively, on the acquisition dates in 2010 for the CF Bancorp and First Banking Center acquisitions. The indemnification assets reflect the present value of the expected net cash reimbursement related to the loss sharing agreements described above.

        For the 2011 Peoples State Bank and Community Central Bank acquisitions, the estimated fair value of assets acquired exceeded the estimated fair value of liabilities assumed resulting in pre-tax bargain purchase gains of $12.7 million and $24.9 million, respectively. For the 2010 CF Bancorp and First Banking Center acquisitions, the estimated fair value of assets acquired exceeded the estimated fair value of liabilities assumed resulting in pre-tax bargain purchase gains of $52.7 million and $1.1 million, respectively. The pre-tax bargain purchase gain for First Banking Center was adjusted in 2011 to account for the purchase of loan servicing rights associated with agricultural loans.

        The Company has determined that the acquisition of the net assets of Peoples State Bank, Community Central Bank, Lake Shore Wisconsin Corporation, CF Bancorp and First Banking Center constitute business combinations as defined by the FASB ASC Topic 805, "Business Combinations". Accordingly, the assets acquired and liabilities assumed were recorded at their fair values on the date of acquisition, as required. Fair values were determined based on the requirements of FASB ASC Topic 820, "Fair Value Measurement". In many cases the determination of these fair values required management to make estimates about discount rates, future expected cash flows, market conditions and other future events that are highly subjective in nature and subject to change.

Talmer Bancorp, Inc.

Notes to Consolidated Financial Statements (Continued)

2. BUSINESS COMBINATIONS (Continued)

        The table below presents a summary of the assets and liabilities purchased in the 2011 Peoples State Bank and Community Central Bank acquisitions recorded at fair value.

	Peoples State Bank			Community Central Bank
(Dollars in thousands)	Recorded by FDIC	Fair Value Adjustments	As Recorded by the Bank	Recorded by FDIC	Fair Value Adjustments	As Recorded by the Bank
Assets
Cash and due from banks	$27,987	$—	$27,987	$48,058	$—	$48,058
Fed funds sold	—	—	—	3,176	—	3,176
Securities	30,364	—	30,364	503	—	503
Uncovered Loans	4,831	(1,085)	3,746	6,931	(2,218)	4,713
Covered Loans	316,355	(111,956)	204,399	322,883	(131,181)	191,702

Total loans	321,186	(113,041)	208,145	329,814	(133,399)	196,415
Core deposit intangible	—	2,355	2,355	—	480	480
Covered foreclosed assets	8,796	(3,098)	5,698	18,800	(7,620)	11,180
FDIC indemnification asset	—	82,284	82,284	—	99,980	99,980
Other assets	2,072	(1,283)	789	1,788	(1,392)	396

Total assets acquired	$390,405	$(32,783)	$357,622	$402,139	$(41,951)	$360,188

Liabilities
Noninterest bearing deposit accounts	$44,018	$—	$44,018	$21,053	$—	$21,053
Interest bearing deposit accounts	341,505	—	341,505	281,278	—	281,278

Total deposits	385,523	—	385,523	302,331	—	302,331
Advances from FHLB	—	—	—	53,591	4,084	57,675
Other liabilities	700	—	700	2,186	—	2,186

Total liabilities assumed	$386,223	$—	$386,223	$358,108	$4,084	$362,192

Bargain purchase gain recorded			$12,681			$24,930

Cash due from FDIC for net liabilities/assets assumed			$41,282			$26,934

        The Bank did not acquire the real estate, banking facilities, furniture and equipment of Peoples State Bank or Community Central Bank as part of the purchase and assumption agreement but had the option to purchase these assets at fair market value from the FDIC. The Bank completed a review of the former Peoples State Bank and Community Central Bank locations following each acquisition and provided notification to the FDIC of the intent to purchase certain properties. The Bank completed the acquisition of the Peoples State Bank properties in the second quarter of 2011 for a purchase price of $5.6 million and the Community Central Bank properties in the third quarter of 2011 for a purchase price of $2.8 million.

Talmer Bancorp, Inc.

Notes to Consolidated Financial Statements (Continued)

2. BUSINESS COMBINATIONS (Continued)

        The table below presents a summary of the assets and liabilities purchased in the 2011 Lake Shore Wisconsin Corporation acquisition recorded at fair value.

Lake Shore Wisconsin Corporation
(Dollars in thousands)	Fair Value Recorded
Assets acquired:
Cash and cash equivalents	$32,450
Other assets	147

Total assets acquired	32,597

Liabilities assumed:
Accounts payable	145

Total liabilities assumed	145
Consideration paid:
Cash	6,453
Common stock issued (4,166,550 shares)	25,999

Total consideration paid	32,452

Goodwill/Bargain Purchase Gain resulting from acquisition	$—

Talmer Bancorp, Inc.

Notes to Consolidated Financial Statements (Continued)

2. BUSINESS COMBINATIONS (Continued)

        The table below presents a summary of the assets and liabilities purchased in the 2010 CF Bancorp and First Banking Center acquisitions recorded at fair value.

	CF Bancorp			First Banking Center
(Dollars in thousands)	Recorded by FDIC	Fair Value Adjustments	As Recorded by the Bank	Recorded by FDIC	Fair Value Adjustments	As Recorded by the Bank
Assets
Cash and due from banks	$92,701	$—	$92,701	$116,043	$—	$116,043
Securities	2,022	—	2,022	69,002	(115)	68,887
Uncovered Loans				7,228	(2,945)	4,283
Covered Loans	825,426	(340,365)	485,061	468,452	(105,800)	362,652

Total loans	825,426	(340,365)	485,061	475,680	(108,745)	366,935
Core deposit intangible	—	4,474	4,474	—	2,206	2,206
Covered foreclosed assets	10,268	(5,000)	5,268	18,257	(5,487)	12,770
FDIC indemnification asset	—	240,437	240,437	—	66,196	66,196
Other assets	10,912	(323)	10,589	5,346	(3,597)	1,749

Total assets acquired	$941,329	$(100,777)	$840,552	$684,328	$(49,542)	$634,786
Liabilities
Noninterest bearing deposit accounts	$172,796	$—	$172,796	$78,680	$—	$78,680
Interest bearing deposit accounts	999,774	—	999,774	395,934	—	395,934

Total deposits	1,172,570	—	1,172,570	474,614	—	474,614
Advances from FHLB	—	—	—	63,500	1,447	64,947
Other liabilities	6,751	16,500	23,251	6,329	2,863	9,192

Total liabilities assumed	$1,179,321	$16,500	$1,195,821	$544,443	$4,310	$548,753

Bargain purchase gain recorded			$52,737			$1,105

Cash due from (paid to) FDIC for net liabilities/assets assumed			$408,006			$(84,928)

Talmer Bancorp, Inc.

Notes to Consolidated Financial Statements (Continued)

2. BUSINESS COMBINATIONS (Continued)

        The acquired loan portfolios of CF Bancorp, First Banking Center, Peoples State Bank and Community Central Bank were accounted for at fair value on the acquisition date as follows.

	During the year ended December 31, 2011		During the year ended December 31, 2010
(Dollars in thousands)	Peoples State Bank	Community Central Bank	CF Bancorp	First Banking Center
Accounted for under ASC 310-30:
Contractual cash flows	$368,867	$363,211	$981,366	$446,280
Contractual cash flows not expected to be collected (nonaccretable difference)	130,098	154,918	411,762	104,137

Expected cash flows	238,769	208,293	569,604	342,143
Interest component of expected cash flows (accretable yield)	39,939	37,063	84,543	45,437

Fair value at acquisition	198,830	171,230	485,061	296,706
Excluded from ASC 310-30 accounting:
Contractual cash flows	10,584	36,038	—	81,325
Fair value discount	1,269	10,853	—	11,096

Fair value at acquisition	9,315	25,185	—	70,229

Total fair value at acquisition	$208,145	$196,415	$485,061	$366,935

        The operating results of the Company for the period ended December 31, 2012 include the operating results of the acquired assets and assumed liabilities CF Bancorp, First Banking Center, Peoples State Bank, Community Central Bank and Lake Shore Wisconsin Corporation for the full year ended December 31, 2012.

        The operating results of the Company for the period ended December 31, 2011 include the operating results of the acquired assets and assumed liabilities of Peoples State Bank for the period of February 11, 2011 to December 31, 2011, of the acquired assets and assumed liabilities of Community Central Bank for the period from April 29, 2011 to December 31, 2011, of the acquired assets and assumed liabilities of Lake Shore Wisconsin Corporation for the period from December 15, 2011 to December 31, 2011 and of the acquired assets and assumed liabilities of CF Bancorp and First Banking Center for the full year ended December 31, 2011. The operating results of the Company for the period ended December 31, 2011 also include acquisition related expenses in the amount of $2.9 million.

        The operating results of the Company for the period ended December 31, 2010 include the operating results of the acquired assets and assumed liabilities of CF Bancorp for the period of April 30, 2010 to December 31, 2010 and of the acquired assets and assumed liabilities of First Banking Center for the period from November 19, 2010 to December 31, 2010.

        As a result of the loss sharing agreements with the FDIC, the risks associated with the loans and the other real estate owned has been completely altered, making historical financial information of CF Bancorp, First Banking Center, Peoples State Bank and Community Central Bank not meaningful to the Bank's results, and thus no 2011 or 2010 pro forma information is presented. Due to the significant

Talmer Bancorp, Inc.

Notes to Consolidated Financial Statements (Continued)

2. BUSINESS COMBINATIONS (Continued)

differences in operations and insignificance of business activity, historical results from Lake Shore Wisconsin Corporation are not meaningful to the Bank's results, and thus no 2011 pro forma information is presented.

        The following is a brief description of the methods used to determine the fair values of the significant assets and liabilities presented above.

        Cash and due from banks and federal funds sold—Carrying amount is a reasonable estimate of fair value due to the short-term nature.

        Securities—Securities were acquired from the FDIC at fair value based on the market prices of similar securities traded in active exchanges.

        Loans—Fair values for loans were based on a discounted cash flow methodology that considered various factors including the type of loan and related collateral, classification status, fixed or variable interest rate, term of loan and whether or not the loan was amortizing, and current discount rates. The discount rates used for loans are based on current market rates for new originations of comparable loans and include adjustments for liquidity concerns. The discount rates do not include significant factors for credit losses as that has been included in determining the estimated cash flows.

        Core deposit intangible—This intangible asset represents the value of the relationships that the acquired banks' had with their deposit customers. The fair value of this intangible asset was estimated based on a discounted cash flow methodology that gave appropriate consideration to expected customer attrition rates, cost of the deposit base, and the net maintenance cost attributable to customer deposits.

        Covered foreclosed assets—Foreclosed assets (or OREO) are presented at the estimated present value that management expects to receive when the property is sold, net of related costs of disposal.

        FDIC indemnification asset—This loss sharing asset is measured separately from the related covered assets as it is not contractually embedded in the covered assets and is not transferable with the covered assets should the Bank choose to dispose of them. Fair value was estimated using projected cash flows related to the loss sharing agreements based on the expected reimbursements for losses and the applicable loss sharing percentages. These cash flows were discounted to reflect a metric of uncertainty of the timing and receipt of the loss sharing reimbursement from the FDIC.

        Deposits—The fair values used for the demand and savings deposits that comprise the transaction accounts acquired, by definition equal the amount payable on demand at the acquisition date. No fair value adjustment was applied for time deposits as the Bank was provided with the option, upon acquisition, to reset deposit rates to market rates currently offered.

        Advances from Federal Home Loan Banks—The fair values of FHLB advances were based on pricing of new, acquisition date advances, as determined by the FHLB.

Talmer Bancorp, Inc.

Notes to Consolidated Financial Statements (Continued)

2. BUSINESS COMBINATIONS (Continued)

        Other Liabilities—Other liabilities includes a clawback liability of $16.5 million and $2.9 million, respectively, for the CF Bancorp and First Banking Center acquisitions, which represents the present value at acquisition date of a payment expected to be due to the FDIC at the end of the loss share period (ten years). The CF Bancorp, First Banking Center and Peoples State Bank loss sharing agreements establish by formula a refund that will be due to the FDIC should realized losses not occur to the extent estimated by the FDIC prior to acquisition. Other liabilities also include $2.9 million of FDIC warrants payable, which was the acquisition date estimated present value of 390,000 stock warrants that were issued to the FDIC in connection with the CF Bancorp acquisition. The warrants have a $6.00 strike price and a 10 year life and include provision that would allow the FDIC to retire the warrants for an amount of cash equal to the fair market value of the warrants at their expiration.

3. FAIR VALUE

        The fair value framework as detailed by FASB ASC Topic 820, "Fair Value Measurement" requires the categorization of assets and liabilities into a three-level hierarchy based on the markets in which the financial instruments are traded and the reliability of the assumptions used to determine fair value. A brief description of each level follows.

        Level 1—Valuation is based upon quoted prices (unadjusted) for identical instruments in active markets.

        Level 2—Valuation is based upon quoted prices for identical or similar instruments in markets that are not active; quoted prices for similar instruments in active markets; or model-based valuation techniques for which all significant assumptions are observable or can be corroborated by observable market data.

        Level 3—Valuation is measured through utilization of model-based techniques that rely on at least one significant assumption not observable in the market. Any necessary unobservable assumptions used reflect estimates of assumption that market participants would use in pricing the asset or liability. Valuation techniques include use of discounted cash flow models and similar techniques.

        Fair value estimates are based on existing financial instruments and, in accordance with GAAP, do not attempt to estimate the value of anticipated future business or the value of assets and liabilities that are not considered financial instruments. In addition, tax ramifications related to the recognition of unrealized gains and losses, such as those within the investment securities portfolio, can have a significant effect on estimated fair values and, in accordance with GAAP, have not been considered in the estimates. For these reasons, the aggregate fair value should not be considered an indication of the value of the Company.

        Following is a description of the valuation methodologies and key inputs used to measure financial assets and liabilities recorded at fair value, as well as a description of the methods and any significant assumptions used to estimate fair value disclosures for financial assets and liabilities not recorded at fair value in their entirety on a recurring basis. For financial assets and liabilities recorded at fair value, the description includes the level of the fair value hierarchy in which the assets for liabilities are classified. Transfers of asset or liabilities between levels of the fair value hierarchy are recognized at the beginning of the reporting period, when applicable.

Talmer Bancorp, Inc.

Notes to Consolidated Financial Statements (Continued)

3. FAIR VALUE (Continued)

        Cash and cash equivalents:    Due to the short-term nature, the carrying amount of these assets approximates the estimated fair value. The Company classifies cash and due from banks as Level 1 and interest-bearing deposits with other banks and federal funds and other short-term investments as Level 2.

        Available-for-Sale Securities:    Investment securities classified as available-for-sale are recorded at fair value on a recurring basis. Fair value measurement is based upon quoted prices, if available. If quoted prices are not available or the market is deemed to be inactive at the measurement date, fair values are measured utilizing independent valuation techniques of identical or similar investment securities. Third-party vendors compile prices from various sources and may apply such techniques as matrix pricing to determine the value of identical or similar investment securities. Management reviews the methodologies and assumptions used by the third-party pricing services and evaluates the values provided, principally by comparison with other available market quotes for similar instruments and/or analysis based on internal models using available third-party market data. Level 1 securities include equity securities traded on an active exchange, such as the New York Stock Exchange, and U.S. Treasury securities that are traded in active over-the-counter markets. Level 2 securities include obligations issued by U.S. government-sponsored enterprises, state and municipal obligations, mortgage-backed securities issued by both U.S. government-sponsored enterprises and non-agency enterprises securities, corporate debt securities, Small Business Administration Pools and privately issued commercial mortgage-backed securities that have active markets at the measurement date. The fair value of Level 2 securities was determined using quoted prices of securities with similar characteristics or pricing models based on observable market data inputs, primarily interest rates, spreads and prepayment information.

        Securities classified as Level 3, including one municipal obligation and Troubled Asset Relief Program preferred securities (included within corporate debt securities) as of December 31, 2012, represent securities in less liquid markets requiring significant management assumptions when determining fair value. The fair values of these investment securities represent less than 5% of the total available-for-sale securities. The Troubled Asset Relief Program preferred securities fair values are compiled by a third-party vendor and presented without adjustment. The vendor considers recent trades of comparable securities, where applicable, and recent auctions of Troubled Asset Relief preferred securities. Comparable securities consider credit, structure, tenor, trade flows and cash flow characteristics. Due to the limited sales occurring following the Company's purchase of these securities in the third and fourth quarter of 2012, significant unobservable assumptions are included to determine comparable securities to be included in the analysis. The fair value of the municipal obligation is determined using a discounted cash flow model prepared internally which includes a significant unobservable input related to the credit assumption of the security. This security was purchased in the fourth quarter of 2012 and as no credit related concerns have come to the Company's attention, no additional credit loss assumptions were made from original purchase price of the security.

        FHLB Stock:    Restricted equity securities are not readily marketable and are recorded at cost and evaluated for impairment based on the ultimate recoverability of initial cost. No significant observable market data is available for these instruments. The Company considers the profitability and asset quality of the issuer, dividend payment history and recent redemption experience, when determining the ultimate recoverability of cost. The Company believes its investments in FHLB stock are ultimately recoverable at cost.

Talmer Bancorp, Inc.

Notes to Consolidated Financial Statements (Continued)

3. FAIR VALUE (Continued)

        Loans Held For Sale:    Loans held for sale are carried at fair value based on the Company's election of the fair value option. The fair value is determined by quoted market rates and other market conditions considered relevant. These loans currently consist of one-to-four family residential real estate loans originated for sale to qualified third parties. The Company classifies loans held for sale as recurring Level 2.

        Loans:    The Company does not record loans at fair value on a recurring basis. However, periodically, the Company records nonrecurring adjustments to the carrying value of loans based on fair value measurements. Loans, outside the scope of ASC 310-30, are considered impaired when, based on current information and events, it is probable the Company will be unable to collect all amounts due in accordance with the original contractual terms of the loan agreements. Impaired loans, which include all nonaccrual loans and troubled debt restructurings, are disclosed as nonrecurring fair value measurements when an allowance is established based on the fair value of the underlying collateral. Appraisals for collateral-dependent impaired loans are prepared by certified general appraisers (for commercial properties) or certified residential appraisers (for residential properties). These appraisals may utilize a single valuation approach or a combination of approaches including comparable sales and the income approach. The comparable sales approach evaluates the sales price of similar properties in the same market area. This approach is inherently subjective due to the wide range of comparable sale dates. The income approach considers net operating income generated by the property and the investor's required return. This approach utilizes various inputs including lease rates and cap rates which are subject to judgment. Adjustments are routinely made in the appraisal process by the appraisers to account for differences between the comparable sales and income data available. These adjustments generally range from 0 to 40% depending on the property type, as well as various sales and property characteristics including but not limited to: date of sale, size and condition of facility, quality of construction and proximity to the subject property. Once received, management reviews the assumptions and approaches utilized in the appraisal as well as the overall resulting fair value in comparison with independent data sources such as recent market data or industry-wide statistics to determine if additional downward adjustments should be made, which generally range from 0 to 40%. Property values are typically adjusted when management is aware of circumstances, economic changes or other, since the date of the appraisal that would impact the expected selling price. Such adjustments are usually significant and result in a nonrecurring Level 3 classification.

        Estimated fair values for loans accounted for under ASC 310-30 are based on a discounted cash flow methodology that considers factors including the type of loan and related collateral, classification status, fixed or variable interest rate, term of loan and whether or not the loan was amortizing, and a discount rate reflecting the Company's assessment of risk inherent in the cash flow estimates. Cash flows expected to be collected on these loans are estimated based upon the expected remaining life of the underlying loans, which includes the effects of estimated prepayments. The Company classifies loans accounted for under ASC 310-30 as Level 3.

        For non-collateral dependent loans excluded from ASC 310-30 accounting, fair value is estimated using a discounted cash flow model. The cash flows take into consideration current portfolio interest rates and repricing characteristics as well as assumptions relating to prepayment speeds. The discount rates take into consideration the current market interest rate environment, a credit risk component based on the credit characteristics of each loan portfolio, and a liquidity premium reflecting the liquidity or illiquidity of the market. The Company classifies non-collateral dependent loans excluded from ASC 310-30 accounting as Level 3.

Talmer Bancorp, Inc.

Notes to Consolidated Financial Statements (Continued)

3. FAIR VALUE (Continued)

        Accrued Interest Receivable and Payable:    Due to their short term nature, the carrying amount of these instruments approximates the estimated fair value; therefore, the Company classifies accrued interest receivable and payable as Level 2.

        FDIC Indemnification Asset:    The fair value of the FDIC indemnification asset is estimated using projected cash flows related to the loss sharing agreements based on the expected reimbursements for losses and the applicable loss sharing percentages. The Company re-estimates the expected indemnification asset cash flows in conjunction with the periodic re-estimation of cash flows on covered loans accounted for under ASC 310-30. The expected cash flows are discounted to reflect the uncertainty of the timing and receipt of the loss sharing reimbursement from the FDIC. These cash flow evaluations are inherently subjective as they require material estimates, all of which may be subject to significant change. The estimates used in calculating the value of the FDIC indemnification asset are reflective of the estimates utilized to determine the estimated fair value of loans accounted for under ASC 310-30. The Company classifies the estimated fair value of the FDIC indemnification asset as Level 3.

        Other Real Estate Owned—Covered:    Other real estate owned covered by loss share agreements represents property acquired by the Company as part of an acquisition or subsequently through the loan foreclosure or, repossession process, or any other resolution activity that results in partial or total satisfaction of problem covered loans. Foreclosed properties are initially recorded at fair value, less estimated costs to sell, establishing a new cost basis. Subsequently, the assets are valued at the lower of cost or fair value less estimated costs to sell based on periodic valuations performed. Fair value is based upon independent market prices, appraised value or management's estimate of the value, using a single valuation approach or a combination of approaches including comparable sales and the income approach. The comparable sales approach evaluates the sales price of similar properties in the same market area. This approach is inherently subjective due to the wide range of comparable sale dates. The income approach considers net operating income generated by the property and the investor's required return. This approach utilizes various inputs including lease rates and cap rates which are subject to judgment. Adjustments are routinely made in the appraisal process by the appraisers to account for differences between the comparable sales and income data available. These adjustments generally range from 0% to 40% depending on the property type, as well as various sales and property characteristics including but not limited to: date of sale, size and condition of facility, quality of construction and proximity to the subject property. Adjustments are typically significant and result in a Level 3 classification.

        FDIC Receivable:    The FDIC receivable represents claims submitted to the FDIC for reimbursement for which the Company expects to receive payment within 90 days. Due to their short term nature, the carrying amount of these instruments approximates the estimated fair value. The Company classifies the FDIC receivable as Level 2.

        Loan Servicing Rights:    Loan servicing rights are subject to impairment testing. A third party valuation model is used for impairment testing, which utilizes a discounted cash flow analysis using interest rates and prepayment speed assumptions currently quoted for comparable instruments and a discount rate determined by management. If the valuation model reflects a value less than the carrying value, loan servicing rights are adjusted to fair value through a valuation allowance as determined by the model.

Talmer Bancorp, Inc.

Notes to Consolidated Financial Statements (Continued)

3. FAIR VALUE (Continued)

        At December 31, 2012 the assumptions for residential loan servicing rights included prepayment speeds ranging from 5.0% to 31.9%, weighted average ("WA") default rate of 0.4%, WA discount rate of 10.5%, WA cost to service of $60 per year, WA Ancillary income of $45 per year and WA float rate range of 0.5% to 0.8%. Assumptions for commercial loan servicing rights included prepayment speeds ranging from 8.5% to 50.0%, WA default rate of 0.0%, WA discount rate of 20.0%, WA cost to service of $467 per year, WA Ancillary income of $0 per year and WA float rate range of 1.5%. Assumptions for agricultural loan servicing rights included prepayment speeds ranging from 4.4% to 44.5%, WA default rate of 0.3%, WA discount rate of 20.0%, WA cost to service of $200 per year, WA Ancillary income of $0 per year and WA float rate range of 2.6%. Because of the nature of these valuation inputs, the Company classifies loan servicing rights as Level 3.

        Derivative Instruments:    The Company enters into interest rate lock commitments with prospective borrowers to be sold into the secondary market and forward commitments for the future delivery of mortgage loans to third party investors, which are carried at fair value on a recurring basis. The fair value of these commitments is based on the fair value of related mortgage loans determined using observable market data. Interest rate lock commitments are adjusted for expectations of exercise and funding. This adjustment is not considered to be a material input. The Company classifies derivatives as recurring Level 2.

        Off-balance Sheet Instruments:    Because commitments to extend credit are typically made using variable rates and have short maturities, the carrying value and fair value are immaterial for disclosure.

        Deposits:    The estimated fair value of demand deposits (e.g., noninterest and interest bearing demand, savings, and certain types of money market accounts) is, by definition, equal to the amount payable on demand at the reporting date (i.e., their carrying amounts). Fair values for certificates of deposit are based on the discounted value of contractual cash flows at current interest rates. The estimated fair value of deposits does not take into account the value of the Company's long-term relationships with depositors, commonly known as core deposit intangibles, which are not considered financial instruments. The Company classifies the estimated fair value of deposits as Level 2.

        FHLB Advances:    The estimated fair value of FHLB advances is based on current interest rates for similar financing. The Company classifies the estimated fair value of FHLB advances as Level 2.

        Short-term borrowings:    Short term borrowings represent federal funds purchased. Due to their short term nature, the carrying amount of these instruments approximates the estimated fair value. The Company classifies the estimated fair value of short-term borrowings as Level 2.

        FDIC Warrants Payable:    FDIC warrants payable represent stock warrants that were issued to the FDIC in connection with the 2010 FDIC-assisted acquisition of CF Bancorp. These warrants are recorded at net present value based on management estimates used in a discounted pricing model. The inputs into the pricing model include management's assumption of growth of 8% annualized. The carrying amount of these instruments approximates the estimated fair value. The Company classifies FDIC warrants payable as Level 3.

        Premises and equipment:    Premises and equipment are reviewed for impairment when events indicate their carrying amount may not be recoverable from future undiscounted cash flows. Impaired premises and equipment at December 31, 2012 were recorded at fair value based on an existing sale commitment through a valuation allowance. The Company classifies impaired premises and equipment as nonrecurring Level 2.

Talmer Bancorp, Inc.

Notes to Consolidated Financial Statements (Continued)

3. FAIR VALUE (Continued)

        The following tables present the recorded amount of assets and liabilities measured at fair value, including financial assets and liabilities for which the Company has elected the fair value option, on a recurring basis:

(Dollars in thousands)	Total	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
As of December 31, 2012
Available-for-sale securities:
U.S. government sponsored agency obligations	$43,581	$—	$43,581	$—
Obligations of state and political subdivisions:
Taxable	396	—	—	396
Tax exempt	154,058	—	154,058	—
Small Business Administration (SBA) Pools	10,974	—	10,974	—
Residential mortgage-backed securities:
Issued and/or guaranteed by U.S. government agencies or U.S. government-sponsored enterprises	96,480	—	96,480	—
Privately issued	13,773	—	13,773	—
Privately issued commercial mortgage-backed securities	5,267	—	5,267	—
Corporate debt securities	20,357	—	5,107	15,250
Equity securities	519	519	—	—

Total available-for-sale securities	345,405	519	329,240	15,646
Loans held for sale	28,491	—	28,491	—
Derivative assets	1,574	—	1,574	—

Total assets at fair value	$375,470	$519	$359,305	$15,646

Derivative liabilities	$2	$—	$2	$—

Total liabilties at fair value	$2	$—	$2	$—

As of December 31, 2011
Available-for-sale securities:
U.S. government sponsored agency obligations	$33,865	$—	$33,865	$—
Obligations of state and political subdivisions:
Taxable	1,063	—	1,063	—
Tax exempt	87,549	—	87,549	—
SBA Pools	6,656	—	6,656	—
Residential mortgage-backed securities:
Issued and/or guaranteed by U.S. government agencies or U.S. government-sponsored enterprises	46,345	—	46,345	—
Privately issued	36,982	—	36,982	—
Other asset-backed securities	10,938	—	10,938	—
Equity securities	540	540	—	—

Total available-for-sale securities	223,938	540	223,398	—
Loans held for sale	11,081	—	11,081	—
Derivative assets	434	—	434	—

Total assets at fair value	$235,453	$540	$234,913	$—

Derivative liabilities	$199	$—	$199	$—

Total liabilties at fair value	$199	$—	$199	$—

Talmer Bancorp, Inc.

Notes to Consolidated Financial Statements (Continued)

3. FAIR VALUE (Continued)

        There were no transfers between levels within the fair value hierarchy during December 31, 2012 or December 31, 2011.

        The following summarizes the changes in Level 3 assets and liabilities measured at fair value on a recurring basis.

(Dollars in thousands)	Balance at Beginning of Period	Net Unrealized (Losses) Recorded in Other Comprehensive Income (Pretax)	Purchases	Balance at End of Period
Year Ended December 31, 2012
Available-for-sale securities:
Taxable obligations of state and political subdivisions	$—	$—	$396	$396
Corporate debt securities	—	(25)	15,275	15,250

Total available-for-sale securities	$—	$(25)	$15,671	$15,646

        The Company has elected the fair value option for loans held for sale. These loans are intended for sale and the Company believes that the fair value is the best indicator of the resolution of these loans. Interest income is recorded based on the contractual terms of the loans in accordance with the Company policy on loans held for investment. None of these loans are 90 days past due or on nonaccrual as of December 31, 2012 or December 31, 2011.

        The aggregate fair value, contractual balance (including accrued interest), and gain or loss for loans held for sale was as follows:

(Dollars in thousands)	December 31, 2012	December 31, 2011
Aggregate fair value	$28,491	$11,081
Contractual balance	28,347	10,707
Unrealized gain	144	374

        The total amount of gains and (losses) from changes in fair value included in earnings were as follows:

	For the years ended December 31,
(Dollars in thousands)	2012	2011	2010
Change in fair value	$(230)	$390	$(16)

        Certain financial assets and liabilities are measured at fair value on a nonrecurring basis. These include assets that are recorded at the lower of cost or fair value that were recognized at fair value below cost at the end of the period.

Talmer Bancorp, Inc.

Notes to Consolidated Financial Statements (Continued)

3. FAIR VALUE (Continued)

        The following table presents the recorded amount of assets and liabilities measured at fair value on a non-recurring basis:

(Dollars in thousands)	Total	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
As of December 31, 2012
Impaired loans:(1)
Uncovered
Commercial and industrial	$329	$—	$—	$329

Total uncovered impaired loans	329	—	—	329

Covered
Commercial and industrial	2,328	—	—	2,328
Commercial real estate	2,122	—	—	2,122
Real estate construction	55	—	—	55

Total covered impaired loans	4,505	—	—	4,505

Total impaired loans	4,834	—	—	4,834
Other real estate owned (covered)(2)	11,699	—	—	11,699
Loan servicing rights(3)	5,333	—	—	5,333
Premises and equpment(4)	807	—	807	—

Total	$22,673	$—	$807	$21,866

As of December 31, 2011
Impaired loans:(1)
Uncovered
Commercial and industrial	$273	$—	$—	$273

Total uncovered impaired loans	273	—	—	273

Covered
Commercial and industrial	113	—	—	113
Commercial real estate	2,940	—	—	2,940

Total covered impaired loans	3,053	—	—	3,053

Total impaired loans	3,326	—	—	3,326
Other real estate owned (covered)(2)	2,954	—	—	2,954
Loan servicing rights(3)	3,685	—	—	3,685

Total	$9,965	$—	$—	$9,965

(1)
Specific reserves of $3.4 million and $2.5 million were provided to reduce the fair value of these loans at December 31, 2012 and 2011, respectively, based on the estimated fair value of the underlying collateral. Impaired loans include nonaccrual loans and troubled debt restructurings.

(2)
The Company charged $5.3 million and $1.1 million through other noninterest expenses during the years ended December 31, 2012 and 2011, respectively, to reduce the fair value of these properties. These expenses were partially offset by FDIC loss sharing income recorded due to the associated loss share coverage.

Talmer Bancorp, Inc.

Notes to Consolidated Financial Statements (Continued)

3. FAIR VALUE (Continued)

(3)
The Company charged $624 thousand and $582 thousand through mortgage banking and other loan fees during the years ended December 31, 2012 and 2011 to reduce the fair value of loan servicing rights deemed impaired during the respective periods.

(4)
The Company charged $137 thousand through other noninterest income during the year ended December 31, 2012 to reduce the value of premises and equipment deemed impaired during the period.

        The Company typically holds the majority of its financial instruments until maturity and thus does not expect to realize many of the estimated fair value amounts disclosed. The disclosures also do not include estimated fair value amounts for items that are not defined as financial instruments, but which have significant value. These include such items as core deposit intangibles, the future earnings potential of significant customer relationships and the value of fee generating businesses. The Company believes the imprecision of an estimate could be significant.

        The following tables present the carrying amount and estimated fair values of financial instruments not recorded at fair value in their entirety on a recurring basis on the Company's consolidated balance sheets.

		Estimated Fair Value
(Dollars in thousands)	Carrying Value	Total	Level 1	Level 2	Level 3
December 31, 2012
Financial assets:
Cash and cash equivalents	$362,795	$362,795	$104,322	$258,473	$—
Federal Home Loan Bank stock	2,820	N/A
Net loans, excluding covered loans(1)	593,184	629,337	—	—	629,337
Net covered loans(2)	666,232	807,967	—	—	807,967
Accrued interest receivable	3,652	3,652	—	3,652	—
FDIC indemnification asset	226,356	143,229	—	—	143,229
FDIC receivable	17,999	17,999	—	17,999	—
Loan servicing rights(3)	5,626	5,657	—	—	5,657
Financial liabilities:
Deposits:
Savings and demand deposits	$1,297,557	$1,297,557	$—	$1,297,557	$—
Time deposits	434,944	435,867	—	435,867	—

Total deposits	1,732,501	1,733,424	—	1,733,424	—
FHLB Advances	38,482	40,698	—	40,698	—
Short term borrowings	18,338	18,338	—	18,338	—
FDIC warrants payable	3,736	3,736	—	—	3,736
Accrued interest payable	282	282	—	282	—

(1)
Included $329 thousand of impaired loans recorded at fair value on a nonrecurring basis.

(2)
Included $4.5 million of impaired loans recorded at fair value on a nonrecurring basis.

(3)
Included $5.3 million of loan servicing rights recorded at fair value on a nonrecurring basis.

Talmer Bancorp, Inc.

Notes to Consolidated Financial Statements (Continued)

3. FAIR VALUE (Continued)

		Estimated Fair Value
(Dollars in thousands)	Carrying Value	Total	Level 1	Level 2	Level 3
December 31, 2011
Financial assets:
Cash and cash equivalents	$195,160	$195,160	$32,215	$162,945	$—
Federal Home Loan Bank stock	2,820	N/A
Net loans, excluding covered loans(1)	315,910	324,488	—	—	324,488
Net covered loans(2)	875,041	926,254	—	—	926,254
Accrued interest receivable	2,517	2,517	—	2,517	—
FDIC indemnification asset	358,839	351,476	—	—	351,476
FDIC receivable	57,407	57,407	—	57,407	—
Loan servicing rights(3)	3,803	3,829	—	—	3,829
Financial liabilities:
Deposits:
Savings and demand deposits	$1,180,114	$1,180,114	$—	$1,180,114	$—
Time deposits	515,485	517,104	—	517,104	—

Total deposits	1,695,599	1,697,218	—	1,697,218	—
FHLB Advances	46,487	52,943	—	52,943	—
Short term borrowings	15,634	15,634	—	15,634	—
FDIC warrants payable	3,215	3,215	—	—	3,215
Accrued interest payable	376	376	—	376	—

(1)
Included $273 thousand of impaired loans recorded at fair value on a nonrecurring basis.

(2)
Included $3.1 million of impaired loans recorded at fair value on a nonrecurring basis.

(3)
Included $3.7 million of loan servicing rights recorded at fair value on a nonrecurring basis.

Talmer Bancorp, Inc.

Notes to Consolidated Financial Statements (Continued)

4. SECURITIES

        A summary of the Company's investment securities available-for-sale is as follows:

(Dollars in thousands)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
December 31, 2012
U.S. government sponsored agency obligations	$43,517	$64	$—	$43,581
Obligations of state and political subdivisions:
Taxable	396	—	—	396
Tax exempt	148,959	5,222	(123)	154,058
SBA Pools	10,797	177	—	10,974
Residential mortgage-backed securities:
Issued and/or guaranteed by U.S. government agencies or U.S. government-sponsored enterprises	95,802	763	(85)	96,480
Privately issued	13,797	44	(68)	13,773
Privately issued commercial mortgage-backed securities	5,235	32	—	5,267
Corporate debt securities	20,375	26	(44)	20,357
Equity securities	500	19	—	519

Total available-for-sale securities	$339,378	$6,347	$(320)	$345,405

December 31, 2011
U.S. government sponsored agency obligations	$33,808	$95	$(38)	$33,865
Obligations of state and political subdivisions:
Taxable	945	118	—	1,063
Tax exempt	82,956	4,600	(7)	87,549
SBA Pools	6,422	234	—	6,656
Residential mortgage-backed securities:
Issued and/or guaranteed by U.S. government agencies or U.S. government-sponsored enterprises	46,036	314	(5)	46,345
Privately issued	37,482	25	(525)	36,982
Other asset-backed securities	10,942	—	(4)	10,938
Equity securities	518	22	—	540

Total available-for-sale securities	$219,109	$5,408	$(579)	$223,938

        Proceeds from sales and calls of securities and the associated gains and losses recorded in earnings are listed below:

	Years Ended December 31,
(Dollars in thousands)	2012	2011	2010
Proceeds	$241,136	$135,533	$1,418
Gross gains	6,094	2,698	93
Gross losses	(37)	(40)	—

        The tax provision related to the net realized gains was $2.1 million, $930 thousand and $33 thousand for the years ended December 31, 2012, 2011 and 2010, respectively.

Talmer Bancorp, Inc.

Notes to Consolidated Financial Statements (Continued)

4. SECURITIES (Continued)

        The amortized cost and fair value of debt securities by contractual maturity at December 31, 2012 are shown below. Contractual maturity is utilized for U.S. Government agency debt obligations, obligations of state and political subdivisions and corporate debt securities. Securities with multiple maturity dates are classified in the period of final maturity. Expected maturities may differ from contractual maturities if borrowers have the right to call or prepay obligations with or without call or prepayment penalties.

	December 31, 2012
(Dollars in thousands)	Amortized Cost	Fair Value
Securities with contractual maturities:
Within one year	$8,523	$8,549
After one year through five years	12,402	12,784
After five years through ten years	108,670	112,364
After ten years	209,283	211,189
Equity securities	500	519

Total available-for-sale securities	$339,378	$345,405

        Securities with amortized cost of $41.5 million and $59.8 million were pledged at December 31, 2012 and 2011, respectively, to secure borrowings.

Talmer Bancorp, Inc.

Notes to Consolidated Financial Statements (Continued)

4. SECURITIES (Continued)

        A summary of the Company's investment securities available-for-sale in an unrealized loss position is as follows:

	Less than 12 Months		More than 12 Months		Total
(Dollars in thousands)	Fair Value	Unrealized losses	Fair Value	Unrealized losses	Fair Value	Unrealized losses
December 31, 2012
Obligations of state and political subdivisions:
Taxable	396	—	—	—	396	—
Tax exempt	18,690	(123)	489	—	19,179	(123)
Residential mortgage-backed securities:
Issued and/or guaranteed by U.S. government agencies or U.S. government-sponsored enterprises	23,140	(85)	—	—	23,140	(85)
Privately issued	252	—	6,266	(68)	6,518	(68)
Corporate debt securities	11,370	(44)	—	—	11,370	(44)

Total available-for-sale securities	$53,848	$(252)	$6,755	$(68)	$60,603	$(320)

December 31, 2011
U.S. government sponsored agency obligations	$9,778	$(38)	$—	$—	$9,778	$(38)
Obligations of state and political subdivisions:
Tax exempt	1,276	(7)	—	—	1,276	(7)
Residential mortgage-backed securities:
Issued and/or guaranteed by U.S. government agencies or U.S. government-sponsored enterprises	1,668	(3)	1,446	(2)	3,114	(5)
Privately issued	27,666	(404)	7,434	(121)	35,100	(525)
Other asset-backed securities	10,074	(4)	—	—	10,074	(4)

Total available-for-sale securities	$50,462	$(456)	$8,880	$(123)	$59,342	$(579)

        As of December 31, 2012, the Company's security portfolio consisted of 216 securities, 27 of which were in an unrealized loss position. The unrealized losses for these securities resulted primarily from changes in interest rates and, to a lesser extent, illiquidity and credit quality. The Company expects full collection of the carrying amount of these securities and does not intend to sell the securities in an unrealized loss position nor does it believe it will be required to sell securities in an unrealized loss position before the value is recovered. The Company does not consider these securities to be other-than-temporarily impaired at December 31, 2012.

        The majority of unrealized losses are related to the Company's U.S. government sponsored agency and privately issued mortgage-backed securities and tax exempt obligations of state and political subdivisions. At December 31, 2012, the combination of these security asset class holdings in an unrealized loss position had an estimated fair value of $48.8 million with gross unrealized losses of $276 thousand. Unrealized losses in these asset classes were largely encompassed in positions newly purchased during the twelve month period ended December 31, 2012, which fair values were negatively impacted by either subsequent increases in benchmark U.S. Treasury rates or liquidity spreads prior to

Talmer Bancorp, Inc.

Notes to Consolidated Financial Statements (Continued)

4. SECURITIES (Continued)

the end of the reporting period. In addition, the unrealized losses related to the U.S. government sponsored agency mortgage-backed securities, originally purchased at premiums, have been impacted by the Federal Reserve's continued purchase of mortgage assets through their Quantitative Easing programs which results in a faster than anticipated level of mortgage prepayment speeds. The increase in mortgage prepayment speeds shorten the average projected lives on these securities, resulting in the premium being amortized over a shorter average life expectancy and causing a reduction in the fair value of these securities.

5. LOANS

        Commercial and industrial loans include financing for commercial purposes in various lines of businesses, including manufacturing industry, agricultural, service industry and professional service areas. The Company works with businesses to meet their shorter term working capital needs while also providing long-term financing for their business plans. Credit risk is managed through standardized loan policies, established and authorized credit limits, centralized portfolio management and the diversification of market area and industries. The overall strength of the borrower is evaluated through the credit underwriting process and includes a variety of analytical activities including the review of historical and projected cash flows, historical financial performance, financial strength of the principals and guarantors, and collateral values, where applicable. Commercial and industrial loans are generally secured with the assets of the company and/or the personal guarantee of the business owners.

        Commercial real estate loans consist of term loans secured by a mortgage lien on the real property such as apartment buildings, office and industrial buildings, retail shopping centers, and farmland. The credit underwriting for both owner-occupied and non-owner occupied commercial real estate loans includes detailed market analysis, historical and projected cash flow analysis, appropriate equity margins, assessment of lessees and lessors, type of real estate and other analysis. Risk of loss is managed by adherence to standard loan policies that establish certain levels of performance prior to the extension of a loan to the borrower. Geographic diversification, as well as a diversification across industries, is another means by which the risk of loss is managed by the Company.

        Residential real estate loans represent loans to consumers for the purchase or refinance of a residence. These loans are generally financed over a 15 to 30 year term, and in most cases, are extended to borrowers to finance their primary residence. The majority of these loans originated by the Company conform to secondary market underwriting standards and are sold within a short timeframe to unaffiliated third parties. As such, the credit underwriting standards adhere to the underwriting standards and documentation requirements established by the respective investor or correspondent bank. Residential real estate loans also include home equity loans and line of credit that are secured by a first- or second-lien on the borrower's residence. Home equity lines of credit consist mainly of revolving lines of credit secured by residential real estate. Home equity lines of credit are generally governed by the same lending policies and subject to the same credit risk as described previously for residential real estate loans.

        Real estate construction loans are term loans to individuals, companies or developers used for the construction of a commercial or residential property for which repayment will be generated by the sale or permanent financing of the property. Generally, these loans are for construction projects that have been either presold, preleased, or have secured permanent financing, as well as loans to real estate companies with significant equity invested in the project.

Talmer Bancorp, Inc.

Notes to Consolidated Financial Statements (Continued)

5. LOANS (Continued)

        Consumer loans include loans made to individuals not secured by real estate, including loans secured by automobiles or watercraft, and personal unsecured loans. Risk elements in the consumer loan portfolio are primarily focused on the borrower's cash flow and credit history, key indicators of the ability to repay and borrower credit scores. A certain level of security is provided through liens on automobile or watercraft titles, where applicable. Economic conditions that affect consumers in the Company's markets have a direct impact on the credit quality of these loans. Higher levels of unemployment, lower levels of income growth and weaker economic growth are factors that may adversely impact consumer loan credit quality.

        Loans at December 31, 2012 and December 31, 2011 were as follows:

	Covered loans			Uncovered loans
(Dollars in thousands)	Accounted for under ASC 310-30	Excluded from ASC 310-30 accounting	Total covered loans	Accounted for under ASC 310-30	Excluded from ASC 310-30 accounting	Total uncovered loans	Total
December 31, 2012
Commercial and industrial	$74,326	$55,209	$129,535	$1,130	$237,293	$238,423	$367,958
Commercial real estate	341,220	54,455	395,675	6,122	186,084	192,206	587,881
Residential real estate	122,089	26,055	148,144	8	159,198	159,206	307,350
Real estate construction	26,874	2,666	29,540	—	5,866	5,866	35,406
Consumer	14,649	162	14,811	3,498	4,930	8,428	23,239

Total	$579,158	$138,547	$717,705	$10,758	$593,371	$604,129	$1,321,834	(1)

December 31, 2011
Commercial and industrial	$126,637	$43,843	$170,480	$291	$101,360	$101,651	$272,131
Commercial real estate	480,137	38,679	518,816	5,489	111,074	116,563	635,379
Residential real estate	151,607	26,254	177,861	26	94,990	95,016	272,877
Real estate construction	41,643	1,938	43,581	—	1,518	1,518	45,099
Consumer	19,573	82	19,655	5,031	4,018	9,049	28,704

Total	$819,597	$110,796	$930,393	$10,837	$312,960	$323,797	$1,254,190	(1)

(1)
Reported net of deferred fees and costs totaling $915 thousand and $39 thousand at December 31, 2012 and December 31, 2011, respectively.

Nonperforming Assets and Past Due Loans

        Nonperforming assets consist of loans for which the accrual of interest has been discontinued, and property which has been acquired through the acquisitions of CF Bancorp, First Banking Center, Peoples State Bank or Community Central Bank or through foreclosure and is awaiting disposition (other real estate).

Talmer Bancorp, Inc.

Notes to Consolidated Financial Statements (Continued)

5. LOANS (Continued)

        Loans are considered past due or delinquent when the contractual principal or interest due in accordance with the terms of the loan agreement or any portion thereof remains unpaid after the due date of the scheduled payment. Loans outside of those accounted for under ASC 310-30 are classified as nonaccrual when, in the opinion of management, collection of principal or interest is doubtful. The accrual of interest income is discontinued when a loan is placed in nonaccrual status and any payments received reduce the carrying value of the loan. A loan may be placed back on accrual status if all contractual payments have been received and collection of future principal and interest payments is no longer doubtful. Loans accounted for under ASC 310-30 are classified as performing, even though they may be contractually past due, as any nonpayment of contractual principal or interest is considered in the periodic re-estimation of expected cash flows and is included in the resulting recognition of current period covered provision for loan losses or future yield adjustments.

        Information as to nonperforming assets was as follows:

	December 31,
(Dollars in thousands)	2012	2011
Uncovered nonperforming assets
Nonaccrual loans
Commercial and industrial	$591	$795
Commercial real estate	21	—
Residential real estate	87	1,320

Total nonaccrual loans	699	2,115

Total uncovered nonperforming assets	699	2,115

Covered nonperforming assets
Nonaccrual loans
Commercial and industrial	5,232	2,094
Commercial real estate	19,452	782
Residential real estate	458	126
Real estate construction	875	4

Total nonaccrual loans	26,017	3,006
Other real estate	23,834	20,303

Total covered nonperforming assets	49,851	23,309

Total nonperforming assets	$50,550	$25,424

Talmer Bancorp, Inc.

Notes to Consolidated Financial Statements (Continued)

5. LOANS (Continued)

        Loan delinquency, excluding loans accounted for under ASC 310-30 was as follows:

	As of December 31, 2012
(Dollars in thousands)	30 - 59 days past due	60 - 89 days past due	90 days or more past due	Total past due	Current	Total loans	90 days or more past due and still accruing
Uncovered loans, excluding loans accounted for under ASC 310-30
Commercial and industrial	$13	$—	$162	$175	$237,118	$237,293	$—
Commercial real estate	115	—	19	134	185,950	186,084	—
Residential real estate	782	90	87	959	158,239	159,198	—
Real estate construction	—	—	—	—	5,866	5,866	—
Consumer	2	—	—	2	4,928	4,930	—

Total	$912	$90	$268	$1,270	$592,101	$593,371	$—

Covered loans, excluding loans accounted for under ASC 310-30
Commercial and industrial	$947	$408	$3,460	$4,815	$50,394	$55,209	$726
Commercial real estate	1,410	602	5,679	7,691	46,764	54,455	197
Residential real estate	477	144	288	909	25,146	26,055	91
Real estate construction	331	128	891	1,350	1,316	2,666	26
Consumer	2	—	31	33	129	162	31

Total	$3,167	$1,282	$10,349	$14,798	$123,749	$138,547	$1,071

Talmer Bancorp, Inc.

Notes to Consolidated Financial Statements (Continued)

5. LOANS (Continued)

	As of December 31, 2011
(Dollars in thousands)	30 - 59 days past due	60 - 89 days past due	90 days or more past due	Total past due	Current	Total loans	90 days or more past due and still accruing
Uncovered loans, excluding loans accounted for under ASC 310-30
Commercial and industrial	$539	$58	$—	$597	$100,763	$101,360	$—
Commercial real estate	10	19	—	29	111,045	111,074	—
Residential real estate	—	333	1,320	1,653	93,337	94,990	—
Real estate construction	—	—	—	—	1,518	1,518	—
Consumer	—	30	—	30	3,988	4,018	—

Total	$549	$440	$1,320	$2,309	$310,651	$312,960	$—

Covered loans, excluding loans accounted for under ASC 310-30
Commercial and industrial	$789	$569	$5,337	$6,695	$37,148	$43,843	$4,040
Commercial real estate	1,155	445	1,655	3,255	35,424	38,679	873
Residential real estate	347	47	—	394	25,860	26,254	—
Real estate construction	556	—	4	560	1,378	1,938	—
Consumer	—	—	—	—	82	82	—

Total	$2,847	$1,061	$6,996	$10,904	$99,892	$110,796	$4,913

Talmer Bancorp, Inc.

Notes to Consolidated Financial Statements (Continued)

5. LOANS (Continued)

Impaired Loans

        Information as to total impaired loans (both individually and collectively evaluated for impairment) is as follows:

	December 31,
(Dollars in thousands)	2012	2011
Uncovered
Nonaccrual loans	$699	$2,115
Performing troubled debt restructurings:
Commercial and industrial	1,179	—
Commercial real estate	50	55

Total performing troubled debt restructurings	1,229	55

Total uncovered impaired loans	$1,928	$2,170

Covered
Nonaccrual loans	$26,017	$3,006
Performing troubled debt restructurings:
Commercial and industrial	11,407	3,383
Commercial real estate	18,826	11,003
Residential real estate	3,335	2,689
Real estate construction	1,062	382

Total performing troubled debt restructurings	34,630	17,457

Total covered impaired loans	$60,647	$20,463

Troubled Debt Restructurings

        The Company assesses all loan modifications to determine whether a modification constitutes a troubled debt restructuring ("TDR"). A modification is considered a TDR when a borrower is experiencing financial difficulties and the Company grants a concession to the borrower. All TDRs are considered impaired loans. The nature and extent of impairment of TDRs, including those which have experienced a subsequent default, is considered in the determination of an appropriate level of allowance for loan losses.

        As of December 31, 2012, there were $23.0 million of nonperforming TDRs and $35.9 million of performing TDRs included in impaired loans. All TDRs are considered impaired loans in the calendar year of their restructuring. In subsequent years, a restructured obligation modified at a market rate based on the credit risk of the borrower at the time of the modification and compliant with its modified terms for a minimum period of six months is no longer reported as a TDR. A loan that has been modified at a rate other than market will return to performing status if it satisfies the six month performance requirement; however, it will continue to be reported as a TDR and considered impaired.

        The following tables present the recorded investment of loans modified in TDRs during the years ended December 31, 2012 and 2011 by type of concession granted. In cases where more than one type of concession was granted, the loans were categorized based on the most significant concession. The Company reassessed all loan modifications made during the full year 2011 upon adoption of FASB

Talmer Bancorp, Inc.

Notes to Consolidated Financial Statements (Continued)

5. LOANS (Continued)

Accounting Standards Update No. 2011-02, "Receivables (Topic 310): A Creditor's Determination of Whether a Restructuring is a Troubled Debt Restructuring") during the fourth quarter of 2011.

	Concession type
						Total recorded investment at December 31, 2012
(Dollars in thousands)	Principal deferral	Interest rate	Forbearance agreement	A/B Note Restructure(a)	Total number of loans
For the year ended December 31, 2012
Uncovered
Commercial and industrial	$446	$729	$—	$—	3	$1,175

Total uncovered	$446	$729	$—	$—	3	$1,175

Covered
Commercial and industrial	663	8,274	1,008	476	97	10,421
Commercial real estate	276	7,070	11,559	8,392	83	27,297
Residential real estate	839	427	18	—	26	1,284
Real estate construction	25	920	11	—	7	956
Consumer	—	—	—	—	2	—

Total covered	$1,803	$16,691	$12,596	$8,868	215	$39,958

Total loans	$2,249	$17,420	$12,596	$8,868	218	$41,133

(a)
Loan restructurings whereby the original loan is restructured into two notes: an "A" note, which generally reflects the portion of the modified loan which is expected to be collected; and a "B" note, which is fully charged off.

	Concession type
					Total recorded investment at December 31, 2011
(Dollars in thousands)	Principal deferral	Interest rate concession	Forbearance agreement	Total number of loans
For the year ended December 31, 2011
Uncovered
Commercial and industrial	$582	$—	$—	2	$582
Commercial real estate	—	55	—	1	55

Total uncovered	$582	$55	$—	3	$637

Covered
Commercial and industrial	948	2,438	—	31	3,386
Commercial real estate	2,285	8,713	—	21	10,998
Residential real estate	2,656	—	35	57	2,691
Real estate construction	282	100	—	4	382

Total covered	$6,171	$11,251	$35	113	$17,457

Total loans	$6,753	$11,306	$35	116	$18,094

Talmer Bancorp, Inc.

Notes to Consolidated Financial Statements (Continued)

5. LOANS (Continued)

        When a modification qualifies as a TDR and was initially individually accounted for under ASC 310-30, the loan is required to be removed from ASC 310-30 accounting and accounted for under ASC 310-40, "Receivables—Troubled Debt Restructurings by Creditors" (ASC 310-40). In order to accomplish the transfer of the accounting for the TDR from ASC 310-30 to ASC 310-40, the loan is essentially retained in the ASC 310-30 accounting model and subject to the periodic cash flow re-estimation process. Similar to loans accounted for under ASC 310-30, deterioration in expected cash flows result in the recognition of allowance for loan loss. However, unlike loans accounted for under ASC 310-30, improvements in estimated cash flows on these loans result only in recapturing previously recognized allowance for loan loss and the yield remains at the last yield recognized under ASC 310-30.

        During the year ended December 31, 2012, $318 thousand of allowance for covered loan losses was established for loans that qualified as a TDR during December 31, 2012 that were previously accounted for under ASC 310-30. For loans modified as TDRs during the year ended December 31, 2012 that were not previously accounted for under ASC 310-30, there was no impact on the allowance for loan losses at December 31, 2012 as result of the loan modifications. Modifications completed during the year ended December 31, 2012 included $344 thousand of forgiveness of principal, therefore pre-modification recorded investment on these loans was $344 thousand higher than the post modification recorded investment. For loans modified as TDRs during the year ended December 31, 2011, there was no impact on the allowance for loan losses at December 31, 2011 as a result of the loan modifications. Additionally, none of the modifications involved forgiveness of principal, and therefore, pre-modification recorded investment on these loans was the same as post-modification recorded investment.

        On an ongoing basis, the Company monitors the performance of TDRs to their modified terms. The following table presents the number of loans modified in TDRs during the previous 12 months for which there was payment default during the year ended December 31, 2012, including the recorded investment as of December 31, 2012. There were no payment defaults subsequent to modification on

Talmer Bancorp, Inc.

Notes to Consolidated Financial Statements (Continued)

5. LOANS (Continued)

any TDRs during December 31, 2011. A payment on a TDR is considered to be in default once it is greater than 30 days past due.

	For the year ended December 31, 2012
(Dollars in thousands)	Total number of loans	Total recorded investment at December 31, 2012	Charge-offs following a subsequent default
Uncovered
Commercial and industrial	1	$7	$—

Total uncovered	1	7	—
Covered
Commercial and industrial	17	1,376	187
Commercial real estate	15	3,249	1,063
Residential real estate	9	552	—
Real estate construction	2	207	55
Consumer	1	—	35

Total covered	44	5,384	1,340

Total loans	45	$5,391	$1,340

        At December 31, 2012, commitments to lend additional funds to borrowers whose terms have been modified in TDRs totaled $4.7 million.

        The terms of certain other loans were modified during the year ended December 31, 2012 that did not meet the definition of a troubled debt restructuring. The modification of these loans generally involved a modification of the terms of a loan to borrowers who were not deemed to be experiencing financial difficulties. The evaluation of whether or not a borrower is deemed to be experiencing financial difficulty is completed during loan committee meetings at the time of the loan approval.

Credit Quality Indicators

        Credit risk monitoring and management is a continuous process to manage the quality of the loan portfolio.

        The Company categorizes commercial and industrial, commercial real estate and real estate construction loans into risk categories based on relevant information about the ability of borrowers to service their debt including, current financial information, historical payment experience, credit documentation and current economic trends, among other factors. The risk rating system is used as a tool to analyze and monitor loan portfolio quality. Risk ratings meeting an internally specified exposure threshold are updated annually, or more frequently upon the occurrence of a circumstance that affects the credit risk of the loan. The following describes each risk category:

  Pass:    Includes all loans without weaknesses or potential weaknesses identified in the categories of special mention, substandard or doubtful.

Talmer Bancorp, Inc.

Notes to Consolidated Financial Statements (Continued)

5. LOANS (Continued)

  Special Mention:    Loans with potential credit weakness or credit deficiency, which, if not corrected, pose an unwarranted financial risk that could weaken the loan by adversely impacting the future repayment ability of the borrower.

  Substandard:    Loans with a well-defined weakness, or weaknesses, such as loans to borrowers who may be experiencing losses from operations or inadequate liquidity of a degree and duration that jeopardizes the orderly repayment of the loan. Substandard loans also are distinguished by the distinct possibility of loss in the future if these weaknesses are not corrected.

  Doubtful:    Loans with all the characteristics of a loan classified as Substandard, with the added characteristic that credit weaknesses make collection in full highly questionable and improbable.

        Commercial and industrial, commercial real estate and real estate construction credit quality was as follows:

(Dollars in thousands)	Pass	Special Mention	Substandard	Doubtful	Total
As of December 31, 2012
Uncovered loans
Commercial and industrial	$230,847	$1,209	$5,776	$591	$238,423
Commercial real estate	184,664	6,568	953	21	192,206
Real estate construction	5,866	—	—	—	5,866

Total	$421,377	$7,777	$6,729	$612	$436,495

Covered loans
Commercial and industrial	$76,260	$13,162	$34,881	$5,232	$129,535
Commercial real estate	210,600	25,562	140,061	19,452	395,675
Real estate construction	8,781	4,244	15,640	875	29,540

Total	$295,641	$42,968	$190,582	$25,559	$554,750

As of December 31, 2011
Uncovered loans
Commercial and industrial	$95,841	$3,435	$1,580	$795	$101,651
Commercial real estate	109,239	2,828	4,496	—	116,563
Real estate construction	1,518	—	—	—	1,518

Total	$206,598	$6,263	$6,076	$795	$219,732

Covered loans
Commercial and industrial	$90,817	$24,588	$52,981	$2,094	$170,480
Commercial real estate	258,282	75,994	183,758	782	518,816
Real estate construction	14,090	2,946	26,541	4	43,581

Total	$363,189	$103,528	$263,280	$2,880	$732,877

Talmer Bancorp, Inc.

Notes to Consolidated Financial Statements (Continued)

5. LOANS (Continued)

        For residential real estate loans and consumer loans, the Company evaluates credit quality based on the aging status of the loan and by payment activity. Residential real estate loans and consumer loans are considered nonperforming if 90 days or more past due. The following presents residential real estate and consumer loans by credit quality:

(Dollars in thousands)	Performing	Nonperforming	Total
As of December 31, 2012
Uncovered loans
Residential real estate	$159,119	$87	$159,206
Consumer	8,428	—	8,428

Total	$167,547	$87	$167,634

Covered loans
Residential real estate	$147,686	$458	$148,144
Consumer	14,811	—	14,811

Total	$162,497	$458	$162,955

As of Decmber 31, 2011
Uncovered
Residential real estate	$93,696	$1,320	$95,016
Consumer	9,049	—	9,049

Total	$102,745	$1,320	$104,065

Covered loans
Residential real estate	$177,735	$126	$177,861
Consumer	19,655	—	19,655

Total	$197,390	$126	$197,516

6. ALLOWANCE FOR LOAN LOSSES

        The allowance for loan losses represents management's assessment of probable, estimable credit losses inherent in the loan portfolio. The allowance for loan losses consists of specific allowances, based on individual evaluation of certain loans, and allowances for homogeneous pools of loans with similar risk characteristics. Management's evaluation in establishing the adequacy of the allowance includes evaluation of actual past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect a specific borrower's ability to repay (including the timing of future payments), the estimated value of any underlying collateral, composition of the loan portfolio, economic conditions, and other pertinent factors, such as periodic internal and external evaluations of delinquent, nonaccrual, and classified loans. The evaluation is inherently subjective as it requires utilizing material estimates. The evaluation of these factors is the responsibility of certain senior officers from the credit administration, finance, and lending areas.

Talmer Bancorp, Inc.

Notes to Consolidated Financial Statements (Continued)

6. ALLOWANCE FOR LOAN LOSSES (Continued)

        The Company established an allowance for loan losses associated with purchased credit impaired loans (accounted for under ASC 310-30) based on credit deterioration subsequent to the acquisition date. The Company periodically re-estimates cash flows expected to be collected for purchased credit impaired loans, with any decline in expected cash flows recorded as provision for loan losses on a discounted basis during the period. For any increases in cash flows expected to be collected, the Company adjusts the amount of accretable yield recognized on a prospective basis over the loan's remaining life.

        For loans not accounted for under ASC 310-30, the Company individually assesses for impairment all nonaccrual loans and troubled debt restructurings greater than $250,000.

        Information as to impaired loans individually evaluated for impairment was as follows:

(Dollars in thousands)	Recorded investment with no related allowance	Recorded investment with related allowance	Total recorded investment	Contractual principal balance	Related allowance	Average recorded investment	Interest income recognized
For the Year Ended December 31, 2012
Uncovered individually evaluated impaired loans
Commercial and industrial	$700	$446	$1,146	$1,146	$177	$1,305	$92

Total uncovered individually evaluated impaired loans	$700	$446	$1,146	$1,146	$177	$1,305	$92

Covered individually evaluated impaired loans
Commercial and industrial	$1,637	$5,265	$6,902	$7,266	$3,079	$7,353	$333
Commercial real estate	24,447	5,787	30,234	38,749	3,864	34,684	2,622
Real estate construction	452	613	1,065	1,477	564	1,363	94

Total covered individually evaluated impaired loans	$26,536	$11,665	$38,201	$47,492	$7,507	$43,400	$3,049

Talmer Bancorp, Inc.

Notes to Consolidated Financial Statements (Continued)

6. ALLOWANCE FOR LOAN LOSSES (Continued)

(Dollars in thousands)	Recorded investment with no related allowance	Recorded investment with related allowance	Total recorded investment	Contractual principal balance	Related allowance	Average recorded investment	Interest income recognized
As of and for the year ended December 31, 2011
Uncovered individually evaluated impaired loans
Commercial and industrial	$—	$565	$565	$598	$293	$607	$33

Total uncovered individually evaluated impaired loans	$—	$565	$565	$598	$293	$607	$33

Covered individually evaluated impaired loans
Commercial and industrial	$1,573	$2,353	$3,926	$5,546	$2,988	$4,550	$28
Commercial real estate	3,141	6,794	9,935	16,971	4,471	10,254	—
Real estate construction	138	—	138	480	—	153	28

Total covered individually evaluated impaired loans	$4,852	$9,147	$13,999	$22,997	$7,459	$14,957	$56

        There was no interest income recognized on individually evaluated impaired loans for the year ended December 31, 2010. Total interest foregone included $162 thousand, $187 thousand, and $35 thousand for the years ended December 31, 2012, 2011 and 2010, respectively.

Talmer Bancorp, Inc.

Notes to Consolidated Financial Statements (Continued)

6. ALLOWANCE FOR LOAN LOSSES (Continued)

Uncovered Loans

        Changes in the allowance and the allocation of the allowance for uncovered loans were as follows:

(Dollars in thousands)	Commercial and industrial	Commercial real estate	Residential real estate	Real estate construction	Consumer	Total
For the year ended December 31, 2012
Allowance for loan losses—uncovered:
Balance at beginning of period	$3,307	$2,681	$1,504	$132	$263	$7,887
Provision for loan and lease losses	823	1,590	1,041	134	26	3,614
Gross charge-offs	—	(37)	(491)	—	(142)	(670)
Recoveries	32	31	5	2	44	114

Net recoveries (charge-offs)	32	(6)	(486)	2	(98)	(556)

Ending allowance for loan losses	$4,162	$4,265	$2,059	$268	$191	$10,945

As of December 31, 2012
Allowance for loan losses—uncovered:
Individually evaluated for impairment	$177	$—	$—	$—	$—	$177
Collectively evaluated for impairment	3,936	4,049	2,059	268	39	10,351
Accounted for under ASC 310-30	49	216	—	—	152	417

Allowance for loan losses—uncovered	$4,162	$4,265	$2,059	$268	$191	$10,945

Ending balance of uncovered loans:
Individually evaluated for impairment	$1,146	$—	$—	$—	$—	$1,146
Collectively evaluated for impairment	236,147	186,084	159,198	5,866	4,930	592,225
Accounted for under ASC 310-30	1,130	6,122	8	—	3,498	10,758

Total uncovered loans	$238,423	$192,206	$159,206	$5,866	$8,428	$604,129

Talmer Bancorp, Inc.

Notes to Consolidated Financial Statements (Continued)

6. ALLOWANCE FOR LOAN LOSSES (Continued)

(Dollars in thousands)	Commercial and industrial	Commercial real estate	Residential real estate	Real estate construction	Consumer	Margin for imprecision	Total
For the year ended December 31, 2011
Allowance for loan losses—uncovered:
Balance at beginning of period	$1,062	$2,038	$804	$—	$74	$442	4,420
Provision for loan and lease losses	2,245	608	734	132	294	(442)	3,571
Gross charge-offs	—	—	(35)	—	(168)	—	(203)
Recoveries	—	35	1	—	63	—	99

Net recoveries (charge-offs)	—	35	(34)	—	(105)	—	(104)

Ending allowance for loan losses	$3,307	$2,681	$1,504	$132	$263	$—	$7,887

As of December 31, 2011
Allowance for loan losses—uncovered:
Individually evaluated for impairment	$293	$—	$—	$—	$—	$—	$293
Collectively evaluated for impairment	3,010	2,536	1,503	132	49	—	7,230
Accounted for under ASC 310-30	4	145	1	—	214	—	364

Allowance for loan losses—uncovered	$3,307	$2,681	$1,504	$132	$263	$—	$7,887

Ending balance of uncovered loans:
Individually evaluated for impairment	$565	$—	$—	$—	$—	$—	$565
Collectively evaluated for impairment	100,795	111,074	94,990	1,518	4,018	—	312,395
Accounted for under ASC 310-30	291	5,489	26	—	5,031	—	10,837

Total uncovered loans	$101,651	$116,563	$95,016	$1,518	$9,049	$—	$323,797

(Dollars in thousands)	Commercial and industrial	Commercial real estate	Residential real estate	Real estate construction	Consumer	Margin for imprecision	Total
For the year ended December 31, 2010
Allowance for loan losses—uncovered:
Balance at beginning of peiod	$211	$237	$184	$172	$17	$92	$913
Provision for loan and lease losses	851	2,606	620	53	4	350	4,484
Gross charge-offs	—	(805)	—	(225)	—	—	(1,030)
Recoveries	—	—	—	—	53	—	53

Net recoveries (charge-offs)	—	(805)	—	(225)	53	—	(977)

Ending allowance for loan losses	$1,062	$2,038	$804	$—	$74	$442	$4,420

Talmer Bancorp, Inc.

Notes to Consolidated Financial Statements (Continued)

6. ALLOWANCE FOR LOAN LOSSES (Continued)

Covered Loans

        Changes in the allowance and the allocation of the allowance for covered loans were as follows:

(Dollars in thousands)	Commercial and industrial	Commercial real estate	Residential real estate	Real estate construction	Consumer	Total
For the year ended December 31, 2012
Allowance for loan losses—covered:
Balance at beginning of period	$13,827	$28,331	$7,125	$5,750	$319	$55,352
Provision (benefit) for loan and lease losses	7,644	19,922	1,739	3,029	(76)	32,258
Gross charge-offs	(15,462)	(23,042)	(4,381)	(5,375)	(390)	(48,650)
Recoveries	4,906	4,939	1,233	1,105	330	12,513

Net charge-offs	(10,556)	(18,103)	(3,148)	(4,270)	(60)	(36,137)

Ending allowance for loan losses	$10,915	$30,150	$5,716	$4,509	$183	$51,473

As of December 31, 2012
Allowance for loan losses—covered:
Individually evaluated for impairment	$3,079	$3,864	$—	$564	$—	$7,507
Collectively evaluated for impairment	1,829	1,162	599	399	1	3,990
Accounted for under ASC 310-30	6,007	25,124	5,117	3,546	182	39,976

Allowance for loan losses—covered	$10,915	$30,150	$5,716	$4,509	$183	$51,473

Balance of loans—covered:
Individually evaluated for impairment	$6,902	$30,234	$—	$1,065	$—	$38,201
Collectively evaluated for impairment	48,307	24,221	26,055	1,601	162	100,346
Accounted for under ASC 310-30	74,326	341,220	122,089	26,874	14,649	579,158

Total covered loans	$129,535	$395,675	$148,144	$29,540	$14,811	$717,705

Talmer Bancorp, Inc.

Notes to Consolidated Financial Statements (Continued)

6. ALLOWANCE FOR LOAN LOSSES (Continued)

(Dollars in thousands)	Commercial and industrial	Commercial real estate	Residential real estate	Real estate construction	Consumer	Total
For the year ended December 31, 2011
Allowance for loan losses—covered:
Balance at beginning of period	$2,356	$4,198	$3,456	$2,494	$294	$12,798
Provision (benefit) for loan and lease losses	15,229	33,108	9,974	5,547	890	64,748
Gross charge-offs	(4,352)	(10,205)	(8,183)	(4,176)	(1,687)	(28,603)
Recoveries	594	1,230	1,878	1,885	822	6,409

Net charge-offs	(3,758)	(8,975)	(6,305)	(2,291)	(865)	(22,194)

Ending allowance for loan losses	$13,827	$28,331	$7,125	$5,750	$319	$55,352

As of December 31, 2011
Allowance for loan losses—covered:
Individually evaluated for impairment	$2,988	$4,471	$—	$—	$—	$7,459
Collectively evaluated for impairment	1,271	741	585	71	1	2,669
Accounted for under ASC 310-30	9,568	23,119	6,540	5,679	318	45,224

Allowance for loan losses—covered	$13,827	$28,331	$7,125	$5,750	$319	$55,352

Balance of loans—covered:
Individually evaluated for impairment	$3,926	$9,935	$—	$138	$—	$13,999
Collectively evaluated for impairment	39,917	28,744	26,254	1,800	82	96,797
Accounted for under ASC 310-30	126,637	480,137	151,607	41,643	19,573	819,597

Total covered loans	$170,480	$518,816	$177,861	$43,581	$19,655	$930,393

(Dollars in thousands)	Commercial and industrial	Commercial real estate	Residential real estate	Real estate construction	Consumer	Total
For the year ended December 31, 2010
Allowance for loan losses—covered:
Balance at beginning of period	$—	$—	$—	$—	$—	$—
Provision for loan and lease losses	1,819	3,877	7,181	4,232	741	17,850
Gross charge-offs	(310)	(118)	(4,113)	(2,416)	(653)	(7,610)
Recoveries	847	439	388	678	206	2,558

Net recoveries (charge-offs)	537	321	(3,725)	(1,738)	(447)	(5,052)

Ending allowance for loan losses	$2,356	$4,198	$3,456	$2,494	$294	$12,798

Talmer Bancorp, Inc.

Notes to Consolidated Financial Statements (Continued)

7. ACQUIRED LOANS AND LOSS SHARE ACCOUNTING

        Substantially all loans acquired in the CF Bancorp and First Banking Center acquisitions during the year 2010 and the Peoples State Bank and Community Central Bank acquisitions during the year 2011 are covered by loss sharing agreements with the FDIC, whereby the FDIC reimburses the Bank for 80% of losses incurred. The CF Bancorp, First Banking Center and Peoples State Bank loss share agreements also include provisions where a clawback payment, calculated using formulas included within the contracts, is to be made to the FDIC 10 years and 45 days following the acquisition in the event actual losses fail to reach stated levels. As of December 31, 2012, the estimated FDIC clawback liability totaled $22.2 million, including $18.1 million and $4.1 million related to the CF Bancorp and First Banking Center acquisitions, respectively.

        Acquired loans were recorded at fair value as of the acquisition date. At the acquisition date, where a loan exhibits evidence of credit deterioration since origination and it is probable at the date of acquisition that the Company will not collect all principal and interest payments in accordance with the terms of the loan agreement, the Company accounts for the loan under ASC 310-30 and recognizes the expected shortfall of expected future cash flows, as compared to the contractual amount due, as a nonaccretable discount. Any excess of the net present value of expected future cash flows over the acquisition date fair value is recognized as the accretable discount, or accretable yield. We recognize accretion of the accretable discount as interest income over the expected remaining life of the purchased loan. Fair value discounts created on acquired loans accounted for outside the scope of ASC 310-30 are accounted for under ASC 310-20 and are accreted into interest income over the remaining term of the loan as an adjustment to the related loans yield.

        Changes in the carrying amount of the accretable discount for loans accounted for under ASC 310-30 for the years ended December 31, 2012, 2011 and 2010 were as follows:

	For the year ended December 31,
(Dollars in thousands)	2012	2011	2010
Balance at beginning of period	$184,499	$149,141	$—
Additions due to acquisitions	—	77,002	129,980
Discount accretion	(78,536)	(83,937)	(31,811)
Reclassifications from nonaccretable discount and other additions to accretable discount due to results of cash flow re-estimations	145,382	81,808	59,676
Other activity, net(1)	(43,274)	(39,515)	(8,704)

Balance at end of period	$208,071	$184,499	$149,141

(1)
Primarily includes changes in the accretable discount due to maturities, foreclosures and charge-offs.

        For loans accounted for under ASC 310-30, the Company remeasures expected cash flows on a periodic basis. For loans where the remeasurement process results in a decline in expected cash flows, impairment is recorded. As a result of this impairment, the indemnification asset is increased to reflect anticipated future cash to be received from the FDIC. Alternatively, when a loan's remeasurement results in an increase in expected cash flows, the effective yield of the related portfolio is increased through an addition to the accretable discount. As a result of the improved cash flows, the indemnification asset is first reduced by the writing off of any indemnification asset related to

Talmer Bancorp, Inc.

Notes to Consolidated Financial Statements (Continued)

7. ACQUIRED LOANS AND LOSS SHARE ACCOUNTING (Continued)

impairment previously recorded with any remaining indemnification asset accreting off over the remaining life of the related loss-sharing agreement.

        During the years ended December 31, 2012 and 2011 the Company remeasured the expected cash flows for loans accounted for under ASC 310-30 acquired in each of the FDIC transactions. During the year ended December 31, 2010, the Company remeasured expected cash flows for loans accounted for under ASC 310-30 acquired in the CF Bancorp transaction. The total identified improvement in the cash flow expectations during the years ended December 31, 2012, 2011 and 2010 was $145.4 million, $81.8 million and $59.7 million, respectively. These reclassifications resulted in yield adjustments on these loans on a prospective basis. The Company also identified declines in the cash flow expectations of certain loans. Any decline in expected cash flows for a loan is considered impairment and recorded as provision expense with an increase to allowance for loan losses. The recorded covered loan provision expense is partially offset by the recognition of FDIC loss sharing income and an increase in the FDIC indemnification.

        The following table details the components and impact of the provision for loan losses-covered and the related FDIC loss sharing income.

	For the years ended December 31,
(Dollars in thousands)	2012	2011	2010
Provision for loan losses—covered:
Impairment recorded as a result of re-estimation of cash flows on loans accounted for under ASC 310-30(1)	$26,219	$50,770	$12,218
Additional provision recorded, net of recoveries, for covered loans including those accounted for under ASC 310-20 and ASC 310-40	6,039	13,978	5,632

Total provision for loan losses-covered	$32,258	$64,748	$17,850

Less: FDIC loss share income:
Impairment recorded as a result of re-estimation of cash flows on loans accounted for under ASC 310-30(1)	$16,883	$35,585	$11,053
Additional provision recorded, net of recoveries, for covered loans including those accounted for under ASC 310-20 and ASC 310-40	4,831	11,182	4,506

Total loss share income due to provision for loan losses-covered	$21,714	$46,767	$15,559

Net decrease to income before taxes:
Impairment recorded as a result of re-estimation of cash flows on loans accounted for under ASC 310-30(1)	$9,336	$15,185	$1,165
Additional provision recorded, net of recoveries, for covered loans including those accounted for under ASC 310-20 and ASC 310-40	1,208	2,796	1,126

Net decrease to income before taxes	$10,544	$17,981	$2,291

(1)
The results of re-estimation also included $145.4 million, $81.8 million and $59.7 million of cash flow improvements for the years ended December 31, 2012, 2011 and 2010, respectively. Improvements in cash flows from the re-estimation process are recognized prospectively as an adjustment to the accretable yield on the loan.

Talmer Bancorp, Inc.

Notes to Consolidated Financial Statements (Continued)

7. ACQUIRED LOANS AND LOSS SHARE ACCOUNTING (Continued)

        The following table summarizes the activity related to the FDIC indemnification asset and the FDIC receivable for the years ended December 31, 2012, 2011 and 2010. For further detail on impairment and provision expense related to loans accounted for under FASB ASC Topic 310-30, refer to Note 6 "Allowance for Loan Losses."

(Dollars in thousands)	FDIC Indemnification Asset	FDIC Receivable
Balance at January 1, 2010	$—	$—
Additions due to acquistion	306,633	—
Accretion	7,477	—
Sales and write-downs of other real estate owned (covered)	—	1,887
Net effect of change in allowance on covered assets(1)	836	—
Reimbursements requested from FDIC (reclassification to FDIC receivable)	(44,614)	44,614
Additional claimable expenses incurred net of recoveries(2)	—	9,164
Claim payments received from the FDIC	—	(40,643)

Balance at December 31, 2010	$270,332	$15,022

Additions due to acquistion	182,264	—
Accretion	3,148	—
Sales and write-downs of other real estate owned (covered)	(5,129)	10,261
Net effect of change in allowance on covered assets(1)	5,433	—
Reimbursements requested from FDIC (reclassification to FDIC receivable)	(97,209)	97,209
Additional claimable expenses incurred net of recoveries(2)	—	8,681
Claim payments received from the FDIC	—	(73,766)

Balance at December 31, 2011	$358,839	$57,407

Accretion	(19,156)	—
Sales and write-downs of other real estate owned (covered)	(1,672)	7,381
Net effect of change in allowance on covered assets(1)	(4,113)	—
Reimbursements requested from FDIC (reclassification to FDIC receivable)	(107,542)	107,542
Additional claimable expenses incurred net of recoveries(2)	—	7,488
Claim payments received from the FDIC	—	(161,819)

Balance at December 31, 2012	$226,356	$17,999

(1)
Includes the impact of remeasurement of expected cash flows under ASC 310-30 accounting.

(2)
Primarily includes expenses associated with maintaining the underlying properties and legal fees.

Talmer Bancorp, Inc.

Notes to Consolidated Financial Statements (Continued)

8. PREMISES AND EQUIPMENT

        The following table summarizes premises and equipment at December 31:

(Dollars in thousands)	2012	2011
Land and land improvements	$643	$599
Buildings	31,273	32,849
Furniture and equipment	13,054	11,763
Data processing software	2,417	1,666
Leasehold improvements	2,074	1,171
Automobiles	242	345

Total	49,703	48,393
Less accumulated depreciation and amortization	9,987	5,072

Premises and equipment, net	$39,716	$43,321

        The Company leases certain branch properties and equipment under operating leases. Net rent expense was $2.2 million, $1.9 million, and $725 thousand for 2012, 2011, and 2010, respectively.

        Future minimum lease payments for operating leases, before considering renewal options that generally are present, are as follows:

(Dollars in thousands)	Future Minimum Lease Payments
Years Ending December 31
2013	$2,383
2014	2,219
2015	2,218
2016	1,994
2017	1,874
Thereafter	5,658

Total	$16,346

9. OTHER REAL ESTATE OWNED

        Changes in covered other real estate owned were as follows:

	For the years ended December 31,
(Dollars in thousands)	2012	2011	2010
Balance at beginning of period	$20,303	$18,695	$—
Additions	25,543	23,778	21,184
Disposals	(16,706)	(18,817)	(2,489)
Write-downs	(5,306)	(3,353)	—

Balance at end of period	$23,834	$20,303	$18,695

Talmer Bancorp, Inc.

Notes to Consolidated Financial Statements (Continued)

9. OTHER REAL ESTATE OWNED (Continued)

        Expenses related to covered other real estate owned were as follows:

	For the years ended December 31,
(Dollars in thousands)	2012	2011	2010
Net gain (loss) on sale	$964	$1,243	$(122)
Write-downs	(5,306)	(3,353)	—
Operating expenses, net of income	434	(229)	(70)

Total	$(3,908)	$(2,339)	$(192)

        Note that covered other real estate expenses and income are partially offset by the corresponding recording of FDIC loss share income or expense.

10. CORE DEPOSIT INTANGIBLES AND LOAN SERVICING RIGHTS

        The Company recorded core deposit intangibles (CDIs) associated with the FDIC-assisted acquisitions of CF Bancorp, First Banking Center, Peoples State Bank and Community Central Bank. CDIs are amortized on an accelerated basis over their estimated useful lives and have an estimated remaining average useful life of 7.50 years as of December 31, 2012. The Company had no other intangible assets as of December 31, 2012 or December 31, 2011.

        The table below presents the Company's net carrying amount of CDIs.

	December 31,
(Dollars in thousands)	2012	2011
Gross carrying amount	$9,515	$9,515
Accumulated amortization	(3,444)	(2,206)

Net carrying amount	$6,071	$7,309

        Amortization expense recognized on CDIs was $1.2 million, $1.4 million and $853 thousand for the years ended December 31, 2012, 2011 and 2010, respectively.

        The estimated amortization expense of CDIs for the next five years is as follows:

(Dollars in thousands)	Estimated Amortization Expense
2013	$1,073
2014	963
2015	880
2016	806
2017	739

        Loan servicing rights are created as a result of the Company's mortgage banking origination activities, the origination and purchase of agricultural servicing rights and the purchase of commercial real estate servicing rights.

Talmer Bancorp, Inc.

Notes to Consolidated Financial Statements (Continued)

10. CORE DEPOSIT INTANGIBLES AND LOAN SERVICING RIGHTS (Continued)

        The following tables summarize the changes in the carrying value and estimated fair value of loan servicing rights.

(Dollars in thousands)	Commercial Real Estate	Agricultural	Mortgage	Total
For the year ended December 31, 2012
Carrying value, beginning of period	$643	$1,683	$1,477	$3,803
Addition of servicing assets	—	222	3,385	3,607
Net (impairment)/recovery	26	(126)	(498)	(598)
Amortization and other	(151)	(351)	(684)	(1,186)

Carrying value, end of period	$518	$1,428	$3,680	$5,626

Fair value, end of period	$518	$1,456	$3,683	$5,657

For the year ended December 31, 2011
Carrying value, beginning of period	$—	$—	$752	$752
Addition of servicing assets	865	1,897	1,424	4,186
Net impairment charge	(124)	(10)	(448)	(582)
Amortization and other	(98)	(204)	(251)	(553)

Carrying value, end of period	$643	$1,683	$1,477	$3,803

Fair value, end of period	$643	$1,709	$1,477	$3,829

For the year ended December 31, 2010
Carrying value, beginning of period	$—	$—	$—	$—
Addition of servicing assets	—	—	830	830
Net impairment charge	—	—	(52)	(52)
Amortization and other	—	—	(26)	(26)

Carrying value, end of period	$—	$—	$752	$752

Fair value, end of period	$—	$—	$818	$818

Talmer Bancorp, Inc.

Notes to Consolidated Financial Statements (Continued)

10. CORE DEPOSIT INTANGIBLES AND LOAN SERVICING RIGHTS (Continued)

        Impairment of loan servicing rights is recognized through a valuation allowance when the carrying value of the loan servicing rights exceeds the fair value. Subsequent increases in fair value, up to the original carrying value, are recorded as impairment recoveries through the valuation allowance. Activity in the valuation allowance for loan servicing rights is shown in the following table.

(Dollars in thousands)	Commercial Real Estate	Agricultural	Mortgage	Total
For the year ended December 31, 2012
Balance, beginning of period	$(124)	$(10)	$(500)	$(634)
Impairment charges	(98)	(215)	(1,672)	(1,985)
Impairment recoveries	124	89	1,174	1,387

Balance, end of period	$(98)	$(136)	$(998)	$(1,232)

For the year ended December 31, 2011
Balance, beginning of period	$—	$—	$(52)	$(52)
Impairment charges	(131)	(10)	(500)	(641)
Impairment recoveries	7	—	52	59

Balance, end of period	$(124)	$(10)	$(500)	$(634)

For the year ended December 31, 2010
Balance, beginning of period	$—	$—	$—	$—
Impairment charges	—	—	(52)	(52)
Impairment recoveries	—	—	—	—

Balance, end of period	$—	$—	$(52)	$(52)

        The expected and actual rates of loan prepayments are the most significant factors driving the fair value of loan servicing rights. Fair values at December 31, 2012 were determined using prepayment speeds ranging from 5.0% to 31.9% for mortgage servicing rights, 4.4% to 44.5% for agricultural servicing rights and 8.5% to 50% for commercial real estate servicing rights and weighted average default rates of 0.4% for mortgage servicing rights, 0.3% for agricultural servicing rights and 0.0% for commercial real estate servicing rights. Fair values at December 31, 2011 were determined using prepayment speeds ranging from 8.3% to 30.3% for mortgage servicing rights, 4.1% to 37.3% for agricultural servicing rights and 8.5% to 51.0% for commercial real estate servicing rights and weighted average default rates of 0.4% for mortgage servicing rights, 0.3% for agricultural servicing rights and 0.0% for commercial real estate servicing rights. The weighted average amortization period was 4.8 years for mortgage servicing rights, 4.4 years for agricultural servicing rights and 4.2 years for commercial real estate servicing rights. The Company realized total loan servicing fee income of $2.1 million, $1.9 million and $73 thousand during the years ended December 31, 2012, 2011 and 2010, respectively, recorded as a component of "Mortgage banking and other loan fees" in the Consolidated Statements of Income.

        Loans serviced for others are not reported as assets in the Consolidated Balance Sheets. At December 31, 2012, the unpaid principal balances of the commercial real estate, agricultural, and mortgage servicing portfolios serviced for others associated with the loan servicing rights totaled $351.1 million, $52.0 million and $485.2 million, respectively. At December 31, 2011, the unpaid principal balances of the commercial real estate, agricultural and mortgage servicing portfolios serviced for others associated with the loan servicing rights totaled $347.5 million, $72.4 million and $202.8 million, respectively.

Talmer Bancorp, Inc.

Notes to Consolidated Financial Statements (Continued)

11. DERIVATIVE INSTRUMENTS

        Commitments to fund mortgage loans (interest rate locks) to be sold into the secondary market and forward commitments for the future delivery of mortgage loans to third party investors are considered derivatives. It is the Company's practice to enter into forward commitments for the future delivery of mortgage loans when interest rate lock commitments are entered into in order to economically hedge the effect of changes in interest rates resulting from its commitments to fund the loans. These mortgage banking derivatives are not designated in hedge relationships.

        The Company has no derivatives designated as qualifying accounting hedging instruments.

        The following table reflects the amount and fair value of mortgage banking derivatives included in "Other assets" and "Other liabilities" in the Consolidated Balance Sheets.

	December 31,
	2012		2011
(Dollars in thousands)	Notional Amount	Fair Value	Notional Amount	Fair Value
Forward contracts related to mortgage loans to be delivered for sale	$63,871	$(2)	$41,797	$(199)
Interest rate lock commitments	65,132	1,574	31,094	434

Total included in other assets	$129,003	$1,572	$72,891	$235

        The following table reflects the net gains (losses) relating to free-standing derivative instruments used for risk management recorded in "Mortgage banking and other loan fees" in the Consolidated Statements of Income.

	For the years ended December 31,
(Dollars in thousands)	2012	2011	2010
Forward contracts related to mortgage loans to be delivered for sale	$197	$(638)	$439
Interest rate lock commitments	1,140	260	174

        Methods and assumptions used by the Company in estimating the fair value of its forward contracts and interest rate lock commitments are discussed in Note 3 "Fair Value".

12. LOAN COMMITMENTS AND RELATED FINANCIAL INSTRUMENTS

        In the normal course of business, the Company offers a variety of financial instruments with off-balance sheet risk to meet the financing needs of its customers. These financial instruments include outstanding commitments to extend credit and standby letters of credit.

        The Company's exposure to credit loss, in the event of nonperformance by the counterparty to the financial instrument, is represented by the contractual amounts of those instruments. The same credit policies are used in making commitments and conditional obligations as are used for on-balance sheet instruments.

        Commitments to extend credit are agreements to lend to a customer provided there is no violation of any condition established in the commitment. Commitments generally have fixed expiration dates or

Talmer Bancorp, Inc.

Notes to Consolidated Financial Statements (Continued)

12. LOAN COMMITMENTS AND RELATED FINANCIAL INSTRUMENTS (Continued)

other termination clauses and may require payment of a fee. Since many commitments expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer's creditworthiness on an individual basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management's credit evaluation of the counterparty. The collateral held varies, but may include securities, real estate, inventory, plant, or equipment. Unfunded commitments under commercial lines of credit, revolving credit lines and overdraft protection agreements are included in commitments to extend credit. These lines of credit are generally uncollateralized, usually do not contain a specified maturity date and may be drawn upon only to the total extent to which the Company is committed.

        Letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. The Company's portfolio of standby letters of credit consists primarily of performance assurances made on behalf of customers who have a contractual commitment to produce or deliver goods or services. These contracts expire in decreasing amounts through the year 2018. The risk to the Company arises from its obligation to make payment in the event of the customers' contractual default to produce the contracted good or service to a third party. Management conducts regular reviews of these instruments on an individual customer basis and does not anticipate any material losses as a result of these letters of credit.

        A summary of the contractual amounts of the Company's exposure to off-balance sheet risk is as follows:

	December 31,
(Dollars in thousands)	2012	2011
Commitments to extend credit	$350,021	$208,106
Standby letters of credit	26,365	12,310

Total commitments	$376,386	$220,416

13. DEPOSITS

        Time deposits, including certificates of deposit, Certficate of Deposit Account Registry Service deposits ("CDARS") and certain individual retirement account deposits, of $100 thousand or more totaled $193.6 million and $225.4 million at December 31, 2012 and 2011, respectively.

        At December 31, 2012, the scheduled maturities of time deposits for the next five years were as follows:

(Dollars in thousands)
2013	$302,849
2014	71,962
2015	22,752
2016	26,011
2017	8,522
Thereafter	2,848

Total	$434,944

Talmer Bancorp, Inc.

Notes to Consolidated Financial Statements (Continued)

14. FEDERAL HOME LOAN BANK ADVANCES

        At December 31, 2012, the Company had $38.5 million of FHLB advances outstanding. The balance includes advances payable of $36.2 million and purchase accounting premiums of $2.3 million. Maturities for the FHLB advances range from 2015 to 2016 with fixed interest rates from 1.51% to 5.63%. The weighted average effective cost is 4.07%. Each advance is payable at maturity date and include prepayment option fees. The total FHLB borrowing capacity was collateralized by $192.4 million of commercial and mortgage loans and mortgage-backed securities under a specific lien arrangement at December 31, 2012.

        At December 31, 2012, the contractual principal payments due and the amortization of purchase accounting adjustments for the remaining maturities were as follows:

(Dollars in thousands)
Years Ending December 31,
2013	$768
2014	768
2015	11,157
2016	25,789

Total	$38,482

15. INCOME TAXES

        The provision for federal income taxes is computed by applying the statutory federal income tax rate to income before income taxes as reported in the consolidated financial statements after deducting non-taxable items. State taxes are then added to the federal tax provision. The Company and its subsidiaries are subject to U.S. federal income tax and income tax in the state of Wisconsin. The Company is not subject to examination by the Internal Revenue Service for the years before 2009 and by the state of Wisconsin before 2010. The Company is currently under examination by the Internal Revenue service for 2010 and 2011.

        In the ordinary course of business, the Company enters into certain transactions that have tax consequences. From time to time, the Internal Revenue Service (IRS) may review and/or challenge specific interpretive tax positions taken by the Company with respect to those transactions. The Company believes that its tax returns were filed based upon applicable statutes, regulations and case law in effect at the time of the transactions. The IRS, an administrative authority or a court, if presented with the transactions, could disagree with the Company's interpretation of the tax law.

        There were no unrecognized tax benefits at December 31, 2012 or December 31, 2011, and the Company does not expect the total amount of unrecognized tax benefits to significantly increase in the next twelve months. The Company recognizes interest and/or penalties related to income tax matters in income tax expense, when applicable. The Company did not have any amounts accrued for interest and penalties at December 31, 2012 or December 31, 2011.

Talmer Bancorp, Inc.

Notes to Consolidated Financial Statements (Continued)

15. INCOME TAXES (Continued)

        The current and deferred components of the provision for income taxes were as follows:

	Years ended December 31,
(Dollars in thousands)	2012	2011	2010
Current
Federal	$28,276	$25,569	$11,743
State	1,645	1,707	178

Total current	29,921	27,276	11,921
Deferred
Federal	(18,665)	(8,792)	11,532
State	(1,024)	(667)	676

Total deferred	(19,689)	(9,459)	12,208
Change in valuation allowance	—	—	(2,040)

Total	$10,232	$17,817	$22,089

        A reconciliation of expected income tax expense (benefit) at the federal statutory rate to the Company's provision for income taxes and effective tax rate follows:

	Years ended December 31,
	2012		2011		2010
(Dollars in thousands)	Amount	Rate	Amount	Rate	Amount	Rate
Tax based on federal statutory rate	$11,166	35.0%	$17,943	35.0%	$23,368	35.0%
Effect of:
Tax exempt income	(1,335)	(4.2)	(910)	(1.8)	(294)	(0.4)
State taxes, net of federal benefit	409	1.3	666	1.4	555	0.8
Change in valuation allowance	—	—	—	—	(2,040)	(3.1)
Write-off of net operating losses	—	—	—	—	468	0.7
Other, net	(8)	(0.0)	118	0.2	32	0.1

Income tax expense	$10,232	32.1%	$17,817	34.8%	$22,089	33.1%

Talmer Bancorp, Inc.

Notes to Consolidated Financial Statements (Continued)

15. INCOME TAXES (Continued)

        The significant components of deferred tax assets and liabilities were as follows:

	December 31,
(Dollars in thousands)	2012	2011
Deferred tax assets:
Allowance for loan and lease losses	$24,319	$22,903
Other real estate losses	4,411	3,977
Organizational costs	353	390
Accrued stock-based compensation	2,575	1,479
Accrued expenses	1,522	151
Net operating loss carryforwards	863	914
Other	1,075	96

Total deferred tax assets	$35,118	$29,910
Deferred tax liabilities:
Depreciation	2,760	1,819
Business combination adjustments	11,940	28,221
Net unrealized gain on available for sale securities	2,181	1,751
Mortgage servicing rights	1,437	578

Total deferred tax liabilities	18,318	32,369

Net deferred tax asset (liability)	$16,800	$(2,459)

        At December 31, 2012 and 2011, management concluded that no valuation allowance was necessary on federal or state deferred tax assets. This determination was based on the Company's income and growth throughout the years 2012 and 2011, and management's expectations of sustainable profitability in the future.

        In November 2009, the Company incurred an ownership change within the meaning of Section 382 of the Internal Revenue Code. As a result, the Company's ability to utilize loss carry forwards originating prior to the ownership change is limited to $145 thousand annually. During 2010, the Company reduced the carrying value of its deferred tax asset for loss carry forwards by $468 thousand to reflect the expected loss in benefits due to annual Section 382 limitations.

        During 2010, the Company incurred a subsequent Section 382 ownership change. The annual limitation imposed by this ownership change did not cause an additional reduction in the carrying value of loss carry forwards.

        At December 31, 2012, without taking into consideration the reduction in carrying value noted above, the Company had gross federal loss carry forwards of $3.8 million which, if unused, will expire in 2027 through 2029.

16. STOCK-BASED COMPENSATION AND STOCK WARRANTS

        The Company's 2009 Equity Incentive Plan (the "Plan"), along with amendments made to the Plan, permit the grant of share options to employees, directors and certain consultants for up to 9.3 million shares of common stock as of December 31, 2012. Options are granted with an exercise

Talmer Bancorp, Inc.

Notes to Consolidated Financial Statements (Continued)

16. STOCK-BASED COMPENSATION AND STOCK WARRANTS (Continued)

price equal to or greater than the estimated fair market price of the Company's common stock at the date of grant. The vesting and terms of option awards are determined by the Company's Compensation Committee of the Board of Directors. Option awards generally vest over a three year period with one third vesting on each anniversary date and remain outstanding for 10 years after the date of the grant. As of December 31, 2012, 4.4 million option shares were available to be granted.

        The fair value of each option award is estimated on the date of grant using a Black-Scholes option valuation model that uses the assumptions noted in the table below. As the Company's strategic business plan restricts the issuance of dividends through April 30, 2013 and the Company does not expect to issue dividends prior to the full vesting period of outstanding grants, a zero expected dividend yield is assumed in the valuation. Given minimal trading in the Company's stock, it is not practicable for the Company to estimate volatility of its share price; therefore, the Company uses the volatility of an appropriate industry index (the ABA NASDAQ Community Bank Index) as an input in the valuation model. Since no historical data is available, the expected term of options granted is estimated to be six years based on expected lives used by a sample of other Midwest banks and taking into consideration the Company's business strategy and the circumstances of its capitalization. The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of the grant corresponding with the expected average life of the options. All shares granted are expected to vest and the Company intends to issue already authorized shares to satisfy options upon exercise.

        The fair value of options granted was determined using the following weighted-average assumptions as of the grant date. There were no options granted during the year ended December 31, 2012.

	For the years ended December 31,
	2011	2010
Fair value of options granted	$2.24	$2.02
Expected dividend yield	0.00%	0.00%
Expected volatility	30.56%	31.00%
Risk-free interest rate	2.13%	1.90%
Expected life (in years)	6.00	6.00

        Activity in the Plan during the year ended December 31, 2012 is summarized below:

		Weighted Average
	Number of Shares (in thousands)	Exercise Price per Share	Remaining Contractual Life (in years)	Aggregate Intrinsic Value (in thousands)(1)
Outstanding at beginning of year	4,856	$5.81
Granted	—	N/A
Excercised(2)	23	3.50
Forfeited or expired	2	3.50
Outstanding at end of year	4,831	5.82	7.58	$10,509
Exercisable at end of year	3,077	5.58	7.45	7,459

(1)
Assumes an $8.00 stock price at December 31, 2012.

(2)
Options exercised during the year ended December 31, 2012 had a weighted average fair value of $0.80 and were exercised using net-share settlement, therefore no cash was received.

Talmer Bancorp, Inc.

Notes to Consolidated Financial Statements (Continued)

16. STOCK-BASED COMPENSATION AND STOCK WARRANTS (Continued)

        There were no options exercised from the inception of the plan through December 31, 2011.

        Total compensation expense for stock awards, included in "Salary and employee benefits" in the Consolidated Statements of Income, was $3.0 million, $2.8 million and $1.3 million for the years ended December 31, 2012, 2011 and 2010, respectively.

        As of December 31, 2012, there was $2.1 million of total unrecognized compensation cost related to stock options granted under the Plan. The cost is expected to be recognized over a weighted-average expected remaining recognition period of 0.9 years.

Stock Warrants

        The Company has issued six different sets of stock warrants: 1) in relation to its November 2009 capital raise; 2) to seed capital investors in February 2010; 3) to a private investor in relation to the April 2010 capital raise from private equity investors; 4) to the FDIC in relation to the Company's April 2010 acquisition of CF Bancorp; 5) to a private investor in relation to the Company's February 2012 capital raise from private equity investors and 6) to a private investor in relation to the Company's December 2012 capital raise from private equity investors.

        On November 30, 2009, in conjunction with stock sold in a private placement to certain non-employee investors, 1,375,998 common stock warrants were issued with a strike price of $3.50. The investors who received these warrants were also investors in the Company's initial equity raise in 2007. During the year ended December 31, 2011, all of these warrants were exercised resulting in cash receipts of $4.61 million and the issuance of 1.35 million common shares.

        On February 10, 2010, 38,855 common stock warrants were issued to certain seed investors. These warrants have a strike price of $10 per share and expire April 28, 2017. These warrants have a feature that dictates that the warrants only become exercisable after an eligible capital transaction, which is either an initial public offering or a sale of the Company in which the stock of the Company is valued above certain threshold levels. These warrants were not issued concurrently with the issuance of stock and meet the definition of a derivative under ASC 815-40 "Derivatives and Hedging—Contracts in Entity's Own Equity" (ASC 815-40), however, they fall under the scope exception which states that contracts issued that are both a) indexed to its own stock; and b) classified in stockholders' equity are not considered derivatives. The warrants were recorded at their fair value on the date of grant as a component of stockholder's equity. These warrants remain outstanding at December 31, 2012.

        On April 30, 2010, 1,623,162 common stock warrants were issued to investment vehicles associated with a private investor. The warrants have a strike price of $6 per share and a 10 year term. These warrants were issued concurrently with the issuance of stock to this private investor and meet the definition of a derivative under ASC 815-40, however, they fall under the scope exception which states that contracts issued that are both a) indexed to its own stock; and b) classified in stockholders' equity are not considered derivatives. The warrants were recorded at their fair value on the date of grant as a component of stockholder's equity. These warrants remain outstanding at December 31, 2012.

        On April 30, 2010, 390,000 common stock warrants were issued to the FDIC. These warrants have a strike price of $6 and a 10 year term. These warrants have a feature that allows settlement in cash and were issued as consideration paid to the FDIC for the purchase of assets of CF Bancorp. These warrants meet the definition of a liability due to the cash settlement feature and are recorded as such in the Consolidated Balance Sheets. The purchase accounting adjustments related to the CF Bancorp

Talmer Bancorp, Inc.

Notes to Consolidated Financial Statements (Continued)

16. STOCK-BASED COMPENSATION AND STOCK WARRANTS (Continued)

acquisition included an estimated present value of the potential cash settlement that may be paid to the FDIC of $2.89 million which was recorded in "FDIC warrants payable" in the Consolidated Balance Sheets. At each subsequent reporting period, the Company determines the potential cash settlement amount for these warrants and, to the extent that the present value of the potential cash settlement amount is greater than the initial contingent purchase accounting adjustment, the company would accrue additional expense to fully reflect the present value of the potential cash settlement amount. For the years ended December 31, 2012, 2011 and 2010, $195 thousand, $144 thousand and $96 thousand, respectively, was recognized as periodic amortization expense. For the years ended December 31, 2012 and December 31, 2011, $326 thousand and $101 thousand and $326 thousand were recognized as additional expense due to the change in potential cash settlement amount. For the year ended December 31, 2010 no adjustment was needed related to the potential cash settlement amount. At December 31, 2012, the Company's recorded balance of FDIC Warrants Payable was $3.7 million.

        On February 21, 2012, 109,122 common stock warrants were issued to investment vehicles associated with a private investor. The warrants have a strike price of $8 per share and a 10 year term. These warrants were issued concurrently with the issuance of stock to this private investor and meet the definition of a derivative under ASC 815-40, however, they fall under the scope exception which states that contracts issued that are both a) indexed to its own stock; and b) classified in stockholders' equity are not considered derivatives. The warrants were recorded at their fair value on the date of grant as a component of stockholder's equity. These warrants remain outstanding at December 31, 2012.

        On December 27, 2012, 797,132 common stock warrants were issued to investment vehicles associated with a private investor. The warrants have a strike price of $8 per share and a 10 year term. These warrants were issued concurrently with the issuance of stock to this private investor and meet the definition of a derivative under ASC 815-40, however, they fall under the scope exception which states that contracts issued that are both a) indexed to its own stock; and b) classified in stockholders' equity are not considered derivatives. The warrants were recorded at their fair value on the date of grant as a component of stockholder's equity. These warrants remain outstanding at December 31, 2012.

Talmer Bancorp, Inc.

Notes to Consolidated Financial Statements (Continued)

17. TRANSACTIONS WITH RELATED PARTIES

        Loans to executive officers, directors, principal shareholders and their related interests in 2012, 2011, and 2010 were as follows:

	Years ended December 31,
(Dollars in thousands)	2012	2011	2010
Beginning balance	$8,338	$6,841	$3,760
Additional financing	523	5,210	3,781
Repayments(1)	(1,767)	(3,713)	(700)

Ending balance	$7,094	$8,338	$6,841

(1)
The year ended December 31, 2011 includes $376 thousand of loans sold with servicing rights retained.

        Deposits from executive officers, directors, principal shareholders and their related interests were approximately $13.2 million and $5.4 million at December 31, 2012 and 2011, respectively.

18. REGULATORY CAPITAL MATTERS

        Banks and bank holding companies are subject to regulatory capital requirements administered by federal banking agencies. Capital adequacy guidelines and, additionally for banks, prompt corrective action regulations, involve quantitative measures of assets, liabilities, and certain off-balance sheet items calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by regulators. Failure to meet capital requirements can initiate regulatory action. Management believes as of December 31, 2012, the Company and Bank met all capital adequacy requirements to which they are subject.

        Prompt corrective action regulations provide five classifications: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized, although these terms are not used to represent overall financial condition. If adequately capitalized, regulatory approval is required to accept brokered deposits. If undercapitalized, capital distributions are limited, as is asset growth and expansion, and capital restoration plans are required. At December 31, 2012 and 2011, the most recent regulatory notifications categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the institution's category.

Talmer Bancorp, Inc.

Notes to Consolidated Financial Statements (Continued)

18. REGULATORY CAPITAL MATTERS (Continued)

        The following is a summary of actual and required capital amounts and ratios:

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
(Dollars in thousands)	Amount	Ratio	Amount	Ratio	Amount	Ratio
December 31, 2012
Total capital to risk-weighted assets
Talmer Bancorp, Inc. (Consolidated)	$525,036	45.9%	$91,506	8.0%	N/A	N/A
Talmer Bank and Trust	318,056	27.8%	91,379	8.0%	$114,224	10.0%
Tier 1 capital to risk-weighted assets
Talmer Bancorp, Inc. (Consolidated)	510,191	44.6%	45,753	4.0%	N/A	N/A
Talmer Bank and Trust	303,108	26.5%	45,689	4.0%	68,534	6.0%
Tier 1 leverage ratio
Talmer Bancorp, Inc. (Consolidated)	510,191	22.7%	90,140	4.0%	N/A	N/A
Talmer Bank and Trust	303,108	13.5%	89,872	4.0%	112,340	5.0%
December 31, 2011
Total capital to risk-weighted assets
Talmer Bancorp, Inc. (Consolidated)	$321,326	39.0%	$65,947	8.0%	N/A	N/A
Talmer Bank and Trust	285,361	34.6%	66,012	8.0%	$82,515	10.0%
Tier 1 capital to risk-weighted assets
Talmer Bancorp, Inc. (Consolidated)	310,498	37.7%	32,973	4.0%	N/A	N/A
Talmer Bank and Trust	274,533	33.3%	33,006	4.0%	49,509	6.0%
Tier 1 leverage ratio
Talmer Bancorp, Inc. (Consolidated)	310,498	14.6%	85,475	4.0%	N/A	N/A
Talmer Bank and Trust	274,533	12.9%	85,755	4.0%	107,193	5.0%

        The Company's principal source of funds for dividend payments is dividends received from the Bank. Banking regulations limit the amount of dividends that may be paid without prior approval of regulatory agencies. Under these regulations, the amount of dividends that may be paid in any calendar year is limited to the current year's net profits, combined with the retained net profits of the preceding two years, subject to the capital requirements described above. Additionally, per the Company's strategic plan that was accepted by the FDIC, the Bank is required to maintain a Tier 1 leverage ratio of 10%. This strategic plan included an expectation of raising additional capital from private equity investors for the purposes of pursuing additional acquisitions through FDIC-assisted transactions, open bank opportunities and/or select branch purchases. The strategic plan does not contemplate that the Company would pay dividends prior to April 30, 2013, unless the strategic plan is revised and/or the Company receives prior regulatory approval.

Talmer Bancorp, Inc.

Notes to Consolidated Financial Statements (Continued)

19. CONTINGENT LIABILITIES

        The Company and certain of its subsidiaries are subject to various pending or threatened legal proceedings arising out of the normal course of business. Some of these claims are against entities or assets of which the Company has acquired in business acquisitions, and certain of these claims, or future claims, will be covered by loss sharing agreements with the FDIC.

        The Company assesses its liabilities and contingencies in connection with outstanding legal proceedings utilizing the latest information available. Where it is probable that the Company will incur a loss and the amount of the loss can be reasonably estimated, the Company records a liability in its consolidated financial statements. While the ultimate liability with respect to these litigation matters and claims cannot be determined as of the date of these financial statements, in the opinion of management, any liabilities arising from pending legal proceedings would not have a material adverse effect on the Company's financial statements.

20. PARENT COMPANY FINANCIAL STATEMENTS

Balance Sheets—Talmer Bancorp, Inc.

	December 31,
(Dollars in thousands)	2012	2011
Assets
Cash and cash equivalents	$211,849	$25,710
Investment in Banking subsidiaries	313,660	285,361
Income tax benefit	—	10,314
Other assets	2,632	125

Total assets	$528,141	$321,510

Liabilities
Income tax liability	$4,960	$—
Accrued expenses and other liabilities	2,438	184

Total liabilities	7,398	184

Shareholders' equity	520,743	321,326

Total liabilities and stockholders' equity	$528,141	$321,510

Talmer Bancorp, Inc.

Notes to Consolidated Financial Statements (Continued)

20. PARENT COMPANY FINANCIAL STATEMENTS (Continued)

Statements of Income—Talmer Bancorp, Inc.

	For the years ended December 31,
(Dollars in thousands)	2012	2011	2010
Income
Interest income	$—	$—	$209

Total income	—	—	209

Expenses
Salaries and employee benefits	5,191	4,369	7,241
Professional services	1,096	1,005	618
Other	526	387	362

Total expenses	6,813	5,761	8,221

Income (loss) before income taxes and equity in undistributed net earnings of subsidiaries	(6,813)	(5,761)	(8,012)
Income tax benefit	2,382	2,060	4,480
Equity in undistributed earnings of subsidiaries	26,101	37,150	48,208

Net income	$21,670	$33,449	$44,676

Talmer Bancorp, Inc.

Notes to Consolidated Financial Statements (Continued)

20. PARENT COMPANY FINANCIAL STATEMENTS (Continued)

Statements of Cash Flows—Talmer Bancorp, Inc.

	For the years ended December 31,
(Dollars in thousands)	2012	2011	2010
Cash flows from operating activities
Net income	$21,670	$33,449	$44,676
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in undistributed earnings of subsidiaries	(26,101)	(37,150)	(48,208)
Stock-based compensation expense	1,615	1,590	806
Change in income tax benefit/liability	15,274	(9,128)	(1,186)
Increase in other assets, net	(2,507)	(102)	(23)
Increase (decrease) in accrued expenses and other liabilities, net	2,254	(1,316)	1,228

Net cash provided by (used in) operating activities	12,205	(12,657)	(2,707)
Cash flows from investing activities
Cash proceeds from acquisitions	—	25,999	—
Capital contributions to subsidiaries	—	—	(178,000)

Net cash provided by (used in) investing activities	—	25,999	(178,000)
Cash flows from financing activities
Issuance of common stock	173,934	4,606	185,882

Net cash provided by financing activities	173,934	4,606	185,882

Net increase in cash and cash equivalents	186,139	17,948	5,175
Beginning cash and cash equivalents	25,710	7,762	2,587

Ending cash and cash equivalents	$211,849	$25,710	$7,762

Increase in assets and liabilities (non-cash) in Lake Shore Wisconsin Corporation acquisition:
Other assets	$—	$147	$—
Other liabilities	—	145	—

Talmer Bancorp, Inc.

Notes to Consolidated Financial Statements (Continued)

21. EARNINGS PER COMMON SHARE

        The factors used in the basic and diluted earnings per share ("EPS") computation follow:

	For the year ended December 31,
(In thousands, except per share data)	2012	2011	2010
Numerator for basic and diluted EPS:
Net income	$21,670	$33,449	$44,676

Denominator for basic EPS—weighted average shares	46,987	39,505	27,937
Effect of dilutive securities—
Employee and director stock options	1,312	323	207
Warrants	507	811	445

Denominator for diluted EPS—adjusted weighted average shares	48,806	40,639	28,589

EPS available to common shareholders
Basic	$0.46	$0.85	$1.60

Diluted	$0.44	$0.82	$1.56

        For the effect of dilutive securities, it was assumed that the average stock valuation is $8.02 per share for 2012, $7.05 per share for 2011, and $5.17 per share for 2010, which is reflective of the share activity and any fair valuation opinions obtained during each year.

        The following average shares related to outstanding options and warrants to purchase shares of common stock were not included in the computation of diluted net income available to common shareholders because they were antidilutive.

(Shares in thousands)	2012	2011	2010
Average outstanding options	218	3,879	1,569
Range of exercise prices	$7.25	$6.00 - $7.25	$6.00
Average outstanding warrants	39	39	1,382
Range of exercise prices	$10.00	$10.00	$6.00 - $10.00

22. EMPLOYEE BENEFIT PLAN

        In 2010, 2011 and 2012, the Company sponsored a defined contribution 401(k) plan covering substantially all employees and allowing employees, at their option, to contribute up to $17,000 for the year ended December 31, 2012 and $16,500 for the years ended December 31, 2011 and 2010 of their pay with an additional $5,500 if age 50 or older, subject to certain IRS limitations and Company service requirements. The Company matched the employee's elective contributions up to 1% of pay with $1 for every dollar contributed. Elective contributions over 1% of pay and up to 6% of pay are matched with $0.50 for every dollar contributed. The Company's matching contributions vest 100% after 2 years of service.

        Total Company contributions to the 401(K) plan were $1.1 million, $911 thousand, and $255 thousand for the years ended December 31, 2012, 2011, and 2010, respectively.

Talmer Bancorp, Inc.

Notes to Consolidated Financial Statements (Continued)

23. SUBSEQUENT EVENTS

        On January 1, 2013, the Company acquired the issued and outstanding shares of common stock of First Place Bank, a wholly-owned subsidiary of First Place Financial Corp. ("FPFC") headquartered in Warren, Ohio, and certain other assets held in the name of FPFC. The Company assumed $60 million in subordinated notes issued to First Place Capital Trust, First Place Capital Trust II, and First Place Capital III ("Trust Preferred Issuers"), of which $45 million was immediately retired in accordance with the provisions of the purchase agreement, and received FPFC's common securities issued by the Trust Preferred Issuers, certain tax assets and all cash and cash equivalents held by FPFC. Following the acquisition, the Company contributed $179 million of additional capital in order to recapitalize First Place Bank and will contribute additional capital if needed. The Company incurred $1.7 million of acquisition related expenses during the year ended December 31, 2012 primarily related to the acquisition of First Place Bank included within "Other expenses" in the consolidated statements of income. While the Company is expanding its footprint throughout Ohio, Talmer Bank and Trust will continue to operate out of their Troy, Michigan headquarters. The Bank will maintain locations in the Detroit-Warren-Livonia Michigan metropolitan area, communities in Northeastern Michigan, South Central and Southeastern Wisconsin, as well as its acquired branches in Ohio, Indiana, and Maryland.

Talmer Bancorp, Inc.

Notes to Consolidated Financial Statements (Continued)

23. SUBSEQUENT EVENTS (Continued)

        The assets and liabilities associated with the acquisition were recorded on the consolidated balance sheets at estimated fair value as of the acquisition date. The initial accounting for the acquisition was incomplete at the time these financial statements were issued. The following allocation is preliminary and may change as additional information becomes available and additional analyses are completed.

(Dollars in thousands)	Initial Allocation
Consideration paid:
Cash	$45,007
Fair Value of identifiable assets acquired:
Cash and cash equivalents	$422,462
Investment securities available-for-sale	159,927
Federal home loan bank stock	12,993
Loans held for sale	213,947
Loans	1,533,071
Premises and equipment	22,481
Mortgage servicing rights	41,967
Bank owned life insurance	38,172
Other real estate owned	18,654
Core deposit intangible	9,816
Other assets	106,089

Total identifiable assets acquired	2,579,579
Fair value of liabilities assumed:
Deposits	$2,100,295
Short-term borrowings	21,891
Long-term borrowings	312,956
Other liabilities	25,653

Total liabilities assumed	2,460,795

Fair Value of net identifiable assets acquired	118,784

Bargain purchase gain resulting from acquisition	$73,777

        Loans acquired in the First Place Bank acquisition were initially recorded at fair value with no separate allowance for loan losses. The Company reviewed the loans at acquisition to determine which should be considered purchased impaired loans (i.e. loans accounted for under ASC 310-30) defining impaired loans as those that were either not accruing interest or exhibited credit risk factors consistent with nonperforming loans at the acquisition date.

FIRST PLACE BANK

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

First Place Bank
Warren, Ohio

        We have audited the accompanying consolidated balance sheets of First Place Bank and Subsidiary (the "Bank") as of December 31, 2012 and 2011, and the related consolidated statements of income, comprehensive income, changes in shareholder's equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Bank is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of its internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Bank's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of First Place Bank and Subsidiary as of December 31, 2012 and 2011, and the results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Southfield, Michigan
April 22, 2013

First Place Bank

Consolidated Statements of Financial Condition

December 31, (Dollars in thousands, except share data)	2012	2011
ASSETS
Cash and due from banks	$32,758	$30,883
Interest-bearing deposits in other banks	380,932	222,003
Securities available for sale, at fair value	139,764	213,998
Loans held for sale, at fair value	213,947	142,614
Loans	1,655,031	1,943,600
Less allowance for loan losses	69,746	73,472

Loans, net	1,585,285	1,870,128
Federal Home Loan Bank stock	12,993	34,541
Premises and equipment, net	37,960	40,419
Mortgage servicing rights	41,686	31,781
Real estate owned	22,262	30,008
Other assets	98,611	78,665

Total assets	$2,566,198	$2,695,040

LIABILITIES
Deposits:
Noninterest-bearing checking	$369,340	$344,472
Interest-bearing checking	235,708	210,181
Savings	360,173	373,928
Money market deposit accounts	285,564	294,752
Certificates of deposit	845,990	972,024

Total deposits	2,096,775	2,195,357
Short-term borrowings	21,891	33,282
Long-term debt	265,717	306,072
Other liabilities	25,666	24,867

Total liabilities	2,410,049	2,559,578
SHAREHOLDER'S EQUITY
Common stock, $1,000 par value per share; one share authorized and issued at December 31, 2012 and 2011	1	1
Additional paid-in capital	426,683	426,450
Retained deficit	(267,556)	(293,315)
Accumulated other comprehensive income (loss), net	(2,979)	2,326

Total shareholder's equity	156,149	135,462

Total liabilities and shareholder's equity	$2,566,198	$2,695,040

See accompanying notes to consolidated financial statements.

First Place Bank

Consolidated Statements of Income

Years ended December 31, (In thousands)	2012	2011
INTEREST INCOME
Loans, including fees	$99,425	$114,375
Securities and interest-bearing deposits:
Taxable	4,225	5,626
Tax-exempt	1,555	1,958
Dividends	1,534	1,477

Total interest income	106,739	123,436
INTEREST EXPENSE
Interest-bearing checking	171	213
Savings	474	751
Money market deposit accounts	1,046	1,728
Certificates of deposit	9,390	12,800

Total deposits	11,081	15,492
Short-term borrowings	111	299
Long-term debt	10,693	11,281

Total interest expense	21,885	27,072

NET INTEREST INCOME	84,854	96,364
Provision for loan losses	27,740	27,540

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	57,114	68,824
NONINTEREST INCOME
Mortgage banking gains	76,219	29,313
Service charges and fees on deposit accounts	9,411	10,441
Net gains on sales of securities	6,541	1,456
Electronic banking fees	4,705	4,281
Loan servicing income, net	(4,475)	(10,433)
Other income	4,268	4,743

Total noninterest income	96,669	39,801
NONINTEREST EXPENSE
Salaries and employee benefits	52,994	47,809
Professional fees	14,729	5,938
Restatement expense	14,694	8,435
Occupancy and equipment	13,244	14,457
Federal deposit insurance premiums	6,040	5,517
Loan expense	5,009	2,378
Directors and officers liability insurance	4,554	581
Electronic banking expenses	2,223	2,091
Real estate owned expense	2,213	1,348
Amortization of intangible assets	1,341	1,632
Marketing	867	1,807
Other expense	10,060	9,411

Total noninterest expense	127,968	101,404

INCOME BEFORE INCOME TAX EXPENSE	25,815	7,221
Income tax expense	56	625

NET INCOME	$25,759	$6,596

See accompanying notes to consolidated financial statements.

First Place Bank

Consolidated Statements of Comprehensive Income

Years ended December 31, (In thousands)	2012	2011
Net income	$25,759	$6,596
Other comprehensive income (loss):
Net unrealized gains on securities available for sale	1,308	4,675
Reclassification adjustments for net gains on sales of securities(a)	(6,613)	(1,191)

Other comprehensive income (loss) before tax effect	(5,305)	3,484
Tax effect	1,857	(1,222)
Reclassification of tax valuation allowances	(1,857)	1,222

Total other comprehensive income (loss)	(5,305)	3,484

Total comprehensive income	$20,454	$10,080

(a)
Reclassification adjustments represent net unrealized gains on securities available for sale as of the prior year end that were recognized during the current year.

Consolidated Statements of Changes in Shareholder's Equity

(In thousands, except share data)	Common Stock	Additional Paid-in Capital	Retained Deficit	Accumulated Other Comprehensive Income (Loss), Net	Total
BALANCE AT DECEMBER 31, 2010	$1	$414,016	$(299,911)	$(1,158)	$112,948
Net income			6,596		6,596
Net unrealized gains on securities available for sale, net of reclassification adjustments of ($1,191) and income taxes of $1,222				2,262	2,262
Cash infusion from First Place Financial Corp.		12,000			12,000
Reclassification of tax valuation allowances				1,222	1,222
Stock-based compensation		434			434

BALANCE AT DECEMBER 31, 2011	$1	$426,450	$(293,315)	$2,326	$135,462
Net income			25,759		25,759
Net unrealized gains on securities available for sale, net of reclassification adjustments of ($6,613) and income taxes of ($1,857)				(3,448)	(3,448)
Reclassification of tax valuation allowances				(1,857)	(1,857)
Stock-based compensation		233			233

BALANCE AT DECEMBER 31, 2012	$1	$426,683	$(267,556)	$(2,979)	$156,149

See accompanying notes to consolidated financial statements.

First Place Bank

Consolidated Statements of Cash Flows

Years ended December 31, (In thousands)	2012	2011
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$25,759	$6,596
Adjustments to reconcile net income to net cash from operating activities:
Depreciation	3,932	4,924
Provision for loan losses	27,740	27,540
Provision (recovery) for impaired mortgage servicing rights	(1,707)	8,937
Amortization of mortgage servicing rights	19,270	11,459
Other amortization, net of accretion	1,745	1,990
Net gains on sales of securities	(6,541)	(1,456)
Valuation allowance on real estate owned and real estate held for investment	1,035	4,944
Proceeds from sales of loans and securitized loans held for sale	3,462,714	2,634,177
Originations and purchases of loans held for sale	(3,314,616)	(2,176,206)
Mortgage banking gains	(76,219)	(29,313)
(Gains) losses on sales of real estate owned and real estate held for investment, net	933	(873)
Losses on disposal of premises and equipment	34	2
Stock-based compensation	233	434
Increase in cash surrender value of company-owned life insurance	(1,361)	(1,382)
Change in other assets	(49,501)	25,362
Change in other liabilities	800	(11,858)
Change in deferred loan fees	(1,834)	5,427

Net cash from operating activities	92,416	510,704
CASH FLOWS FROM INVESTING ACTIVITIES
Securities available for sale:
Proceeds from sales and redemptions	128,560	115,221
Proceeds from maturities, calls and principal paydowns	47,066	41,860
Purchases	(100,777)	(158,763)
FHLB stock redemption	21,548	500
Net change in interest-bearing deposits in other banks	(158,929)	(197,978)
Net change in loans	91,877	(43,531)
Proceeds from sales of loans	7,096	9,023
Proceeds from sales of real estate owned and real estate held for investment	24,828	29,472
Premises and equipment expenditures, net	(1,507)	(2,835)

Net cash from (used in) investing activities	59,762	(207,031)
CASH FLOWS FROM FINANCING ACTIVITIES
Net change in deposits	(98,577)	(153,953)
Net change in short-term borrowings	(11,391)	(147,301)
Repayment of long-term debt	(40,335)	(10,410)
First Place Financial Corp. infusion of cash	—	12,000

Net cash used in financing activities	(150,303)	(299,664)

Net change in cash and due from banks	1,875	4,009
Cash and due from banks at beginning of year	30,883	26,874

CASH AND DUE FROM BANKS AT END OF YEAR	$32,758	$30,883

Supplemental cash flow information:
Cash payments of interest expense	$22,323	$27,079
Cash payments of income taxes	—	—
Supplemental noncash disclosures:
Principal balance of loans securitized	313,013	222,606
Transfer of loans from portfolio to loans held for sale	117,900	129,943
Transfer of loans to real estate owned and real estate held for investment	16,952	33,841
Allocation of loan basis to mortgage servicing rights	27,468	21,145

See accompanying notes to consolidated financial statements.

First Place Bank

Notes To Consolidated Financial Statements

NOTE 1—SIGNIFICANT ACCOUNTING POLICIES

        As used in these Notes, references to "First Place," "we," "our," "us," "the Bank" and similar terms refer to the consolidated entity consisting of First Place Bank and its subsidiary, Ardent Service Corporation.

        We have provided the following list of commonly used acronyms and abbreviations to assist the reader. The acronyms and abbreviations identified below are used in the Notes to the Consolidated Financial Statements.

ESOP: Employee Stock Ownership Plan.	N/A: Not applicable.
FASB: Financial Accounting Standards Board.	OCC: Office of the Comptroller of the Currency.
FHLB: Federal Home Loan Bank.	OTS: Office of Thrift Supervision.
GAAP: U.S. generally accepted accounting principles.	RRP: Recognition and Retention Plan.
LIBOR: London Interbank Offered Rate.	TDR: Troubled debt restructuring.
MSRs: Mortgage servicing rights.	U.S. Treasury: United States Department of the Treasury

        Organization:    First Place Bank is a federally chartered stock savings association and the primary subsidiary of First Place Financial Corp, a thrift holding company (the "parent company of the Bank" or the "Company"). As of December 31, 2012, the Bank had $2.566 billion in total assets and operated 41 retail locations, two business financial service centers and 19 loan production offices. The Bank's principal business consists of accepting retail and business deposits from the general public and investing these funds primarily in one- to four-family residential mortgage, home equity, multifamily, commercial real estate, commercial and construction loans. The Bank has one active wholly-owned subsidiary, Ardent Service Corporation, which currently operates as a management company to manage the rental or sale of certain properties obtained from borrowers through foreclosure or the transfer of deeds in lieu of foreclosure.

        Basis of Presentation:    The consolidated financial statements have been prepared in conformity with GAAP and include the accounts of First Place Bank and its active wholly-owned subsidiary, Ardent Service Corporation. All significant intercompany accounts and transactions have been eliminated in consolidation.

        We believe the consolidated financial statements include all adjustments of a normal recurring nature and disclosures that are necessary for a fair presentation of our financial condition and results of operations for the periods presented.

        Use of Estimates:    The preparation of the financial statements in conformity with GAAP and prevailing practices within the financial services industry requires us to make estimates and assumptions that affect the reported amounts of our assets and liabilities, contingent assets and liabilities, and revenues and expenses. Primary areas involving the use of estimates and assumptions include the allowance for loan losses, fair values of financial instruments, the realization of deferred tax assets, the identification and carrying amount of impaired loans, the carrying amount and amortization of intangible assets, the determination of other-than-temporary impairment on investments, the determination of the liability for recourse related to loans sold, and valuations of foreclosed assets, MSRs and stock options. If our estimates prove to be inaccurate, actual results could differ from those reported.

        Cash Flows:    Cash and due from banks as presented on the consolidated statement of cash flows are considered "cash and cash equivalents" for financial reporting purposes. Net cash flows are

First Place Bank

Notes To Consolidated Financial Statements (Continued)

NOTE 1—SIGNIFICANT ACCOUNTING POLICIES (Continued)

reported for interest-bearing deposits in other banks, federal funds sold, loans, deposits, and short-term borrowings.

        Securities:    Securities are classified as held to maturity, available for sale, or trading.

        Securities are classified as held to maturity when we have both the ability and the intent to hold them until maturity. These securities are carried at amortized cost. We had no held-to-maturity securities at December 31, 2012 or 2011. Securities are classified as available for sale when they may be sold before maturity in response to changes in interest rates, prepayment risk, liquidity needs or other factors. Securities available for sale are carried at fair value based on quoted market prices. If quoted prices are not available, fair value is determined based on quoted prices of similar investments or through the use of models that use significant assumptions not observable in the market. Unrealized gains and losses (net of taxes) deemed temporary are included in equity as a component of "accumulated other comprehensive income (loss), net" on the statement of financial condition. Other-than-temporary losses are separated between the amount related to credit loss, which is included in the statement of income, and the amount related to all other factors, which is included in "accumulated other comprehensive income (loss), net," on the statement of financial condition. Realized gains and losses resulting from the sales of securities are included in "net gains on sales of securities" on the statement of income.

        Securities are classified as trading if the securities are purchased with the intent to sell them in the near term or we have elected to account for them at fair value. These securities are carried at fair value with both realized and unrealized gains and losses included in noninterest income on the statement of income. We had no trading securities during 2012 or 2011.

        Gains and losses on securities sales result from the difference between the sales proceeds and the amortized cost of the security sold using the specific identification method. Purchases and sales are recognized on the trade date. Interest income includes the amortization of premiums and the accretion of discounts arising at the time of purchase or as the result of a business combination. Premiums are amortized and discounts are accreted using the level yield method, adjusted for estimated prepayments for mortgage-backed securities and collateralized mortgage obligations.

        Our portfolio of available-for-sale securities is reviewed quarterly for impairment in value. In performing this review we consider: (i) the length of time and extent that fair value has been less than cost, (ii) the financial condition and near term prospects of the issuer, (iii) the impact of changes in market interest rates on the fair value of the security and (iv) an assessment as to whether we intend to sell, or it is more likely than not that we will be required to sell a security in an unrealized loss position before recovery of its amortized cost basis. If either of the criteria in item (iv) is met, the entire difference between amortized cost and fair value is recognized in earnings. For securities that do not meet the aforementioned criteria, the amount of other-than-temporary impairment recognized in earnings is limited to the amount related to credit losses, while impairment related to other factors is recognized in equity as a component of "accumulated other comprehensive income (loss), net" on the statement of financial condition. The above process applies to only debt securities.

        Loans Held for Sale:    Loans held for sale consist of residential mortgage loans originated for sale and other loans which have been identified for sale. From time to time, loans held for sale may include the guaranteed portion of Small Business Administration loans. Loans held for sale are carried at fair value, which is determined based on recently negotiated sales agreements or available market data for

First Place Bank

Notes To Consolidated Financial Statements (Continued)

NOTE 1—SIGNIFICANT ACCOUNTING POLICIES (Continued)

similar loans. If a delinquent or nonperforming loan is transferred from the loan portfolio to the held-for-sale category, any write-down of the carrying amount related to credit quality at the date of transfer is recorded as a charge-off. Adjustments to the fair value of loans held for sale are included in "mortgage banking gains" on the statement of income.

        Loans:    Loans for which we have the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at the principal amount outstanding, net of unearned income, deferred loan origination fees and costs, and premiums or discounts resulting from a purchase or business combination. Interest income is accrued as earned and includes the amortization of premiums, the accretion of discounts and the amortization of net deferred fees and costs over the contractual lives of the related loans using the level-yield method.

        Loans or debt securities acquired through a purchase or as part of a business combination are recorded at fair value; valuation allowances are not established at the time the asset is initially recorded. We estimate the amount and timing of expected cash flows for each purchased loan or pool of loans, and the expected cash flows in excess of the amount paid are recorded as interest income over the remaining life of the asset. Any excess of contractual principal and interest over the expected cash flows is not recorded until all expected cash flows have been received.

        Past Due and Nonaccrual Loans:    Loans, other than amortized residential mortgage loans, are considered past due when the contractual amounts of principal and interest due are not received within 30 days of the contractual due date. Amortized residential mortgage loans are considered past due when two payments have not been received. Interest and fees continue to accrue on past due loans until the date the loan is placed on nonaccrual status. We generally place a loan on nonaccrual status when the principal or interest on the loan becomes due and unpaid for 90 days or more, unless the loan is both well-secured and in the process of collection. Loans may be placed on nonaccrual status or charged off at an earlier date if the full collection of principal or interest is considered unlikely. When a loan is placed on nonaccrual status, all of the interest income previously accrued but not collected is reversed against interest income. In addition, the amortization of premiums, the accretion of discounts and the amortization of net deferred fees and costs are discontinued. We record interest on nonaccrual loans using the cost recovery method. Under this method, all cash payments received are applied to principal until the loan qualifies for return to accrual status. Loans are returned to accrual status when all principal and interest amounts contractually due are brought current and we expect future payments to be collected.

        Impaired Loans:    Impaired loans include loans placed on nonaccrual status and TDRs. Loans are considered impaired when, based on current facts and circumstances, it is probable that all of the principal and interest will not be collected in accordance with the contractual terms of the loan agreement. Generally, loans individually evaluated for impairment include:

  •
  all residential mortgage and consumer loans collateralized by real estate, and all commercial loans greater than $250,000 categorized as TDRs,

  •
  nonhomogeneous loans on nonaccrual status with unpaid principal balances greater than or equal to $500,000,

  •
  any loans with unpaid principal balances greater than or equal to $500,000 that are classified as substandard, doubtful, or loss as defined by the banking regulations, and have been delinquent 3 times or more in the last 12 months, and

First Place Bank

Notes To Consolidated Financial Statements (Continued)

NOTE 1—SIGNIFICANT ACCOUNTING POLICIES (Continued)

  •
  any loans with unpaid principal balances greater than or equal to $500,000 that are classified as substandard, doubtful, or loss and have one or more full years of real estate taxes due as of the reporting date.

        In determining whether a loan is impaired, we consider various factors including payment status, collateral value, and probability of receiving contractual principal and interest payments when due. We do not consider a loan to be impaired if the delay or short fall in the amount of payment expected is insignificant. The significance of payment delays or shortfalls is determined on a case-by-case basis by taking into consideration all of the facts and circumstances surrounding the loan and the borrower.

        We generally measure impairment and determine the related allowance or charge-off for individually impaired loans based on: (i) the present value of expected future cash flows discounted at the loan's original interest rate; (ii) the loan's observable market price; or (iii) the fair value of the collateral if the loan is collateral-dependent. Loans are identified as collateral-dependent if we believe the sale or operation of the collateral is the sole source of repayments. The majority of the Bank's impaired commercial loans are collateral-dependent and are therefore measured for impairment using the fair value of the collateral. To ensure that the fair value of the collateral is reasonably accurate, we use third-party appraisals that have been obtained within 12 months of the date the impairment is measured. If a commercial loan is deemed impaired, a charge-off is generally recognized for the excess of the loan's carrying amount over its appraised value. If a consumer or residential real estate loan is a TDR, the loan is evaluated for impairment on an individual basis regardless of its size and is generally measured for impairment by discounting the present value of expected future cash flows at the loan's original interest rate. If the TDR concession is granted by a court order which results in the discharge of the loan obligation, the loan is considered collateral dependent and measured for impairment accordingly.

        The recognition of interest income on impaired loans is consistent with the methodology applied to nonaccrual loans summarized above.

        Charge-offs:    As a general rule, commercial loans not individually evaluated for impairment are charged down to the fair value of the underlying collateral when management believes the contractual payments on the loans are not likely to be collected. Our charge-off policy related to residential mortgage and consumer loans varies by loan type as follows:

  •
  Closed-end consumer loans are generally charged off when the contractual payments on the loans are 120 days or more past due, unless the loans are secured by residential real estate.

  •
  Open-end consumer loans are generally charged off when the contractual payments on the loans are 180 days or more past due, unless the loans are secured by residential real estate. In lieu of charging off the entire loan balance, loans secured by collateral other than real estate may be written down to the fair value of the underlying collateral, less cost to sell, if repossession of the collateral is assured and in process.

  •
  Open- and closed-end loans secured by residential real estate are generally written down when the contractual payments on the loans are 180 days or more past due. Any outstanding loan balance in excess of the fair value of the underlying collateral, less cost to sell, is charged off.

        Costs incurred to recover charged-off loans are recorded as collection expense.

First Place Bank

Notes To Consolidated Financial Statements (Continued)

NOTE 1—SIGNIFICANT ACCOUNTING POLICIES (Continued)

        Troubled Debt Restructurings:    A TDR occurs when, for economic or legal reasons related to the borrower's financial difficulties, we grant a concession that we would not otherwise consider. Indicators that a borrower may be experiencing financial difficulty include: default on debt, bankruptcy, the inability to service current or future debt, and the absence of available credit. Under these circumstances, the restructuring may include, but is not necessarily limited to: (i) a modification of the loan terms, such as a reduction of the stated interest rate, the forbearance of payments placing the loan on an interest-only payment basis, or an extension of the maturity date at a stated interest rate lower than the current market interest rate for new extensions of credit with similar risk, (ii) a transfer of real estate, receivables from third parties, or other assets received from the borrower, or an equity interest in the borrower acquired in full or partial satisfaction of the loan, or (iii) a combination of the above. Once a loan is restructured in a TDR, the loan is considered impaired and is evaluated accordingly.

        TDRs on nonaccrual status or that have been performing in accordance with their modified terms for a period of less than six months are classified as nonperforming loans. Performing TDRs are those that have been in compliance with their modified terms for a period of at least six months.

        Allowance for Loan Losses:    The allowance for loan losses represents our estimate of probable losses in the loan portfolio as of the balance sheet date. The determination of the allowance requires significant estimates, including the timing and amount of future cash flows related to impaired loans, historical loss experience pertaining to pools of homogeneous loans and the evaluation of current economic conditions, all of which are susceptible to change from period to period. All lending activity contains inherent risk of loss; however, we have not originated or purchased a material amount of high risk products such as subprime loans. The allowance for loan losses is increased through the provision for loan losses and reduced by charge-offs. The provision for loan losses, which is charged to earnings, reflects credit losses we believe have been incurred and will eventually be reflected over time in our charge-offs. Charge-offs of uncollectible amounts are deducted from the allowance and subsequent recoveries are added.

        We establish the level of the allowance for loan losses based on: (i) probable loss exposure on impaired loans; (ii) the amount and composition of classified loans; (iii) the level and mix of nonclassified loans; and (iv) historic loss rates and other asset quality trends in the portfolio. We do not maintain an allowance for loans held-for-sale as these loans are carried at fair value.

        The allowance consists of three components: (i) a specific allowance allocated to loans considered impaired and therefore subject to individual analysis, (ii) a formula-based allowance allocated to pools of homogeneous loans with similar characteristics and not otherwise subject to individual analysis, and (iii) a qualitative allowance that considers both internal and external risk factors that may affect the collectability of the loan portfolio. Pools of loans not subject to individual analysis are evaluated for loss exposure based on historical loss experience. Historical loss rate ratios are calculated by stratifying each loan segment by risk classification at a point in time and tracking actual loan charge-offs, generally over a rolling 12 month loss emergence period for residential mortgage and consumer loans, and an 18 month period for commercial loans. The ratio outputs are annualized over a defined period of time, generally three years, using either a weighted or non-weighted approach depending on the economic cycle at the time. These ratios are then applied to the outstanding loan principal balance at a point in time. The historical data is reviewed quarterly and adjustments to the historical loss rate ratios are calculated each quarter. At the end of 2012 and 2011, the non-weighted approach was used. A qualitative allowance is maintained to account for uncertainties and ways in which current losses may

First Place Bank

Notes To Consolidated Financial Statements (Continued)

NOTE 1—SIGNIFICANT ACCOUNTING POLICIES (Continued)

differ from historic losses due to changing conditions. The determination of the qualitative allowance considers trends in the general economy, as well as risks inherent in loans not subject to individual analysis. The risk factors considered in the determination of the qualitative allowance include, but are not limited to, national, regional, and local economic and business conditions; changes in lending policies and procedures; and changes in asset quality indicators.

        Liability for Credit Losses on Unfunded Commitments:    The liability for credit losses inherent in lending-related commitments, such as unfunded loan commitments and letters of credit, is included in "other liabilities" on the statement of financial condition.

        Federal Home Loan Bank Stock:    The Bank is a member of the FHLB system. As a member, it is required to hold a certain level of common stock issued by the FHLB based on borrowing levels and other factors. The stock held reflects required purchases and stock dividends on previously owned stock and is recorded at par value. Both cash and stock dividends received are recorded as income. The stock is restricted and any excess stock held beyond the amount required may be sold back to the FHLB at times and in amounts that it approves. Historically, the redemption value has been equal to the par value. The Bank's holdings are primarily in stock issued by the FHLB of Cincinnati and are periodically reviewed for impairment.

        Real Estate Owned:    Real estate acquired through foreclosure or received from the borrower in full or partial settlement of a loan obligation is initially recorded at fair value less estimated selling costs. If a subsequent deterioration in value occurs in which the carrying amount of the property exceeds its fair value, a specific valuation allowance is established for estimated losses with a corresponding charge to real estate owned expense. Subsequent costs incurred to maintain or repair the property are expensed as incurred. Gains and losses resulting from the sales of foreclosed real estate are recorded in "real estate owned expense" on the statement of income.

        Certain foreclosed properties are classified as real estate held for investment if cash flows generated from the rental of the properties sufficiently support the fair values of the properties. Gains and losses resulting from the sales of real estate held for investment are recorded in "other expense" on the statement of income.

        Premises and Equipment:    Premises and equipment are stated at cost less accumulated depreciation and amortization. Depreciation is calculated using the straight-line method over the estimated useful lives of the assets. For tax purposes, depreciation on certain assets is calculated using accelerated methods. The estimated useful lives are based on the asset type and range from three to ten years for furniture, fixtures and equipment and 15 to 40 years for buildings and improvements to land and buildings. Premises and equipment and other long-term assets are reviewed for impairment when events indicate that their carrying amount may not be recoverable from future undiscounted cash flows. If impaired, the assets are recorded at fair value. Leasehold improvements are capitalized and amortized on a straight-line basis over the lease terms or the estimated useful lives of the improvements, up to 40 years, whichever is shorter. Maintenance and repair of premises and equipment are charged to expense as incurred.

        Securitizations:    Periodically, we will securitize residential real estate loans in order to gain access to a larger number of buyers than would typically be interested in whole loan purchases. Historically, all residential real estate loans have been securitized with a government sponsored entity. The securitization is recorded as a sale when control of the loan has been relinquished. A gain or loss is

First Place Bank

Notes To Consolidated Financial Statements (Continued)

NOTE 1—SIGNIFICANT ACCOUNTING POLICIES (Continued)

recorded based on the difference between the sales proceeds and the carrying amount of the assets transferred. If the servicing is retained, a servicing right is initially recorded at its fair value. If the securitization and the sale of the security take place simultaneously, the gain or loss is included in "mortgage banking gains" on the statement of income. If the securities are retained and subsequently sold, the gain or loss is included in "net gains on sales of securities" on the statement of income.

        Mortgage Servicing Rights:    MSRs represent the value of retained servicing rights on loans sold or securitized. When loans are sold or securitized and the servicing rights are retained, the servicing rights are initially recorded at their fair value. Servicing rights are amortized in proportion to, and over the period of, the estimated net servicing income. Servicing income is typically based on a percentage of the outstanding principal balance or a fixed amount per loan and is recognized monthly on a cash basis when the loan payment is collected. Loan servicing income consists of the fees collected, net of the amortization of servicing rights and charges or credits associated with the impairment of servicing rights.

        Subsequent to initial recognition, servicing rights are recorded at the lower of amortized cost or fair value based on an independent third-party appraisal. For the years ended December 31, 2012 and 2011, servicing rights did not trade in an active, open market with readily observable prices. Although sales occur, the volume is limited and the precise terms and conditions are not typically readily available. Therefore, fair value, as determined by independent third parties, is generally determined by calculating the present value of future cash flows associated with servicing the loans. This calculation is based on assumptions as to loan prepayment speeds, the current short-term earnings rate on idle cash, delinquency rates, servicing costs and a discount rate which takes into account the current rate of return anticipated by holders of the servicing rights. Changes in these assumptions could cause the fair value of mortgage servicing rights to change in the future.

        Servicing rights are evaluated for possible impairment on a quarterly basis. This process involves grouping the servicing rights by risk factors such as the current rate of interest, the term of the loan, the variability of the interest rate over the life of the loan or the type of collateral. If the valuation indicates that the carrying amount of the servicing rights exceeds their fair value, the carrying amount is reduced through a valuation allowance and a corresponding charge to "loan servicing income" on the statement of income. In future periods, if impairment in a particular grouping no longer exists, the valuation allowance is reversed and the servicing rights are restored to their original allocated basis less amortization.

        Sales of servicing rights are recorded when title passes to the buyer, the risks and rewards of ownership have been transferred to the buyer and any contingencies related to the sale are minor and can be reasonably estimated.

        Company-Owned Life Insurance:    We have purchased life insurance policies on certain officers. Company-owned life insurance is recorded at its cash surrender value, which represents the amount that can be realized. There are no split-dollar features on our life insurance policies.

        Core Deposit Intangible Assets:    Core deposit intangible assets are initially recorded at fair value and amortized over their estimated lives ranging from three to ten years.

        Derivative Instruments and Hedging Activities:    All derivative instruments are recorded at fair value in "other assets" or "other liabilities" on the statement of financial condition.

First Place Bank

Notes To Consolidated Financial Statements (Continued)

NOTE 1—SIGNIFICANT ACCOUNTING POLICIES (Continued)

        Derivatives that serve the economic purpose of a hedge may or may not be designated as a hedge for accounting purposes. If derivative instruments are designated as hedges of fair values, both the change in the fair value of the hedge and the hedged item are included in current earnings. The effective portion of fair value adjustments related to cash flow hedges is recorded in other comprehensive income or loss and reclassified to earnings when the hedged transaction is reflected in earnings. Ineffective portions of hedges are recorded in income as they occur. If a hedge of fair values is dedesignated, the fair value adjustment of the hedged item is generally accounted for as a yield adjustment over its remaining life. If a hedge of cash flows is dedesignated, the fair value adjustment in accumulated other comprehensive income (loss), net, is either included in current earnings or reclassified to earnings over the remaining term of the originally designated hedging relationship, depending upon the dedesignation circumstances.

        We use derivative instruments which are not designated as accounting hedges to mitigate the interest rate risk associated with commitments to make mortgage loans we intend to sell. We also enter into contracts for the future delivery of residential mortgage loans in order to economically hedge potential adverse effects of changes in interest rates. Gains or losses used to mitigate the interest rate risk associated with our mortgage banking business are recorded as part of "mortgage banking gains" on the statement of income.

        Stock Compensation:    We recognize the cost of all stock-based awards as a component of salaries and employee benefits expense over the service period of the stock-based awards, which is usually the same as the vesting period. The fair value of stock options is determined using the Black-Scholes valuation model. The fair value of stock grants is based on the market value of the stock at the date of grant. Tax benefits in excess of the recognized compensation cost for stock-based awards are presented in the statement of cash flows as financing cash inflows. Unearned compensation related to the RRP is included in additional paid-in-capital.

        Employee Stock Ownership Plan:    The cost of shares issued to the ESOP, but not yet allocated to participants, is recorded as a reduction to shareholder's equity. Compensation expense is based on the market price of the shares and recorded as they are committed to be released to participant accounts. Dividends on allocated ESOP shares are recorded as a reduction to shareholder's equity, while dividends on unallocated ESOP shares are recorded as a reduction to intercompany debt and accrued interest.

        Income Taxes:    We record income tax expense or benefit based on the amount of tax currently payable or receivable and the change in deferred tax assets and liabilities. Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial and tax reporting purposes. We conduct quarterly assessments of all available evidence to determine the amount of deferred tax assets that are more likely than not to be realized. The available evidence used in connection with these assessments includes taxable income in current and prior periods, projected future taxable income, potential tax-planning strategies, market capitalization and projected future reversals of deferred tax items. These assessments involve a certain degree of subjectivity which may change significantly depending on the related circumstances.

        Commitments, Contingencies and Guarantees:    Financial instruments include instruments with off-balance-sheet credit risk, such as commitments to make loans and commercial letters of credit, issued to meet customer financing needs. The face amount of these items represents the exposure to

First Place Bank

Notes To Consolidated Financial Statements (Continued)

NOTE 1—SIGNIFICANT ACCOUNTING POLICIES (Continued)

loss, before considering customer collateral or ability to repay. Such financial instruments are recorded in the financial statements when they are funded or the related fees are incurred or received.

        Loss contingencies, including claims and legal actions arising in the ordinary course of business, are recorded as liabilities when the likelihood of loss is probable and an amount or range of loss can be reasonably estimated. We do not believe there are any unrecorded loss contingencies that will have a material effect on our consolidated financial statements.

        Fair Value of Financial Instruments:    Fair values of financial instruments are estimated using relevant market information and other assumptions, as more fully disclosed in Note 16 ("Fair Value Measurements"). Fair value estimates involve uncertainties and matters of significant judgment regarding interest rates, credit risk, prepayments and other factors, especially in the absence of broad markets for particular items. Changes in assumptions or in market conditions could significantly affect the estimates.

        Subsequent Events:    We have evaluated events and transactions through April 22, 2013, the date the consolidated financial statements were available to be issued. In conjunction with applicable accounting standards, all material subsequent events have been either recognized in the consolidated financial statements or disclosed in the notes to the consolidated financial statements.

Accounting Guidance Adopted in the Fiscal Year Ended December 31, 2012

        Repurchase agreements.    In April 2011, the FASB issued accounting guidance that removes one of the conditions necessary to conclude that a transferor has effective control over the transferred assets by eliminating the requirement for the transferor to hold cash or other collateral sufficient to fund substantially all of the cost to purchase a replacement asset during the contract period. Other criteria applicable to the assessment of effective control have not been changed. This accounting guidance took effect for new transactions and transactions modified on or after the first interim or annual period beginning after December 15, 2011 (effective January 1, 2012, for us). The adoption of this accounting guidance did not have a material effect on our consolidated financial condition or results of operations.

        Fair Value Measurement.    In May 2011, the FASB issued accounting guidance that changes the wording used to describe many of the current accounting requirements for measuring fair value and disclosing information about fair value measurements. The guidance also requires new disclosures regarding: (i) transfers between Level 1 and Level 2 of the fair value hierarchy, (ii) the sensitivity of a fair value measurement categorized within Level 3 of the fair value hierarchy to changes in unobservable inputs, and any interrelationships between the fair value of those unobservable inputs, and (iii) the categorization by level of the fair value hierarchy for items that are not measured at fair value in the statement of financial condition, but for which the fair value of such items is required to be disclosed. The new guidance took effect for the interim and annual periods beginning on or after December 15, 2011 (effective January 1, 2012, for us). The adoption of this accounting guidance did not have a material effect on our consolidated financial condition or results of operations.

First Place Bank

Notes To Consolidated Financial Statements (Continued)

NOTE 1—SIGNIFICANT ACCOUNTING POLICIES (Continued)

        Presentation of comprehensive income.    In June 2011, the FASB issued updated accounting guidance regarding the presentation of comprehensive income. The guidance gives an entity the option to present the total of comprehensive income, the components of net income and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements. This update eliminates the option to present the components of other comprehensive income as part of the statement of changes in shareholder's equity. The amended guidance is to be applied retrospectively and took effect for annual reporting periods ending after December 15, 2012, and interim and annual periods thereafter (effective December 31, 2012, for us). In February 2013, the FASB issued new accounting guidance that does not change the current requirements for reporting net income or other comprehensive income in financial statements but rather amends the objective requirements that an entity provide information about the amounts reclassified out of accumulated other comprehensive income by component. The February 2013 amended guidance is to be applied prospectively and took effect for reporting periods beginning after December 15, 2012 (effective January 1, 2013, for us), with early adoption permitted.

NOTE 2—SECURITIES

        The fair value, gross unrealized gains and losses and amortized cost of our securities available for sale are presented in the following tables.

(In thousands)	Fair Value	Gross Unrealized Gains	Gross Unrealized Losses	Amortized Cost
December 31, 2012
Debt securities—available for sale:
U.S. Government agencies	$71,999	$—	$1	$72,000
Obligations of states and political subdivisions	9,195	415	—	8,780
Trust preferred securities	11,497	—	1,874	13,371
One- to four-family mortgage-backed securities and collateralized mortgage obligations issued by government-sponsored enterprises	47,073	910	221	46,384

Total securities available for sale	$139,764	$1,325	$2,096	$140,535

December 31, 2011
Debt securities—available for sale:
Obligations of states and political subdivisions	$47,866	$2,838	$5	$45,033
Trust preferred securities	9,962	—	3,366	13,328
One- to four-family mortgage-backed securities and collateralized mortgage obligations issued by government-sponsored enterprises	156,170	5,130	63	151,103

Total securities available for sale	$213,998	$7,968	$3,434	$209,464

First Place Bank

Notes To Consolidated Financial Statements (Continued)

NOTE 2—SECURITIES (Continued)

        Proceeds from sales and redemptions, gross realized gains and gross realized losses related to securities available for sale were as follows:

Years ended December 31, (In thousands)	2012	2011
Proceeds from sales and redemptions	$128,560	$115,221
Gross realized gains	6,590	1,521
Gross realized losses	49	65

        The estimated fair value and amortized cost of debt securities available for sale by remaining contractual maturity at December 31, 2012, are summarized in the following table. Expected maturities may differ from contractual maturities because some issuers have the right to call or prepay obligations with or without call or prepayment penalties. Securities not due at a single maturity date, primarily mortgage-backed securities, are shown separately.

December 31, 2012 (In thousands)	Fair Value	Amortized Cost
Debt securities—available for sale:
Due in one year or less	$71,999	$72,000
Due after one year through five years	2,319	2,799
Due after five years through ten years	1,936	1,837
Due after ten years	16,437	17,515

	92,691	94,151
One- to four-family mortgage-backed securities and collateralized mortgage obligations issued by government-sponsored enterprises	47,073	46,384

Total	$139,764	$140,535

        Debt and mortgage-backed securities with a fair value of $125 million and $190 million as of December 31, 2012 and 2011, respectively, were pledged to secure public and private deposits, repurchase agreements, borrowings from the Federal Reserve Bank and the FHLB, and for other purposes as required or permitted by law.

First Place Bank

Notes To Consolidated Financial Statements (Continued)

NOTE 2—SECURITIES (Continued)

        The following table summarizes our debt securities available for sale that were in an unrealized loss position.

	Less than 12 months		12 months or more		Total
(In thousands)	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses
December 31, 2012
U.S. Government agencies	$71,999	$1	$—	$—	$71,999	$1
Trust preferred securities	—	—	11,497	1,874	11,497	1,874
One- to four-family mortgage-backed securities and collateralized mortgage obligations issued by government-sponsored enterprises	13,953	150	2,781	71	16,734	221

Total temporarily impaired securities	$85,952	$151	$14,278	$1,945	$100,230	$2,096

December 31, 2011
Obligations of states and political subdivisions	$466	$5	$—	$—	$466	$5
Trust preferred securities	—	—	9,962	3,366	9,962	3,366
One- to four-family mortgage-backed securities and collateralized mortgage obligations issued by government-sponsored enterprises	18,312	63	—	—	18,312	63

Total temporarily impaired securities	$18,778	$68	$9,962	$3,366	$28,740	$3,434

        We review our securities portfolio for other-than-temporary-impairment on a quarterly basis. In performing this review we consider all of the factors disclosed in Note 1 ("Significant Accounting Policies"), including the extent and duration of the unrealized loss.

        In each of the last two fiscal years, the fair value of each of our seven variable-rate trust preferred securities at December 31 was lower than their aggregate cost basis of $13 million. At December 31, 2012, these securities had a fair value of $11 million, compared with $10 million at December 31, 2011. The decline in fair value for both years is attributable to the historically low level of interest rates, lack of liquidity in the trust preferred securities market and credit risk premiums that remain elevated from those that existed prior to the financial crisis.

        As the economy continues to improve and interest rates rise to more typical levels, we expect the valuation of this portfolio to recover and we do not expect to incur any credit losses. We have both the intent and ability to hold these securities through their recovery period and it is not more likely than not that we will be required to sell them. Additionally, based on our review of the financial condition of the issuers, we believe the securities we hold exhibit solid credit quality. Thus, no other-than-temporary impairment was recognized in the years ended December 31, 2012 or 2011. We will continue to monitor these securities for impairment based on events and conditions which have an impact on their values.

First Place Bank

Notes To Consolidated Financial Statements (Continued)

NOTE 3—LOANS AND ASSET QUALITY

        Our loans by category are summarized as follows:

December 31, (In thousands)	2012	2011
Residential real estate:
Permanent financing	$582,044	$610,580
Construction	115,097	79,997

Total	697,141	690,577
Commercial:
Secured by multifamily (5 or more) properties	77,886	90,969
Commercial real estate	537,941	733,429
Construction	8,574	45,738
Commercial and industrial	66,100	88,899

Total	690,501	959,035
Consumer:
Home equity lines of credit	157,574	178,991
Home equity and other consumer loans	109,815	114,997

Total	267,389	293,988

Total loans	$1,655,031	$1,943,600

        Total loans include net deferred loan costs of $4 million at December 31, 2012, and $3 million at December 31, 2011.

        Residential Real Estate Loans:    The majority of loans in this category represent fixed-rate or adjustable-rate mortgage loans secured by one-to-four-family residences. In addition to these mortgage loans, we also make loans to individuals for the construction of their residence. Residential construction loans are generally underwritten based on the same credit guidelines used for originating permanent residential loans. The adjustable-rate mortgage loans have terms of up to 30 years and interest rates that adjust at scheduled intervals based on the product selected. These interest rates can adjust annually, or remain fixed for an initial period of three, five or seven years and thereafter adjust annually.

        Because the majority of loans originated and retained in the residential portfolio are adjustable-rate one- to four-family mortgage loans, we limit our exposure to fluctuations in interest income due to rising interest rates. However, adjustable-rate loans generally pose credit risks not inherent in fixed-rate loans, primarily because as interest rates rise, the underlying payments of the borrower rise, thereby increasing the potential for default. Periodic and lifetime caps on interest rate increases help to reduce the credit risks associated with adjustable-rate loans but also limit the interest rate sensitivity of such loans. We require that adjustable-rate loans held in the loan portfolio have payments sufficient to amortize the loan over its term and the loans do not have negative principal amortization.

        We generally originate one- to four-family residential mortgage loans in amounts up to 95% of the lower of the appraised value or the purchase price of the property securing the loan.

First Place Bank

Notes To Consolidated Financial Statements (Continued)

NOTE 3—LOANS AND ASSET QUALITY (Continued)

        Commercial Loans:    Commercial loans consist of mainly owner-occupied and non-owner occupied commercial real estate loans primarily secured by strip shopping centers, small office buildings, warehouses, and other industrial and business properties. We also make multifamily loans which are primarily secured by apartment buildings.

        Commercial loans also consist of commercial non-real estate loans, such as terms loans and lines of credit, made to closely-held small and medium-sized businesses. Lastly, we make loans to builders and developers for the construction of one-to-four family residences, commercial real estate and the development of one-to-four-family lots.

        Commercial loans generally present a higher level of risk than residential real estate loans because they tend to be more sensitive to general economic conditions and are more complex to evaluate and monitor.

        Consumer loans:    Consumer loans consist of primarily home equity lines of credit and home equity loans. We offer variable-rate home equity lines of credit and fixed-rate home equity loans based on the borrower's equity in the home and their ability to make repayment from their employment. Generally, these loans, when combined with the balance of prior mortgage liens, may not exceed 80% of the appraised value of the property at the time of the loan commitment. These loans are secured by a subordinate lien on the underlying real estate. We hold the first mortgage on a majority of the properties securing these loans. We also make personal loans on a secured and unsecured basis. The majority of these loans are secured by automobiles.

First Place Bank

Notes To Consolidated Financial Statements (Continued)

NOTE 3—LOANS AND ASSET QUALITY (Continued)

        The following tables show changes in our allowance for loan losses, a breakdown of the allowance and loans based on the impairment methodology used to determine the level of the allowance, loans purchased, and loans sold or transferred to loans held for sale, each by portfolio segment.

	As of or for the year ended December 31, 2012
(Dollars in thousands)	Residential Real Estate	Commercial	Consumer	Total
Allowance for loan losses:
Balance at beginning of period	$16,342	$49,230	$7,900	$73,472
Provision for loan losses	15,242	5,694	6,804	27,740
Charge-offs	(13,043)	(24,819)	(7,491)	(45,353)
Recoveries	535	12,774	578	13,887

Balance at end of period	$19,076	$42,879	$7,791	$69,746

Allowance for loan losses based on impairment methodology:
Individually evaluated for impairment	$2,736	$—	$336	$3,072
Collectively evaluated for impairment	16,340	42,879	7,455	66,674

Balance at end of period	$19,076	$42,879	$7,791	$69,746

Loans based on impairment methodology:
Individually evaluated for impairment	$65,483	$85,561	$10,833	$161,877
Collectively evaluated for impairment	631,658	604,940	256,556	1,493,154

Balance at end of period	$697,141	$690,501	$267,389	$1,655,031

Ratio of the allowance for loan losses to total loans	1.15%	2.59%	0.47%	4.21%
Loans sold or transferred to loans held for sale	$84,431	$33,469	$—	$117,900
Loans purchased	—	—	—	—

First Place Bank

Notes To Consolidated Financial Statements (Continued)

NOTE 3—LOANS AND ASSET QUALITY (Continued)

	As of or for the year ended December 31, 2011
(Dollars in thousands)	Residential Real Estate	Commercial	Consumer	Total
Allowance for loan losses:
Balance at beginning of period	$19,597	$58,283	$8,607	$86,487
Provision for loan losses	8,144	12,727	6,669	27,540
Charge-offs	(11,821)	(22,930)	(7,740)	(42,491)
Recoveries	422	1,150	364	1,936

Balance at end of period	$16,342	$49,230	$7,900	$73,472

Allowance for loan losses based on impairment methodology:
Individually evaluated for impairment	$2,234	$—	$302	$2,536
Collectively evaluated for impairment	14,108	49,230	7,598	70,936

Balance at end of period	$16,342	$49,230	$7,900	$73,472

Loans based on impairment methodology:
Individually evaluated for impairment	$70,426	$115,496	$12,435	$198,357
Collectively evaluated for impairment	620,151	843,539	281,553	1,745,243

Balance at end of period	$690,577	$959,035	$293,988	$1,943,600

Ratio of the allowance for loan losses to total loans	0.84%	2.53%	0.41%	3.78%
Loans sold or transferred to loans held for sale	$93,300	$36,643	$—	$129,943
Loans purchased	—	—	—	—

        At both December 31, 2012 and 2011, we allocated $3 million of specific allowances to customers whose loan terms have been modified in TDRs. At December 31, 2012 and 2011, we had committed to lend additional amounts totaling up to $2 million and $7 million, respectively, to customers with outstanding loans classified as TDRs.

        A loan is considered impaired when, based on current facts and circumstances, it is probable that we will not be able to collect all of the principal and interest due from the borrower in accordance with the contractual terms of the loan agreement. If a loan is modified and accounted for as a TDR, the loan is considered impaired.

First Place Bank

Notes To Consolidated Financial Statements (Continued)

NOTE 3—LOANS AND ASSET QUALITY (Continued)

        Information related to loans individually evaluated for impairment by loan class is as follows:

	Recorded Investment
December 31, 2012 (In thousands)	In Impaired Loans with an Allowance Recorded	In Impaired Loans with No Related Allowance Recorded	Total Impaired Loans	Unpaid Principal Balance	Related Allowance
Residential real estate:
Permanent Financing	$28,625	$36,667	$65,292	$128,095	$2,736
Construction	—	191	191	364	—

Total	28,625	36,858	65,483	128,459	2,736
Commercial:
Secured by multifamily (5 or more) properties	—	5,464	5,464	7,844	—
Commercial real estate	—	74,917	74,917	129,486	—
Construction	—	5,096	5,096	7,625	—
Commercial and industrial	—	84	84	300	—

Total	—	85,561	85,561	145,255	—
Consumer:
Home equity lines of credit	886	5,460	6,346	14,656	153
Home equity and other				—
consumer loans	1,387	3,100	4,487	10,086	183

Total	2,273	8,560	10,833	24,742	336

Total loans	$30,898	$130,979	$161,877	$298,456	$3,072

First Place Bank

Notes To Consolidated Financial Statements (Continued)

NOTE 3—LOANS AND ASSET QUALITY (Continued)

	Recorded Investment
December 31, 2011 (In thousands)	In Impaired Loans with an Allowance Recorded	In Impaired Loans with No Related Allowance Recorded	Total Impaired Loans	Unpaid Principal Balance	Related Allowance
Residential real estate:
Permanent Financing	$25,962	$44,438	$70,400	$133,411	$2,234
Construction	—	26	26	328	—

Total	25,962	44,464	70,426	133,739	2,234
Commercial:
Secured by multifamily (5 or more) properties	—	6,845	6,845	9,407	—
Commercial real estate	—	95,134	95,134	167,034	—
Construction	—	12,077	12,077	24,843	—
Commercial and industrial	—	1,440	1,440	8,688	—

Total	—	115,496	115,496	209,972	—
Consumer:
Home equity lines of credit	847	6,309	7,156	15,856	151
Home equity and other consumer loans	1,468	3,811	5,279	11,111	151

Total	2,315	10,120	12,435	26,967	302

Total loans	$28,277	$170,080	$198,357	$370,678	$2,536

First Place Bank

Notes To Consolidated Financial Statements (Continued)

NOTE 3—LOANS AND ASSET QUALITY (Continued)

        The following table presents information regarding average individually evaluated impaired loans and the related interest income recognized for the years ended December 31, 2012 and 2011.

	Year ended December 31, 2012		Year ended December 31, 2011
(In thousands)	Average Impaired Loans	Interest Income Recognized	Average Impaired Loans	Interest Income Recognized
Residential real estate:
Permanent Financing	$68,000	$1,601	$73,595	$1,412
Construction	143	1	459	3

Total	68,143	1,602	74,054	1,415
Commercial:
Secured by multifamily (5 or more) properties	6,229	58	10,029	—
Commercial real estate	84,185	1,535	101,878	74
Construction	6,208	274	15,474	12
Commercial and industrial	686	105	1,290	157

Total	97,308	1,972	128,671	243

Consumer:
Home equity lines of credit	6,765	247	6,936	142
Home equity and other consumer loans	5,215	211	5,800	161

Total	11,980	458	12,736	303

Total loans	$177,431	$4,032	$215,461	$1,961

First Place Bank

Notes To Consolidated Financial Statements (Continued)

NOTE 3—LOANS AND ASSET QUALITY (Continued)

        Our nonperforming loans by loan class were as follows:

December 31, 2012 (In thousands)	Nonaccrual Loans	Troubled Debt Restructurings(a)	Total Nonperforming Loans
Residential real estate:
Permanent Financing	$29,373	$570	$29,943
Construction	190	—	190

Total	29,563	570	30,133
Commercial:
Secured by multifamily (5 or more) properties	5,148	—	5,148
Commercial real estate	55,910	17,044	72,954
Construction	2,071	489	2,560
Commercial and industrial	1,226	44	1,270

Total	64,355	17,577	81,932
Consumer:
Home equity lines of credit	1,602	—	1,602
Home equity and other consumer loans	1,140	—	1,140

Total	2,742	—	2,742

Total loans	$96,660	$18,147	$114,807

December 31, 2011 (In thousands)	Nonaccrual Loans	Troubled Debt Restructurings(a)	Total Nonperforming Loans
Residential real estate:
Permanent Financing	$35,076	$70	$35,146
Construction	203	—	203

Total	35,279	70	35,349
Commercial:
Secured by multifamily (5 or more) properties	7,552	—	7,552
Commercial real estate	105,538	—	105,538
Construction	12,906	—	12,906
Commercial and industrial	3,205	—	3,205

Total	129,201	—	129,201
Consumer:
Home equity lines of credit	2,778	—	2,778
Home equity and other consumer loans	2,893	16	2,909

Total	5,671	16	5,687

Total loans	$170,151	$86	$170,237

(a)
Troubled debt restructurings performing in accordance with their modified terms for less than six months, and accruing interest.

First Place Bank

Notes To Consolidated Financial Statements (Continued)

NOTE 3—LOANS AND ASSET QUALITY (Continued)

        We closely monitor economic conditions and loan performance trends to manage and evaluate our exposure to credit risk. Trends in delinquency ratios are an indicator, among other considerations, of credit risk within our loan portfolios. The following table summarizes the aging of our recorded investment in past due loans by loan class.

December 31, 2012 (Dollars in thousands)	30 - 59 Days Past Due	60 - 89 Days Past Due	90 Days or More Past Due	Total Past Due	Current	Total Loans
Residential real estate:
Permanent Financing	$6,420	$165	$26,327	$32,912	$549,132	$582,044
Construction	—	—	191	191	114,906	115,097

Total	6,420	165	26,518	33,103	664,038	697,141
Commercial:
Secured by multifamily (5 or more) properties	—	162	2,825	2,987	74,899	77,886
Commercial real estate	6,385	4,620	20,547	31,552	506,389	537,941
Construction	—	3,463	746	4,209	4,365	8,574
Commercial and industrial	1,498	92	352	1,942	64,158	66,100

Total	7,883	8,337	24,470	40,690	649,811	690,501
Consumer:
Home equity lines of credit	731	75	1,296	2,102	155,472	157,574
Home equity and other consumer loans	807	202	1,040	2,049	107,766	109,815

Total	1,538	277	2,336	4,151	263,238	267,389

Total loans	$15,841	$8,779	$53,324	$77,944	$1,577,087	$1,655,031

Percentage of total loans	0.96%	0.53%	3.22%	4.71%	95.29%	100.00%

First Place Bank

Notes To Consolidated Financial Statements (Continued)

NOTE 3—LOANS AND ASSET QUALITY (Continued)

December 31, 2011 (Dollars in thousands)	30 - 59 Days Past Due	60 - 89 Days Past Due	90 Days or More Past Due	Total Past Due	Current	Total Loans
Residential real estate:
Permanent Financing	$5,332	$4,806	$24,901	$35,039	$575,541	$610,580
Construction	—	—	203	203	79,794	79,997

Total	5,332	4,806	25,104	35,242	655,335	690,577
Commercial:
Secured by multifamily (5 or more) properties	1,002	—	1,742	2,744	88,225	90,969
Commercial real estate	4,921	1,036	39,538	45,495	687,934	733,429
Construction	45	472	5,417	5,934	39,804	45,738
Commercial and industrial	198	20	2,144	2,362	86,537	88,899

Total	6,166	1,528	48,841	56,535	902,500	959,035
Consumer:
Home equity lines of credit	697	112	2,247	3,056	175,935	178,991
Home equity and other consumer loans	497	474	2,019	2,990	112,007	114,997

Total	1,194	586	4,266	6,046	287,942	293,988

Total loans	$12,692	$6,920	$78,211	$97,823	$1,845,777	$1,943,600

Percentage of total loans	0.65%	0.36%	4.02%	5.03%	94.97%	100.00%

        As of December 31, 2012 and 2011, we had no loans past due 90 days or more that were still accruing interest.

        In the normal course of business, we work closely with borrowers in various stages of delinquency to understand their financial difficulties, identify viable solutions and minimize the potential for loss. In that regard, we have modified the terms of certain loans to maximize their collectability. These modified loans are considered TDRs when, for economic or legal reasons related to the borrower's financial difficulties, we grant a concession that we would not otherwise consider. The modification may include, but is not necessarily limited to, a reduction of the stated interest rate, the forbearance of payments, placing the loan on an interest-only payment basis, or an extension of the maturity date at a stated interest rate lower than the current market interest rate for new extensions of credit with similar risk. In determining whether a loan modification is a TDR we consider the individual facts and circumstances surrounding each modification.

First Place Bank

Notes To Consolidated Financial Statements (Continued)

NOTE 3—LOANS AND ASSET QUALITY (Continued)

        The following tables summarize how our loans were modified as TDRs during the years ended December 31, 2012 and 2011, and the financial effects of those modifications.

	Post- Modification Recorded Investment				Financial effects of modifications
Year ended December 31, 2012 (In thousands)	Principal and/ or Interest Forgiveness	Interest Rate Reduction	Other(a)	Total	Net Charge-offs	Provision for Loan Losses
Residential real estate:
Permanent financing	$183	$123	$4,021	$4,327	$1,339	$1,492
Construction	—	—	—	—	—	—

Total	183	123	4,021	4,327	1,339	1,492
Commercial:
Secured by multifamily (5 or more) properties	—	—	356	356	(66)	(66)
Commercial real estate	1,397	497	23,089	24,983	1,798	1,798
Construction	—	—	2,404	2,404	1,543	1,543
Commercial and industrial	—	—	323	323	28	28

Total	1,397	497	26,172	28,066	3,303	3,303
Consumer lending:
Home equity lines of credit	—	—	365	365	253	257
Home equity loans and other consumer loans	—	—	431	431	285	331

Total	—	—	796	796	538	588

Total loans	$1,580	$620	$30,989	$33,189	$5,180	$5,383

First Place Bank

Notes To Consolidated Financial Statements (Continued)

NOTE 3—LOANS AND ASSET QUALITY (Continued)

	Post- Modification Recorded Investment				Financial effects of modifications
Year ended December 31, 2011 (In thousands)	Principal and/ or Interest Forgiveness	Interest Rate Reduction	Other(a)	Total	Net Charge-offs	Provision for Loan Losses
Residential real estate:
Permanent financing	$—	$644	$12,461	$13,105	$770	$1,198
Construction	—	—	—	—	—	—

Total	—	644	12,461	13,105	770	1,198
Commercial:
Secured by multifamily (5 or more) properties	—	—	3,780	3,780	112	112
Commercial real estate	2,410	—	39,202	41,612	2,836	2,836
Construction	—	—	7,775	7,775	814	814
Commercial and industrial	232	—	800	1,032	(134)	(134)

Total	2,642	—	51,557	54,199	3,628	3,628
Consumer lending:
Home equity lines of credit	—	—	1,240	1,240	547	617
Home equity loans and other consumer loans	—	—	1,167	1,167	240	265

Total	—	—	2,407	2,407	787	882

Total loans	$2,642	$644	$66,425	$69,711	$5,185	$5,708

(a)
Other TDR concessions include term or payment extensions and the capitalization of interest due, delinquent real estate taxes and insurance paid by the Bank.

First Place Bank

Notes To Consolidated Financial Statements (Continued)

NOTE 3—LOANS AND ASSET QUALITY (Continued)

        On an ongoing basis, we monitor the extent to which our TDRs are in compliance with their modified terms. A payment default occurs if the TDR is 90 days or more delinquent. Loans modified as TDRs within the years ended December 31, 2012 and 2011, that defaulted during the year are shown in the following tables.

Year ended December 31, 2012 (In thousands)	Number of Loans	Recorded Investment
Residential real estate:
Permanent financing	9	$874
Construction	—	—

Total	9	874
Commercial:
Secured by multifamily (5 or more) properties	2	989
Commercial real estate	—	—
Construction	—	—
Commercial and industrial	—	—

Total	2	989
Consumer:
Home equity lines of credit	7	17
Home equity loans and other consumer loans	8	13

Total	15	30

Total	26	$1,893

Year ended December 31, 2011 (In thousands)	Number of Loans	Recorded Investment
Residential real estate:
Permanent financing	28	$3,261
Construction	—	—

Total	28	3,261
Commercial:
Secured by multifamily (5 or more) properties	2	159
Commercial real estate	17	7,332
Construction	6	2,371
Commercial and industrial	1	2

Total	26	9,864
Consumer:
Home equity lines of credit	14	111
Home equity loans and other consumer loans	10	144

Total	24	255

Total	78	$13,380

First Place Bank

Notes To Consolidated Financial Statements (Continued)

NOTE 3—LOANS AND ASSET QUALITY (Continued)

        We categorize loans by risk category based on relevant information about the ability of borrowers to service their loans such as: current financial information, historical payment experience, credit documentation, public information, current economic trends, and other factors. These credit risk categories are composed of two groups: Nonclassified loans and Classified loans. Within the Nonclassified group, loans that do not fall into any of the other risk categories are risk rated as Pass, while those that display potential weakness are risk rated as Special Mention. The risk category of a loan is updated annually, or upon the occurrence of a circumstance that affects the credit risk of the loan.

        The specific credit risk categories are defined as follows:

        Special Mention:    Loans classified as Special Mention have a potential weakness that deserves management's close attention. If left uncorrected, these potential weaknesses may result in deterioration of the repayment prospects for the loan or of our credit position at some future date.

        Substandard:    Loans classified as Substandard are inadequately protected by the current net worth, paying capacity of the borrower or the collateral pledged. Loans so classified have a well-defined weakness that jeopardizes the liquidation of the debt. These loans are characterized by the distinct possibility that we will sustain some loss if the deficiencies are not corrected.

        Doubtful:    Loans classified as Doubtful have all the weaknesses inherent in those classified as Substandard, with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of currently existing facts, conditions and values, highly questionable and improbable.

        Loss:    Loans classified as Loss are considered uncollectible and of such little value that continuance as assets without the establishment of a specific allowance for loan losses is not warranted. When one or more loans, or portions thereof, are classified as Loss, we either establish a specific allowance for losses equal to 100% of the amount of the loan or charge off such amount. A specific allowance may be established prior to the loan being charged off where there exist some circumstances that make determining the amount of the loss difficult.

        We use the amount and composition of Classified loans and the level and mix of Nonclassified loans as tools in determining the appropriate level for the allowance for loan losses.

First Place Bank

Notes To Consolidated Financial Statements (Continued)

NOTE 3—LOANS AND ASSET QUALITY (Continued)

        The following tables show our recorded investment in Nonclassified and Classified loans by risk category as defined above.

	Nonclassified Loans		Classified Loans
December 31, 2012 (In thousands)	Pass Rated	Special Mention	Substandard	Doubtful	Loss	Total Classified	Total Loans
Residential real estate:
Permanent Financing	$547,906	$—	$23,481	$10,657	$—	$34,138	$582,044
Construction	112,989	—	2,108	—	—	2,108	115,097

Total	660,895	—	25,589	10,657	—	36,246	697,141
Commercial:
Secured by multifamily (5 or more) properties	62,149	4,668	11,069	—	—	11,069	77,886
Commercial real estate	392,530	31,015	108,266	6,130	—	114,396	537,941
Construction	3,197	57	5,320	—	—	5,320	8,574
Commercial and industrial	50,014	6,098	9,835	153	—	9,988	66,100

Total	507,890	41,838	134,490	6,283	—	140,773	690,501
Consumer:
Home equity lines of credit	155,667	—	1,301	606	—	1,907	157,574
Home equity loans and other consumer loans	108,481	—	1,094	240	—	1,334	109,815

Total	264,148	—	2,395	846	—	3,241	267,389

Total loans	$1,432,933	$41,838	$162,474	$17,786	$—	$180,260	$1,655,031

Nonaccrual loans	$—	$—	$78,874	$17,786	$—	$96,660	$96,660

First Place Bank

Notes To Consolidated Financial Statements (Continued)

NOTE 3—LOANS AND ASSET QUALITY (Continued)

	Nonclassified Loans		Classified Loans
December 31, 2011 (In thousands)	Pass Rated	Special Mention	Substandard	Doubtful	Loss	Total Classified	Total Loans
Residential real estate:
Permanent Financing	$564,194	$—	$31,598	$14,788	$—	$46,386	$610,580
Construction	79,002	—	969	26	—	995	79,997

Total	643,196	—	32,567	14,814	—	47,381	690,577
Commercial:
Secured by multifamily (5 or more) properties	65,925	9,415	13,678	1,951	—	15,629	90,969
Commercial real estate	541,915	48,120	125,066	18,328	—	143,394	733,429
Construction	15,523	17,116	12,744	355	—	13,099	45,738
Commercial and industrial	77,493	2,801	8,419	186	—	8,605	88,899

Total	700,856	77,452	159,907	20,820	—	180,727	959,035
Consumer:
Home equity lines of credit	175,340	—	2,594	1,057	—	3,651	178,991
Home equity loans and other consumer loans	110,977	—	2,856	1,164	—	4,020	114,997

Total	286,317	—	5,450	2,221	—	7,671	293,988

Total loans	$1,630,369	$77,452	$197,924	$37,855	$—	$235,779	$1,943,600

Nonaccrual loans	$—	$—	$132,296	$37,855	$—	$170,151	$170,151

NOTE 4—MORTGAGE SERVICING RIGHTS

        Changes in the carrying amount of our MSRs are summarized as follows:

Years ended December 31, (In thousands)	2012	2011
Balance at beginning of year	$31,781	$31,032
Servicing rights retained from loan sales	27,468	21,145
Decrease (increase) in valuation allowance	1,707	(8,937)
Amortization	(19,270)	(11,459)

Balance at end of year	$41,686	$31,781

        The fair value of MSRs was $42 million at December 31, 2012, and $32 million at December 31, 2011. The fair value was estimated by calculating the present value of future cash flows associated with servicing the loans. The primary assumptions on which this calculation was based are as follows:

December 31,	2012	2011
Weighted-average interest rate	4.20%	4.70%
Weighted-average servicing fee	0.26%	0.26%
Weighted-average discount rate	10.24%	10.51%
Weighted-average prepayment speed ("Constant Prepayment Rate")	17.68%	18.70%

First Place Bank

Notes To Consolidated Financial Statements (Continued)

NOTE 4—MORTGAGE SERVICING RIGHTS (Continued)

        Changes in the valuation allowance for MSRs are summarized as follows:

Years ended December 31, (In thousands)	2012	2011
Balance at beginning of year	$9,975	$1,038
Additions	4,830	9,206
Reductions credited to expense	(6,537)	(269)

Balance at end of year	$8,268	$9,975

        Loans serviced for others, which are not reported as assets, totaled $5.673 billion and $4.256 billion at December 31, 2012 and 2011, respectively. Noninterest-bearing deposits included $74 million and $46 million of custodial account deposits related to loans serviced for others as of December 31, 2012 and 2011, respectively.

First Place Bank

Notes To Consolidated Financial Statements (Continued)

NOTE 5—SECURITIZATIONS

        Periodically, we will securitize residential real estate loans in order to gain access to a larger number of buyers than would typically be interested in whole loan purchases. During 2012 and 2011, we securitized loans, sold the securities and retained the right to service those loans. Our retained servicing rights, including those arising from securitizations, are disclosed in Note 4 ("Mortgage Servicing Rights"). For each securitization the issuer of the security has been a government-sponsored enterprise. Information on our securitizations is presented below.

(Dollars in thousands)	2012	2011
Activity related to new securitizations for the years ended December 31:
Principal balance of loans securitized	$313,013	$222,606
Principal balance of securitized assets sold	313,013	222,606
Initial value of loan servicing rights retained	2,710	2,434
Gain on sale of securitized assets	6,399	3,333
Assumptions used to determine the fair value of servicing rights retained:
Discount rate	10.03 - 12.50%	10.00 - 13.14%
Annual prepayment speed ("Constant Prepayment Rate")	12.70 - 21.60%	12.77 - 22.20%
Anticipated delinquency	0.84%	0.92%
Weighted-average expected life in years	3.8 - 5.1	3.8 - 5.0
Activity related to all securitization interests:
Net charge-offs on securitized loans	$16	$—
Servicing revenue from securitized loans	1,219	585
Securitization information at December 31:
Principal balance of loans securitized	$511,694	$301,279
Principal balance of securitized assets sold	511,694	301,279
Fair value of loan servicing rights retained	3,347	2,051
Delinquent Loans	3,201	3,160
Assumptions used to determine the fair value of servicing rights retained:
Discount rate	10.00 - 12.71%	10.00 - 15.85%
Annual prepayment speed ("Constant Prepayment Rate")	13.75 - 23.91%	4.87 - 21.92%
Anticipated delinquency	1.95%	2.77%
Weighted-average expected life in years	3.5 - 4.9	2.5 - 5.0

        The fair value of loan servicing rights retained can change significantly over time as the underlying assumptions used in the valuation change. The following table shows how the fair value of servicing rights would change in response to immediate adverse changes in each of the key assumptions used in the valuation. These projections are hypothetical and should be used with caution. They reflect the impact of only one change in one variable at a time. Extrapolation of these results beyond the assumptions indicated may not produce meaningful results. All variables are dynamic, are subject to change at any time, and may interrelate so that movement in one may cause movement in another.

First Place Bank

Notes To Consolidated Financial Statements (Continued)

NOTE 5—SECURITIZATIONS (Continued)

        Projected fair values of loan servicing rights retained from securitizations under various adverse alternative assumptions are as follows:

December 31, (In thousands)	2012	2011
1% added to discount rate	$3,252	$1,993
2% added to discount rate	3,162	1,938
10% increase in annual prepayment speed ("Constant Prepayment Rate")	3,131	1,933
20% increase in annual prepayment speed ("Constant Prepayment Rate")	2,952	1,825
10% increase in delinquency rate	3,347	2,051
20% increase in delinquency rate	3,347	2,051

NOTE 6—RELATED PARTY TRANSACTIONS

        In the ordinary course of business, we have granted loans to executive officers, directors and their related business interests. A summary of our related party loan activity is as follows:

Year ended December 31, (In thousands)	2012	2011
Balance at beginning of year	$548	$584
New loans	210	388
Repayments	(264)	(424)

Balance at end of year	$494	$548

        Deposits from executive officers, directors and their related business interests totaled $4 million at December 31, 2012 and 2011.

NOTE 7—PREMISES AND EQUIPMENT

        Our premises and equipment by category are summarized as follows:

December 31, (In thousands)	2012	2011
Land and improvements	$12,638	$12,676
Buildings and improvements	37,495	37,581
Leasehold improvements	2,473	2,444
Furniture and equipment	7,762	7,590
Computer equipment and software	22,708	21,274
Construction in process	1,435	2,169

	84,511	83,734
Less accumulated depreciation	46,551	43,315

	$37,960	$40,419

        Depreciation expense totaled $3.9 million in 2012 and $4.9 million in 2011.

First Place Bank

Notes To Consolidated Financial Statements (Continued)

NOTE 7—PREMISES AND EQUIPMENT (Continued)

        The Bank has entered into a number of noncancelable operating lease agreements with respect to premises. Minimum future rental payments under operating leases that have initial noncancelable terms in excess of one year as of December 31, 2012, are as follows:

Years ending December 31, (In thousands)
2013	$2,405
2014	1,960
2015	1,621
2016	1,386
2017	1,369
Thereafter	7,323

Total	$16,064

        Rental expense for cancelable and noncancelable operating lease agreements totaled $2.7 million for each of the years ended December 31, 2012 and 2011.

NOTE 8—REAL ESTATE OWNED AND OTHER ASSETS

        The following table shows the carrying amount of our real estate owned:

(In thousands)	Gross Carrying Amount	Valuation Allowance	Net Carrying Amount
December 31, 2012
Real estate owned	$24,495	$(2,233)	$22,262
December 31, 2011
Real estate owned	$33,055	$(3,047)	$30,008

        Changes in the valuation allowance for real estate owned are summarized as follows:

Years ended December 31, (In thousands)	2012	2011
Balance at beginning of year	$3,047	$7,987
Additions	2,103	1,493
Reductions due to sales of real estate owned	(2,917)	(6,433)

Balance at end of year	$2,233	$3,047

First Place Bank

Notes To Consolidated Financial Statements (Continued)

NOTE 8—REAL ESTATE OWNED AND OTHER ASSETS (Continued)

        The following table presents the components of our other assets:

December 31, (In thousands)	2012	2011
Company-owned life insurance	$38,172	$36,811
Receivables from bond sales in-process	20,163	—
Prepaid expenses	9,900	12,092
Core deposit intangible assets	980	2,321
Other	29,396	27,441

Total other assets	$98,611	$78,665

NOTE 9—CERTIFICATES OF DEPOSIT

        At December 31, 2012, scheduled maturities of our certificates of deposit were as follows:

Years ended December 31, (In thousands)
2013	$557,913
2014	179,360
2015	48,903
2016	34,164
2017	25,582
Thereafter	68

Total	$845,990

        At December 31, 2012, scheduled maturities of our certificates of deposit of $100 thousand or more were as follows:

(In thousands)
Three months or less	$103,660
Over three through six months	84,108
Over six through twelve months	125,129
Over twelve months	101,826

Total	$414,723

        Certificates of deposit of $100 thousand or more included brokered deposits of $11 million at December 31, 2012, and $41 million at December 31, 2011. We had $2 and $3 million of brokered deposits with balances of less than $100 thousand at December 31, 2012 and 2011, respectively. The OCC, the Bank's primary regulator, has limited our brokered deposits to approximately $231 million and in accordance with the Bank's Cease and Desist Order, we are currently not permitted to receive brokered deposits without the Federal Deposit Insurance Corporation's approval.

First Place Bank

Notes To Consolidated Financial Statements (Continued)

NOTE 10—SHORT-TERM BORROWINGS AND LONG-TERM DEBT

        The following table presents the components of our short-term borrowings.

	2012		2011
December 31, (Dollars in thousands)	Amount	Weighted- average Rate	Amount	Weighted- average Rate
Short-term borrowings:
FHLB advances	$6,000	0.25%	$5,000	0.14%
Securities sold under agreements to repurchase	15,891	0.43	28,282	0.50

Total	$21,891	0.38	$33,282	0.45

        Selected financial information pertaining to the components of our short-term borrowings is as follows:

(Dollars in thousands)	2012	2011
FHLB advances:
Average daily balance during the year	$1,288	$49,692
Weighted-average rate during the year	0.14%	0.21%
Maximum month-end balance during the year	$41,000	$162,000
Securities sold under agreements to repurchase:
Average daily balance during the year	$23,150	$32,783
Weighted-average rate during the year	0.47%	0.60%
Maximum month-end balance during the year	$27,646	$35,732

        The following table presents the components of our long-term debt:

	2012		2011
December 31, (Dollars in thousands)	Amount	Weighted- average Rate	Amount	Weighted- average Rate
Long-term debt:
FHLB advances	$215,717	3.73%	$256,072	3.47%
Securities sold under agreements to repurchase	50,000	4.19	50,000	4.19

Total	$265,717	3.82	$306,072	3.59

First Place Bank

Notes To Consolidated Financial Statements (Continued)

NOTE 10—SHORT-TERM BORROWINGS AND LONG-TERM DEBT (Continued)

        Scheduled principal payments on long-term debt were as follows:

December 31, (In thousands)
2013	$302
2014	35,935
2015	40,449
2016	70,000
2017	77,039
Thereafter	41,992

Total	$265,717

        At December 31, 2012, the Bank had a borrowing capacity of $22 million with the Federal Reserve Bank through its discount window, all of which was available. To secure this borrowing capacity, the Bank had pledged approximately $180 million of home equity loans.

        At December 31, 2012, FHLB advances were secured by pledges of commercial loans of $311 million, one- to four-family residential loans of $262 million, one- to four-family loans held for sale of $138 million, cash of $46 million and our investment in FHLB stock. Based on existing collateral, we had $39 million in additional borrowing capacity at the FHLB at December 31, 2012. FHLB advances generally carry prepayment penalties equal to the present value of the difference in interest calculated using the rate on the loan and the current rate for loans with similar terms and remaining maturities. FHLB advances totaling $202 million at December 31, 2012, which are scheduled to mature in 2014 and later years, can be called by the issuer on various dates and under various conditions.

        Securities sold under agreements to repurchase are typically held by an independent third party when they are for retail customers (short-term borrowings) and are delivered to the counterparty when they are wholesale borrowings with brokerage firms (long-term borrowings). At maturity, the securities underlying the agreements are returned to the Bank. Securities sold under agreements to repurchase totaling $50 million at December 31, 2012, which are scheduled to mature in fiscal 2016 and later years, can be called by the issuer on various dates and under various conditions.

NOTE 11—STOCK COMPENSATION PLANS

        On July 2, 1999, the shareholders of First Place Financial Corp., the parent company of the Bank, approved and the Board of Directors established the 1999 Incentive Plan ("1999 Plan"). The 1999 Plan provided the Board of the parent company the authority to compensate directors, key employees and individuals performing services as consultants or independent contractors with stock awards for their services. The awards authorized included incentive stock options, nonqualified stock options and stock grants.

        On October 28, 2004, the shareholders of the parent company approved the creation of the 2004 Incentive Plan ("2004 Plan"). The structure and provisions of this plan are similar to the 1999 Plan. The 2004 Plan also provides for awards to be issued in the form of incentive stock options, nonqualified stock options and stock grants.

First Place Bank

Notes To Consolidated Financial Statements (Continued)

NOTE 11—STOCK COMPENSATION PLANS (Continued)

        The costs related to both of the First Place Financial Corp. plans under which stock options and grants have been awarded to Bank employees have been recorded as part of "salaries and employee benefits" on the Bank's statement of income.

        No stock options were granted or exercised and no proceeds were received or related tax benefits recognized during the years ended December 31, 2012 and 2011.

        The weighted-average remaining contractual life of exercisable stock options outstanding at December 31, 2012, was 3.7 years. However, considering the bankruptcy proceedings and the January 1, 2013 disposition of assets disclosed in Note 17 ("Subsequent Event"), the options outstanding will not have an impact on the Bank's financial condition or results of operations in future years.

Recognition and Retention Plan

        Prior to the bankruptcy disclosed in Note 17, First Place Financial Corp. could issue stock grants as a form of compensation to directors and key Bank employees under the 1999 Plan and the 2004 Plan. Stock grants become vested in accordance with the vesting schedule determined on the grant date. In the event of the death or disability of a participant, the participant's shares will be deemed entirely earned and nonforfeitable upon such date. Recipients are entitled to receive dividends on their respective shares but are restricted from selling, transferring or assigning their shares until full vesting of such shares has occurred.

        Compensation expense for grants is based on the market value of the First Place Financial Corp. shares at the date of the grant, which approximates their fair value, and is recognized over the vesting period. Unearned compensation is reported as a reduction to additional paid-in capital.

        Common stock grant activity was as follows:

	2012		2011
Years ended December 31,	Shares	Weighted- average Grant-date Fair Value	Shares	Weighted- average Grant-date Fair Value
Grants outstanding at beginning of year	239,704	$3.07	312,954	$3.42
Granted	125,000	0.74	43,000	1.35
Forfeited	(156,684)	1.54	(26,136)	3.30
Vested	(76,245)	3.22	(90,114)	3.40

Grants outstanding at end of year	131,775	2.59	239,704	3.07

        The total fair value of shares vested during the years ended December 31, 2012 and 2011, was $0.2 million and $0.3 million, respectively.

First Place Bank

Notes To Consolidated Financial Statements (Continued)

NOTE 11—STOCK COMPENSATION PLANS (Continued)

        Bank compensation costs for all share-based plans of First Place Financial Corp. were as follows:

	2012		2011
Years ended December 31, (In thousands)	Stock Options	Stock Grants	Stock Options	Stock Grants
Compensation costs recognized in income	$30	$203	$109	$307
Related tax benefit(a)	—	71	—	107

(a)
The related tax benefit associated with stock grants was computed at the statutory federal tax rate of 35%. The tax benefit was not recognized due to the Bank's tax loss carry forward position.

        As of December 31, 2012, the total unrecognized compensation cost related to nonvested stock-based awards was $0.3 million with a weighted-average expense recognition period of 1.8 years. The compensation cost that would have been recognized for stock-based awards that have been awarded but not vested is as follows:

Years ended December 31, (In thousands)	Stock Options	Stock Grants	Total Awards
2013	$8	$142	$150
2014	7	70	77
2015	2	28	30
2016	—	17	17
2017 and thereafter	—	9	9

Total	$17	$266	$283

NOTE 12—EMPLOYEE BENEFIT PLANS

Employee Stock Ownership Plan

        The Bank's parent company maintained an ESOP for the benefit of employees of the Bank who are at least 21 years of age and who have completed at least 1,000 hours of service. All shares held by the ESOP plan were sold on November 5, 2012. There was no ESOP compensation expense recorded in 2012 or 2011.

401(k) Plan

        The Bank's parent company maintains a 401(k) plan for the benefit of substantially all of the employees of the Bank. That plan allowed employee contributions up to a maximum of $17,000 and $16,500 per year during 2012 and 2011, respectively, and contains provisions for catch-up contributions as currently permitted by applicable regulations. We may make a discretionary matching contribution. In years 2012 and 2011, we made matching contributions to eligible employees equal to 50% of the first 3% of compensation contributed. The matching contributions are in the form of cash or, in prioryears, in the form of cash or First Place Financial Corp's. common stock from the ESOP shares that were committed to be released to employees for that year. For each of the last two years, 401(k) expense was $0.4 million.

First Place Bank

Notes To Consolidated Financial Statements (Continued)

NOTE 13—INCOME TAXES

        The Bank files federal tax returns as a member of a consolidated group as of its tax year end of June 30 each year. Generally, the amount of current and deferred tax expense allocated to the Bank and its subsidiaries, as well as the settlement of tax payments, is computed as if the Bank filed separate returns with its subsidiaries for each tax year. However, due to the October 2012 bankruptcy filing of the Bank's parent company, First Place Financial Corp., and the court-approved sale of the Bank, which sale closed on January 1, 2013, the following adjustments were made to the separate return approach. The current tax receivable reflects the entire amount of federal refund due from the filing of certain amended consolidated returns. Amounts of operating loss and tax credit carry forwards in the tables below reflect allocations, as of December 31, 2012, of the amount of those tax attributes allocable to a departing member under federal consolidated return regulations.

        The components of income tax expense included in the statement of income are summarized below.

Years ended December 31, (In thousands)	2012	2011
Current	$56	$625
Deferred	—	—

Total income tax expense	$56	$625

        Income tax expense attributable to securities gains and losses computed at the statutory federal tax rate of 35% was $2.3 million and $0.5 million for 2012 and 2011, respectively. However, when considering the effect of the Bank's net tax loss carryforward position, the effective income tax expense attributable to securities gains and losses is minimal.

        No tax benefit for stock options was recognized in 2012 or 2011. In addition, no tax benefit was recognized for the vesting and release of ESOP shares in 2012 and 2011.

        The differences between the statutory federal tax rate of 35% and our actual effective income tax rates are as follows:

	2012		2011
Years ended December 31, (Dollars in thousands)	Amount	Rate	Amount	Rate
Income tax expense computed at the statutory federal tax rate of 35%	$9,035	35.0%	$2,527	35.0%
Tax-exempt income	(592)	(2.3)	(739)	(10.2)
Company-owned life insurance income	(476)	(1.8)	(484)	(6.7)
Change in valuation allowance on deferred tax assets	(5,204)	(20.2)	1,544	21.4
Impact of consolidated filing on tax attribute usage	(2,727)	(10.6)	(1,977)	(27.4)
General business credit	—	—	(595)	(8.2)
Miscellaneous items	20	0.1	349	4.8

Total income tax expense	$56	0.2%	$625	8.7%

First Place Bank

Notes To Consolidated Financial Statements (Continued)

NOTE 13—INCOME TAXES (Continued)

        Significant components of our deferred tax assets and liabilities are as follows:

December 31, (In thousands)	2012	2011
Bad debts	$47,137	$45,916
Net operating loss carryforwards	10,815	11,788
Nonaccrual loan interest	8,008	14,358
Other allowances	3,680	4,173
Tax credit carryforwards	2,534	2,435
Core deposit and other intangibles	1,456	1,561
Allowance for real estate owned	1,070	1,433
Net unrealized losses on securities available for sale	267	—
Other	2,420	2,019

	77,387	83,683
Valuation allowance on deferred tax assets	(55,614)	(58,961)

Total tax deferred assets, net of valuation allowance	21,773	24,722
Loan servicing	14,590	11,123
Prepaid expenses	2,029	1,008
FHLB stock dividends	1,498	7,100
Deferred loan fees and costs	1,365	1,124
Depreciation	1,340	1,354
Market value adjustments	782	832
Purchase accounting adjustments and related intangibles	169	591
Net unrealized gains on securities available for sale	—	1,590

Total tax deferred liabilities	21,773	24,722

Net deferred tax assets	$—	$—

        We conduct periodic assessments of deferred tax assets to determine if it is more likely than not that they will be realized. In making these assessments we consider taxable income in prior periods, projected future taxable income, potential tax-planning strategies and projected future reversals of deferred tax items. Because we are not able to reliably project future earnings, we have concluded that none our net deferred tax assets will be realized in future periods and that a valuation allowance against the net deferred tax assets is appropriate.

        Our shareholder's equity at December 31, 2012, includes approximately $36 million for which no provision for federal income taxes has been recorded. This amount represents the tax bad debt reserve at December 31, 1988. If this portion of shareholder's equity is used in the future for any purpose other than to absorb bad debts, the amount used will be added to future taxable income. At December 31, 2012, the potential tax on the above amount was approximately $13 million.

        At December 31, 2012, the Bank had federal net operating losses of $30.9 million that will be carried forward. Of that total, $0.9 million is related to acquisitions, and is limited to a maximum of $0.4 million in any one year and expires on December 31, 2027. The remaining $30.0 million expires on December 31, 2029. We also have $0.8 million in general business credits that will expire beginning on

First Place Bank

Notes To Consolidated Financial Statements (Continued)

NOTE 13—INCOME TAXES (Continued)

December 31, 2026 through December 31, 2030, and $1.7 million in alternative minimum tax credits that do not expire.

        The Bank files a consolidated federal income tax return with its wholly owned subsidiaries, Ardent Service Corporation and Western Reserve Mortgage Corporation, and with its affiliates, First Place Financial Corp. and First Place Holdings, Inc. The consolidated group operates under a tax allocation agreement that provides that each entity will pay or receive income tax payments based on the amount that the entity would pay or receive if it were filing a separate return. Currently, our federal tax returns are subject to examination for the tax years ending June 30, 2012, 2011, 2010, 2009 and 2008.

Liability for Unrecognized Tax Benefits

        Our policy is to accrue for interest and penalties on uncertain tax positions, if any, through income tax expense. The Bank did not have any liability for unrecognized tax benefits at December 31, 2012, and 2011.

NOTE 14—REGULATORY REQUIREMENTS AND FORMAL ENFORCEMENT ACTIONS

Capital

        The Bank is subject to capital requirements administered by the federal banking regulators. Capital adequacy guidelines and prompt corrective action regulations involve quantitative measures of an institution's assets, liabilities, and certain off-balance-sheet items calculated in accordance with regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by regulators regarding components, risk weightings, and other factors, and the regulators can lower an institution's classifications under certain circumstances. Failure to meet various capital requirements can result in regulatory sanctions that could have a direct material adverse effect on the financial statements.

        The prompt corrective action regulations encompass five capital adequacy classifications: well-capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized. However, these classifications are not indicative of an institution's overall financial condition. If an institution is only adequately capitalized, regulatory approval is required to accept brokered deposits. If undercapitalized, capital distributions, asset growth and expansion are limited, and plans for capital restoration are required.

        The following table presents the Bank's actual capital amounts and ratios, minimum capital amounts and ratios prescribed by regulatory guidelines, and capital amounts and ratios required to qualify as well-capitalized. As shown in the table, the Bank's capital ratios at December 21, 2012, exceeded those generally required to qualify as well-capitalized. However, until the Bank achieves a total capital (to risk-weighted assets) ratio of at least 12.00% and a Tier 1 capital (to adjusted total assets) ratio of at least 8.50% as prescribed in the Cease and Desist Order (the "Bank Order"), which

First Place Bank

Notes To Consolidated Financial Statements (Continued)

NOTE 14—REGULATORY REQUIREMENTS AND FORMAL ENFORCEMENT ACTIONS (Continued)

replaced the separate supervisory agreement entered into with the OTS on March 1, 2011, the Bank will be considered to be only adequately capitalized by the regulators.

	Actual		To Meet Minimum Capital Adequacy Requirements		To Qualify as Well-Capitalized Under Prompt Corrective Action Regulations
(Dollars in thousands)	Amount	Ratio	Amount	Ratio	Amount	Ratio
December 31, 2012
Total capital (to risk-weighted assets)	$179,572	10.79%	$133,130	8.00%	$166,413	10.00%
Tier 1 capital less deductions (to risk-weighted assets)	158,148	9.50	66,565	4.00	99,848	6.00
Tier 1 capital (to adjusted total assets)	158,148	6.11	103,574	4.00	129,467	5.00
Tangible capital (to adjusted total assets)	158,148	6.11	38,840	1.50	N/A	N/A
December 31, 2011
Total capital (to risk-weighted assets)	$149,390	8.12%	$147,149	8.00%	$183,936	10.00%
Tier 1 capital less deductions (to risk-weighted assets)	125,806	6.84	73,574	4.00	110,361	6.00
Tier 1 capital (to adjusted total assets)	125,806	4.64	108,543	4.00	135,679	5.00
Tangible capital (to adjusted total assets)	125,806	4.64	40,703	1.50	N/A	N/A

        Under OCC regulations, limitations are imposed on all of the Bank's capital distributions, including cash dividends. The regulations establish a three-tiered system of restrictions, with the greatest flexibility afforded to institutions that are well-capitalized and have received favorable qualitative examination ratings by the OCC. During the years 2012 and 2011, the Bank did not pay a dividend to First Place Financial Corp. As of December 31, 2012, the Bank was not able to pay any dividends without the prior written approval of the OCC. Future dividend payments by the Bank will be based on future earnings and the approval of the OCC.

Cease and Desist Order

        On July 13, 2011, the Bank consented to a Cease and Desist Order which replaced the separate supervisory agreement entered into with the OTS on March 1, 2011. The Bank Order represents an agreement to take certain actions, including the submission of capital and business plans to, among other things, preserve and enhance the capital of the Bank and strengthen and improve its earnings and profitability. The Bank Order will remain in effect until terminated, modified or suspended by the OCC.

        Any material failure by the Bank to comply with the provisions of the Bank Order could result in further enforcement actions by the regulators. While the Bank intends to take such actions as may be necessary to comply with the requirements of the Bank Order, there can be no assurance that the Bank will be able to comply fully with the Bank Order, or that efforts to comply with the Bank Order will not have adverse effects on the operations and financial condition of the Bank. As of the date these financial statements were available to be issued, the Bank was working towards compliance with the provisions of the Bank Order, including the development of the capital and business plans for the Bank.

First Place Bank

Notes To Consolidated Financial Statements (Continued)

NOTE 14—REGULATORY REQUIREMENTS AND FORMAL ENFORCEMENT ACTIONS (Continued)

Cash

        Federal law requires a depository institution to maintain a prescribed amount of cash on hand or on deposit with the Federal Reserve Bank. As a result, at December 31, 2012 and 2011, the Bank was required to maintain $5 million and $4 million, respectively, in vault cash or cash on deposit with the Federal Reserve Bank that was not available for other purposes.

NOTE 15—COMMITMENTS, CONTINGENCIES AND GUARANTEES

Commitments

        Some financial instruments, such as loan commitments, credit lines and letters of credit are issued to meet customer financing needs. These are agreements to provide credit or to support the credit of others, as long as conditions established in the contract are met, and usually have expiration dates. Commitments may expire without being used. Off-balance-sheet risk for credit loss exists up to the face amount of these instruments, although material losses are not anticipated. The above commitments are made, subject to the same credit policies followed for loans, including obtaining collateral when the commitment is exercised.

        To reduce the interest rate risk associated with commitments made to borrowers for mortgage loans that have not yet closed and that we intend to sell in the secondary markets, we may enter into commitments to sell loans or mortgage-backed securities, considered to be derivatives, to limit our exposure to potential movements in market interest rates. We monitor our interest rate risk position daily and adjust our commitments to a targeted level of coverage using an assumed closing rate based on our past experience.

        The remaining contractual amounts of our financial instruments with off-balance-sheet risk are summarized as follows:

	2012		2011
December 31, (In thousands)	Fixed Rate	Variable Rate	Fixed Rate	Variable Rate
Commitments:
Commitments to make loans	$362,572	$29,260	$337,095	$20,708
Commitments to sell loans	20,073	—	—	—
Construction loan funds not yet disbursed	88,839	1,807	73,844	10,411
Unused lines of credit and commercial letters of credit	13,893	179,057	14,362	198,497
Mortgage-backed securities sales commitments	216,000	—	163,000	—

        Loan commitments are generally made for periods of 60 days or less. As of December 31, 2012, over 95% of our fixed rate commitments to make loans are one- to four-family residential loan commitments that have interest rates ranging from 2.49% to 8.00%. As of December 31, 2012, our commitments to sell loans and mortgage-backed securities, which have similar interest rates and maturities as the one- to four-family residential loan commitments, have remaining contractual maturities of less than 90 days.

        As indicated previously, derivative instruments are used to mitigate the interest rate risk associated with commitments to make mortgage loans we intend to sell. We also enter into contracts for the

First Place Bank

Notes To Consolidated Financial Statements (Continued)

NOTE 15—COMMITMENTS, CONTINGENCIES AND GUARANTEES (Continued)

future delivery of residential mortgage loans in order to economically hedge potential adverse effects of changes in interest rates. These contracts are also derivative instruments. All derivative instruments are recognized at fair value in the statement of financial condition as either other assets or other liabilities. Gains or losses are recorded as part of mortgage banking gains on the statement of income. The derivative assets and liabilities were as follows:

	Asset/(Liability) Recorded
December 31, (In thousands)	2012	2011
Derivative instruments:
Commitments to make loans	$6,506	$5,300
Commitments to sell loans	(34)	—
Mortgage-backed securities sales commitments	(393)	(1,153)

        We had estimated loss allowances of $1 million and $2 million on various commitments as of December 31, 2012 and 2011, respectively.

Contingencies and Guarantees

        We have originated and sold certain loans for which the buyer has limited recourse to the Bank in the event the loans do not perform as specified in the agreements. At December 31, 2012, these loans had an outstanding balance of $87 million. As of that date, the maximum potential amount of undiscounted future payments that we could be required to make in the event of nonperformance by the borrower totaled $52 million. In the event of nonperformance, we have rights to the underlying collateral securing the loans. As of December 31, 2012, and December 31, 2011, we had recorded liabilities of $0.5 million and $0.3 million, respectively, in connection with the recourse agreements.

        We issue standby letters of credit for commercial customers to third parties to guarantee the performance of those customers to the third parties. If the customer fails to perform, we perform in their place and record the funds advanced as an interest-bearing loan. These letters of credit are underwritten using the same policies and criteria applied to commercial loans. Therefore, they represent the same risk to us as a loan to that commercial loan customer. At December 31, 2012, our standby letters of credit totaled $3 million.

Representations and Warranties

        In connection with our mortgage banking loan sales, we make certain representations and warranties that the loans meet certain criteria, such as collateral type and underwriting standards. We may be required to repurchase individual loans and/or indemnify the purchaser against losses if the loan fails to meet established criteria. Our liability recorded in connection with these representations and warranties was $8 million at December 31, 2012, and $9 million at December 31, 2011.

NOTE 16—FAIR VALUE MEASUREMENTS

Fair Value Determination

        We group assets and liabilities recorded at fair value into three prescribed levels based on the markets in which the assets and liabilities are traded and the reliability of the assumptions used to

First Place Bank

Notes To Consolidated Financial Statements (Continued)

NOTE 16—FAIR VALUE MEASUREMENTS (Continued)

determine their fair value. A financial instrument's level within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement (with Level 1 considered the highest and Level 3 considered the lowest). A brief description of each level is as follows:

  Level 1—Valuation is based upon quoted prices for identical instruments in active markets.

  Level 2—Valuation is based upon quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model-based valuation techniques for which all significant assumptions are observable in the market.

  Level 3—Valuation is generated from model-based techniques that use at least one significant assumption not observable in the market. These unobservable assumptions reflect estimates that market participants would use in pricing the asset or liability. Valuation techniques include use of discounted cash flow models and similar techniques.

        The following tables summarize our assets and liabilities measured at fair value on a recurring basis, segregated by the level of the valuation inputs within the fair value hierarchy.

(In thousands)	Total	Level 1	Level 2	Level 3
December 31, 2012
Assets (liabilities) measured at fair value on a recurring basis:
Securities available for sale:
U.S. Government agencies and other government supported enterprises	$71,999	$71,999	$—	$—
Obligations of states and political subdivisions	9,195	—	9,195	—
Trust preferred securities	11,497	—	11,057	440
One- to four-family mortgage-backed securities and collateralized mortgage obligations issued by government-sponsored enterprises	47,073	—	47,073	—
Loans held for sale	213,947	—	213,947	—
Derivatives—commitments to make loans	6,506	—	6,506	—
Derivatives—mortgage-backed securities sales commitments and	—	—	—	—
commitments to sell loans	(427)	—	(427)	—
December 31, 2011
Assets (liabilities) measured at fair value on a recurring basis:
Securities available for sale:
Obligations of states and political subdivisions	$47,866	$—	$47,866	$—
Trust preferred securities	9,962	—	9,547	415
One- to four-family mortgage-backed securities and collateralized mortgage obligations issued by government sponsored enterprises	156,170	—	156,170	—
Loans held for sale	142,614	—	142,614	—
Derivatives—commitments to make loans	5,300	—	5,300	—
Derivatives—mortgage-backed securities sales commitments	(1,153)	—	(1,153)	—

First Place Bank

Notes To Consolidated Financial Statements (Continued)

NOTE 16—FAIR VALUE MEASUREMENTS (Continued)

        Changes in the fair value of our Level 3 assets measured on a recurring basis (i.e. trust preferred securities) are summarized below.

Years ended December 31, (In thousands)	2012	2011
Balance at beginning of year	$415	$443
Gross gain (loss) included in other comprehensive income (loss)	25	(28)

Balance at end of year	$440	$415

        The following tables summarize our assets measured at fair value on a nonrecurring basis, segregated by the level of the valuation inputs within the fair value hierarchy.

(In thousands)	Total	Level 1	Level 2	Level 3
December 31, 2012
Assets measured at fair value on a nonrecurring basis:
Impaired loans that are collateral-dependent	$130,394	$—	$—	130,394
Real estate owned	11,016	—	—	11,016
Real estate held for investment	406	—	—	406
Mortgage servicing rights	39,852	—	—	39,852
December 31, 2011
Assets measured at fair value on a nonrecurring basis:
Impaired loans that are collateral-dependent	$169,283	$—	$—	$169,283
Real estate owned	18,722	—	—	18,722
Real estate held for investment	1,598	—	—	1,598
Mortgage servicing rights	28,745	—	—	28,745

        The following table summarizes the valuation techniques and significant unobservable inputs used to fair value our material Level 3 assets.

December 31, 2012 (Dollars in thousands) Nonrecurring	Fair Value of Level 3 Assets	Valuation Technique	Significant Unobservable Input	Weighted- Average
Impaired loans that are collateral-dependent	$130,394	Independent appraisal of collateral Observable market price	Appraisal adjustments(a)	N/A
Real estate owned	11,016	Independent appraisal of collateral	Appraisal adjustments(a)	N/A
Real estate held for investment	406	Independent appraisal of collateral	Appraisal adjustments(a)	N/A
Mortgage servicing rights	39,852	Independent appraisal based on	Interest rate	4.20%
		discounted cash flow	Servicing fee	0.26%
			Discount rate	10.24%
			Prepayment speed ("CPR")	17.68%

(a)
Appraisals may be adjusted by management for qualitative factors such as economic conditions and estimated selling costs.

        Securities—Securities in our investment portfolio are recorded at fair value on a recurring basis. Recurring Level 1 available-for-sale securities are investments in U.S. Government obligations consisting solely of U. S. Treasury bills. Recurring Level 2 available-for-sale securities include our

First Place Bank

Notes To Consolidated Financial Statements (Continued)

NOTE 16—FAIR VALUE MEASUREMENTS (Continued)

obligations of states and political subdivisions, trust preferred securities, mortgage-backed securities and collateralized mortgage obligations. Recurring Level 3 available-for-sale securities include our investment in one trust preferred security.

        Loans held for sale—Loans held for sale consist of residential mortgage loans originated for sale and other loans which have been identified for sale. From time to time, loans held for sale may also include the guaranteed portion of Small Business Administration loans. Interest on loans held for sale is recognized according to the contractual terms on the loans and included in interest income. Loans held for sale are recorded at fair value based on the price secondary markets are currently offering for loans with similar characteristics. As such, we classify loans held for sale as recurring Level 2. At December 31, 2012, the fair value of loans held for sale exceeded the aggregate unpaid principal balance by $8 million. The adjustment to fair value for 2012 was a gain of $1.3 million and is included in "mortgage banking gains" on the statement of income.

        Impaired loans—Impaired loans include loans placed on nonaccrual status and TDRs. The fair value of impaired loans that are collateral-dependent is measured based on the fair value of the collateral. The fair value of the collateral is determined through the use of third-party appraisals, which are considered to be Level 3 inputs. At December 31, 2012 and 2011, collateral-dependent loans measured at fair value had carrying amounts of $130 million and $169 million, respectively, with no related valuation allowance as the loans are charged down to the fair value of the underlying collateral.

        Real estate owned—The Bank initially records an acquired property at its fair value less estimated costs to sell the property. Thereafter, if there is a further deterioration in value, a specific valuation allowance is established through a charge to expense.

        Real estate held for investment—The Bank initially records an acquired property at the fair value of the related asset, less estimated costs to sell the property. Thereafter, if there is a further deterioration in value, a specific valuation allowance is established through a charge to expense.

        Mortgage servicing rights—MSRs of $42 million represent the carrying amount of retained servicing rights on loans sold. MSRs are valued at the lower of cost or fair value based upon an independent third-party appraisal. Accordingly, we classify the fair value portion of MSRs as nonrecurring Level 3. The carrying amount of MSRs measured at fair value includes $1.7 million in impairment reversal for 2012 and the valuation allowance at December 31, 2012, was $8 million. MSRs of $1 million are valued at amortized cost.

        Mortgage banking derivatives—We enter into commitments with customers to make loans as a part of our residential lending program. To mitigate the interest rate risk associated with these commitments, we may enter into commitments to sell loans or mortgage-backed securities, considered to be derivatives. We also enter into contracts for the future delivery of residential mortgage loans in order to economically hedge potential adverse effects of changes in interest rates. These contracts are also derivative instruments. All derivative instruments are recognized at fair value on a recurring basis in the statement of financial condition as either assets or liabilities as indicated in the table presented earlier in this note. Fair value adjustments related to these mortgage banking derivatives are recorded in current year earnings as a component of mortgage banking gains. For the year ended December 31, 2012, we had $18.3 million in net losses attributed to the fair value adjustments of derivatives, while net

First Place Bank

Notes To Consolidated Financial Statements (Continued)

NOTE 16—FAIR VALUE MEASUREMENTS (Continued)

gains on sales of loans were $96.1 million. At December 31, 2012, no derivatives were designated as cash flow hedges or fair value hedges.

Fair Value of Financial Instruments

        The following table shows the estimated carrying amount and fair value of our financial instruments at December 31, 2012 and 2011.

	2012					2011
		Estimated Fair Value Measurement Using:
	Carrying Amount					Carrying Amount	Estimated Fair Value
December 31, (In thousands)		Level 1	Level 2	Level 3	Total
Assets:
Cash and due from banks	$32,758	$32,758	$—	$—	$32,758	$30,883	$30,883
Interest-bearing deposits in other banks	380,932	380,932	—	—	380,932	222,003	222,003
Securities available for sale	139,764	71,999	67,325	440	139,764	213,998	213,998
Loans held for sale	213,947	—	213,947	—	213,947	142,614	142,614
Loans, net	1,585,285	—	1,530,376	—	1,530,376	1,870,128	1,901,654
Federal Home Loan Bank stock	12,993	12,993	—	—	12,993	34,541	34,541
Derivative assets	6,506	—	6,506	—	6,506	5,300	5,300
Other financial assets	6,352	6,352	—	—	6,352	8,211	8,211
Liabilities:
Demand and savings deposits	$1,250,785	$—	$1,250,785	$—	$1,250,785	$1,223,333	$1,223,333
Time deposits	845,990	—	849,534	—	849,534	972,024	972,697
Short-term borrowings	21,891	—	21,892	—	21,892	33,282	33,285
Long-term debt	265,717	—	302,958	—	302,958	306,072	349,997
Derivative liabilities	427	—	427	—	427	1,153	1,153
Other financial liabilities	4,993	4,993	—	—	4,993	1,720	1,720
 Valuation Methods and Assumptions

        For cash and due from banks, interest-bearing deposits in other banks, other financial assets, demand and savings deposits, and other financial liabilities, fair value equals or approximates carrying amount.

        The fair values of securities, including trust preferred securities, are based on market prices or dealer quotes. If no such information is available, fair value is determined based on quoted prices of similar instruments or through the use of models that use significant assumptions not observable in the market.

        Fair values of loans held for sale, commitments to purchase, sell or originate loans, and mortgage-backed securities are based on market prices or available market data for similar instruments.

First Place Bank

Notes To Consolidated Financial Statements (Continued)

NOTE 16—FAIR VALUE MEASUREMENTS (Continued)

        For loans and time deposits, fair value is based on the present value of expected cash flows. For loans, the present value takes into account the loan type, maturity of the loan, liquidity risk, and credit risk which are not indicative of an exit price.

        The fair value of FHLB stock is based on its redemption value.

        Fair values of short-term borrowings and long-term debt are based on current rates for similar financing or market quotes to settle those liabilities.

NOTE 17—SUBSEQUENT EVENT

Asset Purchase Agreement, Bankruptcy and Disposition of Assets

        Asset Purchase Agreement:    On October 26, 2012, the Company entered into an Asset Purchase Agreement (the "Purchase Agreement") with Talmer Bancorp, Inc., a Michigan corporation ("Talmer"). In accordance with the terms of the Purchase Agreement, Talmer agreed to purchase all of the issued and outstanding shares of common stock (the "Acquired Stock") of the Bank and certain other assets held in the Company's name but used in the business of the Bank (together with Acquired Stock, the "Acquired Assets"), for a cash purchase price of $45 million. In addition, upon acquisition of the Acquired Stock, Talmer agreed that it would recapitalize the Bank through the immediate contribution of additional capital of up to $205 million, with such amount to be determined at closing and sufficient to satisfy all regulatory requirements. Talmer also agreed to purchase the Acquired Assets free and clear of all liens, claims and encumbrances and to assume no liabilities of the Company.

        The Purchase Agreement:

  •
  contemplates that the Company will file a voluntary petition under Chapter 11 of the United States Bankruptcy Code (the "Bankruptcy Code") in the United States Bankruptcy Court for the District of Delaware (the "Bankruptcy Court"),

  •
  contains covenants of the Company and Talmer, including, among others, an agreement by the Company and Talmer to use their commercially reasonable best efforts to obtain the entry of an order of the Bankruptcy Court approving certain auction and sale procedures.

  •
  specifies that the sale of the Acquired Assets will be conducted under the provisions of Section 363 of the Bankruptcy Code and will be subject to bidding procedures and the possible receipt of a higher and better bid at auction (the "Auction"),

  •
  specifies that the Bidding Procedures Order will provide that Talmer is the "stalking horse" bidder for the Acquired Assets at the Auction, and

  •
  calls for the Company to pay a stalking-horse bidder fee of $5 million in certain circumstances, including the consummation of an acquisition of the Acquired Assets by another bidder.

        Consummation of the sale of the Acquired Assets would be subject to customary closing conditions, including, among other things: (i) the representations and warranties of the parties to the Purchase Agreement being true and correct as of the closing; (ii) the Bankruptcy Court entering a final sale order relating to the Acquired Assets; and (iii) the parties obtaining the requisite regulatory approvals for the purchase of the Acquired Stock.

First Place Bank

Notes To Consolidated Financial Statements (Continued)

NOTE 17—SUBSEQUENT EVENT (Continued)

        Voluntary Bankruptcy Filing:    On October 29, 2012, the Company filed a voluntary petition (the "Bankruptcy Filing") under Chapter 11 of the Bankruptcy Code in the Bankruptcy Court in connection with the Purchase Agreement discussed above. On March 25, 2013, the Bankruptcy Court granted the Company's motion to convert the proceeding to a case under Chapter 7 of the Bankruptcy Code. The Company has continued to operate its business as debtor-in-possession under the jurisdiction of the Bankruptcy Court and in accordance with the applicable provisions of the Bankruptcy Code and orders of the Bankruptcy Court. The Bank has not filed for bankruptcy and was not included as part of the Bankruptcy Filing. As such, the Bankruptcy filing will not affect the operations of the Bank.

        Amended Asset Purchase Agreement:    In connection with the bankruptcy proceeding, the Company and Talmer submitted an Amended and Restated Asset Purchase Agreement (the "Amended Purchase Agreement") for approval by the Bankruptcy Court. On December 14, 2012, the Bankruptcy Court entered an order approving and authorizing the Company to enter into the Amended Purchase Agreement, dated December 14, 2012, by and among the Company and Talmer, concerning Talmer's proposed acquisition of the Bank.

        The Amended Purchase Agreement revised the terms of the Purchase Agreement to include, among other things, increased consideration in the form of one of two options: (i) the assumption of $60 million in subordinated notes issued to First Place Capital Trust, First Place Capital Trust II and First Place Capital Trust III (the "Trust Preferred Issuers") and immediate retirement of $45 million of those securities, with $15 million continuing to be serviced, or (ii) if regulatory approval cannot be obtained for the previous option, assumption of $55 million of the subordinated notes, followed by the satisfaction and retirement of $55 million of the subordinated notes. In exchange for the increased consideration, Talmer receives 100% of the Company's ownership of First Place Holdings, Inc., 100% of the Company's common securities issued by the Trust Preferred Issuers, certain tax assets, and all cash and cash equivalents held by the Company. Pursuant to the Amended Purchase Agreement, Talmer also agrees to pay the allowed professional fees, up to $2.75 million, for the official committee of the holders of the $60 million in subordinated notes, as well as the Company's allowed professional fees.

        Completion of Disposition of Assets:    On January 1, 2013, the Company completed the sale of substantially all of its assets, including all of the issued and outstanding shares of common stock of the Company's wholly-owned subsidiaries, First Place Bank and First Place Holdings, Inc., and certain other assets held in the name of the Company but used in the business of the Bank to Talmer pursuant to the terms of the Amended Purchase Agreement. In accordance with the Amended Purchase Agreement, Talmer also assumed the $60 million in subordinated notes to the "Trust Preferred Issuers" and received the Company's common securities issued by the Trust Preferred Issuers, certain tax assets, and all cash and cash equivalents held by the Company.

        Until and including                , 2014 (25 days after the date of this prospectus), all dealers that effect transactions in our common stock, whether or not participating in this offering, may be required to deliver a prospectus. This delivery requirement is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

15,555,555 Shares

Common Stock

PROSPECTUS

                , 2014

Keefe, Bruyette & Woods	J.P.Morgan
A Stifel Company

Raymond James	RBC Capital Markets	Sterne Agee
Sandler O'Neill + Partners, L.P.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.    Other Expenses of Issuance and Distribution

        The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by us in connection with the sale of the common stock being registered. All amounts, except the SEC registration fee and the FINRA filing fee, are estimates.

Amount to be Paid
SEC Registration Fee	$31,106
FINRA filing fee	$36,075
NASDAQ listing fees and expenses	$80,000
Legal fees and expenses	$1,591,893
Accounting fees and expenses	$289,365
Printing fees and expenses	$166,275
Transfer agent and registrar fees and expenses	$12,000
Miscellaneous	$100,000

TOTAL	$2,306,714

Item 14.    Indemnification of Directors and Executive Officers

        Talmer Bancorp, Inc. is organized under the Michigan Business Corporation Act (the "MBCA") which, in general, empowers Michigan corporations to indemnify a person who was or is a party or is threatened to be made a party to a threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal, other than an action by or in the right of the corporation, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, partner, trustee, employee or agent of another enterprise, against expenses, including attorney's fees, judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred in connection therewith if the person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation or its shareholders and, with respect to a criminal action or proceeding, if the person had no reasonable cause to believe his or her conduct was unlawful.

        The MBCA also empowers Michigan corporations to provide similar indemnity to such a person for expenses, including attorney's fees, and amounts paid in settlement actually and reasonably incurred by the person in connection with actions or suits by or in the right of the corporation if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the interests of the corporation or its shareholders, except in respect of any claim, issue or matter in which the person has been found liable to the corporation, unless the court determines that the person is fairly and reasonably entitled to indemnification in view of all relevant circumstances, in which case indemnification is limited to reasonable expenses incurred. If a person is successful in defending against a derivative action or third-party action, the MBCA requires that a Michigan corporation indemnify the person against actual and reasonable expenses incurred in the action.

        The MBCA further permits Michigan corporations to limit the personal liability of directors for a breach of their fiduciary duty. However, the MBCA does not eliminate or limit the liability of a director for any of the following: (i) the amount of a financial benefit received by a director to which he or she is not entitled; (ii) intentional infliction of harm on the corporation or the shareholders; (iii) a violation of Section 551 of the MBCA, which imposes liability on directors in connection with certain dividends and distributions in violation of a corporation's articles of incorporation or the MBCA and certain loans to insiders of the corporation; or (iv) an intentional criminal act. If a

Michigan corporation adopts such a provision, then the Michigan corporation may indemnify its directors without a determination that they have met the applicable standards for indemnification set forth above, except, in the case of an action or suit by or in the right of the corporation, only against expenses reasonably incurred in the action. The foregoing does not apply if the director's actions fall into one of the exceptions to the limitation on personal liability discussed above, unless a court determines that the person is fairly and reasonably entitled to indemnification in view of all relevant circumstances.

        Our articles of incorporation provide that our directors will not be personally liable to us or our shareholders for money damages as a result of such director's acts or omissions while acting in a capacity as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the MBCA as in effect from time to time.

        Our bylaws generally provide that we will indemnify our directors and officers against all expenses and liabilities reasonably incurred in connection with their service for or on our behalf if such person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of us and our shareholders, and with respect to any criminal action or proceeding, if the person had no reasonable cause to believe his or her conduct was unlawful. Our bylaws further provide for the advancement of expenses under certain circumstances, provided that the person seeking indemnification undertakes to repay the amount of any such advance if it is ultimately determined that he or she did not meet the standard of conduct, if any, required by the MBCA for the indemnification of him or her under the circumstances.

        We have obtained a policy of directors' and officers' liability insurance, under which our directors and officers of the Company are insured within the limits and subject to the limitations of the policy, against certain expenses in connection with the defense of certain claims, actions, suits or proceedings, and certain liabilities which might be imposed as a result of such claims, action, suits or proceedings, which may be brought against them by reason of being or having been such directors and officers.

        We have entered into separate indemnification agreements with each of our directors. Each indemnification agreement provides, among other things, for indemnification to the fullest extent permitted by law against any and all expenses, judgments, penalties, fines and amounts paid in settlement, including attorneys' fees. The indemnification agreements provide for the advancement or payment of expenses to the indemnitee and for reimbursement to us if it is found that such indemnitee is not entitled to such indemnification under applicable law.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 15.    Recent Sales of Unregistered Securities

        Since April 30, 2010, we have issued the following securities:

        On April 30, 2010, we issued 33,333,334 shares of our Class A Common Stock to private investors and warrants to purchase 1,623,162 shares of Class A Common Stock to a private investor and investment vehicles associated with the same private investor for consideration of $185.9 million in cash, net of placement agent fees. The warrants have an exercise price of $6.00 per share and remain outstanding as of the date hereof. The net proceeds of this offering were used to fund our acquisitions to date and for general corporate purposes. We continue to hold the remaining proceeds (after deduction for our operating expenses) in cash and cash equivalents and securities available for sale.

        On April 30, 2010, we also issued warrants to purchase 390,000 shares of Class B Common Stock to the FDIC. These warrants have an exercise price of $6.00 per share and a term of ten years. These warrants have a feature that allows settlement in cash and were issued as consideration paid to the FDIC for the purchase of assets of CF Bancorp. These warrants meet the definition of a liability due to the cash settlement feature and are recorded as such in the consolidated balance sheets. These warrants remained outstanding as of the date hereof.

        On December 15, 2011, we closed a merger with Lake Shore Wisconsin Corporation. Prior to closing, Lake Shore spun off its wholly-owned subsidiary, Hiawatha National Bank, to its shareholders. Lake Shore's remaining assets consisted of cash and cash equivalents, of which we retained approximately $26 million following the merger. We issued approximately 4.2 million shares of Class A Common Stock and $6.5 million in cash to Lake Shore shareholders as consideration for the merger.

        On February 21, 2012, we closed on a private placement of up to 21,750,084 shares our Class A Common Stock to private investors at $8.00 per share consisting of an initial issuance of 2,618,936 shares of our Class A Common Stock and warrants to purchase 109,122 shares of our Class A Common Stock in an initial drawdown by us of approximately $21.0 million. On December 27, 2012, we closed on the issuance of the remaining 19,131,148 shares of our Class A Common Stock at $8.00 per share and warrants to purchase 797,132 shares of our Class A Common Stock, in a subsequent drawdown by us of approximately $153.0 million of event driven capital. The net proceeds of this offering were used to fund the acquisition of and to recapitalize First Place Bank.

        The issuances of securities described in the preceding paragraphs were made in reliance upon the exemption from registration under Section 4(a)(2) of the Securities Act, including the safe harbors established in Regulation D, for transactions by an issuer not involving a public offering. We did not offer or sell the securities by any form of general solicitation or general advertising, and we informed the purchasers that the securities had not been registered under the Securities Act and were subject to restrictions on transfer. We made offers only to purchasers, whom we believed had the knowledge and experience in financial and business matters to evaluate the merits and risks of an investment in our securities.

        As of September 30, 2013, we have granted certain of our employees and directors options to purchase an aggregate of 8,446,174 shares of our Class A Common Stock under our Equity Incentive Plan. These grants were exempt from the registration requirements of the Securities Act pursuant to Rule 701 promulgated thereunder inasmuch as they were offered and sold under written compensatory benefit plans and otherwise in compliance with the provisions of Rule 701. The weighted average exercise price of the employee and director options as of September 30, 2013 was $6.88 per share. The options fully vest after a period of three years from the date of grant and expire after ten years with expiration dates ranging from November 2019 to June 2023.

Item 16.    Exhibits and Financial Statement Schedules

        (a)   Exhibits: The list of exhibits is set forth under "Exhibit Index" at the end of this registration statement and is incorporated herein by reference.

        (b)   Financial Statement Schedules: None.

Item 17.    Undertakings

        (a)   The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

        (b)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

        (c)   The undersigned registrant hereby undertakes that:

          (1)   For purposes of determining any liability under the Securities Act of 1933, as amended, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2)   For the purpose of determining any liability under the Securities Act of 1933, as amended, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Troy, State of Michigan, on the 31st day of January, 2014.

TALMER BANCORP, INC.
By:	/s/ DAVID PROVOST David Provost Chief Executive Officer and President

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Name	Title	Date

/s/ DAVID PROVOST David Provost	Chief Executive Officer, President and Director (Principal Executive Officer)	January 31, 2014
/s/ DENNIS KLAESER Dennis Klaeser	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	January 31, 2014
* Max Berlin	Director	January 31, 2014
* Donald Coleman	Director	January 31, 2014
* Gary Collins	Vice Chairman, Director	January 31, 2014
* Jennifer Granholm	Director	January 31, 2014
* Paul Hodges, III	Director	January 31, 2014

Name		Title	Date

* Ronald Klein		Director	January 31, 2014
* David Leitch		Director	January 31, 2014
* Barbara Mahone		Director	January 31, 2014
* Robert Naftaly		Director	January 31, 2014
* Albert Papa		Director	January 31, 2014
* Wilbur Ross, Jr.		Director	January 31, 2014
* Thomas Schellenberg		Director	January 31, 2014
* Gary Torgow		Chairman of the Board	January 31, 2014
* Arthur Weiss		Director	January 31, 2014
*By:	/s/ DAVID PROVOST David Provost	Attorney-in-Fact	January 31, 2014

EXHIBIT INDEX

Exhibit Number	Description
1.1	Form of Underwriting Agreement
2.1
Purchase and Assumption Agreement, dated as of April 30, 2010, among the Federal Deposit Insurance Corporation, Receiver of CF Bancorp, Michigan, the Federal Deposit Insurance Corporation and First Michigan Bank (now known as Talmer Bank and Trust) (Single Family Shared-Loss Agreement and Commercial Shared-Loss Agreement included as Exhibits 4.15A and 4.15B thereto, respectively)†**
2.2
Purchase and Assumption Agreement, dated as of November 19, 2010, among the Federal Deposit Insurance Corporation, Receiver of First Banking Center, Burlington, Wisconsin, the Federal Deposit Insurance Corporation and First Michigan Bank (now known as Talmer Bank and Trust) (Single Family Shared-Loss Agreement and Commercial Shared-Loss Agreement included as Exhibits 4.15A and 4.15B thereto, respectively)†**
2.3
Purchase and Assumption Agreement, dated as of February 11, 2011, among the Federal Deposit Insurance Corporation, Receiver of Peoples State Bank, Hamtramck, Michigan, the Federal Deposit Insurance Corporation and First Michigan Bank (now known as Talmer Bank and Trust) (Single Family Shared-Loss Agreement and Commercial Shared-Loss Agreement included as Exhibits 4.15A and 4.15B thereto, respectively)†**
2.4
Purchase and Assumption Agreement, dated as of April 29, 2011, among the Federal Deposit Insurance Corporation, Receiver of Community Central Bank, Mount Clemens, Michigan, the Federal Deposit Insurance Corporation and Talmer Bank and Trust (Single Family Shared-Loss Agreement and Commercial Shared-Loss Agreement included as Exhibits 4.15A and 4.15B thereto, respectively)†**
2.5	Amended and Restated Asset Purchase Agreement by and between First Place Financial Corp. and Talmer Bancorp, Inc. dated December 14, 2012†**
2.6	Stock Purchase Agreement by and among Talmer Bancorp, Inc., Capitol Bancorp Ltd. and Financial Commerce Corporation dated as of October 11, 2013†**
3.1	Articles of Incorporation of Talmer Bancorp, Inc., as amended**
3.2	Third Amended and Restated Bylaws of Talmer Bancorp, Inc.**
4.1	Specimen Class A Common Stock certificate
4.2	Registration Rights Agreement entered into by Talmer Bancorp, Inc. for the benefit of WLR Recovery Fund IV, L.P. and WLR IV Parallel ESC, L.P. dated March 29, 2010**
4.3	Amendment No. 1 to Registration Rights Agreement by and between Talmer Bancorp, Inc. and WLR Recovery Fund IV, L.P. and WLR IV Parallel ESC, L.P. dated February 21, 2012**
4.4	Form of Registration Rights Agreement by and between Talmer Bancorp, Inc. and the other signatories thereto dated February 21, 2012**
5.1	Opinion of Jaffe, Raitt, Heuer & Weiss, Professional Corporation
10.1	Employment Agreement between David T. Provost, First Michigan Bancorp, Inc. (now known as Talmer Bancorp, Inc.) and First Michigan Bank (now known as Talmer Bank and Trust) dated April 30, 2010**
10.2	Employment Agreement between Gary Torgow and First Michigan Bancorp, Inc. (now known as Talmer Bancorp, Inc.) dated April 30, 2010**

Exhibit Number	Description
10.3	Employment Agreement between Dennis Klaeser and First Michigan Bancorp, Inc. (now known as Talmer Bancorp, Inc.) dated May 4, 2010**
10.4	First Michigan Bancorp, Inc. (now known as Talmer Bancorp, Inc.) Equity Incentive Plan**
10.5	First Amendment to Equity Incentive Plan dated April 30, 2010**
10.6	Second Amendment to Equity Incentive Plan dated March 15, 2011**
10.7	Form of Stock Option Grant Agreement**
10.8	Form of Director Indemnification Agreement**
10.9	Order to Cease and Desist effective July 13, 2011, between the Office of Thrift Supervision and First Place Bank**
10.10	Form of Stock Subscription Agreement by and between First Michigan Bancorp, Inc. (now known as Talmer Bancorp, Inc.) and WLR IV Parallel ESC, L.P. and WLR Recovery Fund IV, L.P. dated March 29, 2010**
10.11
Form of Agreement and Amendment to Stock Subscription Agreement by and between First Michigan Bancorp, Inc. (now known as Talmer Bancorp, Inc.) and WLR IV Parallel ESC, L.P. and WLR Recovery Fund IV, L.P. dated April 14, 2010**
10.12	Form of Warrant to Purchase Class A Common Stock issued to WLR IV Parallel ESC, L.P. and WLR Recovery Fund IV, L.P. dated April 30, 2010**
10.13	Form of Warrant to Purchase Class A Common Stock issued to WLR IV Parallel ESC, L.P. and WLR Recovery Fund IV, L.P.**
10.14	Warrant to Purchase Class B Common Stock issued to the FDIC dated April 30, 2010**
10.15	Loan Agreement between U.S. Bank National Association and Talmer Bancorp, Inc. dated December 20, 2013**
10.16
Consent Order effective April 5, 2010, between the FDIC, Michigan Office of Financial and Insurance Regulation (now known as the Michigan Department of Insurance and Financial Services) and Michigan Commerce Bank (now known as Talmer West Bank)**
21.1	Subsidiaries of Talmer Bancorp, Inc.
23.1	Consent of Crowe Horwath LLP
23.2	Consent of Baker Tilly Virchow Krause, LLP
23.3	Consent of Jaffe, Raitt, Heuer & Weiss, Professional Corporation (included in Exhibit 5.1)
24.1	Power of Attorney (included on signature page)**

**
Previously filed.

†
Schedules and similar attachments have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The registrant will furnish supplementally a copy of any omitted schedules or similar attachment to the SEC upon request.